Exhibit 4.2

EXECUTION VERSION

ZIGGO BOND FINANCE B.V.

$625,000,000 6.000% Senior Notes due 2027

INDENTURE

Dated as of September 23, 2016

DEUTSCHE TRUSTEE COMPANY LIMITED

Trustee and Security Trustee

DEUTSCHE BANK TRUST COMPANY AMERICAS

Paying Agent, Registrar and Transfer Agent

i

EXHIBITS

(ATTACHED SEPARATELY HERETO)

Exhibit A	FORM OF GLOBAL NOTE
Exhibit B	FORM OF DEFINITIVE REGISTERED NOTE
Exhibit C	FORM OF CERTIFICATE OF TRANSFER
Exhibit D	FORM OF CERTIFICATE OF EXCHANGE
Exhibit E	FORM OF SUPPLEMENTAL INDENTURE
Exhibit F	ACCESSION AGREEMENT
Exhibit G	FORM OF SOLVENCY CERTIFICATE
Exhibit H	FOLD-IN COVENANT SCHEDULE

v

INDENTURE dated as of September 23, 2016 among Ziggo Bond Finance B.V., a private limited company incorporated under the laws of the Netherlands, having its registered office at Naritaweg 165, Telestone 8, 1043 BW, Amsterdam, the Netherlands, registered with the Dutch Commercial Register under number 61995460, and any successors thereto (the “Issuer”), Deutsche Trustee Company Limited, not in its individual capacity but solely as trustee (the “Trustee”), Deutsche Bank Trust Company Americas, as paying agent, registrar and transfer agent, and Deutsche Trustee Company Limited as security trustee (the “Security Trustee”).

The Issuer and the Trustee agree as follows for the benefit of each other and for the equal and ratable benefit of the Holders (as defined herein) of the $625,000,000 6.000% Senior Notes due 2027 (the “Notes”):

ARTICLE 1.

DEFINITIONS AND INCORPORATION

BY REFERENCE

Section 1.01 Definitions

“144A Global Note” means a Global Note substantially in the form of Exhibit A bearing the Global Note Legend and the Private Placement Legend and deposited with the Custodian and registered in the name of the Depositary or its nominee issued in a denomination equal to the outstanding principal amount of the Notes initially sold in reliance on Rule 144A.

“2014 Senior Secured Credit Facility” means the senior facility agreement dated January 27, 2014 between, among others, Amsterdamse Beheer- en Consultingmaatschappij B.V., certain subsidiaries of Amsterdamse Beheer- en Consultingmaatschappij B.V. and certain financial institutions as lenders thereunder, as amended or supplemented from time to time.

“2015 SPV Senior Facility Agreement” means the senior secured credit facility dated as of March 5, 2015 (as amended, restated or supplemented from time to time), between, among others, the Issuer and US SPV Partnership, as borrowers, The Bank of Nova Scotia, as the facility agent, and the Trustee, as the security trustee.

“Acquisition” means the acquisition by LGE Holdco VII B.V. of shares in Ziggo N.V. following a recommended public offer pursuant to a merger protocol agreement dated January 27, 2014.

“Acquired Indebtedness” means Indebtedness (i) of a Person or any of its Subsidiaries existing at the time such Person becomes a Restricted Subsidiary or (ii) assumed in connection with the acquisition of assets from such Person, in each case whether or not Incurred by such Person in connection with, or in anticipation or contemplation of, such Person becoming a Restricted Subsidiary or such acquisition. Acquired Indebtedness shall be deemed to have been Incurred, with respect to clause (i) of the preceding sentence, on the date such Person becomes a Restricted Subsidiary and, with respect to clause (ii) of the preceding sentence, on the date of consummation of such acquisition of assets.

“Additional Assets” means:

(1)	any property or assets (other than Indebtedness and Capital Stock) to be used by the Company, UPC NL Holdco, any Affiliate Proceeds Loan Obligor or a Restricted Subsidiary in a Related Business or are otherwise useful in a Related Business (it being understood that capital expenditure on property or assets already used in a Related Business or to replace any property or assets that are the subject of such Asset Disposition or any operating expenses Incurred in the day-to-day operations of a Related Business shall be deemed an Investment in Additional Assets);

(2)	the Capital Stock of a Person that is engaged in a Related Business and becomes a Restricted Subsidiary as a result of the acquisition of such Capital Stock by the Company, UPC NL Holdco, any Affiliate Proceeds Loan Obligor or a Restricted Subsidiary; or

(3)	Capital Stock constituting a minority interest in any Person that at such time is a Restricted Subsidiary.

“Additional Issuer Debt” means (i) Public Debt and (ii) other Indebtedness Incurred under Credit Facilities, in each case Incurred by the Issuer.

“Additional Notes” means additional Notes (other than the Initial Notes) issued under this Indenture in accordance with Sections 2.01(e), 2.02 and 4.09, as part of the same series as the Initial Notes.

“Additional Proceeds Loans” means any future proceeds loans made pursuant to the Proceeds Loan Agreement.

“Affiliate” of any specified Person means any other Person, directly or indirectly, controlling or controlled by or under direct or indirect common control with such specified Person. For the purposes of this definition, “control” when used with respect to any Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative to the foregoing.

“Affiliate Subsidiary” refers to any Subsidiary of an Ultimate Parent (other than a Subsidiary of the Company, UPC Holdco NL or any Affiliate Proceeds Loan Obligor) that provides a Proceeds Loan Guarantee following the Issue Date.

“Agent” means any Registrar, co-registrar, Paying Agent or additional paying agent.

“Applicable Premium” means with respect to a Note at any Redemption Date prior to January 15, 2022, the excess of (1) the present value at such Redemption Date of (a) the redemption price of such Note on January 15, 2022 (such redemption price being described under Section 3.07(c) exclusive of any accrued and unpaid interest) plus (b) all required remaining scheduled interest payments due on such Note through January 15, 2022 (but excluding accrued and unpaid interest to the Redemption Date), computed using a discount rate equal to the Treasury Rate plus 50 basis points over (2) the principal amount of such Note on such Redemption Date. For the avoidance of doubt, calculation of the Applicable Premium shall not be a duty or obligation of the Trustee, Security Trustee or any Registrar, Paying Agent or Transfer Agent.

“Applicable Procedures” means, with respect to any transfer or exchange of or for beneficial interests in any Global Note, the rules and procedures of the Depositary that apply to such transfer or exchange.

“Asset Disposition” means any direct or indirect sale, lease (other than an operating lease entered into in the ordinary course of business), transfer, issuance or other disposition, or a series of related sales, leases, (other than an operating lease entered into in the ordinary course of business), transfers, issuances or dispositions that are part of a common plan, of shares of Capital Stock of a Subsidiary (other than directors’ qualifying shares), property or other assets (each referred to for the purposes of this definition as a “disposition”) by the Company, UPC NL Holdco, any Affiliate Proceeds Loan Obligor or any of the Restricted Subsidiaries, including any disposition by means of a merger, consolidation or similar transaction.

Notwithstanding the preceding, the following items shall not be deemed to be Asset Dispositions:

(1)	a disposition by a Restricted Subsidiary to the Company, UPC NL Holdco or any Affiliate Proceeds Loan Obligor or by the Company, UPC NL Holdco, any Affiliate Proceeds Loan Obligor or a Restricted Subsidiary (other than a Receivables Entity) to a Restricted Subsidiary;

(2)	the sale or disposition of cash, Cash Equivalents or Investment Grade Securities in the ordinary course of business;

(3)	a disposition of inventory, consumer equipment, trading stock, communications capacity or other assets in the ordinary course of business;

(4)	a sale, lease, transfer or other disposition, or a series of related sales, leases, transfers, issuances or dispositions that are part of a common plan, of obsolete, surplus, or worn out equipment or other equipment and assets that are no longer useful in the conduct of the business of the Company, UPC NL Holdco, any Affiliate Proceeds Loan Obligor and the Restricted Subsidiaries;

(5)	transactions permitted under Section 5.01 or a transaction that constitutes a Change of Control;

(6)	an issuance of Capital Stock by a Restricted Subsidiary to the Company, UPC NL Holdco or any Affiliate Proceeds Loan Obligor or to another Restricted Subsidiary;

(7)	(a) for purposes of Section 4.10 only, the making of a Permitted Investment or a disposition subject to Section 4.07 and (b) solely for the purpose of Section 4.10(b)(3), a disposition, the proceeds of which are used to make Restricted Payments permitted to be made under Section 4.07 or Permitted Investments;

(8)	dispositions of assets in a single transaction or series of related transactions with an aggregate fair market value in any calendar year of less than the greater of €10.0 million and 1.0% of Total Assets (with unused amounts in any calendar year being carried over to the next succeeding year subject to a maximum of the greater of €10.0 million and 1.0% of Total Assets of carried over amounts for any calendar year);

(9)	dispositions in connection with Permitted Liens;

(10)	dispositions of receivables or related assets in connection with the compromise, settlement or collection thereof in the ordinary course of business or in bankruptcy or similar proceedings and exclusive of factoring or similar arrangements;

(11)	the assignment, licensing or sublicensing of intellectual property or other general intangibles and assignments, licenses, sublicenses, leases or subleases of spectrum or other property;

(12)	foreclosure, condemnation or similar action with respect to any property or other assets;

(13)	the sale or discount (with or without recourse, and on customary or commercially reasonable terms) of receivables arising in the ordinary course of business, or the conversion or exchange of accounts receivable for notes receivable;

(14)	sales of accounts receivable and related assets or an interest therein of the type specified in the definition of “Qualified Receivables Transaction” to a Receivables Entity, and Investments in a Receivables Entity consisting of cash or Securitization Obligations;

(15)	any disposition of Capital Stock, Indebtedness or other securities of an Unrestricted Subsidiary;

(16)	any disposition of Capital Stock of a Restricted Subsidiary pursuant to an agreement or other obligation with or to a Person (other than the Company, UPC NL Holdco, any Affiliate Proceeds Loan Obligor or a Restricted Subsidiary) from whom such Restricted Subsidiary was acquired or from whom such Restricted Subsidiary acquired its business and assets (having been newly formed in connection with such acquisition), made as part of such acquisition and in each case comprising all or a portion of the consideration in respect of such sale or acquisition;

(17)	any surrender or waiver of contract rights or the settlement, release or surrender of contract, tort or other claims of any kind;

(18)	(a) disposals of assets, rights or revenue not constituting part of the Distribution Business of the Company, UPC NL Holdco, any Affiliate Proceeds Loan Obligor and the Restricted Subsidiaries, and (b) other disposals of non-core assets acquired in connection with any acquisition permitted under this Indenture;

(19)	any disposition or expropriation of assets or Capital Stock which the Company, UPC NL Holdco, any Affiliate Proceeds Loan Obligor or any Restricted Subsidiary is required by, or made in response to concerns raised by, a regulatory authority or court of competent jurisdiction;

(20)	any disposition of other interests in other entities in an amount not to exceed €10.0 million;

(21)	any disposition of real property; provided that the fair market value of the real property disposed of in any calendar year does not exceed the greater of €50.0 million and 3.0% of Total Assets (with unused amounts in any calendar year being carried over to the next succeeding year subject to a maximum of the greater of €50.0 million and 3.0% of Total Assets of carried over amounts for any calendar year);

(22)	any disposition of assets to a Person who is providing services related to such assets, the provision of which have been or are to be outsourced by the Company, UPC NL Holdco, any Affiliate Proceeds Loan Obligor or any Restricted Subsidiary to such Person;

(23)	any disposition of Investments in joint ventures to the extent required by, or made pursuant to, customary buy/sell arrangements between the joint venture parties set forth in joint venture arrangements and similar binding agreements; provided that any cash or Cash Equivalents received in such disposition is applied in accordance with Section 4.10;

(24)	any sale or disposition with respect to property built, repaired, improved, owned or otherwise acquired by the Company, UPC NL Holdco, any Affiliate Proceeds Loan Obligor or any Restricted Subsidiary pursuant to customary sale and lease-back transactions, asset securitizations and other similar financings permitted by this Indenture;

(25)	the sale or disposition of the Towers Assets; and

(26)	any other disposition of assets comprising in aggregate percentage value of 10% or less of Total Assets.

In the event that a transaction (or any portion thereof) meets the criteria of a disposition permitted under clauses (1) through (26) above and would also be a Restricted Payment permitted to be made under Section 4.07 or a Permitted Investment, the Company, in its sole discretion, will be entitled to divide and classify such transaction (or a portion thereof) as a disposition permitted under clauses (1) through (26) above and/or one or more of the types of Restricted Payments permitted to be made under Section 4.07 or Permitted Investments.

“Authenticating Agent” means each Person authorized pursuant to Section 2.02 to authenticate Notes and any Person authorized pursuant to Section 2.02 to act on behalf of the Trustee to authenticate Notes.

“Authorized Person” means any person who is designated by the Issuer to give Instructions to the Trustee or the Agents under the terms of this Indenture pursuant to one or more incumbency certificates (which may be amended or updated from time to time) delivered to the Trustee containing the specimen signature of such person provided that no Authorized Person shall be entitled to give instructions directly to Deutsche Bank Trust Company Americas, which shall only receive instructions via the Trustee.

“Bankruptcy Law” means Title 11, United States Bankruptcy Code of 1978, or any similar United States federal or state law or relevant law in any jurisdiction or organization or similar foreign law (including, without limitation, laws of the Netherlands relating to moratorium, bankruptcy, insolvency, receivership, winding up, liquidation, reorganization or relief of debtors) or any amendment to, succession to or change in any such law.

“Bank Products” means (i) any facilities or services related to cash management, cash pooling, treasury depository, overdraft, commodity trading or brokerage accounts, credit or debit card, p-cards (including purchasing cards or commercial cards), electronic funds transfer, automated clearinghouse, zero balance accounts, returned check concentration, controlled disbursement, lockbox, account reconciliation and reporting and trade financial services or other cash management and cash pooling arrangements and (ii) daylight exposures of the Company, UPC NL Holdco, any Affiliate Proceeds Loan Obligor or any Restricted Subsidiary in respect of banking and treasury arrangements entered into in the ordinary course of business.

“beneficial owner” has the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the Exchange Act, except that in calculating the beneficial ownership of any particular “person” (as that term is used in Section 13(d)(3) of the Exchange Act), such “person” will be deemed to have beneficial ownership of all securities that such “person” has the right to acquire by conversion or exercise of other securities, whether such right is currently exercisable or is exercisable only after the passage of time. The terms “beneficially owns” and “beneficially owned” have a corresponding meaning.

“Board of Directors” means, as to any Person, the board of directors of such Person or any duly authorized committee thereof, or, in the case of the Company, its managing director; provided that (i) if and for so long as the Company, UPC NL Holdco or any Affiliate Proceeds Loan Obligor is a Subsidiary of the Ultimate Parent, any action required to be taken under this Indenture by the Board of Directors of the Company, UPC NL Holdco or any Affiliate Proceeds Loan Obligor can, in the alternative, at the option of the Company, UPC NL Holdco or any Affiliate Proceeds Loan Obligor, be taken by the Board of Directors of the Ultimate Parent and (ii) following consummation of a Spin-Off, any action required to be taken under this Indenture by the Board of Directors of the Company, UPC NL Holdco or any Affiliate Proceeds Loan Obligor can, in the alternative, at the option of the Company, UPC NL Holdco or any Affiliate Proceeds Loan Obligor, be taken by the Board of Directors of the Spin Parent.

“Book-Entry Interest” means a beneficial interest in a Global Note held by or through a Participant.

“Business Day” means each day that is not a Saturday, Sunday or other day on which banking institutions in the Netherlands, New York, New York, or London, England are authorized or required by law to close.

“Capital Stock” of any Person means any and all shares, interests, rights to purchase, warrants, options, participation or other equivalents of or interests in (however designated) equity of such Person, including any Preferred Stock, but excluding any debt securities convertible into such equity.

“Capitalized Lease Obligation” means an obligation that is required to be classified and accounted for as a capitalized lease for financial reporting purposes in accordance with GAAP. The amount of Indebtedness represented by such obligation will be the capitalized amount of such obligation at the time any determination thereof is to be made as determined in accordance with GAAP, and the Stated Maturity thereof will be the date of the last payment of rent or any other amount due under such lease prior to the first date such lease may be terminated without penalty.

“Cash Equivalents” means:

(1)	securities or obligations, insured or unconditionally guaranteed by the United States government, the government of the United Kingdom, the relevant member state of the European Union as of January 1, 2004 (each, a “Qualified Country”) or any agency or instrumentality thereof, in each case having maturities of not more than 24 months from the date of acquisition thereof;

(2)	securities or obligations issued by any Qualified Country or any political subdivision of any such Qualified Country, or any public instrumentality thereof, having maturities of not more than 24 months from the date of acquisition thereof and, at the time of acquisition, having a an investment grade rating generally obtainable from either S&P or Moody’s (or, if at any time neither S&P nor Moody’s shall be rating such obligations, then from another nationally recognized rating service in any Qualified Country);

(3)	commercial paper issued by any lender party to a Credit Facility or any bank holding company owning any lender party to a Credit Facility;

(4)	commercial paper maturing no more than 12 months after the date of acquisition thereof and, at the time of acquisition, having a rating of at least A-2 or P-2 from either S&P or Moody’s (or, if at any time neither S&P nor Moody’s shall be rating such obligations, an equivalent rating from another nationally recognized rating service in any Qualified Country);

(5)	time deposits, eurodollar time deposits, bank deposits, certificates of deposit or bankers’ acceptances maturing no more than two years after the date of acquisition thereof issued by any lender party to a Credit Facility or any other bank or trust company (x) having combined capital and surplus of not less than $250.0 million in the case of U.S. banks and $100.0 million (or the U.S. dollar equivalent thereof) in the case of non-U.S. banks or (y) the long-term debt of which is rated at the time of acquisition thereof at least “A-” or the equivalent thereof by Standard & Poor’s Ratings Services, or “A-” or the equivalent thereof by Moody’s Investors Service, Inc. (or if at the time neither is issuing comparable ratings, then a comparable rating of another nationally recognized rating agency in any Qualified Country);

(6)	auction rate securities rated at least Aa3 by Moody’s and AA- by S&P (or, if at any time either S&P or Moody’s shall not be rating such obligations, an equivalent rating from another nationally recognized rating service in any Qualified Country);

(7)	repurchase agreements or obligations with a term of not more than 30 days for underlying securities of the types described in clauses (1), (2) and (5) above entered into with any bank meeting the qualifications specified in clause (5) above or securities dealers or recognized national standing;

(8)	marketable short-term money market and similar funds (x) either having assets in excess of $250.0 million (or U.S. dollar equivalent thereof) or (y) having a rating of at least A-2 or P-2 from either S&P or Moody’s (or, if at any time neither S&P nor Moody’s shall be rating such obligations, an equivalent rating from another nationally recognized rating service in any Qualified Country);

(9)	interests in investment companies or money market funds, 95% the investments of which are one or more of the types of assets or instruments described in clauses (1) through (8) above; and

(10)	in the case of investments by the Company, UPC NL Holdco, any Affiliate Proceeds Loan Obligor or any Subsidiary organized or located in a jurisdiction other than the United States or a member state of the European Union (or any political subdivision or territory thereof), or in the case of investments made in a country outside the United States, other customarily utilized high-quality investments in the country where such Subsidiary is organized or located or in which such Investment is made, all as conclusively determined in good faith by the Company, UPC NL Holdco or any Affiliate Proceeds Loan Obligor; provided that bank deposits and short term investments in local currency of any Restricted Subsidiary shall qualify as Cash Equivalents as long as the aggregate amount thereof does not exceed the amount reasonably estimated by such Restricted Subsidiary as being necessary to finance the operations, including capital expenditures, of such Restricted Subsidiary for the succeeding 90 days.

“Change of Control” means:

(1)	Parent Company (a) ceases to be the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of more than 50% of the total voting power of the Voting Stock of each of the Company, UPC NL Holdco and any Affiliate Proceeds Loan Obligor and (b) ceases, by virtue of any powers conferred by the articles of association or other documents regulating the Company, UPC NL Holdco and any Affiliate Proceeds Loan Obligor to, directly or indirectly, direct or cause the direction of management and policies of the Company, UPC NL Holdco and any Affiliate Proceeds Loan Obligor;

(2)	the sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the assets of the Company, UPC NL Holdco, any Affiliate Proceeds Loan Obligor and the Restricted Subsidiaries taken as a whole to any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) other than a Permitted Holder;

(3)	the adoption by the stockholders of the Company, UPC NL Holdco or any Affiliate Proceeds Loan Obligor of a plan or proposal for the liquidation or dissolution of the Company, UPC NL Holdco or any Affiliate Proceeds Loan Obligor, other than a transaction complying with Section 5.01;

(4)	the Issuer ceases to directly or indirectly hold 100% of the Capital Stock of the Senior Secured Notes Issuer; or

(5)	the SPV Parent ceases to directly or indirectly hold 100% of the Capital Stock of the Issuer;

provided, however, that a Change of Control shall not be deemed to have occurred pursuant to clause (1) of this definition upon the consummation of the Post-Closing Reorganization or a Spin-Off.

“Clearing System Business Day” means a day on which DTC is open for business.

“Clearstream” means Clearstream Banking, S.A., or any successor thereto.

“Code” means the United States Internal Revenue Code of 1986, as amended.

“Collateral Sharing Agreement” means the collateral sharing agreement dated as of March 5, 2015 between, among others, the Issuer, the SPV Parent, the Security Trustee and the Trustee, as amended, restated or otherwise modified or varied from time to time.

“Commodity Agreements” means, in respect of a Person, any commodity purchase contract, commodity futures or forward contract, commodities option contract or other similar contract (including commodities derivative agreements or arrangements), to which such Person is a party or a beneficiary.

“Common Stock” means, with respect to any Person, any and all shares, interests or other participations in, and other equivalents (however designated and whether voting or nonvoting) of such Person’s common stock whether or not outstanding on the Issue Date, and includes, without limitation, all series and classes of such common stock.

“Company” means Ziggo Bond Company B.V., and any successors thereto.

“Consolidated EBITDA” means, for any period, operating income (loss) determined on the basis of GAAP of the Company, UPC NL Holdco, any Affiliate Proceeds Loan Obligor and the Restricted Subsidiaries on Consolidated basis, plus, at the option of the Company, UPC NL Holdco or any Affiliate Proceeds Loan Obligor (except with respect to clauses (1) to (2) below) the following (to the extent deducted from operating income (loss)):

(1)	Consolidated depreciation expense;

(2)	Consolidated amortization expense;

(3)	stock based compensation expense;

(4)	other non-cash charges reducing operating income (provided that if any such non-cash charge represents an accrual of or reserve for potential cash charges in any future period, the cash payment in respect thereof in such future period shall reduce operating income to such extent, and excluding amortization of a prepaid cash item that was paid in a prior period) less other non-cash items of income increasing operating income (excluding any such non-cash item of income to the extent it represents (i) a receipt of cash payments in any future period, (ii) the reversal of an accrual or reserve for a potential cash item that reduced operating income in any prior period and (iii) any non-cash gains with respect to cash actually received in a prior period so long as such cash did not increase operating income in such prior period);

(5)	any extraordinary, one-off, non-recurring, exceptional or unusual gain, loss, expense or charge, including any charges or reserves in respect of any restructuring, redundancy, relocation, refinancing, integration or severance or other post-employment arrangements, signing, retention or completion bonuses, transaction costs, acquisition costs, disposition costs, business optimization, information technology implementation or development costs, costs related to governmental investigations and curtailments or modifications to pension or postretirement benefits schemes, litigation or any asset impairment charges or the financial impacts of natural disasters (including fire, flood and storm and related events);

(6)	effects of adjustments (including the effects of such adjustments pushed down to such Person and its Restricted Subsidiaries) in such Person’s Consolidated financial statements pursuant to GAAP (including inventory, property, equipment, software, goodwill, intangible assets, in process research and development, deferred revenue and debt line items) attributable to the application of recapitalization accounting or acquisition accounting, as the case may be, in relation to any consummated acquisition or joint venture investment or the amortization or write-off or write-down of amounts thereof, net of taxes;

(7)	any net gain (or loss) realized upon the sale, held for sale or other disposition of any asset or disposed operations of the Company, UPC NL Holdco, any Affiliate Proceeds Loan Obligor or any Restricted Subsidiary which is not sold or otherwise disposed of in the ordinary course of business (as determined in good faith by the Board of Directors or senior management of the Company);

(8)	the amount of Management Fees and other fees and related expenses (including Intra-Group Services) paid in such period to the Permitted Holders to the extent permitted by Section 4.11;

(9)	any reasonable expenses, charges or other costs related to any Equity Offering, Permitted Investment, acquisition, disposition, recapitalization or the Incurrence of any Indebtedness permitted by this Indenture, in each case, as determined in good faith by an Officer of the Company, UPC NL Holdco or any Affiliate Proceeds Loan Obligor;

(10)	any adjustments to reduce the impact of the cumulative effect of a change in accounting principles and changes as a result of the adoption or modification of accounting policies;

(11)	the amount of loss on the sale or transfer of any assets in connection with an asset securitization program, receivables factoring transaction or other receivables transaction (including without limitation a Qualified Receivables Transaction);

(12)	Specified Legal Expenses;

(13)	any net earnings or losses attributable to non-controlling interests;

(14)	share of income or loss on equity Investments;

(15)	any realized and unrealized gains or losses due to changes in fair value of equity Investments;

(16)	an amount equal to 100% of the up-front installation fees associated with commercial contract installations completed during the applicable reporting period, less any portion of such fees included in Consolidated Net Income for such period, provided that the amount of such fees, to the extent amortized over the life of the underlying service contract, shall not be included in Consolidated Net Income in any future period;

(17)	any fees or other amounts charged or credited to the Company, UPC NL Holdco, any Affiliate Proceeds Loan Obligor or any Restricted Subsidiary related to Intra-Group Services may be excluded from the calculation of Consolidated EBITDA to the extent such fees or other amounts (a) are not included in the externally reported operating cash flow or equivalent measure of the Reporting Entity (as defined in any earnings releases and other publicly disseminated information relating to the Reporting Entity) or (b) are deemed to be exceptional or unusual items.

(18)	any charges or costs in relation to any long-term incentive plan and any interest component of pension or post-retirement benefits schemes; and

(19)	Receivables Fees.

“Consolidated Net Income” means, for any period, the net income (loss) determined on the basis of GAAP of the Company, UPC NL Holdco, any Affiliate Proceeds Loan Obligor and the Restricted Subsidiaries on a Consolidated basis; provided, however, that there will not be included in such Consolidated Net Income:

(1)	subject to the limitations contained in clause (2) below, any net income (loss) of any Person (other than the Company, UPC NL Holdco or any Affiliate Proceeds Loan Obligor) if such Person is not a Restricted Subsidiary, except that (a) the Company’s, UPC NL Holdco’s or any Affiliate Proceeds Loan Obligor’s equity in the net income (loss) of any such Person for such period will be included in such Consolidated Net Income up to the aggregate amount of cash or Cash Equivalents actually distributed by such Person during such period to the Company, UPC NL Holdco, any Affiliate Proceeds Loan Obligor or a Restricted Subsidiary as a dividend or other distribution or return on investment (subject, in the case of a dividend or other distribution or return on investment to a Restricted Subsidiary, to the limitations contained in clause (2) below) and (b) the Company’s, UPC NL Holdco’s or any Affiliate Proceeds Loan Obligor’s equity in a net loss of any such Person (other than an Unrestricted Subsidiary) for such period will be included in determining such Consolidated Net Income to the extent such loss has been funded with cash from the Company, UPC NL Holdco, any Affiliate Proceeds Loan Obligor or a Restricted Subsidiary;

(2)	any net income (loss) of any Restricted Subsidiary if such Subsidiary is subject to restrictions, directly or indirectly, on the payment of dividends or the making of distributions by such Restricted Subsidiary, directly or indirectly, to the Company, UPC NL Holdco or any Affiliate Proceeds Loan Obligor by operation of the terms of such Restricted Subsidiary’s charter or any agreement, instrument, judgment, decree, order, statute or governmental rule or regulation applicable to such Restricted Subsidiary or its shareholders (other than (a) restrictions that have been waived or otherwise released, (b) restrictions pursuant to the Notes or this Indenture, (c) restrictions in effect on the Issue Date with respect to a Restricted Subsidiary (including pursuant to this Indenture, the Covenant Agreement, the 2014 Senior Facility Agreement, the 2015 SPV Senior Facility Agreement, the Priority Agreement, the Senior Secured Priority Agreement, the Existing 2025 Senior Notes, the Existing Covenant Agreement, the Existing Senior Secured Covenant Agreements, the Existing Proceeds Loans, the Existing Senior Secured Proceeds Loans, the Existing 2024 Senior Notes, the Existing 2025 Senior Secured Notes, the Existing 2024 Senior Secured Notes or the Proceeds Loan Collateral Documents) and other restrictions with respect to any Restricted Subsidiary that, taken as a whole, are not materially less favorable to the Holders than restrictions in effect on the Issue Date and (d) restrictions as in effect on the Issue Date specified in Section 4.08(b)(8), or restrictions specified in Section 4.08(b)(10), except that the net income (loss) of any such Restricted Subsidiary for such period will be included in such Consolidated Net Income up to the aggregate amount of cash or Cash Equivalents actually distributed or that could have been distributed by such Restricted Subsidiary during such period to the Company, UPC NL Holdco, any Affiliate Proceeds Loan Obligor or another Restricted Subsidiary as a dividend or other distribution (subject, in the case of a dividend to another Restricted Subsidiary, to the limitation contained in this clause);

(3)	any net gain (or loss) realized upon the sale, held for sale or other disposition of any asset or disposed operations of the Company, UPC NL Holdco, any Affiliate Proceeds Loan Obligor or any Restricted Subsidiary which is not sold or otherwise disposed of in the ordinary course of business (as determined in good faith by the Board of Directors or senior management of the Company);

(4)	any extraordinary, one-off, non-recurring, exceptional or unusual gain, loss, expense or charge, including any charges or reserves in respect of any restructuring, redundancy, relocation, refinancing, integration or severance or other post-employment arrangements, signing, retention or completion bonuses, transaction costs, acquisition costs, disposition costs, business optimization, information technology implementation or development costs, costs related to governmental investigations and curtailments or modifications to pension or postretirement benefits schemes, litigation or any asset impairment charges or the financial impacts of natural disasters (including fire, flood and storm and related events);

(5)	at the option of the Company, UPC NL Holdco or any Affiliate Proceeds Loan Obligor, any adjustments to reduce or eliminate the impact of the cumulative effect of a change in accounting principles and changes as a result of the adoption or modification of accounting policies;

(6)	any stock-based compensation expense;

(7)	all deferred financing costs written off and premiums paid in connection with any early extinguishment of Indebtedness and any net gain (loss), including financing costs that are expensed as incurred, from any extinguishment, modification, exchange or forgiveness of Indebtedness;

(8)	any unrealized gains or losses in respect of Hedging Obligations;

(9)	any goodwill, other intangible or tangible asset impairment charge or write-off;

(10)	the impact of capitalized interest on Subordinated Shareholder Loans;

(11)	any derivative instruments gains or losses, foreign exchange gains or losses, and gains or losses associated with fair value adjustment on financial instruments;

(12)	at the option of the Company, UPC NL Holdco or any Affiliate Proceeds Loan Obligor, effects of adjustments (including the effects of such adjustments pushed down to such Person and its Restricted Subsidiaries) pursuant to GAAP (including inventory, property, equipment, software, goodwill, intangible assets, in process research and development, deferred revenue and debt line items) attributable to the application of recapitalization accounting or purchase accounting, as the case may be, in relation to any consummated acquisition or joint venture investment or the amortization or write-off or write-down of amounts thereof, net of taxes;

(13)	accruals and reserves that are established or adjusted within twelve months after the closing date of any acquisition that are so required to be established as a result of such acquisition in accordance with GAAP; and

(14)	any expenses, charges or losses to the extent covered by insurance or indemnity and actually reimbursed, or, so long as the Company, UPC NL Holdco, any Affiliate Proceeds Loan Obligor or a Restricted Subsidiary has made a determination that there exists reasonable evidence that such amount will in fact be reimbursed by the insurer or indemnifying party and only to the extent that such amount is in fact reimbursed within 365 days of the date of the insurable or indemnifiable event (net of any amount so added back in any prior period to the extent not so reimbursed within the applicable 365-day period).

In addition, to the extent not already included in the Consolidated Net Income, notwithstanding anything to the contrary in the foregoing, Consolidated Net Income shall include the amount of proceeds received from business interruption insurance and reimbursements of any expenses and charges that are covered by indemnification or other reimbursement provisions in connection with any acquisition, Investment or any sale, conveyance, transfer or other disposition of assets permitted under this Indenture.

“Consolidated Net Leverage Ratio”, as of any date of determination, means the ratio of:

(1)

(a) the outstanding Indebtedness (other than (i) Subordinated Shareholder Loans, (ii) Indebtedness up to a maximum amount equal to the Facility Excluded Amount (or its equivalent in other currencies) at the relevant time incurred under any Permitted Credit Facility, (iii) any Indebtedness which is a contingent obligation of the Company, UPC NL Holdco, any Affiliate Proceeds

Loan Obligor or a Restricted Subsidiary, provided that for purposes of calculating the Consolidated Net Leverage Ratio for purposes of Section 4.09(c)(13) and Section 4.07(c)(20), any guarantee by the Company, UPC NL Holdco, any Affiliate Proceeds Loan Obligor or a Restricted Subsidiary of Indebtedness of a Parent shall be included in determining any such outstanding Indebtedness of the Company, UPC NL Holdco, any Affiliate Proceeds Loan Obligor and the Restricted Subsidiaries and (iv) any Indebtedness incurred pursuant to Section 4.09(c)(18) of the Company, UPC NL Holdco, any Affiliate Proceeds Loan Obligor and the Restricted Subsidiaries on a Consolidated basis, less (b) the aggregate amount of cash and Cash Equivalents of the Company, UPC NL Holdco, any Affiliate Proceeds Loan Obligor and the Restricted Subsidiaries on a Consolidated basis, to

(2)	the Pro forma EBITDA for the period of the most recent two consecutive fiscal quarters for which financial statements of the Reporting Entity have previously been furnished to Holders pursuant to Section 4.03, multiplied by 2.0;

provided, however, that the pro forma calculation of the Consolidated Net Leverage Ratio shall not give effect to (a) any Indebtedness Incurred on the date of determination pursuant to Section 4.09(c) or (b) the discharge on the date of determination of any Indebtedness to the extent that such discharge results from the proceeds Incurred pursuant to Section 4.09(c).

For the avoidance of doubt, in determining Consolidated Net Leverage Ratio, no cash or Cash Equivalents shall be included that are the proceeds of Indebtedness in respect of which the calculation of the Consolidated Net Leverage Ratio is to be made.

“Consolidation” means the consolidation or combination of the accounts of each of the Restricted Subsidiaries with those of the Company, UPC NL Holdco and any Affiliate Proceeds Loan Obligor in accordance with GAAP consistently applied; provided, however, that “Consolidation” will not include (i) consolidation or combination of the accounts of any Unrestricted Subsidiary, but the interest of the Company, UPC NL Holdco, any Affiliate Proceeds Loan Obligor or any Restricted Subsidiary in an Unrestricted Subsidiary will be accounted for as an investment and (ii) at the Company’s, UPC NL Holdco’s or any Affiliate Proceeds Loan Obligor’s election, any Receivables Entity. The term “Consolidated” has a correlative meaning.

“Content” means any rights to broadcast, transmit, distribute or otherwise make available for viewing, exhibition or reception (whether in analogue or digital format and whether as a channel or an internet service, a teletext-type service, an interactive service, or an enhanced television service or any part of any of the foregoing, or on a pay-per-view basis, or near video-on-demand, or video-on-demand basis or otherwise) any one or more of audio and/or visual images, audio content, or interactive content (including hyperlinks, re-purposed web-site content, database content plus associated templates, formatting information and other data including any interactive applications or functionality), text, data, graphics, or other content, by means of any means of distribution, transmission or delivery system or technology (whether now known or hereinafter invented).

“Contribution Agreement” refers to the contribution agreement dated July 21, 2016 between, among others, Liberty Global Europe B.V., Liberty Global plc, Vodafone International and Vodafone Group Plc governing the Ziggo Group Contribution and the Vodafone NL Contribution, as may be amended or restated from time to time.

“Covenant Agreement” means the covenant agreement dated the Issue Date, between, among others, the Issuer, the Proceeds Loan Obligors and the Trustee pursuant to which the Proceeds Loan Obligors agree to be bound by the covenants in this Indenture applicable to them.

“Corporate Trust Office of the Trustee” will be at the address of the Trustee specified in Section 13.01 or such other address as to which the Trustee may give notice to the Issuer.

“Credit Facility” means, one or more debt facilities, arrangements, instruments, trust deeds, note purchase agreements, indentures or commercial paper facilities and overdraft facilities (including, without limitation, the facilities made available under the 2014 Senior Facility Agreement) with banks or other institutions or investors providing for revolving credit loans, term loans, receivables financing (including through the sale of receivables to such institutions or to special purpose entities formed to borrow from such institutions against such receivables), letters of credit, notes, bonds, debentures or other Indebtedness, in each case, as amended, restated, modified, renewed, refunded, replaced, restructured, refinanced, repaid, increased or extended in whole or in part from time to time (and whether in whole or in part and whether or not with the original administrative agent and lenders or another administrative agent or agents or other banks or institutions or investors and whether provided under the 2014 Senior Facility Agreement or one or more other credit or other agreements, indentures, financing agreements or otherwise) and in each case including all agreements, instruments and documents executed and delivered pursuant to or in connection with the foregoing (including but not limited to any notes and letters of credit issued pursuant thereto and any guarantee and collateral agreement, patent and trademark security agreement, mortgages or letter of credit applications and other guarantees, pledges, agreements, security agreements and collateral documents). Without limiting the generality of the foregoing, the term “Credit Facility” shall include any agreement or instrument (i) changing the maturity of any Indebtedness Incurred thereunder or contemplated thereby, (ii) adding additional borrowers or guarantors thereunder, (iii) increasing the amount of Indebtedness Incurred thereunder or available to be borrowed thereunder or (iv) otherwise altering the terms and conditions thereof.

“Credit Facility Assumption” means (i) the assumption by, or assignment or other transfer to, any Restricted Subsidiary of any obligations under Credit Facilities incurred by the Senior Secured Notes Issuer and its Subsidiaries (including, without limitation, the 2015 SPV Senior Facility Agreement) and/or (ii) the acquisition or other transfer of the Senior Secured Notes Issuer and its Subsidiaries, together with any outstanding obligations under Credit Facilities incurred by the Senior Secured Notes Issuer and its Subsidiaries, by any Restricted Subsidiary, in each case, pursuant to the Ziggo Group Combination.

“Credit Facility Excluded Amount” means the greater of (1) €400 million (or its equivalent in other currencies) and (2) 0.25 multiplied by the Pro Forma EBITDA of the Company, UPC NL Holdco, any Affiliate Proceeds Loan Obligor and the Restricted Subsidiaries on a Consolidated basis for the period of the most recent two consecutive fiscal quarters for which financial statements have previously been furnished to the holders of the Notes pursuant to Section 4.03, multiplied by 2.0.

“Currency Agreement” means, in respect of a Person, any foreign exchange contract, currency swap agreement, futures contract, option contract, derivative or other similar agreement as to which such Person is a party or a beneficiary.

“Custodian” means Deutsche Bank Trust Company Americas, as custodian with respect to the Notes in global form, or any successor thereto.

“Default” means any event which is, or after notice or passage of time or both would be, an Event of Default, provided that any Default that results solely from the taking of an action that would have been permitted but for the continuation of a previous Default will be deemed to be cured if such previous Default is cured prior to becoming an Event of Default.

“Definitive Registered Note” means a certificated Note registered in the name of the Holder thereof and issued in accordance with Section 2.07, substantially in the form of Exhibit A hereto except that such Note shall not bear the Global Note Legend and shall not have the “Schedule of Exchanges of Interests in the Global Note” attached thereto.

“Depositary” means, with respect to the Notes issuable or issued in whole or in part in global form, DTC, including any and all successors thereto appointed as Depositary hereunder and having become such pursuant to the applicable provision(s) of this Indenture.

“Designated Non-Cash Consideration” means the fair market value (as determined in good faith by the Board of Directors or senior management of the Company, UPC NL Holdco or any Affiliate Proceeds Loan Obligor) of non-cash consideration received by the Company, UPC NL Holdco, any Affiliate Proceeds Loan Obligor or a Restricted Subsidiary in connection with an Asset Disposition that is so designated as Designated Non-Cash Consideration pursuant to an Officer’s Certificate, setting forth the basis of such valuation, less the amount of cash or Cash Equivalents received in connection with a subsequent payment, redemption, retirement, sale or other disposition of such Designated Non-Cash Consideration. A particular item of Designated Non-Cash Consideration will no longer be considered to be outstanding when and to the extent it has been paid, redeemed or otherwise retired or sold or otherwise disposed of in compliance with Section 4.10.

“Disqualified Stock” means, with respect to any Person, any Capital Stock of such Person which by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable) or upon the happening of any event:

(1)	matures or is mandatorily redeemable pursuant to a sinking fund obligation or otherwise;

(2)	is convertible or exchangeable for Indebtedness or Disqualified Stock (excluding Capital Stock which is convertible or exchangeable solely at the option of the Company, UPC NL Holdco, any Affiliate Proceeds Loan Obligor or a Restricted Subsidiary); or

(3)	is redeemable at the option of the Holder of the Capital Stock in whole or in part,

in each case on or prior to the earlier of the date (a) of the Stated Maturity of the Notes or (b) on which there are no Notes outstanding, provided that only the portion of Capital Stock which so matures or is mandatorily redeemable, is so convertible or exchangeable or is so redeemable at the option of the Holder thereof prior to such date will be deemed to be Disqualified Stock; provided, further that any Capital Stock that would constitute Disqualified Stock solely because the Holders thereof have the right to require the Company, UPC NL Holdco or any Affiliate Proceeds Loan Obligor to repurchase such Capital Stock upon the occurrence of a change of control or asset sale (each defined in a substantially identical manner to the corresponding definitions in this Indenture) shall not constitute Disqualified Stock if the terms of such Capital Stock (and all such securities into which it is convertible or for which it is ratable or exchangeable) provide that the Company, UPC NL Holdco and any Affiliate Proceeds Loan Obligor may not repurchase or redeem any such Capital Stock (and all such securities into which it is convertible or for which it is ratable or exchangeable) pursuant to such provision prior to compliance by the Company, UPC NL Holdco or any Affiliate Proceeds Loan Obligor with the provisions of Section 3.11 and Section 4.10 and Section 4.14 and such repurchase or redemption complies with Section 4.07.

“Distribution Business” means: (1) the business of upgrading, constructing, creating, developing, acquiring, operating, owning, leasing and maintaining cable television networks (including for avoidance of doubt master antenna television, satellite master antenna television, single and multi-channel microwave single or multi-point distribution systems and direct-to-home satellite systems) for the transmission, reception and/or delivery of multi-channel television and radio programming, telephony and internet and/or data services to the residential markets; or (2) any business which is incidental to or related to such business.

“DTC” means The Depository Trust Company, a limited-purpose trust company under New York law, or any successor thereto.

“Electronic Means” means the following communications methods: S.W.I.F.T. (Society for Worldwide Interbank Financial Telecommunication) messaging, email, facsimile transmission, secure electronic transmission containing applicable authorization codes, passwords and/or authentication keys issued by the Trustee, or another method or system specified by the Trustee as available for use in connection with its services hereunder.

“Enforcement Sale” means (1) any sale or disposition (including by way of public auction) of the Proceeds Loan Collateral pursuant to an enforcement action taken by the Security Agent in accordance with the provisions of the Priority Agreement to the extent such sale or disposition is effected in compliance with the provisions of the Priority Agreement, or (2) any sale or disposition of the Proceeds Loan Collateral pursuant to the enforcement of security in favor of other Indebtedness of the Company, UPC NL Holdco, any Affiliate Proceeds Loan Obligor or the Restricted Subsidiaries which complies with the terms of an Additional Priority Agreement (or if there is no such priority agreement, would substantially comply with the requirements of clause (1) hereof).

“Equity Offering” means (1) the distribution of Capital Stock of the Spin Parent in connection with any Spin-Off, or (2) a sale of (a) Capital Stock of the Company, UPC NL Holdco or any Affiliate Proceeds Loan Obligor (other than Disqualified Stock), or (b) Capital Stock the proceeds of which are contributed as equity share capital to the Company, UPC NL Holdco or any Affiliate Proceeds Loan Obligor or as Subordinated Shareholder Loans, or (c) Subordinated Shareholder Loans.

“Escrow Accounts” means, collectively, one or more segregated escrow accounts into which the gross proceeds of the offering of the Initial Notes will be deposited on the date hereof.

“Escrow Agent” means The Bank of New York Mellon, London Branch, in its capacity as escrow agent under the Escrow Agreement.

“Escrow Agreement” means the senior notes escrow agreement entered into on or about the date hereof, between, among others, the Issuer, the Trustee and the Escrow Agent in connection with the funding of the proceeds of the Initial Notes into segregated escrow accounts.

“Escrowed Proceeds” means the proceeds from the offering of any debt securities or other Indebtedness paid into escrow accounts with an independent escrow agent on the date of the applicable offering or incurrence pursuant to escrow arrangements that permit the release of amounts on deposit in such escrow accounts upon satisfaction of certain conditions or the occurrence of certain events. The term “Escrowed Proceeds” shall include any interest earned on the amounts held in escrow.

“Escrow Property” means the proceeds of the Initial Notes initially credited to the Escrow Accounts and all funds now or hereafter credited to the Escrow Accounts plus all interest, cash dividends and other cash distributions and payments on any of the foregoing, if any, received or receivable by the Escrow Agent and credited to the Escrow Account, less any property and/or funds distributed or paid in accordance with the Escrow Agreement, together with all proceeds of any of the foregoing.

“Escrow Release” means the release of the Escrowed Property from the Escrow Accounts.

“Escrow Release Date” means the JV Escrow Release Date or the Finance Escrow Release Date, as the case may be.

“euro” or “€” means the currency introduced at the start of the third stage of the European economic and monetary union pursuant to the Treaty establishing the European Community, as amended by the Treaty on European Union.

“Euro Equivalent” means, with respect to any monetary amount in a currency other than euro, at any time of determination thereof by the Company, the amount of euro obtained by converting such currency other than euro involved in such computation into euro at the spot rate for the purchase of euro with the applicable currency other than euro as published in The Financial Times in the “Currency Rates” section (or, if The Financial Times is no longer published, or if such information is no longer available in The Financial Times, such source as may be selected in good faith by the Board of Directors or senior management of the Company) on the date of such determination.

“Euroclear” means Euroclear Bank, S.A./N.V., as operator of the Euroclear system.

“European Union” means the European Union, including member states as of May 1, 2004 but excluding any country which became or becomes a member of the European Union after May 1, 2004.

“Euro-zone” means the region comprised of member states of the European Union that adopt the euro.

“Exchange Act” means the United States Securities Exchange Act of 1934, as amended.

“Excluded Contribution” means Net Cash Proceeds or property or assets received by the Company, UPC NL Holdco or any Affiliate Proceeds Loan Obligor as capital contributions or Subordinated Shareholder Loans to the Company, UPC NL Holdco or any Affiliate Proceeds Loan Obligor after May 7, 2010 or from the issuance or sale (other than to a Restricted Subsidiary) of Capital Stock (other than Disqualified Stock) of the Company, UPC NL Holdco or any Affiliate Proceeds Loan Obligor, in each case to the extent designated as an Excluded Contribution pursuant to an Officers’ Certificate of the Company.

“Existing 2020 Senior Secured Notes” means the €750 million 3 5⁄8% Senior Secured Notes due 2020 issued by Ziggo B.V. outstanding on the Issue Date.

“Existing 2024 Senior Notes” means Ziggo Bond Company B.V.’s €743,128,000 aggregate principal amount of 7.125% Senior Notes due 2024.

“Existing 2025 Senior Notes” means the (i) $400 million aggregate principal amount of 5 7⁄8% Senior Notes due 2025 and (ii) €400 million aggregate principal amount of 4 5⁄8% Senior Notes due 2025 issued by the Senior Notes Issuer.

“Existing 2025 Senior Secured Notes” means the €800 million aggregate principal amount of 3 3⁄4% Senior Secured Notes due 2025 issued by the Senior Secured Notes Issuer.

“Existing Covenant Agreement” means the covenant agreement dated as of January 29, 2015, between, among others, the Issuer, the Proceeds Loan Borrowers and the Trustee, pursuant to which the Proceeds Loan Borrowers agreed to be bound by the covenants of the indenture governing the Existing 2025 Senior Notes.

“Existing Proceeds Loans” means the proceeds loans funded and subject to the provisions of the Proceeds Loan Agreement outstanding on the Issue Date.

“Existing Senior Secured Covenant Agreements” means the covenant agreements each dated as of February 4, 2015, (i) between, among others, the Senior Secured Notes Issuer, the Senior Secured Proceeds Loan Obligors and the Trustee, pursuant to which the Senior Secured Proceeds Loan Obligors agreed to be bound by the covenants of the indenture governing the Existing 2025 Senior Secured Notes and (ii) between, amongst others, ABC and UPC NL Holdco II, as the parent companies and the original obligors, the Senior Secured Notes Issuer and US SPV Partnership, as borrowers, The Bank of Nova Scotia, as facility agent, and the Trustee, as security trustee, pursuant to which the obligors thereunder agreed to be bound by the covenants of the 2015 SPV Senior Facility Agreement, in each case, as applicable to them.

“Existing Senior Secured Proceeds Loan Guarantees” means the guarantees provided by the Senior Secured Proceeds Loan Guarantors under the Existing Senior Secured Proceeds Loans.

“Existing Senior Secured Proceeds Loans” means the proceeds loans funded and subject to the provisions of the Senior Secured Proceeds Loan Agreement.

“Expenses Agreement” means the expenses agreement dated as of January 12, 2015 between, among others, the Issuer, the Company and UPC NL Holdco pursuant to which the Company and UPC NL Holdco have agreed, and Vodafone NL Holdco, will accede to on or prior to the Escrow Release Date and agree, to pay certain obligations of the Issuer, including without limitation, in respect of maintenance of the Issuer’s existence, the payment of certain tax liabilities of the Issuer, the payment of Additional Amounts (as defined below) pursuant to this Indenture following certain tax events and the payment of additional interest required to be paid under the Notes on overdue principal and interest.

“fair market value” unless otherwise specified, wherever such term is used in this Indenture (except as otherwise specifically provided in this Indenture), may be conclusively established by means of an Officer’s Certificate or a resolution of the Board of Directors of the Company, UPC NL Holdco or any Affiliate Proceeds Loan Obligor setting out such fair market value as determined by such Officer or such Board of Directors in good faith.

“Finance Proceeds Loans” means, in the event the JV Transactions are not consummated, any proceeds loans made pursuant to the Proceeds Loan Agreement to any or all of the Original Proceeds Loan Borrowers for the purpose of refinancing existing indebtedness of the Initial Proceeds Loan Obligors, including any Existing Proceeds Loans, or for general corporate purposes which may include acquisitions or loans, distributions or other payments to Ziggo Group Holding’s direct or indirect shareholders or share buybacks.

“Fold-In Issuer” means any of the Proceeds Loan Obligors (or their successors) following the Ziggo Group Combination.

“GAAP” means generally accepted accounting principles in the United States of America as in effect as of the Issue Date or, for purposes of Section 4.03, as in effect from time to time; provided that at any date after the Issue Date the Company, UPC NL Holdco, any Affiliate Proceeds Loan Obligor or the Issuer may make an irrevocable election to establish that “GAAP” shall mean GAAP as in effect on a date that is on or prior to the date of such election. Except as otherwise expressly provided below or in this Indenture, all ratios and calculations based on GAAP contained in this Indenture shall be computed in conformity with GAAP. At any time after the Issue Date, the Company, UPC NL Holdco, any Affiliate Proceeds Loan Obligor or the Issuer may elect to apply for all purposes of this Indenture, in lieu of GAAP, IFRS and, upon such election, references to GAAP herein will be construed to mean IFRS as in effect on the Issue Date; provided that (1) all financial statements and reports to be provided, after such election, pursuant to this Indenture shall be prepared on the basis of IFRS as in effect from time to time (including that, upon first reporting its fiscal year results under IFRS, the financial statements of the Reporting Entity (but not the financial statements of the Issuer) shall be restated on the basis of IFRS for the year ending immediately prior to the first fiscal year for which financial statements have been prepared on the basis of IFRS), and (2) from and after such election, all ratios, computations and other determinations based on GAAP contained in this Indenture shall, at the option of the Company, UPC NL Holdco, any Affiliate Proceeds Loan Obligor or the Issuer, (a) continue to be computed in conformity with GAAP (provided that, following such election, the annual and quarterly information required by clauses (1) and (2) of the first paragraph of Section 4.03 shall include a reconciliation, either in the footnotes thereto or in a separate report delivered therewith, of such GAAP presentation to the corresponding IFRS presentation of such financial information), or (b) be computed in conformity with IFRS with retroactive effect being given thereto assuming that such election had been made on the Issue Date. Thereafter, the Company, UPC NL Holdco, any Affiliate Proceeds Loan Obligor or the Issuer may, at its option, elect to apply GAAP or IFRS and compute all ratios, computations and other determinations based on GAAP or IFRS, as applicable, all on the basis of the foregoing provisions of this definition of GAAP.

“Global Note Legend” means the legend set forth in Section 2.07(j)(2), which is required to be placed on all Global Notes issued under this Indenture.

“Global Notes” means, individually and collectively, each of the Restricted Global Notes and the Unrestricted Global Notes deposited with the Custodian and registered in the name of the Depositary or its nominee, substantially in the form of Exhibit A hereto and that bears the Global Note Legend and that has the “Schedule of Exchanges of Interests in the Global Note” attached thereto, issued in accordance with Section 2.01, 2.07(c), 2.07(d), 2.07(f) or 2.07(h).

“guarantee” means any obligation, contingent or otherwise, of any Person directly or indirectly guaranteeing any Indebtedness of any other Person and any obligation, direct or indirect, contingent or otherwise, of such Person:

(1)	to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness of such other Person (whether arising by virtue of partnership arrangements, or by agreement to keep-well, to purchase assets, goods, securities or services, to take-or-pay, or to maintain financial statement conditions or otherwise); or

(2)	entered into for purposes of assuring in any other manner the obligee of such Indebtedness of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part); provided, however, that the term “guarantee” will not include endorsements for collection or deposit in the ordinary course of business. The term “guarantee” used as a verb has a corresponding meaning.

“guarantor” means the obligor under a guarantee.

“Hedging Obligations” of any Person means the obligations of such Person pursuant to any Interest Rate Agreement, Commodity Agreement or Currency Agreement.

“Holdco Restructuring” means the transactions whereby Ziggo Group Holding transfers all of the Capital Stock it holds in each of its Subsidiaries, at the time of such transfer, to a direct or indirect Wholly Owned Subsidiary.

“Holder” means a Person in whose name a Note is registered on the Registrar’s books.

“Holding Company” means, in relation to a Person, an entity of which that Person is a Subsidiary.

“IFRS” means the accounting standards issued by the International Accounting Standards Board and its predecessors.

“Incur” means issue, create, assume, guarantee, incur or otherwise become liable for; provided, however, that any Indebtedness or Capital Stock of a Person existing at the time such person becomes a Restricted Subsidiary (whether by merger, consolidation, acquisition or otherwise) will be deemed to be Incurred by such Restricted Subsidiary at the time it becomes a Restricted Subsidiary; and the terms “Incurred” and “Incurrence” have meanings correlative to the foregoing.

“Indebtedness” means, with respect to any Person on any date of determination (without duplication):

(1)	money borrowed or raised and debit balances at banks;

(2)	any bond, note, loan stock, debenture or similar debt instrument;

(3)	acceptance or documentary credit facilities; and

(4)	the principal component of Indebtedness of other Persons to the extent guaranteed by such Person to the extent not otherwise included in the Indebtedness of such Person,

provided that Indebtedness which has been cash collateralized shall not be included in any calculation of Indebtedness to the extent so cash collateralized.

Notwithstanding the foregoing, “Indebtedness” shall not include (a) any deposits or prepayments received by the Company, UPC NL Holdco, any Affiliate Proceeds Loan Obligor or a Restricted Subsidiary from a customer or subscriber for its service and any other deferred or prepaid revenue, (b) any obligations to make payments in relation to earn-outs, (c) Indebtedness which is in the nature of equity (other than redeemable shares) or equity derivatives, (d) Capitalized Lease Obligations, (e) receivables sold or discounted, whether recourse or non-recourse, including for the avoidance of doubt any indebtedness in respect of Qualified Receivables Transactions, including without limitation guarantees by a Receivables Entity of the obligations of another Receivables Entity and any indebtedness in respect of Limited Recourse, (f) pension obligations or any obligation under employee plans or employment agreements, (g) any “parallel debt” obligations to the extent such obligations mirror other Indebtedness, (h) any payments or liability for assets acquired or services supplied deferred (including Trade Payables) in accordance with the terms pursuant to which the relevant assets were or are to be acquired or services were or are to be supplied (including, without limitation, any liability under an IRU Contract), (i) the principal component or liquidation preference of all obligations of such Person with respect to the redemption, repayment or other repurchase of any Disqualified Stock or, with respect to any Restricted Subsidiary, any Preferred Stock (including, in each case, any accrued dividends), (j) Hedging Obligations and (k) any Non-Recourse Indebtedness. The amount of Indebtedness of any Person at any date will be the outstanding balance at such date of all unconditional obligations as described above and the maximum liability, upon the occurrence of the contingency giving rise to the obligation, of any contingent obligations at such date.

“Indenture” means this Indenture, as amended or supplemented from time to time.

“Independent Financial Advisor” means an accounting, appraisal or investment banking firm of nationally recognized standing that is, in the good faith judgment of the Board of Directors or senior management of the Company, UPC NL Holdco or any Affiliate Proceeds Loan Obligor, qualified to perform the task for which it has been engaged.

“Indirect Participant” means a Person who holds a beneficial interest in a Global Note through a Participant.

“Initial Notes” means the $625,000,000 aggregate principal amount of Notes issued under this Indenture on the Issue Date.

“Initial Public Offering” means an Equity Offering of common stock or other common equity interests of the Company, UPC NL Holdco, any Affiliate Proceeds Loan Obligor, the Spin Parent or any direct or indirect parent company of the Company, UPC NL Holdco or any Affiliate Proceeds Loan Obligor (the “IPO Entity”) following which there is a Public Market and, as a result of which, the shares of the common stock or other common equity interests of the IPO Entity in such offering are listed on an internationally recognized exchange or traded on an internationally recognized market (including, for the avoidance of doubt, any such Equity Offering of common stock or other common equity interest of the Spin Parent in connection with any Spin-off).

“Instructions” means Written Instructions.

“Interest Payment Date” has the meaning given to it in the Notes.

“Interest Rate Agreement” means, with respect to any Person, any interest rate protection agreement, interest rate future agreement, interest rate option agreement, interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, interest rate hedge agreement or other similar agreement or arrangement as to which such Person is party or a beneficiary.

“Intra-Group Services” means any of the following (provided that the terms of each such transaction are not materially less favorable, taken as a whole, to the Company, UPC NL Holdco, any Affiliate Proceeds Loan Obligor or a Restricted Subsidiary, as the case may be, than those that could be obtained in a comparable transaction in arm’s length dealings with a Person that is not an Affiliate) (or, in the event that there are no comparable transactions to apply for comparative purposes, is otherwise on terms that, taken as a whole, the Company, UPC NL Holdco or any Affiliate Proceeds Loan Obligor, has conclusively determined in good faith to be fair to the Company, UPC NL Holdco, any Affiliate Proceeds Loan Obligor or such Restricted Subsidiary):

(1)	the sale of programming or other content by the Ultimate Parent, the Spin Parent or any of their respective Subsidiaries to the Company, UPC NL Holdco, any Affiliate Proceeds Loan Obligor or any Restricted Subsidiary;

(2)	the lease or sublease of office space, other premises or equipment by the Company, UPC NL Holdco, any Affiliate Proceeds Loan Obligor or the Restricted Subsidiaries to the Ultimate Parent, the Spin Parent or any of their Subsidiaries or by the Ultimate Parent, the Spin Parent or any of their Subsidiaries to the Company, UPC NL Holdco, any Affiliate Proceeds Loan Obligor or the Restricted Subsidiaries;

(3)	the provision or receipt of other goods, services, facilities or other arrangements (in each case not constituting Indebtedness) in the ordinary course of business, by the Company, UPC NL Holdco, any Affiliate Proceeds Loan Obligor or the Restricted Subsidiaries to or from the Ultimate Parent, the Spin Parent or any of their Subsidiaries, including, without limitation, (a) the employment of personnel, (b) provision of employee healthcare or other benefits, including stock and other incentive plans (c) acting as agent to buy or develop equipment, other assets or services or to trade with residential or business customers, and (d) the provision of treasury, audit, accounting, banking, strategy, branding, marketing, network, technology, research and development, telephony, office, administrative, compliance, payroll or other similar services; and

(4)	the extension, in the ordinary course of business and on terms not materially less favorable to the Company or the Restricted Subsidiaries than arm’s length terms, by or to the Company, UPC NL Holdco, any Affiliate Proceeds Loan Obligor or the Restricted Subsidiaries to or by the Ultimate Parent or any of their Subsidiaries of trade credit not constituting Indebtedness in relation to the provision or receipt of Intra-Group Services referred to in paragraphs (1), (2) or (3) of this definition of Intra-Group Services.

“Investment” means, with respect to any Person, all investments by such Person in other Persons (including Affiliates) in the form of any direct or indirect advance, loan (other than advances or extensions of credit to customers in the ordinary course of business) or other extensions of credit (including by way of guarantee or similar arrangement, but excluding any debt or extension of credit represented by a bank deposit other than a time deposit) or capital contribution to (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others), or any purchase or acquisition of Capital Stock, Indebtedness or other similar instruments issued by, such Person and all other items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP; provided that none of the following will be deemed to be an Investment:

(1)	Hedging Obligations entered into in the ordinary course of business and in compliance with this Indenture;

(2)	endorsements of negotiable instruments and documents in the ordinary course of business; and

(3)	an acquisition of assets, Capital Stock or other securities by the Company, UPC NL Holdco, any Affiliate Proceeds Loan Obligor or a Subsidiary for consideration to the extent such consideration consists of Common Stock of the Company, UPC NL Holdco or any Affiliate Proceeds Loan Obligor.

For purposes of the definition of “Unrestricted Subsidiary” and Section 4.07,

(a)

“Investment” will include the portion (proportionate to the Company’s, UPC NL Holdco’s or any Affiliate Proceeds Loan Obligor’s equity interest in a Restricted Subsidiary to be designated as an Unrestricted Subsidiary) of the fair market value of the net assets of such Restricted Subsidiary of the Company, UPC NL Holdco and any Affiliate Proceeds Loan Obligor at the time that such Restricted Subsidiary is designated an Unrestricted Subsidiary; provided, however, that upon a redesignation of such Subsidiary as a Restricted Subsidiary, the Company, UPC NL Holdco or any Affiliate Proceeds Loan Obligor will be deemed to continue to have a permanent “Investment” in an

Unrestricted Subsidiary in an amount (if positive) equal to (i) the Company’s, UPC NL Holdco’s or any Affiliate Proceeds Loan Obligor’s “Investment” in such Subsidiary at the time of such redesignation less (ii) the portion (proportionate to the Company’s, UPC NL Holdco’s or any Affiliate Proceeds Loan Obligor’s equity interest in such Subsidiary) of the fair market value of the net assets (as conclusively determined by the Board of Directors or senior management of the Company, UPC NL Holdco or any Affiliate Proceeds Loan Obligor in good faith) of such Subsidiary at the time that such Subsidiary is so redesignated a Restricted Subsidiary; and

(b)	any property transferred to or from an Unrestricted Subsidiary will be valued at its fair market value at the time of such transfer, in each case as determined in good faith by the Board of Directors or senior management of the Company, UPC NL Holdco or any Affiliate Proceeds Loan Obligor.

If the Company, UPC NL Holdco, any Affiliate Proceeds Loan Obligor or a Restricted Subsidiary transfers, conveys, sells, leases or otherwise disposes of Voting Stock of a Restricted Subsidiary such that such Subsidiary is no longer a Restricted Subsidiary, then the Investment of the Company, UPC NL Holdco or any Affiliate Proceeds Loan Obligor in such Person shall be deemed to have been made as of the date of such transfer or other disposition in an amount equal to the fair market value (as determined in good faith by the Board of Directors or senior management of the Company, UPC NL Holdco or any Affiliate Proceeds Loan Obligor).

“Investment Grade Securities” means:

(1)	securities issued by the U.S. government or by any agency or instrumentality thereof (other than Cash Equivalents) or directly and fully guaranteed or insured by the U.S. government and in each case with maturities not exceeding two years from the date of the acquisition;

(2)	securities issued by or a member of the European Union as of January 1, 2004, or any agency or instrumentality thereof (other than Cash Equivalents) or directly and fully guaranteed or insured by a member of the European Union as of January 1, 2004, and in each case with maturities not exceeding two years from the date of the acquisition;

(3)	debt securities or debt instruments with a rating of A or higher by Standard & Poor’s Ratings Services or A-2 or higher by Moody’s Investors Service, Inc. or the equivalent of such rating by such rating organization, or if no rating of Standard & Poor’s Ratings Services or Moody’s Investors Service, Inc. then exists, the equivalent of such rating by any other nationally recognized securities ratings agency, by excluding any debt securities or instruments constituting loans or advances among the Company, UPC NL Holdco, any Affiliate Proceeds Loan Obligor and their Subsidiaries;

(4)	investments in any fund that invests exclusively in investments of the type described in clauses (1) through (3) which fund may also hold immaterial amounts of cash and Cash Equivalents pending investment and/or distribution; and

(5)	corresponding instruments in countries other than those identified in clauses (1) and (2) above customarily utilized for high quality investments and, in each case, with maturities not exceeding two years from the date of the acquisition.

“Investment Grade Status” shall occur when the Notes receive any two of the following:

(1)	a rating of “Baa3” (or the equivalent) or higher from Moody’s Investors Service, Inc. or any of its successors or assigns;

(2)	a rating of “BBB-” (or the equivalent) or higher from Standard & Poor’s Ratings Services, or any of its successors or assigns; and

(3)	a rating of “BBB-” (or the equivalent) or higher from Fitch Ratings Inc. or any of its successors or assigns,

in each case, with a “stable outlook” from such rating agency.

“IPO Market Capitalization” means an amount equal to (i) the total number of issued and outstanding shares of Capital Stock of the IPO Entity at the time of closing of the Initial Public Offering multiplied by (ii) the price per share at which such shares of common stock or common equity interests are sold or distributed in such Initial Public Offering.

“IRU Contract” means a contract entered into by the Company, UPC NL Holdco, any Affiliate Proceeds Loan Obligor or the Restricted Subsidiaries in the ordinary course of business in relation to the right to use capacity on a telecommunications cable system (including the right to lease such capacity to another person).

“Issue Date” means September 23, 2016.

“Issuer” means Ziggo Bond Finance B.V. and any and all successors thereto.

“Issuer Asset Sale” means the sale, lease, conveyance or other disposition of any rights, property or assets by the Issuer, other than the granting of a Permitted Issuer Lien or any Permitted Issuer Investment.

“Joint Venture Parent” means the joint venture entity formed in a Parent Joint Venture Transaction.

“JV Contribution” means the contribution by Vodafone International of the Vodafone NL Group to Ziggo Group Holding.

“JV Entity” means the joint venture entity Liberty Global Europe and Vodafone International intend to form as part of to the JV Transactions.

“JV Escrow Release Date” means the date on which the Escrowed Property is released from the Escrow Accounts in connection with the consummation of the JV Transactions subject to the satisfaction of certain conditions, in accordance with the terms of the Escrow Agreement.

“JV Proceeds Loan” means the U.S. dollar-denominated proceeds loan to any or all of the Original Proceeds Loan Borrowers and/or Vodafone Holdco I in an amount equal to the Escrow Property (less proceeds used to redeem the Notes as applicable pursuant to a Special Optional Redemption) funded on the JV Escrow Release Date.

“JV Transactions” means certain transactions to be entered into, in connection with the JV Contribution, including transactions whereby (i) Liberty Global Europe will contribute or otherwise transfer Ziggo Group Holding and its subsidiaries to the JV Entity (ii) Vodafone International will contribute or otherwise transfer the Vodafone NL Group to the JV Entity and (iii) each of Liberty Global Europe and Vodafone International will own a 50% interest in the JV Entity, or, in each case, pursuant to the Contribution Agreement or as otherwise agreed by Liberty Global Europe and Vodafone International.

“Liberty Global Europe” means Liberty Global Europe B.V., an indirect wholly owned subsidiary of Liberty Global plc.

“Lien” means any mortgage, pledge, security interest, encumbrance, lien or charge of any kind (including any conditional sale or other title retention agreement or lease in the nature thereof).

“Limited Condition Transaction” means (i) any Investments or acquisition, in each case, by one or more of the Company, UPC NL Holdco, any Affiliate Proceeds Loan Obligor and the Restricted Subsidiaries of any assets, business or Person whose consummation is not conditioned on the availability of, or on obtaining, third party financing, and (ii) any redemption, repurchase, defeasance, satisfaction and discharge or repayment of Indebtedness requiring irrevocable notice in advance of such redemption, repurchase, defeasance, satisfaction and discharge or repayment.

“Limited Recourse” means a letter of credit, revolving loan commitment, cash collateral account, guarantee or other credit enhancement issued by the Company, UPC NL Holdco, any Affiliate Proceeds Loan Obligor or any Restricted Subsidiary (other than a Receivables Entity) in connection with the incurrence of Indebtedness by a Receivables Entity under a Qualified Receivables Transaction; provided that, the aggregate amount of such letter of credit reimbursement obligations and the aggregate available amount of such revolving loan commitments, cash collateral accounts, guarantees or other such credit enhancements of the Company, UPC NL Holdco, any Affiliate Proceeds Loan Obligor and the Restricted Subsidiaries (other than a Receivables Entity) shall not exceed 25% of the principal amount of such Indebtedness at any time.

“Local GAAP” means generally accepted accounting principles of the jurisdiction of the Issuer as in effect from time to time.

“Losses” means any and all claims, losses, liabilities, damages, costs, expenses and judgments (including legal fees and expenses) sustained by either party.

“Management Fees” means any management, consultancy stewardship, or other similar fees payable by the Company, UPC NL Holdco, any Affiliate Proceeds Loan Obligor or any Restricted Subsidiary, including any fees, charges and related expenses incurred by any Parent on behalf of and/or charged to the Company, UPC NL Holdco, any Affiliate Proceeds Loan Obligor or any Restricted Subsidiary.

“Market Capitalization” means an amount equal to (i) the total number of issued and outstanding shares of Capital Stock of the IPO Entity on the date of the declaration of the relevant dividend, multiplied by (ii) the arithmetic mean of the closing prices per share of such Capital Stock for the 30 consecutive trading days immediately preceding the date of the declaration of such dividend.

“Net Available Cash” from an Asset Disposition means cash payments received (including any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or otherwise and net proceeds from the sale or other disposition of any securities received as consideration, but only as and when received, but excluding any other consideration received in the form of assumption by the acquiring person of Indebtedness or other obligations relating to the properties or assets that are the subject of such Asset Disposition or received in any other non-cash form) therefrom, in each case net of:

(1)	all legal, accounting, investment banking, title and recording tax expenses, commissions and other fees and expenses Incurred, and all federal, state, provincial, foreign and local taxes required to be paid or accrued as a liability under GAAP (after taking into account any available tax credits or deductions and any tax sharing agreements), as a consequence of such Asset Disposition;

(2)	all payments made on any Indebtedness which is secured by any assets subject to such Asset Disposition, in accordance with the terms of any Lien upon such assets, or which must by its terms, or in order to obtain a necessary consent to such Asset Disposition, or by applicable law be repaid out of the proceeds from such Asset Disposition;

(3)	all distributions and other payments required to be made to minority interest Holders in Subsidiaries or joint ventures as a result of such Asset Disposition; and

(4)	the deduction of appropriate amounts to be provided by the seller as a reserve, in accordance with GAAP, against any liabilities associated with the assets disposed of in such Asset Disposition and retained by the Company, UPC NL Holdco, any Affiliate Proceeds Loan Obligor or any Restricted Subsidiary after such Asset Disposition.

“Net Cash Proceeds” means, with respect to any issuance or sale of Capital Stock, Subordinated Shareholder Loans or other capital contributions, the cash proceeds of such issuance or sale net of attorneys’ fees, accountants’ fees, underwriters’ or placement agents’ fees, listing fees, discounts or commissions and brokerage, consultant and other fees and charges actually Incurred in connection with such issuance or sale and net of taxes paid or payable as a result of such issuance or sale (after taking into account any available tax credit or deductions and any tax sharing arrangements).

“New Holdco” means the direct Subsidiary of the Ultimate Parent following the Post-Closing Reorganizations, or, if the distribution or other transfer pursuant to the Post-Closing Reorganizations is to a second-tier Subsidiary of the Ultimate Parent, such second-tier Subsidiary.

“Non-Recourse Indebtedness” means any indebtedness of the Company, UPC NL Holdco, any Affiliate Proceeds Loan Obligor or a Restricted Subsidiary (and not of any other Person), in respect of which the Person or Persons to whom such indebtedness is or may be owed has or have no recourse whatsoever to the Company, UPC NL Holdco, any Affiliate Proceeds Loan Obligor or a Restricted Subsidiary for any payment or repayment in respect thereof:

(1)	other than recourse to the Company, UPC NL Holdco, any Affiliate Proceeds Loan Obligor or a Restricted Subsidiary which is limited solely to the amount of any recoveries made on the enforcement of any collateral securing such indebtedness or in respect of any other disposition or realization of the assets underlying such indebtedness;

(2)	provided that such Person or Persons are not entitled, pursuant to the terms of any agreement evidencing any right or claim arising out of or in connection with such indebtedness, to commence proceedings for the winding up, dissolution or administration of the Company, UPC NL Holdco, any Affiliate Proceeds Loan Obligor or a Restricted Subsidiary (or proceedings having an equivalent effect) or to appoint or cause the appointment of any receiver, trustee or similar person or officer in respect of the Company, UPC NL Holdco, any Affiliate Proceeds Loan Obligor or a Restricted Subsidiary or any of its assets until after the Notes have been repaid in full; and

(3)	provided further that the principal amount of all indebtedness Incurred and then outstanding pursuant to this definition does not exceed the greater of (i) €250.0 million and (ii) 5.0% of Total Assets.

“Non-U.S. Person” means a Person who is not a U.S. Person.

“Note Collateral” means

(1)	a first-ranking pledge over all of the issued shares of the Issuer;

(2)	a first-ranking charge over all bank accounts of the Issuer; and

(3)	a first-ranking assignment of the Issuer’s rights under the Proceeds Loans and Proceeds Loan Agreement and any Additional Proceeds Loans that may be incurred in the future, including the Issuer’s rights in respect of the Proceeds Loan Guarantees and the Proceeds Loan Collateral.

“Note Security Documents” means the security documents creating the security interest in the Note Collateral.

“Notes” has the meaning assigned to it in the preamble to this Indenture. The Initial Notes and the Additional Notes shall be treated as a single class for all purposes under this Indenture, and unless the context otherwise requires, all references to the Notes shall include the Initial Notes and any Additional Notes.

“Obligations” means any principal, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities payable under the documentation governing any Indebtedness.

“Offering Memorandum” means the final Offering Memorandum, dated September 16, 2016, relating to the offer of the Initial Notes.

“Officer” of any Person means the Chairman of the Board of Directors, the Chief Executive Officer, the Chief Financial Officer, any Managing Director, the Treasurer, any Assistant Treasurer, the Secretary, any Assistant Secretary, or any authorized signatory of such Person.

“Officer’s Certificate” means a certificate signed by one or more Officers.

“Original Proceeds Loan Borrower” means in respect of a Proceeds Loan, UPC NL Holdco and/or the Company (or the “Initial Proceeds Loan Obligors”, as the context may require).

“Opinion of Counsel” means a written opinion from legal counsel who is reasonably acceptable to the Trustee. The counsel may be an employee of or counsel to the Company, UPC NL Holdco, any Affiliate Proceeds Loan Obligor or the Trustee.

“Parent” means (i) the Ultimate Parent, (ii) any Subsidiary of the Ultimate Parent of which the Company, UPC NL Holdco or any Affiliate Proceeds Loan Obligor is a Subsidiary on the Issue Date, (iii) any other Person of which the Company, UPC NL Holdco or any Affiliate Proceeds Loan Obligor at any time is or becomes a Subsidiary after the Issue Date (including, for the avoidance of doubt, the Spin Parent and any Subsidiary of the Spin Parent following any Spin-Off ) and (iv) any Joint Venture Parent, any Subsidiary of the Joint Venture Parent and any Parent Joint Venture Holders following any Parent Joint Venture Transaction. “Parent

Company” means the Reporting Entity; provided, however, that upon consummation of (i) the Post-Closing Reorganization, “Parent Company” will mean New Holdco and its successors, and (ii) a Spin-Off, “Parent Company” will mean the Spin Parent and its successors.

“Parent Expenses” means:

(1)	costs (including all professional fees and expenses) Incurred by any Parent or any Subsidiary of a Parent in connection with reporting obligations under or otherwise Incurred in connection with compliance with applicable laws, applicable rules or regulations of any governmental, regulatory or self-regulatory body or stock exchange, this Indenture or any other agreement or instrument relating to Indebtedness of the Company, UPC NL Holdco, any Affiliate Proceeds Loan Obligor or any Restricted Subsidiary;

(2)	indemnification obligations of any Parent or any Subsidiary of a Parent owing to directors, officers, employees or other Persons under its charter or by-laws or pursuant to written agreements with any such Person with respect to its ownership of the Company, UPC NL Holdco or any Affiliate Proceeds Loan Obligor or the conduct of the business of the Company, UPC NL Holdco, any Affiliate Proceeds Loan Obligor and the Restricted Subsidiaries;

(3)	obligations of any Parent or any Subsidiary of a Parent in respect of director and officer insurance (including premiums therefor) with respect to its ownership of the Company, UPC NL Holdco or any Affiliate Proceeds Loan Obligor or the conduct of the business of the Company, UPC NL Holdco, any Affiliate Proceeds Loan Obligor and the Restricted Subsidiaries;

(4)	general corporate overhead expenses, including professional fees and expenses and other operational expenses of any Parent or Subsidiary of a Parent related to the ownership, stewardship or operation of the business (including, but not limited to, Intra-Group Services) of the Company, UPC NL Holdco, any Affiliate Proceeds Loan Obligor or any of the Restricted Subsidiaries, including acquisitions, dispositions or treasury transactions by the Company, UPC NL Holdco, any Affiliate Proceeds Loan Obligor or the Subsidiaries permitted hereunder (whether or not successful) in each case, to the extent such costs, obligations and/or expenses are not paid by another Subsidiary of such Parent; and

(5)	fees and expenses payable by any Parent in connection with any Related Transaction.

“Parent Joint Venture Holders” means the holders of the share capital of the Joint Venture Parent.

“Parent Joint Venture Transaction” means a transaction pursuant to which a joint venture is formed by the contribution of some or all of the assets of a Parent or issuance or sale of shares of a Parent to one or more entities which are not Affiliates of the Ultimate Parent, including the JV Transactions.

“Pari Passu Indebtedness” means Indebtedness of the Company, UPC NL Holdco or any Affiliate Proceeds Loan Obligor that ranks equally or junior in right of payment with the Proceeds Loans (after giving effect to any Proceeds Loan Guarantee and the Priority Agreement or any Additional Priority Agreement).

“Participant” means, with respect to the Depositary, Euroclear or Clearstream, a Person who has an account with the Depositary, Euroclear or Clearstream, respectively.

“Permitted Asset Swap” means the concurrent purchase and sale or exchange of related business assets (including, without limitation, securities of a Related Business) or a combination of such assets, cash and Cash Equivalents between the Company, UPC NL Holdco, any Affiliate Proceeds Loan Obligor or any of the Restricted Subsidiaries and another Person.

“Permitted Business” means any business:

(1)	that consists of the upgrade, construction, creation, development, marketing, acquisition (to the extent permitted under this Indenture), operation, utilization and maintenance of networks that use existing or future technology for the transmission, reception and delivery of voice, video and/or other data (including networks that transmit, receive and/or deliver services such as multi-channel television and radio, programming, telephony (including for the avoidance of doubt, mobile telephony), Internet services and content, high speed data transmission, video, multi-media and related activities); or

(2)	engaged in by the Company, UPC NL Holdco, any Affiliate Proceeds Loan Obligor or any of the Restricted Subsidiaries on the Issue Date;

(3)	or other activities that are reasonably similar, ancillary, complementary or related to, or a reasonable extension, development or expansion of, the businesses in which the Company, UPC NL Holdco, any Affiliate Proceeds Loan Obligor and the Restricted Subsidiaries are engaged on the Issue Date, including, without limitation, all forms of television, telephony (including for the avoidance of doubt, mobile telephony) and internet services and any services relating to carriers, networks, broadcast or communications services, or Content; or

(4)	that comprises being a Holding Company of one or more Persons engaged in any such business.

“Permitted Collateral Liens” means:

(1)	Liens on the Proceeds Loan Collateral that are described in one or more of clauses (2), (3), (4), (5), (7) and (10) of the definition of “Permitted Liens” and that, in each case, would not materially interfere with the ability of the Security Agent to enforce the Lien in the Proceeds Loan Collateral granted under the Proceeds Loan Collateral Documents;

(2)	Liens on the Proceeds Loan Collateral to secure any Additional Proceeds Loan and Pari Passu Indebtedness; and

(3)	any Refinancing Indebtedness in respect of Indebtedness referred to in the foregoing clauses (1) and (2)

provided, however, that (i) such Lien ranks equal or junior to all other Liens on the Proceeds Loan Collateral securing Senior Indebtedness of the Company, UPC NL Holdco and any Affiliate Proceeds Loan Obligor, and (ii) Holders of Indebtedness referred to in clause (2) (or their duly authorized Representative) shall accede to the Priority Agreement or enter into an Additional Priority Agreement as permitted under Section 4.23.

“Permitted Credit Facility” means, one or more debt facilities or arrangements that may be entered into by the Company, UPC NL Holdco, any Affiliate Proceeds Loan Obligor or the Restricted Subsidiaries providing for credit loans, letters of credit or other Indebtedness or other advances, in each case, Incurred in compliance with Section 4.09.

“Permitted Financing Action” means, to the extent that any incurrence of Indebtedness or Refinancing Indebtedness is permitted pursuant to Section 4.09, any transaction to facilitate or otherwise in connection with a cashless rollover of one or more lenders’ or investors’ commitments or funded Indebtedness in relation to the incurrence of that Indebtedness or Refinancing Indebtedness.

“Permitted Holders” means, collectively, (1) the Ultimate Parent, (2) in the event of a Spin-Off, the Spin Parent and any Subsidiary of the Spin Parent, (3) any Affiliate or Related Person of a Permitted Holder described in clause (1) above, and any successor to such Permitted Holder, Affiliate, or Related Person, (4) any Person who is acting as an underwriter in connection with any public or private offering of Capital Stock of the Company, UPC NL Holdco or any Affiliate Proceeds Loan Obligor, acting in such capacity and (5) any “person” or “group” of related persons (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act) whose acquisition of “beneficial ownership” (within the meaning of Rules 13d-3 and 13d-5 under the Exchange Act) of Voting Stock or of all or substantially all of the assets of the Company and the Restricted Subsidiaries (taken as a whole) constitutes a Change of Control in respect of which a Change of Control Offer is made in accordance with Section 4.14.

“Permitted Investment” means an Investment by the Company, UPC NL Holdco, any Affiliate Proceeds Loan Obligor or any Restricted Subsidiary in:

(1)	the Company, UPC NL Holdco, any Affiliate Proceeds Loan Obligor or a Restricted Subsidiary (other than a Receivables Entity) or a Person which will, upon the making of such Investment, become a Restricted Subsidiary (other than a Receivables Entity);

(2)	another Person if as a result of such Investment such other Person is merged or consolidated with or into, or transfers or conveys all or substantially all its assets to, the Company, UPC NL Holdco, any Affiliate Proceeds Loan Obligor or a Restricted Subsidiary (other than a Receivables Entity);

(3)	cash and Cash Equivalents or Investment Grade Securities;

(4)	receivables owing to the Company, UPC NL Holdco, any Affiliate Proceeds Loan Obligor or any Restricted Subsidiary created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary trade terms; provided, however, that such trade terms may include such concessionary trade terms as the Company, UPC NL Holdco, any Affiliate Proceeds Loan Obligor or any such Restricted Subsidiary deems reasonable under the circumstances;

(5)	payroll, travel and similar advances to cover matters that are expected at the time of such advances ultimately to be treated as expenses for accounting purposes and that are made in the ordinary course of business;

(6)	loans or advances to employees made in the ordinary course of business consistent with past practices of the Company, UPC NL Holdco, any Affiliate Proceeds Loan Obligor or such Restricted Subsidiary;

(7)

Capital Stock, obligations, accounts receivables or securities received in settlement of debts created in the ordinary course of business and owing to the Company, UPC NL Holdco, any Affiliate Proceeds Loan Obligor or any

Restricted Subsidiary, or as a result of foreclosure, perfection or enforcement of any Lien, or in satisfaction of judgments or pursuant to any plan of reorganization, workout recapitalization or similar arrangement including upon the bankruptcy or insolvency of a debtor;

(8)	Investments made as a result of the receipt of non-cash consideration from a sale or other disposition of property or assets, including without limitation an Asset Disposition, in each case, that was made in compliance with Section 4.10 and other Investments resulting from the disposition of assets in transactions excluded from the definition of “Asset Disposition” pursuant to the exclusions from such definition;

(9)	any Investment existing on the Issue Date or made pursuant to binding commitments in effect on the Issue Date or an Investment consisting of any extension, modification, replacement, renewal or reinvestment of any Investment or binding commitment existing on the Issue Date or made in compliance with Section 4.07; provided, that the amount of any such Investment or binding commitment may be increased (a) as required by the terms of such Investment or binding commitment as in existence on the Issue Date (including as a result of the accrual or accretion of interest or original issue discount or the issuance of pay-in-kind securities) or (b) as otherwise permitted under this Indenture;

(10)	Currency Agreements, Commodity Agreements and Interest Rate Agreements and related Hedging Obligations, which transactions or obligations are Incurred in compliance with this Indenture;

(11)	Investments by the Company, UPC NL Holdco, any Affiliate Proceeds Loan Obligor or any of the Restricted Subsidiaries, together with all other Investments pursuant to this clause (11), in an aggregate amount at the time of such Investment not to exceed the greater of €350.0 million and 5.0% of Total Assets at any one time, provided that, if an Investment is made pursuant to this clause in a Person that is not a Restricted Subsidiary and such Person subsequently becomes a Restricted Subsidiary or is subsequently designated a Restricted Subsidiary in compliance with Section 4.07, such Investment shall thereafter be deemed to have been made pursuant to clause (1) or (2) of the definition of “Permitted Investments” and not this clause;

(12)	Investments by the Company, UPC NL Holdco, any Affiliate Proceeds Loan Obligor or a Restricted Subsidiary in a Receivables Entity or any Investment by a Receivables Entity in any other Person, in each case, in connection with a Qualified Receivables Transaction, provided, however, that any Investment in any such Person is in the form of a Purchase Money Note, or any equity interest or interests in Receivables and related assets generated by the Company, UPC NL Holdco, any Affiliate Proceeds Loan Obligor or a Restricted Subsidiary and transferred to any Person in connection with a Qualified Receivables Transaction or any such Person owning such Receivables;

(13)	guarantees issued in accordance with Section 4.09 and other guarantees (and similar arrangements) of obligations not constituting Indebtedness;

(14)	pledges or deposits (a) with respect to leases or utilities provided to third parties in the ordinary course of business or (b) otherwise described in the definition of “Permitted Liens” or made in connection with Liens permitted under Section 4.12;

(15)	the Notes and the Existing Senior Notes;

(16)	so long as no Default or Event of Default of the type specified in Section 6.01(a)(1) or Section 6.01(a)(2) has occurred and is continuing, (a) minority Investments in any Person engaged in a Permitted Business and (b) Investments in joint ventures that conduct a Permitted Business to the extent that, after giving pro forma effect to any such Investment, the Consolidated Net Leverage Ratio would not exceed 5.00 to 1.00;

(17)	any Investment to the extent made using as consideration Capital Stock of the Company, UPC NL Holdco or any Affiliate Proceeds Loan Obligor (other than Disqualified Stock), Subordinated Shareholder Loans or Capital Stock of any Parent;

(18)	Investments acquired after the Issue Date as a result of the acquisition by the Company, UPC NL Holdco, any Affiliate Proceeds Loan Obligor or a Restricted Subsidiary, including by way of merger, amalgamation or consolidation with or into the Company, UPC NL Holdco, any Affiliate Proceeds Loan Obligor or any Restricted Subsidiary in a transaction that is not prohibited by Section 5.01 after the Issue Date to the extent that such Investments were not made in contemplation of such acquisition, merger, amalgamation or consolidation and were in existence on the date of such acquisition, merger, amalgamation or consolidation;

(19)	Investments in Securitization Obligations;

(20)	Investments resulting from the disposition of assets in transactions excluded from the definition of “Asset Disposition” pursuant to the exclusions from such definition;

(21)	any Person where such Investment was acquired by the Company, UPC NL Holdco, any Affiliate Proceeds Loan Obligor or any Restricted Subsidiary (a) in exchange for any other Investment or accounts receivable held by the Company, UPC NL Holdco, any Affiliate Proceeds Loan Obligor or any such Restricted Subsidiary in connection with or as a result of a bankruptcy, workout, reorganization or recapitalization of the issuer of such other Investment or accounts receivable or (b) as a result of a foreclosure by the Company, UPC NL Holdco, any Affiliate Proceeds Loan Obligor or any such Restricted Subsidiary with respect to any secured Investment or other transfer of title with respect to any secured Investment in default;

(22)	any transaction to the extent constituting an Investment that is permitted and made in accordance with the provisions of Section 4.11(b) (except those transactions described in Section 4.11(b)(1), Section 4.11(b)(5), Section 4.11(b)(9) or Section 4.11(b)(19));

(23)	Investments consisting of purchases and acquisitions of inventory, supplies, material, services or equipment or purchases of contract rights or licenses or leases of intellectual property;

(24)	Investments consisting of the licensing or contribution of intellectual property pursuant to joint marketing arrangements;

(25)	advances in the form of a prepayment of expenses, so long as such expenses are being paid in accordance with customary trade terms of the Company, UPC NL Holdco, any Affiliate Proceeds Loan Obligor or its Restricted Subsidiaries; and

(26)	Investments by the Company, UPC NL Holdco, any Affiliate Proceeds Loan Obligor or a Restricted Subsidiary in any joint venture in connection with intercompany cash management arrangements or related activities arising in the ordinary course of business.

“Permitted Issuer Investment” means Investments in:

(1)	cash and Cash Equivalents;

(2)	the Notes;

(3)	any Additional Issuer Debt;

(4)	the Proceeds Loans; and

(5)	any Additional Proceeds Loan.

“Permitted Issuer Liens” means:

(1)	Liens created for the benefit of (or to secure) the Notes or the Note Guarantees;

(2)	Liens on the Note Collateral to secure Additional Issuer Debt and guarantees of Additional Issuer Debt;

(3)	Liens arising by operation of law described in one or more of clauses (4), (9) or (11) of the definition of Permitted Liens;

(4)	Liens on Escrowed Proceeds for the benefit of the related Holders of debt securities or other Indebtedness (or the underwriters or arrangers thereof) or on cash set aside at the time of the Incurrence of any Indebtedness or government securities purchased with such cash, in either case to the extent such cash or government securities prefund the payment of interest on such Indebtedness and are held in escrow accounts or similar arrangement to be applied for such purpose; and

(5)	Liens over Capital Stock of any Subsidiary of the Issuer.

“Permitted Issuer Maintenance Payments” means amounts paid to a direct or indirect Parent of the Issuer to the extent required to permit such Parent to pay reasonable amounts required to be paid by it to maintain the Parent’s, the Issuer’s and its Subsidiaries’ corporate existence and to pay reasonable accounting, legal, management and administrative fees and other bona fide operating expenses.

“Permitted Liens” means:

(A) with respect to any Restricted Subsidiary:

(1)	Liens on Receivables and related assets of the type described in the definition of “Qualified Receivables Transaction” Incurred in connection with a Qualified Receivables Transaction, and Liens on Investments in Receivables Entities;

(2)	pledges or deposits by such Person under workmen’s compensation laws, unemployment insurance laws or similar legislation, or good faith deposits in connection with bids, tenders, contracts (other than for the payment of Indebtedness) or leases to which such Person is a party, or deposits to secure public or statutory obligations of such Person or deposits of cash or United States government bonds to secure surety or appeal bonds to which such Person is a party, or deposits as security for contested taxes or import or customs duties or for the payment of rent, in each case Incurred in the ordinary course of business;

(3)	Liens imposed by law, including carriers’, warehousemens’, mechanics’ landlords’, materialmens’, repairmens’ and other like Liens, in each case for sums not yet overdue for a period of more than 60 days or that are bonded or being contested in good faith by appropriate proceedings;

(4)	Liens for taxes, assessments or other governmental charges not yet subject to penalties for non-payment or which are being contested in good faith by appropriate proceedings;

(5)	Liens in favor of issuers of surety, bid or performance bonds or with respect to other regulatory requirements or trade or government contracts or to secure leases or permits, licenses, statutory or regulatory obligations, or letters of credit or bankers’ acceptances issued pursuant to the request of and for the account of such Person in the ordinary course of its business;

(6)	(a) mortgages, liens, security interests, restrictions, encumbrances or any other matters of record that have been placed by any government, statutory or regulatory authority, developer, landlord or other third party on property over which the Company, UPC NL Holdco, any Affiliate Proceeds Loan Obligor or any Restricted Subsidiary has easement rights or on any leased property and subordination or similar arrangements relating thereto, (including, without limitation, the right reserved to or vested in any governmental authority by the terms of any lease, license, franchise, grant or permit acquired by the Company, UPC NL Holdco, any Affiliate Proceeds Loan Obligor or any of its Restricted Subsidiaries or by any statutory provision to terminate any such lease, license, franchise, grant or permit, or to require annual or other payments as a condition to the continuance thereof), (b) minor survey exceptions, encumbrances, trackage rights, special assessments ground leases, easements or reservations of, or rights of others for, licenses, rights of way, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning, building codes or other restrictions (including, without limitation, minor defects or irregularities in title and similar encumbrances) as to the use of real properties or Liens incidental to the conduct of the business of the Company, UPC NL Holdco, any Affiliate Proceeds Loan Obligor and the Restricted Subsidiaries or to the ownership of its properties which do not in the aggregate materially adversely affect the value of said properties or materially impair their use in the operation of the business of the Company, UPC NL Holdco, any Affiliate Proceeds Loan Obligor and the Restricted Subsidiaries and (c) any condemnation or eminent domain proceedings affecting any real property;

(7)	Liens securing Hedging Obligations so long as the related Indebtedness is, and is permitted to be incurred under this Indenture, secured by a Lien on the same property securing such Hedging Obligation;

(8)	leases, licenses, subleases and sublicenses of assets (including, without limitation, real property and intellectual property rights) which do not materially interfere with the ordinary conduct of the business of the Company, UPC NL Holdco, any Affiliate Proceeds Loan Obligor or any of the Restricted Subsidiaries;

(9)	Liens arising out of judgments, decrees, orders or awards so long as such Lien is adequately bonded and any appropriate legal proceedings which may have been duly initiated for the review of such judgment, decree, order or award have not been finally terminated or the period within which such proceedings may be initiated has not expired;

(10)	Liens for the purpose of securing the payment of all or a part of the purchase price of, or Capitalized Lease Obligations, Purchase Money Obligations or other payments Incurred to finance the acquisition, improvement or construction of, assets or property acquired or constructed in the ordinary course of business (including Liens arising out of conditional sale, title retention, hire purchase, consignment or similar arrangements for the sale of goods entered into in the ordinary course of business) provided that such Liens do not encumber any other assets or property of the Company, UPC NL Holdco, any Affiliate Proceeds Loan Obligor or the Restricted Subsidiaries other than such assets or property and assets affixed or appurtenant thereto;

(11)	Liens arising solely by virtue of any statutory or common law provisions or customary business provisions relating to banker’s Liens, rights of set-off or similar rights and remedies as to deposit accounts or other funds maintained with a depositary institution;

(12)	Liens arising from United States Uniform Commercial Code financing statement filings (or similar filings in other applicable jurisdictions) regarding operating leases entered into by the Company, UPC NL Holdco, any Affiliate Proceeds Loan Obligor and the Restricted Subsidiaries in the ordinary course of business;

(13)	Liens existing on, or provided for under written arrangements existing on, the Issue Date;

(14)	Liens on property, other assets or shares of stock of a Person at the time such Person becomes a Restricted Subsidiary (including Liens created, incurred or assumed in connection with or in contemplation of such acquisition or transaction); provided, however, that any such Lien may not extend to any other property owned by the Company, UPC NL Holdco, any Affiliate Proceeds Loan Obligor or any Restricted Subsidiary (other than pursuant to after-acquired property clauses in effect with respect to such Lien at the time of acquisition on property of the type that would have been subject to such Lien notwithstanding the occurrence of such acquisition);

(15)	Liens on property at the time the Company, UPC NL Holdco, any Affiliate Proceeds Loan Obligor or a Restricted Subsidiary acquired the property, including any acquisition by means of a merger or consolidation with or into any Restricted Subsidiary (including Liens created, incurred or assumed in connection with or in contemplation of such acquisition or transaction); provided, however, that such Liens may not extend to any other property owned by the Company, UPC NL Holdco, any Affiliate Proceeds Loan Obligor or such Restricted Subsidiary (other than pursuant to after-acquired property clauses in effect with respect to such Lien at the time of acquisition on property of the type that would have been subject to such Lien notwithstanding the occurrence of such acquisition);

(16)	Liens securing Indebtedness or other obligations of a Restricted Subsidiary owing to the Company, UPC NL Holdco, any Affiliate Proceeds Loan Obligor or a Restricted Subsidiary;

(17)	Liens securing the Proceeds Loan and any Additional Proceeds Loan;

(18)	Liens securing Refinancing Indebtedness Incurred to refinance Indebtedness that was previously so secured, provided that any such Lien is limited to all or part of the same property or assets (plus improvements, accessions, proceeds or dividends or distributions in respect thereof) that secured (or, under the written arrangements under which the original Lien arose, could secure) the Indebtedness being refinanced or is in respect of property that is the security for a Permitted Lien hereunder;

(19)	any interest or title of a lessor under any Capitalized Lease Obligation or operating lease;

(20)	Liens on Capital Stock or other securities of any Unrestricted Subsidiary that secure Indebtedness or other obligations of such Unrestricted Subsidiary;

(21)	[Reserved];

(22)	Liens in respect of the ownership interests in, or assets owned by, any joint ventures or similar arrangements securing obligations of such joint ventures or similar agreements;

(23)	Liens over rights under loan agreements relating to, or over notes or similar instruments evidencing, the on-loan of proceeds received by a Restricted Subsidiary from the issuance of Indebtedness Incurred by a Restricted Subsidiary, which Liens are created to secure payment of such Indebtedness;

(24)	Liens securing Indebtedness that is permitted to be Incurred by the Restricted Subsidiaries under Section 4.09(b)(1) or clauses (1), (3), (7), or (12) (in the case of (12), to the extent such guarantee is in respect of Indebtedness otherwise permitted to be secured and specified in this definition of Permitted Liens), (15) and (18) of Section 4.09(c).

(25)	Liens on assets or property of a Restricted Subsidiary that is not a Proceeds Loan Obligor securing Indebtedness of any Restricted Subsidiary that is not a Proceeds Loan Obligor permitted by Section 4.09;

(26)	Liens on Escrowed Proceeds for the benefit of the related Holders of debt securities or other Indebtedness (or the underwriters or arrangers thereof) or on cash set aside at the time of the Incurrence of any Indebtedness or government securities purchased with such cash, in either case to the extent such cash or government securities prefund the payment of interest on such Indebtedness and are held in escrow accounts or similar arrangement to be applied for such purpose;

(27)	Liens consisting of any right of set-off granted to any financial institution acting as a lockbox bank in connection with a Qualified Receivables Transaction;

(28)	Liens for the purpose of perfecting the ownership interests of a purchaser of Receivables and related assets pursuant to any Qualified Receivables Transaction;

(29)	Liens arising in connection with other sales of Receivables permitted hereunder without recourse to the Company, UPC NL Holdco, any Affiliate Proceeds Loan Obligor or any of the Restricted Subsidiaries;

(30)	Liens in respect of Bank Products or to implement cash pooling arrangements or arising under the general terms and conditions of banks with whom the Company, UPC NL Holdco, any Affiliate Proceeds Loan Obligor or any Restricted Subsidiary maintains a banking relationship or to secure cash management and other banking services, netting and set-off arrangements, and encumbrances over credit balances on bank accounts to facilitate operation of such bank accounts on a cash-pooled and net balances basis (including any ancillary facility under any Credit Facility or other accommodation comprising of more than one account) and Liens of the Company, UPC NL Holdco, any Affiliate Proceeds Loan Obligor or any Restricted Subsidiary under the general terms and conditions of banks and financial institutions entered into in the ordinary course of banking or other trading activities;

(31)	any Liens in respect of the ownership interests in, or assets owned by, any joint ventures securing obligations of such joint ventures;

(32)	any encumbrance or restriction (including, but not limited to, put and call arrangements) with respect to Capital Stock of any joint venture or similar arrangement pursuant to any joint venture or similar agreement;

(33)	deposits or other Liens for the purpose securing Limited Recourse;

(34)	Liens on equipment of the Company, UPC NL Holdco, any Affiliate Proceeds Loan Obligor or any Restricted Subsidiary granted in the ordinary course of business to a client of Company, UPC NL Holdco, any Affiliate Proceeds Loan Obligor or a Restricted Subsidiary at which such equipment is located;

(35)	subdivision agreements, site plan control agreements, development agreements, servicing agreements, cost sharing, reciprocal and other similar agreements with municipal and other governmental authorities affecting the development, servicing or use of a property; provided the same are complied with in all material respects except as such non-compliance does not interfere in any material respect as determined in good faith by the Issuer with the business of the Company, UPC NL Holdco, any Affiliate Proceeds Loan Obligor and its Subsidiaries taken as a whole;

(36)	facility cost sharing, servicing, reciprocal or other similar agreements related to the use and/or operation a property in the ordinary course of business; provided the same are complied with in all material respects;

(37)	deemed trusts created by operation of law in respect of amounts which are (i) not yet due and payable, (ii) immaterial, (iii) being contested in good faith and by appropriate proceedings and for which appropriate reserves have been established in accordance with GAAP or (iv) unpaid due to inadvertence after exercising due diligence; and

(38)	Liens Incurred with respect to obligations that do not exceed the greater of (a) €250.0 million and (b) 5.0% of Total Assets at any time outstanding.

(B) with respect to the Company, UPC NL Holdco and any Affiliate Proceeds Loan Obligor:

(1)	Liens securing the Proceeds Loans;

(2)	Permitted Collateral Liens;

(3)	Liens securing guarantees of Indebtedness Incurred under Credit Facilities, to the extent the underlying Indebtedness was Incurred in compliance with Section 4.09(b) or Section 4.09(c)(1);

(4)	Liens on property at the time the Company, UPC NL Holdco or any Affiliate Proceeds Loan Obligor acquired the property, including any acquisition by means of a merger or consolidation with or into the Company, UPC NL Holdco or any Affiliate Proceeds Loan Obligor; provided, that such Liens may not extend to any other property owned by the Company, UPC NL Holdco or any Affiliate Proceeds Loan Obligor;

(5)	Liens over (i) Capital Stock of any Restricted Subsidiary and (ii) rights under loan agreements, notes or similar instruments representing Indebtedness of any Restricted Subsidiary owing to and held by the Company, UPC NL Holdco or any Affiliate Proceeds Loan Obligor, securing Indebtedness Incurred by a Restricted Subsidiary in compliance with (a) Section 4.09(b)(1) or clauses (1), (7), (15) and (18) of Section 4.09(c) and (b) any Refinancing Indebtedness in respect of Indebtedness referred to in clause (a); and

(6)	Liens of the type described in clauses (3), (4), (5), (6), (7), (9), (10), (11), (12), (17), (19), (20), (22) and (24) of clause (A) of this definition of “Permitted Liens”.

“Person” means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, limited liability company, government or any agency or political subdivision hereof or any other entity.

“Preferred Stock”, as applied to the Capital Stock of any corporation, partnership, limited liability company or other entity, means Capital Stock of any class or classes (however designated) which is preferred as to the payment of dividends, or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such entity, over shares of Capital Stock of any other class of such entity.

“Priority Agreement” means the priority agreement dated January 17, 2014 (as amended on February, 20 2014 and as amended and restated on July 4, 2014 and as amended on January 4, 2015) between, among others, the Company, UPC NL and Deutsche Trustee Company Limited, as security agent, as previously amended and as may be further amended and in effect from time to time.

“Private Placement Legend” means the legend set forth in Section 2.07(j)(1) to be placed on all Notes issued under this Indenture except where otherwise permitted by the provisions of this Indenture.

“Proceeds Loan Agreement” means the proceeds loan agreement dated as of March 5, 2015 (as amended, supplemented and/or restated from time to time) between the Issuer, as lender, the Company and UPC NL Holdco as original borrowers, and Deutsche Trustee Company Limited, as security agent.

“Proceeds Loan Borrowers” means, in respect of each Proceeds Loan, either an Original Proceeds Loan Borrower or, if the JV Escrow Release occurs, Vodafone Holdco I, and any and all successors thereto, and any permitted assignees thereof under the Proceeds Loan Agreement.

“Proceeds Loan Collateral” means the Capital Stock of each Proceeds Loan Obligor and any other additional security interests that may in the future be pledged to secure obligations under the Proceeds Loans.

“Proceeds Loan Collateral Documents” means the security documents which create the security interest in the Proceeds Loan Collateral.

“Proceeds Loan Guarantors” means, in respect of each Proceeds Loan, the Proceeds Loan Obligors other than the borrower of such Proceeds Loan, any Additional Proceeds Loan Guarantor and any and all successors thereto, and any permitted assignees thereof under the Proceeds Loans.

“Proceeds Loan Obligors” means the Proceeds Loan Borrowers and the Proceeds Loan Guarantors (including any Additional Proceeds Loan Guarantor).

“Proceeds Loans” means, either (i) the JV Proceeds Loans (if any) or (ii) the Financing Proceeds Loans (if any), as the case may be.

“Pro forma EBITDA” means, for any period, the Consolidated EBITDA of the Company, UPC NL Holdco, any Affiliate Proceeds Loan Obligor and the Restricted Subsidiaries, provided, however, that for the purposes of calculating Pro forma EBITDA for such period, if, as of such date of determination:

(1)	since the beginning of such period the Company, UPC NL Holdco, any Affiliate Proceeds Loan Obligor or any Restricted Subsidiary will have made any Asset Disposition or disposed of any company, any business, or any group of assets constituting an operating unit of a business (any such disposition, a “Sale”) or if the transaction giving rise to the need to calculate the Consolidated Net Leverage Ratio is such a Sale, Pro forma EBITDA for such period will be reduced by an amount equal to the Consolidated EBITDA (if positive) attributable to the assets which are the subject of such Sale for such period or increased by an amount equal to the Consolidated EBITDA (if negative) attributable thereto for such period;

(2)	since the beginning of such period the Company, UPC NL Holdco, any Affiliate Proceeds Loan Obligor or any Restricted Subsidiary (by merger or otherwise) will have made an Investment in any Person that thereby becomes a Restricted Subsidiary, or otherwise acquires any company, any business, or any group of assets constituting an operating unit of a business (any such Investment or acquisition, a “Purchase”) including any such Purchase occurring in connection with a transaction causing a calculation to be made hereunder, Consolidated EBITDA for such period will be calculated after giving pro forma effect thereto as if such Purchase occurred on the first day of such period; and

(3)	since the beginning of such period any Person (that became a Restricted Subsidiary or was merged with or into the Company, UPC NL Holdco, any Affiliate Proceeds Loan Obligor or any Restricted Subsidiary since the beginning of such period) will have made any Sale or any Purchase that would have required an adjustment pursuant to clause (1) or (2) above if made by the Company, UPC NL Holdco, any Affiliate Proceeds Loan Obligor or a Restricted Subsidiary since the beginning of such period, Consolidated EBITDA for such period will be calculated after giving pro forma effect thereto as if such Sale or Purchase occurred on the first day of such period.

For purposes of this definition and the definition of Consolidated Net Leverage Ratio, (a) whenever pro forma effect is to be given to any transaction or calculation, the pro forma calculations will be as determined in good faith by a responsible financial or accounting officer of the Company (including without limitation in respect of anticipated expense and cost reductions) including, without limitation, as a result of, or that would result from any actions taken, committed to be taken or with respect to which substantial steps have been taken, by the Company, UPC NL Holdco, any Affiliate Proceeds Loan Obligor or any Restricted Subsidiary including, without limitation, in connection with any cost reduction synergies or cost savings plan or program or in connection with any transaction, investment, acquisition, disposition, restructuring, corporate reorganization or otherwise (regardless of whether these cost savings and cost reduction synergies could then be reflected in pro forma financial statements to the extent prepared), (b) in determining the amount of Indebtedness outstanding on any date of determination, pro forma effect shall be given to any Incurrence, repayment, repurchase, defeasance or other acquisition, retirement or discharge of Indebtedness as if such transaction had occurred on the first day of the relevant period and (c) interest on any Indebtedness that bears interest at a floating rate and that is being given pro forma effect shall be calculated as if the rate in effect on the date of calculation had been applicable for the entire period (taking into account any Hedging Obligations applicable to such Indebtedness).

“Public Debt” means any Indebtedness consisting of bonds, debentures, notes or other similar debt securities issued in (1) a public offering registered under the Securities Act or (2) a private placement to institutional investors that is underwritten for resale in accordance with Rule 144A or Regulation S under the Securities Act, whether or not it includes registration rights entitling the Holders of such debt securities to registration thereof with the SEC for public resale. The term “Public Debt”: (a) shall not include the Notes (or any Additional Notes) and (b) for the avoidance of doubt, shall not be construed to include any Indebtedness issued to institutional investors in a direct placement of such Indebtedness that is not underwritten by an intermediary (it being understood that, without limiting the foregoing, a financing that is distributed to not more than ten Persons (provided that multiple managed accounts and affiliates of any such Persons shall be treated as one Person for the purposes of this definition) shall be deemed not to be underwritten), or any Indebtedness under the 2015 SPV Senior Facility Agreement, 2014 Senior Secured Credit Facility, a Permitted Credit Facility, commercial bank or similar Indebtedness, Capitalized Lease Obligation or recourse transfer of any financial asset or any other type of Indebtedness incurred in a manner not customarily viewed as a “securities offering”.

“Public Market” means any time after an Equity Offering has been consummated, shares of common stock or other common equity interests of the IPO Entity having a market value in excess of €75 million on the date of such Equity Offering have been distributed pursuant to such Equity Offering.

“Public Offering” means any offering, including an Initial Public Offering, of shares of common stock or other common equity interests that are listed on an exchange or publicly offered (which shall include any offering pursuant to Rule 144A and/or Regulation S under the Securities Act to professional market investors or similar persons).

“Public Offering Expenses” means expenses Incurred by any Parent in connection with any public offering of Capital Stock or Indebtedness (whether or not successful):

(1)	where the net proceeds of such offering are intended to be received by or contributed or loaned to the Company, UPC NL Holdco, any Affiliate Proceeds Loan Obligor or a Restricted Subsidiary; or

(2)	in a prorated amount of such expenses in proportion to the amount of such net proceeds intended to be so received, contributed or loaned; or

(3)	otherwise on an interim basis prior to completion of such offering so long as any Parent shall cause the amount of such expenses to be repaid to the Company, UPC NL Holdco, any Affiliate Proceeds Loan Obligor or the relevant Restricted Subsidiary out of the proceeds of such offering promptly if completed, in each case, to the extent such expenses are not paid by another Subsidiary of such Parent.

“Purchase Money Note” means a promissory note of a Receivables Entity evidencing the deferred purchase price of Receivables (and related assets) and/or a line of credit, which may be irrevocable, from the Company, UPC NL Holdco, any Affiliate Proceeds Loan Obligor or any Restricted Subsidiary in connection with a Qualified Receivables Transaction with a Receivables Entity, which note is intended to finance that portion of the purchase price that is not paid in cash or a contribution of equity and which (a) is repayable from cash available to the Receivables Entity, other than (i) amounts required to be established as reserves pursuant to agreements, (ii) amounts paid to investors in respect of interest, (iii) principal and other amounts owing to such investors and (iv) amounts owing to such investors and amounts paid in connection with the purchase of newly generated Receivables and (b) may be subordinated to the payments described in clause (a).

“Purchase Money Obligations” means any Indebtedness Incurred to finance or refinance the acquisition, leasing, construction or improvement of property (real or personal) or assets (including Capital Stock), and whether acquired through the direct acquisition of such property or assets or the acquisition of the Capital Stock of any Person owning such property or assets, or otherwise.

“QIB” means a “qualified institutional buyer” as defined in Rule 144A.

“Qualified Receivables Transaction” means any transaction or series of transactions that may be entered into by the Company, UPC NL Holdco, any Affiliate Proceeds Loan Obligor or any of the Restricted Subsidiaries pursuant to which the Company, UPC NL Holdco, any Affiliate Proceeds Loan Obligor or any of its Restricted Subsidiaries may sell, convey or otherwise transfer to (1) a Receivables Entity (in the case of a transfer by the Company, UPC NL Holdco, any Affiliate Proceeds Loan Obligor or any of the Restricted Subsidiaries) and (2) any other Person (in the case of a transfer by a Receivables Entity), or may grant a Lien in, any Receivables (whether now existing or arising in the future) of the Company, UPC NL Holdco, any Affiliate Proceeds Loan Obligor or any of the Restricted Subsidiaries, and any assets related thereto including, without limitation, all collateral securing such Receivables, all contracts and all guarantees or other obligations in respect of such accounts receivable, the proceeds of such Receivables and other assets which are customarily transferred, or in respect of which Liens are customarily granted, in connection with asset securitization involving Receivables and any Hedging Obligations entered into by the Company, UPC NL Holdco, any Affiliate Proceeds Loan Obligor or any such Restricted Subsidiary in connection with such Receivables.

“Receivable” means a right to receive payment arising from a sale or lease of goods or the performance of services by a Person pursuant to an arrangement with another Person pursuant to which such other Person is obligated to pay for goods or services under terms that permit the purchase of such goods and services on credit and shall include, in any event, any items of property that would be classified as an “account”, “chattel paper”, “payment intangible” or “instrument” under the Uniform Commercial Code as in effect in the State of New York and any “supporting obligations” as so defined.

“Receivables Entity” means a Wholly Owned Subsidiary of the Company, UPC NL Holdco or any Affiliate Proceeds Loan Obligor (or another Person in which the Company, UPC NL Holdco, any Affiliate Proceeds Loan Obligor or any Restricted Subsidiary makes an Investment and to which the Company, UPC NL Holdco, any Affiliate Proceeds Loan Obligor or any Restricted Subsidiary transfers Receivables and related assets) which engages in no activities other than in connection with the financing of Receivables and which is designated by the Board of Directors of the Company (as provided below) as a Receivables Entity:

(1)	no portion of the Indebtedness or any other obligations (contingent or otherwise) of which:

(a)	is guaranteed by the Company, UPC NL Holdco, any Affiliate Proceeds Loan Obligor or any Restricted Subsidiary (excluding guarantees of obligations (other than the principal of, and interest on, Indebtedness) pursuant to Standard Securitization Undertakings);

(b)	is recourse to or obligates the Company, UPC NL Holdco, any Affiliate Proceeds Loan Obligor or any Restricted Subsidiary in any way other than pursuant to Standard Securitization Undertakings;

(c)	subjects any property or asset of the Company, UPC NL Holdco, any Affiliate Proceeds Loan Obligor or any Restricted Subsidiary, directly or indirectly, contingently or otherwise, to the satisfaction thereof, other than pursuant to Standard Securitization Undertakings; or

(d)	except, in each such case, Limited Recourse and Permitted Liens as defined in clauses (1), (27) through (29) and (33) of the definition thereof;

(2)	with which neither the Company, UPC NL Holdco, any Affiliate Proceeds Loan Obligor nor any Restricted Subsidiary has any material contract, agreement, arrangement or understanding (except in connection with a Purchase Money Note or Qualified Receivables Transaction) other than on terms no less favorable to the Company, UPC NL Holdco, any Affiliate Proceeds Loan Obligor or such Restricted Subsidiary than those that might be obtained at the time from Persons that are not Affiliates of the Company, UPC NL Holdco or any Affiliate Proceeds Loan Obligor, other than fees payable in the ordinary course of business in connection with servicing Receivables; and

(3)	to which neither the Company, UPC NL Holdco, any Affiliate Proceeds Loan Obligor nor any Restricted Subsidiary has any obligation to maintain or preserve such entity’s financial condition or cause such entity to achieve certain levels of operating results (other than those related to or incidental to the relevant Qualified Receivables Transaction), except for Limited Recourse.

Any such designation by the Board of Directors of the Company shall be evidenced to the Trustee by promptly filing with the Trustee a certified copy of the resolution of the Board of Directors of the Company, UPC NL Holdco or any Affiliate Proceeds Loan Obligor giving effect to such designation and an Officers’ Certificate certifying that such designation complied with the foregoing conditions.

“Redemption Date” means, when used with respect to any Note to be redeemed pursuant to this Indenture, the date fixed for such redemption.

“Receivables Fees” means reasonable distributions or payments made directly or by means of discounts with respect to any participation interest issued or sold in connection with, and other fees paid to a Person that is not a Receivables Entity in connection with, any Qualified Receivables Transaction.

“Receivables Repurchase Obligation” means any obligation of a seller of Receivables in a Qualified Receivables Transaction to repurchase Receivables arising as a result of a breach of a representation, warranty or covenant or otherwise, including as a result of a receivable or portion thereof becoming subject to any asserted defense, dispute, offset or counterclaim of any kind as a result of any action taken by, any failure to take action by or any other event relating to the seller.

“Refinancing Indebtedness” means Indebtedness that is Incurred to refund, refinance, replace, exchange, renew, repay or extend (including pursuant to any defeasance or discharge mechanism) (collectively, “refinance”, “refinances”, and “refinanced” shall have a correlative meaning) any Indebtedness existing on the Issue Date or Incurred in compliance with this Indenture (including Indebtedness of the Company, UPC NL Holdco or any Affiliate Proceeds Loan Obligor that refinances Indebtedness of any Restricted Subsidiary and Indebtedness of any Restricted Subsidiary that refinances Indebtedness of another Restricted Subsidiary) including Indebtedness that refinances Refinancing Indebtedness, including successive refinancings; provided, however, that:

(1)	if the Indebtedness being refinanced constitutes Subordinated Obligations, (a) if the Stated Maturity of the Indebtedness being refinanced is earlier than the Stated Maturity of the Notes, the Refinancing Indebtedness has a Stated Maturity no earlier than the Stated Maturity of the Indebtedness being refinanced or (b) if the Stated Maturity of the Indebtedness being refinanced is later than the Stated Maturity of the Notes, the Refinancing Indebtedness has a Stated Maturity later than the Stated Maturity of the Notes;

(2)	such Refinancing Indebtedness is Incurred in an aggregate principal amount (or if issued with original issue discount, an aggregate issue price) that is equal to or less than the sum of the aggregate principal amount (or if issued with original issue discount, the aggregate accreted value) then outstanding of the Indebtedness being refinanced plus an amount to pay any interest, fees and expenses, premiums and defeasance costs, Incurred in connection therewith; and

(3)	if the Indebtedness being refinanced constitutes Subordinated Obligations, such Refinancing Indebtedness is subordinated in right of payment to the Notes on terms at least as favorable to the Holders as those contained in the documentation governing the Indebtedness being refinanced.

Refinancing Indebtedness in respect of any Credit Facility or any other Indebtedness may be Incurred from time to time after the termination, discharge or repayment of all or any part of any such Credit Facility or other Indebtedness.

“Regulation S” means Regulation S promulgated under the Securities Act.

“Regulation S Global Note” means a Global Note, substantially in the form of Exhibit A hereto bearing the Global Note Legend and the Private Placement Legend and deposited with the Custodian and registered in the name of the Depositary or its nominee, issued in a denomination equal to the outstanding principal amount of the Notes initially sold in reliance on Rule 903 of Regulation S.

“Related Business” means any business that is the same as or related, ancillary or complementary to any of the businesses of the Company, UPC NL Holdco, any Affiliate Proceeds Loan Obligor and the Restricted Subsidiaries on the Issue Date.

“Related Person” with respect to any Permitted Holder, means:

(1)	any controlling equity Holder or majority (or more) owned Subsidiary of such Permitted Holder; or

(2)	in the case of an individual, any spouse, family member or relative of such individual, any trust or partnership for the benefit of one or more of such individual and any such spouse, family member or relative, or the estate, executor, administrator, committee or beneficiaries of any thereof; or

(3)	any trust, corporation, partnership or other Person for which one or more of the Permitted Holders and other Related Persons of any thereof constitute the beneficiaries, stockholders, partners or owners thereof, or Persons beneficially holding in the aggregate a majority (or more) controlling interest therein.

“Related Taxes” means:

(1)	any taxes, including but not limited to sales, use, transfer, rental, ad valorem, value added, stamp, property, consumption, franchise, license, capital, registration, business, customs, net worth, gross receipts, excise, occupancy, intangibles or similar taxes (other than (x) taxes measured by income and (y) withholding imposed on payments made by any Parent), required to be paid by any Parent by virtue of its:

(a)	being organized or incorporated or having Capital Stock outstanding (but not by virtue of owning stock or other equity interests of any corporation or other entity other than the Company, UPC NL Holdco, any Affiliate Proceeds Loan Obligor or any of the Company’s, UPC NL Holdco’s or any Affiliate Proceeds Loan Obligor’s Subsidiaries), or

(b)	being a holding company parent of the Company, UPC NL Holdco, any Affiliate Proceeds Loan Obligor or any of the Company’s, UPC NL Holdco’s or any Affiliate Proceeds Loan Obligor’s Subsidiaries, or

(c)	receiving dividends from or other distributions in respect of the Capital Stock of the Company, UPC NL Holdco or any Affiliate Proceeds Loan Obligor, or any of the Company’s, UPC NL Holdco’s or any Affiliate Proceeds Loan Obligor’s Subsidiaries, or

(d)	having guaranteed any obligations of the Company, UPC NL Holdco, any Affiliate Proceeds Loan Obligor or any Subsidiary of the Company, UPC NL Holdco or any Affiliate Proceeds Loan Obligor, or

(e)	having made any payment in respect to any of the items for which the Company, UPC NL Holdco or any Affiliate Proceeds Loan Obligor is permitted to make payments to any Parent pursuant to Section 4.07, in each case, to the extent such taxes are not paid by another Subsidiary or such Parent; and

(2)

any taxes measured by income for which any Parent is liable up to an amount not to exceed with respect to such taxes the amount of any such taxes that the Company, UPC NL Holdco, any Affiliate Proceeds Loan Obligor and their Subsidiaries would have been required to pay on a separate company basis or on a consolidated basis if the Company, UPC NL Holdco, any Affiliate

Proceeds Loan Obligor and their Subsidiaries had paid tax on a consolidated, combined, group, affiliated or unitary basis on behalf of an affiliated group consisting only of the Company, UPC NL Holdco, any Affiliate Proceeds Loan Obligor and their Subsidiaries and any taxes imposed by way of withholding on payments made by one Parent to another Parent on any financing that is provided, directly or indirectly in relation to the Company, UPC NL Holdco, any Affiliate Proceeds Loan Obligor and their Subsidiaries (reduced by any taxes measured by income actually paid by the Company, UPC NL Holdco, any Affiliate Proceeds Loan Obligor and their Subsidiaries).

“Related Transaction” means (1) any transactions to effect or consummate the JV Transactions, the Ziggo Group Combination and/or the Ziggo Group Assumption, which may include the contribution of an Affiliate entity by a Parent (“Contributed Entity”) which Contributed Entity indirectly holds Share Capital in the Company or UPC NL Holdco, (2) any transactions to effect or consummate the Credit Facility Assumption, (3) intercompany indebtedness (A) by the Company, UPC NL Holdco, any Affiliate Proceeds Loan Obligor, the Contributed Entity or a Restricted Subsidiary to an Affiliate or (B) by an Affiliate to the Company, UPC NL Holdco, any Affiliate Proceeds Loan Obligor, the Contributed Entity or a Restricted Subsidiary, in each case, to effect or consummate the Ziggo Group Combination and/or the Ziggo Group Assumption, (4) the Post-Closing Reorganization and (5) payment of fees, costs and expenses in connection with the JV Transactions, the Ziggo Group Combination and/or the Ziggo Group Assumption and/or Credit Facility Assumption and the Post-Closing Reorganization.

“Reporting Entity” refers to (i) Ziggo Group Holding, (ii) following the accession of any Affiliate Subsidiary, Ziggo Group Holding or a common Parent of the Company, UPC NL Holdco and the Affiliate Subsidiary, or (iii) following an Affiliate Proceeds Loan Obligor Accession, a common Parent of the Company, UPC NL Holdco and any Affiliate Proceeds Loan Obligor.

“Representative” means any trustee, agent or representative (if any) for an issue of Senior Indebtedness or the provider of Senior Indebtedness (if provided on a bilateral basis), as the case may be.

“Responsible Officer,” when used with respect to the Trustee, means any officer within the Corporate Trust Administration of the Trustee (or any successor group of the Trustee) including any vice president, assistant vice president, assistant treasurer, or any other officer of the Trustee customarily performing functions similar to those performed by any of the above designated officers and also means, with respect to a particular corporate trust matter, any other officer to whom such matter is referred because of his knowledge of and familiarity with the particular subject.

“Restricted Definitive Note” means a Definitive Note bearing the Private Placement Legend.

“Restricted Global Note” means a Global Note bearing the Private Placement Legend.

“Restricted Investment” means any Investment other than a Permitted Investment.

“Restricted Period” means the 40-day distribution compliance period as defined in Regulation S.

“Restricted Subsidiary” means any Subsidiary of the Company, UPC NL Holdco or any Affiliate Proceeds Loan Obligor together with any Affiliate Subsidiaries other than an Unrestricted Subsidiary.

“Rule 144” means Rule 144 promulgated under the Securities Act.

“Rule 144A” means Rule 144A promulgated under the Securities Act.

“Rule 903” means Rule 903 promulgated under the Securities Act.

“Rule 904” means Rule 904 promulgated under the Securities Act.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the United States Securities Act of 1933, as amended.

“Securitization Obligation” means any Indebtedness or other obligation of any Receivables Entity.

“Security Agent” means Deutsche Trustee Company Limited and any successor or replacement Security Agent, acting in such capacity.

“Senior Indebtedness” means, whether outstanding on the Issue Date or thereafter Incurred, all amounts payable by, under or in respect of all other Indebtedness of the Company, UPC NL Holdco, any Affiliate Proceeds Loan Obligor or any Restricted Subsidiary, including premiums and accrued and unpaid interest (including interest accruing on or after the filing of any petition in bankruptcy or for reorganization relating to the Company, UPC NL Holdco, any Affiliate Proceeds Loan Obligor or any Restricted Subsidiary at the rate specified in the documentation with respect thereto whether or not a claim for post filing interest is allowed in such proceeding) and fees relating thereto; provided, however, that Senior Indebtedness will not include:

(1)	any Indebtedness Incurred in violation of this Indenture;

(2)	any obligation of the Company, UPC NL Holdco or any Affiliate Proceeds Loan Obligor to any Restricted Subsidiary;

(3)	any liability for taxes owed or owing by the Company, UPC NL Holdco, any Affiliate Proceeds Loan Obligor or any Restricted Subsidiary;

(4)	any accounts payable or other liability to trade creditors arising in the ordinary course of business (including guarantees thereof or instruments evidencing such liabilities);

(5)	any Indebtedness, guarantee or obligation of the Company, UPC NL Holdco or any Affiliate Proceeds Loan Obligor that is expressly subordinate or junior in right of payment to any other Indebtedness, guarantee or obligation of the Company, UPC NL Holdco or any Affiliate Proceeds Loan Obligor, including, without limitation, any Subordinated Obligation; or

(6)	any Capital Stock.

“Senior Secured Notes Issuer” means Ziggo Secured Finance B.V., a direct subsidiary of the Issuer.

“Senior Secured Proceeds Loan Agreement” means the proceeds loan agreement dated as of March 5, 2015 (as amended, supplemented and/or restated from time to time) between the Senior Secured Notes Issuer and Ziggo Secured Finance Partnership, as lenders, UPC Nederland B.V. as original borrower, and ING Bank N.V., as security agent.

“Senior Secured Priority Agreement” means the priority agreement dated January 12, 2006 (as amended and restated on October 6, 2006, November 17, 2006, March 28, 2013, November 14, 2014 and January 4, 2015) between, among others, Amsterdamse Beheer- en Consultingmaatschappij B.V., certain guarantors party thereto and ING Bank N.V., as security agent, as previously amended and as may be further amended and in effect from time to time.

“Senior Secured Proceeds Loan Borrowers” means the borrowers under the Existing Senior Secured Proceeds Loans.

“Senior Secured Proceeds Loan Guarantors” means the guarantors under the Existing Senior Secured Proceeds Loans.

“Senior Secured Proceeds Loan Obligors” mean the collectively, the Senior Secured Proceeds Loan Borrowers and the Senior Secured Proceeds Loan Guarantors.

“Significant Subsidiary” means any Restricted Subsidiary which, together with the Restricted Subsidiaries of such Restricted Subsidiary, accounted for more than 10% of Total Assets as of the end of the most recently completed fiscal year.

“Specified Legal Expenses” means, to the extent not constituting an extraordinary, non-recurring or unusual loss, charge or expense, all attorneys’ and experts’ fees and expenses and all other costs, liabilities (including all damages, penalties, fines and indemnification and settlement payments) and expenses paid or payable in connection with any threatened, pending, completed or future claim, demand, action, suit, proceeding, inquiry or investigation (whether civil, criminal, administrative, governmental or investigative).

“Spin-Off” means a transaction by which all outstanding ordinary shares of the Company, UPC NL Holdco or any Affiliate Proceeds Loan Obligor or a Parent of the Company, UPC NL Holdco or any Affiliate Proceeds Loan Obligor, directly or indirectly owned by Ultimate Parent are distributed to (x) all of the Ultimate Parent’s shareholders, or (y) all of the shareholders comprising one or more group of the Ultimate Parent’s shareholders as provided by the Ultimate Parent’s articles of association, in each case, either directly or indirectly through the distribution of shares in a company holding the Company’s, UPC NL Holdco’s or any Affiliate Proceeds Loan Obligor’s shares or a Parent’s shares.

“Spin Parent” means the Person the shares of which are distributed to the shareholders of the Ultimate Parent pursuant to the Spin-Off.

“Standard Securitization Undertakings” means representations, warranties, covenants and indemnities entered into by the Company, UPC NL Holdco, any Affiliate Proceeds Loan Obligor or any Restricted Subsidiary which are reasonably customary in securitization of Receivables transactions, including without limitation, those relating to the servicing of the assets of a Receivables Entity and Limited Recourse, it being understood that any Receivables Repurchase Obligation shall be deemed to be a Standard Securitization Undertaking.

“Stated Maturity” means, with respect to any security, the date specified in such security as the fixed date on which the payment of principal of such security is due and payable, including pursuant to any mandatory redemption provision, but shall not include any contingent obligations to repay, redeem or repurchase any such principal prior to the date originally scheduled for the payment thereof.

“Subordinated Obligation” means in the case of each Proceeds Loan Borrower, any Indebtedness that is expressly subordinate or junior in right of payment to the applicable

Proceeds Loan pursuant to a written agreement and, in the case of another Proceeds Loan Obligor, any Indebtedness that is expressly subordinate or junior in right of payment to the Proceeds Loan Guarantee of such Proceeds Loan Obligor pursuant to a written agreement.

“Subordinated Shareholder Loans” means Indebtedness of the Company, UPC NL Holdco, or any Affiliate Proceeds Loan Obligor (and any security into which such Indebtedness, other than Capital Stock, is convertible or for which it is exchangeable at the option of the Holder) issued to and held by any Affiliate (other than a Restricted Subsidiary) that (either pursuant to its terms or pursuant to an agreement with respect thereto):

(1)	does not mature or require any amortization, redemption or other repayment of principal or any sinking fund payment prior to the first anniversary of the Stated Maturity of the Notes (other than through conversion or exchange of such Indebtedness into Capital Stock (other than Disqualified Stock) of the Company, UPC NL Holdco or any Affiliate Proceeds Loan Obligor, as applicable, or any Indebtedness meeting the requirements of this definition);

(2)	does not require, prior to the first anniversary of the Stated Maturity of the Notes, payment of cash interest, cash withholding amounts or other cash gross-ups, or any similar cash amounts;

(3)	contains no change of control or similar provisions that are effective, and does not accelerate and has no right to declare a default or event of default or take any enforcement action or otherwise require any cash payment prior to the first anniversary of the Stated Maturity or the Notes;

(4)	does not provide for or require any Lien or encumbrance over any asset of the Company, UPC NL Holdco, any Affiliate Proceeds Loan Obligor or any of the Restricted Subsidiaries;

(5)	is subordinated in right of payment to the prior payment in full of the Proceeds Loan or the Proceeds Loan Guarantee, as applicable, in the event of (a) a total or partial liquidation, dissolution or winding up of the Company, UPC NL Holdco or any Affiliate Proceeds Loan Obligor, as applicable, (b) a bankruptcy, reorganization, insolvency, receivership or similar proceeding relating to the Company or its property or UPC NL Holdco or its property, as applicable, (c) an assignment for the benefit of creditors or (d) any marshalling of the assets and liabilities of the Company, UPC NL Holdco or any Affiliate Proceeds Loan Obligor, as applicable;

(6)	under which the Company, UPC NL Holdco or any Affiliate Proceeds Loan Obligor, as applicable, may not make any payment or distribution of any kind or character with respect to any obligations on, or relating to, such Subordinated Shareholder Loans if (a) a payment Default on the Notes occurs and is continuing or (b) any other Default under this Indenture occurs and is continuing on the Notes that permits the Holders to accelerate their maturity and the Company receives notice of such Default from the requisite Holders, until in each case the earliest of (i) the date on which such Default is cured or waived or (ii) 180 days from the date such Default occurs (and only once such notice may be given during any 360 day period); and

(7)	under which, if the Holder of such Subordinated Shareholder Loans receives a payment or distribution with respect to such Subordinated Shareholder Loan (a) other than in accordance with this Indenture or as a result of a mandatory requirement of applicable law or (b) under circumstances described under clauses (5)(a) through (d) above, such Holder will forthwith pay all such amounts to the Trustee to be held in trust for application in accordance with this Indenture.

“Subsidiary” of any Person means (a) any corporation, association or other business entity (other than a partnership, joint venture, limited liability company or similar entity) of which more than 50% of the total ordinary voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof (or Persons performing similar functions) or (b) any partnership, joint venture limited liability company or similar entity of which more than 50% of the capital accounts, distribution rights, total equity and voting interests or general or limited partnership interests, as applicable, is, in the case of clauses (a) and (b), at the time owned or controlled, directly or indirectly, by (1) such Person, (2) such Person and one or more Subsidiaries of such Person or (3) one or more Subsidiaries of such Person. Unless otherwise specified herein, each reference to a Subsidiary will refer to a Subsidiary of the Company, UPC NL Holdco or any Affiliate Proceeds Loan Obligor.

“Total Assets” means the Consolidated total assets of the Company, UPC NL Holdco, any Affiliate Proceeds Loan Obligor and the Restricted Subsidiaries as shown on the most recent balance sheet (excluding the footnotes thereto) of the Reporting Entity (and, in the case of any determination relating to any Incurrence of Indebtedness or any Restricted Payment, on a pro forma basis including any property or assets being acquired in connection therewith).

“Towers Assets” means:

(1)	all present and future wireless and broadcast towers and tower sites that host or assist in the operation of plant and equipment used for transmitting telecommunications signals, beings tower and tower sites that are owned by or vested in the Company, UPC NL Holdco, any Affiliate Proceeds Loan Obligor or any Restricted Subsidiary and include, without limitation, any and all towers under constructions;

(2)	all rights, title, deposits (including, without limitation, deposits placed with landlords, electricity boards and transmission companies) and interest in, or over, the land property on which such towers and tower sites have been constructed or erected or installed;

(3)	all current assets relating to towers or tower sites whether movable, immovable or incorporeal;

(4)	all plant and equipment customarily treated by telecommunications operators as forming part of the Tower Assets, including, in particular, but without limitation, the electricity power connections, utilities, diesel generator sets, batteries, power management systems, air conditioners, shelters and all associated civil and electrical works; and

(5)	all permits, licences, approvals, registrations, quotas, incentives, powers, authorities, allotments, consents, rights, benefits, advantages, municipal permissions, trademarks, designs, copyrights, patents and other intellectual property and powers of every kind, nature and description whatsoever, whether form government bodies or otherwise, pertaining to or relating to clauses (1) to (4) of this definition.

“Trade Payables” means, with respect to any Person, any accounts payable or any Indebtedness or monetary obligation to trade creditors created, assumed or guaranteed by such Person arising in the ordinary course of business in connection with the acquisition of goods or services.

“Treasury Rate” means the yield to maturity at the time of computation of U.S. Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15 (519) which has become publicly available on a day no earlier than two Business Days prior to the date of the delivery of the redemption notice in respect of such Redemption Date (or, if such statistical release is not so published or available, any publicly available source of similar market date selected by the Issuer in good faith)) most nearly equal to the period from the Redemption Date to January 15, 2022; provided, however, that if the period from the Redemption Date to January 15, 2022 is not equal to the constant maturity of a U.S. Treasury security for which a weekly average yield is given, the Treasury Rate shall be obtained by a linear interpolation (calculated to the nearest one-twelfth of a year) from the weekly average yields of U.S. Treasury securities for which such yields are given, except that if the period from the Redemption Date to January 15, 2022 is less than one year, the weekly average yield on actually traded U.S. Treasury securities adjusted to a constant maturity of one year shall be used.

“Trustee” means Deutsche Trustee Company Limited, until a successor replaces it in accordance with the applicable provisions of this Indenture and thereafter means the successor serving hereunder.

“Ultimate Parent” means (1) Liberty Global plc and any all successors thereto or (2) upon consummation of a Spin-Off, “Ultimate Parent” will mean the Spin Parent and its successors, and (3) upon consummation of a Parent Joint Venture Transaction, “Ultimate Parent” will mean each of the top tier Parent entities of the Joint Venture Holders and their successors.

“Unrestricted Global Note” means a Global Note that does not bear and is not required to bear the Private Placement Legend.

“Unrestricted Subsidiary” means:

(1)	any Subsidiary of the Company, UPC NL Holdco or any Affiliate Proceeds Loan Obligor that at the time of determination shall be designated an Unrestricted Subsidiary by the Board of Directors of the Company in the manner provided below; and

(2)	any Subsidiary of an Unrestricted Subsidiary.

The Board of Directors of the Company, UPC NL Holdco or any Affiliate Proceeds Loan Obligor may designate any Subsidiary of the Company, UPC NL Holdco or any Affiliate Proceeds Loan Obligor (including any newly acquired or newly formed Subsidiary or a Person becoming a Subsidiary through merger or consolidation or Investment therein) to be an Unrestricted Subsidiary only if:

(a)	such Subsidiary or any of its Subsidiaries does not own any Capital Stock or Indebtedness of or have any Investment in, or own or hold any Lien on any property of, any other Subsidiary of the Company, UPC NL Holdco or any Affiliate Proceeds Loan Obligor which is not a Subsidiary of the Subsidiary to be so designated or otherwise an Unrestricted Subsidiary; and

(b)	such designation and the Investment of the Company, UPC NL Holdco or any Affiliate Proceeds Loan Obligor in such Subsidiary complies with Section 4.07.

Any such designation by the Board of Directors of the Company, UPC NL Holdco or any Affiliate Proceeds Loan Obligor shall be evidenced to the Trustee by promptly filing with the Trustee a resolution of the Board of Directors of the Company, UPC NL Holdco or any Affiliate Proceeds Loan Obligor giving effect to such designation and an Officers’ Certificate certifying that such designation complies with the foregoing conditions. If, at any time, any Unrestricted Subsidiary would fail to meet the foregoing requirements as an Unrestricted Subsidiary, it shall thereafter cease to be an Unrestricted Subsidiary for purposes of this Indenture and any Indebtedness of such Subsidiary shall be deemed to be Incurred as of such date.

The Board of Directors of the Company, UPC NL Holdco or any Affiliate Proceeds Loan Obligor may designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided that immediately after giving effect to such designation, no Default or Event of Default shall have occurred and be continuing or would occur as a consequence thereof and either (1) the Company, UPC NL Holdco, any Affiliate Proceeds Loan Obligor and the Restricted Subsidiaries could Incur at least €1.00 of additional Pari Passu Indebtedness under Section 4.09(b) or (2) the Consolidated Net Leverage Ratio would be no greater than it was immediately prior to giving effect to such designation, in each case, on a pro forma basis taking into account such designation.

“UPC NL Holdco” means UPC Nederland Holding 1 B.V.

“U.S. Government Obligations” means direct obligations of, or obligations guaranteed by, the United States of America, and the payment for which the United States pledges its full faith and credit.

“U.S. dollar” or “$” means the lawful currency of the United States of America.

“U.S. Person” means a U.S. Person as defined in Rule 902(k) promulgated under the Securities Act.

“Vodafone Holdco I” means a private limited company to be incorporated under the laws of the Netherlands and any all successors thereto.

“Vodafone International” mean Vodafone International Holding B.V., a private limited company incorporated under the laws of the Netherlands and any all successors thereto.

“Vodafone Libertel” means Vodafone Libertel B.V., a private limited company incorporated under the laws of the Netherlands and any all successors thereto.

“Vodafone NL Group” refers to Vodafone Libertel together with any holding companies and its Subsidiaries.

“Voting Stock” of a Person means all classes of Capital Stock of such Person then outstanding and normally entitled to vote in the election of directors.

“Wholly Owned Subsidiary” means (1) in respect of any Person, a Person, all of the Capital Stock of which (other than (a) directors’ qualifying shares or an immaterial amount of shares required to be owned by other Persons pursuant to applicable law, regulation or to ensure limited liability) and (b) in the case of a Receivables Entity, shares held by a Person that is not an Affiliate of the Company, UPC NL Holdco or an Affiliate Proceeds Loan Obligor solely for the purpose of permitting such Person (or such Person’s designee) to vote with respect to customary major events with respect to such Receivables Entity, including without limitation the institution of bankruptcy, insolvency or other similar proceedings, any merger or dissolution, and any change in charter documents or other customary events is owned by that Person directly or (2) indirectly by a Person that satisfies the requirements of clause (1).

“Written Instructions” means any written notices, directions or instructions (including for the avoidance of doubt by Electronic Means) received by the Trustee or the Agents from an Authorized Person or from a person reasonably believed by the Agents to be an Authorized Person.

“Ziggo Group Combination” means the series of transactions whereby (i) the Company and its Subsidiaries are combined with UPC NL Holdco and its Subsidiaries and any Affiliate Proceeds Loan Obligor and its Subsidiaries through one or more mergers, consolidations, contributions or similar transactions or (ii) the special purpose financing company structure whereby the Issuer issued the Notes and funded proceeds loans is terminated and the Proceeds Loan Obligors and their Subsidiaries assume or otherwise acquire all of the outstanding Indebtedness of the Issuer and its Subsidiaries through the assumption, assignment or other transfer of such Indebtedness or the acquisition or other transfer of the Issuer and/or any of its Subsidiaries to the Proceeds Loan Obligors.

“Ziggo Group Combination Date” means the date the Ziggo Group Combination is consummated.

“Ziggo Group Holding” means Ziggo Group Holding B.V. and any all successors thereto.

Section 1.02 Other Definitions.

Term	Defined in Section
“Accession Agreement”	4.27
“Additional Amounts”	4.19
“Additional Collateral Sharing Agreement”	4.22
“Additional Priority Agreement”	4.23
“Additional Proceeds Loan”	4.09
“Additional Proceeds Loan Guarantor”	4.24
“Affiliate Proceeds Loan Obligor”	10.02
“Affiliate Proceeds Loan Obligor Accession”	10.02
“Affiliate Proceeds Loan Obligor Guarantee”	10.02
“Affiliate Transaction”	4.11
“Asset Disposition Offer”	3.11
“Asset Disposition Offer Amount”	3.11
“Asset Disposition Purchase Date”	3.11
“Authentication Order”	2.02
“Change in Tax Law”	3.09
“Change of Control Offer”	4.14
“Change of Control Purchase Price”	4.14
“Change of Control Purchase Date”	4.14
“Claim”	13.01
“Claim Amount”	13.01
“Covenant Defeasance”	8.03
“cross acceleration provision”	6.01
“Escrow Guarantee”	3.08
“Escrow Termination Date”	3.08
“Event of Default”	6.01
“Excess Proceeds”	4.10
“Financing Amount”	3.08
“Financing Escrow Release Date”	3.08
“Financing Escrow Release Date”	3.08
“Financing Proceeds Loans”	3.08

“Fold-In Collateral”	4.27
“Fold-In Collateral Documents”	4.27
“Initial Reporting Standard”	4.03
“Instructing Group Consent”	9.03
“Investment Grade Status Period”	4.20
“LCT Election”	4.28
“LCT Test Date”	4.28
“Legal Defeasance”	8.02
“Other Asset Disposition Indebtedness”	3.11
“Net Proceeds”	13.01
“New Reporting Standard”	4.03
“Note Guarantee”	4.27
“Note Guarantors”	4.27
“Paying Agent”	2.03
“payment default”	6.01
“Payor”	4.19
“Principal Obligations”	7.12
“Register”	2.03
“Registered Agent”	12.09
“Registrar”	2.03
“Regular Record Date”	2.04
“Reinstatement Date”	4.19
“Release”	3.08
“Relevant Taxing Jurisdiction”	4.19
“Restricted Payments”	4.07
“Special Mandatory Redemption”	3.08
“Special Mandatory Redemption Date”	3.08
“Special Mandatory Redemption Price”	3.08
“Special Optional Redemption”	3.13
“Special Optional Redemption Date”	3.13
“Special Optional Redemption Price”	3.13
“Successor Company”	5.01
“Taxes”	4.19
“Tax Redemption Date”	3.09
“Ziggo Group Assumption”	4.27

Section 1.03 Rules of Construction

Unless the context otherwise requires:

(1) a term has the meaning assigned to it;

(2) an accounting term not otherwise defined has the meaning assigned to it in accordance with IFRS;

(3) “or” is not exclusive;

(4) words in the singular include the plural, and in the plural include the singular;

(5) “will” shall be interpreted to express a command;

(6) provisions apply to successive events and transactions; and

(7) references to sections of or rules under the Securities Act will be deemed to include substitute, replacement of successor sections or rules adopted by the SEC from time to time.

ARTICLE 2.

THE NOTES

Section 2.01 Form and Dating

(a) Global Notes. Notes offered and sold in reliance on Rule 144A shall be issued initially in the form of a 144A Global Note, duly executed by the Issuer, and authenticated by the Trustee or its Authenticating Agent as hereinafter provided. Notes offered and sold in reliance on Regulation S shall be issued initially in the form of a Regulation S Global Note, duly executed by the Issuer and authenticated by the Trustee or its Authenticating Agent as hereinafter provided. Each Global Note shall represent such aggregate principal amount of the outstanding Notes as shall be specified therein and each shall provide that it shall represent the aggregate principal amount of outstanding Notes from time to time endorsed thereon and that the aggregate principal amount of outstanding Notes represented thereby shall from time to time be reduced or increased, as appropriate, by the Registrar, the Paying Agent or the Trustee to reflect exchanges, repurchases, redemptions and transfers of interests therein, in accordance with the terms of this Indenture.

The terms and provisions contained in the Notes will constitute, and are hereby expressly made, a part of this Indenture and the Issuer and the Trustee, by their execution and delivery of this Indenture, expressly agree to such terms and provisions and to be bound thereby. However, to the extent any provision of any Note conflicts with the express provisions of this Indenture, the provisions of this Indenture shall govern and be controlling.

Ownership of interests in the Global Notes will be limited to Participants and Indirect Participants. Book-Entry Interests in the Global Notes will be shown on, and transfers thereof will be effected only through, records maintained in book-entry form by the Depositary and its Participants. The Applicable Procedures shall be applicable to Book-Entry Interests in Global Notes.

Except as set forth in Section 2.07(a), the Global Notes may be transferred, in whole and not in part, only to a nominee or a successor of the Depositary.

(b) Definitive Registered Notes. Definitive Registered Notes issued upon transfer of a Book-Entry Interest or a Definitive Registered Note, or in exchange for a Book-Entry Interest or a Definitive Registered Note, shall be issued in accordance with this Indenture.

(c) Book-Entry Provisions. Neither Participants nor Indirect Participants shall have any rights either under this Indenture or under any Global Note held on their behalf by the Depositary. Notwithstanding the foregoing, nothing herein shall prevent the Issuer, the Trustee or any Agent from giving effect to any written certification, proxy or other authorization furnished by the Depositary or impair, as between the Depositary and its Participants, the operation of customary practices of the Depositary governing the exercise of the rights of an owner of a beneficial interest in any Global Note.

(d) Note Forms. The Global Notes and the Definitive Registered Notes shall be issuable only in registered form, substantially in the forms set forth as Exhibit A and Exhibit B hereto, respectively. The Notes shall be issued without coupons and only in denominations of at least $150,000 and in integral multiples of $1,000 in excess thereof.

(e) Additional Notes. Subject to the restrictions contained in Section 4.09, from time to time after the Issue Date the Issuer may issue Additional Notes under this Indenture. Any Additional Notes issued as provided for herein will be treated as a single class and as part of the same series as the Initial Notes for all purposes (including voting) under this Indenture.

(f) Dating. Each Note shall be dated the date of its authentication.

Section 2.02 Execution and Authentication

At least one Officer of the Issuer must sign the Notes for such Issuer by manual or facsimile signature.

If an Officer whose signature is on a Note no longer holds that office at the time a Note is authenticated or at any time thereafter, the Note will nevertheless be valid.

A Note will not be valid until authenticated by the manual signature of the Authenticating Agent. The signature will be conclusive evidence that the Note has been authenticated under this Indenture.

The Authenticating Agent shall authenticate the Notes on the Issue Date in an aggregate principal amount of $625,000,000, upon receipt of an authentication order signed by at least one Officer of the Issuer directing the Authenticating Agent to authenticate the Notes and certifying that all conditions precedent to the issuance of the Notes contained herein have been complied with (an “Authentication Order”). The Authenticating Agent shall authenticate Additional Notes upon receipt of an Authentication Order relating thereto. Each Note shall be dated the date of its authentication.

The Trustee may authenticate Notes as the Issuer’s Authenticating Agent. The Trustee may appoint an additional Authenticating Agent or Agents acceptable to the Issuer to authenticate Notes. Unless limited by the terms of such appointment, an Authenticating Agent may authenticate Notes whenever the Trustee may do so. Each reference in this Indenture to authentication by the Trustee includes authentication by such Authenticating Agent. Such Authenticating Agent shall have the same rights as the Trustee in any dealings hereunder with any of the Issuer’s Affiliates.

Notes authenticated by an Authenticating Agent shall be entitled to the benefits of this Indenture and shall be valid and obligatory for all purposes as if authenticated hereunder by the Trustee, and every reference in this Indenture to the authentication and delivery of Notes by the Trustee or the Trustee’s certificate of authentication shall be deemed to include authentication and delivery on behalf of the Trustee by an Authenticating Agent. Each Authenticating Agent shall be subject to acceptance by the Issuer and shall at all times be a corporation organized and doing business under, or licensed to do business pursuant to, the laws of the United States of America (including any State thereof or the District of Columbia), the United Kingdom or a jurisdiction in the European Union and authorized under such laws to act as Authenticating Agent, subject to supervision or examination by governmental authorities, if applicable. If at any time an Authenticating Agent shall cease to be eligible in accordance with the provisions of this Section 2.02, such Authenticating Agent shall resign immediately in the manner and with the effect specified in this Section 2.02.

Any corporation into which an Authenticating Agent may be merged or converted or with which it may be consolidated, or any corporation resulting from any merger, conversion or consolidation to which such Authenticating Agent shall be a party, or any corporation resulting from any merger, conversion or consolidation to which such Authenticating Agent shall be a party, or any corporation succeeding to all or substantially all the corporate agency or corporate trust business of an Authenticating Agent, shall continue to be an Authenticating Agent; provided that such corporation shall be otherwise eligible under this Section 2.02, without the execution or filing of any paper or any further act on the part of the Trustee or the Authenticating Agent.

An Authenticating Agent may resign at any time by giving written notice of resignation to the Trustee and the Issuer. Each of the Trustee and the Issuer may at any time terminate the agency of an Authenticating Agent by giving written notice of the termination to that Authenticating Agent and the Issuer or the Trustee, as the case may be. Upon receiving such a notice of resignation or upon such a termination, or in case at any time any Authenticating Agent ceases to be eligible in accordance with the provisions of this Section 2.02, the Trustee may appoint a successor Authenticating Agent acceptable to the Issuer. Any successor Authenticating Agent, upon acceptance of its appointment hereunder, shall become vested with all of the rights, powers and duties of its predecessor hereunder, with like effect as if originally named as an Authenticating Agent. No successor Authenticating Agent shall be appointed unless eligible under the provisions of this Section 2.02.

The Issuer agrees to pay to each Authenticating Agent from time to time reasonable compensation for its services under this Section 2.02.

The initial Authenticating Agent shall be Deutsche Bank Trust Company Americas.

If an Authenticating Agent is appointed with respect to the Notes pursuant to this Section 2.02, the Notes may have endorsed thereon, in addition to or in lieu of the Trustee’s certification of authentication, an alternative certificate of authentication in the following form:

“This is one of the Notes referred to in the within-mentioned Indenture.

[NAME OF AUTHENTICATING AGENT], as Authenticating Agent

By:
Authorized Signatory”

Section 2.03 Registrar and Paying Agent

The Issuer will maintain one or more paying agents (each, a “Paying Agent”) for the Notes in the Borough of Manhattan, City of New York. If, after the Issue Date, the Paying Agent becomes obliged to withhold or deduct tax in connection with any payment made by it in relation to the Notes, the Issuer will also maintain such office or agency in another member state of the European Union (including any country which becomes a member state of the European Union after the Issue Date).

The Issuer will also maintain one or more registrars (each, a “Registrar”). The Issuer will also maintain a transfer agent. The initial Registrar for the Notes will be Deutsche Bank Trust Company Americas. The Registrar will maintain a register for the Notes (the “Register”) on behalf of the Issuer for so long as the Notes remain outstanding reflecting ownership of Definitive Registered Notes outstanding from time to time; the Paying Agent will make payments on behalf of the Issuer and the transfer agent will facilitate transfer of Notes on behalf of the Issuer. In the event that the Notes are no longer listed, the Issuer or its agent will maintain a register reflecting ownership of the Notes.

The parties hereto acknowledge that the Issuer has appointed Deutsche Bank Trust Company Americas, at 60 Wall Street- 16th Floor, New York NY 10005, as Paying Agent, Registrar and Transfer Agent. The Issuer acknowledges that Deutsche Bank Trust Company Americas has accepted such appointment. So long as Deutsche Bank Trust Company Americas serves in such capacity, Section 7.07 shall apply to them as if they were Trustee hereunder.

The Issuer may appoint one or more additional Paying Agents and the term “Paying Agent” shall include any such additional Paying Agent, as applicable. Upon notice to the Trustee, the Issuer may change any Paying Agent, Registrar or transfer agent and the Issuer may act as the Paying Agent; provided, however, that in no event may an Issuer act as Paying Agent or appoint a Paying Agent in any member state of the European Union where the Paying Agent would be obliged to withhold or deduct tax in connection with any payment made by it in relation to the Notes unless the Paying Agent would be so obliged if it were located in all other member states.

The Issuer shall notify the Trustee of the name and address of any Agent appointed after the Issue Date.

Any Notice to be given under this Indenture or under the Notes by the Trustee or the Issuer to the Holders shall be mailed by first-class mail to each Holder of Notes at their address as it appears at the time of such mailing in the Register.

Section 2.04 Holders to Be Treated as Owners; Payments of Interest

(a) Except as otherwise ordered by a court of competent jurisdiction or required by applicable law, the Issuer, the Paying Agents, the Registrar, the Trustee and any agent of the Issuer, any Paying Agent, the Registrar or the Trustee shall deem and treat the Holder of a Note as the absolute owner of such Note for the purpose of receiving payment of or on account of the principal, premium or interest on such Note and for all other purposes (including voting and consents and enforcement of the Note Security Documents); and neither the Issuer, any Paying Agent, the Registrar, the Trustee nor any agent of the Issuer, any Paying Agent, the Registrar or the Trustee shall be affected by any notice to the contrary. All such payments so made to any such Person, or upon his order, shall be valid, and, to the extent of the sum or sums so paid, effective to satisfy and discharge the liability for moneys payable upon any Note.

(b) Notwithstanding the foregoing, nothing herein shall prevent the Issuer, the Trustee or the Agents from giving effect to any written certification, proxy or other authorization furnished by the Depositary or impair, as between the Depositary, its nominees, the Participants or any other person, the operation of customary practices of such persons governing the exercise of the rights of a Holder.

(c) A Holder of a Note at the close of business on any Regular Record Date with respect to any Interest Payment Date shall be entitled to receive the interest payable on such Interest Payment Date notwithstanding any transfer or exchange of such Note subsequent to the Regular Record Date and prior to such Interest Payment Date, except if and to the extent the Issuer shall default in the payment of the interest due on such Interest Payment Date, in which case such defaulted interest shall be paid in accordance with Section 2.13. The term “Regular Record Date” as used with respect to any Interest Payment Date for the Notes shall mean the date specified as such in the Notes.

(d) The Issuer shall on the Business Day prior to the day on which the Paying Agent is to make a payment, procure that the bank effecting payment for it confirms by fax or tested SWIFT MT100 message to the Paying Agent the payment instructions relating to such payment. For the avoidance of doubt, the Paying Agent and the Trustee shall be held harmless and have no liability with respect to payments or disbursements to be made by the Paying Agent and Trustee (i) for which payment instructions are not made or that are not otherwise deposited by the respective times set forth in this Article 2; and (ii) until they have confirmed receipt of funds sufficient to make the relevant payment.

Section 2.05 Paying Agent to Hold Money

Each Paying Agent shall hold for the benefit of the Holders or the Trustee all money received by the Paying Agent for the payment of principal, premium, interest or Additional Amounts on the Notes (whether such money has been paid to it by the Issuer or any other obligor on the Notes), and the Issuer and the Paying Agent shall notify the Trustee of any Default by the Issuer (or any other obligor on the Notes) in making any such payment. For the avoidance of doubt, each Paying Agent acts as agent and not trustee under this Indenture. Money held by a Paying Agent need not be segregated (other than when an Issuer acts as a Paying Agent), except as required by law, and in no event shall any Paying Agent be liable for any interest on any money received by it hereunder. The Issuer at any time may require each Paying Agent to pay all money held by it to the Trustee and account for any funds disbursed, and the Trustee may, if such a Default has occurred and is continuing, require any Paying Agent to pay forthwith all money so held by it to the Trustee and to account for any funds disbursed. Upon making such payment, the Paying Agent shall have no further liability for the money delivered to the Trustee.

Section 2.06 Holder Lists

The Registrar will preserve in as current a form as is reasonably practicable the most recent list available to it of the names and addresses of all Holders. If the Trustee is not the Registrar and the Registrar maintains such a list on behalf of the Issuer, the Issuer will furnish to the Trustee at least seven Business Days before each Interest Payment Date and at such other times as the Trustee may request in writing, a list in such form and as of such date as the Trustee may reasonably require of the names and addresses of the Holders.

Section 2.07 Transfer and Exchange

(a) Transfer and Exchange of Global Notes.

(1) A Global Note may not be transferred except as a whole by the Depositary to a nominee of the Depositary, by a nominee of the Depositary to the Depositary or to another nominee of the Depositary, or by the Depositary or any such nominee to a successor Depositary or a nominee of such successor Depositary.

(2) All Global Notes will be exchanged by the Issuer for Definitive Registered Notes:

(A) if the Depositary notifies the Issuer that it is unwilling or unable to continue to act as depositary and a successor depositary is not appointed within 120 days;

(B) in whole, but not in part, if the Issuer or the Depositary so request following an Event of Default; or

(C) if the Holder of a Book-Entry Interest requests such exchange in writing delivered through the Depositary following an Event of Default.

Upon the occurrence of any of the preceding events in clauses (A) through (C) above, the Issuer shall issue or cause to be issued Definitive Registered Notes in such names as the Depositary shall instruct the Trustee and such transfer or exchange shall be recorded in the applicable Register.

(3) Global Notes may also be exchanged or replaced, in whole or in part, as provided in Section 2.08 and Section 2.11. Every Note authenticated and delivered in exchange for, or in lieu of, a Global Note or any portion thereof, pursuant to Section 2.08 or Section 2.11, shall be authenticated and delivered in the form of, and shall be, a Global Note. A Global Note may not be exchanged for another Note (including a Definitive Registered Note), other than as provided in this Section 2.07(a).

(b) General Provisions Applicable to Transfers and Exchanges of the Notes. The transfer and exchange of Book-Entry Interests shall be effected through the Depositary in accordance with the provisions of this Indenture and the Applicable Procedures. Transfers of Book-Entry Interests in the Global Notes (other than transfers of Book-Entry Interests in connection with which the transferor takes delivery thereof in the form of a Book-Entry Interest in the same Global Note) shall require compliance with this Section 2.07(b), as well as one or more of the other following subparagraphs of this Section 2.07, as applicable.

In connection with all transfers and exchanges of Book-Entry Interests (other than transfers of Book-Entry Interests in connection with which the transferor takes delivery thereof in the form of a Book-Entry Interest in the same Global Note), the Trustee and the Paying Agent must receive: (i) a written order from a Participant or an Indirect Participant given to the Depositary in accordance with the Applicable Procedures directing the Depositary to debit from the transferor a Book-Entry Interest in an amount equal to the Book-Entry Interest to be transferred or exchanged; (ii) a written order from a Participant or an Indirect Participant given to the Depositary in accordance with the Applicable Procedures directing the Depositary to credit or cause to be credited a Book-Entry Interest in another Global Note in an amount equal to the Book-Entry Interest to be transferred or exchanged; and (iii) instructions given in accordance with the Applicable Procedures containing information regarding the Participants’ accounts to be debited with such decrease and credited with such increase, as applicable.

In connection with a transfer or exchange of a Book-Entry Interest for a Definitive Registered Note, the Paying Agent and the Registrar must receive: (i) a written order from a Participant or an Indirect Participant given to the Depositary in accordance with the Applicable Procedures directing the Depositary to debit from the transferor a Book-Entry Interest in an amount equal to the Book-Entry Interest to be transferred or exchanged; (ii) a written order from a Participant directing the Depositary to cause to be issued a Definitive Registered Note in an amount equal to the Book-Entry Interest to be transferred or exchanged; and (iii) instructions given by the Depositary to the Registrar containing information regarding the Person in whose name such Definitive Registered Note shall be registered to effect the transfer or exchange referred to above.

In connection with any transfer or exchange of Definitive Registered Notes, the Holder of such Notes shall present or surrender to the Registrar the Definitive Registered Notes duly endorsed or accompanied by a written instruction of transfer in form satisfactory to the Registrar duly executed by such Holder or by its attorney, duly authorized in writing. In addition, in connection with a transfer or exchange of a Definitive Registered Note for a Book-Entry Interest, the Trustee and the Paying Agent must receive (i) a written order directing the Depositary to credit the account of the transferee in an amount equal to the Book-Entry Interest to be transferred or exchanged and (ii) instructions given in accordance with the Applicable Procedures containing information regarding the Participant’s account to be credited with such increase.

Upon satisfaction of all of the requirements for transfer or exchange of Book-Entry Interests in Global Notes contained in this Indenture, the Paying Agent, the Registrar or the Trustee as specified in this Section 2.07, shall endorse the relevant Global Note(s) with any increase or decrease and instruct the Depositary to reflect such increase or decrease in its systems.

(c) Transfer of Book-Entry Interests in a Regulation S Global Note to Book-Entry Interests in a 144A Global Note. A Book-Entry Interest in a Regulation S Global Note may be transferred to a Person who takes delivery thereof in the form of a Book-Entry Interest in a 144A Global Note, only if the transfer complies with the requirements of Section 2.07(b) above and the Registrar receives a certificate to the effect set forth in Exhibit C hereto, including the certification in item (1) thereof.

Upon the receipt of such certificate and the orders and instructions required by Section 2.07(b), the Trustee shall (i) instruct the Depositary to decrease Schedule A to such Regulation S Global Note and increase Schedule A to such 144A Global Note by the principal amount of such transfer, and (ii) instruct the Depositary to credit and debit the Participants’ accounts in accordance with the certificate and the procedures of DTC.

(d) Transfer of Book-Entry Interests in a 144A Global Note to Book-Entry Interests in a Regulation S Global Note. A Book-Entry Interest in a 144A Global Note may be transferred to a Person who takes delivery thereof in the form of a Book-Entry Interest in a Regulation S Global Note only if the transfer complies with the requirements of Section 2.07(b) above and the Trustee receives a certificate from the Holder of such Book-Entry Interest in the form of Exhibit C hereto, including the certifications in item (2) thereof.

Upon the receipt of such certificate and the orders and instructions required by Section 2.07(b), the Trustee shall (i) instruct the Depositary to increase Schedule A to such Regulation S Global Note and decrease Schedule A to such 144A Global Note by the principal amount of such transfer, and (ii) instruct the Depositary to credit and debit the Participants’ accounts in accordance with the certificate and the procedures of Euroclear, Clearstream and DTC as applicable.

(e) Transfer of Book-Entry Interests in Global Notes to Definitive Registered Notes. A Holder of a Book-Entry Interest in a Global Note may transfer such Book-Entry Interest to a Person who takes delivery thereof in the form of a Definitive Registered Note if the transfer complies with the requirements of Section 2.07(a) and Section 2.07(b) above and:

(1) in the case of a transfer by a Holder of a Book-Entry Interest in a Global Note to a QIB in reliance on Rule 144A, the Trustee shall have received a certificate to the effect set forth in Exhibit C hereto, including the certifications in item (1) thereof; or

(2) in the case of a transfer by a Holder of a Book-Entry Interest in a Global Note in reliance on Regulation S, the Trustee shall have received a certificate to the effect set forth in Exhibit C hereto, including the certifications in item (2) thereof.

Upon receipt of such certificates and the orders and instructions required by Section 2.07(b), the Trustee shall (i) instruct the Depositary to decrease Schedule A to the relevant Global Note by the principal amount of such transfer; (ii) instruct the Depositary to credit and debit the Participants’ accounts in accordance with the certificate and the procedures of DTC; and (iii) deliver to the Registrar the instructions received by it that contain information regarding the Person in whose name Definitive Registered Notes shall be registered to effect such transfer. The Registrar shall record the transfer in the Register and shall cause all Definitive Registered Notes issued in connection with a transfer pursuant to this Section 2.07(e) to bear the Private Placement Legend.

The Issuer shall issue and, upon receipt of an Authentication Order from the Issuer in accordance with Section 2.02, the Authenticating Agent shall authenticate, one or more Definitive Registered Notes in an aggregate principal amount equal to the aggregate principal amount of Book-Entry Interests so transferred and registered and in the names set forth in the instructions received by the Registrar.

(f) Transfer of Definitive Registered Notes to Book-Entry Interests in Global Notes. Any Holder of a Definitive Registered Note may transfer such Definitive Registered Note to a Person who takes delivery thereof in the form of a Book-Entry Interest in a Global Note only if:

(1) in the case of a transfer by a Holder of Definitive Registered Note to a person who takes delivery thereof in the form of a Book-Entry Interest in a Regulation S Global Note, the Registrar shall have received a certificate to the effect set forth in Exhibit C hereto, including the certifications in item (2) thereof;

(2) in the case of a transfer by a Holder of Definitive Registered Notes to a QIB in reliance on Rule 144A who takes delivery thereof in the form of a Book-Entry Interest in a Rule 144A Global Note, the Registrar shall have received a certificate to the effect set forth in Exhibit C hereto, including the certifications in item (1) thereof;

Upon satisfaction of the foregoing conditions, the Registrar shall (i) deliver the Definitive Registered Notes to the Trustee for cancellation pursuant to Section 2.12; (ii) record such transfer on the Register; (iii) instruct the Depositary to deliver (A) in the case of a transfer pursuant to Section 2.07(f)(1), a Regulation S Global Note, and (B) in the case of a transfer pursuant to Section 2.07(f)(2), a 144A Global Note; (iv) endorse Schedule A to such Global Note to reflect the increase in principal amount resulting from such transfer; and (v) thereafter, return the Global Notes to the Depositary, together with all information regarding the Participant accounts to be credited in connection with such transfer.

(g) Exchanges of Book-Entry Interests in Global Notes for Definitive Registered Notes. A Holder of a Book-Entry Interest in a Global Note may exchange such Book-Entry Interest for a Definitive Registered Note if the exchange complies with the requirements of Section 2.07(a) and Section 2.07(b) above and the Trustee receives the following:

(1) if the Holder of such Book-Entry Interest in a Global Note proposes to exchange such Book-Entry Interest for a Regulation S Definitive Registered Note, a certificate from such Holder in the form of Exhibit D hereto, including the certifications in items (a) thereof;

(2) if the Holder of such Book-Entry Interest in a Global Note proposes to exchange such Book-Entry Interest for a 144A Definitive Registered Note, a certificate from such Holder in the form of Exhibit D hereto including the certifications in item (a) thereof.

Upon receipt of such certificates and the orders and instructions required by Section 2.07(b), the Trustee shall (i) instruct the Depositary to deliver, or cause to be delivered, the relevant Global Note to the Trustee for endorsement and upon receipt thereof, decrease Schedule A to the relevant Global Note by the principal amount of such exchange; (ii) thereafter, return the Global Note to the Depositary, together with all information regarding the Participant accounts to be debited in connection with such exchange; and (iii) deliver to the Registrar instructions received by it that contain information regarding the Person in whose name Definitive Registered Notes shall be registered to effect such exchange. The Registrar shall record the exchange in the Register and shall cause all Definitive Registered Notes issued in exchange for a Book-Entry Interest in a Global Note pursuant to this Section 2.07(g) to bear the Private Placement Legend.

The Issuer shall issue and, upon receipt of an Authentication Order from the Issuer in accordance with Section 2.02, the Authenticating Agent shall authenticate, one or more

Definitive Registered Notes in an aggregate principal amount equal to the aggregate principal amount of Book-Entry Interests so exchanged and registered and in the names set forth in the instructions received by the Registrar.

(h) Exchanges of Definitive Registered Notes for Book-Entry Interests in Global Notes. Any Holder of a Definitive Registered Note may exchange such Note for a Book-Entry Interest in a Global Note if such exchange complies with Section 2.07(b) above and the Registrar receives the following documentation:

(1) if the Holder of a 144A Definitive Registered Note proposes to exchange such Note for a Book-Entry Interest in a 144A Global Note, a certificate from such Holder in the form of Exhibit D hereto, including the certifications in item (b) thereof; or

(2) if the Holder of a Regulation S Definitive Registered Notes proposes to exchange such Notes for a Book-Entry Interest in a Regulation S Global Note, a certificate from such Holder in the form of Exhibit D hereto, including the certifications in item (b) thereof.

Upon satisfaction of the foregoing conditions, the Depositary shall (i) cancel such Note pursuant to Section 2.12; (ii) request that the Registrar record such exchange on the Register; (iii) endorse Schedule A to such Global Note to reflect the increase in principal amount resulting from such exchange.

(i) Transfer of Definitive Registered Notes for Definitive Registered Notes. Any Holder of a Definitive Registered Note may transfer such Note to a Person who takes delivery thereof in the form of Definitive Registered Notes if the transfer complies with Section 2.07(b) above and the Registrar receives the following additional documentation:

(1) in the case of a transfer by a Holder pursuant to Regulation S, the Registrar shall have received a certificate to the effect set forth in Exhibit C hereto, including the certifications in item (2) thereof; or

(2) in the case of a transfer by a Holder of Definitive Registered Notes to a QIB in reliance on Rule 144A, the Registrar shall have received a certificate to the effect set forth in Exhibit C hereto, including the certifications in item (1) thereof.

Upon the receipt of any Definitive Registered Note, the Registrar shall cancel such Note pursuant to Section 2.12 and complete and deliver to the Issuer (i) in the case of a transfer pursuant to Section 2.07(i)(1), a Regulation S Definitive Registered Note and (ii) in the case of a transfer pursuant to Section 2.07(i)(2), a 144A Definitive Registered Note. The Registrar shall cause all Definitive Registered Notes issued in exchange in connection with a transfer pursuant to this Section 2.07(i) to bear the Private Placement Legend.

The Issuer shall issue and, upon receipt of an Authentication Order from the Issuer in accordance with Section 2.02, the Authenticating Agent shall authenticate, one or more Definitive Registered Notes in an aggregate principal amount equal to the aggregate principal amount of Definitive Registered Notes so transferred and registered in the names set forth in the instructions received by the Registrar.

(j) Legends.

(1) Private Placement Legend. The following legend shall appear on the face of all Notes issued under this Indenture, unless the Issuer determines otherwise in compliance with applicable law:

“THIS NOTE HAS NOT BEEN REGISTERED UNDER THE U.S. SECURITIES ACT OF 1933, AS AMENDED (THE “U.S. SECURITIES ACT”), OR OTHER SECURITIES LAWS OF ANY STATE OR OTHER JURISDICTION. NEITHER THIS NOTE NOR ANY INTEREST OR PARTICIPATION HEREIN MAY BE OFFERED, SOLD, ASSIGNED, TRANSFERRED, PLEDGED, ENCUMBERED OR OTHERWISE DISPOSED OF IN THE ABSENCE OF SUCH REGISTRATION UNLESS THE TRANSACTION IS EXEMPT FROM, OR NOT SUBJECT TO, SUCH REGISTRATION.

THE HOLDER OF THIS NOTE BY ITS ACCEPTANCE HEREOF (1) REPRESENTS THAT (A) IT IS A “QUALIFIED INSTITUTIONAL BUYER” (AS DEFINED IN RULE 144A UNDER THE U.S. SECURITIES ACT) OR (B) IT IS NOT A U.S. PERSON AND IS ACQUIRING THIS NOTE IN AN “OFFSHORE TRANSACTION” PURSUANT TO RULE 904 OF REGULATION S UNDER THE U.S. SECURITIES ACT, (2) AGREES ON ITS OWN BEHALF AND ON BEHALF OF ANY INVESTOR ACCOUNT FOR WHICH IT HAS PURCHASED SECURITIES, TO OFFER, SELL OR OTHERWISE TRANSFER SUCH SECURITY, PRIOR TO THE DATE (THE “RESALE RESTRICTION TERMINATION DATE”) THAT IS [IN THE CASE OF RULE 144A NOTES: ONE YEAR AFTER THE LATER OF THE ORIGINAL ISSUE DATE HEREOF AND THE LAST DATE ON WHICH THE ISSUER OR ANY AFFILIATES OF THE ISSUER WAS THE OWNER OF THIS NOTE (OR ANY PREDECESSOR OF SUCH NOTE)] [IN THE CASE OF REGULATION S NOTES: 40 DAYS AFTER THE LATER OF THE ORIGINAL ISSUE DATE HEREOF AND THE DATE ON WHICH THIS NOTE (OR ANY PREDECESSOR OF THIS NOTE) WAS FIRST OFFERED TO PERSONS OTHER THAN DISTRIBUTORS (AS DEFINED IN RULE 902 OF REGULATION S) IN RELIANCE ON REGULATION S], ONLY (A) TO THE ISSUER, (B) PURSUANT TO A REGISTRATION STATEMENT THAT HAS BEEN DECLARED EFFECTIVE UNDER THE U.S. SECURITIES ACT, (C) FOR SO LONG AS THE SECURITIES ARE ELIGIBLE FOR RESALE PURSUANT TO RULE 144A UNDER THE U.S. SECURITIES ACT, TO A PERSON IT REASONABLY BELIEVES IS A “QUALIFIED INSTITUTIONAL BUYER” AS DEFINED IN RULE 144A UNDER THE U.S. SECURITIES ACT THAT PURCHASES FOR ITS OWN ACCOUNT OR FOR THE ACCOUNT OF A QUALIFIED INSTITUTIONAL BUYER TO WHOM NOTICE IS GIVEN THAT THE TRANSFER IS BEING MADE IN RELIANCE ON RULE 144A, (D) PURSUANT TO OFFERS AND SALES THAT OCCUR OUTSIDE THE UNITED STATES WITHIN THE MEANING OF REGULATION S UNDER THE U.S. SECURITIES ACT, OR (E) PURSUANT TO ANOTHER AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE U.S. SECURITIES ACT, SUBJECT TO THE ISSUER’S AND THE TRUSTEE’S RIGHT PRIOR TO ANY SUCH OFFER, SALE OR TRANSFER PURSUANT TO CLAUSE (E) TO REQUIRE THE DELIVERY OF AN OPINION OF COUNSEL, CERTIFICATION AND/OR OTHER INFORMATION SATISFACTORY TO EACH OF THEM. THIS LEGEND WILL BE REMOVED UPON THE REQUEST OF THE HOLDER AFTER THE RESALE RESTRICTION TERMINATION DATE.

BY ACCEPTING THIS NOTE (OR AN INTEREST IN THE NOTE REPRESENTED HEREBY) EACH ACQUIRER AND EACH TRANSFEREE IS DEEMED TO REPRESENT, WARRANT AND AGREE THAT AT THE TIME OF ITS ACQUISITION AND THROUGHOUT THE PERIOD THAT IT HOLDS THIS NOTE OR ANY INTEREST HEREIN (1) EITHER (A) IT IS NOT, AND IT

IS NOT ACTING ON BEHALF OF (AND FOR SO LONG AS IT HOLDS THIS NOTE OR ANY INTEREST HEREIN IT WILL NOT BE, AND WILL NOT BE ACTING ON BEHALF OF), AN EMPLOYEE BENEFIT PLAN (AS DEFINED IN SECTION 3(3) OF THE UNITED STATES EMPLOYEE RETIREMENT INCOME SECURITY ACT OF 1974, AS AMENDED (“ERISA”)), THAT IS SUBJECT TO THE PROVISIONS OF PART 4 OF SUBTITLE B OF TITLE I OF ERISA, A PLAN TO WHICH SECTION 4975 OF THE UNITED STATES INTERNAL REVENUE CODE OF 1986, AS AMENDED, (“CODE”), APPLIES, OR ANY ENTITY WHOSE UNDERLYING ASSETS INCLUDE “PLAN ASSETS” (WITHIN THE MEANING OF 29 C.F.R. SECTION 2510.3-101 (AS MODIFIED BY SECTION 3(42) OF ERISA)), BY REASON OF SUCH AN EMPLOYEE BENEFIT PLAN’S AND/OR PLAN’S INVESTMENT IN SUCH ENTITY (EACH, A “BENEFIT PLAN INVESTOR”), OR A GOVERNMENTAL, CHURCH OR NON-U.S. PLAN WHICH IS SUBJECT TO ANY U.S. FEDERAL, STATE, LOCAL, NON-U.S. OR OTHER LAWS OR REGULATIONS THAT ARE SUBSTANTIALLY SIMILAR TO THE FIDUCIARY RESPONSIBILITY OR THE PROHIBITED TRANSACTION PROVISIONS OF ERISA AND/OR SECTION 4975 OF THE CODE (“SIMILAR LAWS”), AND NO PART OF THE ASSETS USED BY IT TO ACQUIRE OR HOLD THIS NOTE OR ANY INTEREST HEREIN CONSTITUTES THE ASSETS OF ANY BENEFIT PLAN INVESTOR OR SUCH A GOVERNMENTAL, CHURCH OR NON-U.S. PLAN, OR (B) ITS ACQUISITION, HOLDING AND DISPOSITION OF THIS NOTE OR AN INTEREST HEREIN DOES NOT AND WILL NOT CONSTITUTE OR OTHERWISE RESULT IN A NON-EXEMPT PROHIBITED TRANSACTION UNDER SECTION 406 OF ERISA AND/OR SECTION 4975 OF THE CODE (OR, IN THE CASE OF A GOVERNMENTAL, CHURCH OR NON-U.S. PLAN, A NON-EXEMPT VIOLATION OF ANY SIMILAR LAWS); AND (2) NEITHER THE ISSUER NOR ANY OF ITS AFFILIATES IS A “FIDUCIARY” (WITHIN THE MEANING OF SECTION 3(21) OF ERISA OR SECTION 4975 OF THE CODE OR, WITH RESPECT TO A GOVERNMENTAL, CHURCH OR NON-U.S. PLAN, ANY DEFINITION OF “FIDUCIARY” UNDER SIMILAR LAWS) WITH RESPECT TO THE PURCHASER OR HOLDER IN CONNECTION WITH ANY PURCHASE OR HOLDING OF THIS NOTE, OR AS A RESULT OF ANY EXERCISE BY THE ISSUER OR ANY OF ITS AFFILIATES OF ANY RIGHTS IN CONNECTION WITH THIS NOTE, AND NO ADVICE PROVIDED BY THE ISSUER OR ANY OF ITS AFFILIATES HAS FORMED A PRIMARY BASIS FOR ANY INVESTMENT DECISION BY OR ON BEHALF OF THE PURCHASER OR HOLDER IN CONNECTION WITH THIS NOTE AND THE TRANSACTIONS CONTEMPLATED WITH RESPECT TO THIS NOTE.”

The following legend shall be included to the extent applicable:

“THE FOLLOWING INFORMATION IS SUPPLIED SOLELY FOR U.S. FEDERAL INCOME TAX PURPOSES. THIS NOTE WAS ISSUED WITH ORIGINAL ISSUE DISCOUNT (“OID”) WITHIN THE MEANING OF SECTION 1273 OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED (THE “CODE”), AND THIS LEGEND IS REQUIRED BY SECTION 1275(c) OF THE CODE.”

(2) Global Note Legend. Each Global Note shall also bear a legend in substantially the following form:

“THIS GLOBAL NOTE IS HELD BY THE DEPOSITARY (AS DEFINED IN THE INDENTURE GOVERNING THIS NOTE) OR ITS NOMINEE IN

CUSTODY FOR THE BENEFIT OF THE BENEFICIAL OWNERS HEREOF, AND IS NOT TRANSFERABLE TO ANY PERSON UNDER ANY CIRCUMSTANCES EXCEPT THAT (I) THIS GLOBAL NOTE MAY BE TRANSFERRED OR EXCHANGED IN WHOLE BUT NOT IN PART PURSUANT TO SECTION 2.07(a) OF THE INDENTURE; (II) THE TRUSTEE MAY MAKE SUCH NOTATIONS HEREON AS MAY BE REQUIRED PURSUANT TO SECTION 2.07 OF THE INDENTURE; AND (III) THIS GLOBAL NOTE MAY BE DELIVERED TO THE TRUSTEE FOR CANCELLATION PURSUANT TO SECTION 2.12 OF THE INDENTURE.

UNLESS AND UNTIL IT IS EXCHANGED IN WHOLE OR IN PART FOR NOTES IN DEFINITIVE FORM, THIS GLOBAL NOTE MAY NOT BE TRANSFERRED EXCEPT AS A WHOLE BY THE DEPOSITARY TO A NOMINEE OF THE DEPOSITARY OR BY A NOMINEE OF THE DEPOSITARY TO THE DEPOSITARY OR ANOTHER NOMINEE OF THE DEPOSITARY OR BY THE DEPOSITARY OR ANY SUCH NOMINEE TO A SUCCESSOR DEPOSITARY OR A NOMINEE OF SUCH SUCCESSOR DEPOSITARY. UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY (55 WATER STREET, NEW YORK, NEW YORK) (“DTC”), TO THE ISSUER OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR SUCH OTHER NAME AS MAY BE REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC, ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.”

(k) Cancellation. At such time as all Book-Entry Interests have been exchanged for Definitive Registered Notes or all Global Notes have been redeemed or repurchased, the Global Notes shall be returned to the Trustee for cancellation in accordance with Section 2.12.

(l) General Provisions Relating to Registration of Transfers and Exchanges. To permit registration of transfers and exchanges, the Issuer shall execute and the Authentication Agent shall authenticate Global Notes and Definitive Registered Notes upon the Issuer’s order in accordance with the provisions of Section 2.02.

(1) No service charge shall be made to a Holder for any registration of transfer or exchange, but the Issuer may require payment of a sum sufficient to cover any taxes, duties or governmental charge payable in connection therewith (other than any such taxes, duties or governmental charge payable upon exchange or transfer pursuant to Sections 2.11, 4.10, 4.14 and 9.05).

(2) All Global Notes and Definitive Registered Notes issued upon any registration of transfer or exchange of Global Notes or Definitive Registered Notes shall be the valid obligations of the Issuer, evidencing the same debt and entitled to the same benefits under this Indenture, as the Global Notes or Definitive Registered Notes surrendered upon such registration of transfer or exchange.

(3) The Issuer shall not be required to register the transfer of or, to exchange, Definitive Registered Notes (A) for a period beginning at the opening of business 15 calendar days before any Redemption Date and ending at the close of business on the Redemption Date; (B) for a period beginning at the opening of business 15 calendar days immediately prior to the date fixed for selection of Notes to be redeemed in part, and ending at the close of business on the date on which such Notes are selected; (C) for a period of 15 calendar days before any Regular Record Date with respect to any Interest Payment Date; or (D) which the Holder has tendered (and not withdrawn) for repurchase in connection with a Change of Control Offer or an Asset Disposition Offer.

(4) The Issuer, the Trustee, the Registrar and the Paying Agents will be entitled to treat the registered Holder of a Note as the owner thereof for all purposes.

(5) As soon as practicable after delivering any Global Note or Definitive Registered Note, the Registrar shall supply to the Trustee and the Agents all relevant details of the Notes delivered.

(6) The Issuer shall not be required to register the transfer or exchange any Note selected for redemption in whole or in part, except the unredeemed portion of any Note being redeemed in part.

The Trustee shall have no responsibility for any actions or omissions of the Depositary.

Section 2.08 Replacement Notes

(a) If any mutilated Note is surrendered to a Paying Agent, the Registrar or the Trustee or the Issuer and the Trustee receives evidence to its satisfaction of the destruction, loss or theft of any Note, the Issuer will issue and the Authenticating Agent, upon receipt of an Authentication Order, will authenticate a replacement Note if the Trustee’s and/or the Authenticating Agent’s requirements are met. If required by the Trustee or the Issuer, an indemnity bond must be supplied by the Holder that is sufficient in the judgment of the Trustee and the Issuer to protect the Issuer, the Trustee, any Agent and any Authenticating Agent from any loss that any of them may suffer if a Note is replaced. The Issuer and the Trustee may charge for their expenses in replacing a Note, including reasonable fees and expenses of counsel. In the event any such mutilated, lost, destroyed or stolen Note has become or is about to become due and payable, the Issuer in its discretion may pay such Note instead of issuing a new Note in replacement thereof.

(b) The provisions of this Section 2.08 are exclusive and shall preclude (to the extent lawful) all other rights and remedies with respect to the replacement or payment of mutilated, lost, destroyed or stolen Notes.

(c) Every replacement Note issued pursuant to this Section 2.08 is an additional obligation of the Issuer and will be entitled to all of the benefits of this Indenture equally and proportionately with all other Notes duly issued hereunder.

Section 2.09 Outstanding Notes

The Notes outstanding at any time are all the Notes authenticated by the Authenticating Agent except for those canceled by it, those delivered to it for cancellation, those reductions in the interest in a Global Note effected by the Trustee in accordance with the provisions hereof, and those described in this Section 2.09 as not outstanding. Except as set forth in Section 2.10, a Note does not cease to be outstanding because the Issuer or an Affiliate of the Issuer holds the Note; however, Notes held by the Issuer or a Subsidiary of the Issuer shall not be deemed to be outstanding for purposes of Section 3.07(a).

If a Note is replaced pursuant to Section 2.08, it ceases to be outstanding unless the Trustee receives proof satisfactory to it that the replaced Note is held by a protected purchaser.

If the principal amount of any Note is considered paid under Section 4.01, it ceases to be outstanding and interest on it ceases to accrue.

If the Paying Agent (other than the Issuer, a Subsidiary or an Affiliate of any thereof) holds, on a Redemption Date or maturity date, money sufficient to pay Notes payable on that date, then on and after that date such Notes will be deemed to be no longer outstanding and will cease to accrue interest.

A mutilated Note ceases to be outstanding upon surrender of such Note and replacement thereof pursuant to Section 2.08.

Section 2.10 Treasury Notes

In determining whether the Holders of the required principal amount of Notes have concurred in any direction, waiver or consent, Notes owned by the Issuer, or by any Person directly or indirectly controlling or controlled by or under direct or indirect common control with the Issuer, will be considered as though not outstanding, except that for the purposes of determining whether the Trustee will be protected in relying on any such direction, waiver or consent, only Notes that a Responsible Officer of the Trustee actually knows are so owned will be so disregarded.

Section 2.11 Temporary Notes

Until certificates representing Notes are ready for delivery, the Issuer may prepare and the Authenticating Agent, upon receipt of an Authentication Order, will authenticate temporary Notes. Temporary Notes will be substantially in the form of certificated Notes but may have variations that the Issuer consider appropriate for temporary Notes and as may be reasonably acceptable to the Trustee. Without unreasonable delay, the Issuer will prepare and the Trustee will authenticate definitive Notes in exchange for temporary Notes.

Holders of temporary Notes will be entitled to all of the benefits of this Indenture.

Section 2.12 Cancellation

The Issuer at any time may deliver Notes to the Trustee for cancellation. The Registrar and Paying Agent will forward to the Trustee any Notes surrendered to them for registration of transfer, exchange or payment. The Trustee and no one else will cancel all Notes surrendered for registration of transfer, exchange, payment, replacement or cancellation and will destroy canceled Notes. Certification of the destruction of all canceled Notes will be delivered to the Issuer. The Issuer may not issue new Notes to replace Notes that it has paid or that have been delivered to the Trustee for cancellation.

Section 2.13 Defaulted Interest

If the Issuer defaults in a payment of interest on the Notes, they will pay the defaulted interest in any lawful manner plus, to the extent lawful, interest payable on the defaulted interest, to the Persons who are Holders on a subsequent special record date, in each case at the rate provided in the Notes and in Section 4.01. The Issuer will notify the Trustee in writing of the amount of defaulted interest proposed to be paid on each Note and the date of the proposed payment. The Issuer will fix or cause to be fixed each such special record date and payment date; provided that no such special record date may be less than 10 days prior to the related payment date for such defaulted interest. At least 15 days before the special record date, the Issuer (or, upon the written request of the Issuer, the Trustee in the name and at the expense of the Issuer) will mail or cause to be mailed to Holders a notice that states the special record date, the related payment date and the amount of such interest to be paid.

Section 2.14 CUSIP, ISIN or Common Code Number

The Issuer in issuing the Notes may use a “CUSIP”, an “ISIN” or “Common Code” number and, if so, such CUSIP, ISIN or Common Code number shall be included in notices of redemption or exchange as a convenience to Holders; provided, however, that any such notice may state that no representation is made as to the correctness or accuracy of the CUSIP, ISIN or Common Code number printed in the notice or on the Notes, and that reliance may be placed only on the other identification numbers printed on the Notes. The Issuer will promptly notify the Trustee and each Agent of any change in the CUSIP, ISIN and/or Common Code number.

Section 2.15 Deposit of Moneys

One Business Day prior to each Interest Payment Date, the maturity date of the Notes, each Redemption Date and each payment date relating to an Asset Disposition Offer or a Change of Control Offer, and on the Business Day immediately following any acceleration of the Notes pursuant to Section 6.02, the Issuer shall deposit with the Paying Agent in immediately available funds money in U.S. dollars sufficient to make cash payments, if any, due on such Interest Payment Date, maturity date, Redemption Date, the payment date relating to an Asset Disposition or a Change of Control Offer, or Business Day, as the case may be. All such payments so made to the Paying Agent, or upon his order, shall be valid, and, to the extent of the sum or sums so paid, effective to satisfy and discharge the liability for moneys payable upon any Note. Subject to receipt of such funds by such time, each Paying Agent shall remit such payment in a timely manner on such Interest Payment Date, maturity date, Redemption Date, the payment date relating to an Asset Disposition or a Change of Control Offer, or Business Day, as the case may be, to the Persons and in the manner set forth in paragraph (B) of the Notes.

The rights of Holders to receive the payments of principal, premium, if any, interest, and Additional Amounts, if any, on such Global Notes are subject to applicable procedures of the Depositary. If the due date for any payment in respect of any Global Notes is not a Business Day at the place at which such payment is due to be paid, the Holders thereof will not be entitled to payment of the amount due until the next succeeding Business Day at such place, and will not be entitled to any further interest or other payment as a result of any such delay.

Section 2.16 Actions of Agents

The rights, powers, duties and obligations and actions of each Agent under this Indenture are several and not joint or joint and several.

ARTICLE 3.

REDEMPTION AND PREPAYMENT

Section 3.01 Notices to Trustee

If the Issuer elects to redeem Notes pursuant to the optional redemption provisions of Section 3.07 or pursuant to Section 4.14(d), they must furnish to the Trustee, at least 10 days but not more than 60 days before a Redemption Date, an Officers’ Certificate setting forth:

(1) the clause of this Indenture pursuant to which the redemption shall occur;

(2) the Redemption Date and the record date;

(3) the principal amount of Notes to be redeemed;

(4) the redemption price; and

(5) the CUSIP, ISIN or Common Code numbers, as applicable.

Section 3.02 Selection of Notes to Be Redeemed or Purchased; Notices

If less than all of the Notes are to be redeemed or purchased in an offer to purchase at any time, the Trustee will select Notes for redemption or purchase on a pro rata basis except:

(1) if the Notes are listed on any national securities exchange, in compliance with the requirements of the principal national securities exchange on which the Notes are listed, as provided to it by the Issuer; or

(2) if otherwise required by law.

In the case of any partial redemption, selection of the Notes for redemption will be made by the Trustee or Registrar on a pro rata basis (or, in the case of Notes issued in global form, based on the procedures of the Depositary) unless otherwise required by law or applicable stock exchange or depositary requirements, although no Notes of $150,000 or less can be redeemed in part. The Trustee will not be liable for selections made by it in accordance with this paragraph. If any Note is to be redeemed in part only, the notice of redemption relating to such Note will state the portion of the principal amount thereof to be redeemed. A new Note in principal amount equal to the unredeemed portion thereof will be issued in the name of the Holder thereof upon cancellation of the original Note.

For Notes which are represented by Global Notes held on behalf of the Depositary, notices may be given by delivery of the relevant notices to the Depositary for communication to entitled account Holders in substitution for the aforesaid mailing.

Section 3.03 Notice of Redemption

Subject to the provisions of Section 3.07, at least 10 calendar days but not more than 60 calendar days before a Redemption Date, the Issuer will mail or cause to be mailed, by first class mail, a notice of redemption to each Holder whose Notes are to be redeemed at its registered address, except that redemption notices may be mailed more than 60 days prior to a Redemption Date if the notice is issued in connection with a defeasance of the Notes or a satisfaction and discharge of this Indenture pursuant to Articles 8 or 12.

The notice will identify the Notes to be redeemed and will state:

(1) the Redemption Date and the record date;

(2) the redemption price;

(3) the CUSIP, ISIN and/or Common Code number(s), if any;

(4) if any Note is being redeemed in part, the portion of the principal amount of such Note to be redeemed and that, after the Redemption Date upon surrender of such Note, a new Note or Notes in principal amount equal to the unredeemed portion will be issued upon cancellation of the original Note;

(5) the name and address of the Paying Agent;

(6) that Notes called for redemption must be surrendered to the Paying Agent to collect the redemption price;

(7) that, unless the Issuer defaults in making such redemption payment, interest on Notes called for redemption ceases to accrue on and after the Redemption Date (or such other date specified in Section 4.14(d) to the extent applicable);

(8) the paragraph of the Notes and/or Section of this Indenture pursuant to which the Notes called for redemption are being redeemed; and

(9) that no representation is made as to the correctness or accuracy of the CUSIP, ISIN and/or Common Code, if any, listed in such notice or printed on the Notes.

At the Issuer’s request, the relevant Agent will give the notice of redemption in the Issuer’s name and at its expense; provided, however, that the Issuer has delivered to the Trustee and the Agents, at least 5 days prior to the date on which such notice is to be sent to the Holders or such shorter period as the Trustee may agree, an Officers’ Certificate requesting that the Trustee give such notice and setting forth the information to be stated in such notice as provided in the preceding paragraph.

Section 3.04 Effect of Notice of Redemption

Once notice of redemption is mailed in accordance with Section 3.03, Notes called for redemption become irrevocably due and payable on the Redemption Date at the redemption price; provided, however, that a notice of redemption may be conditional except as otherwise set forth in this Article 3.

Section 3.05 Deposit of Redemption or Purchase Price

One Business Day prior to the Redemption Date or repurchase date, the Issuer will deposit with the Trustee or with the Paying Agent money sufficient to pay the redemption or purchase price of and accrued interest on all Notes to be redeemed or repurchased on that date. The Trustee or the Paying Agent will promptly return to the Issuer any money deposited with the Trustee or the Paying Agent by the Issuer in excess of the amounts necessary to pay the redemption or purchase price of, and accrued interest on, all Notes to be redeemed or purchased.

If the Issuer complies with the provisions of the preceding paragraph, on and after the Redemption Date or repurchase date (or such other date specified in Section 4.14(d), to the extent applicable), interest will cease to accrue on the Notes or the portions of Notes called for redemption or repurchase. If a Note is redeemed or purchased on or after an interest record date but on or prior to the related Interest Payment Date, then any accrued and unpaid interest shall be paid to the Person in whose name such Note was registered at the close of business on such record date. If any Note called for redemption or repurchase is not so paid upon surrender for redemption or repurchase because of the failure of the Issuer to comply with the preceding paragraph, interest shall be paid on the unpaid principal, from the Redemption Date or repurchase date until such principal is paid, and to the extent lawful on any interest not paid on such unpaid principal, in each case at the rate provided in the Notes and in Section 4.01.

Section 3.06 Notes Redeemed or Repurchased in Part

Upon surrender of a Note that is redeemed in part, the Issuer will issue and, upon receipt of an Authentication Order, the Trustee or the Authenticating Agent will authenticate for the Holder at the expense of the Issuer a new Note equal in principal amount to the unredeemed or unpurchased portion of the Note surrendered; provided that any Definitive Registered Note shall be in a principal amount of $150,000 or an integral multiple of $1,000 in excess thereof.

Section 3.07 Optional Redemption

(a) Except as set forth in Section 3.07(b), Section 3.07(d), Section 3.08, Section 3.10 and Section 4.14(d), the Notes are not redeemable until January 15, 2022.

(b) At any time prior to January 15, 2022, the applicable Proceeds Loan Borrower may instruct the Issuer to, and upon receipt of such instruction the Issuer will, redeem all, or from time to time a part, of the Notes upon not less than 10 nor more than 60 days’ notice, at a price equal to 100% of the principal amount thereof plus the Applicable Premium as of, and accrued but unpaid interest and Additional Amounts, if any, to, the applicable Redemption Date (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant Interest Payment Date).

In each case above, any such redemption and notice may, in the discretion of the applicable Proceeds Loan Borrower or the Issuer, be subject to satisfaction of one or more conditions precedent, including that the Issuer or any Paying Agent has received sufficient funds from the applicable Proceeds Loan Borrower to pay the full redemption price payable to the Holders on or before the relevant Redemption Date. If such redemption or notice is subject to satisfaction of one or more conditions precedent, such notice shall state that, in the applicable Proceeds Loan Borrower’s or the Issuer’s discretion, the Redemption Date may be delayed until such time as any or all such conditions shall be satisfied, or such redemption may not occur and such notice may be rescinded in the event that any or all such conditions shall not have been satisfied by the Redemption Date, or by the Redemption Date so delayed. In addition, the applicable Proceeds Loan Borrower or the Issuer may provide in such notice that payment of the redemption price and performance of the Issuer’s obligations with respect to such redemption may be performed by another Person.

If a Redemption Date is not a Business Day, payment may be made on the next succeeding day that is a Business Day, and no interest shall accrue on any amount that would have been otherwise payable on such Redemption Date if it were a Business Day for the intervening period. If the optional Redemption Date is on or after an interest record date and on or before the related Interest Payment Date, the accrued and unpaid interest, if any, will be paid to the Person in whose name the Note is registered at the close of business on such record date and no additional interest will be payable to Holders whose Notes will be subject to redemption by the Issuer.

(c) On or after January 15, 2022, the applicable Proceeds Loan Borrower may instruct the Issuer to, and upon receipt of such instruction the Issuer will, redeem all, or from time to time a part, of the Notes upon not less than 10 nor more than 60 days’ notice, at the following redemption prices (expressed as a percentage of principal amount) plus accrued and unpaid interest and Additional Amounts, if any, to the applicable Redemption Date (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant Interest Payment Date), if redeemed during the twelve-month period commencing on January 15 of the years set out below:

Year	Redemption Price
2022	103.000%
2023	102.000%
2024	101.000%
2025 and thereafter	100.000%

In each case above, any such redemption and notice may, in the discretion of the applicable Proceeds Loan Borrower or the Issuer, be subject to satisfaction of one or more conditions precedent, including that the Issuer or any Paying Agent has received sufficient funds from the applicable Proceeds Loan Borrower to pay the full redemption price payable to the Holders on or before the relevant Redemption Date. If such redemption or notice is subject to satisfaction of one or more conditions precedent, such notice shall state that, in the applicable Proceeds Loan Borrower’s or the Issuer’s discretion, the Redemption Date may be delayed until such time as any or all such conditions shall be satisfied, or such redemption may not occur and such notice may be rescinded in the event that any or all such conditions shall not have been satisfied by the Redemption Date, or by the Redemption Date so delayed. In addition, the applicable Proceeds Loan Borrower or the Issuer may provide in such notice that payment of the redemption price and performance of the Issuer’s obligations with respect to such redemption may be performed by another Person.

If a Redemption Date is not a Business Day, payment may be made on the next succeeding day that is a Business Day, and no interest shall accrue on any amount that would have been otherwise payable on such Redemption Date if it were a Business Day for the intervening period. If the optional Redemption Date is on or after an interest record date and on or before the related Interest Payment Date, the accrued and unpaid interest, if any, will be paid to the Person in whose name the Note is registered at the close of business on such record date and no additional interest will be payable to Holders whose Notes will be subject to redemption by the Issuer.

Unless the Issuer defaults in the payment of the redemption price, interest will cease to accrue on the Notes or portions thereof called for redemption on the applicable Redemption Date.

(d) At any time, or from time to time, prior to January 15, 2020, the applicable Proceeds Loan Borrower may also at its option, instruct the Issuer to, and upon receipt of such instruction the Issuer will, redeem, upon not less than 10 nor more than 60 days’ notice, up to 40% of the principal amount of the Notes issued under this Indenture (including the principal amount of any Additional Notes) at a redemption price of 106.000% of the principal amount of the Notes redeemed, plus accrued and unpaid interest and Additional Amounts, if any, to the applicable Redemption Date (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant Interest Payment Date), with the Net Cash Proceeds of one or more Equity Offerings; provided that:

(1) at least 50% of the principal amount of each of the Notes (which includes Additional Notes, if any) issued under this Indenture remains outstanding immediately after any such redemption; and

(2) the redemption occurs not more than 180 days after the consummation of any such Equity Offering.

In each case above, any such redemption and notice may, in the discretion of the applicable Proceeds Loan Borrower or the Issuer, be subject to satisfaction of one or more conditions precedent, including that the Issuer or any Paying Agent has received sufficient funds from the applicable Proceeds Loan Borrower to pay the full redemption price payable to the Holders on or before the relevant Redemption Date. If such redemption or notice is subject to satisfaction of one or more conditions precedent, such notice shall state that, in the Proceeds Loan Borrower’s or the Issuer’s discretion, the Redemption Date may be delayed until such time as any or all such conditions shall be satisfied, or such redemption may not occur and such notice may be rescinded in the event that any or all such conditions shall not have been satisfied by the Redemption Date, or by the Redemption Date so delayed. In addition, the applicable Proceeds Loan Borrower or the Issuer may provide in such notice that payment of the redemption price and performance of the Issuer’s obligations with respect to such redemption may be performed by another Person.

If a Redemption Date is not a Business Day, payment may be made on the next succeeding day that is a Business Day, and no interest shall accrue on any amount that would have been otherwise payable on such Redemption Date if it were a Business Day for the intervening period. If the optional Redemption Date is on or after an interest record date and on or before the related Interest Payment Date, the accrued and unpaid interest, if any, will be paid to the Person in whose name the Note is registered at the close of business on such record date and no additional interest will be payable to Holders whose Notes will be subject to redemption by the Issuer.

(e) At the Issuer’s request, the relevant Agent will give the notice of redemption in the Issuer’s name and at its expense; provided, however, that the Issuer has delivered to the Trustee and the Agents, at least 5 days prior to the date on which such notice is to be sent to the Holders or such shorter period as the Trustee may agree, an Officers’ Certificate requesting that the Trustee give such notice and setting forth the information to be stated in such notice as provided in Section 3.03.

(f) Any redemption pursuant to this Section 3.07 and Section 4.14(d) shall be made pursuant to the provisions of Sections 3.01 through 3.06.

Section 3.08 Special Mandatory Redemption and/or Financing Release

(a) Upon the earliest of (i) the date on which there first occurs a repudiation by the Issuer of any of its obligations under the Escrow Agreement or the unenforceability of the Escrow Agreement against the Issuer or any of its other creditors for any reason, (ii) the date on which the Issuer determines that any conditions to the Escrow Release could not reasonably be deemed to be capable of being satisfied and (iii) if the JV Transactions have not been completed on or before the Longstop Date (such date, the “Escrow Termination Date”), the Issuer will redeem all of the Notes (other than any Notes in an aggregate principal amount equal to the Financing Amount) (the “Special Mandatory Redemption”) at a redemption price (the “Special Mandatory Redemption Price”) equal to 100% of the principal amount of the Notes redeemed plus accrued but unpaid interest (or issue price plus accreted original issue discount and accrued but unpaid interest, if applicable) and Additional Amounts, if any, to the date of the Special Mandatory Redemption (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant Interest Payment Date). Notice of the Special Mandatory Redemption will be mailed or delivered by the Issuer, no later than the second Business Day following the Escrow Termination Date, to the Trustee and Registrar (with an instruction to the Trustee and Registrar to deliver the same to each Holder of the Notes) and the Escrow Agent, and will provide that the Notes (other than any Financing Notes in an aggregate Principal Amount equal to the Financing Amount) shall be redeemed on a date that is no later than the tenth Business Day after such notice is mailed or delivered (the “Special Mandatory Redemption Date”). On the Special Mandatory Redemption Date, the Escrow Agent shall pay to the Paying Agent for payment to each Holder the Special Mandatory Redemption Price for such Holder’s Notes to be redeemed and, concurrently with the payment to such Holders, deliver any excess Escrowed Property (if any) to the Issuer.

(b) If the Special Mandatory Redemption Date is on or after an interest record date and on or before the related Interest Payment Date, the accrued and unpaid interest, if any, will be paid to the Person in whose name the Note is registered at the close of business on such record date and no additional interest will be payable to Holders whose Notes will be subject to redemption by the Issuer.

(c) If the Escrow Termination Date occurs, the Issuer may with prior notice to the Trustee (with an instruction to the Trustee to deliver the same to each Holder of Notes to be redeemed) and the Escrow Agent delivered no later than the second Business Day following the Escrow Termination Date, elect to use any or all of the proceeds in the Escrow Account (such amount, the “Financing Amount”) to fund one or more proceeds loans denominated in U.S. dollars (the “Financing Proceeds Loans”) pursuant to the Proceeds Loan Agreement to any or all of the Original Proceeds Loan Borrowers for the purpose of refinancing existing indebtedness of the Initial Proceeds Loan Obligors and their Restricted Subsidiaries, including any Existing Proceeds Loans, or for general corporate purposes which may include acquisitions or loans, distributions or other payments to Ziggo Group Holding’s direct or indirect shareholders or share buybacks (the “Financing Escrow Release”). The Financing Escrow Release shall occur on or prior to the date that is the tenth Business Day after the Financing Notes notice is mailed or delivered (such date, the “Financing Escrow Release Date” and, the Financing Escrow Release Date or the JV Escrow Release Date, as the case may be, the “Escrow Release Date”).

(d) In the event the Special Mandatory Redemption Price payable upon such Special Mandatory Redemption exceeds the amount of the Escrowed Property, Ziggo Group Holding has agreed to pay to the Trustee an amount in cash equal to the shortfall (including any accrued and unpaid interest and any redemption premium (if applicable)) (the “Escrow Guarantee”).

(e) No provisions of the Escrow Agreement (including, without limitation, those relating to the release of the Escrowed Property) and, to the extent such provisions relate to the Issuer’s obligation to redeem the Notes in a Special Mandatory Redemption, this Indenture, may be waived or modified in any manner materially adverse to the Holders without the written consent of Holders of at least 90% in aggregate principal amount of Notes affected thereby.

(f) At the Issuer’s request, the relevant Agent will give the notice of redemption in the Issuer’s name and at its expense; provided, however, that the Issuer has delivered to the Trustee and the Agents, at least 5 days prior to the date on which such notice is to be sent to the Holders or such shorter period as the Trustee may agree, an Officers’ Certificate requesting that the Trustee give such notice and setting forth the information to be stated in such notice as provided in Section 3.03.

Section 3.09 Mandatory Redemption

Except as set forth in Section 3.08 above, the Issuer is not required to make mandatory redemption or sinking fund payments with respect to the Notes.

Section 3.10 Redemption for Taxation Reasons

The applicable Proceeds Loan Borrower may instruct the Issuer to, and upon receipt of such instruction the Issuer will, redeem the Notes in whole, but not in part, at any time upon giving not less than 10 nor more than 60 days’ notice to the Holders (which notice will be irrevocable) at a redemption price equal to 100% of the principal amount thereof, together with accrued and unpaid interest, if any, to the date fixed for redemption (a “Tax Redemption Date”) (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant Interest Payment Date), and Additional Amounts, if any, then due and which will become due on the Tax Redemption Date as a result of the redemption or otherwise, if the Issuer or the applicable Proceeds Loan Borrower determines that, as a result of:

(1) any change in, or amendment to, the law or treaties (or any regulations or rulings promulgated thereunder) of a Relevant Taxing Jurisdiction affecting taxation; or

(2) any change in position regarding the application, administration or interpretation of such laws, treaties, regulations or rulings (including a holding, judgment or order by a court of competent jurisdiction) (each of the foregoing in clauses (1) and (2), a “Change in Tax Law”), the relevant Payor is, or on the next Interest Payment Date in respect of the Notes would be, required to pay more than de minimis Additional Amounts, and such obligation cannot be avoided by taking reasonable measures available to it (including, without limitation, by appointing a new or additional paying agent in another jurisdiction). The Change in Tax Law must become effective on or after the date of the Offering Memorandum. In the case of a successor to the Issuer, the Change in Tax Law must become effective after the date that such entity first makes payment in respect of the Notes. Notice of redemption for taxation reasons will be published in accordance with Section 3.03. Notwithstanding the foregoing, no such notice of redemption will be given (a) earlier than 90 days prior to the earliest date on which the relevant Payor would be obliged to make such payment of Additional Amounts and (b) unless at the time such notice is given, such obligation to pay such Additional Amounts remains in effect. Prior to the publication or mailing of any notice of redemption of the Notes pursuant to the foregoing, the applicable Proceeds Loan Borrower or the Issuer will deliver to the Trustee (a) an Officers’ Certificate stating that the Issuer is entitled to effect such redemption and setting forth a statement of facts showing that the conditions precedent to its right to so redeem have been satisfied and that the relevant Payor cannot avoid the obligations to pay Additional Amounts by taking reasonable measures available to it; and (b) an opinion of an independent tax counsel reasonably satisfactory to the Trustee to the effect that the circumstances referred to above exist. The Trustee will accept and shall be entitled to rely on such Officers’ Certificate and opinion as sufficient evidence of the existence of satisfaction of the conditions precedent as described above, in which event it will be conclusive and binding on the Holders.

The foregoing provisions will apply mutatis mutandis to any successor to a Payor after such successor person becomes a party to this Indenture or the Notes.

At the Issuer’s request, the relevant Agent will give the notice of redemption in the Issuer’s name and at its expense; provided, however, that the Issuer has delivered to the Trustee and the Agents, at least 5 days prior to the date on which such notice is to be sent to the Holders or such shorter period as the Trustee may agree, an Officers’ Certificate requesting that the Trustee give such notice and setting forth the information to be stated in such notice as provided in Section 3.03.

Section 3.11 Offer to Purchase by Application of Excess Proceeds

In the event that, pursuant to Section 4.10, the Issuer is required to make an offer to all Holders to purchase Notes (an “Asset Disposition Offer”), they will follow the procedures specified below.

Within five Business Days of the receipt of such notice from the Company, UPC NL Holdco or any Affiliate Proceeds Loan Obligor, the Issuer will make the Asset Disposition Offer to all Holders and to the extent notified by the Company, UPC NL Holdco or any Affiliate Proceeds Loan Obligor, in such Notice, to all Holders of other Indebtedness of the Company, UPC NL Holdco or any Affiliate Proceeds Loan Obligor that does not constitute

Subordinated Obligations (“Other Asset Disposition Indebtedness”) to purchase the maximum principal amount of Notes and any such Other Asset Disposition Indebtedness to which the Asset Disposition Offer applies that may be purchased out of the Excess Proceeds, at an offer price in cash in an amount equal to 100% of the principal amount of the Notes and the Other Asset Disposition Indebtedness plus accrued and unpaid interest to the date of purchase, in accordance with the procedures set forth in Section 3.11 or the agreements governing the Other Asset Disposition Indebtedness, as applicable, in each case in a principal amount of $150,000 and in integral multiples of $1,000 in excess thereof.

To the extent that the aggregate amount of Notes and Other Asset Disposition Indebtedness so validly tendered and not properly withdrawn pursuant to an Asset Disposition Offer is less than the Excess Proceeds, the Company, UPC NL Holdco or any Affiliate Proceeds Loan Obligor, may use any remaining Excess Proceeds for general corporate purposes in any manner not prohibited by this Indenture. If the aggregate principal amount of Notes surrendered by Holders thereof and Other Asset Disposition Indebtedness surrendered by Holders or lenders, collectively, exceeds the amount of Excess Proceeds, the Trustee shall select the Notes and Other Asset Disposition Indebtedness to be purchased on a pro rata basis on the basis of the aggregate principal amount of tendered Notes and Other Asset Disposition Indebtedness. The Trustee will not be liable for selections made by it in accordance with this paragraph.

No later than five Business Days after the termination of the Asset Disposition Offer (the “Asset Disposition Purchase Date”), the Issuer will purchase the principal amount of Notes and Other Asset Disposition Indebtedness required to be purchased pursuant to this Section 3.11 (the “Asset Disposition Offer Amount”) or, if less than the Asset Disposition Offer Amount has been so validly tendered, all Notes and Other Asset Disposition Indebtedness validly tendered in response to the Asset Disposition Offer.

To the extent that any portion of Net Available Cash payable in respect of the Notes is denominated in a currency other than the currency in which the Notes are denominated, the amount thereof payable in respect of such Notes shall not exceed the net amount of funds in the currency in which such Notes are denominated that is actually received by the Company, UPC NL Holdco or any Affiliate Proceeds Loan Obligor, upon converting such portion into such currency.

If the Asset Disposition Purchase Date is on or after an interest record date and on or before the related Interest Payment Date, any accrued and unpaid interest will be paid to the Person in whose name a Note is registered at the close of business on such record date, and no additional interest will be payable to Holders who tender Notes pursuant to the Asset Disposition Offer.

Upon the commencement of an Asset Disposition Offer, the Issuer will send, by first class mail, a notice to the Trustee and each of the Holders, with a copy to the Trustee. The notice will contain all instructions and materials necessary to enable such Holders to tender Notes pursuant to the Asset Disposition Offer. The notice, which will govern the terms of the Asset Disposition Offer, will state:

(1) that the Asset Disposition Offer is being made pursuant to this Section 3.11 and Section 4.10 and the length of time the Asset Disposition Offer will remain open;

(2) the Asset Disposition Offer Amount, the purchase price and the Asset Disposition Purchase Date;

(3) that any Note not tendered or accepted for payment will continue to accrue interest;

(4) that, unless the Issuer defaults in making such payment, any Note accepted for payment pursuant to the Asset Disposition Offer will cease to accrue interest after the Asset Disposition Purchase Date;

(5) that Holders electing to have a Note purchased pursuant to an Asset Disposition Offer may elect to have Notes purchased in denominations of $150,000 and in integral multiples of $1,000 in excess thereof;

(6) that Holders electing to have Notes purchased pursuant to any Asset Disposition Offer will be required to surrender the Note, with the form entitled “Option of Holder to Elect Purchase” attached to the Notes completed, or transfer by book-entry transfer, to the Issuer, the Depositary, if appointed by the Issuer, or a Paying Agent at the address specified in the notice at least three days before the Asset Disposition Purchase Date;

(7) that Holders will be entitled to withdraw their election if the Issuer, the Depositary or the Paying Agent, as the case may be, receives, not later than the expiration of the Asset Disposition Offer, facsimile transmission or letter setting forth the name of the Holder, the principal amount of the Note the Holder delivered for purchase and a statement that such Holder is withdrawing his election to have such Note purchased;

(8) that, if the aggregate principal amount of Notes and Other Asset Disposition Indebtedness surrendered by Holders thereof exceeds the Asset Disposition Offer Amount, the Issuer will select the Notes and Other Asset Disposition Indebtedness to be purchased on a pro rata basis based on the principal amount of Notes and such Other Asset Disposition Indebtedness surrendered (with such adjustments as may be deemed appropriate by the Issuer so that only Notes in denominations of $150,000 and in integral multiples of $1,000 in excess thereof will be purchased); and

(9) that Holders whose Notes were purchased only in part will be issued new Notes equal in principal amount to the unpurchased portion of the Notes surrendered (or transferred by book-entry transfer).

On or before the Asset Disposition Purchase Date, the Issuer will, to the extent lawful, accept for payment, on a pro rata basis to the extent necessary, the Asset Disposition Offer Amount of Notes and Other Asset Disposition Indebtedness or portions of Notes and Other Asset Disposition Indebtedness so validly tendered and not properly withdrawn pursuant to the Asset Disposition Offer, or if less than the Asset Disposition Offer Amount has been validly tendered and not properly withdrawn, all Notes and Other Asset Disposition Indebtedness so validly tendered and not properly withdrawn, in each case in a principal amount of $150,000 and in integral multiples of $1,000 in excess thereof. The Issuer will deliver to the Trustee an Officer’s Certificate stating that such Notes or portions thereof were accepted for payment by the Issuer in accordance with the terms of this covenant. The Issuer or the Paying Agent, as the case may be, will promptly (but in any case not later than the Asset Disposition Purchase Date) mail or deliver to each tendering Holder of Notes or Holder or lender of Other Asset Disposition Indebtedness, as the case may be, an amount equal to the purchase price of the Notes or Other Asset Disposition Indebtedness so validly tendered and not properly withdrawn by such Holder or lender, as the case may be, and accepted by the Issuer for purchase, and the Issuer will promptly issue a new Note, and the Authenticating Agent, upon delivery of an Officer’s Certificate from the Issuer, will authenticate and mail or deliver (or cause to be transferred by book entry) such new Note to such Holder, in a principal amount equal to any unpurchased portion of the Note surrendered; provided that each such new Note will be in a principal amount of $150,000 and in integral multiples of $1,000 in excess thereof. In addition, the Issuer will take any and all other actions required by the agreements governing the Other Asset Disposition Indebtedness. Any Note not so accepted will be promptly mailed or delivered by the Issuer to the Holder thereof. The Issuer will publicly announce the results of the Asset Disposition Offer on the Asset Disposition Purchase Date.

The Issuer will comply, to the extent applicable, with the requirements of Section 14(e) of the Exchange Act and any other securities laws or regulations to the extent such laws and regulations are applicable in connection with each repurchase of Notes pursuant to an Asset Disposition Offer. To the extent that the provisions of any securities laws or regulations conflict with the provisions of this Section 3.11 or Section 4.10, the Issuer will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under this Indenture by virtue of any conflict.

Other than as specifically provided in this Section 3.11, any purchase pursuant to this Section 3.11 shall be made pursuant to the provisions of Sections 3.01 through 3.06.

Section 3.12 Optional Redemption upon Certain Tender Offers

(a) In connection with any tender offer or other offer to purchase for all of the Notes, if Holders of not less than 90% of the aggregate principal amount of the then outstanding Notes validly tender and do not validly withdraw such Notes in such tender offer and the Issuer, or any third party making such tender offer in lieu of the Issuer, purchases all of the Notes validly tendered and not validly withdrawn by such Holders, the Issuer or such third party will have the right upon not less than 10 nor more than 60 days’ notice following such purchase date, to redeem all Notes that remain outstanding following such purchase at a price equal to the price paid to each other Holder in such tender offer, plus, to the extent not included in the tender offer payment, accrued and unpaid interest, if any, thereon, to, but excluding, the date of such redemption.

(b) If a Redemption Date is not a Business Day, payment may be made on the next succeeding day that is a Business Day, and no interest shall accrue on any amount that would have been otherwise payable on such Redemption Date if it were a Business Day for the intervening period. If the optional redemption date is on or after an interest record date and on or before the related Interest Payment Date, the accrued and unpaid interest, if any, will be paid to the Person in whose name the Note is registered at the close of business on such record date and no additional interest will be payable to Holders whose Notes will be subject to redemption.

Section 3.13 Special Optional Redemption

(a) At any time on or prior to the earlier of the JV Escrow Release Date and the Escrow Termination Date, the Issuer may, at its option, elect to redeem all or a portion of the Notes (the “Special Optional Redemption”) at a redemption price (the “Special Optional Redemption Price”) equal to 100% of the principal amount of the Notes redeemed, plus accrued but unpaid interest (or issue price plus accreted original issue discount and accrued but unpaid interest, if applicable) and Additional Amounts, if any, to the date of the Special Optional Redemption (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant Interest Payment Date). Notice of the Special Optional Redemption will be mailed or delivered to the Trustee and Registrar (with an instruction to the Trustee and Registrar to deliver the same to each Holder) and the Escrow Agent by the Issuer, and will provide that the Notes shall be redeemed on a date that is no later than the fifth Business Day after such notice is mailed or delivered but prior to the JV Escrow Release Date (the “Special Optional Redemption Date”). On the Special Optional Redemption Date, the Escrow Agent shall pay to the Paying Agent for payment to each Holder the Special Optional Redemption Price for such Holder’s redeemed Notes. Any such Special Optional Redemption and notice may, in the Issuer’s discretion, be subject to satisfaction of one or more conditions precedent.

(b) If the Special Optional Redemption Date is on or after an interest record date and on or before the related Interest Payment Date, the accrued and unpaid interest, if any, will be paid to the Person in whose name the Note is registered at the close of business on such record date and no additional interest will be payable to Holders whose Notes will be subject to redemption by the Issuer.

ARTICLE 4.

COVENANTS

Section 4.01 Payment of Notes

(a) The Issuer shall pay or cause to be paid the principal of, premium, if any, and interest and Additional Amounts, if any, on the Notes on the dates and in the manner provided in the Notes. Principal, premium, if any, and interest shall be considered paid on the date due if the Paying Agent, if other than the Issuer, holds on the Business Day prior to the due date, money deposited by the Issuer in immediately available funds and designated for and sufficient to pay all principal, premium and Additional Amounts, if any, and interest then due.

Principal of, interest, premium and Additional Amounts, if any, on Global Notes will be payable, at the corporate trust office or agency of the Paying Agent maintained in the Borough of Manhattan, City of New York, for such purposes. All payments on the Global Notes will be made by transfer of immediately available funds to an account of the Holder of the Global Notes in accordance with the procedures or DTC, as applicable.

Principal of, interest, premium and Additional Amounts, if any, on any Definitive Registered Notes will be payable at the corporate trust office or agency of the Paying Agent, in any location required to be maintained for such purposes pursuant to Section 2.03. In addition, interest on Definitive Registered Notes may be paid by check mailed to the person entitled thereto as shown on the Register for such Definitive Registered Notes.

(b) The Issuer shall pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue principal and premium at the rate equal to 1% per annum in excess of the then applicable interest rate on the Notes to the extent lawful; they shall pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue installments of interest and Additional Amounts (without regard to any applicable grace period) at the same rate to the extent lawful.

Section 4.02 Maintenance of Office or Agency

The Issuer shall maintain the offices and agencies specified in Section 2.03. The Issuer shall give prompt written notice to the Trustee of the location, and any change in the location, of such office or agency. If at any time the Issuer shall fail to maintain any such required office or agency or shall fail to furnish the Trustee with the address thereof, such presentations, surrenders, notices and demands may be made or served at the corporate trust office of the Trustee.

The Issuer may also from time to time designate one or more other offices or agencies where the Notes may be presented or surrendered for any or all such purposes and may from time to time rescind such designations; provided, however, that no such designation or rescission shall in any manner relieve the Issuer of its obligations to maintain an office or agency in Luxembourg for such purposes. The Issuer shall give prompt written notice to the Trustee of any such designation or rescission and of any change in the location of any such other office or agency.

The Issuer hereby designates the Corporate Trust Office of the Trustee as one such office or agency of the Issuer in accordance with Section 2.03.

Section 4.03 Reports

(a) The Company, UPC NL Holdco or any Affiliate Proceeds Loan Obligor will provide to the Trustee and, in each case of clauses (2) and (3) of this Section 4.03, will post on its website (or make similar disclosure) the following (provided, however, that to the extent any reports are filed on the SEC’s website or on the Reporting Entity’s or the Ultimate Parent’s website, such reports shall be deemed to be provided to the Trustee):

(1) within 150 days after the end of each fiscal year ending subsequent to the Issue Date, an annual report of the Reporting Entity, containing the following information: (a) audited combined or consolidated balance sheets of the Reporting Entity as of the end of the two most recent fiscal years (or such shorter period as the Reporting Entity has been in existence) and audited combined or consolidated income statements and statements of cash flow of the Reporting Entity for the two most recent fiscal years (or such shorter period as the Reporting Entity has been in existence), in each case prepared in accordance with GAAP, including appropriate footnotes to such financial statements and a report of the independent public accountants on the financial statements; (b) to the extent relating to such annual periods, an operating and financial review of the audited financial statements, including a discussion of the results of operations, financial condition, and liquidity and capital resources and critical accounting policies; and (c) to the extent not included in the audited financial statements or operating and financial review, a description of the business, management and shareholders of the Reporting Entity, and a description of all material debt instruments; provided, however, that such reports need not (i) contain any segment data other than as required under GAAP in its financial reports with respect to the period presented, (ii) include any exhibits, or (iii) include separate financial statements for any Affiliates of the Reporting Entity or any acquired businesses;

(2) within 60 days after each of the first three fiscal quarters in each fiscal year, a quarterly report of the Reporting Entity containing the following information: (a) unaudited combined or consolidated income statements of the Reporting Entity for such period, prepared in accordance with GAAP, and (b) a financial review of such period (including a comparison against the prior year’s comparable period), consisting of a discussion of (i) the results of operations and financial condition of the Reporting Entity on a consolidated basis, and material changes between the current period and the prior year’s comparable period, (ii) material developments in the business of the Reporting Entity and its Restricted Subsidiaries, (c) financial information and trends in the business in which the Reporting Entity and its Restricted Subsidiaries is engaged and (d) information with respect to any material acquisition or disposal during the period provided, however, that such reports need not (i) contain any segment data other than as required under GAAP in its financial reports with respect to the period presented, (ii) include any exhibits, or (iii) include separate financial statements for any Affiliates of the Reporting Entity or any acquired businesses; and

(3) within 10 days after the occurrence of such event, information with respect to (a) any change in the independent public accountants of the Reporting Entity (unless such change is made in conjunction with a change in the auditor of the Ultimate Parent), (b) any material acquisition or disposal, and (c) any material development in the business of the Reporting Entity and its Restricted Subsidiaries.

(b) If the Company, UPC NL Holdco or any Affiliate Proceeds Loan Obligor has designated any of its Subsidiaries as Unrestricted Subsidiaries and any such Unrestricted Subsidiary or group of Unrestricted Subsidiaries constitute Significant Subsidiaries of the Reporting Entity, then the annual and quarterly information required by Section 4.03(a)(1) and Section 4.03(a)(2) shall include a reasonably detailed presentation, either on the face of the financial statements, in the footnotes thereto or in a separate report delivered therewith, of the financial condition and results of operations of the Reporting Entity and its Restricted Subsidiaries separate from the financial condition and results of operations of such Unrestricted Subsidiaries.

(c) Following any election by the Reporting Entity to change its accounting principles in accordance with the definition of GAAP set forth under Section 1.01, the annual and quarterly information required by Section 4.03(a)(1) and Section 4.03(a)(2) shall include any reconciliation presentation required by clause (2)(a) of the definition of GAAP set forth under Section 1.01.

(d) To the extent that material differences exist between the business, assets, results of operations or financial condition of (i) the Reporting Entity and (i) the Company, UPC NL Holdco, any Affiliate Proceeds Loan Obligor and the Restricted Subsidiaries (excluding, for the avoidance of doubt, the effect of any intercompany balances between the Reporting Entity and the Company, UPC NL Holdco, any Affiliate Proceeds Loan Obligor and the Restricted Subsidiaries), the annual and quarterly reports shall give a reasonably detailed description of such differences and include an unaudited reconciliation of the Reporting Entity’s financial statements to the financial statements of the Company, UPC NL Holdco, any Affiliate Proceeds Loan Obligor and the Restricted Subsidiaries.

(e) In addition, so long as the Notes remain outstanding and during any period during which the Reporting Entity is not subject to Section 13 or 15(d) of the Exchange Act nor exempt therefrom pursuant to Rule 12g3-2(b) of the Exchange Act, the Reporting Entity shall furnish to the Holders and to prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.

(f) From the Issue Date until the Escrow Release Date, the Issuer and/or Vodafone Libertel will provide to the Trustee (provided, however, that to the extent any reports are filed on Vodafone Libertel’s or its Parent’s website, such reports shall be deemed to be provided to the Trustee), within 120 days after the end of each fiscal year and each semi-annual period ending subsequent to the Issue Date, certain summary consolidated financing and operating data of Vodafone Libertel, containing the following information (substantially in form provided under the section “Selected Consolidated Financial and Operating Data of Vodafone Netherlands—Summary Statistical and Operating Data” and “Selected Consolidated Financial and Operating Data of Vodafone Netherlands— Summary Operating Data” contained in the Offering Memorandum): (i) Revenue, (ii) Adjusted EBITDA, (iii) property, plant, equipment and intangibles, (iv) selected subscriber statistics and (v) selected ARPU.

(g) The Issuer, the Company, UPC NL Holdco or any Affiliate Proceeds Loan Obligor will provide to the Trustee (provided, however, that to the extent any reports are filed on the SEC’s website or on the Reporting Entity’s or the Ultimate Parent’s website, such reports shall be deemed to be provided to the Trustee), within 150 days after the end of each fiscal year ending subsequent to the Issue Date, an audited consolidated balance sheet of the Issuer as of the end of the two most recent fiscal years (or such shorter period as the Issuer has been in existence) and audited consolidated income statements and statements of cash flow of the Issuer for the three most recent fiscal years (or such shorter period as the Issuer has been in existence), in each case prepared in accordance with GAAP, IFRS or Local GAAP (such reporting standard, the “Initial Reporting Standard”), including appropriate footnotes to such financial statements and a report of independent auditors on the financial statements. At any time after the Issue Date, the Issuer may elect to apply for all purposes of this Indenture, in lieu of the Initial Reporting Standard, any of GAAP, IFRS or Local GAAP (the “New Reporting Standard”) and, upon such election, (1) all financial statements and reports to be provided, after such election, pursuant to this Indenture shall be prepared on the basis of the New Reporting Standard as in effect from time to time (including that, upon first reporting its fiscal year results under the New Reporting Standard, the Issuer shall restate its financial statements on the basis of the New Reporting Standard for the fiscal year ending immediately prior to the first fiscal year for which financial statements have been prepared on the basis of the New Reporting Standard), and (2) from and after such election, all ratios, computations, and other determinations based on Initial Reporting Standard contained in this Indenture shall be computed in conformity with the New Reporting Standard with retroactive effect being given thereto assuming that such election had been made on the Issue Date.

Section 4.04 Compliance Certificate

(a) The Company shall deliver to the Trustee, within 120 days after the end of each fiscal year, an Officer’s Certificate stating that, in the course of the performance by the signers of their duties as officers of the Company they would normally have knowledge of any Default, and further stating whether or not the signers know of any Default that occurred during such period.

(b) The Company shall, so long as any of the Notes are outstanding, deliver to the Trustee within 30 days after the occurrence of any Default or Event of Default an Officer’s Certificate specifying such Default or Event of Default, its status and what action the Company is taking or proposes to take with respect thereto.

Section 4.05 Taxes

The Company, UPC NL Holdco and any Affiliate Proceeds Loan Obligor will pay, and will cause each of its respective Subsidiaries to pay, prior to delinquency, all material taxes, assessments, and governmental levies except such as are contested in good faith and by appropriate proceedings or where the failure to effect such payment is not adverse in any material respect to the Holders.

Section 4.06 Stay, Extension and Usury Laws

Each of the Issuer, the Company, UPC NL Holdco and any Affiliate Proceeds Loan Obligor agrees (to the extent that it may lawfully do so) that it will not at any time insist upon, plead, or in any manner whatsoever claim or take the benefit or advantage of, any stay, extension or usury law wherever enacted, now or at any time hereafter in force, that may affect the covenants or the performance of this Indenture; and each of the Issuer, the Company, UPC NL Holdco and any Affiliate Proceeds Loan Obligor agrees (to the extent that it may lawfully do so) hereby expressly waives all benefit or advantage of any such law, and agrees that it will not, by resort to any such law, hinder, delay or impede the execution of any power herein granted to the Trustee, but will suffer and permit the execution of every such power as though no such law has been enacted.

Section 4.07 Limitation on Restricted Payments

(a) The Issuer will not, directly or indirectly:

(1) declare or pay any dividend or make any distribution on or in respect of its Capital Stock; or

(2) purchase, redeem, retire or otherwise acquire for value any Capital Stock of the Issuer,

in each case, other than Permitted Issuer Maintenance Payments.

(b) The Company, UPC NL Holdco and any Affiliate Proceeds Loan Obligor will not, and will not permit any of the Restricted Subsidiaries, directly or indirectly:

(1) to declare or pay any dividend or make any distribution on or in respect of its Capital Stock (including any payment in connection with any merger or consolidation involving the Company, UPC NL Holdco, any Affiliate Proceeds Loan Obligor or any of the Restricted Subsidiaries) except:

(A) dividends or distributions payable in Capital Stock of the Company, UPC NL Holdco or any Affiliate Proceeds Loan Obligor (other than Disqualified Stock) or Subordinated Shareholder Loans; and

(B) dividends or distributions payable to the Company, UPC NL Holdco, any Affiliate Proceeds Loan Obligor or a Restricted Subsidiary (and if such Restricted Subsidiary is not a Wholly Owned Subsidiary of the Company, UPC NL Holdco or any Affiliate Proceeds Loan Obligor, as applicable, to its other Holders of common Capital Stock on a pro rata basis);

(2) to purchase, redeem, retire or otherwise acquire for value any Capital Stock of the Company, UPC NL Holdco, any Affiliate Proceeds Loan Obligor, any Affiliate Subsidiary or any Parent of the Company, UPC NL Holdco, any Affiliate Proceeds Loan Obligor or any Affiliate Subsidiary held by Persons other than the Company, UPC NL Holdco, any Affiliate Proceeds Loan Obligor or a Restricted Subsidiary;

(3) to purchase, repurchase, redeem, defease or otherwise acquire or retire for value, prior to scheduled maturity, scheduled repayment or scheduled sinking fund payment, any Subordinated Obligations (other than (x) the purchase, repurchase, redemption, defeasance or other acquisition or retirement of Subordinated Obligations purchased in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case due within one year of the date of purchase, repurchase, redemption, defeasance or other acquisition or retirement or (y) Indebtedness permitted under Section 4.09(c)(2)); or

(4) to make any Restricted Investment in any Person;

(any such dividend, distribution, purchase, redemption, repurchase, defeasance, other acquisition, retirement or Restricted Investment referred to in clauses (1) through (4) is referred to herein as a “Restricted Payment”), if at the time the Company, UPC NL Holdco, any Affiliate Proceeds Loan Obligor or such Restricted Subsidiary makes such Restricted Payment:

(A) in the case of a Restricted Payment other than a Restricted Investment, an Event of Default shall have occurred and be continuing (or would result therefrom); or

(B) except in the case of a Restricted Investment, if such Restricted Payment is made in reliance on Section 4.07(b)(4)(C)(i), the

Company, UPC NL Holdco, any Affiliate Proceeds Loan Obligor and the Restricted Subsidiaries are not able to Incur an additional €1.00 of Pari Passu Indebtedness pursuant to Section 4.09(b) after giving effect, on a pro forma basis, to such Restricted Payment; or

(C) the aggregate amount of such Restricted Payment and all other Restricted Payments declared or made subsequent to May 7, 2010 and not returned or rescinded would exceed the sum of:

(i)	50% of Consolidated Net Income for the period (treated as one accounting period) from the beginning of the first fiscal quarter commencing after May 7, 2010 to the end of the most recent fiscal quarter ending prior to the date of such Restricted Payment for which financial statements are available (or, in case such Consolidated Net Income is a deficit, minus 100% of such deficit);

(ii)	100% of the aggregate Net Cash Proceeds and the fair market value, as determined in good faith by the Board of Directors or senior management of the Company, UPC NL Holdco or any Affiliate Proceeds Loan Obligor, of marketable securities, or other property or assets, received by the Company, UPC NL Holdco or any Affiliate Proceeds Loan Obligor from the issue or sale of its Capital Stock (other than Disqualified Stock) or Subordinated Shareholder Loans or other capital contributions subsequent to May 7, 2010 (other than (x) Net Cash Proceeds received from an issuance or sale of such Capital Stock to the Company, UPC NL Holdco, any Affiliate Proceeds Loan Obligor or a Restricted Subsidiary or an employee stock ownership plan, option plan or similar trust to the extent such sale to an employee stock ownership plan or similar trust is financed by loans from or guaranteed by the Company, UPC NL Holdco, any Affiliate Proceeds Loan Obligor or any Restricted Subsidiary unless such loans have been repaid with cash on or prior to the date of determination, (x) Excluded Contributions, (y) any property received in connection with Section 4.07(c)(24) or (z) Net Cash Proceeds and the fair market value of such assets received in connection with the Acquisition or the JV Contribution);

(iii)	100% of the aggregate Net Cash Proceeds and the fair market value, as determined in good faith by the Board of Directors or senior management of the Company, UPC NL Holdco or any Affiliate Proceeds Loan Obligor of marketable securities, or other property or assets, received by the Company, UPC NL Holdco, any Affiliate Proceeds Loan Obligor or any Restricted Subsidiary from the issuance or sale (other than to the Company, UPC NL Holdco, any Affiliate Proceeds Loan Obligor or a Restricted Subsidiary) by the Company, UPC NL Holdco, any Affiliate Proceeds Loan Obligor or any Restricted Subsidiary subsequent to May 7, 2010 of any Indebtedness that has been converted into or exchanged for Capital Stock of the Company, UPC NL Holdco or any Affiliate Proceeds Loan Obligor (other than Disqualified Stock) or Subordinated Shareholder Loans;

(iv)	the amount equal to the net reduction in Restricted Investments made by the Company, UPC NL Holdco, any Affiliate Proceeds Loan Obligor or any of the Restricted Subsidiaries resulting from:

(A)	repurchases, redemptions or other acquisitions or retirements of any such Restricted Investment, proceeds realized upon the sale or other disposition to a Person other than the Company, UPC NL Holdco, any Affiliate Proceeds Loan Obligor or a Restricted Subsidiary of any such Restricted Investment, repayments of loans or advances or other transfers of assets (including by way of dividend, distribution, interest payments or returns of capital) to the Company, UPC NL Holdco, any Affiliate Proceeds Loan Obligor or any Restricted Subsidiary; or

(B)	the redesignation of Unrestricted Subsidiaries as Restricted Subsidiaries (valued in each case as provided in the definition of “Investment”) not to exceed, in the case of any Unrestricted Subsidiary, the amount of Investments previously made by the Company, UPC NL Holdco, any Affiliate Proceeds Loan Obligor or any Restricted Subsidiary in such Unrestricted Subsidiary, which amount in each case under this clause (iv) was included in the calculation of the amount of Restricted Payments; provided, however, that no amount will be included in Consolidated Net Income for the purposes of the preceding clause (i) to the extent that it is (at the Company’s, UPC NL Holdco’s or any Affiliate Proceeds Loan Obligor’s option) included under this clause (iv);

(v)	without duplication of amounts included in clauses (iii) or (iv), the amount by which Indebtedness of the Company, UPC NL Holdco or any Affiliate Proceeds Loan Obligor is reduced on the Consolidated balance sheet of the Company, UPC NL Holdco or any Affiliate Proceeds Loan Obligor upon the conversion or exchange of any Indebtedness of the Company, UPC NL Holdco or any Affiliate Proceeds Loan Obligor issued after May 7, 2010, which is convertible or exchangeable for Capital Stock (other than Disqualified Stock) of the Company, UPC NL Holdco or any Affiliate Proceeds Loan Obligor held by Persons not including the Company, UPC NL Holdco or any Affiliate Proceeds Loan Obligor or any of their Restricted Subsidiaries, as applicable (less the amount of any cash or the fair market value of other property or assets distributed by the Company, UPC NL Holdco or any Affiliate Proceeds Loan Obligor upon such conversion or exchange); and

(vi)

100% of the Net Cash Proceeds and the fair market value (as determined in accordance with Section 4.07(e)) of marketable securities, or other property or assets, received by the Company, UPC NL Holdco, any Affiliate Proceeds Loan Obligor or any of the Restricted Subsidiaries in connection with: (A) the sale or other disposition (other than to the Company, UPC NL Holdco, any Affiliate Proceeds Loan Obligor or a Restricted Subsidiary or an employee stock ownership plan or trust established by the Company, UPC NL Holdco, any Affiliate Proceeds Loan Obligor or any Subsidiary of the Company, UPC NL Holdco or any Affiliate Proceeds Loan Obligor for the benefit of its employees to the extent funded by the Company, UPC NL Holdco, any Affiliate Proceeds Loan Obligor or any Restricted Subsidiary) of Capital Stock of an Unrestricted Subsidiary; and (B) any dividend or distribution made by an Unrestricted Subsidiary to the Company, UPC NL Holdco, any Affiliate Proceeds Loan Obligor or a

Restricted Subsidiary; provided however, that no amount will be included in Consolidated Net Income for the purposes of the preceding clause (i) to the extent that it is (at the Company’s UPC NL Holdco’s or any Affiliate Proceeds Loan Obligor’s option) included under this clause (vi).

Fair market value of property or assets other than cash covered by the preceding sentence shall be the fair market value thereof as determined in good faith by the Board of Directors or senior management of the Company.

(c) Section 4.07(b) will not prohibit:

(1) any purchase, repurchase, redemption, defeasance or other acquisition or retirement of Capital Stock, Disqualified Stock, Subordinated Shareholder Loans or Subordinated Obligations of the Company, UPC NL Holdco or any Affiliate Proceeds Loan Obligor made by exchange (including any such exchange pursuant to the exercise of a conversion right or privilege in connection with which cash is paid in lieu of the issuance of fractional shares) for, or out of the proceeds of the sale or issuance within 90 days of, Subordinated Shareholder Loans or Capital Stock of the Company, UPC NL Holdco or any Affiliate Proceeds Loan Obligor (other than Disqualified Stock or Capital Stock issued or sold to a Subsidiary or an employee stock ownership plan or similar trust to the extent such sale to an employee stock ownership plan or similar trust is financed by loans from or guaranteed by the Company, UPC NL Holdco, any Affiliate Proceeds Loan Obligor or any Restricted Subsidiary unless such loans have been repaid with cash on or prior to the date of determination), Subordinated Shareholder Loans or a substantially concurrent capital contribution to the Company, UPC NL Holdco or any Affiliate Proceeds Loan Obligor; provided, however, that (a) such purchase, repurchase, redemption, defeasance, acquisition or retirement will be excluded in subsequent calculations of the amount of Restricted Payments and (b) the Net Cash Proceeds from such sale or issuance of Capital Stock or Subordinated Shareholder Loans or from such capital contribution will be excluded from clause (4)(C)(ii) of Section 4.07(b);

(2) any purchase, repurchase, redemption, defeasance or other acquisition or retirement of Subordinated Obligations of the Company, UPC NL Holdco or any Affiliate Proceeds Loan Obligor made by exchange for, or out of the proceeds of the sale within 90 days of, Subordinated Obligations of the Company, UPC NL Holdco, any Affiliate Proceeds Loan Obligor or such Restricted Subsidiary that is permitted to be Incurred pursuant to Section 4.09 and that in each case constitutes Refinancing Indebtedness; provided, however, that such purchase, repurchase, redemption, defeasance, acquisition or retirement will be excluded in subsequent calculations of the amount of Restricted Payments;

(3) any purchase, repurchase, redemption, defeasance or other acquisition or retirement of Disqualified Stock of the Company, UPC NL Holdco, any Affiliate Proceeds Loan Obligor or a Restricted Subsidiary made by exchange for, or out of the proceeds of the sale within 90 days of, Disqualified Stock of the Company, UPC NL Holdco, any Affiliate Proceeds Loan Obligor or such Restricted Subsidiary, as the case may be, that, in each case, is permitted to be Incurred pursuant to the covenant described under Section 4.09 and that in each case constitutes Refinancing Indebtedness; provided, however, that such purchase, repurchase, redemption, defeasance, acquisition or retirement will be excluded in subsequent calculations of the amount of Restricted Payments;

(4) dividends paid within 60 days after the date of declaration if at such date of declaration such dividend would have complied with this provision; provided, however, that such dividends will be included in subsequent calculations of the amount of Restricted Payments;

(5) the purchase, repurchase, defeasance, redemption or other acquisition, cancellation or retirement for value of Capital Stock, or options, warrants, equity appreciation rights or other rights to purchase or acquire Capital Stock of the Company, UPC NL Holdco, any Affiliate Proceeds Loan Obligor or any Restricted Subsidiary or any parent of the Company, UPC NL Holdco or any Affiliate Proceeds Loan Obligor held by any existing or former employees or management of the Company, UPC NL Holdco, any Affiliate Proceeds Loan Obligor or any Subsidiary of the Company, UPC NL Holdco or any Affiliate Proceeds Loan Obligor or their assigns, estates or heirs, in each case in connection with the repurchase provisions under employee stock option or stock purchase agreements or other agreements to compensate management employees; provided that such redemptions or repurchases pursuant to this clause will not exceed an amount equal to €10.0 million in the aggregate during any calendar year (with any unused amounts in any preceding calendar year being carried over to the succeeding calendar year); provided, however, that the amount of any such repurchase or redemption will be included in subsequent calculations of the amount of Restricted Payments;

(6) the declaration and payment of dividends to Holders of any class or series of Disqualified Stock, or of any Preferred Stock of a Restricted Subsidiary, Incurred in accordance with the terms of Section 4.09; provided, however, that such dividends will be excluded from subsequent calculations of the amount of Restricted Payments;

(7) purchases, repurchases, redemptions, defeasance or other acquisitions or retirements of Capital Stock deemed to occur upon the exercise of stock options, warrants or other convertible securities if such Capital Stock represents a portion of the exercise price thereof; provided, however, that such repurchases will be excluded from subsequent calculations of the amount of Restricted Payments;

(8) the purchase, repurchase, redemption, defeasance or other acquisition or retirement for value of any Subordinated Obligation (A) at a purchase price not greater than 101% of the principal amount of such Subordinated Obligation in the event of a Change of Control in accordance with provisions similar to Section 4.14, (B) at a purchase price not greater than 100% of the principal amount thereof in accordance with provisions similar to Section 3.11 and Section 4.10; provided that, prior to or simultaneously with such purchase, repurchase, redemption, defeasance or other acquisition or retirement, the Company, UPC NL Holdco or any Affiliate Proceeds Loan Obligor has made (or has caused to be made) the Change of Control Offer or Asset Disposition Offer, as applicable, as provided in Section 3.11, Section 4.10 or Section 4.14, as the case may be, with respect to the Notes and has completed the repurchase or redemption of all Notes validly tendered for payment in connection with such Change of Control Offer or Asset Disposition Offer; and provided, further, that such purchase, redemption or other acquisition of Subordinated Obligations will be excluded from subsequent calculations of the amount of Restricted Payments or (C) (i) consisting of Acquired Indebtedness (other than Indebtedness Incurred to provide all or any portion of the funds utilized to consummate the transaction or series of related transactions pursuant to which such Person became a Restricted Subsidiary or was designated an Affiliate Proceeds Loan Obligor or an Affiliate Subsidiary or was otherwise acquired by the Company,

UPC NL Holdco, any Affiliate Proceeds Loan Obligor or a Restricted Subsidiary) and (ii) at a purchase price not greater than 100% of the principal amount of such Subordinated Obligation plus accrued and unpaid interest and any premium required by the terms of any Acquired Indebtedness;

(9) dividends, loans, advances or distributions to any Parent or other payments by the Company, UPC NL Holdco, any Affiliate Proceeds Loan Obligor or any Restricted Subsidiary in amounts equal to:

(A) the amounts required for any Parent to pay Parent Expenses;

(B) the amounts required for any Parent to pay Public Offering Expenses or fees and expenses related to any other equity or debt offering of such Parent that are directly attributable to the operation of the Company, UPC NL Holdco, any Affiliate Proceeds Loan Obligor and the Restricted Subsidiaries;

(C) the amounts required for any Parent to pay Related Taxes; and

(D) amounts constituting payments satisfying the requirements of clauses (11), (12) and (20) of Section 4.11(b);

provided, however, that such dividends, loans, advances, distributions or other payments will be excluded from subsequent calculations of the amount of Restricted Payments;

(10) Restricted Payments in an aggregate amount outstanding at any time not to exceed the aggregate cash amount of Excluded Contributions, or consisting of non-cash Excluded Contributions, or Investments in exchange for or using as consideration Investments previously made under this clause, provided, however, that the amount of such Restricted Payments will be excluded from subsequent calculations of the amount of Restricted Payments;

(11) payments by the Company, UPC NL Holdco or any Affiliate Proceeds Loan Obligor, or loans, advances, dividends or distributions to any parent company of the Company, UPC NL Holdco or any Affiliate Proceeds Loan Obligor to make payments to Holders of Capital Stock of the Company, UPC NL Holdco or any Affiliate Proceeds Loan Obligor or any parent company of the Company, UPC NL Holdco or any Affiliate Proceeds Loan Obligor in lieu of the issuance of fractional shares of such Capital Stock; provided, however, that the net amount of such payments will be excluded from subsequent calculations of the amount of Restricted Payments;

(12) Restricted Payments to be applied for the purpose of making corresponding payments on Indebtedness of any Parent to the extent that such Indebtedness is guaranteed by the Company, UPC NL Holdco or any Affiliate Proceeds Loan Obligor pursuant to a guarantee otherwise permitted to be Incurred under this Indenture; provided, however, that the amount of such payments will be included in subsequent calculations of the amount of Restricted Payments;

(13) so long as no Default or Event of Default of the type specified in clauses (1) or (2) under Section 6.01(a) has occurred and is continuing, any Restricted Payment to the extent that, after giving pro forma effect to any such Restricted Payment, the Consolidated Net Leverage Ratio would not exceed 5.00 to 1.00, provided, however, that the net amount of such payments will be included in subsequent calculations of the amount of Restricted Payments;

(14) Restricted Payments in an aggregate amount at any time outstanding, when taken together with all other Restricted Payments made pursuant to this clause (14), not to exceed the greater of (a) €250.0 million and (b) 5.0% of Total Assets, in the aggregate in any calendar year (with any unused amounts in any preceding calendar year being carried over to the succeeding calendar year); provided, however, that the amount of such Restricted Payments will be included in subsequent calculations of the amount of Restricted Payments;

(15) the distribution, as a dividend or otherwise, of shares of Capital Stock of or, Indebtedness owed to the Company, UPC NL Holdco, any Affiliate Proceeds Loan Obligor or a Restricted Subsidiary by, Unrestricted Subsidiaries; provided, however, that such distributions will be excluded from subsequent calculations of the amount of Restricted Payments;

(16) following a Public Offering of the Company, UPC NL Holdco, any Affiliate Proceeds Loan Obligor or any Parent, the declaration and payment by the Company, UPC NL Holdco, any Affiliate Proceeds Loan Obligor or such Parent, or the making of any cash payments, advances, loans, dividends or distributions to any Parent to pay, dividends or distributions on the Capital Stock, common stock or common equity interests of the Company, UPC NL Holdco, any Affiliate Proceeds Loan Obligor or any Parent; provided that the aggregate amount of all such dividends or distributions under this clause (16) shall not exceed in any fiscal year the greater of (a) 6.0% of the Net Cash Proceeds received from such Public Offering or subsequent Equity Offering by the Company, UPC NL Holdco or any Affiliate Proceeds Loan Obligor or contributed to the capital of the Company, UPC NL Holdco or any Affiliate Proceeds Loan Obligor by any Parent in any form other than Indebtedness or Excluded Contributions and (b) following the Initial Public Offering, an amount equal to the greater of (i) 7.0% of the Market Capitalization and (ii) 7.0% of the IPO Market Capitalization, provided that after giving pro forma effect to the payment of any such dividend or making of any such distribution, the Consolidated Net Leverage Ratio would not exceed 5.00 to 1.00; provided, however, that the amount of such Restricted Payments will be included in subsequent calculations of the amount of Restricted Payments;

(17) after the designation of any Restricted Subsidiary as an Unrestricted Subsidiary, distributions (including by way of dividend) consisting of cash, Capital Stock or property or other assets of such Unrestricted Subsidiary that in each case is held by the Company, UPC NL Holdco, any Affiliate Proceeds Loan Obligor or any Restricted Subsidiary; provided, however, that (a) such distribution or disposition shall include the concurrent transfer of all liabilities (contingent or otherwise) attributable to the property or other assets being transferred; (b) any property or other assets received from any Unrestricted Subsidiary (other than Capital Stock issued by any Unrestricted Subsidiary) may be transferred by way of distribution or disposition pursuant to this clause (17) only if such property or other assets, together with all related liabilities, is so transferred in a transaction that is substantially concurrent with the receipt of the proceeds of such distribution or disposition by the Company, UPC NL Holdco, any Affiliate Proceeds Loan Obligor or such Restricted Subsidiary; and (c) such distribution or disposition shall not, after giving effect to any related agreements, result nor be likely to result in any material liability, tax or other adverse consequences to the Company, UPC NL Holdco, any Affiliate Proceeds Loan Obligor and the Restricted Subsidiaries on a Consolidated basis; provided further, however, that such distributions will be excluded from the calculation of the amount of Restricted Payments, it being understood that proceeds from the disposition of any cash, Capital Stock or property or other assets of an Unrestricted Subsidiary that are so distributed will not increase the amount of Restricted Payments permitted under Section 4.07(b)(4)(C)(iv);

(18) Restricted Payments reasonably required to consummate any Related Transaction or a Permitted Financing Action; provided, however, that the amount of such Restricted Payments will be excluded in subsequent calculations of the amount of Restricted Payments;

(19) Restricted Payments at any time outstanding made with the proceeds of any drawings under a Permitted Credit Facility in an amount not to exceed the Credit Facility Excluded Amount, provided that, the amount of any Restricted Payment made pursuant to this clause (19) shall be deemed to be reduced (but not below zero) by the aggregate principal amount of any prepayment or repayment (including on a cashless basis) of any such drawings under such Permitted Credit Facility; provided, however, that, the net amount of such Restricted Payments will be included in subsequent calculations of the amount of Restricted Payments;

(20) Restricted Payments for the purpose of making corresponding payments on any Indebtedness of a Parent, provided that (a) on the date of Incurrence of such Indebtedness by a Parent and after giving effect thereto on a pro forma basis, the Consolidated Net Leverage Ratio, calculated for purposes of this clause (20) as if such Indebtedness of such Parent were being incurred by the Company, UPC NL Holdco or any Affiliate Proceeds Loan Obligor, would not exceed 5.0 to 1.0 or (b) such Indebtedness of a Parent is guaranteed pursuant to Section 4.09(c)(13), and, with respect to clause (a) and (b) of this clause (20), any Refinancing Indebtedness in respect thereof; provided, however, that the amount of such Restricted Payments will be included in subsequent calculations of the amount of Restricted Payments;

(21) distributions (including by way of dividend) to a Parent consisting of cash, Capital Stock or property or other assets of a Restricted Subsidiary that is in each case held by the Company, UPC NL Holdco, any Affiliate Proceeds Loan Obligor or any Restricted Subsidiary for sole purpose of transferring such cash, Capital Stock or property or other assets to the Company, UPC NL Holdco, any Affiliate Proceeds Loan Obligor or any Restricted Subsidiary.

(22) distributions or payments of Receivables Fees and purchases of Receivables pursuant to a Receivables Repurchase Obligation in connection with a Qualified Receivables Transaction;

(23) [Reserved]; and

(24) Restricted Payments to finance Investments or other acquisitions by a Parent or any Affiliate (other than the Company, UPC NL Holdco, any Affiliate Proceeds Loan Obligor or a Restricted Subsidiary) which would otherwise be permitted to be made pursuant to this Section 4.07 if made by the Company, UPC NL Holdco, any Affiliate Proceeds Loan Obligor or a Restricted Subsidiary; provided, that (i) such Restricted Payment shall be made within 120 days of the closing of such Investment or other acquisition, (ii) such Parent or Affiliate shall, prior to or promptly following the date such Restricted Payment is made, cause (1) all property acquired (whether assets or Capital Stock) to be contributed to the Issuer or a Restricted Subsidiary or (2) the merger, amalgamation, consolidation, or sale of the Person formed or acquired into the Issuer or a Restricted Subsidiary (in a manner not prohibited by Article 5) in order to consummate such Investment or other acquisition, (iii) such Parent or Affiliate receives no consideration or other payment in connection with such transaction except to the extent the Issuer or a Restricted Subsidiary could have given such consideration or made such payment in compliance with this Section 4.07 and (iv) any property received in connection with such transaction shall not constitute an Excluded Contribution up to the amount of such Restricted Payment made under this clause (24).

(d) For purposes of determining compliance with this Section 4.07, in the event that a Restricted Payment meets the criteria of more than one of the categories described in Section 4.07(c), or is permitted pursuant to Section 4.07(b), the Company, UPC NL Holdco or any Affiliate Proceeds Loan Obligor will be entitled to classify such Restricted Payment (or portion thereof) on the date of its payment or later reclassify such Restricted Payment (or portion thereof) in any manner that complies with this Section 4.07.

(e) The amount of all Restricted Payments (other than cash) shall be the fair market value on the date of such Restricted Payment of the asset(s) or securities proposed to be paid, transferred or issued by the Company, UPC NL Holdco, any Affiliate Proceeds Loan Obligor or such Restricted Subsidiary, as the case may be, pursuant to such Restricted Payment. The fair market value of any cash Restricted Payment shall be its face amount and any non-cash Restricted Payment shall be determined in good faith by the Board of Directors or senior management of the Company, UPC NL Holdco or any Affiliate Proceeds Loan Obligor.

Section 4.08 Limitation on Restrictions on Distributions from Restricted Subsidiaries

(a) The Company, UPC NL Holdco and any Affiliate Proceeds Loan Obligor will not, and will not permit any Restricted Subsidiary to, create or otherwise cause or permit to exist or become effective any consensual encumbrance or consensual restriction on the ability of any Restricted Subsidiary to:

(1) pay dividends or make any other distributions on its Capital Stock or pay any Indebtedness or other obligations owed to the Company, UPC NL Holdco, any Affiliate Proceeds Loan Obligor or any Restricted Subsidiary;

(2) make any loans or advances to the Company, UPC NL Holdco, any Affiliate Proceeds Loan Obligor or any Restricted Subsidiary; or

(3) transfer any of its property or assets to the Company, UPC NL Holdco, any Affiliate Proceeds Loan Obligor or any Restricted Subsidiary;

provided that (a) the priority of any Preferred Stock in receiving dividends or liquidating distributions prior to dividends or liquidating distributions being paid on Common Stock and (b) the subordination of (including but not limited to, the application of any standstill requirements to) loans or advances made to the Company, UPC NL Holdco, any Affiliate Proceeds Loan Obligor or any Restricted Subsidiary to other Indebtedness Incurred by the Company, UPC NL Holdco, any Affiliate Proceeds Loan Obligor or any Restricted Subsidiary, shall not be deemed to constitute such an encumbrance or restriction.

(b) Section 4.08(a) will not prohibit:

(1) any encumbrance or restriction pursuant to an agreement in effect at or entered into on the Issue Date, including, without limitation, this Indenture, the Covenant Agreement, the 2014 Senior Facility Agreement, the 2015 SPV Senior Facility Agreement, the Priority Agreement, the Senior Secured Priority Agreement, the Existing 2025 Senior Notes, the Existing Covenant Agreement, the Existing Senior Secured Covenant Agreements, the Existing Proceeds Loans, the Existing Senior Secured Proceeds Loans, the Existing 2024 Senior Notes, the Existing 2025 Senior Secured Notes, the Existing 2020 Senior Secured Notes, the Proceeds Loan Collateral Documents and any related documentation, in each case, as in effect on the Issue Date;

(2) any encumbrance or restriction pursuant to an agreement or instrument of a Person relating to any Capital Stock or Indebtedness of a Person, Incurred on or before the date on which such Person was acquired by or merged or consolidated with or into the Company, UPC NL Holdco, any Affiliate Proceeds Loan Obligor or any Restricted Subsidiary, or on which such agreement or instrument is assumed by the Company, UPC NL Holdco, any Affiliate Proceeds Loan Obligor or any Restricted Subsidiary in connection with an acquisition of assets (other than Capital Stock or Indebtedness Incurred as consideration in, or to provide all or any portion of the funds utilized to consummate, the transaction or series of related transactions pursuant to which such Person became a Restricted Subsidiary or was acquired by the Company, UPC NL Holdco or any Affiliate Proceeds Loan Obligor or was merged or consolidated with or into the Company, UPC NL Holdco, any Affiliate Proceeds Loan Obligor or any Restricted Subsidiary or in contemplation of such transaction) and outstanding on such date, provided, that any such encumbrance or restriction shall not extend to any assets or property of the Company, UPC NL Holdco, any Affiliate Proceeds Loan Obligor or any other Restricted Subsidiary other than the assets and property so acquired and provided, further, that for the purposes of this clause, if another Person is the Successor Company, any Subsidiary thereof or agreement or instrument of such Person or any such Subsidiary shall be deemed acquired or assumed by the Company, UPC NL Holdco, any Affiliate Proceeds Loan Obligor or any Restricted Subsidiary when such Person becomes the Successor Company;

(3) any encumbrance or restriction pursuant to an agreement or instrument effecting a refunding, replacement or refinancing of Indebtedness Incurred pursuant to, or that otherwise extends, renews, refunds, refinances or replaces, an agreement referred to in clause (1) or (2) of this Section 4.08(b) or this clause (3) or contained in any amendment, supplement or other modification to an agreement referred to in clause (1) or (2) of this Section 4.08(b) or this clause (3); provided, however, that the encumbrances and restrictions, taken as a whole, with respect to such Restricted Subsidiary contained in any such agreement are no less favorable in any material respect to the Holders than the encumbrances and restrictions contained in such agreements referred to in clauses (1) or (2) of this Section 4.08(b) (as determined in good faith by the Board of Directors or senior management of the Company, UPC NL Holdco or any Affiliate Proceeds Loan Obligor);

(4) in the case of Section 4.08(a)(3), any encumbrance or restriction:

(A) that restricts in a customary manner the subletting, assignment or transfer of any property or asset that is subject to a lease, license or similar contract, or the assignment or transfer of any such lease, license or other contract;

(B) contained in Liens permitted under this Indenture securing Indebtedness of the Company, UPC NL Holdco, any Affiliate Proceeds Loan Obligor or a Restricted Subsidiary to the extent such encumbrances or restrictions restrict the transfer of the property subject to such mortgages, pledges or other security agreements; or

(C) pursuant to customary provisions restricting dispositions of real property interests set forth in any reciprocal easement agreements of the Company, UPC NL Holdco, any Affiliate Proceeds Loan Obligor or any Restricted Subsidiary;

(5) any encumbrance or restriction pursuant to (A) Purchase Money Obligations for property acquired in the ordinary course of business and (B) Capitalized Lease Obligations permitted under this Indenture, in each case that impose encumbrances or restrictions of the nature described in Section 4.08(a)(3) on the property so acquired;

(6) any encumbrance or restriction arising in connection with any Purchase Money Note, other Indebtedness or a Qualified Receivables Transaction relating exclusively to a Receivables Entity that, in the good faith determination of the Board of Directors or senior management of the Company, UPC NL Holdco or any Affiliate Proceeds Loan Obligor, are necessary to effect such Qualified Receivables Transaction;

(7) any encumbrance or restriction with respect to a Restricted Subsidiary (or any of its property or assets) imposed pursuant to an agreement entered into for the direct or indirect sale or disposition of all or substantially all the Capital Stock or assets of such Restricted Subsidiary (or the property or assets that are subject to such restriction) pending the closing of such sale or disposition;

(8) customary provisions in leases, asset sale agreements, joint venture agreements and other agreements and instruments entered into by the Company, UPC NL Holdco, any Affiliate Proceeds Loan Obligor or any Restricted Subsidiary in the ordinary course of business;

(9) encumbrances or restrictions arising or existing by reason of applicable law or any applicable rule, regulation, governmental license or order, or required by any regulatory authority;

(10) any encumbrance or restriction on cash or other deposits or net worth imposed by customers under agreements entered into in the ordinary course of business;

(11) any encumbrance or restriction pursuant to Currency Agreements, Commodity Agreements or Interest Rate Agreements; and

(12) any encumbrance or restriction arising pursuant to an agreement or instrument relating to any Indebtedness permitted to be Incurred subsequent to the Issue Date pursuant to the provisions of Section 4.09 if (A) the encumbrances and restrictions taken as a whole are not materially less favorable to the Holders than the encumbrances and restrictions contained in this Indenture, the Covenant Agreement, the 2014 Senior Facility Agreement, the 2015 SPV Senior Facility Agreement, the Priority Agreement, the Senior Secured Priority Agreement, the Existing 2025 Senior Notes, the Existing Covenant Agreement, the Existing Senior Secured Covenant Agreements, the Existing Proceeds Loans, the Existing Senior Secured Proceeds Loans, the Existing 2024 Senior Notes, the Existing 2025 Senior Notes, the Existing 2025 Senior Secured Notes, the Existing 2020 Senior Secured Notes, the Proceeds Loan Collateral Documents and any related documentation, in each case, as in effect on the Issue Date (as determined in good faith by the Board of Directors or senior management of the Company, UPC NL Holdco or any Affiliate Proceeds Loan Obligor) or (B) such encumbrances and restrictions taken as a whole are not materially more disadvantageous to the Holders than is customary in comparable financings (as determined in good faith by the Board of Directors or senior management of the Company, UPC NL Holdco or any Affiliate Proceeds Loan

Obligor) and, in each case, either (i) the Company, UPC NL Holdco or any Affiliate Proceeds Loan Obligor reasonably believes that such encumbrances and restrictions will not materially affect the Company’s, UPC NL Holdco’s or any Affiliate Proceeds Loan Obligor’s ability to make principal or interest payments on the Proceeds Loans as and when they come due or (ii) such encumbrances and restrictions apply only if a default occurs in respect of a payment or financial covenant relating to such Indebtedness.

Section 4.09 Limitation on Indebtedness

(a) The Issuer will not Incur any Indebtedness (including Acquired Indebtedness) other than (1) the Notes (including Additional Notes), (2) Additional Issuer Debt and (3) Indebtedness represented by the Note Security Documents; provided, however that the proceeds of each Incurrence of Additional Notes or Additional Issuer Debt are loaned by the Issuer to one or more Proceeds Loan Obligors as a proceeds loan under the Proceeds Loan Agreement (each, an “Additional Proceeds Loan”) and the relevant Proceeds Loan Obligor is permitted to Incur the Additional Proceeds Loan under the terms of this covenant.

(b) The Company, UPC NL Holdco and any Affiliate Proceeds Loan Obligor will not, and will not permit any of the Restricted Subsidiaries to, Incur any Indebtedness (including Acquired Indebtedness); provided, however, that:

(1) any Restricted Subsidiary may Incur Indebtedness (including Acquired Indebtedness) if on the date of such Incurrence and after giving effect thereto on a pro forma basis (a) the Consolidated Net Leverage Ratio (excluding for the purposes of this clause (1)(a), outstanding Indebtedness of the Company, UPC NL Holdco and any Affiliate Proceeds Loan Obligor as set forth in the definition of Consolidated Net Leverage Ratio) would not exceed 4.00 to 1.00 and (b) the Consolidated Net Leverage Ratio would not exceed 5.00 to 1.00; and

(2) the Company, UPC NL Holdco and/or any Affiliate Proceeds Loan Obligor may Incur Pari Passu Indebtedness (including Acquired Indebtedness) if on the date of such Incurrence and after giving effect thereto on a pro forma basis the Consolidated Net Leverage Ratio would not exceed 5.00 to 1.00.

(c) Section 4.09(b) will not prohibit the Incurrence of the following Indebtedness:

(1) Indebtedness of the Company, UPC NL Holdco, any Affiliate Proceeds Loan Obligor or any of the Restricted Subsidiaries under Credit Facilities, and Refinancing Indebtedness in respect thereof, in the aggregate principal amount at any one time outstanding not to exceed:

(A) an amount equal to the greater of (i) (x) €6,000.0 million plus (y) the amount of any Credit Facilities incurred under Section 4.09(b) or any other provision of Section 4.09(c) to acquire any property, other assets or shares of Capital Stock of a Person and (y) 5.0% of Total Assets, plus

(B) any accrual or accretion of interest that increases the principal amount of Indebtedness under Credit Facilities plus;

(C) in the case of any refinancing of any Indebtedness permitted under clause (1) of this Section 4.09(c) or any portion thereof, the aggregate amount of fees, underwriting discounts, premiums and other costs and expenses Incurred in connection with such refinancing;

(2) Indebtedness of the Company, UPC NL Holdco or any Affiliate Proceeds Loan Obligor owing to and held by any Restricted Subsidiary (other than a Receivables Entity) or Indebtedness of a Restricted Subsidiary owing to and held by the Company, UPC NL Holdco, any Affiliate Proceeds Loan Obligor or any other Restricted Subsidiary (other than a Receivables Entity); provided, however, that:

(A) any subsequent issuance or transfer of Capital Stock or any other event which results in any such Indebtedness being beneficially held by a Person other than the Company, UPC NL Holdco, any Affiliate Proceeds Loan Obligor or a Restricted Subsidiary (other than a Receivables Entity); and

(B) any sale or other transfer of any such Indebtedness to a Person other than the Company, UPC NL Holdco, any Affiliate Proceeds Loan Obligor or a Restricted Subsidiary (other than a Receivables Entity), shall be deemed, in each case, to constitute an Incurrence of such Indebtedness by the Company, UPC NL Holdco, any Affiliate Proceeds Loan Obligor or such Restricted Subsidiary, as the case may be;

(3) (A) Indebtedness represented by the Proceeds Loans, the Existing Proceeds Loans and the Existing Senior Secured Proceeds Loans, (B) Indebtedness of the Proceeds Loan Guarantors represented by the Proceeds Loan Guarantees and the guarantees under the Existing Proceeds Loans and (ii) Indebtedness of the Senior Secured Proceeds Loan Guarantors represented by the Existing Senior Secured Proceeds Loan Guarantees, (C) Indebtedness under the Existing 2024 Senior Notes and the Existing 2020 Senior Secured Notes and (D) Indebtedness represented by the Proceeds Loan Collateral Documents, including, with respect to each such Indebtedness “parallel debt” obligations created under the Priority Agreement and the Proceeds Loan Collateral Documents;

(4) any Indebtedness (other than the Indebtedness described in clauses (1), (2) and (3) of this Section 4.09(c)) outstanding on the Issue Date after giving effect to the use of proceeds of the Proceeds Loans;

(5) any Refinancing Indebtedness Incurred in respect of any Indebtedness described in clauses (3), (4), (5), (6), (8), (13), (15), (16) or (18) of this Section 4.09(c) or Incurred pursuant to Section 4.09(b);

(6) Indebtedness of the Company, UPC NL Holdco, any Affiliate Proceeds Loan Obligor or a Restricted Subsidiary Incurred after the Issue Date (A) Incurred and outstanding on the date on which such Restricted Subsidiary was acquired by the Company, UPC NL Holdco, any Affiliate Proceeds Loan Obligor or any Restricted Subsidiary or is merged, consolidated, amalgamated or otherwise combined with (including pursuant to any acquisition of assets and assumption of related liabilities) the Company, UPC NL Holdco, any Affiliate Proceeds Loan Obligor or any Restricted Subsidiary or was designated any Affiliate Proceeds Loan Obligor or an Affiliate Subsidiary; (B) Incurred to provide all or a portion of the funds utilized to consummate the transaction or series of related transactions pursuant to which such Person became a Restricted Subsidiary or an Affiliate Proceeds Loan Obligor or was otherwise acquired by the Company, UPC NL Holdco, any Affiliate Proceeds Loan Obligor or a Restricted Subsidiary or was designated any Affiliate Proceeds Loan Obligor or an Affiliate Subsidiary or (C) Incurred and outstanding on the date on which such Restricted Subsidiary was acquired by the Company, UPC NL Holdco, any Affiliate Proceeds Loan Obligor or a Restricted Subsidiary or is merged, consolidated, amalgamated or otherwise combined with (including pursuant to any acquisition of assets and assumption of related liabilities) the Company, UPC NL

Holdco, any Affiliate Proceeds Loan Obligor or any Restricted Subsidiary (other than Indebtedness Incurred in contemplation of the transaction or series of related transactions pursuant to which such Person became a Restricted Subsidiary or was otherwise acquired by the Company, UPC NL Holdco, any Affiliate Proceeds Loan Obligor or a Restricted Subsidiary); provided, however, that with respect to clauses (A) and (B) of this Section 4.09(c)(6) only, immediately following the consummation of the acquisition of such Restricted Subsidiary by the Company, UPC NL Holdco or any Affiliate Proceeds Loan Obligor or by a Restricted Subsidiary or such other transaction, (i) the Company, UPC NL Holdco, any Affiliate Proceeds Loan Obligor and the Restricted Subsidiaries would have been able to Incur €1.00 of additional Pari Passu Indebtedness pursuant to Section 4.09(b) after giving pro forma effect to the relevant acquisition or other transaction and the Incurrence of such Indebtedness pursuant to this Section 4.09(c)(6) or (ii) the Consolidated Net Leverage Ratio would not be greater than immediately prior to such acquisition or such other transaction;

(7) Indebtedness under Currency Agreements, Commodity Agreements and Interest Rate Agreements entered into for bona fide hedging purposes of the Company, UPC NL Holdco, any Affiliate Proceeds Loan Obligor or the Restricted Subsidiaries, in each case, not for speculative purposes (as determined in good faith by the Board of Directors or senior management of the Company, UPC NL Holdco or any Affiliate Proceeds Loan Obligor);

(8) Indebtedness consisting of (A) mortgage financings, asset backed financings, Purchase Money Obligations or other financings, Incurred for the purpose of financing all or any part of the purchase price or cost of design, construction, installation or improvement (including, without limitation, in respect of tenant improvement) of property (real or personal), plant, equipment or other assets (including, without limitation, network assets) used or useful in the business of the Company, UPC NL Holdco, any Affiliate Proceeds Loan Obligor or any Restricted Subsidiary or (B) Indebtedness otherwise Incurred to finance the purchase, lease, rental or cost of design, development, construction, installation or improvement (including, without limitation, in respect of tenant improvement) of property (real or personal), plant, equipment or other assets (including, without limitation, network assets) used or useful in the business of the Company, UPC NL Holdco, any Affiliate Proceeds Loan Obligor or such Restricted Subsidiary, whether through the direct purchase of assets (including, without limitation, network assets) or the Capital Stock of any Person owning such assets, and any Refinancing Indebtedness which refinances, replaces or refunds such Indebtedness, in an aggregate outstanding principal amount which, when taken together with the principal amount of all other Indebtedness Incurred pursuant to this clause (8) will not exceed the greater of (i) €250.0 million and (ii) 5.0% of Total Assets at any time outstanding so long as such Indebtedness exists on the date of, or commissioning of, or contracting for, such purchase, design, development, construction, installation or improvement, or is created within 270 days thereafter;

(9) Indebtedness in respect of (A) workers’ compensation claims, casualty or liability insurance, self-insurance obligations, performance, bid, indemnity, surety, judgment, appeal, completion, advance payment, customs, VAT or other tax or other guarantees or other similar bonds, instruments or obligations and completion guarantees and warranties provided by the Company, UPC NL Holdco, any Affiliate Proceeds Loan Obligor or a Restricted Subsidiary or relating to liabilities, obligations or guarantees Incurred in the ordinary course of business consistent with past practice or industry practice or in respect of any government requirement, including but not limited to, those Incurred to secure health, safety and environmental obligations or rental obligations, (B) letters of credit, bankers’ acceptances, guarantees or other similar instruments or obligations issued or relating to liabilities or obligations Incurred in the ordinary course of business (or consistent with past practice or industry practice) or in respect of any government requirement, including, but not limited to letters of credit or similar instruments in respect of casualty or liability insurance, self-insurance, unemployment insurance, worker’s compensation obligations, health disability or other benefits, pensions-related obligations and other social security laws, (C) the financing of insurance premiums or take-or-pay obligations contained in supply agreements in each case, in the ordinary course of business and (D) any customary cash management, cash pooling or netting or setting off arrangements in the ordinary course of business;

(10) Indebtedness arising from agreements of the Company, UPC NL Holdco, any Affiliate Proceeds Loan Obligor or a Restricted Subsidiary providing for indemnification, guarantees or obligations in respect of earn-outs or adjustment of purchase price or similar obligations, in each case, Incurred or assumed in connection with the acquisition or disposition of any business, assets or Capital Stock of the Company, UPC NL Holdco, any Affiliate Proceeds Loan Obligor or a Restricted Subsidiary, provided that the maximum aggregate liability in respect of all such Indebtedness shall at no time exceed the gross proceeds (including the fair market value of non-cash proceeds) actually received (in the case of dispositions) or paid (in the case of acquisitions) by the Company, UPC NL Holdco, any Affiliate Proceeds Loan Obligor and the Restricted Subsidiaries in connection with such acquisition or disposition, as applicable;

(11) Indebtedness arising from (i) Bank Products and (ii) the honoring by a bank or other financial institution of a check, draft or similar instrument (except in the case of daylight overdrafts) drawn against insufficient funds in the ordinary course of business, provided, however, that in the case of this clause (ii) such Indebtedness is extinguished within thirty Business Days of Incurrence;

(12) guarantees by the Company, UPC NL Holdco, any Affiliate Proceeds Loan Obligor or any Restricted Subsidiary of Indebtedness or any other obligation or liability of the Company, UPC NL Holdco, any Affiliate Proceeds Loan Obligor or any Restricted Subsidiary (other than of any Indebtedness Incurred in violation of this Section 4.09);

(13) Indebtedness of the Company, UPC NL Holdco, any Affiliate Proceeds Loan Obligor or any Restricted Subsidiary Incurred pursuant to any guarantees of Indebtedness of any Parent, provided that, for purposes of this clause (13), (i) on the date of such Incurrence and after giving effect thereto on a pro forma basis, the Consolidated Net Leverage Ratio, including for purposes of such calculation, any Indebtedness represented by guarantees by the Company, UPC NL Holdco, any Affiliate Proceeds Loan Obligor or any of the Restricted Subsidiaries of Indebtedness of any Parent, would not exceed 5.00 to 1.00, and (ii) such guarantees shall be subordinated to the Proceeds Loans and the Proceeds Loan Guarantees pursuant to the Priority Agreement or any Additional Priority Agreement;

(14) Subordinated Shareholder Loans Incurred by the Company, UPC NL Holdco or any Affiliate Proceeds Loan Obligor;

(15) Indebtedness of the Company, UPC NL Holdco, any Affiliate Proceeds Loan Obligor or the Restricted Subsidiaries in an aggregate outstanding principal amount which, when taken together with any Refinancing Indebtedness in respect thereof and the principal amount of all other Indebtedness Incurred pursuant to this clause (15) and then outstanding, will not exceed 100% of the Net Cash Proceeds received by the Company, UPC NL Holdco or any Affiliate Proceeds Loan Obligor from the issuance or sale (other than to the Company, UPC NL Holdco, any Affiliate Proceeds Loan Obligor or a Restricted Subsidiary) of its Subordinated Shareholder Loans or Capital Stock or otherwise contributed to the equity of the Company, UPC NL Holdco or any Affiliate Proceeds Loan Obligor, in each case, subsequent to May 7, 2010 (and in each case, other than through the issuance of Disqualified Stock, Preferred Stock or an Excluded Contribution); provided, however, that (i) any such Net Cash Proceeds that are so received or contributed shall be excluded for purposes of making Restricted Payments under Section 4.07(b)(4)(C)(ii), 4.07(b)(4)(C)(iii) and Section 4.07(c)(1) to the extent the Company, UPC NL Holdco, any Affiliate Proceeds Loan Obligor or any Restricted Subsidiary Incurs Indebtedness in reliance thereon and (ii) any Net Cash Proceeds that are so received or contributed shall be excluded for purposes of Incurring Indebtedness pursuant to this Section 4.09(c)(15) to the extent the Company, UPC NL Holdco, any Affiliate Proceeds Loan Obligor or any Restricted Subsidiary makes a Restricted Payment under Section 4.07(b)(4)(C)(ii), 4.07(b)(4)(C)(iii) and Section 4.07(c)(1) in reliance thereon;

(16) (i) Indebtedness with Affiliates reasonably required to effect or consummate the Related Transactions and (ii) Indebtedness pursuant to any Permitted Financing Action;

(17) [Reserved]; and

(18) in addition to the items referred to in clauses (1) through (17) of this Section 4.09(c), Indebtedness of the Company, UPC NL Holdco, any Affiliate Proceeds Loan Obligor or any Restricted Subsidiary in an aggregate outstanding principal amount which, when taken together with the principal amount of all other Indebtedness Incurred pursuant to this clause (18) of Section 4.09(c) and then outstanding, will not exceed the greater of (i) €250.0 million and (ii) 5.0% of Total Assets at any time outstanding.

(d) For purposes of determining compliance with, and the outstanding principal amount of any particular Indebtedness Incurred pursuant to and in compliance with, this Section 4.09:

(1) in the event that Indebtedness meets the criteria of more than one of the types of Indebtedness described in Section 4.09(b) and Section 4.09(c), the Company, UPC NL Holdco or any Affiliate Proceeds Loan Obligor, as the case may be, in its sole discretion, will classify such item of Indebtedness on the date of its incurrence and only be required to include the amount and type of such Indebtedness in one of such clauses of Section 4.09(b) or Section 4.09(c) and will be permitted on the date of such Incurrence to divide and classify an item of Indebtedness in more than one of the types of Indebtedness described in Section 4.09(b) and Section 4.09(c), and, from time to time, may reclassify all or a portion of such Indebtedness, in any manner that complies with this Section 4.09;

(2) guarantees of, or obligations in respect of letters of credit relating to, Indebtedness which is otherwise included in the determination of a particular amount of Indebtedness shall not be included;

(3) if obligations in respect of letters of credit are Incurred pursuant to any Credit Facility and are being treated as Incurred pursuant to Section 4.09(c)(1), Section 4.09(c)(15) or Section 4.09(c)(18) and the letters of credit relate to other Indebtedness, then such other Indebtedness shall not be included;

(4) the principal amount of any Disqualified Stock of the Company, UPC NL Holdco or any Affiliate Proceeds Loan Obligor, or Preferred Stock of a Restricted Subsidiary, will be equal to the greater of the maximum mandatory redemption or repurchase price (not including, in either case, any redemption or repurchase premium) or the liquidation preference thereof;

(5) Indebtedness permitted by this Section 4.09 need not be permitted solely by reference to one provision permitting such Indebtedness but may be permitted in part by one such provision and in part by one or more other provisions of this Section 4.09 permitting such Indebtedness; and

(6) the amount of Indebtedness issued at a price that is less than the principal amount thereof will be equal to the amount of the liability in respect thereof determined in accordance with GAAP.

Accrual of interest, accrual of dividends, the accretion of accreted value, the accretion or amortization of original issue discount, the payment of interest or dividends in the form of additional Indebtedness, Preferred Stock or Disqualified Stock and increases in the amount of Indebtedness due to a change in accounting principles will not be deemed to be an Incurrence of Indebtedness for purposes of this Section 4.09. The amount of any Indebtedness outstanding as of any date shall be (1) the accreted value thereof in the case of any Indebtedness issued with original issue discount and (2) the principal amount or liquidation preference thereof, together with any interest thereon that is more than 30 days past due, in the case of any other Indebtedness.

If at any time an Unrestricted Subsidiary becomes a Restricted Subsidiary, any Indebtedness of such Subsidiary shall be deemed to be Incurred by a Restricted Subsidiary as of such date.

For purposes of determining compliance with any euro-denominated restriction on the Incurrence of Indebtedness, the Euro Equivalent principal amount of Indebtedness denominated in a foreign currency shall be (1) calculated based on the relevant currency exchange rate in effect on the date such Indebtedness was Incurred, in the case of term Indebtedness, or first committed or first Incurred (whichever yields the lower Euro Equivalent), in the case of revolving credit Indebtedness; provided that if such Indebtedness is Incurred to refinance other Indebtedness denominated in a foreign currency, and such refinancing would cause the applicable euro-dominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such refinancing, such euro-dominated restriction shall be deemed not to have been exceeded so long as the principal amount of such refinancing Indebtedness does not exceed the principal amount of such Indebtedness being refinanced; and (2) if and for so long as any such Indebtedness is subject to an agreement intended to protect against fluctuations in currency exchange rates with respect to the currency in which such Indebtedness is denominated covering principal and interest on such Indebtedness, the swapped rate of such Indebtedness as of the date of the applicable swap. Notwithstanding any other provision of this covenant, the maximum amount of Indebtedness that the Company, UPC NL Holdco, any Affiliate Proceeds Loan Obligor and the Restricted Subsidiaries may Incur pursuant to this covenant shall not be deemed to be exceeded solely as a result of fluctuations in the exchange rate of currencies. The principal amount of any Indebtedness Incurred to refinance other Indebtedness, if Incurred in a different currency from the Indebtedness being refinanced, shall be calculated based on the currency exchange rate applicable to the currencies in which such Refinancing Indebtedness is denominated that is in effect on the date of such refinancing.

For purposes of determining compliance with the first paragraph of this covenant, the Euro Equivalent principal amount of Indebtedness denominated in a foreign currency (if such

Indebtedness has not been swapped into euros, or if such Indebtedness has been swapped into a currency other than euros) shall be calculated using the same weighted average exchange rates for the relevant period used in the consolidated financial statements of the Reporting Entity for calculating the Euro Equivalent of Consolidated EBITDA denominated in the same currency as the currency in which such Indebtedness is denominated or into which it has been swapped.

Section 4.10 Limitation on Sales of Assets and Subsidiary Stock

(a) The Issuer will not, directly or indirectly, consummate any Issuer Asset Sale.

(b) The Company, UPC NL Holdco and any Affiliate Proceeds Loan Obligor will not, and will not permit any of the Restricted Subsidiaries to, make any Asset Disposition unless:

(1) the Company, UPC NL Holdco, any Affiliate Proceeds Loan Obligor or such Restricted Subsidiary, as the case may be, receives consideration (including by way of relief from, or by any other Person assuming responsibility for, any liabilities, contingent or otherwise) at least equal to the fair market value (such fair market value to be determined on the date of contractually agreeing to such Asset Disposition), as determined in good faith by the Board of Directors or senior management of the Company, UPC NL Holdco or any Affiliate Proceeds Loan Obligor (including as to the value of all non-cash consideration), of the shares and assets subject to such Asset Disposition;

(2) unless the Asset Disposition is a Permitted Asset Swap, at least 75% of the consideration from such Asset Disposition (excluding any consideration by way of relief from, or by any other Person assuming responsibility for, any liabilities, contingent or otherwise, other than Indebtedness) received by the Company, UPC NL Holdco, any Affiliate Proceeds Loan Obligor or such Restricted Subsidiary, as the case may be, is in the form of cash or Cash Equivalents; and

(3) an amount equal to 100% of the Net Available Cash from such Asset Disposition is applied by the Company, UPC NL Holdco, any Affiliate Proceeds Loan Obligor or such Restricted Subsidiary, as the case may be:

(A) to the extent the Company, UPC NL Holdco, any Affiliate Proceeds Loan Obligor or any Restricted Subsidiary, as the case may be, elects (or is required by the terms of any Indebtedness), to prepay, repay or purchase Senior Indebtedness of the Company, UPC NL Holdco, any Affiliate Proceeds Loan Obligor or any other Proceeds Loan Obligor (including the Proceeds Loan), or Indebtedness of a Restricted Subsidiary that is not a Proceeds Loan Obligor (in each case other than Indebtedness owed to the Company, UPC NL Holdco, any Affiliate Proceeds Loan Obligor or an Affiliate of the Company, UPC NL Holdco or any Affiliate Proceeds Loan Obligor) within 365 days from the later of the date of such Asset Disposition or the receipt of such Net Available Cash; provided, however, that, in connection with any prepayment, repayment or purchase of Indebtedness pursuant to this clause (a), the Company, UPC NL Holdco, any Affiliate Proceeds Loan Obligor, such Proceeds Loan Obligor or such Restricted Subsidiary will retire such Indebtedness and will cause the related commitment (if any) (except in the case of any revolving Indebtedness) to be permanently reduced in an amount equal to the principal amount so prepaid, repaid or purchased; or

(B) to the extent the Company, UPC NL Holdco, any Affiliate Proceeds Loan Obligor or such Restricted Subsidiary elects to invest in or commit to invest in Additional Assets within 365 days from the later of the date of such Asset Disposition or the receipt of such Net Available Cash; provided, however, that any such reinvestment in Additional Assets made pursuant to a definitive agreement or a commitment approved by the Board of Directors or senior management of the Company, UPC Holdco or any Affiliate Proceeds Loan Obligor that is executed or approved within such time will satisfy this requirement, so long as such investment is consummated within 6 months of such 365th day;

provided that pending the final application of any such Net Available Cash in accordance with clause (A) or clause (B) of this Section 4.10(b)(3), the Company, UPC NL Holdco, any Affiliate Proceeds Loan Obligor and the Restricted Subsidiaries may temporarily reduce Indebtedness or otherwise invest such Net Available Cash in any manner not prohibited by this Indenture.

(c) Any Net Available Cash from Asset Dispositions that is not applied or invested or committed to be applied as provided in Section 4.10(b) will be deemed to constitute “Excess Proceeds”. On the 366th day after an Asset Disposition, if the aggregate amount of Excess Proceeds exceeds €250.0 million, the Company, UPC NL Holdco or any Affiliate Proceeds Loan Obligor will be required to notify the Issuer of an Asset Disposition Offer in accordance with Section 3.11.

For the purposes of this Section 4.10, the following will be deemed to be cash:

(1) the assumption by the transferee of Indebtedness (other than Subordinated Obligations) of the Company, UPC NL Holdco or any Affiliate Proceeds Loan Obligor or Indebtedness of a Restricted Subsidiary and the release of the Company, UPC NL Holdco, any Affiliate Proceeds Loan Obligor or such Restricted Subsidiary from all liability on such Indebtedness in connection with such Asset Disposition (in which case the Company, UPC Holdco or any Affiliate Proceeds Loan Obligor will, without further action, be deemed to have applied such deemed cash to Indebtedness in accordance with Section 4.10(b)(3)(A);

(2) securities, notes or other obligations received by the Company, UPC NL Holdco, any Affiliate Proceeds Loan Obligor or any Restricted Subsidiary from the transferee that are convertible by the Company, UPC NL Holdco, any Affiliate Proceeds Loan Obligor or such Restricted Subsidiary into cash or Cash Equivalents within 180 days following the closing of such Asset Disposition;

(3) Indebtedness of any Restricted Subsidiary that is no longer a Restricted Subsidiary as a result of such Asset Disposition, to the extent that the Company, UPC NL Holdco, any Affiliate Proceeds Loan Obligor and each other Restricted Subsidiary are released from any guarantee of payment of the principal amount of such Indebtedness in connection with such Asset Disposition;

(4) consideration consisting of Indebtedness of the Company, UPC NL Holdco, any Affiliate Proceeds Loan Obligor or any Restricted Subsidiary;

(5) any Designated Non-Cash Consideration received by the Company, UPC NL Holdco, any Affiliate Proceeds Loan Obligor or any Restricted Subsidiary in such Asset Dispositions having an aggregate fair market value not to exceed 25.0% of the consideration from such Asset Disposition (excluding any consideration received from such Asset Disposition in accordance with clauses (1) to (4) of this Section 4.10(c)) (with the fair market value of each item of Designated Non-Cash Consideration being measured at the time received and without giving effect to subsequent changes in value); and

(6) in addition to any Designated Non-Cash Consideration received pursuant to clause (5) of this Section 4.10(c), Designated Non-Cash Consideration received by the Company, UPC NL Holdco, any Affiliate Proceeds Loan Obligor or any Restricted Subsidiary in such Asset Dispositions having an aggregate fair market value, taken together with all other Designated Non-Cash Consideration received pursuant to this clause (6) that is at that time outstanding, not to exceed the greater of €120.0 million and 5.0% of Total Assets (with the fair market value of each item of Designated Non-Cash Consideration being measured at the time received and without giving effect to subsequent changes in value).

(d) The Issuer will comply, to the extent applicable, with the requirements of Section 14(e) of the Exchange Act and any other securities laws or regulations in connection with the repurchase of Notes pursuant to this Indenture. To the extent that the provisions of any securities laws or regulations conflict with provisions of this covenant, the Issuer will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under this Indenture by virtue of any conflict.

Section 4.11 Limitation on Affiliate Transactions

(a) The Company, UPC NL Holdco and any Affiliate Proceeds Loan Obligor will not, and will not permit any of the Restricted Subsidiaries to, directly or indirectly, enter into or conduct any transaction (including the purchase, sale, lease or exchange of any property or the rendering of any service) with any Affiliate of the Company, UPC NL Holdco or any Affiliate Proceeds Loan Obligor (an “Affiliate Transaction”) involving aggregate consideration in excess of €50.0 million for such Affiliate Transactions in any fiscal year, unless:

(1) the terms of such Affiliate Transaction are not materially less favorable, taken as a whole, to the Company, UPC NL Holdco, any Affiliate Proceeds Loan Obligor or such Restricted Subsidiary, as the case may be, than those that could be obtained in a comparable transaction at the time of such transaction in arm’s-length dealings with a Person who is not such an Affiliate or (in the event that there are no comparable transactions involving Persons who are not Affiliates of the Company, UPC NL Holdco, any Affiliate Proceeds Loan Obligor or such Restricted Subsidiary to apply for comparative purposes) is otherwise on terms that, taken as a whole, the Company, UPC NL Holdco II, any Affiliate Proceeds Loan Obligor or such Restricted Subsidiary has conclusively determined in good faith to be fair to the Company, UPC NL Holdco or any Affiliate Proceeds Loan Obligor or such Restricted Subsidiary); and

(2) in the event such Affiliate Transaction involves an aggregate consideration in excess of €100.0 million, the terms of such transaction have been approved by either (i) a majority of the members of the Board of Directors or (ii) the senior management of the Company, UPC NL Holdco II, any Affiliate Proceeds Loan Obligor or such Restricted Subsidiary, as applicable.

(b) Section 4.11(a) will not apply to:

(1) any Restricted Payment permitted to be made pursuant to Section 4.07 or any Permitted Investment;

(2) any issuance or sale of Capital Stock, options, other equity-related interests or other securities, or other payments, awards or grants in cash, securities or otherwise pursuant to, or the funding of, or entering into, or maintenance of, any employment, consulting, collective bargaining or benefit plan, program, agreement or arrangement, related trust or other similar agreement and other compensation arrangements, options, warrants or other rights to purchase Capital Stock of the

Company, UPC NL Holdco, any Affiliate Proceeds Loan Obligor, any Restricted Subsidiary or any Parent, restricted stock plans, long-term incentive plans, stock appreciation rights plans, participation plans or similar employee benefits or consultant plans (including, without limitation, valuation, health, insurance, deferred compensation, severance, retirement, savings or similar plans, programs or arrangements) and/or indemnities provided on behalf of officers, employees or directors or consultants, in each case in the ordinary course of business;

(3) loans or advances to employees, officers or directors in the ordinary course of business of the Company, UPC NL Holdco, any Affiliate Proceeds Loan Obligor or any of the Restricted Subsidiaries but in any event not to exceed €15.0 million in the aggregate outstanding at any one time with respect to all loans or advances made since the Issue Date;

(4) (A) any transaction between or among the Company, UPC NL Holdco, any Affiliate Proceeds Loan Obligor and a Restricted Subsidiary (or an entity that becomes a Restricted Subsidiary in connection with such transaction) or between or among Restricted Subsidiaries (or an entity that becomes a Restricted Subsidiary in connection with such transaction) and (B) any guarantees issued by the Company, UPC NL Holdco, any Affiliate Proceeds Loan Obligor or a Restricted Subsidiary for the benefit of the Company, UPC NL Holdco, any Affiliate Proceeds Loan Obligor or a Restricted Subsidiary (or an entity that becomes a Restricted Subsidiary in connection with such transaction), as the case may be, in accordance with Section 4.09;

(5) transactions with customers, clients, suppliers or purchasers or sellers of goods or services, in each case in the ordinary course of business and otherwise in compliance with the terms of this Indenture, which, taken as a whole, are fair to the Company, UPC NL Holdco, any Affiliate Proceeds Loan Obligor or the relevant Restricted Subsidiary in the reasonable determination of either the Board of Directors or the senior management of the Company, UPC NL Holdco, any Affiliate Proceeds Loan Obligor or the relevant Restricted Subsidiary, as applicable, or are on terms not materially less favorable than those that could reasonably have been obtained at such time from an unaffiliated party;

(6) loans or advances to any Affiliate of the Company, UPC NL Holdco or any Affiliate Proceeds Loan Obligor by the Company, UPC NL Holdco, any Affiliate Proceeds Loan Obligor or any Restricted Subsidiary, provided that the terms of such loan or advance are fair to the Company, UPC NL Holdco, any Affiliate Proceeds Loan Obligor or the relevant Restricted Subsidiary, as the case may be, are on terms not materially less favorable than those that could reasonably have been obtained from an unaffiliated party;

(7) the payment of reasonable and customary fees paid to, and indemnity provided on behalf of, directors, executives or officers of any Parent of the Company, UPC NL Holdco, any Affiliate Proceeds Loan Obligor or any Restricted Subsidiary;

(8) the performance of obligations of the Company, UPC NL Holdco, any Affiliate Proceeds Loan Obligor or any of the Restricted Subsidiaries under (A) the terms of any agreement to which the Company, UPC NL Holdco, any Affiliate Proceeds Loan Obligor or any of the Restricted Subsidiaries is a party as of or on the Issue Date or (B) any agreement entered into after the Issue Date on substantially similar terms to an agreement under clause (A) of this Section 4.11(b)(8), in each case, as these agreements may be amended, modified, supplemented, extended or renewed from time to time; provided, however, that any such agreement or amendment, modification, supplement, extension or renewal to such agreement, in each case, entered into after the Issue Date will be permitted to the extent that its terms are not materially more disadvantageous to the Holders than the terms of the agreements in effect on the Issue Date;

(9) any transaction (i) with a Receivables Entity effected as part of a Qualified Receivables Transaction, acquisitions of Permitted Investments in connection with a Qualified Receivables Transaction and other Investments in Receivables Entities consisting of cash or Securitization Obligations or (ii) with an Affiliate in respect of Non-Recourse Indebtedness;

(10) the issuance of Capital Stock or any options, warrants or other rights to acquire Capital Stock (other than Disqualified Stock) of the Company, UPC NL Holdco or any Affiliate Proceeds Loan Obligor to any Affiliate;

(11) the payment to any Permitted Holder of all reasonable expenses Incurred by any Permitted Holder in connection with its direct or indirect investment in the Company, UPC NL Holdco, any Affiliate Proceeds Loan Obligor and their Subsidiaries and unpaid amounts accrued for prior periods;

(12) the payment to any Parent or Permitted Holder (A) of Management Fees (i) on a bona fide arm’s length basis in the ordinary course of business or (ii) of up to the greater of €15.0 million and 0.5% of Total Assets in any calendar year, (B) for financial advisory, financing, underwriting or placement services or in respect of other investment banking activities, including without limitation in connection with loans, capital market transactions, hedging and other derivative transactions, acquisitions or divestitures or (C) of Parent Expenses;

(13) guarantees of Indebtedness, hedging and other derivative transactions and other obligations otherwise permitted under this Indenture;

(14) if not otherwise prohibited under this Indenture, the issuance of Capital Stock (other than Disqualified Stock) or Subordinated Shareholder Loans (including the payment of cash interest thereon; provided that, after giving pro forma effect to any such cash interest payment, the Consolidated Net Leverage Ratio for the Company, UPC NL Holdco, any Affiliate Proceeds Loan Obligor and the Restricted Subsidiaries would not exceed 5.00 to 1.00) of the Company, UPC NL Holdco or any Affiliate Proceeds Loan Obligor to any direct Parent of the Company, UPC NL Holdco or any Affiliate Proceeds Loan Obligor or any Permitted Holder;

(15) arrangements with customers, clients, suppliers, contractors, lessors or sellers of goods or services that are negotiated with an Affiliate, in each case, which are otherwise in compliance with the terms of this Indenture; provided that the terms and conditions of any such transaction or agreement as applicable to the Company, UPC NL Holdco, any Affiliate Proceeds Loan Obligor and the Restricted Subsidiaries, taken as a whole are fair to the Company, UPC NL Holdco, any Affiliate Proceeds Loan Obligor and the Restricted Subsidiaries and are on terms not materially less favorable to the Company, UPC NL Holdco, any Affiliate Proceeds Loan Obligor and the Restricted Subsidiaries than those that could have reasonably been obtained in respect of an analogous transaction or agreement that would not constitute an Affiliate Transaction;

(16)(A) transactions with Affiliates in their capacity as Holders of Indebtedness or Capital Stock of the Company, UPC NL Holdco, any Affiliate Proceeds Loan Obligor or any Restricted Subsidiary, so long as such Affiliates are not treated materially more favorably than Holders of such Indebtedness or Capital

Stock generally, and (B) transactions with Affiliates in their capacity as borrowers of Indebtedness from the Company, UPC NL Holdco, any Affiliate Proceeds Loan Obligor or any Restricted Subsidiary, so long as such Affiliates are not treated materially more favorably than Holders of such Indebtedness generally;

(17) any tax sharing agreement or arrangement and payments pursuant thereto between or among the Ultimate Parent, the Company, UPC NL Holdco, any Affiliate Proceeds Loan Obligor or any other Person or a Restricted Subsidiary not otherwise prohibited by this Indenture and any payments or other transactions pursuant to a tax sharing agreement between the Company, UPC NL Holdco or any Affiliate Proceeds Loan Obligor and any other Person or a Restricted Subsidiary and any other Person with which the Company, UPC NL Holdco, any Affiliate Proceeds Loan Obligor or any of the Restricted Subsidiaries files a consolidated tax return or with which the Company, UPC NL Holdco or any Affiliate Proceeds Loan Obligor or any of the Restricted Subsidiaries is part of a group for tax purposes (including a fiscal unity) or any tax advantageous group contribution made pursuant to applicable legislation, provided that any such tax sharing agreement does not permit or require payments in excess of the amounts of tax that would be payable by the Company, UPC NL Holdco, any Affiliate Proceeds Loan Obligor and the Restricted Subsidiaries on a stand-alone basis;

(18) transactions relating to the provision of Intra-Group Services in the ordinary course of business;

(19) any transaction in the ordinary course of business between or among the Company, UPC NL Holdco, any Affiliate Proceeds Loan Obligor or any Restricted Subsidiary and any Affiliate of the Company, UPC NL Holdco or any Affiliate Proceeds Loan Obligor that is an Unrestricted Subsidiary or a joint venture or similar entity that would constitute an Affiliate Transaction solely because the Company, UPC NL Holdco, any Affiliate Proceeds Loan Obligor or a Restricted Subsidiary owns an equity interest in or otherwise controls such Unrestricted Subsidiary, joint venture or similar entity;

(20) commercial contracts entered into in the ordinary course of business between an Affiliate of the Company, UPC NL Holdco, any Affiliate Proceeds Loan Obligor or any Restricted Subsidiary that are on arm’s-length terms or on a basis that senior management of the Company, UPC NL Holdco or any Affiliate Proceeds Loan Obligor or Restricted Subsidiary reasonably believes allocates costs fairly;

(21) any transactions between the Company, UPC NL Holdco, any Affiliate Proceeds Loan Obligor or any Restricted Subsidiary and Ziggo Group Holding or any of its Subsidiaries; and

(22) any Related Transaction or Permitted Financing Action.

Section 4.12 Limitation on Liens

(a) The Issuer will not, directly or indirectly, create, Incur or suffer to exist any Lien (other than Permitted Issuer Liens) upon any of its property or assets, whether owned on the date of this Indenture or acquired after that date.

(b) The Company, UPC NL Holdco and any Affiliate Proceeds Loan Obligor will not, and will not permit any of the Restricted Subsidiaries to, directly or indirectly, create, Incur or suffer to exist any Lien of any kind securing Indebtedness (other than Permitted Liens) upon any of its property or assets (including Capital Stock of Restricted Subsidiaries), whether owned on the date of this Indenture or acquired after that date, (such Lien, the

“Initial Lien”), unless contemporaneously with the Incurrence of such Initial Lien effective provision is made to secure the Indebtedness due under the Proceeds Loans equally and ratably with (or prior to, in the case of Liens with respect to Subordinated Obligations) the Indebtedness secured by such Initial Lien for so long as such Indebtedness is so secured.

(c) Any such Lien thereby created in favor of the Proceeds Loans will be automatically and unconditionally released and discharged upon (a) the release and discharge of the Initial Lien to which it relates or (b) in accordance with Section 11.03.

(d) Notwithstanding the foregoing, the Company, UPC NL Holdco and any Affiliate Proceeds Loan Obligor will not, and will not permit any of the Restricted Subsidiaries to, directly or indirectly, create, Incur or suffer to exist any Lien on any Proceeds Loan Collateral other than Permitted Collateral Liens.

(e) For purposes of determining compliance with this Section 4.12, (x) a Lien need not be Incurred solely by reference to one category of Permitted Liens or Permitted Collateral Liens, as applicable, but may be Incurred under any combination of such categories (including in part under one such category and in part under any other such category) and (y) in the event that a Lien (or any portion thereof) meets the criteria of one or more of such categories of Permitted Liens or Permitted Collateral Liens, as applicable, the Company, UPC NL Holdco or any Affiliate Proceeds Loan Obligor shall, in its sole discretion, divide, classify or may subsequently reclassify at any time such Lien (or any portion thereof) in any manner that complies with this Section 4.12 and the definition of “Permitted Liens” or “Permitted Collateral Liens”, as applicable.

(f) With respect to any Lien securing Indebtedness that was permitted to secure such Indebtedness at the time of the Incurrence of such Indebtedness, such Lien shall also be permitted to secure any Increased Amount of such Indebtedness. The “Increased Amount” of any Indebtedness shall mean any increase in the amount of such Indebtedness in connection with any accrual of interest, the accretion of accreted value, the amortization of original issue discount, the payment of interest in the form of additional Indebtedness with the same terms or in the form of common stock, the payment of dividends on Preferred Stock in the form of additional shares of Preferred Stock of the same class, accretion of original issue discount or liquidation preference, any fees, underwriting discounts, accrued and unpaid interest, premiums and other costs and expenses incurred in connection therewith and increases in the amount of Indebtedness outstanding solely as a result of fluctuations in the exchange rate of currencies or increases in the value of property securing Indebtedness.

Section 4.13 Corporate Existence

Subject to Article 5, the Company, UPC NL Holdco and any Affiliate Proceeds Loan Obligor shall respectively do or cause to be done all things necessary to preserve and keep in full force and effect:

(1) its corporate existence, and the corporate, partnership or other existence of each of its Subsidiaries, in accordance with the respective organizational documents (as the same may be amended from time to time) of the Company, UPC NL Holdco, any Affiliate Proceeds Loan Obligor or any such Subsidiary; and

(2) the rights (charter and statutory), licenses and franchises of the Company, UPC NL Holdco, any Affiliate Proceeds Loan Obligor and their respective Subsidiaries; provided, however, that none of the Company, UPC NL Holdco, any Affiliate Proceeds Loan Obligor shall be required to preserve any such right, license or franchise, or the corporate, partnership or other existence of any of their respective Subsidiaries, if the Board of Directors shall determine that the preservation thereof is no longer desirable in the conduct of the business of the Company, UPC NL Holdco, or any Affiliate Proceeds Loan Obligor and their respective Subsidiaries, taken as a whole, and that the loss thereof is not adverse in any material respect to the Holders.

Section 4.14 Change of Control

(a) If a Change of Control shall occur at any time, the Issuer shall, pursuant to the procedures described in this Section 4.14, offer (the “Change of Control Offer”) to purchase all Notes in whole or in part in denominations of $150,000 and in integral multiples of $1,000 in excess thereof at a purchase price (the “Change of Control Purchase Price”) in cash in an amount equal to 101% of the principal amount of such Notes, plus any Additional Amounts and accrued and unpaid interest, if any, to the date of purchase (the “Change of Control Purchase Date”) (subject to the rights of Holders of record on relevant record dates to receive interest due on an Interest Payment Date); provided, however, that the Issuer shall not be obliged to repurchase Notes as described in this Section 4.14 in the event and to the extent that it has unconditionally exercised its right to redeem all of the Notes pursuant to Section 3.07 or all conditions to such redemption have been satisfied or waived. No such purchase in part shall reduce the principal amount at maturity of the Notes held by any Holder to below $150,000.

Unless the Issuer has unconditionally exercised its right to redeem all the Notes as described under Section 3.07 or all conditions to such redemption have been satisfied or waived, within 30 days of any Change of Control, or, at the Issuer’s option, at any time prior to a Change of Control following the public announcement thereof or if a definitive agreement is in place for the Change of Control, the Issuer shall notify the Trustee thereof and give written notice of such Change of Control to each Holder of Notes stating, to the extent relevant, among other things:

(1) that a Change of Control has occurred (or may occur) and the date (or expected date) of such event;

(2) the circumstances and relevant facts regarding such Change of Control;

(3) the purchase price and the purchase date which shall be fixed by the Company, UPC NL Holdco or an Affiliate Proceeds Loan Obligor, on a Business Day no earlier than 10 days nor later than 60 days from the date such notice is mailed or delivered, or such later date as is necessary to comply with requirements under the Exchange Act;

(4) that any Note not tendered will continue to accrue interest and unless the Issuer defaults in payment of the Change of Control Purchase Price, any Notes accepted for payment pursuant to the Change of Control Offer shall cease to accrue interest after the Change of Control Purchase Date; and

(5) certain other procedures that a Holder of Notes must follow to accept a Change of Control Offer or to withdraw such acceptance.

If and for so long as the Notes are listed on the Irish Stock Exchange and the guidelines of such Stock Exchange so require, the Issuer will publish a public announcement with respect to the results of any Change of Control Offer in a leading newspaper of general circulation in Ireland or, to the extent and in the manner permitted by such rules, post such notice on the official website of the Irish Stock Exchange.

The Issuer will comply with the applicable tender offer rules, including Rule 14e-1 under the Exchange Act, and any other applicable securities laws or regulations in connection with a Change of Control Offer. To the extent that the provisions of any applicable securities laws or regulations conflict with the provisions of this Section 4.14 (other than the obligation to make an offer pursuant to this Section 4.14), the Issuer will comply with the securities laws and regulations and will not be deemed to have breached its obligations described in this Section 4.14 by virtue thereof.

(b) On the Change of Control Purchase Date, the Issuer shall, to the extent lawful:

(1) accept for payment all Notes or portions of Notes properly tendered pursuant to the Change of Control Offer;

(2) deposit with the Paying Agent, prior to 10:00 a.m. London time an amount equal to the Change of Control Purchase Price in respect of all Notes or portions of Notes properly tendered; and

(3) deliver or cause to be delivered to the Trustee, the Notes properly accepted together with an Officer’s Certificate stating the aggregate principal amount of Notes or portions of Notes being purchased by the Issuer.

The Paying Agent will promptly mail (but in any case not later than five days after the Change of Control Purchase Date) to each Holder of Notes properly tendered the Change of Control Purchase Price for such Notes, and the Authenticating Agent will promptly authenticate and mail (or cause to be transferred by book entry) to each Holder a new Note in equal principal amount to any unpurchased portion of Notes surrendered, if any, to the Holder of Notes in global form or to each Holder of certificated Notes; provided that each such new Note will be in a principal amount of $150,000 and in integral multiples of $1,000 in excess thereof. The Issuer will publicly announce the results of the Change of Control Offer on or as soon as practicable after the Change of Control Purchase Date.

(c) Notwithstanding anything to the contrary in this Section 4.14, the Issuer shall not be required to make a Change of Control Offer following a Change of Control if (1) a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in this Section 4.14 and purchases all Notes validly tendered and not withdrawn under the Change of Control Offer, or (2) notice of redemption has been given pursuant to Section 3.07, unless and until there is a default in payment of the applicable redemption price. Notwithstanding anything to the contrary herein, a Change of Control Offer may be made in advance of a Change of Control, conditional upon such Change of Control, if a definitive agreement is in place for the Change of Control at the time of making of the Change of Control Offer.

(d) If Holders of not less than 90% in aggregate principal amount of the outstanding Notes validly tender and do not withdraw such Notes in a Change of Control Offer and the Issuer, or any third party making a Change of Control Offer in lieu of the Issuer as described above, purchases all of the Notes validly tendered and not withdrawn by such Holders, the Issuer or such third party will have the right, upon not less than 10 nor more than 60 days’ prior notice, given not more than 30 days following such purchase pursuant to the Change of Control Offer described above, to redeem all Notes that remain outstanding following such purchase at a price in cash equal to 101% of the principal amount thereof plus accrued and unpaid interest to but excluding the date of the delivery of the notice for such redemption.

Section 4.15 Limitation on Issuances of Guarantees of Indebtedness by Restricted Subsidiaries

(a) The Company, UPC NL Holdco and any Affiliate Proceeds Loan Obligor shall not permit any Restricted Subsidiary (other than a Proceeds Loan Obligor) to, directly or indirectly, guarantee or otherwise become obligated under any Indebtedness of the Company, UPC NL Holdco, any Affiliate Proceeds Loan Obligor or any other Proceeds Loan Obligor in an amount in excess of €50 million unless such Restricted Subsidiary is or becomes an Additional Proceeds Loan Guarantor on the date on which such other guarantee or Indebtedness is Incurred (or as soon as reasonably practicable thereafter); provided that:

(1) if such Restricted Subsidiary is not a Significant Subsidiary, such Restricted Subsidiary shall only be obligated to guarantee the payment of the Proceeds Loans if such Indebtedness is Indebtedness of the Company, UPC NL Holdco or any Affiliate Proceeds Loan Obligor;

(2) if the Indebtedness is pari passu in right of payment to the Proceeds Loans, any such guarantee of such Restricted Subsidiary with respect to such Indebtedness shall rank pari passu in right of payment to its guarantees of the Proceeds Loans;

(3) if the Indebtedness is subordinated in right of payment to the Proceeds Loans, any such guarantee of such Restricted Subsidiary with respect to such Indebtedness shall be subordinated in right of payment to the guarantees of the Proceeds Loans substantially to the same extent as such Indebtedness is subordinated in right of payment to the Proceeds Loan;

(4) a Restricted Subsidiary’s guarantee may be limited in amount to the extent required by fraudulent conveyance, thin capitalization, corporate benefit, financial assistance or other similar laws (but, in such a case (A) each of the Company, UPC NL Holdco, any Affiliate Proceeds Loan Obligor and the Restricted Subsidiaries will use their reasonable best efforts to overcome the relevant legal limit and will procure that the relevant Restricted Subsidiary undertakes all whitewash or similar procedures which are legally available to eliminate the relevant limit and (B) the relevant guarantee shall be given on an equal and ratable basis with the guarantee of any other Indebtedness giving rise to the obligation to guarantee the Proceeds Loans); and

(5) for so long as it is not permissible under applicable law for a Restricted Subsidiary to become a guarantor, such Restricted Subsidiary need not become a guarantor (but, in such a case, each of the Company, UPC NL Holdco, any Affiliate Proceeds Loan Obligor and the Restricted Subsidiaries will use their reasonable best efforts to overcome the relevant legal prohibition precluding the giving of the guarantee and will procure that the relevant Restricted Subsidiary undertakes all whitewash or similar procedures which are legally available to eliminate the relevant legal prohibition, and shall give such guarantee at such time (and to the extent) that it thereafter becomes permissible).

(b) Section 4.15(a) shall not apply to: (1) the granting by such Restricted Subsidiary of a Permitted Lien under circumstances which do not otherwise constitute the guarantee of Indebtedness of the Company, UPC NL Holdco, any Affiliate Proceeds Loan Obligor or a Restricted Subsidiary; or (2) the guarantee by any Restricted Subsidiary of Indebtedness that refinances Indebtedness which benefited from a guarantee by any Restricted Subsidiary Incurred in compliance with Section 4.15 immediately prior to such refinancing.

(c) Notwithstanding the foregoing, any guarantee of the Proceeds Loans created pursuant to the provisions described in Section 4.15(a) shall provide by its terms that it shall be automatically and unconditionally released and discharged upon the occurrence of any events described in clauses (1) through (10) under Section 10.05.

Section 4.16 Payments for Consents

The Issuer, the Company, UPC NL Holdco and any Affiliate Proceeds Loan Obligor will not, and will not permit any of the Restricted Subsidiaries to, directly or indirectly, pay or cause to be paid any consideration to or for the benefit of any Holder for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of this Indenture, the Notes, the Proceeds Loans, the Collateral Sharing Agreement, the Priority Agreement or any Security Document unless such consideration is offered to be paid and is paid to all Holders that consent, waive or agree to amend in the time frame set forth in the solicitation documents relating to such consent, waiver or agreement.

Section 4.17 Impairment of Liens

(a) The Issuer shall not take or omit to take any action that would have the result of materially impairing any Lien in the Note Collateral granted under the Note Security Documents (it being understood, subject to the proviso below, that the Incurrence of Permitted Issuer Liens shall under no circumstances be deemed to materially impair any Lien in the Note Collateral granted under the Note Security Documents) for the benefit of the Trustee, the Security Trustee and the Holders, and the Issuer shall not grant to any Person other than the Security Trustee, for the benefit of the Trustee, the Security Trustee and the Holders and the other beneficiaries described in the Note Security Documents and the Collateral Sharing Agreement, any interest in any of the Note Collateral, except that (1) the Issuer may Incur Permitted Issuer Liens and (2) the Note Collateral may be discharged and released in accordance with this Indenture, the Note Security Documents and the Collateral Sharing Agreement; provided however, that, except with respect to any discharge or release of Note Collateral in accordance with this Indenture, the Note Security Documents or the Collateral Sharing Agreement, in connection with the Incurrence of Liens for the benefit of the Trustee, the Security Trustee and Holders, or the release or replacement of any Note Collateral in compliance with Section 11.02, no Note Security Document may be amended, extended, renewed, restated, supplemented or otherwise modified or replaced, except that, at the direction of the Issuer and without the consent of the Holders, the Trustee and the Security Trustee may from time to time (subject to customary protections and indemnifications from the Company, UPC NL Holdco or any Affiliate Proceeds Loan Obligor) enter into one or more amendments to the Note Security Documents to: (A) cure any ambiguity, omission, manifest error, defect or inconsistency therein; (B) provide for Permitted Issuer Liens; (C) provide for the release of any Lien on any properties and assets constituting Note Collateral from the Lien of the Note Security Documents, provided that such release is followed by the substantially concurrent re-taking of a Lien of at least equivalent priority over the same properties and assets securing the Notes; and (D) make any other change that does not adversely affect the Holders in any material respect, provided that, contemporaneously with any such action in clauses (B), (C) and (D), the Company, UPC NL Holdco or any Affiliate Proceeds Loan Obligor delivers to the Trustee either (i) a solvency opinion, in form and substance reasonably satisfactory to the Trustee, from an Independent Financial Advisor confirming the solvency of the Issuer and its Subsidiaries, taken as a whole, after giving effect to any transactions related to such amendment, extension, renewal, restatement, supplement, modification or replacement, or (ii) a certificate from the responsible financial or accounting officer of the relevant grantor (acting in good faith) which confirms the solvency of the Person granting such Lien after giving effect to any transactions related to such amendment, extension, renewal, restatement, supplement, modification or replacement or (iii) an Opinion of Counsel, in form and substance reasonably satisfactory to the Trustee, confirming that, after giving effect to any transactions related to such amendment, extension, renewal, restatement, supplement, modification or replacement, the Lien or Liens created under the Note Security Documents, as applicable, so amended, extended, renewed, restated, supplemented, modified or replaced are valid and perfected (if such concept is applicable under the jurisdiction where such Lien is granted) Liens not otherwise subject to any limitation, imperfection or new hardening period, in equity or at law, that such Lien or Liens were not otherwise subject to immediately prior to such amendment, extension, renewal, restatement, supplement, modification or replacement. In the event that the Issuer complies with the requirements of this covenant, the Trustee shall (subject to customary protections and indemnifications) consent to any such amendment, extension, renewal, restatement, supplement, modification or replacement without the need for instructions from Holders.

(b) The Company, UPC NL Holdco and any Affiliate Proceeds Loan Obligor shall not, and shall not permit any Restricted Subsidiary to, take or omit to take any action that would have the result of materially impairing any Lien in the Proceeds Loan Collateral granted under the Proceeds Loan Collateral Documents (it being understood, subject to the proviso below, that the Incurrence of Permitted Collateral Liens shall under no circumstances be deemed to materially impair any Lien in the Proceeds Loan Collateral granted under the Proceeds Loan Collateral Documents) for the benefit of the Issuer as lender under the Proceeds Loans, and the Company, UPC NL Holdco and any Affiliate Proceeds Loan Obligor shall not, and the Company, UPC NL Holdco and any Affiliate Proceeds Loan Obligor shall not permit any Restricted Subsidiary to, grant to any Person other than the Issuer as lender under the Proceeds Loans and the other beneficiaries described in the Proceeds Loans Collateral Documents and the Priority Agreement, any interest in any of the Proceeds Loan Collateral, except that (1) the Company, UPC NL Holdco, any Affiliate Proceeds Loan Obligor and the Restricted Subsidiaries may Incur Permitted Collateral Liens, (2) the Proceeds Loan Collateral may be discharged and released in accordance with the Proceeds Loans, this Indenture, the Proceeds Loan Collateral Documents and the Priority Agreement, and (3) the Company, UPC NL Holdco, any Affiliate Proceeds Loan Obligor and the Restricted Subsidiaries may consummate any other transaction permitted under Article 5; provided, however, that, except with respect to any discharge or release of Proceeds Loan Collateral in accordance with the Proceeds Loans, this Indenture, the Proceeds Loan Collateral Documents or the Priority Agreement, in connection with the Incurrence of Liens for the benefit of the Issuer as lender under the Proceeds Loans, or the release or replacement of any Proceeds Loan Collateral in compliance with Section 11.03, no Proceeds Loan Collateral Document may be amended, extended, renewed, restated, supplemented or otherwise modified or replaced, except that, without the consent of the Holders, the Company, UPC NL Holdco, any Affiliate Proceeds Loan Obligor, the Security Agent and the other parties thereto may from time to time enter into one or more amendments to the Proceeds Loan Collateral Documents to: (a) cure any ambiguity, omission, manifest error, defect or inconsistency therein; (b) provide for Permitted Collateral Liens; (c) make any change necessary or desirable, in the good faith determination of the Company, UPC NL Holdco or any Affiliate Proceeds Loan Obligor in order to implement transactions permitted under Article 5; (d) provide for the release of any Lien on any properties and assets constituting Proceeds Loan Collateral from the Lien of the Proceeds Loan Collateral Documents, provided that such release is followed by the substantially concurrent re-taking of a Lien of at least equivalent priority over the same properties and assets securing the Proceeds Loans; and (e) make any other change that does not adversely affect the Holders in any material respect, provided that, contemporaneously with any such action in clauses (b), (d) and (e), the Company, UPC NL Holdco or any Affiliate Proceeds Loan Obligor delivers to the Trustee either (i) a solvency opinion, in form and substance reasonably satisfactory to the Trustee, from an Independent Financial Advisor confirming the solvency of the Company, UPC NL Holdco, any Affiliate Proceeds Loan Obligor and their Subsidiaries, taken as a whole, after giving effect to any transactions related to such amendment, extension, renewal, restatement, supplement, modification or replacement, or (ii) a certificate from the responsible financial or accounting officer of the relevant grantor (acting in good faith) which confirms the solvency of the Person granting such Lien after giving effect to any transactions related to such amendment, extension, renewal, restatement, supplement, modification or replacement or (iii) an Opinion of Counsel, in form and substance reasonably satisfactory to the Trustee, confirming that, after giving effect to any transactions related to such amendment, extension, renewal, restatement, supplement, modification or replacement, the Lien or Liens created under the Proceeds Loan Collateral Documents, as applicable, so amended, extended, renewed, restated, supplemented, modified or replaced are valid and perfected Liens not otherwise subject to any limitation, imperfection or new hardening period, in equity or at law, that such Lien or Liens were not otherwise subject to immediately prior to such amendment, extension, renewal, restatement, supplement, modification or replacement.

Section 4.18 Additional Amounts

All payments made by the Issuer or any successor thereto (a “Payor”) on or with respect to the Notes will be made without withholding or deduction for, or on account of, any present or future taxes (including interest penalties to the extent resulting from a failure by the Payor to timely pay amounts due), duties, assessments or governmental charges of whatever nature (“Taxes”) unless the withholding or deduction of such Taxes is then required by law or by the official interpretation or administration thereof. If any deduction or withholding for, or on account of, any Taxes imposed or levied by or on behalf of:

(1) The Netherlands or any political subdivision or governmental authority thereof or therein having power to tax;

(2) any jurisdiction from or through which payment on the Notes is made, or any political subdivision or governmental authority thereof or therein having the power to tax; or

(3) any other jurisdiction in which a Payor is organized or otherwise considered to be a resident for tax purposes, or any political subdivision or governmental authority thereof or therein having the power to tax (each of clause (1), (2) and (3), a “Relevant Taxing Jurisdiction”), will at any time be required from any payments made with respect to the Notes, including payments of principal, redemption price, interest or premium, the relevant Payor will pay (together with such payments) such additional amounts (the “Additional Amounts”) as may be necessary in order that the net amounts received in respect of such payments by each Holder of the Notes, as the case may be, after such withholding or deduction (including any such deduction or withholding from such Additional Amounts) equal the amounts which would have been received in respect of such payments in the absence of such withholding or deduction; provided, however, that no such Additional Amounts will be payable with respect to:

(b) any Taxes that would not have been so imposed but for the existence of any present or former connection between the relevant Holder or beneficial owner and the Relevant Taxing Jurisdiction imposing such Taxes (other than the mere ownership or holding of such Note or enforcement of rights thereunder or under this Indenture or the receipt of payments in respect thereof);

(c) any Taxes that would not have been so imposed if the Holder had made a declaration of non-residence or any other claim or filing for exemption to which it is entitled (provided that (i) such declaration of non-residence or other claim or filing for exemption is required by the applicable law of the Relevant Taxing Jurisdiction as a precondition to exemption from the requirement to deduct or withhold all or a part of any such Taxes and (ii) at least 30 days prior to the first payment date with respect to which such declaration of non-residence or other claim or filing for exemption is required under the applicable law of the Relevant Taxing Jurisdiction, the relevant Holder at that time has been notified (in accordance with the procedures set forth in this Indenture) by the relevant Payor or any other Person through whom payment may be made that a declaration of non-residence or other claim or filing for exemption is required to be made, but only to the extent the Holder is legally entitled to provide such declaration, claim or filing);

(d) any Note presented for payment (where presentation is required) more than 30 days after the relevant payment is first made available for payment to the Holder (except to the extent that the Holder would have been entitled to Additional Amounts had the Note been presented during such 30-day period);

(e) any Taxes that are payable otherwise than by withholding from a payment of the principal of, premium, if any, or interest on the Notes;

(f) any estate, inheritance, gift, sale, transfer, personal property or similar tax, assessment or other governmental charge;

(g) all United States backup withholding taxes;

(h) any withholding or deduction imposed pursuant to (1) Sections 1471 through 1474 of the U.S. Internal Revenue Code of 1986 (as amended), as of the Issue Date (or any amended or successor version that is substantively comparable and not materially more onerous to comply with) and any current or future regulations or official interpretations thereof, (2) any treaty, law, regulation or other official guidance enacted in any other jurisdiction, or relating to an intergovernmental agreement between the United States and any other jurisdiction, which (in either case) facilitates the implementation of (1) above or (3) any agreement pursuant to the implementation of (1) or (2) above with the U.S. Internal Revenue Service, the U.S. government or any governmental or taxation authority in any other jurisdiction; or

(i) any combination of items (a) through (g) above.

Such Additional Amounts will also not be payable where, had the beneficial owner of the Note been the Holder of the Note, it would not have been entitled to payment of Additional Amounts by reason of any of clauses (a) to (h) inclusive of this Section 4.18.

The relevant Payor will (1) make any required withholding or deduction and (2) remit the full amount deducted or withheld to the Relevant Taxing Jurisdiction in accordance with applicable law. The relevant Payor will use all reasonable efforts to obtain certified copies of tax receipts evidencing the payment of any Taxes so deducted or withheld from each Relevant Taxing Jurisdiction imposing such Taxes and will provide such certified copies (or, if certified copies are not available despite reasonable efforts of the relevant Payor, other evidence of payment reasonably satisfactory to the Trustee) to each Holder. The relevant Payor will attach to each certified copy (or other evidence) a certificate stating (a) that the amount of withholding Taxes evidenced by the certified copy was paid in connection with payments in respect of the principal amount of Notes then outstanding and (b) the amount of such withholding Taxes paid per $1,000 principal amount of the Notes, as the case may be. Copies of such documentation will be available for inspection during ordinary business hours at the office of the Trustee by the Holders upon request and will be made available at the offices of the Paying Agent if the Notes are then listed on the Irish Stock Exchange.

At least 30 days prior to each date on which any payment under or with respect to the Notes is due and payable (unless such obligation to pay Additional Amounts arises shortly before or after the 30th day prior to such date, in which case it shall be promptly thereafter), if the relevant Payor will be obligated to pay Additional Amounts with respect to such payment, the relevant Payor will deliver to the Trustee an Officer’s Certificate stating the fact that such Additional Amounts will be payable, the amounts so payable and will set forth such other information necessary to enable the Trustee to pay such Additional Amounts to Holders on the payment date. Each such Officer’s Certificate shall be relied upon until receipt of a further Officer’s Certificate addressing such matters. The Trustee shall be entitled to rely solely on each such Officer’s Certificate as conclusive proof that such payments are necessary.

Wherever mentioned in this Indenture or the Notes, in any context: (1) the payment of principal, (2) purchase prices in connection with a purchase of Notes, (3) interest, or (4) any other amount payable on or with respect to the Notes, such reference shall be deemed to include payment of Additional Amounts as described under this heading to the extent that, in such context, Additional Amounts are, were or would be payable in respect thereof.

Each Payor will pay and indemnify the Holders of any present or future stamp, court or documentary taxes or any other excise or property taxes, charges or similar levies (including interest and penalties to the extent resulting from a failure by the Payor to timely pay amounts due) which arise in any jurisdiction from the execution, delivery or registration of any Notes or any other document or instrument referred to therein (other than a transfer of the Notes), or the receipt of any payments with respect to the Notes, excluding any such taxes, charges or similar levies imposed by any jurisdiction that is not a Relevant Taxing Jurisdiction or any jurisdiction in which a Paying Agent is located, other than those resulting from, or required to be paid in connection with, the enforcement of the Notes, the Note Collateral or any other such document or instrument following the occurrence of any Event of Default with respect to the Notes.

The obligations of this Section 4.18 will survive any termination, defeasance or discharge of this Indenture and will apply mutatis mutandis to any jurisdiction in which any successor to a Payor is organized or any political subdivision or taxing authority or agency thereof or therein.

Section 4.19 Suspension of Covenants on Achievement of Investment Grade Status

If, during any period after the Issue Date, the Notes have achieved and continue to maintain Investment Grade Status and no Event of Default has occurred and is continuing (such period hereinafter referred to as an “Investment Grade Status Period”), then the Company, UPC NL Holdco, any Affiliate Proceeds Loan Obligor or the Issuer will notify the Trustee of this fact and beginning on such date, the provisions of Sections 3.11, 4.07, 4.08, 4.09, 4.10, 4.11 and 4.14, and Section 5.01(b)(3) and any related default provisions of this Indenture will be suspended and will not, during such Investment Grade Status Period, be applicable to the Company, UPC NL Holdco, any Affiliate Proceeds Loan Obligor and the Restricted Subsidiaries (or, with respect to Section 4.14., the Issuer). As a result, during any such Investment Grade Status Period, the Notes will lose a significant amount of the covenant protection initially provided under this Indenture and the Covenant Agreement. No action taken during an Investment Grade Status Period or prior to an Investment Grade Status Period in compliance with the covenants then applicable will require reversal or constitute a default under the Covenant Agreement, the Indenture or the Notes in the event that suspended covenants are subsequently reinstated or suspended, as the case may be. An Investment Grade Status Period will terminate immediately upon the failure of the Notes to maintain Investment Grade Status (the “Reinstatement Date”). The Company, UPC NL Holdco, any Affiliate Proceeds Loan Obligor or the Issuer will promptly notify the Trustee in writing of any failure of the Notes to maintain Investment Grade Status and the Reinstatement Date.

Section 4.20 Further Instruments and Acts

Upon request of the Trustee, but without an affirmative duty on the Trustee to do so, the Issuer shall execute and deliver such further instruments and do such further acts as may be reasonably necessary or proper to carry out more effectively the purpose of this Indenture.

Section 4.21 Listing

The Issuer will use all reasonable efforts to have the Notes admitted to listing and trading on the Irish Stock Exchange’s GEM within a reasonable period after the Issue Date and will maintain such listing as long as the Notes are outstanding; provided, however, that if the Issuer can no longer maintain such listing or it becomes unduly burdensome to make or maintain such listing (for the avoidance of doubt, preparation of financial statements in accordance with IFRS (except pursuant to the definition of GAAP) or any accounting standard other than GAAP and any other standard pursuant to which the Reporting Entity then prepares its financial statements shall be deemed unduly burdensome), the Issuer may cease to make or maintain such listing on the Irish Stock Exchange provided that the Issuer will use its reasonable best efforts to obtain and maintain the listing of the Notes on another recognized listing exchange for high yield issuers (which may be a stock exchange that is not regulated by the European Union). Notwithstanding the foregoing, the Issuer may at its sole option at any time, without the consent of the holders of the Notes or the Trustee, de-list the Notes from any stock exchange for the purposes of moving the listing of the Notes to the Official List of The Channel Islands Securities Exchange Authority Limited.

Section 4.22 Collateral Sharing Agreement; Additional Collateral Sharing Agreements.

The Trustee will become party to the Collateral Sharing Agreement on or about the Escrow Release Date, and each Holder of a Note, by accepting such Note, will be deemed to have (1) authorized the Trustee to enter into the Collateral Sharing Agreement, (2) agreed to be bound by all the terms and provisions of the Collateral Sharing Agreement applicable to such Holder and (3) irrevocably appointed each of the Trustee and the Security Trustee to act on its behalf and to perform the duties and exercise the rights, powers and discretions that are specifically given to them under the Collateral Sharing Agreement.

At the request of the Issuer, in connection with the Incurrence by the Issuer of any Indebtedness that is permitted to share the Note Collateral pursuant to the definition of Permitted Issuer Lien, the Issuer and the Trustee shall enter into with the Holders of such Indebtedness (or their duly authorized Representatives) a collateral sharing agreement, including a restatement, accession, amendment or other modification of an existing collateral sharing agreement (an “Additional Collateral Sharing Agreement”), on substantially the same terms as the Collateral Sharing Agreement (or terms not materially less favorable to the Holders); provided, that such Additional Collateral Sharing Agreement will not impose any personal obligations on the Trustee or adversely affect the personal rights, duties, liabilities or immunities of the Trustee under this Indenture or the Additional Collateral Sharing Agreement.

At the direction of the Issuer and without the consent of the Holders, the Trustee and the Security Trustee will from time to time enter into one or more amendments to the Collateral Sharing Agreement or any Additional Collateral Sharing Agreement to: (i) cure any ambiguity, omission, manifest error, defect or inconsistency therein; (ii) add other parties (such as representatives of new issuances of Indebtedness) thereto; (iii) further secure the Notes (including Additional Notes); (iv) make provision for equal and ratable grants of Liens on the Note Collateral to secure Additional Notes or to implement any Permitted Issuer Liens; (v) make any other change to the Collateral Sharing Agreement or such Additional Collateral Sharing Agreement to provide for additional Indebtedness (including with respect to any Collateral Sharing Agreement or Additional Collateral Sharing Agreement, the addition of provisions relating to new Indebtedness ranking junior in right of payment to the Notes) or other obligations that are permitted by the terms of this Indenture to be Incurred and secured by a Lien on the Note Collateral on a senior, pari passu or junior basis with the Liens securing the Notes, (vi) amend the Collateral Sharing Agreement or any Additional Collateral Sharing Agreement in accordance with the terms thereof or; (vii) implement any transaction in connection with the renewal, extension, refinancing, replacement or increase of any Indebtedness that is secured by the Note Collateral and that is not prohibited by this Indenture; or (viii) make any other change thereto that does not adversely affect the rights of the Holders in any material respect; provided that no such changes shall be permitted to the extent they affect the ranking of any Note, enforcement of Liens over the Note Collateral, the application of proceeds from the enforcement of the Note Collateral or the release of any Security in a manner than would adversely affect the rights of the Holders in any material respect except as otherwise permitted by this Indenture, the Collateral Sharing Agreement or any Additional Collateral Sharing Agreement immediately prior to such change. The Issuer will not otherwise direct the Trustee or the Security Trustee to enter into any amendment to the Collateral Sharing Agreement or, if applicable, any Additional Collateral sharing Agreement, without the consent of the Holders of a majority in principal amount of the outstanding Notes outstanding, except as described above or otherwise permitted under Article 9, and the Issuer may only direct the Trustee and the Security Trustee to enter into any amendment to the extent such amendment does not impose any personal obligations on the Trustee or Security Trustee or, in the opinion of the Trustee or Security Trustee, adversely affect their respective rights, duties, liabilities or immunities under this Indenture or the Collateral Sharing Agreement or any Additional Collateral Sharing Agreement.

Each Holder of a Note, by accepting such Note, will be deemed to have:

(a) appointed and authorized the Trustee and the Security Trustee from time to time to give effect to such provisions;

(b) authorized each of the Trustee and the Security Trustee from time to time to become a party to any Additional Collateral Sharing Agreement;

(c) agreed to be bound by such provisions and the provisions of any Additional Collateral Sharing Agreement; and

(d) irrevocably appointed the Trustee and the Security Trustee to act on its behalf from time to time to enter into and comply with such provisions and the provisions of any Additional Collateral Sharing Agreement, in each case, without the need for the consent of the Holders.

In relation to the Collateral Sharing Agreement or an Additional Collateral Sharing Agreement, the Trustee shall consent on behalf of the Holders to the payment, repayment, purchase, repurchase, defeasance, acquisition, retirement or redemption of any obligations subordinated to the Notes thereby; provided, however, that such transaction would comply with Section 4.07.

Section 4.23 Priority Agreement; Additional Priority Agreements

At the request of the Company, UPC NL Holdco or any Affiliate Proceeds Loan Obligor, in connection with the Incurrence by a Proceeds Loan Obligor of any Indebtedness that is permitted to share the Proceeds Loan Collateral pursuant to the definition of Permitted Collateral Lien, the Proceeds Loan Obligors, the Issuer as lender under the Proceeds Loan and the Security Agent shall enter into with the Holders of such Indebtedness (or their duly authorized Representatives) a priority agreement, including a restatement, accession, amendment or other modification of an existing priority agreement (an “Additional Priority Agreement”), on substantially the same terms as the Priority Agreement (or terms not materially less favorable to the Issuer as lender under the Proceeds Loans).

At the direction of the Company, UPC NL Holdco or any Affiliate Proceeds Loan Obligor and without the consent of the Holders, the Issuer as lender under the Proceeds Loans will from time to time enter into one or more amendments to the Priority Agreement or any Additional Priority Agreement to: (i) cure any ambiguity, omission, manifest error, defect or inconsistency therein; (ii) add other parties (such as representatives of new issuances of Indebtedness) thereto; (iii) further secure the Proceeds Loans (including Additional Proceeds Loans); (iv) make provision for equal and ratable grants of Liens on the Proceeds Loan Collateral to secure Additional Proceeds Loans or to implement any Permitted Collateral Liens; (v) make any other change to the Priority Agreement or such Additional Priority Agreement to provide for additional Indebtedness (including with respect to any Priority Agreement or Additional Priority Agreement, the addition of provisions relating to new Indebtedness ranking junior in right of payment to the Proceeds Loans) or other obligations that are permitted by the terms of this Indenture to be Incurred and secured by a Lien on the Proceeds Loan Collateral on a senior, pari passu or junior basis with the Liens securing the Proceeds Loans, (vi) add Restricted Subsidiaries to the Priority Agreement or an Additional Priority Agreement, (vii) amend the Priority Agreement or any Additional Priority Agreement in accordance with the terms thereof or; (viii) make any change necessary or desirable, in the good faith determination of the Board of Directors or senior management of the Company, UPC NL Holdco or any Affiliate Proceeds Loan Obligor, in order to implement any transaction that is subject to Section 5.01; (ix) implement any transaction in connection with the renewal, extension, refinancing, replacement or increase of any Indebtedness that is secured by the Proceeds Loan Collateral and that is not prohibited by this Indenture; or (x) make any other change thereto that does not adversely affect the rights of the Issuer as lender under the Proceeds Loans in any material respect; provided that no such changes shall be permitted to the extent they affect the ranking of the Proceeds Loans, enforcement of Liens over the Proceeds Loan Collateral, the application of proceeds from the enforcement of the Proceeds Loan Collateral or the release of any Proceeds Loan Collateral in a manner that would adversely affect the rights of the Issuer as lender under the Proceeds Loans in any material respect except as otherwise permitted by this Indenture, the Priority Agreement or any Additional Priority Agreement immediately prior to such change. Neither the Company nor UPC NL Holdco will otherwise direct the Issuer as lender under the Proceeds Loans to enter into any amendment to the Priority Agreement or, if applicable, any Additional Priority Agreement, without the consent of the Holders of a majority in principal amount of the outstanding Notes, except as described above or otherwise permitted by Article 9.

Each Holder of a Note, by accepting such Note, will be deemed to have:

(a) authorized the Issuer as lender under the Proceeds Loans to become a party to any Additional Priority Agreement; and

(b) agreed to be bound by such provisions and the provisions of any Additional Priority Agreement,

in each case, without the need for the consent of the Holders.

In relation to the Priority Agreement or an Additional Priority Agreement, the Issuer shall consent to the payment, repayment, purchase, repurchase, defeasance, acquisition, retirement or redemption of any obligations subordinated to the Proceeds Loans thereby; provided, however, that such transaction would comply with Section 4.07.

Section 4.24 Additional Proceeds Loan Guarantees.

The Company, UPC NL Holdco or any Affiliate Proceeds Loan Obligor may from time to time designate a Restricted Subsidiary or an Affiliate as an additional guarantor of the Proceeds Loans (an “Additional Proceeds Loan Guarantor”) by causing it to deliver to the Issuer an accession agreement to the Proceeds Loan Agreement. Each Additional Proceeds Loan Guarantor will, jointly and severally, with each other Proceeds Loan Guarantor, irrevocably guarantee (each guarantee, an “Additional Proceeds Loan Guarantee”), as primary obligor and not merely as surety, on a senior basis, the full and punctual payment when due, whether at maturity, by acceleration or otherwise, all payment obligations of the Proceeds Loan Borrowers under the Proceeds Loans and the Proceeds Loan Agreement, whether for payment of principal of or interest on or in respect of the Proceeds Loans, fees, expenses, indemnification or otherwise.

Section 4.25 Limitation on Layering.

No Proceeds Loan Obligor will, directly or indirectly, Incur any Indebtedness that is or purports to be by its terms (or by the terms of any agreement governing such Indebtedness) subordinated in right of payment to any other Indebtedness of such Proceeds Loan Obligor unless such Indebtedness is also by its terms (or by the terms of any agreement governing such Indebtedness) made expressly subordinate in right of payment to the Proceeds Loan or the Proceeds Loan Guarantee, as applicable, to the same extent and in the same manner as such Indebtedness is subordinated to such other Indebtedness of such Proceeds Loan Obligor; provided, however, that no Indebtedness will be deemed to be contractually subordinated in right of payment to any other Indebtedness of a Proceeds Loan Obligor solely by virtue of being unsecured or secured on a junior Lien basis or by virtue of not being Guaranteed or by virtue of the application of waterfall or other payment ordering provisions affecting different tranches of Indebtedness.

Section 4.26 Limitation on Issuer Activities

(a) Prior to the Ziggo Group Assumption, the Issuer will not engage in any business activity or undertake any other activity, except any activity:

(1) relating to the offering, sale or issuance of the Notes (including the Escrow Agreement), any Additional Notes and any Additional Issuer Debt permitted to be incurred under this Indenture (including the lending of the proceeds of such sale of the Notes, any Additional Notes or any Additional Issuer Debt to one or more Proceeds Loan Obligors);

(2) undertaken with the purpose of, and directly related to, fulfilling its obligations or exercising its rights under the Notes, this Indenture, the Note Security Documents, the Proceeds Loans, the Existing Proceeds Loans, the Proceeds Loan Agreement, the Covenant Agreement, the Existing Covenant Agreements, the Collateral Sharing Agreement, the Priority Agreement, any Proceeds Loan Collateral Documents or any other document relating to the Notes, the Additional Notes, the Proceeds Loans, any Additional Proceeds Loans or any other Additional Issuer Debt permitted to be incurred under this Indenture;

(3) directly related to or reasonably incidental to the establishment and maintenance of the Issuer’s corporate existence;

(4) directly related to investing amounts received by the Issuer (other than amounts not corresponding to required payments under the Notes) in such manner not otherwise prohibited by this Indenture;

(5) other transactions of a type customarily entered into by orphan financing companies;

(6) directly related to or reasonably incidental to the ownership of the shares of its Subsidiaries and conducting activities related to, or reasonably incidental to, the establishment or maintenance of its or its Subsidiaries’ corporate existence;

(7) directly related to or reasonably incidental to other activities not specifically enumerated above that are de minimis in nature or that are of the same nature as activities exercised by the Issuer on the Issue Date;

(8) directly related to the making of Permitted Issuer Investments and Permitted Issuer Maintenance Payments and the granting of Permitted Issuer Liens;

(9) directly related to or reasonably incidental to the Ziggo Group Combination; or

(10) in connection with any Permitted Financing Action.

On the Escrow Release Date, the Issuer will loan all of the Escrow Property (less any proceeds used to redeem the Notes pursuant to a Special Optional Redemption) to one or more of the Proceeds Loan Borrowers pursuant to the Proceeds Loan Agreement.

(b) Prior to the Ziggo Group Assumption, the Issuer will not:

(1) issue any Capital Stock (other than to the SPV Parent);

(2) take any action which would cause it to no longer satisfy the requirements of an available exemption from the provisions of the U.S. Investment Company Act of 1940, as amended;

(3) commence or take any action or facilitate a winding-up, liquidation, dissolution or other analogous proceeding;

(4) amend its constitutive documents in any manner which would adversely affect the rights of Holders in any material respect; or

(5) transfer or assign any of its rights under a Proceeds Loan, except pursuant to the Note Security Documents or in connection with a Permitted Financing Action.

(c) Except as otherwise provided in this Indenture, the Issuer will take all actions that are necessary and within its power to prohibit the transfer of the issued shares in the Issuer by the SPV Parent, other than pursuant to the Issuer Share Pledge or the enforcement of the Issuer Share Pledge in accordance with the Collateral Sharing Agreement.

(d) Prior to the Ziggo Group Assumption, for so long as any Notes are outstanding, the Issuer will take any action reasonably necessary to maintain its status as a disregarded entity for U.S. Federal tax purposes.

(e) Subject to the Collateral Sharing Agreement, whenever the Issuer receives a payment or prepayment under the Proceeds Loans, it shall use the funds received solely to satisfy its obligations (to the extent of the amount owing in respect of such obligations) under this Indenture (including any premium payable to Holders).

Section 4.27 Assumption of Note Obligations by the Fold-In Issuer following the Ziggo Group Combination.

(a) At any time after the Escrow Release Date, a Proceeds Loan Obligor may, at its sole option and in its sole discretion, instruct the Issuer upon no less than 5 days’ notice, and the Issuer shall provide no less than 5 days’ notice to the Trustee, that the Ziggo Group Combination has occurred or will occur and that the Fold-In Issuer will assume all of the obligations of the Issuer under the Notes and this Indenture and such assumption will be a deemed repayment in full and cancellation of the obligations of the Proceeds Loan Obligors under the Proceeds Loan (such assumption referred to herein as the “Ziggo Group Assumption”).

(b) The Ziggo Group Assumption is subject to the following conditions:

(1) the Ziggo Group Combination has occurred or will occur on or before the date of the Ziggo Group Assumption;

(2) each of the Proceeds Loan Obligors (or their successors) that remain following the Ziggo Group Combination (the “Notes Guarantors”) will, jointly and severally, irrevocably guarantee (each guarantee, a “Note Guarantee”), as primary obligor and not merely as surety, on a senior basis, the full and punctual payment when due, whether at maturity, by acceleration or otherwise, all payment obligations of the Fold-In Issuer under the Notes, whether for payment of principal of or interest on or in respect of the Notes, fees, expenses, indemnification or otherwise;

(3) the Issuer, the Trustee, the Security Agent, the Fold-In Issuer, the Security Trustee and the Notes Guarantors will execute a supplemental indenture, accession agreement or other similar agreement (in a form attached as Exhibit F) (the “Accession Agreement”) and a Note accession as provided for in each Note to effect the Ziggo Group Assumption and the Note Guarantees; and

(4) on the Ziggo Group Assumption Date, the Trustee, acting on behalf of the Holders, will accede to the Priority Agreement and the Fold-In Issuer will procure that the obligations under the Notes and this Indenture are secured by the Proceeds Loan Collateral remaining following the Ziggo Group Combination (the “Fold-In Collateral” and the documents governing the Fold-In Collateral, the “Fold-In Collateral Documents”).

(c) Upon consummation of the Ziggo Group Assumption:

(1) the Fold-In Issuer will succeed to, and be substituted for, and may exercise every right of the Issuer under this Indenture, and upon such substitution, the predecessor Issuer will be released from its obligations under this Indenture and the Notes;

(2) the Security Agent will accede to this Indenture as Security Agent and the Security Trustee will be released from its obligations under this Indenture and the Notes; and

(3) the terms and conditions of the Notes, including the covenants, will be automatically modified and Articles 1 through 12 (inclusive) of this Indenture will be replaced in their entirety by Articles 1 through 12 (inclusive) set forth in Exhibit H.

(d) By accepting a Note, each Holder will be deemed to have irrevocably:

(1) agreed to the Ziggo Group Assumption as set forth in this Section 4.27 and irrevocably authorized and directed the Trustee to take all necessary actions to effectuate the Ziggo Group Assumption unless prohibited under this Indenture;

(2) agreed and accepted the terms and conditions of the Priority Agreement;

(3) appointed the Security Agent to (A) perform the duties and exercise the rights, powers and discretions that are specifically given to it under the Priority Agreement or the Fold-In Collateral Documents, together with any other incidental rights, power and discretions; and (B) execute each Fold-In Collateral Document, waiver, modification, amendment, renewal or replacement expressed to be executed by the Security Agent on its behalf.

Section 4.28 Limited Condition Transaction.

(a) In connection with any action being taken in connection with a Limited Condition Transaction, for purposes of determining compliance with any provision of this Indenture which requires that no Default or Event of Default, as applicable, has occurred, is continuing or would result from any such action, as applicable, such condition shall, at the option of the Company, UPC NL Holdco or any Affiliate Proceeds Loan Obligor, as applicable, be deemed satisfied, so long as no Default or Event of Default, as applicable, exists on the date the definitive agreement (or other relevant definitive documentation) for such Limited Condition Transaction is entered into. For the avoidance of doubt, if the Company, UPC NL Holdco or any Affiliate Proceeds Loan Obligor, as applicable, has exercised its option under Section 4.28(a), and any Default or Event of Default occurs following the date such definitive agreement for a Limited Condition Transaction is entered into and prior to the consummation of such Limited Condition Transaction, any such Default or Event of Default shall be deemed to not have occurred or be continuing for purposes of determining whether any action being taken in connection with such Limited Condition Transaction is permitted hereunder.

(b) In connection with any action being taken in connection with a Limited Condition Transaction for purposes of:

(1) determining compliance with any provision of this Indenture which requires the calculation of any financial ratio or test, including the Consolidated Net Leverage Ratio; or

(2) testing baskets set forth in the Indenture (including baskets measured as a percentage or multiple, as applicable, of Total Assets or Pro forma EBITDA);

(c) in each case, at the option of the Company, UPC NL Holdco or any Affiliate Proceeds Loan Obligor, as applicable, (the Company’s, UPC NL Holdco’s or any Affiliate Proceeds Loan Obligor’s election to exercise such option in connection with any Limited Condition Transaction, an “LCT Election”), the date of determination of whether any such action is permitted hereunder, shall be deemed to be the date the definitive agreement (or other relevant definitive documentation) for such Limited Condition Transaction is entered into (the “LCT Test Date”); provided, however, that the Company, UPC NL Holdco or any Affiliate Proceeds Loan Obligor, as applicable, shall be entitled to subsequently elect, in its sole discretion, the date of consummation of such Limited Condition Transaction instead of the LCT Test Date as the applicable date of determination, and if, after giving pro forma effect to the Limited Condition Transaction and the other transactions to be entered into in connection therewith (including any Incurrence of Indebtedness and the use of proceeds thereof), as are appropriate and consistent with the pro forma adjustment provisions set forth in the definition of “Pro forma EBITDA” and “Consolidated Net Leverage Ratio”, the

Company, UPC NL Holdco, any Affiliate Proceeds Loan Obligor or any Restricted Subsidiary could have taken such action on the relevant LCT Test Date in compliance with such ratio, test or basket, such ratio, test or basket shall be deemed to have been complied with.

If the Company, UPC NL Holdco or any Affiliate Proceeds Loan Obligor, as applicable, has made an LCT Election and any of the ratios, tests or baskets for which compliance was determined or tested as of the LCT Test Date are exceeded as a result of fluctuations in any such ratio, test or basket, including due to fluctuations in Pro forma EBITDA or Total Assets, of the Company, UPC NL Holdco, any Affiliate Proceeds Loan Obligor and the Restricted Subsidiaries or the Person or assets subject to the Limited Condition Transaction (as at each reference to the “Company”, “UPC NL Holdco” or any “Affiliate Proceeds Loan Obligor”, as applicable, in such definition was to such Person or assets) at or prior to the consummation of the relevant transaction or action, such baskets or ratios will not be deemed to have been exceeded as a result of such fluctuations. If the Company, UPC NL Holdco or any Affiliate Proceeds Loan Obligor, as applicable, has made an LCT Election for any Limited Condition Transaction, then in connection with any subsequent calculation of any ratio, test or basket availability under the Indenture (including with respect to the Incurrence of Indebtedness or Liens, or the making of Asset Dispositions, acquisitions, mergers, the conveyance, lease or other transfer of all or substantially all of the assets of the Company, UPC NL Holdco, any Affiliate Proceeds Loan Obligor or any Restricted Subsidiary or the designation of an Unrestricted Subsidiary) on or following the relevant LCT Test Date and prior to the earlier of the date on which such Limited Condition Transaction is consummated or the definitive agreement for such Limited Condition Transaction is terminated or expires without consummation of such Limited Condition Transaction, any such ratio, test or basket shall be calculated on a pro forma basis assuming such Limited Condition Transaction and other transactions in connection therewith (including any Incurrence of Indebtedness and the use of proceeds thereof) have been consummated.

ARTICLE 5.

SUCCESSORS

Section 5.01 Merger and Consolidation

(a) The Issuer will not consolidate with, or merge with or into, or convey, transfer or lease all or substantially all of its assets to, any Person

(b) No Proceeds Loan Borrower will consolidate with, or merge with or into, or convey, transfer or lease all or substantially all of their assets to, any Person, unless:

(1) the resulting, surviving or transferee Person (the “Successor Company”) will be a corporation, partnership, trust or limited liability company organized and existing under the laws of any member of the state of the European Union that is a member of the European Union on the date of this Indenture, Bermuda, the Cayman Islands, or the United States of America, any State of the United States or the District of Columbia and the Successor Company (if not the relevant Proceeds Loan Borrower) will expressly assume all the obligations of such Proceeds Loan Borrower, under the applicable Proceeds Loan and the Covenant Agreement;

(2) immediately after giving effect to such transaction (and treating any Indebtedness that becomes an obligation of the Successor Company or any Subsidiary of the Successor Company as a result of such transaction as having been Incurred by the Successor Company or such Subsidiary at the time of such transaction), no Default or Event of Default shall have occurred and be continuing;

(3) either (A) immediately after giving effect to such transaction, the Company, UPC NL Holdco and any Affiliate Proceeds Loan Obligor, or such Successor Company, would be able to Incur at least an additional €1.00 of Pari Passu Indebtedness pursuant to Section 4.09(b) or (B) the Consolidated Net Leverage Ratio of the Company, UPC NL Holdco and any Affiliate Proceeds Loan Obligor, or such Successor Company, would be no greater than that of the Company, UPC NL Holdco and any Affiliate Proceeds Loan Obligor immediately prior to giving effect to such transaction; and

(4) the Company, UPC NL Holdco or any Affiliate Proceeds Loan Obligor shall have delivered to the Trustee an Officer’s Certificate and an Opinion of Counsel, each stating that such consolidation, merger or transfer complies with this Indenture; provided that in giving such opinion, such counsel may rely on an Officer’s Certificate as to compliance with Sections 5.01(b)(2) and 5.01(b)(3) above and as to any matters of fact.

(c) No Proceeds Loan Obligor (other than the Proceeds Loan Borrowers) will consolidate with, or merge with or into, or convey, transfer or lease all or substantially all of their assets to, any Person, other than a Proceed Loan Obligor (other than in connection with a transaction that does not constitute an Asset Disposition or a transaction that is permitted under Section 4.10; unless:

(1) immediately after giving effect to such transaction, no Default or Event of Default shall have occurred and be continuing; and

(2) either:

(A) the Person acquiring the property in any such sale or disposition or the Person formed by or surviving any such consolidation or merger will expressly assume all the obligations of the Proceeds Loan Obligor under the applicable Proceeds Loan Guarantee and the Covenant Agreement; or

(B) the Net Cash Proceeds of such transaction are applied in accordance with the applicable provisions of this Indenture.

(d) For purposes of this Section 5.01, the sale, lease, conveyance, assignment, transfer, or other disposition of all or substantially all of the properties and assets of one or more Subsidiaries of the Company, one or more Subsidiaries of UPC NL Holdco or one or more Subsidiaries of any Affiliate Proceeds Loan Obligor (as applicable), which properties and assets, if held by the Company, UPC NL Holdco or any Affiliate Proceeds Loan Obligor (as applicable) instead of such Subsidiaries, would constitute all or substantially all of the properties and assets of the Company, UPC NL Holdco or any Affiliate Proceeds Loan Obligor (as applicable) on a consolidated basis, shall be deemed to be the transfer of all or substantially all of the properties and assets of the Company, UPC NL Holdco or any Affiliate Proceeds Loan Obligor (as applicable).

(e) The Successor Company will succeed to, and be substituted for, and may exercise every right and power of, the Company, UPC NL Holdco or any Affiliate Proceeds Loan Obligor (as applicable) under this Indenture, and upon such substitution, the predecessor Company will be released from its obligations under this Indenture and the Notes or the Note Guarantee (as applicable), but, in the case of a lease of all or substantially all its assets, the predecessor company will not be released from the obligation to pay the principal of and interest on the Proceeds Loans.

(f) The provisions set forth in this Section 5.01 shall not restrict (and shall not apply to): (1) any merger, consolidation or transfer of assets reasonably required to effect or consummate any Related Transaction (provided that, for the purposes of this clause (1), Section 5.01(b)(1) shall apply to any such transaction); (2) any Restricted Subsidiary from consolidating with, merging or liquidating into or transferring all or substantially all of its properties and assets to the Company, UPC NL Holdco, any Affiliate Proceeds Loan Obligor or any other Restricted Subsidiary and; and (3) the Company, UPC NL Holdco or any Affiliate Proceeds Loan Obligor consolidating into or merging or combining with an Affiliate incorporated or organized for the purpose of changing the legal domicile of such entity, reincorporating such entity in another jurisdiction, or changing the legal form of such entity, provided that, for the purposes of this clause (3), Sections 5.01(b)(1), 5.01(b)(2) and 5.01(b)(4) shall apply to any such transaction.

Section 5.02 Successor Corporation Substituted

Upon any consolidation or merger, or any sale, assignment, transfer, lease, conveyance or other disposition of all or substantially all of the properties or assets of the Issuer in a transaction that is subject to, and that complies with the provisions of, Section 5.01, the successor Person formed by such consolidation or into or with which the Issuer is merged or to which such sale, assignment, transfer, lease, conveyance or other disposition is made shall succeed to, and be substituted for (so that from and after the date of such consolidation, merger, sale, assignment, transfer, lease, conveyance or other disposition, the provisions of this Indenture referring to the “Issuer” shall refer instead to the successor Person and not to the Issuer), and may exercise every right and power of the Issuer under this Indenture with the same effect as if such successor Person had been named as the Issuer herein; provided, however, that the predecessor Issuer shall not be relieved from the obligation to pay the principal of and interest on the Notes except in the case of a sale of all of the Issuer’s assets in a transaction that is subject to, and that complies with the provisions of, Section 5.01.

ARTICLE 6.

DEFAULTS AND REMEDIES

Section 6.01 Events of Default

(a) Each of the following is an “Event of Default”:

(1) default in any payment of interest or Additional Amounts on any Note when due, which has continued for 30 days;

(2) default in the payment of principal of or premium, if any, on any Note when due at its Stated Maturity, upon optional redemption, upon required repurchase, upon mandatory redemption subject to 3.08 or otherwise;

(3) failure by the Issuer, the Company, UPC NL Holdco, any Affiliate Proceeds Loan Obligor or any other Proceeds Loan Obligor to comply for 60 days after notice specified in this Indenture with its other agreements contained in the Notes or this Indenture; provided, however, that the Issuer or the Company, as applicable, shall have 90 days after receipt of such notice to remedy, or receive a waiver for, any failure to comply with the obligations to file annual, quarterly and current reports, as applicable, in accordance with Section 4.03 so long as the Issuer, the Company, UPC NL Holdco, any Affiliate Proceeds Loan Obligor, as applicable, is attempting to cure such failure as promptly as reasonably practicable;

(4) default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by the Issuer, the Company, UPC NL Holdco, any Affiliate Proceeds Loan Obligor or any of the Restricted Subsidiaries (or the payment of which is guaranteed by the Company, UPC NL Holdco, any Affiliate Proceeds Loan Obligor or any of the Restricted Subsidiaries), other than Indebtedness owed to the Company, UPC NL Holdco, any Affiliate Proceeds Loan Obligor or a Restricted Subsidiary, whether such Indebtedness or guarantee now exists, or is created after the Issue Date, which default:

(A) is caused by a failure to pay principal of such Indebtedness at its Stated Maturity after giving effect to any applicable grace period provided in such Indebtedness (“payment default”); or

(B) results in the acceleration of such Indebtedness prior to its maturity (the “cross acceleration provision”);

and, in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a payment default or the maturity of which has been so accelerated, aggregates €75.0 million or more;

(5)

(A) there shall have been the entry by a court of competent jurisdiction of (i) a decree or order for relief in respect of the Issuer, the Company, UPC NL Holdco, any Affiliate Proceeds Loan Obligor or a Significant Subsidiary or group of Restricted Subsidiaries that, taken together (as of the latest audited Consolidated financial statements delivered to the Holders pursuant to Section 4.03), would constitute a Significant Subsidiary in an involuntary case or proceeding under any applicable Bankruptcy Law or (ii) a decree or order adjudging the Issuer, the Company, UPC NL Holdco, any Affiliate Proceeds Loan Obligor or any such Significant Subsidiary or group of Restricted Subsidiaries bankrupt or insolvent, or seeking moratorium, reorganization, arrangement, adjustment or composition of or in respect of the Issuer, the Company, UPC NL Holdco, any Affiliate Proceeds Loan Obligor or any such Significant Subsidiary or group of Restricted Subsidiaries under any applicable Bankruptcy Law, or appointing a custodian, receiver, liquidator, assignee, trustee, sequestrator (or other similar official) of the Issuer, the Company, UPC NL Holdco, any Affiliate Proceeds Loan Obligor or any such Significant Subsidiary or group of Restricted Subsidiaries or of any substantial part of their respective properties, or ordering the winding up or liquidation of their affairs, and any such decree or order for relief shall continue to be in effect, or any such other decree or order shall be unstayed and in effect, for a period of 60 consecutive days;

(B) the Issuer, the Company, UPC NL Holdco, any Affiliate Proceeds Loan Obligor or any Significant Subsidiary or group of Restricted Subsidiaries that, taken together (as of the latest audited consolidated financial statements delivered to the Holders pursuant to Section 4.03), would constitute a Significant Subsidiary commences a voluntary case or proceeding under any applicable Bankruptcy Law or any other case or proceeding to be adjudicated bankrupt or insolvent, or files for or has been granted a moratorium on payment of its debts or files for bankruptcy or is declared bankrupt,

(C) the Issuer, the Company, UPC NL Holdco, any Affiliate Proceeds Loan Obligor or any Significant Subsidiary or group of Restricted

Subsidiaries that, taken together (as of the latest audited consolidated financial statements delivered to the Holders pursuant to Section 4.03), would constitute a Significant Subsidiary consents to the entry of a decree or order for relief in respect of the Issuer, the Company, UPC NL Holdco, any Affiliate Proceeds Loan Obligor or such Significant Subsidiary or group of Restricted Subsidiaries in an involuntary case or proceeding under any applicable Bankruptcy Law or to the commencement of any bankruptcy or insolvency or proceeding against it,

(D) the Issuer, the Company, UPC NL Holdco, any Affiliate Proceeds Loan Obligor or any Significant Subsidiary or group of Restricted Subsidiaries that, taken together (as of the latest audited consolidated financial statements delivered to the Holders pursuant to Section 4.03), would constitute a Significant Subsidiary files a petition or answer or consent seeking reorganization or relief under any applicable Bankruptcy Law (other than a solvent reorganization for purposes of transferring assets among the Company and the Restricted Subsidiaries),

(E) the Issuer, the Company, UPC NL Holdco, any Affiliate Proceeds Loan Obligor or any Significant Subsidiary or group of Restricted Subsidiaries that, taken together (as of the latest audited consolidated financial statements delivered to the Holders pursuant to Section 4.03), would constitute a Significant Subsidiary (i) consents to the filing of such petition or the appointment of, or taking possession by, an administrator, custodian, receiver, liquidator, assignee, trustee, sequestrator or similar official of the Issuer, the Company, UPC NL Holdco, any Affiliate Proceeds Loan Obligor or such Significant Subsidiary or group of Restricted Subsidiaries or of any substantial part of their respective properties, (ii) makes an assignment for the benefit of creditors or (iii) admits in writing its inability to pay its debts generally as they become due,

(F) the whole or any substantial part of the assets of the Issuer, the Company, UPC NL Holdco, any Affiliate Proceeds Loan Obligor or any Significant Subsidiary or group of Restricted Subsidiaries that, taken together (as of the latest audited consolidated financial statements delivered to the Holders pursuant to Section 4.03), would constitute a Significant Subsidiary have been placed under administration, or

(G) the Issuer, the Company, UPC NL Holdco, any Affiliate Proceeds Loan Obligor or any Significant Subsidiary or group of Restricted Subsidiaries that, taken together (as of the latest audited consolidated financial statements delivered to the Holders pursuant to Section 4.03), would constitute a Significant Subsidiary takes any corporate action in furtherance or any such actions in sub-clauses (B) through (F) of Section 6.01(a); or

(6) failure by the Issuer, the Company, UPC NL Holdco, any Affiliate Proceeds Loan Obligor or any Significant Subsidiary or group of Restricted Subsidiaries that, taken together (as of the latest audited Consolidated financial statements delivered to Holders pursuant to Section 4.03 for the Company, UPC NL Holdco, any Affiliate Proceeds Loan Obligor and their Restricted Subsidiaries), would constitute a Significant Subsidiary, to pay final judgments aggregating in excess of €75.0 million (net of any amounts that a solvent insurance company has acknowledged liability for), which judgments are not paid, discharged or stayed for a period of 60 days (the “judgment default provision”);

(7) any Proceeds Loan or Proceeds Loan Guarantee of a Significant Subsidiary ceases to be in full force and effect (except in accordance with the terms of this Indenture) or is declared invalid or unenforceable in a judicial proceeding and such Default continues for 30 days after the notice specified in this Indenture (the “guarantee failure provision”);

(8) any Lien in the Proceeds Loan Collateral created under Proceeds Loan Collateral Documents having a fair market value of in excess of €100.0 million, or any Lien in the Note Collateral created under the Note Security Documents, (a) at any time, ceases to be in full force and effect in any material respect for any reason other than as a result of its release in accordance with this Indenture and the Note Security Documents or the Proceeds Loan Collateral Documents, as applicable, or (b) is declared invalid or unenforceable in a judicial proceeding and, in each case, and such Default continues for 60 days after the notice specified in this Indenture (the “collateral failure provision”);

(9) failure by the Issuer to comply with any term of the Escrow Agreement that is not cured within 10 days to the extent such non-compliance would reasonably be expected to materially and adversely impact the Holders; or

(10) the Escrow Agreement or any other security document or any Lien purported to be granted thereby on the Escrow Account or the cash or Investments permitted under the Escrow Agreement therein is held in any judicial proceeding to be unenforceable or invalid, in whole or in part, or ceases for any reason (other than pursuant to a release that is delivered or becomes effective as set forth in this Indenture) to be fully enforceable and which creates a valid and enforceable Lien.

In the event of the occurrence of any Default or Event of Default described in Section 6.01(a)(3) with respect to any covenant, agreement or undertaking in this Indenture or the Notes applicable to any Proceeds Loan Obligor, such Proceeds Loan Obligor will be deemed to be in default of its corresponding obligations under the Covenant Agreement.

(b) A default under clause (3), (7) (8), (9) or (10) of Section 6.01(a) will not constitute an Event of Default until the Trustee or the Holders of 25% in principal amount of the outstanding Notes notify the Company of the default and the Company, UPC NL Holdco or any Affiliate Proceeds Loan Obligor does not cure such default within the time specified in such clause (3), (7), (8), (9) or (10) of Section 6.01(a) after receipt of such notice.

Section 6.02 Acceleration

If an Event of Default (other than an Event of Default described in Section 6.01(a)(5)) occurs and is continuing, the Trustee by notice to the Issuer, or the Holders of at least 25% in principal amount of the outstanding Notes by notice to the Issuer and the Trustee, may, and the Trustee at the request of such Holders shall, declare the principal of, premium, if any, and accrued and unpaid interest, if any, and Additional Amounts, if any, on all the Notes to be due and payable. Upon such a declaration, such principal, premium and accrued and unpaid interest and Additional Amounts, if any, will be due and payable immediately. In the event of a declaration of acceleration of the Notes because an Event of Default described in Section 6.01(a)(4) has occurred and is continuing, the declaration of acceleration of the Notes shall be automatically annulled if the event of default or payment default triggering such Event of Default pursuant to Section 6.01(a)(4) shall be remedied or cured by the Issuer, the Company, UPC NL Holdco, any Affiliate Proceeds Loan Obligor or a Restricted Subsidiary or waived by the Holders of the relevant Indebtedness within 20 days after the declaration of acceleration with respect thereto and if (a) the annulment of the acceleration of the Notes would not conflict with any judgment or decree of a court of competent jurisdiction and (b) all existing Events of Default, except non-payment of principal, premium or interest and Additional Amounts, if any, on the Notes that became due solely because of the acceleration of the Notes, have been cured or waived. If an Event of Default described in Section 6.01(a)(5) occurs and is continuing, the principal of, premium, if any, and accrued and unpaid interest and Additional Amounts, if any, on all the Notes will become and be immediately due and payable without any declaration or other act on the part of the Trustee or any Holders. The Holders of a majority in principal amount of the outstanding Notes may waive all past defaults (except with respect to non-payment of principal, premium, interest or Additional Amounts) and rescind any such acceleration with respect to the Notes and its consequences if (A) rescission would not conflict with any judgment or decree of a court of competent jurisdiction, (B) all existing Events of Default, other than the non-payment of the principal of, premium, if any, interest and Additional Amounts, if any, on the Notes that have become due solely by such declaration of acceleration, have been cured or waived; and (C) the Issuer has paid the Trustee its compensation and reimbursed the Trustee for its properly incurred expenses, disbursements and advances.

Whenever payment under the Notes has been accelerated due to an Event of Default under this Indenture, the Issuer as lender under the Proceeds Loan shall, by immediate notice to the applicable Proceeds Loan Borrower:

(1) declare that an event of default under the Proceeds Loan has occurred; and

(2) declare that all amounts outstanding under the Proceeds Loan are immediately due and payable.

If such acceleration of the Notes is annulled or rescinded, the Issuer shall rescind any acceleration of the Proceeds Loans by immediate notice to the applicable Proceeds Loan Borrower.

Section 6.03 Other Remedies

If an Event of Default occurs and is continuing, the Trustee may pursue any available remedy to collect the payment of principal, premium, if any, and interest on the Notes or to enforce the performance of any provision of the Notes or this Indenture.

The Trustee may maintain a proceeding even if it does not possess any of the Notes or does not produce any of them in the proceeding. A delay or omission by the Trustee or any Holder of a Note in exercising any right or remedy accruing upon an Event of Default shall not impair the right or remedy or constitute a waiver of or acquiescence in the Event of Default. All remedies are cumulative to the extent permitted by law.

Section 6.04 Waiver of Past Defaults

Holders of not less than a majority in aggregate principal amount of the then outstanding Notes by notice to the Trustee may on behalf of the Holders of all of the Notes waive an existing Default or Event of Default and its consequences hereunder, except a continuing Default or Event of Default in the payment of the principal of, premium, if any, or interest on, the Notes (including in connection with an offer to purchase); provided, however, that the Holders of a majority in aggregate principal amount of the then outstanding Notes may rescind an acceleration and its consequences, including any related payment default that resulted from such acceleration. Upon any such waiver, such Default shall cease to exist, and any Event of Default arising therefrom shall be deemed to have been cured for every purpose of this Indenture; but no such waiver shall extend to any subsequent or other Default or impair any right consequent thereon.

Prior to taking any action hereunder, the Trustee shall be entitled to indemnification or other security satisfactory to it in its sole discretion against all losses, liabilities and expenses caused by taking or not taking such action.

Section 6.05 Control by Majority

Holders of a majority in aggregate principal amount of the then outstanding Notes may direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee or exercising any trust or power conferred on it. However, the Trustee may refuse to follow any direction that conflicts with law or this Indenture or that may involve the Trustee in personal liability.

Section 6.06 Limitation on Suits

A Holder may pursue a remedy with respect to this Indenture or the Notes only if:

(1) such Holder of Notes has previously given the Trustee written notice that an Event of Default is continuing;

(2) Holders of at least 50% in principal amount of the outstanding Notes have requested the Trustee to pursue the remedy;

(3) such Holders have offered the Trustee security, indemnity or prefunding satisfactory to the Trustee against any loss, liability or expense;

(4) the Trustee has not complied with such request within 60 days after the receipt of the request and the offer of security or indemnity; and

(5) the Holders of a majority in principal amount of the outstanding Notes have not given the Trustee a direction that, in the opinion of the Trustee, is inconsistent with such request within such 60-day period.

A Holder of a Note may not use this Indenture to prejudice the rights of another Holder of a Note or to obtain a preference or priority over another Holder of a Note.

Section 6.07 Rights of Holders to Receive Payment

Notwithstanding any other provision of this Indenture, the right of any Holder of a Note to receive payment of principal, premium, if any, and interest on the Note, on or after the respective due dates expressed in the Note (including in connection with an offer to purchase), or to bring suit for the enforcement of any such payment on or after such respective dates, shall not be impaired or affected without the consent of the Holders of not less than 90% in aggregate principal amount of the Notes.

Section 6.08 Collection Suit by Trustee

If an Event of Default specified in Section 6.01(a)(1) or Section 6.01(a)(2) occurs and is continuing, the Trustee is authorized to recover judgment in its own name and as trustee of an express trust against the Issuer for the whole amount of principal of, premium, if any, and interest remaining unpaid on, the Notes and interest on overdue principal and, to the extent lawful, interest and such further amount as shall be sufficient to cover the costs and expenses of collection, including the properly incurred compensation, expenses, disbursements and advances of the Trustee, its agents and counsel.

Section 6.09 Trustee May File Proofs of Claim

The Trustee is authorized to file such proofs of claim and other papers or documents as may be necessary or advisable in order to have the claims of the Trustee (including any claim for the properly incurred compensation, expenses, disbursements and advances of the Trustee, its agents and counsel) and the Holders of the Notes allowed in any judicial proceedings relative to the Issuer (or any other obligor upon the Notes), their creditors or their property and shall be entitled and empowered to collect, receive and distribute any money or other property payable or deliverable on any such claims and any custodian in any such judicial proceeding is hereby authorized by each Holder to make such payments to the Trustee, and in the event that the Trustee shall consent to the making of such payments directly to the Holders, to pay to the Trustee any amount due to it for the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel, and any other amounts due the Trustee under Section 7.07. To the extent that the payment of any such compensation, expenses, disbursements and advances of the Trustee, its agents and counsel, and any other amounts due the Trustee under Section 7.07 out of the estate in any such proceeding, shall be denied for any reason, payment of the same shall be secured by a Lien on, and shall be paid out of, any and all distributions, dividends, money, securities and other properties that the Holders may be entitled to receive in such proceeding whether in liquidation or under any plan of reorganization or arrangement or otherwise. Nothing herein contained shall be deemed to authorize the Trustee to authorize or consent to or accept or adopt on behalf of any Holder any plan of reorganization, arrangement, adjustment or composition affecting the Notes or the rights of any Holder, or to authorize the Trustee to vote in respect of the claim of any Holder in any such proceeding.

Section 6.10 Priorities

Subject to the terms of the Collateral Sharing Agreement, if the Trustee collects any money pursuant to this Article 6, it shall pay out the money in the following order:

First: to the Trustee, the Security Trustee and the Agents, and their agents and attorneys for amounts due under Section 7.07, including payment of all compensation, expenses and liabilities incurred, and all advances made, by the Trustee and the costs and expenses of collection;

Second: to Holders for amounts due and unpaid on the Notes for principal, premium, if any, and interest, ratably, without preference or priority of any kind, according to the amounts due and payable on the Notes for principal, premium, if any and interest, respectively; and

Third: to the Issuer or to such party as a court of competent jurisdiction shall direct.

The Trustee may fix a record date and payment date for any payment to Holders pursuant to this Section 6.10.

Section 6.11 Undertaking for Costs

In any suit for the enforcement of any right or remedy under this Indenture or in any suit against the Trustee for any action taken or omitted by it as a Trustee, a court in its discretion may require the filing by any party litigant in the suit of an undertaking to pay the costs of the suit, and the court in its discretion may assess reasonable costs, including reasonable attorneys’ fees, against any party litigant in the suit, having due regard to the merits and good faith of the claims or defenses made by the party litigant. This Section 6.11 does not apply to a suit by the Trustee, a suit by a Holder of a Note pursuant to Section 6.07, or a suit by Holders of more than 10% in aggregate principal amount of the then outstanding Notes.

Section 6.12 Restoration of Rights and Remedies

If the Trustee or any Holder has instituted any proceeding to enforce any right or remedy under this Indenture and such proceeding has been discontinued or abandoned for any reason, or has been determined adversely to the Trustee or to such Holder, then and in every such case, subject to any determination in such proceeding (which shall not for the avoidance of doubt be rendered invalid or annulled by this Section 6.12), the Issuer, the Trustee and the Holders shall be restored severally and respectively to their former positions hereunder and thereafter all rights and remedies of the Trustee and the Holders shall continue as though no such proceeding had been instituted.

Section 6.13 Rights and Remedies Cumulative

Except as otherwise provided with respect to the replacement or payment of mutilated, destroyed, lost or stolen Notes in Section 2.07 hereof, no right or remedy herein conferred upon or reserved to the Trustee or to the Holders is intended to be exclusive of any other right or remedy, and every right and remedy shall, to the extent permitted by law, be cumulative and in addition to every other right and remedy given hereunder or now or hereafter existing at law or in equity or otherwise. The assertion of any right or remedy hereunder, or otherwise, shall not prevent the concurrent assertion or employment of any other appropriate right or remedy.

ARTICLE 7.

TRUSTEE

Section 7.01 Duties of Trustee

(a) If an Event of Default has occurred and is continuing, the Trustee will exercise such of the rights and powers vested in it by this Indenture, and use the same degree of care and skill in its exercise, as a prudent person would exercise or use under the circumstances in the conduct of such person’s own affairs.

(b) Except during the continuance of an Event of Default:

(1) the duties of the Trustee will be determined solely by the express provisions of this Indenture and the Trustee need perform only those duties that are specifically set forth in this Indenture and no others, and no implied covenants or obligations shall be read into this Indenture against the Trustee; and

(2) in the absence of bad faith on its part, the Trustee may conclusively rely, as to the truth of the statements and the correctness of the opinions expressed therein, upon certificates or opinions furnished to the Trustee and conforming to the requirements of this Indenture. However, the Trustee will examine the certificates and opinions to determine whether or not they conform to the requirements of this Indenture (but need not confirm or investigate the accuracy or mathematical calculations or other facts stated therein).

(c) The Trustee may not be relieved from liabilities for its own negligent action, its own negligent failure to act, or its own willful misconduct, except that:

(1) this Section 7.01(c) does not limit the effect of Section 7.01(b);

(2) the Trustee will not be liable for any error of judgment made in good faith by a Responsible Officer, unless it is proved that the Trustee was negligent in ascertaining the pertinent facts; and

(3) the Trustee will not be liable with respect to any action it takes or omits to take in good faith in accordance with a direction received by it pursuant to Section 6.02 or Section 6.05.

(d) Whether or not therein expressly so provided, every provision of this Indenture that in any way relates to the Trustee is subject to clauses (a), (b), and (c) of this Section 7.01.

(e) No provision of this Indenture will require the Trustee to expend or risk its own funds or incur any liability. The Trustee will be under no obligation to exercise any of its rights and powers under this Indenture at the request of any Holders, unless such Holder has offered to the Trustee indemnity, security or prefunding satisfactory to the Trustee against any loss, liability or expense.

(f) The Trustee will not be liable for interest on any money received by it except as the Trustee may agree in writing with the Issuer. Money held in trust by the Trustee need not be segregated from other funds except to the extent required by law.

(g) In no event shall the Trustee or any Agent be liable for any Losses arising in regards to the Trustee or any Agent receiving or transmitting any data from the Issuer, any Authorized Person or any party to the transaction via any non-secure method of transmission or communication, such as, but without limitation, by facsimile or e-mail.

Section 7.02 Rights of Trustee

(a) The Trustee and each agent acting on its instructions may conclusively rely upon any document believed by it to be genuine and to have been signed or presented by the proper Person. The Trustee need not investigate any fact or matter stated in the document (regardless of whether any such document is subject to any monetary or other limit).

(b) Before the Trustee acts or refrains from acting, it may require an Officer’s Certificate or an Opinion of Counsel or both. The Trustee will not be liable for any action it takes or omits to take in good faith in reliance on such Officer’s Certificate or Opinion of Counsel. The Trustee may consult with counsel or any other professional advisors and the written advice of such counsel or any Opinion of Counsel will be full and complete protection from liability in respect of any action taken, suffered or omitted by it hereunder in good faith and in reliance thereon.

(c) The Trustee may act through its attorneys and agents and will not be responsible for the misconduct or negligence of any agent appointed with due care.

(d) The Trustee will not be liable for any action it takes or omits to take in good faith that it believes to be authorized or within the rights or powers conferred upon it by this Indenture.

(e) Unless otherwise specifically provided in this Indenture, any demand, request, direction or notice from the Issuer will be sufficient if signed by an Officer of the Issuer.

(f) The Trustee will be under no obligation to exercise any of the rights or powers vested in it by this Indenture at the request or direction of any of the Holders unless such Holders have offered to the Trustee indemnity or security satisfactory to it against the losses, liabilities and expenses that might be incurred by it in compliance with such request or direction.

(g) The Trustee shall have no duty to inquire as to the performance of the covenants of the Issuer and/or its Restricted Subsidiaries in Article 4. In addition, the Trustee shall not be deemed to have knowledge of any Default or Event of Default except: (1) any Event of Default occurring pursuant to Section 6.01(a)(1) or Section 6.01(a)(2) (provided it is acting as Paying Agent); and (2) any Default or Event of Default of which a Responsible Officer shall have received written notification. Delivery of reports, information and documents to the Trustee under Section 4.03 is for informational purposes only and the Trustee’s receipt of the foregoing shall not constitute constructive notice of any information contained therein or determinable from information contained therein, including the Issuer’s compliance with any of their covenants hereunder (as to which the Trustee is entitled to rely exclusively on Officer’s Certificates).

(h) The Trustee shall not have any obligation or duty to monitor, determine or inquire as to compliance, and shall not be responsible or liable for compliance with restrictions on transfer, exchange, redemption, purchase or repurchase, as applicable, of minimum denominations imposed under this Indenture or under applicable law or regulation with respect to any transfer, exchange, redemption, purchase or repurchase, as applicable, of any interest in any Notes.

(i) The rights, privileges, protections, immunities and benefits given to the Trustee, including, but not limited to, its right to be indemnified and rights to compensation, are extended to, and shall be enforceable by Deutsche Trustee Company Limited in its capacity hereunder, Deutsche Bank Trust Company Americas, and each agent, custodian and other person employed to act hereunder. Absent willful misconduct or negligence, each Paying Agent and Transfer Agent shall not be liable for acting in good faith on instructions believed by it to be genuine and from the proper party.

(j) The Trustee will not be liable to any person if prevented or delayed in performing any of its obligations or discretionary functions under this Indenture by reason of any present or future law applicable to it, by any governmental or regulatory authority or by any circumstances beyond its control.

(k) The Trustee shall not be liable for any consequential loss (being loss of business, goodwill, opportunity or profit of any kind) of the Issuer, Successor Company, the Ultimate Parent or any Restricted Subsidiary.

(l) The Trustee shall not be bound to make any investigation into the facts or matters stated in any resolution, certificate, statement, instrument, opinion, report, notice, request, direction, consent, order, bond, debenture, note, other evidence of indebtedness or other paper or document, but the Trustee, in its discretion, may make such further inquiry or investigation into such facts or matters as it may see fit, and, if the Trustee shall determine to make such further inquiry or investigation, it shall be entitled to examine the books, records and premises of the Issuer personally or by agent or attorney.

(m) In the event the Trustee receives inconsistent or conflicting requests and indemnity from two or more groups of Holders, each representing less than a majority in aggregate principal amount of the Notes then outstanding, pursuant to the provisions of this Indenture, the Trustee, in its sole discretion, may determine what action, if any, will be taken and shall not incur any liability for its failure to act until such inconsistency or conflict is, in its reasonable opinion, resolved.

(n) The Trustee may request that the Issuer delivers an Officer’s Certificate setting forth the names of the individuals and/or titles of officers authorized at such time to take specified actions pursuant to this Indenture, which Officer’s Certificate may be signed by any person authorized to sign an Officer’s Certificate, including any person specified as so authorized in any such certificate previously delivered and not superseded.

(o) In no event shall the Trustee be responsible or liable for any failure or delay in the performance of its obligations hereunder arising out of or caused by acts of war or terrorism involving the United States, the United Kingdom or any member state of the European Monetary Union or any other national or international calamity or emergency (including natural disasters or acts of God), it being understood that the Trustee shall use reasonable efforts which are consistent with accepted practices in the banking industry to resume performance as soon as practicable under the circumstances.

(p) The Trustee is not required to give any bond or surety with respect to the performance or its duties or the exercise of its powers under this Indenture or the Notes.

(q) The permissive right of the Trustee to take the actions permitted by this Indenture shall not be construed as an obligation or duty to do so.

(r) The Trustee shall have the right to accept and act upon Instructions, including with respect to fund transfers given pursuant to this Indenture and delivered using Electronic Means. If the Issuer elects to give the Trustee Instructions using Electronic Means and the Trustee in its discretion elects to act upon such Instructions, the Trustee’s understanding of such Instructions shall be deemed controlling. The Issuer understands and agrees that the Trustee cannot determine the identity of the actual sender of such Instructions and that the Trustee shall conclusively presume that directions that purport to have been sent by an Authorized Person have been sent by such Authorized Person. The Issuer shall be responsible for ensuring that only Authorized Persons transmit such Instructions to the Trustee and that the Issuer and all Authorized Persons are solely responsible to safeguard the use and confidentiality of applicable user and authorization codes, passwords and/or authentication keys upon receipt by the Issuer. The Trustee shall not be liable for any losses, costs or expenses arising directly or indirectly from the Trustee’s reliance upon and compliance with such Instructions notwithstanding such directions conflict or are inconsistent with a subsequent Written Instruction not delivered by Electronic Means. The Issuer agrees: (1) to assume all risks arising out of the use of Electronic Means to submit Instructions to the Trustee, including without limitation the risk of the Trustee acting on unauthorized Instructions, and the risk of interception and misuse by third parties; (2) that it is fully informed of the protections and risks associated with the various methods of transmitting Instructions by Electronic Means to the Trustee and that there may be more secure methods of transmitting Instructions than the method(s) selected by the Issuer; (3) that the security procedures (if any) to be followed in connection with its transmission of Instructions by Electronic Means provide to it a commercially reasonable degree of protection in light of its particular needs and circumstances; and (4) use its reasonable commercial efforts to notify the Trustee upon learning of any compromise or unauthorized use of the security procedures.

(s) The parties hereto accept that some methods of communication are not secure and neither the Trustee, the Security Trustee nor any Agent shall incur any liability for receiving Instructions via any such non-secure method. The Trustee, the Security Trustee or any Agent is authorized to comply with and rely upon any such notice, Instructions or other communications believed by it to have been sent or given by an Authorized Person or an appropriate party to the transaction (or authorized representative thereof). The Issuer or authorized officer of the Issuer shall use all reasonable efforts to ensure that Instructions transmitted to the Trustee, the Security Trustee or any Agent pursuant to this Indenture are complete and correct. Any Instructions shall be conclusively deemed to be valid Instructions from the Issuer or authorized officer of the Issuer to the Trustee, the Security Trustee or any Agent for the purposes of this Indenture.

(t) The Trustee may refrain from taking any action in any jurisdiction if the taking of such action in that jurisdiction would, in its opinion, based upon legal advice in the relevant jurisdiction, be contrary to any law of that jurisdiction or, to the extent applicable, the State of New York.

(u) At any time that the security granted pursuant to the Note Security Documents has become enforceable and the Holders have given a direction to the Trustee to enforce such security, the Trustee is not required to give any direction to the Security Trustee with respect thereto unless it has been indemnified and/or secured in accordance with Section 7.01(e). In any event, in connection with any enforcement of such security, the Trustee is not responsible for:

(1) any failure of the Security Trustee to enforce such security within a reasonable time or at all;

(2) any failure of the Security Trustee to pay over the proceeds of enforcement of the Note Collateral;

(3) any failure of the Security Trustee to realize such security for the best price obtainable;

(4) monitoring the activities of the Security Trustee in relation to such enforcement;

(5) taking any enforcement action itself in relation to such security;

(6) agreeing to any proposed course of action by the Security Trustee which could result in the Trustee incurring any liability for its own account; or

(7) paying any fees, costs or expenses of the Security Trustee.

Section 7.03 Individual Rights of Trustee

The Trustee in its individual or any other capacity may become the owner or pledgee of Notes and may otherwise deal with the Issuer or any Affiliate of the Issuer with the same rights it would have if it were not Trustee. However, in the event that the Trustee acquires any conflicting interest it must eliminate such conflict within 90 days or resign as Trustee hereunder. Any Agent may do the same with like rights and duties. The Trustee is also subject to Sections 7.10 and 7.11.

Section 7.04 Trustee’s Disclaimer

The Trustee will not be responsible for and makes no representation as to the validity or adequacy of this Indenture or the Notes, it shall not be accountable for the Issuer’s use of the proceeds from the Notes or any money paid to the Issuer or upon the Issuer’s direction under any provision of this Indenture, it will not be responsible for the use or application of any money received by any Paying Agent other than the Trustee, and it will not be responsible for any statement or recital herein or any statement in the Notes or any other document in connection with the sale of the Notes or pursuant to this Indenture other than its certificate of authentication.

Section 7.05 Notice of Defaults

If a Default occurs and is continuing and is actually known to the Trustee, the Trustee must give notice of the Default within 90 days after it occurs. Except in the case of a Default in the payment of principal of, premium, if any, interest or Additional Amounts, if any, on any Note, the Trustee may withhold notice if and so long as a committee of its Responsible Officers in good faith determines that withholding notice is in the interests of the Holders. In addition, the Company, UPC NL Holdco, any Affiliate Proceeds Loan Obligor or the Issuer is required to deliver to the Trustee, within 120 days after the end of each fiscal year, a certificate indicating whether the signers thereof know of any Default that occurred during the previous year. The Company, UPC NL Holdco, any Affiliate Proceeds Loan Obligor or the Issuer is also required to deliver to the Trustee, within 30 days after the occurrence thereof, written notice of any events of which they are aware which would constitute certain Defaults with respect to the Proceeds Loan Obligors or the Issuer, as applicable, the status of such events and what action the Company, UPC NL Holdco, any Affiliate Proceeds Loan Obligor is taking or proposing to take in respect thereof.

Section 7.06 [Reserved]

Section 7.07 Compensation and Indemnity

(a) The Issuer will pay to the Trustee from time to time compensation for its acceptance of this Indenture and services hereunder as shall be agreed from time to time between them. The Trustee’s compensation will not be limited by any law on compensation of a trustee of an express trust. In the event of being requested by the Issuer to undertake duties which the Trustee reasonably determines to be of an exceptional nature or otherwise outside the scope of the normal duties of the Trustee, the Issuer shall pay to the Trustee such additional remuneration as shall be agreed between them. The Issuer will reimburse the Trustee promptly upon request for all properly incurred disbursements, advances and expenses incurred or made by it in addition to the compensation for its services. Such expenses will include the properly incurred compensation, disbursements and expenses of the Trustee’s agents and counsel.

(b) The Issuer will indemnify the Trustee, the Security Trustee and the Agents against any and all Losses, liabilities or expenses incurred by it arising out of or in connection with the acceptance or administration of its duties under this Indenture, any Supplemental Indenture, the Notes, the Collateral Sharing Agreement, the Priority Agreement any Security Document or in any other role performed by Deutsche Trustee Company Limited under said documents, including the costs and expenses of enforcing this Indenture against the Issuer (including this Section 7.07) and defending itself against any claim (whether asserted by the Issuer, any Holder or any other Person) or liability in connection with the exercise or performance of any of its powers or duties hereunder, except to the extent any such loss, liability or expense may be attributable to its negligence or bad faith. The Trustee will notify the Issuer promptly of any claim for which it may seek indemnity. Failure by the Trustee to so notify the Issuer will not relieve the Issuer of its obligations hereunder. The Issuer will defend the claim and the Trustee will cooperate in the defense. The Trustee may have separate counsel and the Issuer will pay the reasonable fees and expenses of such counsel. The Issuer need not pay for any settlement made without its consent, which consent will not be unreasonably withheld.

(c) The obligations of the Issuer under this Section 7.07 and any claim arising hereunder shall survive the resignation or removal of any Trustee, the satisfaction and discharge of the Issuer’s obligations pursuant to Article 8 and any rejection or termination under any Bankruptcy Law, and the satisfaction and discharge of this Indenture

(d) To secure the Issuer’s payment obligations in this Section 7.07, the Trustee will have a Lien prior to the Notes on all money or property held or collected by the Trustee, except that held in trust to pay principal and interest on particular Notes. Such Lien will survive the satisfaction and discharge of this Indenture.

(e) When the Trustee incurs expenses or renders services after an Event of Default specified in Section 6.01(a)(7) occurs, the expenses and the compensation for the services (including the fees and expenses of its agents and counsel) are intended to constitute expenses of administration under any applicable Bankruptcy Law.

For the avoidance of doubt, the rights, privileges, protections, immunities and benefits given, to the Trustee in Section 7.07, including its right to be indemnified, are extended to, and shall be enforceable by the Trustee, in each of its capacities hereunder, by the Security Trustee and by each agent (including the Agents), custodian and other Person employed by the Trustee to act hereunder.

Section 7.08 Replacement of Trustee

(a) A resignation or removal of the Trustee and appointment of a successor Trustee will become effective only upon the successor Trustee’s acceptance of appointment as provided in this Section 7.08.

(b) The Trustee may resign in writing at any time and be discharged from the trust hereby created by so notifying the Issuer. The Holders of a majority in aggregate principal amount of the then outstanding Notes may remove the Trustee by so notifying the Trustee and the Issuer in writing. The Issuer may remove the Trustee if:

(1) the Trustee fails to comply with Section 7.10;

(2) the Trustee is adjudged a bankrupt or an insolvent or an order for relief is entered with respect to the Trustee under any Bankruptcy Law;

(3) a custodian or public officer takes charge of the Trustee or its property; or

(4) the Trustee becomes incapable of acting.

(c) If the Trustee resigns or is removed or if a vacancy exists in the office of Trustee for any reason, the Issuer will promptly appoint a successor Trustee. Within one year after the successor Trustee takes office, the Holders of a majority in aggregate principal amount of the then outstanding Notes may appoint a successor Trustee to replace the successor Trustee appointed by the Issuer.

(d) If a successor Trustee does not take office within 60 days after the retiring Trustee resigns or is removed, (1) the retiring Trustee, the Issuer, or the Holders of at least 10% in aggregate principal amount of the then outstanding Notes may petition any court of competent jurisdiction for the appointment of a successor Trustee; or (2) the retiring Trustee may appoint a successor Trustee at any time prior to the date on which a successor Trustee takes office; provided that such appointment shall be reasonably satisfactory to the Issuer.

(e) If the Trustee, after written request by any Holder who has been a Holder for at least six months, fails to comply with Section 7.10, such Holder may petition any court of competent jurisdiction for the removal of the Trustee and the appointment of a successor Trustee.

(f) A successor Trustee will deliver a written acceptance of its appointment to the retiring Trustee and to the Issuer. Thereupon, the resignation or removal of the retiring Trustee will become effective, and the successor Trustee will have all the rights, powers and duties of the Trustee under this Indenture. The successor Trustee will mail a notice of its succession to Holders. The retiring Trustee will promptly transfer all property held by it as Trustee to the successor Trustee; provided all sums owing to the Trustee hereunder have been paid and subject to the Lien provided for in Section 7.07. Notwithstanding replacement of the Trustee pursuant to this Section 7.08, the Issuer’s obligations under Section 7.07 will continue for the benefit of the retiring Trustee.

Section 7.09 Successor Trustee by Merger, etc.

If the Trustee consolidates, merges or converts into, or transfers all or substantially all of its corporate trust business to, another corporation, the successor corporation without any further act will be the successor Trustee.

Section 7.10 Agents; Resignation of Agents

Any Agent may resign and be discharged from its duties under this Indenture at any time by giving sixty (60) days’ prior written notice of such resignation to the Trustee and the Issuer. The Trustee or the Issuer may remove any Agent at any time by giving sixty (60) days’ prior written notice to any Agent. Upon such notice, a successor Agent shall be appointed by the Issuer, who shall provide written notice of such to the Trustee. Such successor Agent shall become the Agent hereunder upon the resignation or removal date specified in such notice. If the Issuer is unable to replace the resigning Agent within sixty (60) days after such notice, the Agent may, in its sole discretion, deliver any funds then held hereunder in its possession to the Trustee or may apply to a court of competent jurisdiction for the appointment of a successor Agent or for other appropriate relief. The properly incurred and documented costs and expenses (including its counsels’ fees and expenses) incurred by the Agent in connection with such proceeding shall be paid by the Issuer. Upon receipt of the identity of the successor Agent, the Agent shall deliver any funds then held hereunder to the successor Agent, less the Agent’s properly incurred and documented fees, costs and expenses or other obligations owed to the Agent. Upon its resignation and delivery any funds, the Agent shall be discharged of and from any and all further obligations arising in connection with this Indenture, but shall continue to enjoy the benefit of Section 7.07.

Section 7.11 Eligibility; Disqualification

There will at all times be a Trustee hereunder that is a corporation organized and doing business under the laws of the United States of America or of any state thereof, the United Kingdom or a jurisdiction in the European Union that is authorized under such laws to exercise corporate trustee power and which customarily performs such corporate trustee roles and provides such corporate trustee services in transactions similar in nature to the offering of the Notes as described in the Offering Memorandum.

ARTICLE 8.

LEGAL DEFEASANCE AND COVENANT DEFEASANCE

Section 8.01 Option to Effect Legal Defeasance or Covenant Defeasance

The Issuer may at any time, at the option of its Boards of Directors evidenced by a resolution set forth in an Officer’s Certificate, elect to have either Section 8.02 or 8.03 be applied to all outstanding Notes upon compliance with the conditions set forth below in this Article 8.

Section 8.02 Legal Defeasance and Discharge

(a) Upon the Issuer’s exercise under Section 8.01 of the option applicable to this Section 8.02, the Issuer will, subject to the satisfaction of the conditions set forth in Section 8.04, be deemed to have been discharged from its obligations with respect to all outstanding Notes, and the obligations of the Proceeds Loan Obligors will be deemed to have been discharged from their obligations under the Covenant Agreement, on the date the conditions set forth below are satisfied (hereinafter, “Legal Defeasance”). For this purpose, Legal Defeasance means that the Issuer will be deemed to have paid and discharged the entire Indebtedness represented by the outstanding Notes, which will thereafter be deemed to be “outstanding” only for the purposes of Section 8.05 and the other Sections of this Indenture referred to in clauses (1) and (2) of this Section 8.02(a), and to have satisfied all its other obligations under such Notes and this Indenture (and the Trustee, on demand of and at the expense of the Issuer, shall execute proper instruments acknowledging the same), except for the following provisions which will survive until otherwise terminated or discharged hereunder:

(1) the rights of Holders of outstanding Notes to receive payments in respect of the principal of, or interest or premium, if any, on, such Notes when such payments are due from the trust referred to in Section 8.04;

(2) the Issuer’s obligations with respect to such Notes under Article 2 and Section 4.02;

(3) the rights, powers, trusts, duties and immunities of the Trustee hereunder and the Issuer’s obligations in connection therewith; and

(4) this Article 8.

(b) Subject to compliance with this Article 8, the Issuer may exercise its option under this Section 8.02 notwithstanding the prior exercise of its option under Section 8.03.

Section 8.03 Covenant Defeasance

Upon an Issuer’s exercise under Section 8.01 of the option applicable to this Section 8.03, the Issuer will, subject to the satisfaction of the conditions set forth in Section 8.04, be released from its obligations under Sections 3.11, 4.03, 4.07, 4.08, 4.09, 4.10, 4.11, 4.12, 4.14, 4.15, 4.16, 4.17, 4.19, 4.21, 4.22, 4.23, 4.24, 4.25 and 4.26 and clauses (3) and (4) of Section 5.01(b) with respect to the outstanding Notes, and the Proceeds Loan Obligors with respect to their obligations under the Covenant Agreement, on and after the date the conditions set forth in Section 8.04 are satisfied (hereinafter, “Covenant Defeasance”), and the Notes will thereafter be deemed not “outstanding” for the purposes of any direction, waiver, consent or declaration or act of Holders (and the consequences of any thereof) in connection with such covenants, but will continue to be deemed “outstanding” for all other purposes hereunder (it being understood that such Notes will not be deemed outstanding for accounting purposes). For this purpose, Covenant Defeasance means that, with respect to the outstanding Notes, the Issuer may omit to comply with and will have no liability in respect of any term, condition or limitation set forth in any such covenant, whether directly or indirectly, by reason of any reference elsewhere herein to any such covenant or by reason of any reference in any such covenant to any other provision herein or in any other document and such omission to comply will not constitute a Default or an Event of Default under Section 6.01(a), but, except as specified above, the remainder of this Indenture and such Notes will be unaffected thereby. In addition, upon an Issuer’s exercise under Section 8.01 of the option applicable to this Section 8.03, subject to the satisfaction of the conditions set forth in Section 8.04, Section 6.01(a)(4) through 6.01(a)(7) (with respect to clause (7), only with respect to Significant Subsidiaries) and 6.01(a)(8) will not constitute Events of Default.

Section 8.04 Conditions to Legal or Covenant Defeasance

(a) In order to exercise either Legal Defeasance or Covenant Defeasance under either Section 8.02 or 8.03:

(1) the Issuer must irrevocably deposit in trust (the “defeasance trust”) with the Trustee (or an agent nominated by the Trustee for such purpose) U.S. dollars, U.S. dollar-denominated U.S. Government Obligations or a combination thereof for the payment of principal, premium, if any, interest and Additional Amounts, if any, on the Notes to redemption or maturity, as the case may be;

(2) in the case of an election under Section 8.02, the Issuer must deliver to the Trustee an Opinion of Counsel (subject to customary exceptions and exclusions) confirming that:

(A) the Issuer has received from, or there has been published by, the Internal Revenue Service a ruling; or

(B) since the Issue Date, there has been a change in the applicable federal income tax law,

in either case to the effect that, and based thereon such Opinion of Counsel (subject to customary exceptions and exclusions) shall confirm that, the Holders of the outstanding Notes will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such Legal Defeasance and will be subject to U.S. federal income tax on the same amount and in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred. In the case of legal defeasance only, such Opinion of Counsel must be based on a ruling of the U.S. Internal Revenue Service or other change in applicable U.S. federal income tax law;

(3) in the case of an election under Section 8.03, the Issuer must deliver to the Trustee an Opinion of Counsel (subject to customary exceptions and exclusions) confirming that the Holders of the outstanding Notes will not recognize income, gain or loss for United States Federal income tax purposes as a result of such Covenant Defeasance and will be subject to United States Federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

(4) no Default or Event of Default shall have occurred and be continuing on the date of such deposit (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit) and the deposit will not result in a breach or violation of, or constitute a default under, any other instrument to which the Issuer, UPC NL Holdco, any Affiliate Proceeds Loan Obligor or the Company is a party or by which the Issuer, UPC NL Holdco, any Affiliate Proceeds Loan Obligor or the Company is bound;

(5) such Legal Defeasance or Covenant Defeasance will not result in a breach or violation of, or constitute a default under, any material agreement or instrument (other than this Indenture) to which the Company, UPC NL Holdco, any Affiliate Proceeds Loan Obligor or any of its Subsidiaries is a party or by which the Company, UPC NL Holdco, any Affiliate Proceeds Loan Obligor or any of its Subsidiaries is bound;

(6) the Issuer must deliver to the Trustee an Officer’s Certificate stating that the deposit was not made by the Issuer with the intent of preferring the Holders over the other creditors of an Issuer with the intent of defeating, hindering, delaying or defrauding any creditors of an Issuer or others; and

(7) the Issuer must deliver to the Trustee an Officer’s Certificate and an Opinion of Counsel, each stating that all conditions precedent relating to the Legal Defeasance or the Covenant Defeasance have been complied with.

Section 8.05 Deposited Money and Government Obligations to be Held in Trust; Other Miscellaneous Provisions

(a) Subject to Section 8.06, all money, all U.S. Government Obligations (including the proceeds thereof) deposited with the Trustee (or other qualifying trustee, collectively for purposes of this Section 8.05, the “Trustee”) pursuant to Section 8.04 in respect of the outstanding Notes will be held in trust and applied by the Trustee, in accordance with the provisions of such Notes and this Indenture, to the payment, either directly or through any Paying Agent (including any Issuer acting as Paying Agent) as the Trustee may determine, to the Holders of such Notes of all sums due and to become due thereon in respect of principal, premium, if any, and interest, but such money need not be segregated from other funds except to the extent required by law.

(b) The Issuer will pay and indemnify the Trustee against any tax, fee or other charge imposed on or assessed against the cash in U.S. dollars or against the U.S. Government Obligations deposited pursuant to Section 8.04 or the principal and interest received in respect thereof other than any such tax, fee or other charge which by law is for the account of the Holders of the outstanding Notes.

(c) Notwithstanding anything in this Article 8 to the contrary, the Trustee will deliver or pay to the Issuer from time to time upon the request of the Issuer any money, non-callable U.S. dollar-denominated U.S. Government Obligations held by it as provided in Section 8.04 which, in the opinion of an Independent Financial Advisor expressed in a written certification thereof delivered to the Trustee (which may be the opinion delivered under Section 8.04(a)(1)), are in excess of the amount thereof that would then be required to be deposited to effect an equivalent Legal Defeasance or Covenant Defeasance.

Section 8.06 Repayment to Issuer

Any money deposited with the Trustee or any Paying Agent, or then held by the Issuer, in trust for the payment of the principal of, premium, if any, or interest on, any Note and remaining unclaimed for two years after such principal, premium, if any, or interest has become due and payable shall be paid to the Issuer on its request or (if then held by an Issuer) will be discharged from such trust; and the Holder of such Note will thereafter be permitted to look only to the Issuer for payment thereof, and all liability of the Trustee or such Paying Agent with respect to such trust money, and all liability of the Issuer as trustee thereof, will thereupon cease; provided, however, that the Trustee or such Paying Agent, before being required to make any such repayment, may (without an obligation to do so) at the expense of the Issuer cause to be published once, in a leading newspaper having general circulation in London, notice that such money remains unclaimed and that, after a date specified therein, which will not be less than 30 days from the date of such notification or publication, any unclaimed balance of such money then remaining will be repaid to the Issuer.

Section 8.07 Reinstatement

If the Trustee or any Paying Agent is unable to apply any U.S. dollar or U.S. dollar-denominated non-callable U.S. Government Obligations in accordance with Section 8.02 or 8.03, as the case may be, by reason of any order or judgment of any court or governmental authority enjoining, restraining or otherwise prohibiting such application, then the Issuer’s obligations under this Indenture and the Notes will be revived and reinstated as though no deposit had occurred pursuant to Section 8.02 or 8.03 until such time as the Trustee or Paying Agent is permitted to apply all such money in accordance with Section 8.02 or 8.03, as the case may be; provided, however, that, if the Issuer make any payment of principal of, premium, if any, or interest on, any Note following the reinstatement of its obligations, the Issuer will be subrogated to the rights of the Holders of such Notes to receive such payment from the money held by the Trustee or Paying Agent.

ARTICLE 9.

AMENDMENT, SUPPLEMENT AND WAIVER

Section 9.01 Without Consent of Holders

(a) Subject to Section 9.03 and notwithstanding Section 9.02 of this Indenture, without the consent of any Holder, this Indenture, the Notes, the Covenant Agreement, the Note Security Documents, the Collateral Sharing Agreement, any Additional Collateral Sharing Agreement, the Proceeds Loans, the Proceeds Loan Agreement, the Proceeds Loan Guarantees, the Proceeds Loan Collateral Documents, the Priority Agreement and any Additional Priority Agreement may be amended to:

(1) cure any ambiguity, omission, manifest error, defect or inconsistency;

(2) provide for the assumption by a Successor Company of the obligations of the Company, UPC NL Holdco, any Affiliate Proceeds Loan Obligor or another Proceeds Loan Obligor under the Covenant Agreement, the Priority Agreement, any Additional Priority Agreement and the Proceeds Loan Collateral Documents;

(3) provide for uncertificated Notes (in registered form) in addition to or in place of certificated Notes;

(4) add guarantees with respect to the Notes or the Proceeds Loans;

(5) secure the Notes or the Proceeds Loans or enter into additional or supplemental Note Security Documents or Proceeds Loan Collateral Documents;

(6) add to the covenants of the Issuer or the Proceeds Loan Obligors for the benefit of the Holders or the Issuer as lender under the Proceeds Loans, or surrender any right or power conferred upon the Issuer under this Indenture, the Notes or the Note Security Documents or conferred upon a Proceeds Loan Obligor under the Proceeds Loans, the Covenant Agreement or the Proceeds Loan Collateral Documents;

(7) make any change that does not adversely affect the rights of any Holder in any material respect;

(8) release the Note Collateral or the Proceeds Loan Collateral as provided by the terms of this Indenture;

(9) provide for the issuance of Additional Notes or Additional Proceeds Loans in accordance with the terms of this Indenture;

(10) give effect to Permitted Issuer Liens and Permitted Collateral Liens;

(11) release any Proceeds Loan Guarantee in accordance with the terms of this Indenture;

(12) evidence and provide for the acceptance of the appointment of a successor Trustee or Security Trustee under this Indenture;

(13) to the extent reasonably required to allow for the Related Transactions;

(14) to the extent necessary to grant a Lien for the benefit of any Person; provided that the granting of such Lien is permitted by this Indenture, the Note Security Documents or the Proceeds Loan Collateral Documents;

(15) make any amendment to the provisions of this Indenture relating to the transfer and legending of Notes as permitted by this Indenture, including, without limitation to facilitate the issuance and administration of the Notes; provided, however, that (a) compliance with this Indenture as so amended would not result in Notes being transferred in violation of the Securities Act or any applicable securities law and (b) such amendment does not materially and adversely affect the rights of Holders to transfer Notes;

(16) conform the text of this Indenture, the Notes, the Covenant Agreement, the Note Security Documents, the Collateral Sharing Agreement, any Additional Collateral Sharing Agreement, the Proceeds Loan, the Proceeds Loan Guarantees, the Proceeds Loan Collateral Documents, the Priority Agreement and any Additional Priority Agreement, to any provision of the Description of the Notes to the extent that such provision in the “Description of the Notes” section of the Offering Memorandum to the extent that such provision in the “Description of the Notes” section of the Offering Memorandum was intended to be a verbatim recitation of this Indenture, the Notes, the Collateral Sharing Agreement, the Priority Agreement or the Note Security Documents or the Proceeds Loan Collateral Documents; or

(17) comply with Section 5.01 hereof;

(18) give effect to any amendment to the Priority Agreement that is permitted under the 2014 Senior Facility Agreement (as in effect on the Issue Date), including to provide for the release of the Asset Collateral in accordance with the terms of the 2014 Senior Facility Agreement (as in effect on the Issue Date);

(19) provide for a reduction in the minimum denominations of the relevant series of Notes; provided that such reduction would not result in a breach of applicable securities laws or in a requirement to produce a prospectus or otherwise register the Notes with any regulatory authority in connection with any investment therein or resale thereof; or

(20) comply with the rules of any applicable securities depositary

(b) the Trustee shall be entitled to require and rely absolutely on such evidence as it deems appropriate, including an Opinion of Counsel and an Officer’s Certificate of the Issuer, the Company, UPC NL Holdco, or any Affiliate Proceeds Loan Obligor, as applicable.

(c) The consent of the Holders is not necessary under this Indenture to approve the particular form of any proposed amendment. It is sufficient if such consent approves the substance of the proposed amendment. A consent to any amendment or waiver under this Indenture by any Holder of Notes given in connection with a tender of such Holder’s Notes will not be rendered invalid by such tender. For so long as the Notes are listed on the Irish Stock Exchange and the guidelines of such Stock Exchange so require, the Company, UPC NL Holdco, any Affiliate Proceeds Loan Obligor or the Issuer will notify the Irish Stock Exchange of any such amendment, supplement and waiver.

(d) Upon the request of the Issuer accompanied by a resolution of their respective Board of Directors authorizing the execution of any such amended or supplemental Indenture, and upon receipt by the Trustee of the documents described in Section 7.02, the Trustee will join with the Issuer in the execution of any amended or supplemental indenture authorized or permitted by the terms of this Indenture and to make any further appropriate agreements and stipulations that may be therein contained, but the Trustee will not be obligated to enter into such amended or supplemental indenture that adversely affects its own rights, duties or immunities under this Indenture or otherwise.

Section 9.02 With Consent of Holders

Subject to Section 9.03 and except as provided below in this Section 9.02, the Issuer and the Trustee may amend or supplement this Indenture (including, without limitation, Section 3.11, 4.10 and 4.14), the Notes, the Covenant Agreement, the Note Security Documents, the Collateral Sharing Agreement, any Additional Collateral Sharing Agreement, the Proceeds Loans or the Proceeds Loan Agreement (only to the extent consent of Holders is required), the Proceeds Loan Guarantees, the Proceeds Loan Collateral Documents, the Priority Agreement and any Additional Priority Agreement and with the consent of the Holders of at least a majority in aggregate principal amount of the then outstanding Notes (including, without limitation, Additional Notes, if any) voting as a single class (including, without limitation, consents obtained in connection with a purchase of, or a tender offer or exchange offer for, the Notes), and, subject to Sections 6.04 and 6.07, any existing Default or Event of Default (other than a Default or Event of Default in the payment of the principal of, premium, if any, or interest on, the Notes, except a payment default resulting from an acceleration that has been rescinded) or compliance with any provision of this Indenture or the Notes may be amended or supplemented with the consent of the Holders of a majority in aggregate principal amount of the then outstanding Notes (including, without limitation, Additional Notes, if any) voting as a single class (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for the Notes).

Upon the request of the Issuer accompanied by a resolution of its Board of Directors authorizing the execution of any such amended or supplemental Indenture, and upon the filing with the Trustee of evidence satisfactory to the Trustee of the consent of the Holders as aforesaid, and upon receipt by the Trustee of the documents described in Section 7.02, the Trustee will join with the Issuer in the execution of such amended or supplemental Indenture unless such amended or supplemental indenture directly adversely affects the Trustee’s own rights, duties or immunities under this Indenture or otherwise, in which case the Trustee may in its discretion, but will not be obligated to, enter into such amended or supplemental Indenture.

It is not necessary for the consent of the Holders under this Section 9.02 to approve the particular form of any proposed amendment, supplement or waiver, but it is sufficient if such consent approves the substance thereof.

Any past default or compliance with any provisions of this Indenture, the Notes, the Covenant Agreement, the Note Security Documents, the Collateral Sharing Agreement, any Additional Collateral Sharing Agreement, the Proceeds Loans, the Proceeds Loan Agreement, the Proceeds Loan Guarantees, the Proceeds Loan Collateral Documents, the Priority Agreement and any Additional Priority Agreement may be waived with the consent of the Holders of a majority in aggregate principal amount of the Notes then outstanding voting as a single class (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, Notes). However, without the consent of the Holders of at least 90% of the aggregate principal amount of then outstanding Notes, an amendment, supplement or waiver under this Section 9.02 may not:

(1) reduce the principal amount of Notes whose Holders must consent to an amendment or waiver;

(2) reduce the stated rate of or extend the stated time for payment of interest or Additional Amounts on any Note;

(3) reduce the principal of or extend the Stated Maturity of any Note;

(4) whether through an amendment or waiver of provisions in the covenants, definitions or otherwise (i) reduce the premium payable upon the redemption of any Note or change the time at which any Note may be redeemed under Section 3.07 (other than the notice provisions), (ii) reduce the premium payable upon repurchase of any Note or change the time at which any Note is to be repurchased pursuant to Section 3.11, Section 4.10 or Section 4.14, at any time after the obligation to repurchase has arisen, or (iii) change any provision relating to the redemption of the Notes pursuant to Section 3.08 or Section 3.13;

(5) make any Note payable in money other than that stated in the Note (except to the extent the currency stated in the Note has been succeeded or replaced pursuant to applicable law);

(6) impair the right of any Holder to receive payment of, premium, if any, principal of or interest or Additional Amounts, if any, on such Holder’s Notes on or after the due dates therefor or to institute suit for the enforcement of any payment on or with respect to such Holder’s Notes; or

(7) make any change to this Section 9.02.

In addition, without the consent of at least 75% in aggregate principal amount of Notes then outstanding, no amendment or supplement may:

(8) release any Proceeds Loan Guarantor from any of its obligations under its Proceeds Loan Guarantee or modify any Proceeds Loan Guarantee, except, in each case, in accordance with the terms of this Indenture and the Priority Agreement; or

(9) modify any Note Security Document or any Proceeds Loan Collateral Document or the provisions in this Indenture dealing with the Note Security Documents, the Proceeds Loan Collateral Documents or application of trust moneys in any manner, taken as a whole, materially adverse to the Holders or otherwise release all or substantially all of the Note Collateral or the Proceeds Loan Collateral other than pursuant to the terms of the Note Security Documents, the Proceeds Loan Collateral Documents, the Collateral Sharing Agreement, any Additional Collateral Sharing Agreement, the Priority Agreement, any Additional Priority Agreement, as applicable, or as otherwise permitted by this Indenture.

Section 9.03 Specified Consents and Amendments

In the event that the Issuer, as lender under the Proceeds Loans, is eligible or required to vote (or otherwise consent) (including with respect to any enforcement decision) with respect to any matter arising from time to time under the Priority Agreement or any Additional Priority Agreement in which all other creditors under the Priority Agreement or any Additional Priority Agreement are eligible or required to vote (or otherwise consent), the Issuer shall vote, or otherwise provide or withhold any consent or instruction (the “Instructing Group Consent”) as directed by the “Instructing Group” as defined in, an in accordance with, the Collateral Sharing Agreement and any Additional Collateral Sharing Agreement. If applicable, the Issuer shall solicit votes (or other consents or instructions) from Holders with respect to any Instructing Group Consent.

Section 9.04 Revocation and Effect of Consents

Until an amendment, supplement or waiver becomes effective, a consent to it by a Holder of a Note is a continuing consent by the Holder of a Note and every subsequent Holder of a Note or portion of a Note that evidences the same debt as the consenting Holder’s Note, even if notation of the consent is not made on any Note. However, any such Holder of a Note or subsequent Holder of a Note may revoke the consent as to its Note if the Trustee receives written notice of revocation before the date the amendment, supplement or waiver becomes effective. An amendment, supplement or waiver becomes effective in accordance with its terms and thereafter binds every Holder.

Section 9.05 Notation on or Exchange of Notes

The Trustee may place an appropriate notation about an amendment, supplement or waiver on any Note thereafter authenticated. The Issuer in exchange for all Notes may issue and the Authenticating Agent shall, upon receipt of an Authentication Order, authenticate new Notes that reflect the amendment, supplement or waiver.

Failure to make the appropriate notation or issue a new Note will not affect the validity and effect of such amendment, supplement or waiver.

Section 9.06 Trustee to Sign Amendments, etc.

The Trustee will sign any amended or supplemental Indenture authorized pursuant to this Article 9 if the amendment or supplement does not adversely affect the rights, duties, liabilities or immunities of the Trustee. The Issuer may not sign an amended or supplemental Indenture until the Board of Directors of the Issuer approves it. In executing any amended or supplemental Indenture, the Trustee will be entitled to receive and (subject to Section 7.01) will be fully protected in relying upon, in addition to the documents required by Section 14.03, an Officer’s Certificate and an Opinion of Counsel stating that the execution of such amended or supplemental Indenture is authorized or permitted by or not in breach of this Indenture and that such amendment is the legal, valid and binding obligation of the Issuer enforceable against them in accordance with its terms, subject to customary exceptions, and complies with the provisions of this Indenture.

ARTICLE 10.

GUARANTEES

Section 10.01 Releases.

The Proceeds Loan Borrowers will not cause or permit, directly or indirectly, any Proceeds Loan Guarantee to be released other than:

(1) upon the sale or other disposition of all or substantially all of the Capital Stock of the relevant Proceeds Loan Guarantor pursuant to an Enforcement Sale;

(2) upon the sale or other disposition (including through merger or consolidation but other than pursuant to an Enforcement Sale) in compliance with this Indenture of the Capital Stock of the relevant Proceeds Loan Guarantor (whether directly or through the disposition of a parent thereof), following which transaction such Proceeds Loan Guarantor is no longer a Restricted Subsidiary or Affiliate Subsidiary (other than a sale or other disposition to the Company, UPC NL Holdco, any Affiliate Proceeds Loan Obligor or a Restricted Subsidiary);

(3) in the case of a Proceeds Loan Guarantor that is prohibited or restricted by applicable law from guaranteeing the Proceeds Loans (other than customary legal and contractual limitations on the Proceeds Loan Guarantee of such Proceeds Loan Guarantor substantially similar to those provided for in the Proceeds Loans or this Indenture in respect of the Proceeds Loan Guarantees), provided that such Proceeds Loan Guarantee will be released as a whole or in part to the extent it is necessary to achieve compliance with such prohibition or restriction;

(4) if any Restricted Subsidiary that is a Proceeds Loan Guarantor is designated as an Unrestricted Subsidiary in accordance with Section 4.07;

(5) upon Legal Defeasance, Covenant Defeasance or satisfaction and discharge of the Notes and this Indenture as provided in Articles 8 or 12, respectively;

(6) with respect to an Additional Proceeds Loan Guarantee given pursuant to Section 4.15, upon release of the guarantee that gave rise to the requirement to issue such Additional Proceeds Loan Guarantee so long as no Event of Default would arise as a result and no other Indebtedness that would give rise to an obligation to give an Additional Proceeds Loan Guarantee is at that time guaranteed by the relevant Proceeds Loan Guarantor;

(7) as a result of a transaction permitted by, and in compliance with Section 5.01;

(8) if such Proceeds Loan Guarantor is an Affiliate Subsidiary and such Affiliate Subsidiary becomes a Subsidiary of or is merged into or with the Company, UPC NL Holdco, any Affiliate Proceeds Loan Obligor, another Restricted Subsidiary of the Company, UPC NL Holdco or any Affiliate Proceeds Loan Obligor which is not an Affiliate Subsidiary, any Affiliate Proceeds Loan Obligor or a Proceeds Loan Guarantor;

(9) as described under Article 9; or

(10) upon the full and final payment and performance of all obligations of the Issuer this Indenture and the Notes.

Section 10.02 Affiliate Proceeds Loan Obligor and Affiliate Subsidiaries

The Company and/or UPC NL Holdco may from time to time designate an Affiliate as an Affiliate Proceeds Loan obligor (each an “Affiliate Proceeds Loan Obligor”) by causing it to execute and deliver to the Issuer an accession agreement to the Proceeds Loan Agreement whereby such Affiliate Proceeds Loan Obligor will provide a Proceeds Loan Guarantee (the “Affiliate Proceeds Loan Obligor Guarantee”) and accede as an Affiliate Proceeds Loan Obligor (the “Affiliate Proceeds Loan Obligor Accession”), provided that, prior to or immediately after giving effect to such transaction, no Default or Event of Default shall have occurred and be continuing.

On the JV Escrow Release Date (if it occurs), Vodafone Holdco I will be designated as an Affiliate Proceeds Loan Obligor.

Concurrently with any Affiliate Proceeds Loan Obligor Accession, the Parent of such Affiliate Proceeds Loan Obligor will enter into a pledge of all of the issued Capital Stock of such Affiliate Proceeds Loan Obligor (which will rank pari passu with the Proceeds Loan Collateral taking into account the Priority Agreement) as security for any Affiliate Proceeds Loan Obligor Guarantee. In this Indenture, references to any Affiliate Proceeds Loan Obligor include all Affiliate Proceeds Loan Obligors so designated from time to time.

ARTICLE 11.

SECURITY

Section 11.01 Note Security Documents

The due and punctual payment of the principal of and premium, interest and Additional Amounts, if any, on the Notes when and as the same shall be due and payable, whether on an Interest Payment Date, at maturity, by acceleration, repurchase, redemption or otherwise, and interest on the overdue principal of and interest and Additional Amounts (to the extent permitted by law), if any, on the Notes, and performance of all other monetary obligations of the Issuer to the Holders or the Trustee under this Indenture or the Notes, according to the terms hereunder or thereunder, are secured as provided in the Note Security Documents, the Collateral Sharing Agreement and any Additional Collateral Sharing Agreement. Each Holder of Notes, by its acceptance thereof, consents and agrees to the terms of the Note Security Documents, the Collateral Sharing Agreement and any Additional Collateral Sharing Agreement as the same may be in effect or may be amended from time to time in accordance with their terms, and authorizes and directs the Trustee and the Security Trustee to enter into the Note Security Documents, the Collateral Sharing Agreement and any Additional Collateral Sharing Agreement and to perform their respective obligations and exercise their respective rights thereunder in accordance therewith. The Issuer will deliver to the Trustee copies of all documents delivered to the Security Trustee pursuant to the Note Security Documents, the Collateral Sharing Agreement and any Additional Collateral Sharing Agreement. The Issuer will take, upon request of the Trustee or the Security Trustee, any and all actions reasonably required to cause the Note Security Documents, the Collateral Sharing Agreement and any Additional Collateral Sharing Agreement to create and maintain, as security for the Obligations of the Issuer hereunder, a valid and enforceable perfected Lien in and on the relevant Note Collateral in favor of the Security Trustee.

Section 11.02 Release of the Note Collateral

The Liens on the Note Collateral will be automatically and unconditionally released:

(1) upon the full and final payment and performance of all obligations of the Issuer under this Indenture and the Notes;

(2) to release and/or re-take a Lien on the Note Collateral to the extent otherwise permitted by the terms of this Indenture (including, without limitation, as may be permitted by Section 4.17;

(3) with the consent of Holders of at least seventy-five percent (75%) in aggregate principal amount of the Notes (including without limitation, consents obtained in connection with a tender offer or exchange offer for, or purchase of, the Notes);

(4) following an Event of Default under this Indenture or a default under other Indebtedness secured by the Note Collateral, pursuant to an enforcement in accordance with the Collateral Sharing Agreement;

(5) upon Legal Defeasance, Covenant Defeasance or satisfaction and discharge of the Notes as provided in Articles 8 or 12, respectively; or

(6) upon consummation of the Ziggo Group Assumption in accordance with Section 4.27.

In addition, the security interests created by the Note Security Documents will be released in accordance with the Note Security Documents, the Collateral Sharing Agreement and any Additional Collateral Sharing Agreement.

In addition, the Trustee shall, at the request of the Issuer upon having provided the Trustee an Officer’s Certificate certifying compliance with this Section 11.02, release the relevant security interest created by the Note Security Documents pursuant to an appropriate instrument evidencing such release upon the Legal Defeasance or Covenant Defeasance or satisfaction and discharge of the Notes as provided in Article 8 or Article 12.

Subject to the provisions of Section 7.01 and 7.02, upon certification by the Issuer, the Trustee and the Security Trustee shall take all necessary actions, including the granting of releases or waivers under the Collateral Sharing Agreement, or any Additional Collateral Sharing Agreement, to effectuate any release in accordance with these provisions, subject to customary protections and indemnifications to the satisfaction of the Trustee and the Security Trustee. The Security Trustee and/or Trustee (as applicable) will agree to any release of the security interests created by the Note Security Documents that is in accordance with this Indenture, the Note Security Documents, the Collateral Sharing Agreement and any Additional Collateral Sharing Agreement without requiring any consent of the Holders.

Section 11.03 Release of Proceeds Loan Collateral

The Proceeds Loan Collateral will be automatically and unconditionally released and discharged:

(1) upon the sale or other disposition of any Proceeds Loan Collateral pursuant to an Enforcement Sale;

(2) if the Proceeds Loan Collateral is the Capital Stock of, or an asset of, a Proceeds Loan Guarantor or any of its Subsidiaries, in connection with any sale or disposition of Capital Stock of that Proceeds Loan Guarantor or Subsidiary to a Person that is not (either before or after giving effect to such transaction) the Company, UPC NL Holdco, any Affiliate Proceeds Loan Obligor or a Restricted Subsidiary, provided that such sale or disposition is in compliance with this Indenture, including Section 4.10, or if the applicable Subsidiary of which such Capital Stock or assets are pledged is designated as an Unrestricted Subsidiary in compliance with Section 4.07;

(3) to release and/or re-take any Lien under the Proceeds Loan Collateral Documents to the extent otherwise permitted by the terms of this Indenture, the Proceeds Loan Collateral Documents or the Priority Agreement;

(4) if the Proceeds Loan Collateral is owned by a Proceeds Loan Guarantor that is released from its Proceeds Loan Guarantee in accordance with the terms of this Indenture;

(5) as described in Article 9;

(6) in connection with a transfer of any property or assets subject to any security interests to the extent required to consummate all or any part of the Ziggo Group Combination; provided that the transferee of such property or assets grants, or has granted, security interests over such property and assets (having the same ranking as prior to such transfer taking the Priority Agreement into account) to the Security Agent substantially concurrently with the consummation of such transfer (other than with respect to any pledges of shares or partnership interests of a non-surviving entity);

(7) in connection with Section 5.01; provided that any other Lien on such property or assets that secures any other Indebtedness of the Company, UPC NL Holdco or any Affiliate Proceeds Loan Obligor is simultaneously released;

(8) in connection with (i) any transfer of the Capital Stock of the Company, UPC NL Holdco, any Affiliate Proceeds Loan Obligor or a Restricted Subsidiary, or (ii) issuance of new Capital Stock of the Company, UPC NL Holdco, any Affiliate Proceeds Loan Obligor or a Restricted Subsidiary, in each of (i) and (ii) pursuant to the Holdco Restructuring; provided that the transferee of the Capital Stock of the Company, UPC NL Holdco, any Affiliate Proceeds Loan Obligor or a Restricted Subsidiary grants a pledge over the Capital Stock of the Company, UPC NL Holdco, any Affiliate Proceeds Loan Obligor or a Restricted Subsidiary (having the same ranking as prior to such transfer taking the Priority Agreement into account) held by such transferee for the benefit of the holders of the Notes substantially concurrently with the consummation of such transfer;

(9) with the consent of Holders of at least seventy-five percent (75%) in aggregate principal amount of the Notes (including, without limitation, consents obtained in connection with a tender offer or exchange offer for, or purchase of, the Notes);

(10) if the Proceeds Loan Collateral is assets at such time as those assets are transferred to a Receivables Entity pursuant to a Qualified Receivables Transaction, and with respect to any Securitization Obligation that is transferred, in one or more transactions, to a Receivables Entity; and

(11) upon the full and final payment and performance of all obligations of the Issuer under this Indenture and the Notes.

In addition, the Liens created by the Proceeds Loan Collateral Documents will be released in accordance with the Proceeds Loan Collateral Documents and the Priority Agreement.

Section 11.04 Authorization of Actions to Be Taken by the Security Trustee

Subject to the provisions of Section 7.01 and 7.02, the Security Trustee may, at the direction and for the benefit of the Trustee or the requisite Holders, take all actions it deems necessary or appropriate in order to:

(1) enforce any of the terms of the Note Security Documents;

(2) release any Lien created by any Note Security Document or Guarantees in accordance with the terms of this Indenture or the Intercreditor; and

(3) collect and receive any and all amounts payable in respect of the obligations of any Issuer or Guarantor hereunder.

The Security Trustee, at the direction and for the benefit of the Trustee or the requisite Holders, will have power to institute and maintain such suits and proceedings as it may deem expedient to prevent any impairment of the Collateral by any acts that may be unlawful or in violation of the Note Security Documents, the Collateral Sharing Agreement,

any Additional Collateral Sharing Agreement, the Priority Agreement, any Additional Priority Agreement or this Indenture, and such suits and proceedings as the Security Trustee may deem expedient to preserve or protect its interests and the interests of the Holders in the Collateral (including power to institute and maintain suits or proceedings to restrain the enforcement of or compliance with any legislative or other governmental enactment, rule or order that may be otherwise invalid if the enforcement of, or compliance with, such enactment, rule or order would impair the security interest hereunder or be prejudicial to the interests of the Holders or of the Trustee).

Notwithstanding any other provision of this Indenture, neither the Trustee nor the Security Trustee has any responsibility for the validity, perfection, priority or enforceability of any Lien, Security Document or other security interest and shall have no obligation to take any action to procure or maintain such validity, perfection, priority or enforceability.

Section 11.05 Authorization of Receipt of Funds by the Security Trustee Under the Note Security Documents

The Security Trustee is authorized to receive any funds for the benefit of the Holders distributed under the Note Security Documents, and to make further distributions of such funds to the Trustee, for further distribution to the Holders according to the provisions of this Indenture and the Note Security Documents. All such payments to the Security Trustee, or upon its order, shall be valid and, to the extent of the same so paid, effective to satisfy and discharge the liability for moneys payable under the Notes, this Indenture and the Note Security Documents.

Section 11.06 Waiver of subrogation

Each Issuer and Grantor under the Note Security Documents agrees that it shall not exercise any right of subrogation in relation to the Holders in respect of any obligations secured pursuant to the Note Security Documents until payment in full of all obligations secured thereby.

Section 11.07 Termination of Security Interest

Upon the payment in full of all obligations of the Issuer under this Indenture and the Notes, or upon Legal Defeasance, the Trustee will, at the request of the Issuer, deliver a certificate to the Security Trustee stating that such obligations have been paid in full, and instruct the Security Trustee to release the Liens pursuant to this Indenture and the Note Security Documents.

ARTICLE 12.

SATISFACTION AND DISCHARGE

Section 12.01 Satisfaction and Discharge

(a) This Indenture, the Note Security Documents, the Covenant Agreement, and, subject to Section 7.07, the rights, duties and obligations of the Trustee and the Holders under the Collateral Sharing Agreement or any Additional Collateral Sharing Agreement will be discharged and will cease to be of further effect as to all Notes issued hereunder, when:

(1) either:

(A) all Notes that have been authenticated, except lost, stolen or destroyed Notes that have been replaced or paid and Notes for whose payment money has been deposited in trust and thereafter repaid to the Issuer, have been delivered to a Paying Agent or Registrar for cancellation; or

(B)(i) all Notes that have not been delivered to a Paying Agent or Registrar for cancellation (a) have become due and payable by reason of the mailing or delivery of a notice of redemption or otherwise or (b) will become due and payable within one year and (ii) the Issuer has irrevocably deposited or caused to be deposited with the Trustee as trust funds in trust solely for the benefit of the Holders, cash, Cash Equivalents, U.S. Government Obligations or a combination thereof, in each case, denominated in U.S. dollars, in amounts as will be sufficient, without consideration of any reinvestment of interest, to pay and discharge the entire Indebtedness on the Notes not delivered to a Paying Agent or Registrar for cancellation for principal, premium and Additional Amounts (if any) and accrued interest to the date of maturity or redemption;

(2) the Issuer has paid or caused to be paid all other amounts (other than those paid or deposited or caused to be deposited in accordance with clause (1) of this Section 12.01(a)) payable by it under this Indenture; and

(3) the Issuer has delivered irrevocable instructions to the Trustee under this Indenture to apply the deposited money toward the payment of the Notes at maturity or on the Redemption Date, as the case may be.

(b) In addition, the Issuer must deliver to the Trustee an Officer’s Certificate and an Opinion of Counsel, in each case stating that all conditions precedent to satisfaction and discharge have been satisfied.

(c) Notwithstanding the satisfaction and discharge of this Indenture if money has been deposited with the Trustee pursuant to Section 12.01(a)(1)(B), the provisions of Sections 11.02 and 8.06 will survive. In addition, nothing in this Section 12.01 will be deemed to discharge those provisions of Section 7.07, that, by their terms, survive the satisfaction and discharge of this Indenture.

Section 12.02 Application of Trust Money

Subject to the provisions of Section 8.06, all money deposited with the Trustee pursuant to Section 12.01 shall be held in trust and applied by it, in accordance with the provisions of the Notes and this Indenture, to the payment, either directly or through any Paying Agent (including any Issuer acting as its own Paying Agent) as the Trustee may determine, to the Persons entitled thereto, of the principal (and premium, if any) and interest for whose payment such money has been deposited with the Trustee; but such money need not be segregated from other funds except to the extent required by law.

If the Trustee or Paying Agent is unable to apply U.S. dollars or U.S. dollar-denominated non-callable U.S. Government Obligations in accordance with Section 12.01 by reason of any legal proceeding or by reason of any order or judgment of any court or governmental authority enjoining, restraining or otherwise prohibiting such application, the Issuer’s obligations under this Indenture and the Notes shall be revived and reinstated as though no deposit had occurred pursuant to Section 12.01; provided that if the Issuer has made any payment of principal of, premium, if any, or interest on, any Notes because of the reinstatement of its obligations, the Issuer shall be subrogated to the rights of the Holders of such Notes to receive such payment from U.S. dollars or U.S. dollar-denominated non-callable U.S. Government Obligations held by the Trustee or Paying Agent.

ARTICLE 13.

LIMITED RECOURSE OBLIGATIONS

Section 13.01 Limited Recourse Obligations

(a) The Trustee acknowledges and agrees that its rights against the Issuer under this Indenture are limited to the extent that the Trustee will not take any action or commence any proceedings against the Issuer to recover any amounts due and payable by the Issuer to the Trustee for itself and for and on behalf of the Holders except as expressly permitted by the provisions of this Indenture. The Trustee further agrees that it will not take any action or commence any proceedings or petition a court for the liquidation or winding up of the Issuer, nor initiate or file for or otherwise commence any arrangement, reorganisation or insolvency proceedings in relation to the Issuer, whether under the laws of the Netherlands, the United States or other applicable bankruptcy laws. For the avoidance of doubt, nothing in this Article 13 shall prevent the Trustee from filing or proving for any claim or voting on any restructuring plan in relation to any such proceedings that have been commenced or initiated in respect of the Issuer by any person other than the Trustee.

(b) Notwithstanding any provision in this Indenture to the contrary, the obligations of the Issuer to the Trustee under this Indenture shall be limited to the lesser of (a) the nominal amount of the claim of the Trustee against the Issuer (the “Claim Amount”) determined in accordance with the terms of the Collateral Sharing Agreement (other than this Section 13.01 and clause 23 of the Collateral Sharing Agreement) (the “Claim”) and (b) the product of (i) the Net Proceeds (as defined below) divided by the aggregate of the Claim Amount and all of the obligations of the Issuer ranking pari passu with the Claim and (ii) the Claim Amount. In this Section 13.01, “Net Proceeds” means the net proceeds of realisation of all of the assets of the Issuer, the ordinary share capital and any other ownership interests in the Issuer. If the Net Proceeds are insufficient to satisfy the Claim Amount in full, any outstanding debt in an amount in excess of the Net Proceeds shall be extinguished and the Issuer shall have no obligations to the Trustee under this Indenture in respect of the amount of such extinguished debt.

(c) The Trustee acknowledges and agrees that the obligations of the Issuer under this Indenture are solely its corporate obligations, and that the Trustee shall not have any recourse against any of the directors, officers or employees of the Issuer for any claims, losses, damages, liabilities, indemnities or other obligations whatsoever in connection with any transactions contemplated by this Indenture.

ARTICLE 14.

MISCELLANEOUS

Section 14.01 Notices

(a) Any notice or communication by the Issuer or the Trustee to the others is duly given if in writing and delivered in Person or by first class mail (registered or certified, return receipt requested), facsimile transmission or overnight air courier guaranteeing next day delivery, to the others’ address:

If to the Issuer:

Ziggo Bond Finance B.V.

Attention: Directors

Naritaweg 165

Telestone 8

1043 BW Amsterdam

The Netherlands

Telephone: +31 205 722 300

Fax: +31 205 722 650

Email: ziggo@citco.com

If to the Trustee:

Deutsche Trustee Company Limited

Winchester House

1 Great Winchester Street

London EC2N 2DB

United Kingdom

Facsimile No.: +44 0207 547 6149

Attention: The Managing Director (Debt & Agency Group)

(b) Any Issuer or the Trustee, by notice to the others, may designate additional or different addresses for subsequent notices or communications.

(c) All notices and communications addressed to the Issuer or the Trustee at the addresses set forth in this Section 14.01 (or such other address as may be designated hereunder) (other than those sent to Holders) will be deemed to have been duly given: at the time delivered by hand, if personally delivered; five Business Days after being deposited in the mail, postage prepaid, if mailed; when receipt acknowledged, if transmitted by facsimile; and the next Business Day after timely delivery to the courier, if sent by overnight air courier guaranteeing next day delivery.

(d) All notices to the Holders (while any Notes are represented by one or more Global Notes) shall be delivered by or on behalf of the Issuer to DTC for communication to entitled account Holders.

(e) So long as the Notes are listed on the Irish Stock Exchange and the guidelines of such Stock Exchange shall so require, any notices to the Holders will be published through the Irish Stock Exchange’s Companies Announcement Office. Additionally, in the event the Notes are in the form of Definitive Registered Notes, notices will be sent, by first-class mail, with a copy to the Trustee, to each Holder of the Notes at such Holder’s address as it appears on the registration books of the Registrar. If publication as provided above is not practicable, notice will be given in such other manner, and shall be deemed to have been given on such date, as the Trustee may approve.

(f) Notices given by publication will be deemed given on the first date on which publication is made and notices given by first class mail, postage prepaid, will be deemed given five calendar days after mailing. Failure to mail a notice or communication to a Holder or any defect in it will not affect its sufficiency with respect to other Holders.

(g) If a notice or communication is mailed or otherwise delivered in the manner provided above within the time prescribed, it is duly given, whether or not the addressee receives it.

(h) If the Issuer mails or otherwise delivers a notice or communication to Holders, it will mail or otherwise deliver a copy to the Trustee and each Agent at the same time

(i) Any notices provided by the Issuer to the Trustee or Agents shall be in English or accompanied by a certified translation and in the event of a conflict between the notice and such translation, the translation shall prevail.

Section 14.02 Communication by Holders with Other Holders

Holders may communicate pursuant to TIA § 312(b) as if this Indenture were required to be qualified under the TIA with other Holders with respect to their rights under this Indenture or the Notes. The Issuer, the Trustee, the Registrar and anyone else shall have the protection of TIA § 312(c) as if this Indenture were required to be qualified under the TIA.

Section 14.03 Certificate and Opinion as to Conditions Precedent

Upon any request or application by the Issuer to the Trustee to take any action under this Indenture, the Issuer shall furnish to the Trustee:

(1) an Officer’s Certificate in form and substance reasonably satisfactory to the Trustee (which must include the statements set forth in Section 14.04) stating that, in the opinion of the signers, all conditions precedent and covenants, if any, provided for in this Indenture relating to the proposed action have been satisfied; and

(2) an Opinion of Counsel in form and substance reasonably satisfactory to the Trustee (which must include the statements set forth in Section 14.04) stating that, in the opinion of such counsel, all such conditions precedent and covenants have been satisfied.

Section 14.04 Statements Required in Certificate or Opinion

Each certificate or opinion with respect to compliance with a condition or covenant provided for in this Indenture must include:

(1) a statement that the Person making such certificate or opinion has read such covenant or condition;

(2) a brief statement as to the nature and scope of the examination or investigation upon which the statements or opinions contained in such certificate or opinion are based;

(3) a statement that, in the opinion of such Person, he or she has made such examination or investigation as is necessary to enable him or her to express an informed opinion as to whether or not such covenant or condition has been satisfied; and

(4) a statement as to whether or not, in the opinion of such Person, such condition or covenant has been satisfied.

Section 14.05 Rules by Trustee and Agents

The Trustee may make reasonable rules for action by or at a meeting of Holders. The Registrar or Paying Agent may make reasonable rules and set reasonable requirements for its functions.

Section 14.06 No Personal Liability of Directors, Officers, Employees and Stockholders

No director, officer, employee, incorporator, member or stockholder of the Issuer, the Company, UPC NL Holdco, any Affiliate Proceeds Loan Obligor or any other Proceeds Loan Obligor, any of their respective parent companies or any of their respective Subsidiaries or Affiliates, as such, shall have any liability for any obligations of the Issuer under the Notes or this Indenture or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes. Such waiver and release may not be effective to waive liabilities under the United States federal securities laws.

Section 14.07 Currency Indemnity

The sole currency of account and payment for all sums payable by the Issuer under this Indenture is U.S. dollars. Any amount received or recovered in a currency other U.S. dollars under this Indenture (whether as a result of, or the enforcement of, a judgment or order of a court of any jurisdiction, in the winding-up or dissolution of the Trustee, any Proceeds Loan Obligor or otherwise) by the Holder in respect of any sum expressed to be due to it from the Issuer will constitute a discharge of the Issuer only to the extent of the U.S. dollar amount, which the recipient is able to purchase with the amount so received or recovered in that other currency on the date of that receipt or recovery (or, if it is not possible to make that purchase on that date, on the first date on which it is possible to do so). If that U.S. dollar amount is less than the U.S. dollar amount expressed to be due to the recipient under this Indenture or any Note, the Issuer will indemnify the recipient against any loss sustained by it as a result. In any event the Issuer will indemnify the recipient against the cost of making any such purchase.

For the purposes of this indemnity, it will be sufficient for a Holder or the Trustee to certify that it would have suffered a loss had an actual purchase of U.S. dollars been made with the amount so received in that other currency on the date of receipt or recovery (or, if a purchase of U.S. dollars on such date had not been practicable, on the first date on which it would have been practicable). These indemnities constitute a separate and independent obligation from the other obligations of the Issuer, will give rise to a separate and independent cause of action, will apply irrespective of any waiver granted by any Holder or the Trustee and will continue in full force and effect despite any other judgment, order, claim or proof for a liquidated amount in respect of any sum due under this Indenture or any Note or any other judgment or order, subject Article 13 hereof.

Section 14.08 Governing Law

THE INTERNAL LAW OF THE STATE OF NEW YORK WILL GOVERN AND BE USED TO CONSTRUE THIS INDENTURE AND THE NOTES.

Section 14.09 Submission to Jurisdiction; Appointment of Agent for Service

To the fullest extent permitted by applicable law, each of the parties hereto irrevocably submits to the non-exclusive jurisdiction of and venue in any federal or state court in the Borough of Manhattan in the City of New York, County and State of New York, United States of America, in any suit or proceeding based on or arising out of or under or in connection with this Indenture and the Notes and irrevocably agrees that all claims in respect of such suit or proceeding may be determined in any such court. The Issuer and each Guarantor, to the fullest extent permitted by applicable law, irrevocably and fully waives the defense of an inconvenient forum to the maintenance of such suit or proceeding, and irrevocably and fully waives any right to trial by jury, and the Issuer hereby irrevocably designates and appoints Law Debenture Corporate Services Inc. (the “Registered Agent”) (whose registered office as of the date hereof is Law Debenture Corporate Services Inc., 400 Madison Avenue, 4th Floor, New York, New York 10017, USA), as its registered agent upon whom process may be served in any such suit or proceeding. The Issuer represents that it has notified the Registered Agent of such designation and appointment and that the Registered Agent has accepted the same in writing. The Issuer further agrees that service of process upon its Registered Agent and written notice of said service to the Issuer mailed by first class mail or delivered to its Registered Agent shall be deemed in every respect effective service of process upon the Issuer in any such suit or proceeding. Nothing herein shall affect the right of any person to serve process in any other manner permitted by law. The Issuer agrees that a final action in any such suit or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other lawful manner.

The Issuer hereby irrevocably waives, to the extent permitted by law, any immunity to jurisdiction to which it may otherwise be entitled (including, without limitation, immunity to pre-judgment attachment, post-judgment attachment and execution) in any legal suit, action or proceeding against it arising out of or based on this Indenture, the Notes or the transactions contemplated hereby.

The provisions of this Section 14.09 are intended to be effective upon the execution of this Indenture and the Notes without any further action by the Issuer or the Trustee and the introduction of a true copy of this Indenture into evidence shall be conclusive and final evidence as to such matters.

Section 14.10 No Adverse Interpretation of Other Agreements

This Indenture may not be used to interpret any other indenture, loan or debt agreement of the Issuer or its Subsidiaries or of any other Person. Any such indenture, loan or debt agreement may not be used to interpret this Indenture.

Section 14.11 Successors

All agreements of the Issuer in this Indenture and the Notes will bind its successors. All agreements of the Trustee in this Indenture will bind its successors.

Section 14.12 Severability

In case any provision in this Indenture or in the Notes is invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions will not in any way be affected or impaired thereby.

Section 14.13 Counterpart Originals

The parties may sign any number of copies of this Indenture. Each signed copy will be an original, but all of them together represent the same agreement.

Section 14.14 Table of Contents, Headings, etc.

The Table of Contents, Cross-Reference Table and Headings of the Articles and Sections of this Indenture have been inserted for convenience of reference only, are not to be considered a part of this Indenture and will in no way modify or restrict any of the terms or provisions hereof.

Section 14.15 Prescription

Claims against the Issuer for the payment of principal or Additional Amounts, if any, on the Notes will be prescribed ten years after the applicable due date for payment thereof. Claims against the Issuer for the payment of interest on the Notes will be prescribed five years after the applicable due date for payment of interest.

Section 14.16 USA PATRIOT Act

The parties hereto acknowledge that in order to help the United States government fight the funding of terrorism and money laundering activities, pursuant to Federal regulations that became effective on October 1, 2003, Section 326 of the USA PATRIOT Act requires all financial institutions to obtain, verify, record and update information that identifies each person establishing a relationship or opening an account. The parties to this Indenture agree that they will provide Deutsche Trustee Company Limited such information as it may request, from time to time, in order for Deutsche Trustee Company Limited to satisfy the requirements of the USA PATRIOT Act, including but not limited to the name, address, tax identification number and other information that will allow it to identify the individual or entity who is establishing the relationship or opening the account and may also ask for formation documents such as articles of incorporation or other identifying documents to be provided.

[Signatures on following page]

Dated as of September 23, 2016

Ziggo Bond Finance B.V. as Issuer

By:	/s/ Authorized Signatory
Name:
Title:	Managing Director

By:	/s/ Authorized Signatory
Name:
Title:	Managing Director

(Signature page to Indenture)

DEUTSCHE TRUSTEE COMPANY LIMITED, as Trustee and Security Trustee

By:	/s/ Authorized Signatory
Name:
Title:	Associate Director

By:	/s/ Authorized Signatory
Name:
Title:	Associate Director

DEUTSCHE BANK TRUST COMPANY AMERICAS as Paying Agent, Registrar and Transfer Agent

By:	Deutsche Bank National Trust Company

By:	/s/ Authorized Signatory
Name:
Title:	Vice President

By:	/s/ Authorized Signatory
Name:
Title:	Vice President

(Signature page to Indenture)

EXHIBIT A

FORM OF GLOBAL NOTE

[Face of Global Note]

Ziggo Bond Finance B.V.

[6.000%] Senior Notes due 2027

No. [    ]

[CUSIP: [for Reg S][●] [for 144A] [●]]

ISIN: [for Reg S][●] [for 144A] [●]

[$]

Issue Date:

Ziggo Bond Finance B.V., a private limited company incorporated under the laws of the Netherlands, having its registered office at Naritaweg 165, Telestone 8, 1043 BW, Amsterdam, The Netherlands, registered with the Dutch Commercial Register under number 61995460, for value received, promise to pay to Cede & Co., or registered assigns, upon surrender hereof, the principal sum as set forth on Schedule A attached hereto on January 15, 2027 (with such adjustments as are listed in such schedule).

Capitalized terms used herein shall have the same meanings assigned to them in the Indenture referred to below unless otherwise indicated.

Interest Payment Dates: January 15 and July 15.

Record Dates: One Clearing System Business Day immediately preceding the related Interest Payment Date.

Upon the consummation of the Ziggo Group Assumption, Ziggo Bond Finance B.V., the Fold-In Issuer and the Trustee will execute and deliver an accession agreement (a “Note Accession Agreement”) in form and substance substantially similar to Schedule B hereto pursuant to which (i) the Fold-In Issuer will accede to this Note and assume all obligations of Ziggo Bond Finance B.V. as Issuer under this Note and (ii) Ziggo Bond Finance B.V. will be released from its obligations under this Note.

Additional provisions of this Note are set forth on the other side of this Note.

(Signature pages to follow)

EXHIBIT A

IN WITNESS WHEREOF, Ziggo Bond Finance B.V. has caused this Note to be signed manually by its duly authorized officers.

Dated:

ZIGGO BOND FINANCE B.V.

AS ISSUER

By:
Name:
Title:

By:
Name:
Title:

(Signature page to Global Note)

Certificate of Authentication

This is one of the Notes referred to in the within-mentioned Indenture:

[DEUTSCHE TRUSTEE COMPANY LIMITED, as Trustee]

By:
Authorized Signatory

EXHIBIT A

6.000% SENIOR NOTES DUE 2027

THIS GLOBAL NOTE IS HELD BY THE DEPOSITARY (AS DEFINED IN THE INDENTURE GOVERNING THIS NOTE) OR ITS NOMINEE IN CUSTODY FOR THE BENEFIT OF THE BENEFICIAL OWNERS HEREOF, AND IS NOT TRANSFERABLE TO ANY PERSON UNDER ANY CIRCUMSTANCES OTHER THAN AS PROVIDED IN THE FOLLOWING PARAGRAPH EXCEPT THAT (I) THIS GLOBAL NOTE MAY BE TRANSFERRED OR EXCHANGED IN WHOLE BUT NOT IN PART PURSUANT TO SECTION 2.07(a) OF THE INDENTURE; (II) THE TRUSTEE MAY MAKE SUCH NOTATIONS HEREON AS MAY BE REQUIRED PURSUANT TO SECTION 2.07 OF THE INDENTURE; AND (III) THIS GLOBAL NOTE MAY BE DELIVERED TO THE TRUSTEE FOR CANCELLATION PURSUANT TO SECTION 2.12 OF THE INDENTURE.

UNLESS AND UNTIL IT IS EXCHANGED IN WHOLE OR IN PART FOR NOTES IN DEFINITIVE FORM, THIS GLOBAL NOTE MAY NOT BE TRANSFERRED EXCEPT AS A WHOLE BY THE DEPOSITARY TO A NOMINEE OF THE DEPOSITARY OR BY A NOMINEE OF THE DEPOSITARY TO THE DEPOSITARY OR ANOTHER NOMINEE OF THE DEPOSITARY OR BY THE DEPOSITARY OR ANY SUCH NOMINEE TO A SUCCESSOR DEPOSITARY OR A NOMINEE OF SUCH SUCCESSOR DEPOSITARY. UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY (55 WATER STREET, NEW YORK, NEW YORK) (“DTC”), TO THE ISSUER OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR SUCH OTHER NAME AS MAY BE REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC, ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

THIS NOTE HAS NOT BEEN REGISTERED UNDER THE U.S. SECURITIES ACT OF 1933, AS AMENDED (THE “U.S. SECURITIES ACT”), OR OTHER SECURITIES LAWS OF ANY STATE OR OTHER JURISDICTION. NEITHER THIS NOTE NOR ANY INTEREST OR PARTICIPATION HEREIN MAY BE OFFERED, SOLD, ASSIGNED, TRANSFERRED, PLEDGED, ENCUMBERED OR OTHERWISE DISPOSED OF IN THE ABSENCE OF SUCH REGISTRATION UNLESS THE TRANSACTION IS EXEMPT FROM, OR NOT SUBJECT TO, SUCH REGISTRATION.

THE HOLDER OF THIS NOTE BY ITS ACCEPTANCE HEREOF (1) REPRESENTS THAT (A) IT IS A “QUALIFIED INSTITUTIONAL BUYER” (AS DEFINED IN RULE 144A UNDER THE U.S. SECURITIES ACT) OR (B) IT IS NOT A U.S. PERSON AND IS ACQUIRING THIS NOTE IN AN “OFFSHORE TRANSACTION” PURSUANT TO RULE 904 OF REGULATION S UNDER THE U.S. SECURITIES ACT, (2) AGREES ON ITS OWN BEHALF AND ON BEHALF OF ANY INVESTOR ACCOUNT FOR WHICH IT HAS PURCHASED SECURITIES, TO OFFER, SELL OR OTHERWISE TRANSFER SUCH SECURITY, PRIOR TO THE DATE (THE “RESALE RESTRICTION TERMINATION DATE”) THAT IS [IN THE CASE OF RULE 144A NOTES: ONE YEAR AFTER THE LATER OF THE ORIGINAL ISSUE DATE HEREOF AND THE LAST DATE ON WHICH THE ISSUER OR ANY AFFILIATES OF THE ISSUER WAS THE OWNER OF THIS NOTE (OR ANY PREDECESSOR OF SUCH NOTE)] [IN THE CASE OF REGULATION S NOTES: 40 DAYS AFTER THE LATER OF THE ORIGINAL ISSUE DATE HEREOF AND THE DATE ON WHICH THIS NOTE (OR ANY PREDECESSOR OF THIS NOTE) WAS FIRST OFFERED TO PERSONS OTHER THAN DISTRIBUTORS (AS DEFINED IN RULE 902 OF REGULATION S) IN RELIANCE ON REGULATION S], ONLY (A) TO THE ISSUER, (B) PURSUANT TO A REGISTRATION STATEMENT THAT HAS BEEN DECLARED EFFECTIVE UNDER THE U.S. SECURITIES ACT, (C) FOR SO LONG AS THE

EXHIBIT A

SECURITIES ARE ELIGIBLE FOR RESALE PURSUANT TO RULE 144A UNDER THE U.S. SECURITIES ACT, TO A PERSON IT REASONABLY BELIEVES IS A “QUALIFIED INSTITUTIONAL BUYER” AS DEFINED IN RULE 144A UNDER THE U.S. SECURITIES ACT THAT PURCHASES FOR ITS OWN ACCOUNT OR FOR THE ACCOUNT OF A QUALIFIED INSTITUTIONAL BUYER TO WHOM NOTICE IS GIVEN THAT THE TRANSFER IS BEING MADE IN RELIANCE ON RULE 144A, (D) PURSUANT TO OFFERS AND SALES THAT OCCUR OUTSIDE THE UNITED STATES WITHIN THE MEANING OF REGULATION S UNDER THE U.S. SECURITIES ACT, OR (E) PURSUANT TO ANOTHER AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE U.S. SECURITIES ACT, SUBJECT TO THE ISSUER’S AND THE TRUSTEE’S RIGHT PRIOR TO ANY SUCH OFFER, SALE OR TRANSFER PURSUANT TO CLAUSE (E) TO REQUIRE THE DELIVERY OF AN OPINION OF COUNSEL, CERTIFICATION AND/OR OTHER INFORMATION SATISFACTORY TO EACH OF THEM. THIS LEGEND WILL BE REMOVED UPON THE REQUEST OF THE HOLDER AFTER THE RESALE RESTRICTION TERMINATION DATE.

BY ACCEPTING THIS NOTE (OR AN INTEREST IN THE NOTE REPRESENTED HEREBY) EACH ACQUIRER AND EACH TRANSFEREE IS DEEMED TO REPRESENT, WARRANT AND AGREE THAT AT THE TIME OF ITS ACQUISITION AND THROUGHOUT THE PERIOD THAT IT HOLDS THIS NOTE OR ANY INTEREST HEREIN (1) EITHER (A) IT IS NOT, AND IT IS NOT ACTING ON BEHALF OF (AND FOR SO LONG AS IT HOLDS THIS NOTE OR ANY INTEREST HEREIN IT WILL NOT BE, AND WILL NOT BE ACTING ON BEHALF OF), AN EMPLOYEE BENEFIT PLAN (AS DEFINED IN SECTION 3(3) OF THE UNITED STATES EMPLOYEE RETIREMENT INCOME SECURITY ACT OF 1974, AS AMENDED (“ERISA”)) THAT IS SUBJECT TO THE PROVISIONS OF PART 4 OF SUBTITLE B OF TITLE I OF ERISA, A PLAN TO WHICH SECTION 4975 OF THE UNITED STATES INTERNAL REVENUE CODE OF 1986, AS AMENDED, (“CODE”), APPLIES, OR ANY ENTITY WHOSE UNDERLYING ASSETS INCLUDE “PLAN ASSETS” (WITHIN THE MEANING OF 29 C.F.R. SECTION 2510.3-101 (AS MODIFIED BY SECTION 3(42) OF ERISA)), BY REASON OF SUCH AN EMPLOYEE BENEFIT PLAN’S AND/OR PLAN’S INVESTMENT IN SUCH ENTITY (EACH, A “BENEFIT PLAN INVESTOR”), OR A GOVERNMENTAL, CHURCH OR NON-U.S. PLAN WHICH IS SUBJECT TO ANY U.S. FEDERAL, STATE, LOCAL, NON-U.S. OR OTHER LAWS OR REGULATIONS THAT ARE SUBSTANTIALLY SIMILAR TO THE FIDUCIARY RESPONSIBILITY OR THE PROHIBITED TRANSACTION PROVISIONS OF ERISA AND/OR SECTION 4975 OF THE CODE (“SIMILAR LAWS”), AND NO PART OF THE ASSETS USED BY IT TO ACQUIRE OR HOLD THIS NOTE OR ANY INTEREST HEREIN CONSTITUTES THE ASSETS OF ANY BENEFIT PLAN INVESTOR OR SUCH A GOVERNMENTAL, CHURCH OR NON-U.S. PLAN, OR (B) ITS ACQUISITION, HOLDING AND DISPOSITION OF THIS NOTE OR AN INTEREST HEREIN DOES NOT AND WILL NOT CONSTITUTE OR OTHERWISE RESULT IN A NON-EXEMPT PROHIBITED TRANSACTION UNDER SECTION 406 OF ERISA AND/OR SECTION 4975 OF THE CODE (OR, IN THE CASE OF A GOVERNMENTAL, CHURCH OR NON-U.S. PLAN, A NON-EXEMPT VIOLATION OF ANY SIMILAR LAWS); AND (2) NEITHER THE ISSUER NOR ANY OF ITS AFFILIATES IS A “FIDUCIARY” (WITHIN THE MEANING OF SECTION 3(21) OF ERISA OR SECTION 4975 OF THE CODE OR, WITH RESPECT TO A GOVERNMENTAL, CHURCH OR NON-U.S. PLAN, ANY DEFINITION OF “FIDUCIARY” UNDER SIMILAR LAWS) WITH RESPECT TO THE PURCHASER OR HOLDER IN CONNECTION WITH ANY PURCHASE OR HOLDING OF THIS NOTE, OR AS A RESULT OF ANY EXERCISE BY THE ISSUER OR ANY OF ITS AFFILIATES OF ANY RIGHTS IN CONNECTION WITH THIS NOTE, AND NO ADVICE PROVIDED BY THE ISSUER OR ANY OF ITS AFFILIATES HAS FORMED A PRIMARY BASIS FOR ANY INVESTMENT DECISION BY OR ON BEHALF OF THE PURCHASER OR HOLDER IN CONNECTION WITH THIS NOTE AND THE TRANSACTIONS CONTEMPLATED WITH RESPECT TO THIS NOTE.

EXHIBIT A

The following legend shall also be included if applicable:

THE FOLLOWING INFORMATION IS SUPPLIED SOLELY FOR U.S. FEDERAL INCOME TAX PURPOSES. THIS NOTE WAS ISSUED WITH ORIGINAL ISSUE DISCOUNT (“OID”) WITHIN THE MEANING OF SECTION 1273 OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED (THE “CODE”), AND THIS LEGEND IS REQUIRED BY SECTION 1275(c) OF THE CODE.

EXHIBIT A

[Back of Global Note]

The term “Issuer” means Ziggo Bond Finance B.V. and any and all successors thereto. Capitalized terms used herein shall have the meanings assigned to them in the Indenture referred to below unless otherwise indicated.

(A) INTEREST. The Issuer promises to pay interest on the principal amount of this Note at 6.000% per annum from the date of issuance until maturity and shall pay the Additional Amounts payable pursuant to Section 4.18 of the Indenture referred to below. The Issuer will pay interest and Additional Amounts, if any, semi-annually in arrears on January 15 and July 15 of each year or, if any such day is not a Business Day, on the next succeeding Business Day (each, an “Interest Payment Date”). Interest on the Notes will accrue from the most recent date to which interest has been paid or, if no interest has been paid, from the date of issuance; provided that if there is no existing Default in the payment of interest, and if this Note is authenticated between a Regular Record Date referred to on the face hereof and the next succeeding Interest Payment Date, interest shall accrue from such next succeeding Interest Payment Date; provided, further, that the first Interest Payment Date shall be July 15, 2017. The Issuer shall pay interest (including post-petition interest in any proceeding under any bankruptcy, insolvency, reorganization or other similar law) on overdue principal and premium, if any, at a rate that is 1% per annum in excess of the rate then in effect; they shall pay interest (including post-petition interest in any proceeding under any bankruptcy, insolvency, reorganization or other similar law) on overdue installments of interest and Additional Amounts (without regard to any applicable grace periods) at the same rate to the extent lawful. Interest will be computed on the basis of a 360-day year of twelve 30-day months.

(B) METHOD OF PAYMENT. The Issuer will pay cash interest on the Notes (except defaulted interest) and Additional Amounts to the Persons who are registered Holders at the close of business on January 1 and July 1 immediately preceding the Interest Payment Date, even if such Notes are canceled after such Regular Record Date and on or before such Interest Payment Date, except as provided in Section 2.13 of the Indenture with respect to defaulted interest. The Notes will be payable as to principal, premium and Additional Amounts, if any, and interest at the office or agency of the Issuer maintained for such purpose; provided that, at the option of the Issuer, payment of interest and Additional Amounts with respect to Definitive Registered Notes may be made by check mailed to the Holders at their addresses set forth in the Register of Holders; and provided further that payment by wire transfer of immediately available funds will be required with respect to principal of and interest, premium and Additional Amounts on, all Global Notes the Holders of which shall have provided wire transfer instructions to the Issuer or the Paying Agent. Such payment shall be in U.S. dollar. Holders must surrender Notes to a Paying Agent to collect principal and/or premium payments.

(C) PAYING AGENT AND REGISTRAR. Initially, Deutsche Bank Trust Company Americas will act as Paying Agent and as Registrar. The Issuer may change any Paying Agent or Registrar without notice to any Holder. An Issuer may act as Registrar or Paying Agent.

(D) INDENTURE. The Issuer issued the Notes under an Indenture, dated as of September 23, 2016 (the “Indenture”), among, inter alios, the Issuer and the Trustee named therein. The terms of the Notes include those stated in the Indenture and the Notes are subject to all such terms of the Indenture. Holders are referred to the Indenture for a statement of such terms. To the extent any provision of this Note conflicts with the express provisions of the Indenture, the provisions of the Indenture shall govern and be controlling.

EXHIBIT A

(E) NOTE ACCESSION AGREEMENT. The Trustee will sign any Note Accession Agreement authorized pursuant to this Note. In executing a Note Accession Agreement, the Trustee will be entitled to receive and will be fully protected in relying upon, in addition to the documents required by Section 14.03 of the Indenture, an Officer’s Certificate and Opinion of Counsel stating that the execution of such Note Accession Agreement is authorized or permitted by or not in breach of this Note and that such Note Accession Agreement is the legal, valid and binding obligation of each of Ziggo Bond Finance B.V. and the Fold-In Issuer enforceable against them in accordance with its terms, subject to customary exceptions, and complies with the provisions of this Note and the Indenture. Upon the effectiveness of the Note Accession Agreement, Ziggo Bond Finance B.V. shall be fully released from all of its obligations under the Notes and the Indenture

(F) INTERCREDITOR AGREEMENTS AND NOTE SECURITY DOCUMENTS. Each Holder of the Notes, by accepting a Note, agrees to be bound by all of the terms and provisions of the Indenture, the Note Security Documents and the Collateral Sharing Agreement, or the Priority Agreement, as applicable, as the same may be amended from time to time, and acknowledges that the claims of Holders are subject to the Collateral Sharing Agreement or the Priority Agreement, as applicable. Each Holder, by accepting a Note, authorizes and requests the Security Trustee to, on such Holder’s behalf, (a) make all undertakings, representations, offers and agreements of the Security Trustee set forth in the Collateral Sharing Agreement, or the Priority Agreement, as applicable, and, to the extent applicable, the Note Security Documents and (b) take all actions called for to be taken by the Security Trustee in the Collateral Sharing Agreement or the Priority Agreement, as applicable, and the Note Security Documents. Each Holder, by accepting a Note, authorizes and requests the Security Trustee to (a) execute the Note Security Documents, (b) make all undertakings, representations, offers and agreements of the Security Trustee in the Note Security Documents and (c) take all actions called for to be taken by the Security Trustee in the Note Security Documents.

(G) ADDITIONAL AMOUNTS. The Issuer will pay to the Holders any Additional Amounts as may become payable under Section 4.18 of the Indenture.

(H) REDEMPTION AND REPURCHASE; DISCHARGE PRIOR TO REDEMPTION OR MATURITY.

(a)	This Note is subject to optional redemption, and may be the subject of a Change of Control Offer or an Asset Disposition Offer, as further described in the Indenture. Other than with respect to a Special Mandatory Redemption pursuant to Section 3.08 of the Indenture, there is no sinking fund or mandatory redemption applicable to this Note.

(b)	If the Issuer deposits with the Trustee money or U.S. Government Obligations sufficient to pay the then outstanding principal of, premium, if any, and accrued interest on the Notes to redemption or maturity, the Issuer may in certain circumstances be discharged from the Indenture and the Notes or may be discharged from certain of their obligations under certain provisions of the Indenture.

(I) DENOMINATIONS, TRANSFER, EXCHANGE. The Global Notes are in global registered form without coupons attached. The Global Notes will represent the aggregate principal amount of all the Notes issued and not yet cancelled other than Definitive Registered Notes. The transfer of Notes will be registered and Notes may be exchanged as provided in the Indenture. The Registrar and the Trustee may require a Holder, among other things, to furnish appropriate endorsements, transfer documents and opinions, and the Issuer may require a Holder to pay any taxes and fees required by law or permitted by the

EXHIBIT A

Indenture. Pursuant to the Indenture, there are certain periods during which the Trustee will not be required to authenticate, register the transfer of or exchange any Note or certain portions of a Note.

(J) PERSONS DEEMED OWNERS. The registered Holder of a Note will be treated as its owner for all purposes.

(K) AMENDMENT, SUPPLEMENT AND WAIVER. Subject to certain exceptions, the Indenture, the Notes, the Collateral Sharing Agreement, the Priority Agreement and the Note Security Documents may be amended, or default may be waived, with the consent of the Holders of a majority in principal amount of the outstanding Notes. Without notice to or consent of any Holder, the Issuer, the Company and the Trustee may amend or supplement the Indenture or the Notes to, among other things, cure any ambiguity, defect or inconsistency.

(L) DEFAULTS AND REMEDIES. Except as set forth in Section 6.02 of the Indenture, if an Event of Default, as defined in the Indenture, occurs and is continuing, the Trustee or the Holders of at least 25% in principal amount of the Notes may declare all the Notes to be due or payable. If a bankruptcy or insolvency default with respect to an Issuer, a Guarantor, any Restricted Subsidiary that is a Significant Subsidiary (or a group of Restricted Subsidiaries that would constitute a Significant Subsidiary) occurs and is continuing, the Notes automatically become due and payable. Holders may not enforce the Indenture or the Notes except as provided in the Indenture. The Trustee may require indemnity satisfactory to it before it enforces the Indenture or the Notes. Holders of a majority in principal amount of the Notes then outstanding may direct the Trustee in its exercise of remedies with respect to the Note Security Documents.

(M) TRUSTEE DEALINGS WITH ISSUER. The Trustee, in its individual or any other capacity, may make loans to, accept deposits from, and perform services for the Issuer, or their Affiliates, and may otherwise deal with the Issuer, or its Affiliates, as if it were not the Trustee.

(N) NO RECOURSE AGAINST OTHERS. No director, officer, employee, incorporator member or stockholder of the Issuer, the Company, UPC NL Holdco, any Affiliate Proceeds Loan Obligor or any other Proceeds Loan Obligor, any of their respective parent companies or any of their respective Subsidiaries or Affiliates, as such, shall have any liability for any obligations of the Issuer under the Notes or the Indenture or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for the issuance of the Notes.

(O) AUTHENTICATION. This Note shall not be valid until authenticated by the manual signature of the Trustee or another Authenticating Agent.

(P) GOVERNING LAW. THE INTERNAL LAW OF THE STATE OF NEW YORK WILL GOVERN AND BE USED TO CONSTRUE THE INDENTURE AND THIS NOTE.

(Q) Abbreviations. Customary abbreviations may be used in the name of a Holder or an assignee, such as: TEN COM (= tenants in common), TEN ENT (= tenants by the entireties), JT TEN (= joint tenants with right of survivorship and not as tenants in common), CUST (= custodian), and U/G/M/A (= Uniform Gifts to Minors Act).

(R) CUSIP and ISIN Numbers1. Pursuant to a recommendation promulgated by the Committee on Uniform Security Identification Procedures, the Issuer has caused CUSIP

EXHIBIT A

numbers to be printed on the Notes and the Trustee may use CUSIP numbers in notices as a convenience to Holders. The Issuer has caused ISIN numbers to be printed on the Notes and the Trustee may use such ISIN numbers in notices as a convenience to Holders. No representation is made as to the accuracy of any such numbers either as printed on the Notes or as contained in any notice and reliance may be placed only on the other identification numbers placed thereon. The Issuer will promptly notify the Trustee and each Agent of any change in the CUSIP, ISIN and/or Common Code number.

(S) COPY OF INDENTURE AND OTHER AGREEMENTS. The Issuer will furnish to any Holder upon written request and without charge a copy of the Indenture, the Note Security Documents, the Covenant Agreement, the Collateral Sharing Agreement and/or the Priority Agreement. Requests may be made to the Issuer, c/o Ziggo Bond Finance B.V., Naritaweg 165, Telestone 8, 1043 BW Amsterdam, The Netherlands, Attn: Directors, Fax: +31 205 722 650.

EXHIBIT A

ASSIGNMENT FORM

To assign this Note, fill in the form below:

(I) or (we) assign and transfer this Note to:

(Insert assignee’s legal name)

(Insert assignee’s soc. sec. or tax I.D. no.)

(Print or type assignee’s name, address and zip code)

and irrevocably appoint                                                                to transfer this Note on the books of the Issuer. The agent may substitute another to act for him.

Date:

Your Signature:

(Sign exactly as your name appears on the face of this Note)

Signature Guarantee*:

*	Participant in a recognized Signature Guarantee Medallion Program (or other signature guarantor acceptable to the Trustee).

EXHIBIT A

OPTION OF HOLDER TO ELECT PURCHASE

If you want to elect to have this Note purchased by the Issuer pursuant to Section 4.10 or 4.14 of the Indenture, check the appropriate box below:

☐        Section 4.10                                                                                    ☐        Section 4.14

If you want to elect to have only part of the Note purchased by the Issuer pursuant to Section 4.10 or Section 4.14 of the Indenture, state the amount you elect to have purchased:

$

Date:

Your Signature:

(Sign exactly as your name appears on the face of this Note)

Tax Identification No.:

Signature Guarantee*:

*	Participant in a recognized Signature Guarantee Medallion Program (or other signature guarantor acceptable to the Trustee).

EXHIBIT A

SCHEDULE A

EXCHANGES OF INTERESTS IN THE GLOBAL NOTE

The initial principal amount of this Global Note is $                    . The following exchanges of a part of this Global Note for an interest in another Global Note or for a Definitive Registered Note, or exchanges of a part of another Global Note or Definitive Registered Note for an interest in this Global Note, have been made:

Date of Exchange	Amount of decrease in Principal Amount of this Global Note	Amount of increase in Principal Amount of this Global Note	Principal Amount of this Global Note following such decrease (or increase)	Signature of authorized officer of Trustee

EXHIBIT A

SCHEDULE B

FORM OF NOTE ACCESSION AGREEMENT TO GLOBAL NOTE

This ACCESSION AGREEMENT (this “Agreement”), dated as of                     , is made by Ziggo Bond Finance B.V. a private limited company incorporated under the laws of the Netherlands, having its registered office at Naritaweg 165, Telestone 8, 1043 BW, Amsterdam, The Netherlands, registered with the Dutch Commercial Register under number 61995460 (the “Issuer”),                      (the “Fold-In Issuer”) and Deutsche Trustee Company Limited, as the Trustee (“Trustee”), under the Note referred to below.

WHEREAS, the Issuer has heretofore executed and delivered one or more global notes (each a “Global Note”), dated as of                     , providing for the issuance of aggregate principal amount of $                     in aggregate principal amount of 6.000% Senior Notes due 2027, pursuant to the terms of the Indenture dated as of September 23, 2016 among the Issuer and the Trustee, among others (the “Indenture”).

WHEREAS, each Global Note provides that under certain circumstances the Fold-In Issuer shall execute and deliver to the Trustee this Agreement pursuant to which the Fold-In Issuer shall accede to such Global Note, as Fold-In Issuer, and assume all of the obligations of Issuer under each such Global Note and the Indenture.

WHEREAS, each Global Note provides that upon the execution and delivery of this Agreement, the Issuer shall be released from its obligations under such Global Note and the Indenture.

WHEREAS, pursuant to Clause (E) of each Global Note, the Trustee is authorized to execute and deliver this Agreement.

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the Issuer, the Fold-In Issuer and the Trustee mutually covenant and agree for the equal and ratable benefit of the Holders of the Notes as follows:

1. CAPITALIZED TERMS. Capitalized terms used in this Agreement and not otherwise defined in this Agreement shall have the meanings ascribed to them in the Indenture.

2. AGREEMENT TO ACCEDE. The Fold-In Issuer hereby agrees to accede, as Issuer, to the Global Notes on the terms and conditions set forth in this Agreement and the Global Notes. In particular connection with such succession, the Fold-In Issuer agrees (a) to be bound by all of the covenants, stipulations, promises and agreements set forth in the Global Notes and (b) to perform in accordance with its terms all of the obligations which by the terms of the Global Notes are required to be performed by the Issuer.

3. GOVERNING LAW. THE INTERNAL LAW OF THE STATE OF NEW YORK WILL GOVERN AND BE USED TO CONSTRUE THIS AGREEMENT.

4. COUNTERPARTS. The parties may sign any number of copies of this Agreement. Each signed copy shall be an original, but all of them together represent the same agreement.

5. EFFECT OF HEADINGS. The section headings herein are for convenience only and shall not affect the construction hereof.

EXHIBIT A

6. THE TRUSTEE. The Trustee shall not be responsible in any manner whatsoever for or in respect of the validity of sufficiency of this Agreement or for or in respect of the recitals contained herein, all of which recitals are made solely by the Issuer or the Fold-In Issuer.

7. RATIFICATION OF GLOBAL NOTES AND THE INDENTURE; ACCESSION AGREEMENT PART OF GLOBAL NOTE AND THE INDENTURE. Except as expressly amended hereby, each Global Note and the Indenture is in all respects ratified and confirmed and all the terms, conditions and provisions thereof shall remain in full force and effect. This Agreement shall form a part of the Global Notes and the Indenture for all purposes.

8. SUCCESSORS. All covenants and agreements in this Agreement by the parties hereto shall bind their successors.

(Signature page to follow)

IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed and attested, as of the date first above written.

ZIGGO BOND FINANCE B.V.

By:
Name:
Title:

as the Fold-Issuer

By:
Name:
Title:

DEUTSCHE TRUSTEE COMPANY LIMITED as Trustee

By:
Name:
Title:

By:
Name:
Title:

EXHIBIT B

FORM OF DEFINITIVE REGISTERED NOTE

[Face of Definitive Registered Note]

6.000% Senior Notes due 2027

No.	$

Ziggo Bond Finance B.V.

Naritaweg 165

Telestone 8

1043 BW Amsterdam

The Netherlands

Ziggo Bond Finance B.V., a private limited company incorporated under the laws of the Netherlands, having its registered office at Naritaweg 165, Telestone 8, 1043 BW, Amsterdam, The Netherlands, registered with the Dutch Commercial Register under number 61995460, for value received, promise to pay to Cede & Co., or registered assigns, upon surrender hereof, the principal sum as set forth on Schedule A attached hereto on January 15, 2027 (with such adjustments as are listed in such schedule).

Capitalized terms used herein shall have the same meanings assigned to them in the Indenture referred to below unless otherwise indicated.

Interest Payment Dates: January 15 and July 15.

Record Dates: January 1 and July 1 immediately preceding the related Interest Payment Date.

Upon the consummation of the Ziggo Group Assumption, Ziggo Bond Finance B.V., the Fold-In Issuer and the Trustee will execute and deliver an accession agreement (a “Note Accession Agreement”) in form and substance substantially similar to Schedule B hereto pursuant to which (i) the Fold-In Issuer will accede to this Note and assume all obligations of Ziggo Bond Finance B.V. as Issuer under this Note and (ii) Ziggo Bond Finance B.V. will be released from its obligations under this Note.

Additional provisions of this Note are set forth on the other side of this Note.

(Signature pages to follow)

IN WITNESS WHEREOF, Ziggo Bond Finance B.V. has caused this Note to be signed manually by its duly authorized officers.

Dated:

ZIGGO BOND FINANCE B.V.

AS ISSUER

By:
Name:
Title:

By:
Name:
Title:

(Signature page to Definitive Registered Note)

Certificate of Authentication

This is one of the Notes referred to in the within-mentioned Indenture:

[DEUTSCHE TRUSTEE COMPANY LIMITED, as Trustee]

By:
Authorized Signatory

By:
Authorized Signatory

EXHIBIT B

6.000% SENIOR NOTES DUE 2027

THIS NOTE HAS NOT BEEN REGISTERED UNDER THE U.S. SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR OTHER SECURITIES LAWS OF ANY STATE OR OTHER JURISDICTION. NEITHER THIS NOTE NOR ANY INTEREST OR PARTICIPATION HEREIN MAY BE OFFERED, SOLD, ASSIGNED, TRANSFERRED, PLEDGED, ENCUMBERED OR OTHERWISE DISPOSED OF IN THE ABSENCE OF SUCH REGISTRATION UNLESS THE TRANSACTION IS EXEMPT FROM, OR NOT SUBJECT TO, SUCH REGISTRATION.

THE HOLDER OF THIS NOTE BY ITS ACCEPTANCE HEREOF (1) REPRESENTS THAT (A) IT IS A “QUALIFIED INSTITUTIONAL BUYER” (AS DEFINED IN RULE 144A UNDER THE SECURITIES ACT) OR (B) IT IS NOT A U.S. PERSON AND IS ACQUIRING THIS NOTE IN AN “OFFSHORE TRANSACTION” PURSUANT TO RULE 904 OF REGULATION S UNDER THE U.S. SECURITIES ACT, (2) AGREES ON ITS OWN BEHALF AND ON BEHALF OF ANY INVESTOR ACCOUNT FOR WHICH IT HAS PURCHASED SECURITIES, TO OFFER, SELL OR OTHERWISE TRANSFER SUCH SECURITY, PRIOR TO THE DATE (THE “RESALE RESTRICTION TERMINATION DATE”) THAT IS IN THE CASE OF RULE 144A NOTES: ONE YEAR AND IN THE CASE OF REGULATION S NOTES: 40 DAYS AFTER THE LATER OF THE ORIGINAL ISSUE DATE HEREOF AND THE LAST DATE ON WHICH THE ISSUER OR ANY AFFILIATES OF THE ISSUES WERE THE OWNER OF THIS SECURITY (OR ANY PREDECESSOR OF SUCH SECURITY), ONLY (A) TO THE ISSUER, (B) PURSUANT TO A REGISTRATION STATEMENT THAT HAS BEEN DECLARED EFFECTIVE UNDER THE U.S. SECURITIES ACT, (C) FOR SO LONG AS THE SECURITIES ARE ELIGIBLE FOR RESALE PURSUANT TO RULE 144A UNDER THE U.S. SECURITIES ACT, TO A PERSON IT REASONABLY BELIEVES IS A “QUALIFIED INSTITUTIONAL BUYER” AS DEFINED IN RULE 144A UNDER THE U.S. SECURITIES ACT THAT PURCHASES FOR ITS OWN ACCOUNT OR FOR THE ACCOUNT OF A QUALIFIED INSTITUTIONAL BUYER TO WHOM NOTICE IS GIVEN THAT THE TRANSFER IS BEING MADE IN RELIANCE ON RULE 144A, (D) PURSUANT TO OFFERS AND SALES THAT OCCUR OUTSIDE THE UNITED STATES WITHIN THE MEANING OF REGULATION S UNDER THE U.S. SECURITIES ACT, OR (E) PURSUANT TO ANOTHER AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE U.S. SECURITIES ACT, SUBJECT TO THE ISSUER’S AND THE TRUSTEE’S RIGHT PRIOR TO ANY SUCH OFFER, SALE OR TRANSFER PURSUANT TO CLAUSE (E) TO REQUIRE THE DELIVERY OF AN OPINION OF COUNSEL, CERTIFICATION AND/OR OTHER INFORMATION SATISFACTORY TO EACH OF THEM. THIS LEGEND WILL BE REMOVED UPON THE REQUEST OF THE HOLDER AFTER THE RESALE RESTRICTION TERMINATION DATE.

BY ACCEPTING THIS NOTE (OR AN INTEREST IN THE NOTES REPRESENTED HEREBY) EACH ACQUIRER AND EACH TRANSFEREE IS DEEMED TO REPRESENT, WARRANT AND AGREE THAT AT THE TIME OF ITS ACQUISITION AND THROUGHOUT THE PERIOD THAT IT HOLDS THIS NOTE OR ANY INTEREST HEREIN (1) EITHER (A) IT IS NOT, AND IT IS NOT ACTING ON BEHALF OF (AND FOR SO LONG AS IT HOLDS SUCH NOTE OR ANY INTEREST HEREIN IT WILL NOT BE, AND WILL NOT BE ACTING ON BEHALF OF), AN EMPLOYEE BENEFIT PLAN (AS DEFINED IN SECTION 3(3) OF THE UNITED STATES EMPLOYEE RETIREMENT INCOME SECURITY ACT OF 1974, AS AMENDED (“ERISA”)) THAT IS SUBJECT TO THE PROVISIONS OF PART 4 OF SUBTITLE B OF TITLE I OF ERISA, A PLAN TO WHICH SECTION 4975 OF THE UNITED STATES INTERNAL REVENUE CODE OF 1986, AS AMENDED, (“CODE”), APPLIES, OR ANY ENTITY WHOSE UNDERLYING ASSETS INCLUDE “PLAN ASSETS” (WITHIN THE MEANING OF 29 C.F.R. SECTION 2510.3-101 (AS MODIFIED BY SECTION 3(42) OF ERISA)), BY REASON OF SUCH AN EMPLOYEE BENEFIT PLAN’S AND/OR PLAN’S INVESTMENT IN SUCH ENTITY (EACH, A “BENEFIT

EXHIBIT B

PLAN INVESTOR”), OR A GOVERNMENTAL, CHURCH OR NON-U.S. PLAN WHICH IS SUBJECT TO ANY FEDERAL, STATE, LOCAL, NON-U.S. OR OTHER LAWS OR REGULATIONS THAT ARE SUBSTANTIALLY SIMILAR TO THE FIDUCIARY RESPONSIBILITY OR THE PROHIBITED TRANSACTION PROVISIONS OF ERISA AND/OR SECTION 4975 OF THE CODE (“SIMILAR LAWS”), AND NO PART OF THE ASSETS USED BY IT TO ACQUIRE OR HOLD THIS NOTE OR ANY INTEREST HEREIN CONSTITUTES THE ASSETS OF ANY BENEFIT PLAN INVESTOR OR SUCH A GOVERNMENTAL, CHURCH OR NON-U.S. PLAN, OR (B) ITS ACQUISITION, HOLDING AND DISPOSITION OF THIS NOTE OR AN INTEREST HEREIN DOES NOT AND WILL NOT CONSTITUTE OR OTHERWISE RESULT IN A NON-EXEMPT PROHIBITED TRANSACTION UNDER SECTION 406 OF ERISA AND/OR SECTION 4975 OF THE CODE (OR, IN THE CASE OF A GOVERNMENTAL, CHURCH OR NON-U.S. PLAN, A NON-EXEMPT VIOLATION OF ANY SIMILAR LAWS); AND (2) NEITHER OF THE ISSUER NOR ANY OF ITS AFFILIATES IS A “FIDUCIARY” (WITHIN THE MEANING OF SECTION 3(21) OF ERISA OR SECTION 4975 OF THE CODE OR, WITH RESPECT TO A GOVERNMENTAL, CHURCH OR NON-U.S. PLAN, ANY DEFINITION OF “FIDUCIARY” UNDER SIMILAR LAWS) WITH RESPECT TO THE PURCHASER OR HOLDER IN CONNECTION WITH ANY PURCHASE OR HOLDING OF THIS NOTE, OR AS A RESULT OF ANY EXERCISE BY THE ISSUER OR ANY OF ITS AFFILIATES OF ANY RIGHTS IN CONNECTION WITH THIS NOTE, AND NO ADVICE PROVIDED BY THE ISSUER OR ANY OF ITS AFFILIATES HAS FORMED A PRIMARY BASIS FOR ANY INVESTMENT DECISION BY OR ON BEHALF OF THE PURCHASER OR HOLDER IN CONNECTION WITH THIS NOTE AND THE TRANSACTIONS CONTEMPLATED WITH RESPECT TO THIS NOTE.

The following legend shall also be included if applicable:

[THE FOLLOWING INFORMATION IS SUPPLIED SOLELY FOR U.S. FEDERAL INCOME TAX PURPOSES. THIS NOTE WAS ISSUED WITH ORIGINAL ISSUE DISCOUNT (“OID”) WITHIN THE MEANING OF SECTION 1273 OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED (THE “CODE”), AND THIS LEGEND IS REQUIRED BY SECTION 1275(c) OF THE CODE.]

EXHIBIT B

[Back of Definitive Registered Note]

The term “Issuer” means Ziggo Bond Finance B.V. and any and all successors thereto. Capitalized terms used herein shall have the meanings assigned to them in the Indenture referred to below unless otherwise indicated.

(A) INTEREST. The Issuer promises to pay interest on the principal amount of this Note at 6.000% per annum from the date of issuance until maturity and shall pay the Additional Amounts payable pursuant to Section 4.18 of the Indenture referred to below. The Issuer will pay interest and Additional Amounts, if any, semi-annually in arrears on January 15 and July 15 of each year or, if any such day is not a Business Day, on the next succeeding Business Day (each, an “Interest Payment Date”). Interest on the Notes will accrue from the most recent date to which interest has been paid or, if no interest has been paid, from the date of issuance; provided that if there is no existing Default in the payment of interest, and if this Note is authenticated between a Regular Record Date referred to on the face hereof and the next succeeding Interest Payment Date, interest shall accrue from such next succeeding Interest Payment Date; provided, further, that the first Interest Payment Date shall be                     . The Issuer shall pay interest (including post-petition interest in any proceeding under any bankruptcy, insolvency, reorganization or other similar law) on overdue principal and premium, if any, at a rate that is 1% per annum in excess of the rate then in effect; they shall pay interest (including post-petition interest in any proceeding under any bankruptcy, insolvency, reorganization or other similar law) on overdue installments of interest and Additional Amounts (without regard to any applicable grace periods) at the same rate to the extent lawful. Interest will be computed on the basis of a 360-day year of twelve 30-day months.

(B) METHOD OF PAYMENT. The Issuer will pay cash interest on the Notes (except defaulted interest) and Additional Amounts to the Persons who are registered Holders at the close of business one Clearing System Business Day immediately preceding the Interest Payment Date, even if such Notes are canceled after such Regular Record Date and on or before such Interest Payment Date, except as provided in Section 2.13 of the Indenture with respect to defaulted interest. The Notes will be payable as to principal, premium and Additional Amounts, if any, and interest at the office or agency of the Issuer maintained for such purpose; provided that, at the option of the Issuer, payment of interest and Additional Amounts with respect to Definitive Registered Notes may be made by check mailed to the Holders at their addresses set forth in the Register of Holders; and provided further that payment by wire transfer of immediately available funds will be required with respect to principal of and interest, premium and Additional Amounts on, all Global Notes the Holders of which shall have provided wire transfer instructions to the Issuer or the Paying Agent. Such payment shall be in U.S. dollar. Holders must surrender Notes to a Paying Agent to collect principal and/or premium payments.

(C) PAYING AGENT AND REGISTRAR. Initially, Deutsche Trust Company Americas will act as Paying Agent in New York and as Registrar. The Issuer may change any Paying Agent or Registrar without notice to any Holder. An Issuer may act as Registrar or Paying Agent.

(D) INDENTURE. The Issuer issued the Notes under an Indenture, dated as of September 23, 2016 (the “Indenture”), among, inter alios, the Issuer and the Trustee named therein. The terms of the Notes include those stated in the Indenture and the Notes are subject to all such terms of the Indenture. Holders are referred to the Indenture for a statement of such terms. To the extent any provision of this Note conflicts with the express provisions of the Indenture, the provisions of the Indenture shall govern and be controlling.

EXHIBIT B

(E) NOTE ACCESSION AGREEMENT. The Trustee will sign any Note Accession Agreement authorized pursuant to this Note. In executing a Note Accession Agreement, the Trustee will be entitled to receive and will be fully protected in relying upon, in addition to the documents required by Section 14.03 of the Indenture, an Officer’s Certificate and Opinion of Counsel stating that the execution of such Note Accession Agreement is authorized or permitted by or not in breach of this Note and that such Note Accession Agreement is the legal, valid and binding obligation of each of Ziggo Bond Finance B.V. and the Fold-In Issuer enforceable against them in accordance with its terms, subject to customary exceptions, and complies with the provisions of this Note and the Indenture. Upon the effectiveness of the Note Accession Agreement, Ziggo Bond Finance B.V. shall be fully released from all of its obligations under the Notes and the Indenture.

(F) INTERCREDITOR AGREEMENTS AND NOTE SECURITY DOCUMENTS. Each Holder of the Notes, by accepting a Note, agrees to be bound by all of the terms and provisions of the Indenture, the Note Security Documents and the Collateral Sharing Agreement, or the Priority Agreement, as applicable, as the same may be amended from time to time, and acknowledges that the claims of Holders are subject to the Collateral Sharing Agreement or the Priority Agreement, as applicable. Each Holder, by accepting a Note, authorizes and requests the Security Trustee to, on such Holder’s behalf, (a) make all undertakings, representations, offers and agreements of the Security Trustee set forth in the Collateral Sharing Agreement, or the Priority Agreement, as applicable, and, to the extent applicable, the Note Security Documents and (b) take all actions called for to be taken by the Security Trustee in the Collateral Sharing Agreement or the Priority Agreement, as applicable, and the Note Security Documents. Each Holder, by accepting a Note, authorizes and requests the Security Trustee to (a) execute the Note Security Documents, (b) make all undertakings, representations, offers and agreements of the Security Trustee in the Note Security Documents and (c) take all actions called for to be taken by the Security Trustee in the Note Security Documents.

(G) ADDITIONAL AMOUNTS. The Issuer will pay to the Holders any Additional Amounts as may become payable under Section 4.18 of the Indenture.

(H) NOTE REDEMPTION AND REPURCHASE; DISCHARGE PRIOR TO REDEMPTION OR MATURITY.

(a)	This Note is subject to optional redemption, and may be the subject of a Change of Control Offer or an Asset Disposition Offer, as further described in the Indenture. Other than as provided in Section 3.08, there is no sinking fund or mandatory redemption applicable to this Note.

(b)	If the Issuer deposits with the Trustee money or U.S. Government Obligations sufficient to pay the then outstanding principal of, premium, if any, and accrued interest on the Notes to redemption or maturity, the Issuer may in certain circumstances be discharged from the Indenture and the Notes or may be discharged from certain of their and the Company’s obligations under certain provisions of the Indenture.

(I) DENOMINATIONS, TRANSFER, EXCHANGE. The Definitive Registered Notes are in registered form without coupons attached in denominations of $150,000 and integral multiples of $1,000 above $150,000. The transfer of Notes will be registered and Notes may be exchanged as provided in the Indenture. The Registrar and the Trustee may require a Holder, among other things, to furnish appropriate endorsements, transfer documents and opinions, and the Issuer may require a Holder to pay any taxes and fees required by law or permitted by the Indenture. Pursuant to the Indenture, there are certain periods during which the Trustee will not be required to authenticate, register the transfer of or exchange any Note or certain portions of a Note.

EXHIBIT B

(J) PERSONS DEEMED OWNERS. The registered Holder of a Note will be treated as its owner for all purposes.

(K) AMENDMENT, SUPPLEMENT AND WAIVER. Subject to certain exceptions, the Indenture, the Notes, the Collateral Sharing Agreement, the Priority Agreement and the Note Security Documents may be amended, or default may be waived, with the consent of the Holders of a majority in principal amount of the outstanding Notes. Without notice to or consent of any Holder, the Issuer and the Trustee may amend or supplement the Indenture or the Notes to, among other things, cure any ambiguity, defect or inconsistency.

(L) DEFAULTS AND REMEDIES. Except as set forth in Section 6.02 of the Indenture, if an Event of Default, as defined in the Indenture, occurs and is continuing, the Trustee or the Holders of at least 25% in principal amount of the Notes may declare all the Notes to be due or payable. If a bankruptcy or insolvency default with respect to the Issuer, any Restricted Subsidiary that is a Significant Subsidiary (or a group of Restricted Subsidiaries that would constitute a Significant Subsidiary) occurs and is continuing, the Notes automatically become due and payable. Holders may not enforce the Indenture or the Notes except as provided in the Indenture. The Trustee may require indemnity satisfactory to it before it enforces the Indenture or the Notes. Holders of a majority in principal amount of the Notes then outstanding may direct the Trustee in its exercise of remedies with respect to the Note Security Documents.

(M) TRUSTEE DEALINGS WITH ISSUER. The Trustee, in its individual or any other capacity, may make loans to, accept deposits from, and perform services for the Issuer and may otherwise deal with the Issuer as if it were not the Trustee.

(N) NO RECOURSE AGAINST OTHERS. No director, officer, employee, incorporator, member or shareholder of the Issuer, the Company, UPC NL Holdco, any Affiliate Proceeds Loan Obligor or any other Proceeds Loan Obligor, any of their respective parent companies or any of their respective Subsidiaries or Affiliates, as such, shall have any liability for any obligations of the Issuer under the Notes or the Indenture or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for the issuance of the Notes.

(O) GOVERNING LAW. THE INTERNAL LAW OF THE STATE OF NEW YORK WILL GOVERN AND BE USED TO CONSTRUE THE INDENTURE AND THIS NOTE.

(P) AUTHENTICATION. This Note shall not be valid until authenticated by the manual signature of the Trustee or another Authenticating Agent.

(Q) ABBREVIATIONS. Customary abbreviations may be used in the name of a Holder or an assignee, such as: TEN COM (= tenants in common), TEN ENT (= tenants by the entireties), JT TEN (= joint tenants with right of survivorship and not as tenants in common), CUST (= custodian), and U/G/M/A (= Uniform Gifts to Minors Act).

(R) CUSIP AND ISIN. Pursuant to a recommendation promulgated by the Committee on Uniform Security Identification Procedures, the Issuer has caused CUSIP numbers to be printed on the Notes and the Trustee may use CUSIP numbers in notices as a convenience to Holders. The Issuer has caused ISIN numbers to be printed on the Notes and the Trustee may use such ISIN numbers in notices as a convenience to Holders. No representation is made as to the accuracy of any such numbers either as printed on the Notes or as contained in any notice and reliance may be placed only on the other identification numbers placed thereon. The Issuer will promptly notify the Trustee and each Agent of any change in the CUSIP, ISIN and/or Common Code number.

EXHIBIT B

(S) COPY OF INDENTURE AND OTHER AGREEMENTS. The Issuer will furnish to any Holder upon written request and without charge a copy of the Indenture, the Note Security Documents, the Collateral Sharing Agreement and/or the Priority Agreement. Requests may be made to the Issuer, c/o Ziggo Bond Finance B.V., Naritaweg 165, Telestone 8, 1043 BW Amsterdam, The Netherlands, Attn: Directors, Fax: +31 205 722 650.

EXHIBIT B

ASSIGNMENT FORM

To assign this Note, fill in the form below:

(I) or (we) assign and transfer this Note to:

(Insert assignee’s legal name)

(Insert assignee’s soc. sec. or tax I.D. no.)

(Print or type assignee’s name, address and zip code)

and irrevocably appoint                                                                to transfer this Note on the books of the Issuer. The agent may substitute another to act for him.

Date:

Your Signature:

(Sign exactly as your name appears on the face of this Note)

Signature Guarantee*:

*	Participant in a recognized Signature Guarantee Medallion Program (or other signature guarantor acceptable to the Trustee).

EXHIBIT B

OPTION OF HOLDER TO ELECT PURCHASE

If you want to elect to have this Note purchased by the Issuer pursuant to Section 4.10 or 4.14 of the Indenture, check the appropriate box below:

☐        Section 4.10                                                                                    ☐        Section 4.14

If you want to elect to have only part of the Note purchased by the Issuer pursuant to Section 4.10 or Section 4.14 of the Indenture, state the amount you elect to have purchased:

$

Date:

Your Signature:

(Sign exactly as your name appears on the face of this Note)

Tax Identification No.:

Signature Guarantee*:

*	Participant in a recognized Signature Guarantee Medallion Program (or other signature guarantor acceptable to the Trustee).

EXHIBIT B

SCHEDULE B

FORM OF NOTE ACCESSION AGREEMENT TO DEFINITIVE REGISTERED NOTE

This ACCESSION AGREEMENT (this “Agreement”), dated as of                     , is made by Ziggo Bond Finance B.V. a private limited company incorporated under the laws of the Netherlands, having its registered office at Naritaweg 165, Telestone 8, 1043 BW, Amsterdam, The Netherlands, registered with the Dutch Commercial Register under number 61995460 (the “Issuer”),                      (the “Fold-In Issuer”) and Deutsche Trustee Company Limited, as the Trustee (“Trustee”), under the Note referred to below.

WHEREAS, the Issuer has heretofore executed and delivered one or more definitive registered notes (each a “Definitive Registered Note”), dated as of                     , providing for the issuance of aggregate principal amount of $             in aggregate principal amount of 6.000% Senior Notes due 2027, pursuant to the terms of the Indenture dated as of September 23, 2016 among the Issuer and the Trustee, among others (the “Indenture”).

WHEREAS, each Definitive Registered Note provides that under certain circumstances the Fold-In Issuer shall execute and deliver to the Trustee this Agreement pursuant to which the Fold-In Issuer shall accede to such Definitive Registered Note, as Fold-In Issuer, and assume all of the obligations of Issuer under each such Definitive Registered Note and the Indenture.

WHEREAS, each Definitive Registered Note provides that upon the execution and delivery of this Agreement, the Issuer shall be released from its obligations under such Global Note and the Indenture.

WHEREAS, pursuant to Clause (E) of each Definitive Registered Note, the Trustee is authorized to execute and deliver this Agreement.

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the Issuer, the Fold-In Issuer and the Trustee mutually covenant and agree for the equal and ratable benefit of the Holders of the Notes as follows:

1. CAPITALIZED TERMS. Capitalized terms used in this Agreement and not otherwise defined in this Agreement shall have the meanings ascribed to them in the Indenture.

2. AGREEMENT TO ACCEDE. The Fold-In Issuer hereby agrees to accede, as Issuer, to the Definitive Registered Note on the terms and conditions set forth in this Agreement and the Definitive Registered Note. In particular connection with such succession, the Fold-In Issuer agrees (a) to be bound by all of the covenants, stipulations, promises and agreements set forth in the Definitive Registered Note and (b) to perform in accordance with its terms all of the obligations which by the terms of the Definitive Registered Note are required to be performed by the Issuer.

3. GOVERNING LAW. THE INTERNAL LAW OF THE STATE OF NEW YORK WILL GOVERN AND BE USED TO CONSTRUE THIS AGREEMENT.

4. COUNTERPARTS. The parties may sign any number of copies of this Agreement. Each signed copy shall be an original, but all of them together represent the same agreement.

EXHIBIT B

5. EFFECT OF HEADINGS. The section headings herein are for convenience only and shall not affect the construction hereof.

6. THE TRUSTEE. The Trustee shall not be responsible in any manner whatsoever for or in respect of the validity of sufficiency of this Agreement or for or in respect of the recitals contained herein, all of which recitals are made solely by the Issuer or the Fold-In Issuer.

7. RATIFICATION OF DEFINITIVE REGISTERED NOTE AND THE INDENTURE; ACCESSION AGREEMENT PART OF GLOBAL NOTE AND THE INDENTURE. Except as expressly amended hereby, each Definitive Registered Note and the Indenture is in all respects ratified and confirmed and all the terms, conditions and provisions thereof shall remain in full force and effect. This Agreement shall form a part of the Definitive Registered Note and the Indenture for all purposes.

8. SUCCESSORS. All covenants and agreements in this Agreement by the parties hereto shall bind their successors.

(Signature page to follow)

IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed and attested, as of the date first above written.

ZIGGO BOND FINANCE B.V.

By:
Name:
Title:

as the Fold-Issuer

By:
Name:
Title:

DEUTSCHE TRUSTEE COMPANY LIMITED as Trustee

By:
Name:
Title:

By:
Name:
Title:

EXHIBIT C

FORM OF CERTIFICATE OF TRANSFER

Ziggo Bond Finance B.V.

Naritaweg 165

Telestone 8

1043 BW Amsterdam

The Netherlands

Deutsche Bank Trust Company Americas

c/o Deutsche Bank National Trust Company

100 Plaze One- 6th Floor

MSJCY01-0699

Jersey City, New Jersey 07311

Fax: +1 732 578 4635

Attention: Client Services Manager- Ziggo Bond Finance B.V.

Re:	6.000% Senior Notes due 2027

Reference is hereby made to the Indenture, dated as of September 23, 2016 (the “Indenture”), among, inter alios, Ziggo Bond Finance B.V., as issuer, and Deutsche Trustee Company Limited, as Trustee. Capitalized terms used but not defined herein shall have the meanings given to them in the Indenture.

                                     , (the “Transferor”) owns and proposes to transfer the Note[s] or interest in such Note[s] specified in Annex A hereto, in the principal amount of $             in such Note[s] or interests (the “Transfer”), to                          (the “Transferee”), as further specified in Annex A hereto. In connection with the Transfer, the Transferor hereby certifies that:

[CHECK ONLY ONE]

1. ☐ Check if Transfer Is Pursuant to Rule 144A. The Transfer is being effected pursuant to and in accordance with Rule 144A (“Rule 144A”) under the U.S. Securities Act of 1933, as amended (the “U.S. Securities Act”), and, accordingly, the Transferor hereby further certifies that the Book-Entry Interest or Definitive Registered Note is being transferred to a Person that the Transferor reasonably believed and believes is purchasing the Book-Entry Interest or Definitive Registered Note for its own account, or for one or more accounts with respect to which such Person exercises sole investment discretion, and such Person and each such account is a “qualified institutional buyer” within the meaning of Rule 144A in a transaction meeting the requirements of Rule 144A and such Transfer is in compliance with any applicable securities laws of any jurisdiction. Upon consummation of the proposed Transfer in accordance with the terms of the Indenture, the transferred Book-Entry Interest or Definitive Registered Note will be subject to the restrictions on transfer enumerated in the Private Placement Legend printed on the 144A Global Note and/or the 144A Definitive Registered Note and in the Indenture and the U.S. Securities Act.

2. ☐ Check if Transfer Is Pursuant to Regulation S. The Transfer is being effected pursuant to and in accordance with Rule 903 and Rule 904 under the U.S. Securities Act and, accordingly, the Transferor hereby further certifies that (i) the Transfer is not being made to a person in the United States and (A) at the time the buy order was originated, the Transferee was outside the United States or such Transferor and any Person acting on its behalf reasonably believed and believes that the Transferee was outside the United States or (B) the transaction was executed in, on or through the facilities of a designated offshore securities market and neither such Transferor nor any Person acting on its behalf knows that the transaction was prearranged with a buyer in the United States; (ii) no directed selling efforts have been made in contravention of the requirements of Rule

C-1

904(b) of Regulation S under the U.S. Securities Act; and (iii) the transaction is not part of a plan or scheme to evade the registration requirements of the U.S. Securities Act. Upon consummation of the proposed transfer in accordance with the terms of the Indenture, the transferred Book-Entry Interest or Definitive Registered Note will be subject to the restrictions on Transfer enumerated in the Private Placement Legend printed on the Regulation S Global Note and/or the Definitive Registered Note and in the Indenture and the U.S. Securities Act.

This certificate and the statements contained herein are made for your benefit and the benefit of the Issuer and the Trustee and the Issuer and the Trustee are irrevocably authorized to produce this certificate or a copy hereof to any interested party in any administrative or legal proceeding or official inquiry with respect to the matters covered hereby.

[Insert Name of Transferor]

By:
Name:
Title:

Dated:

C-2

EXHIBIT C

ANNEX A TO CERTIFICATE OF TRANSFER

1.	The Transferor owns and proposes to transfer the following:

[CHECK ONE]

(a)	☐ Book-Entry Interest held through the Depositary/Euroclear/Clearstream Account No. , in the:

(i)	☐ 144A Global Note (CUSIP ), or

(ii)	☐ Regulation S Global Note (CUSIP ), or

(b)	☐ a 144A Definitive Registered Note; or

(c)	☐ a Regulation S Definitive Registered Note.

2.	After the Transfer the Transferee will hold:

[CHECK ONE]

(a)	☐ a Book-Entry Interest through the Depositary/Euroclear/Clearstream Account No. in the:

(i)	☐ 144A Global Note (CUSIP ), or

(ii)	☐ Regulation S Global Note (CUSIP ), or

(b)	☐ a 144A Definitive Registered Note; or

(c)	☐ a Regulation S Definitive Registered Note,

in accordance with the terms of the Indenture.

C-1

EXHIBIT D

FORM OF CERTIFICATE OF EXCHANGE

Ziggo Bond Finance B.V.

Naritaweg 165

Telestone 8

1043 BW Amsterdam

The Netherlands

Deutsche Bank Trust Company Americas

c/o Deutsche Bank National Trust Company

100 Plaze One- 6th Floor

MSJCY01-0699

Jersey City, New Jersey 07311

Fax: +1 732 578 4635

Attention: Client Services Manager- Ziggo Bond Finance B.V.

Re:	6.000% Senior Notes due 2027

Reference is hereby made to the Indenture, dated as of September 23, 2016 (the “Indenture”), among, inter alios, Ziggo Bond Finance B.V., as issuer, and Deutsche Trustee Company Limited, as Trustee. Capitalized terms used but not defined herein shall have the meanings given to them in the Indenture.

                             , (the “Owner”) owns and proposes to exchange the Note[s] or interest in such Note[s] specified in Annex A hereto, in the principal amount of $                      in such Note[s] or interests (the “Exchange”). In connection with the Exchange, the Owner hereby certifies that:

(a) Check if Exchange is Book-Entry Interest in a Global Note to Definitive Registered Note. In connection with the Exchange of the Owner’s Book-Entry Interest in the Global Note for a Definitive Registered Note with an equal principal amount, the Owner hereby certifies that the Definitive Registered Note is being acquired for the Owner’s own account without transfer. Upon consummation of the proposed Exchange in accordance with the terms of the Indenture, the Definitive Registered Note issued will continue to be subject to the restrictions on transfer enumerated in the Private Placement Legend printed on the Definitive Registered Note and in the Indenture and the U.S. Securities Act.

(b) Check if Exchange is from Definitive Registered Note to Book-Entry Interest in a Global Note. In connection with the Exchange of the Owner’s Definitive Registered Note for a Book-Entry Interest in the [CHECK ONE],

☐	144A Global Note

☐	Regulation S Global Note

with an equal principal amount, the Owner hereby certifies (i) the Book-Entry Interest is being acquired for the Owner’s own account without transfer and (ii) such Exchange has been effected in compliance with the transfer restrictions applicable to the Global Notes and pursuant to and in accordance with the U.S. Securities Act, and in compliance with any applicable securities laws of any applicable jurisdiction. Upon consummation of the proposed Exchange in accordance with the terms of the Indenture, the Book-Entry Interest issued will be subject to the restrictions on transfer enumerated in the Private Placement Legend printed on the relevant Global Note and in the Indenture and the U.S. Securities Act.

EXHIBIT D

This certificate and the statements contained herein are made for your benefit and the benefit of the Issuer and the Trustee and the Issuer and the Trustee are irrevocably authorized to produce this certificate or a copy hereof to any interested party in any administrative or legal proceeding or official inquiry with respect to the matters covered hereby.

[[Insert Name of Transferor]

By:
Name:
Title:

Dated:

EXHIBIT D

ANNEX A TO CERTIFICATE OF EXCHANGE

1.	The Owner owns and proposes to exchange the following:

[CHECK ONE]

(a)	☐ a Book-Entry Interest held through the Depositary/Euroclear/Clearstream Account No. , in the:

(i)	☐ 144A Global Note (CUSIP ), or

(ii)	☐ Regulation S Global Note (CUSIP ), or

(b)	☐ a 144A Definitive Registered Note; or

(c)	☐ a Regulation S Definitive Registered Note.

2.	After the Transfer the Transferee will hold:

[CHECK ONE]

(a)	☐ a Book-Entry Interest through the Depositary/Euroclear/Clearstream Account No. in the:

(i)	☐ 144A Global Note (CUSIP ), or

(ii)	☐ Regulation S Global Note (CUSIP ), or

(b)	☐ a 144A Definitive Registered Note; or

(c)	☐ a Regulation S Definitive Registered Note,

in accordance with the terms of the Indenture.

EXHIBIT E

FORM OF SUPPLEMENTAL INDENTURE

TO BE DELIVERED BY SUBSEQUENT GUARANTORS

SUPPLEMENTAL INDENTURE (this “Supplemental Indenture”), dated as of                     , among                      (the “Guaranteeing Company”), Ziggo Bond Finance B.V., as Issuer (the “Issuer”), and Deutsche Trustee Company Limited, as Trustee under the Indenture referred to below (the “Trustee”).

W I T N E S S E T H

WHEREAS, the Issuer has heretofore executed and delivered to the Trustee an indenture (the “Indenture”), dated as of September 23, 2016, providing for the issuance of an initial aggregate principal amount of $625,000,000 of 6.000% Senior Notes due 2027 (the “Notes”).

WHEREAS, the Indenture provides that under certain circumstances the Guaranteeing Company shall execute and deliver to the Trustee a Supplemental Indenture pursuant to which the Guaranteeing Company shall unconditionally guarantee all of the Issuer’s Obligations under the Notes and the Indenture on the terms and conditions set forth herein (the “Guarantee”); and

WHEREAS, pursuant to Section 9.05 of the Indenture, the Trustee is authorized to execute and deliver this Supplemental Indenture.

NOW THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the Guaranteeing Company and the Trustee mutually covenant and agree for the equal and ratable benefit of the Holders as follows:

1. CAPITALIZED TERMS. Capitalized terms used herein without definition shall have the meanings assigned to them in the Indenture.

2. AGREEMENT TO GUARANTEE. The Guaranteeing Company hereby agrees to provide an unconditional Guarantee on the terms and subject to the conditions set forth in such Guarantee and in the Indenture.

3. NO RECOURSE AGAINST OTHERS. No officer, employee, incorporator, member or stockholder of the Guaranteeing Company, as such, shall have any liability for any obligations of the Issuer or any Guaranteeing Company under the Notes, any Guarantees, the Indenture, any Intercreditor Agreement, the Note Security Documents or this Supplemental Indenture or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder of the Notes by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes.

5. NEW YORK LAW TO GOVERN. THE INTERNAL LAW OF THE STATE OF NEW YORK SHALL GOVERN AND BE USED TO CONSTRUE THIS SUPPLEMENTAL INDENTURE.

6. COUNTERPARTS. The parties may sign any number of copies of this Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement.

7. EFFECT OF HEADINGS. The Section headings herein are for convenience only and shall not affect the construction hereof.

E-1

8. THE TRUSTEE. The Trustee shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this Supplemental Indenture or for or in respect of the recitals contained herein, all of which recitals are made solely by the Guaranteeing Company and the Issuer.

9. RATIFICATION OF INDENTURE; SUPPLEMENTAL INDENTURES PART OF INDENTURE. Except as expressly amended hereby, the Indenture is in all respects ratified and confirmed and all the terms, conditions and provisions thereof shall remain in full force and effect. This Supplemental Indenture shall form a part of the Indenture for all purposes.

10. SUCCESSORS. All covenants and agreements in this Supplemental Indenture by the parties hereto shall bind their successors.

(Signature page to follow)

E-2

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed and attested, all as of the date first above written.

[GUARANTEEING COMPANY]

By:
Name:
Title:

[ISSUER] as Issuer

By:
Name:
Title:

DEUTSCHE TRUSTEE COMPANY LIMITED as Trustee

By:
Name:
Title:

EXHIBIT F

FORM OF ACCESSION AGREEMENT

This ACCESSION AGREEMENT (this “Agreement”), dated as of                         , is made by Ziggo Bond Finance B.V. a private limited company incorporated under the laws of the Netherlands, having its registered office at Naritaweg 165, Telestone 8, 1043 BW, Amsterdam, The Netherlands, registered with the Dutch Commercial Register under number 61995460 (the “Issuer”),                      (the “Fold-In Issuer”) and Deutsche Trustee Company Limited, as the Trustee (“Trustee”), under the Indenture referred to below.

WHEREAS, the Issuer has heretofore executed and delivered to the Trustee an indenture (the “Indenture”), dated as of September 23, 2016, providing for the issuance of an aggregate principal amount of $                     in aggregate principal amount of 6.000% Senior Notes due 2027 (the “Notes”).

WHEREAS, the Indenture provides that under certain circumstances the Fold-Issuer shall execute and deliver to the Trustee this Agreement pursuant to which the Fold-Issuer shall accede to the Indenture, as issuer, and assume all of the obligations of the Issuer under the Indenture and the Notes.

WHEREAS, the Indenture provides that upon the execution and delivery of this Agreement, the Issuer shall be released from its obligations under the Indenture and the Notes.

WHEREAS, pursuant to Section 4.27 of the Indenture, the Trustee is authorized to execute and deliver this Agreement.

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the Fold-Issuer and the Trustee mutually covenant and agree for the equal and ratable benefit of the Holders of the Notes as follows:

1. CAPITALIZED TERMS. Capitalized terms used in this Agreement and not otherwise defined in this Agreement shall have the meanings ascribed to them in the Indenture.

2. AGREEMENT TO ACCEDE. The Fold-Issuer hereby agrees to accede to the Indenture, as issuer, on the terms and conditions set forth in this Agreement and the Indenture. In particular connection with such succession, the Fold-Issuer agrees (a) to be bound by all of the covenants, stipulations, promises and agreements set forth in the Indenture and (b) to perform in accordance with its terms all of the obligations which by the terms of the Indenture are required to be performed by the Issuer.

3. NOTICES. The notice provisions for the “Issuer” in Section 14.01 of the Indenture are hereby amended to the following to reflect the Fold-In Issuer’s details:

[insert notice details]

4. NEW YORK LAW TO GOVERN. THE INTERNAL LAW OF THE STATE OF NEW YORK SHALL GOVERN AND BE USED TO CONSTRUE THIS AGREEMENT.

5. COUNTERPARTS. The parties may sign any number of copies of this Agreement. Each signed copy shall be an original, but all of them together represent the same agreement.

F-1

EXHIBIT F

6. EFFECT OF HEADINGS. The section headings herein are for convenience only and shall not affect the construction hereof.

7. THE TRUSTEE. The Trustee shall not be responsible in any manner whatsoever for or in respect of the validity of sufficiency of this Agreement or for or in respect of the recitals contained herein, all of which recitals are made solely by the Issuer and the Fold-Issuer.

8. RATIFICATION OF GLOBAL NOTES AND THE INDENTURE; ACCESSION AGREEMENT PART OF GLOBAL NOTE AND THE INDENTURE. Except as expressly amended hereby, each Global Note and the Indenture is in all respects ratified and confirmed and all the terms, conditions and provisions thereof shall remain in full force and effect. This Agreement shall form a part of the Global Notes and the Indenture for all purposes.

9. SUCCESSORS. All covenants and agreements in this Agreement by the parties hereto shall bind their successors.

(Signature page to follow)

F-2

IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed and attested, as of the date first above written.

ZIGGO BOND FINANCE B.V.

By:
Name:
Title:

as the Fold-Issuer

By:
Name:
Title:

DEUTSCHE TRUSTEE COMPANY LIMITED as Trustee

By:
Name:
Title:

By:
Name:
Title:

EXHIBIT G

FORM OF SOLVENCY CERTIFICATE

This solvency certificate (this “Certificate”) is delivered by [insert name of relevant Grantor] (the “Company”) in connection with the Indenture dated as of September 23, 2016 (as amended, restated, supplemented or otherwise modified from time to time, the “Indenture”) (undefined capitalized terms used herein shall have the meanings set forth in the Indenture) among, inter alios, Ziggo Bond Finance B.V., as issuer and Deutsche Trustee Company Limited, as trustee. I hereby certify as follows in my capacity as [Responsible Financial or Accounting Officer] of the Company, and not individually:

1. I am, and at all pertinent times mentioned herein, have been the duly qualified and acting [Responsible Financial or Accounting Officer] of the Company.

2. In connection with the preparation of this Certificate, I have made such investigations and inquiries as I deem necessary and reasonably prudent therefor and to accurately make the certifications expressed herein.

Based on the foregoing, on behalf of the Company, I have reached the following conclusions:

(A) As of the date hereof, after giving effect to [describe the Permitted Collateral Lien or release/retaking of security contemplated by Section 4.17 of the Indenture] (the “Transactions”):

(i)	the fair value of the assets of the Company and its subsidiaries on a consolidated basis is in excess of the total amount of its debts (including, without limitation, contingent liabilities, computed as the amount that, in light of all the facts and circumstances now existing, represents the amount that can reasonably be expected to become an actual or matured liability);

(ii)	the present fair salable value of the assets of the Company and its subsidiaries on a consolidated basis is greater than its probable total liability on its existing debts as such debts become absolute and matured; and

(iii)	the Company has capital that is not unreasonably small for its business and is sufficient to carry on its business as conducted and as proposed to be conducted.

(B) The Company is not subject to insolvency proceedings, voluntary or judicial liquidation, composition with creditors, reprieve from payment or general settlement with creditors.

(C) The Company is not, on the date hereof and will, as a result of the Transaction, not be in a state of cessation of payments.

(D) No application has been made by the Company or, as far as the Company is aware, by any other person for the appointment of an insolvency administrator pursuant to any insolvency proceedings.

(E) No application has been made by the Company for a voluntary winding-up or liquidation nor has any judicial winding-up or liquidation been commenced or initiated against the Company.

G-2

(F) The Company does not intend, in incurring (by way of assumption or otherwise) any obligations or liabilities (contingent or otherwise) relating to the Transaction, to disturb, delay, hinder or defraud either present or future creditors to which the Company, the Issuer or any of their Subsidiaries is on the date hereon, indebted.

“Fair salable value” means the amount that could be obtained for assets within a reasonable time, either through collection or through sale under ordinary selling conditions by a capable and diligent seller to an interested buyer who is willing (but under no compulsion) to purchase.

****

G-3

IN WITNESS WHEREOF, I have executed this Certificate on behalf of the Company in my capacity as [Responsible Financial or Accounting Officer] of the Company (but not individually) as of [●] and have no personal liability hereunder.

[ ]

By:

Name:

Title:

EXHIBIT H

FOLD-IN COVENANT SCHEDULE

TABLE OF CONTENTS

EXHIBIT H

H-i

H-ii

H-iii

Section 11.05	Waiver of subrogation	134
Section 11.06	Termination of Security Interest	134

ARTICLE 12.
SATISFACTION AND DISCHARGE

Section 12.01	Satisfaction and Discharge	134
Section 12.02	Application of Trust Money	135

H-iv

ARTICLE 1.

DEFINITIONS AND INCORPORATION

BY REFERENCE

Section 1.01 Definitions

“144A Global Note” means a Global Note substantially in the form of Exhibit A bearing the Global Note Legend and the Private Placement Legend and deposited with the Custodian and registered in the name of the Depositary or its nominee issued in a denomination equal to the outstanding principal amount of the Notes initially sold in reliance on Rule 144A.

“2014 Senior Facility Agreement” means the senior facility agreement dated January 27, 2014 between, among others, Amsterdamse Beheer- en Consultingmaatschappij B.V., certain subsidiaries of Amsterdamse Beheer- en Consultingmaatschappij B.V. and certain financial institutions as lenders thereunder, as amended or supplemented from time to time.

“2015 SPV Senior Facility Agreement” means the senior secured credit facility dated as of March 5, 2015 (as amended, restated or supplemented from time to time), between, among others, the Old Senior Secured Notes Issuer and Ziggo Secured Finance Partnership, as initial borrowers, The Bank of Nova Scotia, as the facility agent, and the Trustee, as the security trustee.

“Acquisition” means the acquisition by LGE Holdco VII B.V. of shares in Ziggo N.V. following a recommended public offer pursuant to a merger protocol agreement dated January 27, 2014.

“Acquired Indebtedness” means Indebtedness (i) of a Person or any of its Subsidiaries existing at the time such Person becomes a Restricted Subsidiary or (ii) assumed in connection with the acquisition of assets from such Person, in each case whether or not Incurred by such Person in connection with, or in anticipation or contemplation of, such Person becoming a Restricted Subsidiary or such acquisition. Acquired Indebtedness shall be deemed to have been Incurred, with respect to clause (i) of the preceding sentence, on the date such Person becomes a Restricted Subsidiary and, with respect to clause (ii) of the preceding sentence, on the date of consummation of such acquisition of assets.

“Additional Assets” means:

(1)	any property or assets (other than Indebtedness and Capital Stock) to be used by the Fold-In Issuer, the Affiliate Issuer or a Restricted Subsidiary in a Related Business or are otherwise useful in a Related Business (it being understood that capital expenditure on property or assets already used in a Related Business or to replace any property or assets that are the subject of such Asset Disposition or any operating expenses Incurred in the day-to-day operations of a Related Business shall be deemed an Investment in Additional Assets);

(2)	the Capital Stock of a Person that is engaged in a Related Business and becomes a Restricted Subsidiary as a result of the acquisition of such Capital Stock by the Fold-In Issuer, the Affiliate Issuer or a Restricted Subsidiary; or

(3)	Capital Stock constituting a minority interest in any Person that at such time is a Restricted Subsidiary.

“Additional Notes” means additional Notes (other than the Initial Notes) issued under this Indenture in accordance with Sections 2.01(e), 2.02 and 4.09, as part of the same series as the Initial Notes.

“Affiliate” of any specified Person means any other Person, directly or indirectly, controlling or controlled by or under direct or indirect common control with such specified Person. For the purposes of this definition, “control” when used with respect to any Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative to the foregoing.

“Affiliate Subsidiary” refers to any Subsidiary of an Ultimate Parent (other than a Subsidiary of the Fold-In Issuer or the Affiliate Issuer) that provides a Note Guarantee following the Issue Date.

“Agent” means any Registrar, co-registrar, Paying Agent or additional paying agent.

“Applicable Premium” means with respect to a Note at any Redemption Date prior to January 15, 2022, the excess of (1) the present value at such Redemption Date of (a) the redemption price of such Note on January 15, 2022 (such redemption price being described under Section 3.07(c) exclusive of any accrued and unpaid interest) plus (b) all required remaining scheduled interest payments due on such Note through January 15, 2022 (but excluding accrued and unpaid interest to the Redemption Date), computed using a discount rate equal to the Treasury Rate plus 50 basis points over (2) the principal amount of such Note on such Redemption Date. For the avoidance of doubt, calculation of the Applicable Premium shall not be a duty of the Trustee, Security Trustee or any Registrar, Paying Agent or Transfer Agent.

“Applicable Procedures” means, with respect to any transfer or exchange of or for beneficial interests in any Global Note, the rules and procedures of the Depositary , Euroclear or Clearstream that apply to such transfer or exchange.

“Asset Disposition” means any direct or indirect sale, lease (other than an operating lease entered into in the ordinary course of business), transfer, issuance or other disposition, or a series of related sales, leases, (other than an operating lease entered into in the ordinary course of business), transfers, issuances or dispositions that are part of a common plan, of shares of Capital Stock of a Subsidiary (other than directors’ qualifying shares), property or other assets (each referred to for the purposes of this definition as a “disposition”) by the Fold-In Issuer, the Affiliate Issuer or any of the Restricted Subsidiaries, including any disposition by means of a merger, consolidation or similar transaction.

Notwithstanding the preceding, the following items shall not be deemed to be Asset Dispositions:

(1)	a disposition by a Restricted Subsidiary to the Fold-In Issuer or the Affiliate Issuer or by the Fold-In Issuer, the Affiliate Issuer or a Restricted Subsidiary (other than a Receivables Entity) to a Restricted Subsidiary;

(2)	the sale or disposition of cash, Cash Equivalents or Investment Grade Securities in the ordinary course of business;

(3)	a disposition of inventory, consumer equipment, trading stock, communications capacity or other assets in the ordinary course of business;

(4)	a sale, lease, transfer or other disposition, or a series of related sales, leases, transfers, issuances or dispositions that are part of a common plan, of obsolete, surplus or worn out equipment or other equipment and assets that are no longer useful in the conduct of the business of the Fold-In Issuer, the Affiliate Issuer and the Restricted Subsidiaries;

(5)	transactions permitted under Section 5.01 or a transaction that constitutes a Change of Control;

(6)	an issuance of Capital Stock by a Restricted Subsidiary to the Fold-In Issuer, the Affiliate Issuer or to another Restricted Subsidiary;

(7)	(a) for purposes of Section 4.10 only, the making of a Permitted Investment or a disposition subject to Section 4.07 and (b) solely for the purpose of Section 4.10 (a)(3), a disposition, the proceeds of which are used to make Restricted Payments permitted to be made under Section 4.07 or Permitted Investments;

(8)	dispositions of assets in a single transaction or series of related transactions with an aggregate fair market value in any calendar year of less than the greater of €10.0 million and 1.0% of Total Assets (with unused amounts in any calendar year being carried over to the next succeeding year subject to a maximum of the greater of €10.0 million and 1.0% of Total Assets of carried over amounts for any calendar year);

(9)	dispositions in connection with Permitted Liens;

(10)	dispositions of receivables or related assets in connection with the compromise, settlement or collection thereof in the ordinary course of business or in bankruptcy or similar proceedings and exclusive of factoring or similar arrangements;

(11)	the assignment, licensing or sublicensing of intellectual property or other general intangibles and assignments, licenses, sublicenses, leases or subleases of spectrum or other property;

(12)	foreclosure, condemnation or similar action with respect to any property or other assets;

(13)	the sale or discount (with or without recourse, and on customary or commercially reasonable terms) of receivables arising in the ordinary course of business, or the conversion or exchange of accounts receivable for notes receivable;

(14)	sales of accounts receivable and related assets or an interest therein of the type specified in the definition of “Qualified Receivables Transaction” to a Receivables Entity and Investments in a Receivables Entity consisting of cash or Securitization Obligations;

(15)	any disposition of Capital Stock, Indebtedness or other securities of an Unrestricted Subsidiary;

(16)	any disposition of Capital Stock of a Restricted Subsidiary pursuant to an agreement or other obligation with or to a Person (other than the Fold-In Issuer, the Affiliate Issuer or a Restricted Subsidiary) from whom such Restricted Subsidiary was acquired or from whom such Restricted Subsidiary acquired its business and assets (having been newly formed in connection with such acquisition), made as part of such acquisition and in each case comprising all or a portion of the consideration in respect of such sale or acquisition;

(17)	any surrender or waiver of contract rights or the settlement, release or surrender of contract, tort or other claims of any kind;

(18)	(a) disposals of assets, rights or revenue not constituting part of the Distribution Business of the Fold-In Issuer, the Affiliate Issuer and the Restricted Subsidiaries, and (b) other disposals of non-core assets acquired in connection with any acquisition permitted under this Indenture;

(19)	any disposition or expropriation of assets or Capital Stock which the Fold-In Issuer, the Affiliate Issuer or any Restricted Subsidiary is required, or made in response to concerns raised by, a regulatory authority or court of competent jurisdiction;

(20)	any disposition of other interests in other entities in an amount not to exceed €10.0 million;

(21)	any disposition of real property; provided that the fair market value of the real property disposed of in any calendar year does not exceed the greater of €50.0 million and 3.0% of Total Assets (with unused amounts in any calendar year being carried over to the next succeeding year subject to a maximum of the greater of €50.0 million and 3.0% of Total Assets of carried over amounts for any calendar year);

(22)	any disposition of assets to a Person who is providing services related to such assets, the provision of which have been or are to be outsourced by the Fold-In Issuer, the Affiliate Issuer or any Restricted Subsidiary to such Person;

(23)	any disposition of Investments in joint ventures to the extent required by, or made pursuant to, customary buy/sell arrangements between the joint venture parties set forth in joint venture arrangements and similar binding agreements; provided that any cash or Cash Equivalents received in such disposition is applied in accordance with Section 4.10;

(24)	any sale or disposition with respect to property built, owned or otherwise acquired by the Fold-In Issuer, the Affiliate Issuer or any Restricted Subsidiary pursuant to customary sale and lease-back transactions, asset securitizations and other similar financings permitted by this Indenture;

(25)	the sale or disposition of the Towers Assets; and

(26)	any other disposition of assets comprising in aggregate percentage value of 10% or less of Total Assets.

In the event that a transaction (or any portion thereof) meets the criteria of a disposition permitted under clauses (1) through (26) above and would also be a Restricted Payment permitted to be made under Section 4.07 or a Permitted Investment, the Fold-In Issuer, in its sole discretion, will be entitled to divide and classify such transaction (or a portion thereof) as a disposition permitted under clauses (1) through (26) above and/or one or more of the types of Restricted Payments permitted to be made under Section 4.07 or Permitted Investments.

“Authenticating Agent” means each Person authorized pursuant to Section 2.02 to authenticate Notes and any Person authorized pursuant to Section 2.02 to act on behalf of the Trustee to authenticate Notes.

“Authorized Person” means any person who is designated by the Issuer to give Instructions to the Trustee or the Agents under the terms of this Indenture pursuant to one or more incumbency certificates (which may be amended or updated from time to time) delivered to the Trustee containing the specimen signature of such person provided that no Authorized Person shall be entitled to give instructions directly to Deutsche Bank Trust Company Americas, which shall only receive instructions via the Trustee.

“Bank Products” means (i) any facilities or services related to cash management, cash pooling, treasury depository, overdraft, commodity trading or brokerage accounts, credit or debit card, p-cards (including purchasing cards or commercial cards), electronic funds transfer, automated clearinghouse, zero balance accounts, returned check concentration, controlled disbursement, lockbox, account reconciliation and reporting and trade financial services or other cash management and cash pooling arrangements and (ii) daylight exposures of the Fold-In Issuer, the Affiliate Issuer or any Restricted Subsidiary in respect of banking and treasury arrangements entered into in the ordinary course of business.

“Bankruptcy Law” means Title 11, United States Bankruptcy Code of 1978, or any similar United States federal or state law or relevant law in any jurisdiction or organization or similar foreign law (including, without limitation, laws of the Netherlands relating to moratorium, bankruptcy, insolvency, receivership, winding up, liquidation, reorganization or relief of debtors) or any amendment to, succession to or change in any such law.

“beneficial owner” has the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the Exchange Act, except that in calculating the beneficial ownership of any particular “person” (as that term is used in Section 13(d)(3) of the Exchange Act), such “person” will be deemed to have beneficial ownership of all securities that such “person” has the right to acquire by conversion or exercise of other securities, whether such right is currently exercisable or is exercisable only after the passage of time. The terms “beneficially owns” and “beneficially owned” have a corresponding meaning.

“Board of Directors” means, as to any Person, the board of directors of such Person or any duly authorized committee thereof, or, in the case of the Fold-In Issuer, its managing director; provided that (i) if and for so long as the Fold-In Issuer or the Affiliate Issuer is a Subsidiary of the Ultimate Parent, any action required to be taken under this Indenture by the Board of Directors of the Fold-In Issuer or the Affiliate Issuer can, in the alternative, at the option of the Fold-In Issuer or the Affiliate Issuer, be taken by the Board of Directors of the Ultimate Parent and (ii) following consummation of a Spin-Off, any action required to be taken under this Indenture by the Board of Directors of the Fold-In Issuer or the Affiliate Issuer can, in the alternative, at the option of the Fold-In Issuer or the Affiliate Issuer, be taken by the Board of Directors of the Spin Parent.

“Book-Entry Interest” means a beneficial interest in a Global Note held by or through a Participant.

“Business Day” means each day that is not a Saturday, Sunday or other day on which banking institutions in the Netherlands, New York, New York, or London, England are authorized or required by law to close.

“Capital Stock” of any Person means any and all shares, interests, rights to purchase, warrants, options, participation or other equivalents of or interests in (however designated) equity of such Person, including any Preferred Stock, but excluding any debt securities convertible into such equity.

H-215

“Capitalized Lease Obligation” means an obligation that is required to be classified and accounted for as a capitalized lease for financial reporting purposes in accordance with GAAP. The amount of Indebtedness represented by such obligation will be the capitalized amount of such obligation at the time any determination thereof is to be made as determined in accordance with GAAP, and the Stated Maturity thereof will be the date of the last payment of rent or any other amount due under such lease prior to the first date such lease may be terminated without penalty.

“Cash Equivalents” means:

(1)	securities or obligations, insured or unconditionally guaranteed by the United States government, the government of the United Kingdom, the relevant member state of the European Union as of January 1, 2004 (each, a “Qualified Country”) or any agency or instrumentality thereof, in each case having maturities of not more than 24 months from the date of acquisition thereof;

(2)	securities or obligations issued by any Qualified Country or any political subdivision of any such Qualified Country, or any public instrumentality thereof, having maturities of not more than 24 months from the date of acquisition thereof and, at the time of acquisition, having a an investment grade rating generally obtainable from either S&P or Moody’s (or, if at any time neither S&P nor Moody’s shall be rating such obligations, then from another nationally recognized rating service in any Qualified Country);

(3)	commercial paper issued by any lender party to a Credit Facility or any bank holding company owning any lender party to a Credit Facility;

(4)	commercial paper maturing no more than 12 months after the date of acquisition thereof and, at the time of acquisition, having a rating of at least A-2 or P-2 from either S&P or Moody’s (or, if at any time neither S&P nor Moody’s shall be rating such obligations, an equivalent rating from another nationally recognized rating service in any Qualified Country);

(5)	time deposits, eurodollar time deposits, bank deposits, certificates of deposit or bankers’ acceptances maturing no more than two years after the date of acquisition thereof issued by any lender party to a Credit Facility or any other bank or trust company (x) having combined capital and surplus of not less than $250.0 million in the case of U.S. banks and $100.0 million (or the U.S. dollar equivalent thereof) in the case of non-U.S. banks or (y) the long-term debt of which is rated at the time of acquisition thereof at least “A-” or the equivalent thereof by Standard & Poor’s Ratings Services, or “A-” or the equivalent thereof by Moody’s Investors Service, Inc. (or if at the time neither is issuing comparable ratings, then a comparable rating of another nationally recognized rating agency in any Qualified Country);

(6)	auction rate securities rated at least Aa3 by Moody’s and AA- by S&P (or, if at any time either S&P or Moody’s shall not be rating such obligations, an equivalent rating from another nationally recognized rating service in any Qualified Country);

(7)	repurchase agreements or obligations with a term of not more than 30 days for underlying securities of the types described in clauses (1), (2) and (5) above entered into with any bank meeting the qualifications specified in clause (5) above or securities dealers or recognized national standing;

(8)	marketable short-term money market and similar funds (x) either having assets in excess of $250.0 million (or U.S. dollar equivalent thereof) or (y) having a rating of at least A-2 or P-2 from either S&P or Moody’s (or, if at any time neither S&P nor Moody’s shall be rating such obligations, an equivalent rating from another nationally recognized rating service in any Qualified Country);

(9)	interests in investment companies or money market funds, 95% the investments of which are one or more of the types of assets or instruments described in clauses (1) through (8) above; and

(10)	in the case of investments by the Fold-In Issuer, the Affiliate Issuer or any Subsidiary organized or located in a jurisdiction other than the United States or a member state of the European Union (or any political subdivision or territory thereof), or in the case of investments made in a country outside the United States, other customarily utilized high-quality investments in the country where such Subsidiary is organized or located or in which such Investment is made, all as conclusively determined in good faith by the Fold-In Issuer, or the Affiliate Issuer; provided that bank deposits and short term investments in local currency of any Restricted Subsidiary shall qualify as Cash Equivalents as long as the aggregate amount thereof does not exceed the amount reasonably estimated by such Restricted Subsidiary as being necessary to finance the operations, including capital expenditures, of such Restricted Subsidiary for the succeeding 90 days.

“Change of Control” means:

(1)	Parent Company (a) ceases to be the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of more than 50% of the total voting power of the Voting Stock of each of the Fold-In Issuer and the Affiliate Issuer and (b) ceases, by virtue of any powers conferred by the articles of association or other documents regulating the Fold-In Issuer and the Affiliate Issuer to, directly or indirectly, direct or cause the direction of management and policies of the Fold-In Issuer and the Affiliate Issuer;

(2)	the sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the assets of the Fold-In Issuer, the Affiliate Issuer and the Restricted Subsidiaries taken as a whole to any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) other than a Permitted Holder; or

(3)	the adoption by the stockholders of the Fold-In Issuer or the Affiliate Issuer of a plan or proposal for the liquidation or dissolution of the Fold-In Issuer or the Affiliate Issuer, other than a transaction complying with Section 5.01;

provided, however, that a Change of Control shall not be deemed to have occurred pursuant to clause (1) of this definition upon the consummation of the Post-Closing Reorganization or a Spin-Off.

“Clearing System Business Day” means a day on which DTC is open for business.

“Clearstream” means Clearstream Banking, S.A., or any successor thereto.

“Code” means the United States Internal Revenue Code of 1986, as amended.

“Commodity Agreements” means, in respect of a Person, any commodity purchase contract, commodity futures or forward contract, commodities option contract or other similar contract (including commodities derivative agreements or arrangements), to which such Person is a party or a beneficiary.

“Common Stock” means, with respect to any Person, any and all shares, interests or other participations in, and other equivalents (however designated and whether voting or nonvoting) of such Person’s common stock whether or not outstanding on the Issue Date, and includes, without limitation, all series and classes of such common stock.

“Consolidated EBITDA” means, for any period, operating income (loss) determined on the basis of GAAP of the Fold-In Issuer, the Affiliate Issuer and the Restricted Subsidiaries on Consolidated basis, plus at the option of the Fold-In Issuer or the Affiliate Issuer (except with respect to clauses (1) and (2) below) the following (to the extent deducted from operating income (loss)):

(1)	Consolidated depreciation expense;

(2)	Consolidated amortization expense;

(3)	stock based compensation expense;

(4)	other non-cash charges reducing operating income (provided that if any such non-cash charge represents an accrual of or reserve for potential cash charges in any future period, the cash payment in respect thereof in such future period shall reduce operating income to such extent, and excluding amortization of a prepaid cash item that was paid in a prior period) less other non-cash items of income increasing operating income (excluding any such non-cash item of income to the extent it represents (i) a receipt of cash payments in any future period, (ii) the reversal of an accrual or reserve for a potential cash item that reduced operating income in any prior period and (iii) any non-cash gains with respect to cash actually received in a prior period so long as such cash did not increase operating income in such prior period);

(5)	any extraordinary, one-off, non-recurring, exceptional or unusual gain, loss, expense or charge, including any charges or reserves in respect of any restructuring, redundancy, relocation, refinancing, integration or severance or other post-employment arrangements, signing, retention or completion bonuses, transaction costs, acquisition costs, disposition costs, business optimization, information technology implementation or development costs, costs related to governmental investigations and curtailments or modifications to pension or postretirement benefits schemes, litigation or any asset impairment charges or the financial impacts of natural disasters (including fire, flood and storm and related events);

(6)	effects of adjustments (including the effects of such adjustments pushed down to such Person and its Restricted Subsidiaries) in such Person’s Consolidated financial statements pursuant to GAAP (including inventory, property, equipment, software, goodwill, intangible assets, in process research and development, deferred revenue and debt line items) attributable to the application of recapitalization accounting or acquisition accounting, as the case may be, in relation to any consummated acquisition or joint venture investment or the amortization or write-off or write-down of amounts thereof, net of taxes;

(7)	any net gain (or loss) realized upon the sale, held for sale or other disposition of any asset or disposed operations of the Fold-In Issuer, the Affiliate Issuer or any Restricted Subsidiary which is not sold or otherwise disposed of in the ordinary course of business (as determined in good faith by the Board of Directors or senior management of the Fold-In Issuer);

(8)	the amount of Management Fees and other fees and related expenses (including Intra-Group Services) paid in such period to the Permitted Holders to the extent permitted by Section 4.11;

(9)	any reasonable expenses, charges or other costs related to any Equity Offering, Permitted Investment, acquisition, disposition, recapitalization or the Incurrence of any Indebtedness permitted by this Indenture, in each case, as determined in good faith by an Officer of the Fold-In Issuer or the Affiliate Issuer;

(10)	any adjustments to reduce the impact of the cumulative effect of a change in accounting principles and changes as a result of the adoption or modification of accounting policies;

(11)	the amount of loss on the sale or transfer of any assets in connection with an asset securitization programme, receivables factoring transaction or other receivables transaction (including without limitation a Qualified Receivables Transaction);

(12)	Specified Legal Expenses;

(13)	any net earnings or losses attributable to non-controlling interests;

(14)	share of income or loss on equity Investments;

(15)	any realized and unrealized gains or losses due to changes in fair value of equity Investments;

(16)	an amount equal to 100% of the up-front installation fees associated with commercial contract installations completed during the applicable reporting period, less any portion of such fees included in Consolidated Net Income for such period, provided that the amount of such fees, to the extent amortized over the life of the underlying service contract, shall not be included in Consolidated Net Income in any future period;

(17)	any fees or other amounts charged or credited to the Fold-In Issuer, the Affiliate Issuer or any Restricted Subsidiary related to Intra-Group Services may be excluded from the calculation of Consolidated EBITDA to the extent such fees or other amounts (a) are not included in the externally reported operating cash flow or equivalent measure of the Reporting Entity (as defined in any earnings releases and other publicly disseminated information relating to the Reporting Entity) or (b) are deemed to be exceptional or unusual items.

(18)	any charges or costs in relation to any long-term incentive plan and any interest component of pension or post-retirement benefits schemes; and

(19)	Receivables Fees.

“Consolidated Net Income” means, for any period, the net income (loss) determined on the basis of GAAP of the Fold-In Issuer, any Affiliate Issuer and the Restricted Subsidiaries on a Consolidated basis; provided, however, that there will not be included in such Consolidated Net Income:

(1)	subject to the limitations contained in clause (2) below, any net income (loss) of any Person (other than the Fold-In Issuer or the Affiliate Issuer) if such Person is not a Restricted Subsidiary, except that (a) the Fold-In Issuer’s or the Affiliate Issuer’s equity in the net income (loss) of any such Person for such period will be included in such Consolidated Net Income up to the aggregate amount of cash or Cash Equivalents actually distributed by such Person during such period to the Fold-In Issuer, the Affiliate Issuer or a Restricted Subsidiary as a dividend or other distribution or return on investment (subject, in the case of a dividend or other distribution or return on investment to a Restricted Subsidiary, to the limitations contained in clause (2) below) and (b) the Fold-In Issuer’s or the Affiliate Issuer’s equity in a net loss of any such Person (other than an Unrestricted Subsidiary) for such period will be included in determining such Consolidated Net Income to the extent such loss has been funded with cash from the Fold-In Issuer, the Affiliate Issuer or a Restricted Subsidiary;

(2)	any net income (loss) of any Restricted Subsidiary if such Subsidiary is subject to restrictions, directly or indirectly, on the payment of dividends or the making of distributions by such Restricted Subsidiary, directly or indirectly, to the Fold-In Issuer or the Affiliate Issuer by operation of the terms of such Restricted Subsidiary’s charter or any agreement, instrument, judgment, decree, order, statute or governmental rule or regulation applicable to such Restricted Subsidiary or its shareholders (other than (a) restrictions that have been waived or otherwise released, (b) restrictions pursuant to the Notes or this Indenture, (c) restrictions in effect on the Issue Date with respect to a Restricted Subsidiary (including pursuant to this Indenture, the Notes, the 2014 Senior Facility Agreement, the Existing 2025 Senior Notes, the Existing 2025 Senior Secured Notes, the Existing 2024 Senior Secured Notes, the Notes Collateral Documents or the Priority Agreement) and other restrictions with respect to any Restricted Subsidiary that, taken as a whole, are not materially less favorable to the Holders than restrictions in effect on the Issue Date and (d) restrictions as in effect on the Issue Date specified in Section 4.08(b)(8), or restrictions specified in Section 4.08(b)(10), except that the net income (loss) of any such Restricted Subsidiary for such period will be included in such Consolidated Net Income up to the aggregate amount of cash or Cash Equivalents actually distributed or that could have been distributed by such Restricted Subsidiary during such period to the Fold-In Issuer, the Affiliate Issuer or another Restricted Subsidiary as a dividend or other distribution (subject, in the case of a dividend to another Restricted Subsidiary, to the limitation contained in this clause);

(3)	any net gain (or loss) realized upon the sale, held for sale or other disposition of any asset or disposed operations of the Fold-In Issuer, the Affiliate Issuer or any Restricted Subsidiary which is not sold or otherwise disposed of in the ordinary course of business (as determined in good faith by the Board of Directors or senior management of the Fold-In Issuer);

(4)

any extraordinary, one-off, non-recurring, exceptional or unusual gain, loss, expense or charge, including any charges or reserves in respect of any restructuring, redundancy, relocation, refinancing, integration or severance or other post-employment arrangements, signing, retention or completion bonuses, transaction costs, acquisition costs, disposition costs, business optimization, information technology implementation or development costs, costs related to governmental investigations and curtailments or modifications to pension or postretirement benefits schemes, litigation or any asset impairment charges or the financial impacts of natural disasters (including fire, flood and storm and related events);

(5)	at the option of the Fold-In Issuer or the Affiliate Issuer, any adjustments to reduce or eliminate the impact of the cumulative effect of a change in accounting principles and changes as a result of the adoption or modification of accounting policies;

(6)	any stock-based compensation expense;

(7)	all deferred financing costs written off and premiums paid in connection with any early extinguishment of Indebtedness and any net gain (loss), including financing costs that are expensed as incurred, from any extinguishment, modification, exchange or forgiveness of Indebtedness;

(8)	any unrealized gains or losses in respect of Hedging Obligations;

(9)	any goodwill, other intangible or tangible asset impairment charge or write-off;

(10)	the impact of capitalized interest on Subordinated Shareholder Loans;

(11)	any derivative instruments gains or losses, foreign exchange gains or losses, and gains or losses associated with fair value adjustment on financial instruments;

(12)	at the option of the Fold-In Issuer or the Affiliate Issuer, effects of adjustments (including the effects of such adjustments pushed down to such Person and its Restricted Subsidiaries) pursuant to GAAP (including inventory, property, equipment, software, goodwill, intangible assets, in process research and development, deferred revenue and debt line items) attributable to the application of recapitalization accounting or purchase accounting, as the case may be, in relation to any consummated acquisition or joint venture investment or the amortization or write-off or write-down of amounts thereof, net of taxes;

(13)	accruals and reserves that are established or adjusted within twelve months after the closing date of any acquisition that are so required to be established as a result of such acquisition in accordance with GAAP; and

(14)	any expenses, charges or losses to the extent covered by insurance or indemnity and actually reimbursed, or, so long as the Fold-In Issuer, the Affiliate Issuer or a Restricted Subsidiary has made a determination that there exists reasonable evidence that such amount will in fact be reimbursed by the insurer or indemnifying party and only to the extent that such amount is in fact reimbursed within 365 days of the date of the insurable or indemnifiable event (net of any amount so added back in any prior period to the extent not so reimbursed within the applicable 365-day period).

In addition, to the extent not already included in the Consolidated Net Income, notwithstanding anything to the contrary in the foregoing, Consolidated Net Income shall include the amount of proceeds received from business interruption insurance and reimbursements of any expenses and charges that are covered by indemnification or other reimbursement provisions in connection with any acquisition, Investment or any sale, conveyance, transfer or other disposition of assets permitted under this Indenture.

“Consolidated Net Leverage Ratio”, as of any date of determination, means the ratio of:

(1)	(a) the outstanding Indebtedness (other than (i) Subordinated Shareholder Loans, (ii) Indebtedness up to a maximum amount equal to the Facility Excluded Amount (or its equivalent in other currencies) at the relevant time incurred under any Permitted Credit Facility, (iii) any Indebtedness which is a contingent obligation of the Fold-In Issuer, the Affiliate Issuer or a Restricted Subsidiary, provided that for purposes of calculating the Consolidated Net Leverage Ratio for purposes of Section 4.09(c)(13) and Section 4.07(c)(20), any guarantee by the Fold-In Issuer, the Affiliate Issuer or a Restricted Subsidiary of Indebtedness of a Parent shall be included in determining any such outstanding Indebtedness of the Fold-In Issuer, the Affiliate Issuer and the Restricted Subsidiaries, (iv) any Indebtedness incurred pursuant to Section 4.09(b)(18) and (v) for the purpose of calculating the Consolidated Net Leverage Ratio for purposes of Section 4.09(a)(1)(a), outstanding Indebtedness of the Fold-In Issuer and the Affiliate Issuer) of the Fold-In Issuer, the Affiliate Issuer and the Restricted Subsidiaries on a Consolidated basis, less (b) the aggregate amount of cash and Cash Equivalents of the Fold-In Issuer, the Affiliate Issuer and the Restricted Subsidiaries on a Consolidated basis, to

(2)	the Pro forma EBITDA for the period of the most recent two consecutive fiscal quarters for which financial statements of the Reporting Entity have previously been furnished to Holders of the Notes pursuant to Section 4.03, multiplied by 2.0;

provided, however, that the pro forma calculation of the Consolidated Net Leverage Ratio shall not give effect to (a) any Indebtedness Incurred on the date of determination pursuant to Section 4.09(b) or (b) the discharge on the date of determination of any Indebtedness to the extent that such discharge results from the proceeds Incurred pursuant to Section 4.09(b).

For the avoidance of doubt, in determining Consolidated Net Leverage Ratio, no cash or Cash Equivalents shall be included that are the proceeds of Indebtedness in respect of which the calculation of the Consolidated Net Leverage Ratio is to be made.

“Consolidation” means the consolidation or combination of the accounts of each of the Restricted Subsidiaries with those of the Fold-In Issuer and the Affiliate Issuer in accordance with GAAP consistently applied; provided, however, that “Consolidation” will not (i) include consolidation or combination of the accounts of any Unrestricted Subsidiary, but the interest of the Fold-In Issuer, the Affiliate Issuer or any Restricted Subsidiary in an Unrestricted Subsidiary will be accounted for as an investment and (ii) at the Fold-In Issuer’s or Affiliate Issuer’s election, any Receivables Entity. The term “Consolidated” has a correlative meaning.

“Content” means any rights to broadcast, transmit, distribute or otherwise make available for viewing, exhibition or reception (whether in analogue or digital format and whether as a channel or an internet service, a teletext-type service, an interactive service, or an enhanced television service or any part of any of the foregoing, or on a pay-per-view basis, or near video-on-demand, or video-on-demand basis or otherwise) any one or more of audio and/or visual images, audio content, or interactive content (including hyperlinks, re-purposed web-site content, database content plus associated templates, formatting information and other data including any interactive applications or functionality), text, data, graphics, or other content, by means of any means of distribution, transmission or delivery system or technology (whether now known or hereinafter invented).

“Contribution Agreement” refers to the contribution agreement dated July 21, 2016 between, among others, Liberty Global Europe B.V., Liberty Global plc, Vodafone International and Vodafone Group Plc governing the Ziggo Group Contribution and the Vodafone NL Contribution, as may be amended or restated from time to time.

“Corporate Trust Office of the Trustee” will be at the address of the Trustee specified in Section 13.01 or such other address as to which the Trustee may give notice to the Issuer.

“Credit Facility” means, one or more debt facilities, arrangements, instruments, trust deeds, note purchase agreements, indentures or commercial paper facilities and overdraft facilities (including, without limitation, the facilities made available under the 2014 Senior Facility Agreement) with banks or other institutions or investors providing for revolving credit loans, term loans, receivables financing (including through the sale of receivables to such institutions or to special purpose entities formed to borrow from such institutions against such receivables), letters of credit, notes, bonds, debentures or other Indebtedness, in each case, as amended, restated, modified, renewed, refunded, replaced, restructured, refinanced, repaid, increased or extended in whole or in part from time to time (and whether in whole or in part and whether or not with the original administrative agent and lenders or another administrative agent or agents or other banks or institutions or investors and whether provided under the 2014 Senior Facility Agreement or one or more other credit or other agreements, indentures, financing agreements or otherwise) and in each case including all agreements, instruments and documents executed and delivered pursuant to or in connection with the foregoing (including but not limited to any notes and letters of credit issued pursuant thereto and any guarantee and collateral agreement, patent and trademark security agreement, mortgages or letter of credit applications and other guarantees, pledges, agreements, security agreements and collateral documents). Without limiting the generality of the foregoing, the term “Credit Facility” shall include any agreement or instrument (i) changing the maturity of any Indebtedness Incurred thereunder or contemplated thereby, (ii) adding additional borrowers or guarantors thereunder, (iii) increasing the amount of Indebtedness Incurred thereunder or available to be borrowed thereunder or (iv) otherwise altering the terms and conditions thereof.

“Credit Facility Assumption” means (i) the assumption by, or assignment or other transfer to, any Proceeds Loan Obligor of any obligations under Credit Facilities incurred by the Old Senior Secured Notes Issuer and its Subsidiaries (including, without limitation, the 2015 SPV Senior Facility Agreement) and/or (ii) the acquisition or other transfer of the Old Senior Secured Notes Issuer and its Subsidiaries, together with any outstanding obligations under Credit Facilities incurred by the Old Senior Secured Notes Issuer and its Subsidiaries, by any Proceeds Loan Obligor, in each case, pursuant to the Ziggo Group Combination.

“Credit Facility Excluded Amount” means the greater of (1) €400 million (or its equivalent in other currencies) and (2) 0.25 multiplied by the Pro Forma EBITDA of the Fold-In Issuer, the Affiliate Issuer and the Restricted Subsidiaries on a Consolidated basis for the period of the most recent two consecutive fiscal quarters for which financial statements have previously been furnished to the Holders pursuant to Section 4.03, multiplied by 2.0.

“Currency Agreement” means, in respect of a Person, any foreign exchange contract, currency swap agreement, futures contract, option contract, derivative or other similar agreement as to which such Person is a party or a beneficiary.

“Custodian” means Deutsche Bank Trust Company Americas, as custodian with respect to the Notes in global form, or any successor thereto.

“Default” means any event which is, or after notice or passage of time or both would be, an Event of Default, provided that any Default that results solely from the taking of an action that would have been permitted but for the continuation of a previous Default will be deemed to be cured if such previous Default is cured prior to becoming an Event of Default.

“Definitive Registered Note” means a certificated Note registered in the name of the Holder thereof and issued in accordance with Section 2.07, substantially in the form of Exhibit A hereto except that such Note shall not bear the Global Note Legend and shall not have the “Schedule of Exchanges of Interests in the Global Note” attached thereto.

“Depositary” means, with respect to the Notes issuable or issued in whole or in part in global form, DTC, including any and all successors thereto appointed as Depositary hereunder and having become such pursuant to the applicable provision(s) of this Indenture.

“Designated Non-Cash Consideration” means the fair market value (as determined in good faith by the Board of Directors or senior management of the Fold-In Issuer or the Affiliate Issuer) of non-cash consideration received by the Fold-In Issuer, the Affiliate Issuer or a Restricted Subsidiary in connection with an Asset Disposition that is so designated as Designated Non-Cash Consideration pursuant to an Officer’s Certificate, setting forth the basis of such valuation, less the amount of cash or Cash Equivalents received in connection with a subsequent payment, redemption, retirement, sale or other disposition of such Designated Non-Cash Consideration. A particular item of Designated Non-Cash Consideration will no longer be considered to be outstanding when and to the extent it has been paid, redeemed or otherwise retired or sold or otherwise disposed of in compliance with Section 4.10.

“Disqualified Stock” means, with respect to any Person, any Capital Stock of such Person which by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable) or upon the happening of any event:

(1)	matures or is mandatorily redeemable pursuant to a sinking fund obligation or otherwise;

(2)	is convertible or exchangeable for Indebtedness or Disqualified Stock (excluding Capital Stock which is convertible or exchangeable solely at the option of the Fold-In Issuer, the Affiliate Issuer or a Restricted Subsidiary); or

(3)	is redeemable at the option of the Holder of the Capital Stock in whole or in part,

in each case on or prior to the earlier of the date (a) of the Stated Maturity of the Notes or (b) on which there are no Notes outstanding, provided that only the portion of Capital Stock which so matures or is mandatorily redeemable, is so convertible or exchangeable or is so redeemable at the option of the Holder thereof prior to such date will be deemed to be Disqualified Stock; provided, further that any Capital Stock that would constitute Disqualified Stock solely because the Holders thereof have the right to require the Fold-In Issuer or the Affiliate Issuer to repurchase such Capital Stock upon the occurrence of a change of control or asset sale (each defined in a substantially identical manner to the corresponding definitions in this Indenture) shall not constitute Disqualified Stock if the terms of such Capital Stock (and all such securities into which it is convertible or for which it is ratable or exchangeable) provide that the Fold-In Issuer and the Affiliate Issuer may not repurchase or redeem any such Capital Stock (and all such securities into which it is convertible or for which it is ratable or exchangeable) pursuant to such provision prior to compliance by the Issuer or the Affiliate Issuer with the provisions of Section 3.11 and Section 4.10 and Section 4.14 and such repurchase or redemption complies with Section 4.07.

“Distribution Business” means: (1) the business of upgrading, constructing, creating, developing, acquiring, operating, owning, leasing and maintaining cable television networks (including for avoidance of doubt master antenna television, satellite master antenna television, single and multi-channel microwave single or multi-point distribution systems and direct-to-home satellite systems) for the transmission, reception and/or delivery of multi-channel television and radio programming, telephony and internet and/or data services to the residential markets; or (2) any business which is incidental to or related to such business.

“DTC” means The Depository Trust Company, a limited-purpose trust company under New York law, or any successor thereto.

“Electronic Means” means the following communications methods: S.W.I.F.T. (Society for Worldwide Interbank Financial Telecommunication) messaging, email, facsimile transmission, secure electronic transmission containing applicable authorization codes, passwords and/or authentication keys issued by the Trustee, or another method or system specified by the Trustee as available for use in connection with its services hereunder.

“Enforcement Sale” means (1) any sale or disposition (including by way of public auction) of the Notes Collateral pursuant to an enforcement action taken by the Security Agent in accordance with the provisions of the Priority Agreement to the extent such sale or disposition is effected in compliance with the provisions of the Priority Agreement, or (2) any sale or disposition of the Notes Collateral pursuant to the enforcement of security in favor of other Indebtedness of the Fold-In Issuer, the Affiliate Issuer or the Restricted Subsidiaries which complies with the terms of an Additional Priority Agreement (or if there is no such priority agreement, would substantially comply with the requirements of clause (1) hereof).

“Equity Offering” means (1) the distribution of Capital Stock of the Spin Parent in connection with any Spin-Off, or (2) a sale of (a) Capital Stock of the Fold-In Issuer or the Affiliate Issuer (other than Disqualified Stock), or (b) Capital Stock the proceeds of which are contributed as equity share capital to the Fold-In Issuer or the Affiliate Issuer or as Subordinated Shareholder Loans, or (c) Subordinated Shareholder Loans.

“Escrowed Proceeds” means the proceeds from the offering of any debt securities or other Indebtedness paid into escrow accounts with an independent escrow agent on the date of the applicable offering or incurrence pursuant to escrow arrangements that permit the release of amounts on deposit in such escrow accounts upon satisfaction of certain conditions or the occurrence of certain events. The term “Escrowed Proceeds” shall include any interest earned on the amounts held in escrow.

“euro” or “€” means the currency introduced at the start of the third stage of the European economic and monetary union pursuant to the Treaty establishing the European Community, as amended by the Treaty on European Union.

“Euro Equivalent” means, with respect to any monetary amount in a currency other than euro, at any time of determination thereof by the Fold-In Issuer, the amount of euro obtained by converting such currency other than euro involved in such computation into euro at the spot rate for the purchase of euro with the applicable currency other than euro as published in The Financial Times in the “Currency Rates” section (or, if The Financial Times is no longer published, or if such information is no longer available in The Financial Times, such source as may be selected in good faith by the Board of Directors or senior management of the Fold-In Issuer) on the date of such determination.

“Euroclear” means Euroclear Bank, S.A./N.V., as operator of the Euroclear system.

“European Union” means the European Union, including member states as of May 1, 2004 but excluding any country which became or becomes a member of the European Union after May 1, 2004.

“Euro-zone” means the region comprised of member states of the European Union that adopt the euro.

“Exchange Act” means the United States Securities Exchange Act of 1934, as amended.

“Excluded Contribution” means Net Cash Proceeds or property or assets received by the Fold-In Issuer or the Affiliate Issuer as capital contributions or Subordinated Shareholder Loans to the Fold-In Issuer or the Affiliate Issuer after May 7, 2010 or from the issuance or sale (other than to a Restricted Subsidiary) of Capital Stock (other than Disqualified Stock) of the Fold-In Issuer or the Affiliate Issuer, in each case to the extent designated as an Excluded Contribution pursuant to an Officer’s Certificate of the Fold-In Issuer.

“Existing 2020 Senior Secured Notes” means the €750 million 3 5/8% Senior Secured Notes due 2020 issued by Ziggo B.V. outstanding on the Issue Date.

“Existing 2024 Senior Notes” means Ziggo Bond Company B.V.’s €743,128,000 aggregate principal amount of 7.125% Senior Notes due 2024.

“Existing 2025 Senior Notes” means the (i) $400 million aggregate principal amount of 5 7/8% Senior Notes due 2025 and (ii) €400 million aggregate principal amount of 4 5/8% Senior Notes due 2025 issued by the Old Issuer.

“Existing 2025 Senior Notes Indenture” means the indenture dated as of January 29, 2015, as amended, supplemented or otherwise modified from time to time, among, inter alios, the Old Issuer, as issuer, the Trustee and the Security Agent, governing the Existing 2025 Senior Notes.

“Existing 2025 Senior Secured Notes” means the €800 million aggregate principal amount of 3 3/4% Senior Secured Notes due 2025 issued by the Old Senior Secured Notes Issuer.

“Existing 2025 Senior Secured Notes Indenture” means the indenture dated as of February 4, 2015, as amended, supplemented or otherwise modified from time to time, among, inter alios, the Old Senior Secured Notes Issuer, as issuer, the Trustee and the Security Agent, governing the Existing 2025 Senior Secured Notes.

“Existing Senior Secured Proceeds Loans” means the proceeds loans funded and subject to the provisions of the Senior Secured Proceeds Loan Agreement.

“fair market value” unless otherwise specified, wherever such term is used in this Indenture (except as otherwise specifically provided in this Indenture), may be conclusively established by means of an Officer’s Certificate or a resolution of the Board of Directors of the Fold-In Issuer or the Affiliate Issuer setting out such fair market value as determined by such Officer or such Board of Directors in good faith.

“Fold-In Issuer” means any of the Proceeds Loan Obligors (or their successors) following the Ziggo Group Combination.

“GAAP” means generally accepted accounting principles in the United States of America as in effect as of the Issue Date or, for purposes of Section 4.03, as in effect from time to time; provided that at any date after the Issue Date the Fold-In Issuer or the Affiliate

Issuer may make an irrevocable election to establish that “GAAP” shall mean GAAP as in effect on a date that is on or prior to the date of such election. Except as otherwise expressly provided below or in this Indenture, all ratios and calculations based on GAAP contained in this Indenture shall be computed in conformity with GAAP. At any time after the Issue Date, the Fold-In Issuer or the Affiliate Issuer may elect to apply for all purposes of this Indenture, in lieu of GAAP, IFRS and, upon such election, references to GAAP herein will be construed to mean IFRS as in effect on the Issue Date; provided that (1) all financial statements and reports to be provided, after such election, pursuant to this Indenture shall be prepared on the basis of IFRS as in effect from time to time (including that, upon first reporting its fiscal year results under IFRS, the financial statements of the Reporting Entity (but not the financial statements of the Fold-In Issuer) shall be restated on the basis of IFRS for the year ending immediately prior to the first fiscal year for which financial statements have been prepared on the basis of IFRS), and (2) from and after such election, all ratios, computations and other determinations based on GAAP contained in this Indenture shall, at the option of the Fold-In Issuer or the Affiliate Issuer, (a) continue to be computed in conformity with GAAP (provided that, following such election, the annual and quarterly information required by clauses (1) and (2) of the first paragraph of Section 4.03 shall include a reconciliation, either in the footnotes thereto or in a separate report delivered therewith, of such GAAP presentation to the corresponding IFRS presentation of such financial information), or (b) be computed in conformity with IFRS with retroactive effect being given thereto assuming that such election had been made on the Issue Date. Thereafter, the Fold-In Issuer or the Affiliate Issuer may, at its option, elect to apply GAAP or IFRS and compute all ratios, computations and other determinations based on GAAP or IFRS, as applicable, all on the basis of the foregoing provisions of this definition of GAAP.

“Global Note Legend” means the legend set forth in Section 2.07(j)(2), which is required to be placed on all Global Notes issued under this Indenture.

“Global Notes” means, individually and collectively, each of the Restricted Global Notes and the Unrestricted Global Notes deposited with the Custodian and registered in the name of the Depositary or its nominee, substantially in the form of Exhibit A hereto and that bears the Global Note Legend and that has the “Schedule of Exchanges of Interests in the Global Note” attached thereto, issued in accordance with Section 2.01, 2.07(c), 2.07(d), 2.07(f) or 2.07(h).

“guarantee” means any obligation, contingent or otherwise, of any Person directly or indirectly guaranteeing any Indebtedness of any other Person and any obligation, direct or indirect, contingent or otherwise, of such Person:

(1)	to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness of such other Person (whether arising by virtue of partnership arrangements, or by agreement to keep-well, to purchase assets, goods, securities or services, to take-or-pay, or to maintain financial statement conditions or otherwise); or

(2)	entered into for purposes of assuring in any other manner the obligee of such Indebtedness of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part); provided, however, that the term “guarantee” will not include endorsements for collection or deposit in the ordinary course of business. The term “guarantee” used as a verb has a corresponding meaning.

“guarantor” means the obligor under a guarantee.

“Hedging Obligations” of any Person means the obligations of such Person pursuant to any Interest Rate Agreement, Commodity Agreement or Currency Agreement.

“Holdco Restructuring” means the transactions whereby Ziggo Group Holding transfers all of the Capital Stock it holds in each of its Subsidiaries, at the time of such transfer, to a direct or indirect Wholly Owned Subsidiary.

“Holder” means a Person in whose name a Note is registered on the Registrar’s books.

“Holding Company” means, in relation to a Person, an entity of which that Person is a Subsidiary.

“IFRS” means the accounting standards issued by the International Accounting Standards Board and its predecessors.

“Incur” means issue, create, assume, guarantee, incur or otherwise become liable for; provided, however, that any Indebtedness or Capital Stock of a Person existing at the time such person becomes a Restricted Subsidiary (whether by merger, consolidation, acquisition or otherwise) will be deemed to be Incurred by such Restricted Subsidiary at the time it becomes a Restricted Subsidiary; and the terms “Incurred” and “Incurrence” have meanings correlative to the foregoing.

“Indebtedness” means, with respect to any Person on any date of determination (without duplication):

(1)	money borrowed or raised and debit balances at banks;

(2)	any bond, note, loan stock, debenture or similar debt instrument;

(3)	acceptance or documentary credit facilities; and

(4)	the principal component of Indebtedness of other Persons to the extent guaranteed by such Person to the extent not otherwise included in the Indebtedness of such Person,

provided that Indebtedness which has been cash collateralized shall not be included in any calculation of Indebtedness to the extent so cash collateralized.

Notwithstanding the foregoing, “Indebtedness” shall not include (a) any deposits or prepayments received by the Fold-In Issuer, the Affiliate Issuer or a Restricted Subsidiary from a customer or subscriber for its service and any other deferred or prepaid revenue, (b) any obligations to make payments in relation to earn-outs, (c) Indebtedness which is in the nature of equity (other than redeemable shares) or equity derivatives, (d) Capitalized Lease Obligations, (e) receivables sold or discounted, whether recourse or non-recourse, including for the avoidance of doubt any indebtedness in respect of Qualified Receivables Transactions, including without limitation guarantees by a Receivables Entity of the obligations of another Receivables Entity and any indebtedness in respect of Limited Recourse, (f) pension obligations or any obligation under employee plans or employment agreements, (g) any “parallel debt” obligations to the extent such obligations mirror other Indebtedness, (h) any payments or liability for assets acquired or services supplied deferred (including Trade Payables) in accordance with the terms pursuant to which the relevant assets were or are to be acquired or services were or are to be supplied (including, without limitation, any liability under an IRU Contract), (i) the principal component or liquidation preference of all obligations of such Person with respect to the redemption, repayment or other repurchase of any Disqualified Stock or, with respect to any Restricted Subsidiary, any Preferred Stock (including, in each case, any accrued dividends), (j) Hedging Obligations and (k) any Non-Recourse Indebtedness. The amount of Indebtedness of any Person at any date will be the outstanding balance at such date of all unconditional obligations as described above and the maximum liability, upon the occurrence of the contingency giving rise to the obligation, of any contingent obligations at such date.

“Indenture” means this Indenture, as amended or supplemented from time to time.

“Independent Financial Advisor” means an accounting, appraisal or investment banking firm of nationally recognized standing that is, in the good faith judgment of the Board of Directors or senior management of the Fold-In Issuer or the Affiliate Issuer, qualified to perform the task for which it has been engaged.

“Indirect Participant” means a Person who holds a beneficial interest in a Global Note through a Participant.

“Initial Notes” means the $625,000,000 aggregate principal amount of Notes issued under this Indenture on the Issue Date.

“Initial Public Offering” means an Equity Offering of common stock or other common equity interests of the Fold-In Issuer, the Affiliate Issuer, the Spin Parent or any direct or indirect parent company of the Fold-In Issuer or the Affiliate Issuer (the “IPO Entity”) following which there is a Public Market and, as a result of which, the shares of the common stock or other common equity interests of the IPO Entity in such offering are listed on an internationally recognized exchange or traded on an internationally recognized market (including, for the avoidance of doubt, any such Equity Offering of common stock or other common equity interest of the Spin Parent in connection with any Spin-off).

“Instructions” means Written Instructions.

“Interest Payment Date” has the meaning given to it in the Notes.

“Interest Rate Agreement” means, with respect to any Person, any interest rate protection agreement, interest rate future agreement, interest rate option agreement, interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, interest rate hedge agreement or other similar agreement or arrangement as to which such Person is party or a beneficiary.

“Intra-Group Services” means any of the following (provided that the terms of each such transaction are not materially less favorable, taken as a whole, to the Fold-In Issuer, the Affiliate Issuer or a Restricted Subsidiary, as the case may be, than those that could be obtained in a comparable transaction in arm’s length dealings with a Person that is not an Affiliate) (or, in the event that there are no comparable transactions to apply for comparative purposes, is otherwise on terms that, taken as a whole, the Fold-In Issuer or the Affiliate Issuer has conclusively determined in good faith to be fair to the Fold-In Issuer or the Affiliate Issuer or such Restricted Subsidiary):

(1)	the sale of programming or other content by the Ultimate Parent, the Spin Parent or any of their respective Subsidiaries to the Fold-In Issuer, the Affiliate Issuer or any Restricted Subsidiary;

(2)	the lease or sublease of office space, other premises or equipment by the Fold-In Issuer, the Affiliate Issuer or the Restricted Subsidiaries to the Ultimate Parent, the Spin Parent or any of their Subsidiaries or by the Ultimate Parent, the Spin Parent or any of their Subsidiaries to the Fold-In Issuer, the Affiliate Issuer or the Restricted Subsidiaries;

(3)	the provision or receipt of other goods, services, facilities or other arrangements (in each case not constituting Indebtedness) in the ordinary course of business, by the Fold-In Issuer, the Affiliate Issuer or the Restricted Subsidiaries to or from the Ultimate Parent, the Spin Parent or any of their Subsidiaries, including, without limitation, (a) the employment of personnel, (b) provision of employee healthcare or other benefits including stock and other incentive plans, (c) acting as agent to buy or develop equipment, other assets or services or to trade with residential or business customers, and (d) the provision of treasury, audit, accounting, banking, strategy, branding, marketing, network, technology, research and development, telephony, office, administrative, compliance, payroll or other similar services; and

(4)	the extension, in the ordinary course of business and on terms not materially less favorable to the Fold-In Issuer or the Restricted Subsidiaries than arm’s length terms, by or to the Fold-In Issuer, the Affiliate Issuer or the Restricted Subsidiaries to or by the Ultimate Parent or any of their Subsidiaries of trade credit not constituting Indebtedness in relation to the provision or receipt of Intra-Group Services referred to in paragraphs (1), (2) or (3) of this definition of Intra-Group Services.

“Investment” means, with respect to any Person, all investments by such Person in other Persons (including Affiliates) in the form of any direct or indirect advance, loan (other than advances or extensions of credit to customers in the ordinary course of business) or other extensions of credit (including by way of guarantee or similar arrangement, but excluding any debt or extension of credit represented by a bank deposit other than a time deposit) or capital contribution to (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others), or any purchase or acquisition of Capital Stock, Indebtedness or other similar instruments issued by, such Person and all other items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP; provided that none of the following will be deemed to be an Investment:

(1)	Hedging Obligations entered into in the ordinary course of business and in compliance with this Indenture;

(2)	endorsements of negotiable instruments and documents in the ordinary course of business; and

(3)	an acquisition of assets, Capital Stock or other securities by the Fold-In Issuer, the Affiliate Issuer or a Subsidiary for consideration to the extent such consideration consists of Common Stock of the Fold-In Issuer or the Affiliate Issuer.

For purposes of the definition of “Unrestricted Subsidiary” and Section 4.07,

(a)

“Investment” will include the portion (proportionate to the Fold-In Issuer’s or the Affiliate Issuer’s equity interest in a Restricted Subsidiary to be designated as an Unrestricted Subsidiary) of the fair market value of the net assets of such Restricted Subsidiary of the Fold-In Issuer and the Affiliate Issuer at the time that such Restricted Subsidiary is designated an Unrestricted Subsidiary; provided, however, that upon a redesignation of such Subsidiary as a Restricted Subsidiary, the Fold-In Issuer or the Affiliate Issuer will be deemed to continue to have a permanent “Investment” in an Unrestricted Subsidiary in an amount (if positive) equal to (i) the Fold-In Issuer’s or the Affiliate Issuer’s “Investment” in such Subsidiary at the time of such redesignation less (ii) the portion (proportionate to the Fold-In Issuer’s or the Affiliate Issuer’s equity interest in such Subsidiary) of the fair market value of the net assets (as conclusively determined by the

Board of Directors or senior management of the Fold-In Issuer or the Affiliate Issuer in good faith) of such Subsidiary at the time that such Subsidiary is so redesignated a Restricted Subsidiary; and

(b)	any property transferred to or from an Unrestricted Subsidiary will be valued at its fair market value at the time of such transfer, in each case as determined in good faith by the Board of Directors or senior management of the Fold-In Issuer or the Affiliate Issuer.

If the Fold-In Issuer, the Affiliate Issuer or a Restricted Subsidiary transfers, conveys, sells, leases or otherwise disposes of Voting Stock of a Restricted Subsidiary such that such Subsidiary is no longer a Restricted Subsidiary, then the Investment of the Fold-In Issuer or the Affiliate Issuer in such Person shall be deemed to have been made as of the date of such transfer or other disposition in an amount equal to the fair market value (as determined in good faith by the Board of Directors or senior management of the Fold-In Issuer or the Affiliate Issuer).

“Investment Grade Securities” means:

(1)	securities issued by the U.S. government or by any agency or instrumentality thereof (other than Cash Equivalents) or directly and fully guaranteed or insured by the U.S. government and in each case with maturities not exceeding two years from the date of the acquisition;

(2)	securities issued by or a member of the European Union as of January 1, 2004, or any agency or instrumentality thereof (other than Cash Equivalents) or directly and fully guaranteed or insured by a member of the European Union as of January 1, 2004, and in each case with maturities not exceeding two years from the date of the acquisition;

(3)	debt securities or debt instruments with a rating of A or higher by Standard & Poor’s Ratings Services or A-2 or higher by Moody’s Investors Service, Inc. or the equivalent of such rating by such rating organization, or if no rating of Standard & Poor’s Ratings Services or Moody’s Investors Service, Inc. then exists, the equivalent of such rating by any other nationally recognized securities ratings agency, by excluding any debt securities or instruments constituting loans or advances among the Fold-In Issuer, the Affiliate Issuer and their Subsidiaries;

(4)	investments in any fund that invests exclusively in investments of the type described in clauses (1) through (3) which fund may also hold immaterial amounts of cash and Cash Equivalents pending investment and/or distribution; and

(5)	corresponding instruments in countries other than those identified in clauses (1) and (2) above customarily utilized for high quality investments and, in each case, with maturities not exceeding two years from the date of the acquisition.

“Investment Grade Status” shall occur when the Notes receive any two of the following:

(1)	a rating of “Baa3” (or the equivalent) or higher from Moody’s Investors Service, Inc. or any of its successors or assigns;

(2)	a rating of “BBB-” (or the equivalent) or higher from Standard & Poor’s Ratings Services, or any of its successors or assigns; and

(3)	a rating of “BBB-” (or the equivalent) or higher from Fitch Ratings Inc. or any of its successors or assigns,

in each case, with a “stable outlook” from such rating agency.

“IPO Market Capitalization” means an amount equal to (i) the total number of issued and outstanding shares of Capital Stock of the IPO Entity at the time of closing of the Initial Public Offering multiplied by (ii) the price per share at which such shares of common stock or common equity interests are sold or distributed in such Initial Public Offering.

“IRU Contract” means a contract entered into by the Fold-In Issuer or the Affiliate Issuer or the Restricted Subsidiaries in the ordinary course of business in relation to the right to use capacity on a telecommunications cable system (including the right to lease such capacity to another person).

“Issue Date” means September 23, 2016.

“Joint Venture Parent” means the joint venture entity formed in a Parent Joint Venture Transaction.

“JV Contribution” means the contribution by Vodafone International of the Vodafone NL Group to Ziggo Group Holding.

“JV Entity” means the joint venture entity Liberty Global Europe and Vodafone International intend to form as part of the JV Transactions.

“JV Transactions” means certain transactions to be entered into, in connection with the JV Contribution, including transactions whereby (i) Liberty Global Europe will contribute or otherwise transfer Ziggo Group Holding and its subsidiaries to the JV Entity (ii) Vodafone International will contribute or otherwise transfer the Vodafone NL Group to the JV Entity and (iii) each of Liberty Global Europe and Vodafone International will own a 50% interest in the JV Entity, or, in each case, pursuant to the Contribution Agreement or as otherwise agreed by Liberty Global Europe and Vodafone International.

“Liberty Global Europe” means Liberty Global Europe B.V., an indirect wholly owned subsidiary of Liberty Global plc.

“Lien” means any mortgage, pledge, security interest, encumbrance, lien or charge of any kind (including any conditional sale or other title retention agreement or lease in the nature thereof).

“Limited Condition Transaction” means (i) any Investment or acquisition, in each case, by one or more of the Fold-In Issuer, the Affiliate Issuer and the Restricted Subsidiaries of any assets, business or Person whose consummation is not conditioned on the availability of, or on obtaining, third party financing, and (ii) any redemption, repurchase, defeasance, satisfaction and discharge or repayment of Indebtedness requiring irrevocable notice in advance of such redemption, repurchase, defeasance, satisfaction and discharge or repayment.

“Limited Recourse” means a letter of credit, revolving loan commitment, cash collateral account, guarantee or other credit enhancement issued by the Fold-In Issuer, the Affiliate Issuer or any Restricted Subsidiary (other than a Receivables Entity) in connection with the incurrence of Indebtedness by a Receivables Entity under a Qualified Receivables Transaction; provided that, the aggregate amount of such letter of credit reimbursement obligations and the aggregate available amount of such revolving loan commitments, cash collateral accounts, guarantees or other such credit enhancements of the Fold-In Issuer, the Affiliate Issuer and the Restricted Subsidiaries (other than a Receivables Entity) shall not exceed 25% of the principal amount of such Indebtedness at any time.

“Losses” means any and all claims, losses, liabilities, damages, costs, expenses and judgments (including legal fees and expenses) sustained by either party.

“Management Fees” means any management, consultancy stewardship, or other similar fees payable by the Fold-In Issuer, the Affiliate Issuer or any Restricted Subsidiary , including any fees, charges and related expenses incurred by any Parent on behalf of and/or charged to the Fold-In Issuer, the Affiliate Issuer or any Restricted Subsidiary.

“Market Capitalization” means an amount equal to (1) the total number of issued and outstanding shares of Capital Stock of the IPO Entity on the date of the declaration of the relevant dividend, multiplied by (2) the arithmetic mean of the closing prices per share of such Capital Stock for the 30 consecutive trading days immediately preceding the date of the declaration of such dividend.

“Net Available Cash” from an Asset Disposition means cash payments received (including any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or otherwise and net proceeds from the sale or other disposition of any securities received as consideration, but only as and when received, but excluding any other consideration received in the form of assumption by the acquiring person of Indebtedness or other obligations relating to the properties or assets that are the subject of such Asset Disposition or received in any other non-cash form) therefrom, in each case net of:

(1)	all legal, accounting, investment banking, title and recording tax expenses, commissions and other fees and expenses Incurred, and all federal, state, provincial, foreign and local taxes required to be paid or accrued as a liability under GAAP (after taking into account any available tax credits or deductions and any tax sharing agreements), as a consequence of such Asset Disposition;

(2)	all payments made on any Indebtedness which is secured by any assets subject to such Asset Disposition, in accordance with the terms of any Lien upon such assets, or which must by its terms, or in order to obtain a necessary consent to such Asset Disposition, or by applicable law be repaid out of the proceeds from such Asset Disposition;

(3)	all distributions and other payments required to be made to minority interest Holders in Subsidiaries or joint ventures as a result of such Asset Disposition; and

(4)	the deduction of appropriate amounts to be provided by the seller as a reserve, in accordance with GAAP, against any liabilities associated with the assets disposed of in such Asset Disposition and retained by the Fold-In Issuer, the Affiliate Issuer or any Restricted Subsidiary after such Asset Disposition.

“Net Cash Proceeds” means, with respect to any issuance or sale of Capital Stock, Subordinated Shareholder Loans or other capital contributions, the cash proceeds of such issuance or sale net of attorneys’ fees, accountants’ fees, underwriters’ or placement agents’ fees, listing fees, discounts or commissions and brokerage, consultant and other fees and charges actually Incurred in connection with such issuance or sale and net of taxes paid or payable as a result of such issuance or sale (after taking into account any available tax credit or deductions and any tax sharing arrangements).

“New Holdco” means the direct Subsidiary of the Ultimate Parent following the Post-Closing Reorganizations, or, if the distribution or other transfer pursuant to the Post-Closing Reorganizations is to a second-tier Subsidiary of the Ultimate Parent, such second-tier Subsidiary.

“Non-Recourse Indebtedness” means any indebtedness of the Fold-In Issuer, the Affiliate Issuer or a Restricted Subsidiary (and not of any other Person), in respect of which the Person or Persons to whom such indebtedness is or may be owed has or have no recourse whatsoever to the Fold-In Issuer, the Affiliate Issuer or a Restricted Subsidiary for any payment or repayment in respect thereof:

(1)	other than recourse to the Fold-In Issuer, the Affiliate Issuer or a Restricted Subsidiary which is limited solely to the amount of any recoveries made on the enforcement of any collateral securing such indebtedness or in respect of any other disposition or realization of the assets underlying such indebtedness;

(2)	provided that such Person or Persons are not entitled, pursuant to the terms of any agreement evidencing any right or claim arising out of or in connection with such indebtedness, to commence proceedings for the winding up, dissolution or administration of the Fold-In Issuer, the Affiliate Issuer or a Restricted Subsidiary (or proceedings having an equivalent effect) or to appoint or cause the appointment of any receiver, trustee or similar person or officer in respect of the Fold-In Issuer, the Affiliate Issuer or a Restricted Subsidiary or any of its assets until after the Notes have been repaid in full; and

(3)	provided further that the principal amount of all indebtedness Incurred and then outstanding pursuant to this definition does not exceed the greater of (i) €250.0 million and (ii) 5.0% of Total Assets.

“Non-U.S. Person” means a Person who is not a U.S. Person.

“Notes” has the meaning assigned to it in the preamble to this Indenture. The Initial Notes and the Additional Notes shall be treated as a single class for all purposes under this Indenture, and unless the context otherwise requires, all references to the Notes shall include the Initial Notes and any Additional Notes.

“Notes Collateral” means the obligations under the Notes and the Indenture procured by the Fold-In Issuer on the Ziggo Group Assumption Date.

“Notes Collateral Documents” means the security documents creating the security interest in the Notes Collateral.

“Obligations” means any principal, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities payable under the documentation governing any Indebtedness.

“Offering Memorandum” means the final Offering Memorandum, dated September 16, 2016, relating to the offer of the Initial Notes.

“Officer” of any Person means the Chairman of the Board of Directors, the Chief Executive Officer, the Chief Financial Officer, any Managing Director, the Treasurer, any Assistant Treasurer, the Secretary, any Assistant Secretary, or any authorized signatory of such Person.

“Officer’s Certificate” means a certificate signed by one or more Officers.

“Old Issuer” means Ziggo Bond Finance B.V., the original issuer of the Initial Notes issued pursuant to this Indenture.

“Old Senior Secured Notes Issuer” means Ziggo Secured Finance B.V., a direct subsidiary of the Old Issuer.

“Opinion of Counsel” means a written opinion from legal counsel who is reasonably acceptable to the Trustee. The counsel may be an employee of or counsel to the Fold-In Issuer, the Affiliate Issuer or the Trustee.

“Parent” means (i) the Ultimate Parent, (ii) any Subsidiary of the Ultimate Parent of which the Fold-In Issuer or the Affiliate Issuer is a Subsidiary on the Issue Date, (iii) any other Person of which the Fold-In Issuer or the Affiliate Issuer at any time is or becomes a Subsidiary after the Issue Date (including, for the avoidance of doubt, the Spin Parent and any Subsidiary of the Spin Parent following any Spin-Off ) and (iv) any Joint Venture Parent, any Subsidiary of the Joint Venture Parent and any Parent Joint Venture Holders following any Parent Joint Venture Transaction.

“Parent Company” means the Reporting Entity; provided, however, that upon consummation of (i) the Post-Closing Reorganization, “Parent Company” will mean New Holdco and its successors, and (ii) a Spin-Off, “Parent Company” will mean the Spin Parent and its successors.

“Parent Expenses” means:

(1)	costs (including all professional fees and expenses) Incurred by any Parent or any Subsidiary of a Parent in connection with reporting obligations under or otherwise Incurred in connection with compliance with applicable laws, applicable rules or regulations of any governmental, regulatory or self-regulatory body or stock exchange, this Indenture or any other agreement or instrument relating to Indebtedness of the Fold-In Issuer, the Affiliate Issuer or any Restricted Subsidiary;

(2)	indemnification obligations of any Parent or any Subsidiary of a Parent owing to directors, officers, employees or other Persons under its charter or by-laws or pursuant to written agreements with any such Person with respect to its ownership of the Fold-In Issuer or the Affiliate Issuer or the conduct of the business of the Fold-In Issuer, the Affiliate Issuer and the Restricted Subsidiaries;

(3)	obligations of any Parent or any Subsidiary of a Parent in respect of director and officer insurance (including premiums therefor) with respect to its ownership of the Fold-In Issuer or the Affiliate Issuer or the conduct of the business of the Fold-In Issuer, the Affiliate Issuer and the Restricted Subsidiaries;

(4)	general corporate overhead expenses, including professional fees and expenses and other operational expenses of any Parent or Subsidiary of a Parent related to the ownership, stewardship or operation of the business (including, but not limited to, Intra-Group Services) of the Fold-In Issuer, the Affiliate Issuer or any of the Restricted Subsidiaries, including acquisitions, dispositions or treasury transactions by the Fold-In Issuer, the Affiliate Issuer or the Subsidiaries permitted hereunder (whether or not successful) in each case, to the extent such costs, obligations and/or expenses are not paid by another Subsidiary of such Parent; and

(5)	fees and expenses payable by any Parent in connection with any Related Transaction.

“Parent Joint Venture Holders” means the holders of the share capital of the Joint Venture Parent.

“Parent Joint Venture Transaction” means a transaction pursuant to which a joint venture is formed by the contribution of some or all of the assets of a Parent or issuance or sale of shares of a Parent to one or more entities which are not Affiliates of the Ultimate Parent, including the JV Transactions.

“Participant” means, with respect to the Depositary, Euroclear or Clearstream, a Person who has an account with the Depositary, Euroclear or Clearstream, respectively.

“Pari Passu Indebtedness” means Indebtedness of the Fold-In Issuer or the Affiliate Issuer that ranks equally or junior in right of payment with the Notes (after giving effect to any Note Guarantee and the Priority Agreement or any Additional Priority Agreement).

“Permitted Business” means any business:

(1)	that consists of the upgrade, construction, creation, development, marketing, acquisition (to the extent permitted under this Indenture), operation, utilization and maintenance of networks that use existing or future technology for the transmission, reception and delivery of voice, video and/or other data (including networks that transmit, receive and/or deliver services such as multi channel television and radio, programming, telephony (including for the avoidance of doubt, mobile telephony), Internet services and content, high speed data transmission, video, multi media and related activities); or

(2)	engaged in by the Fold-In Issuer, the Affiliate Issuer or any of the Restricted Subsidiaries on the Issue Date;

(3)	or other activities that are reasonably similar, ancillary, complementary or related to, or a reasonable extension, development or expansion of, the businesses in which the Fold-In Issuer, the Affiliate Issuer and the Restricted Subsidiaries are engaged on the Issue Date, including, without limitation, all forms of television, telephony (including for the avoidance of doubt, mobile telephony) and internet services and any services relating to carriers, networks, broadcast or communications services, or Content; or

(4)	that comprises being a Holding Company of one or more Persons engaged in any such business.

“Permitted Collateral Liens” means:

(1)	Liens on the Notes Collateral that are described in one or more of clauses (2), (3), (4), (5), (7) and (10) of the definition of “Permitted Liens” and that, in each case, would not materially interfere with the ability of the Security Agent to enforce the Lien in the Notes Collateral granted under the Notes Collateral Documents;

(2)	Liens on the Notes Collateral to secure any Additional Notes or Pari Passu Indebtedness; and

(3)	any Refinancing Indebtedness in respect of Indebtedness referred to in the foregoing clauses (1) and (2),

provided, however, that (i) such Lien ranks equal or junior to all other Liens on the Notes Collateral securing Senior Indebtedness of the Fold-In Issuer and the Affiliate Issuer, and (ii) Holders of Indebtedness referred to in clause (2) (or their duly authorized Representative) shall accede to the Priority Agreement or enter into an Additional Priority Agreement as permitted under Section 4.23.

“Permitted Credit Facility” means, one or more debt facilities or arrangements that may be entered into by Fold-In Issuer, the Affiliate Issuer or the Restricted Subsidiaries providing for credit loans, letters of credit or other Indebtedness or other advances, in each case, Incurred in compliance with Section 4.09.

“Permitted Financing Action” means, to the extent that any incurrence of Indebtedness or Refinancing Indebtedness is permitted pursuant to Section 4.09, any transaction to facilitate or otherwise in connection with a cashless rollover of one or more lenders’ or investors’ commitments or funded Indebtedness in relation to the incurrence of that Indebtedness or Refinancing Indebtedness.

“Permitted Holders” means, collectively, (1) the Ultimate Parent, (2) in the event of a Spin-Off, the Spin Parent and any Subsidiary of the Spin Parent, (3) any Affiliate or Related Person of a Permitted Holder described in clause (1) above, and any successor to such Permitted Holder, Affiliate, or Related Person, (4) any Person who is acting as an underwriter in connection with any public or private offering of Capital Stock of the Issuer or the Affiliate Issuer, acting in such capacity and (5) any “person” or “group” of related persons (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act) whose acquisition of “beneficial ownership” (within the meaning of Rules 13d-3 and 13d-5 under the Exchange Act) of Voting Stock or of all or substantially all of the assets of the Issuer and the Restricted Subsidiaries (taken as a whole) constitutes a Change of Control in respect of which a Change of Control Offer is made in accordance with Section 4.14.

“Permitted Investment” means an Investment by the Fold-In Issuer, the Affiliate Issuer or any Restricted Subsidiary in:

(1)	the Fold-In Issuer, the Affiliate Issuer or a Restricted Subsidiary (other than a Receivables Entity) or a Person which will, upon the making of such Investment, become a Restricted Subsidiary (other than a Receivables Entity);

(2)	another Person if as a result of such Investment such other Person is merged or consolidated with or into, or transfers or conveys all or substantially all its assets to, the Fold-In Issuer, the Affiliate Issuer or a Restricted Subsidiary (other than a Receivables Entity);

(3)	cash and Cash Equivalents or Investment Grade Securities;

(4)	receivables owing to the Fold-In Issuer, the Affiliate Issuer or any Restricted Subsidiary created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary trade terms; provided, however, that such trade terms may include such concessionary trade terms as the Fold-In Issuer, the Affiliate Issuer or any such Restricted Subsidiary deems reasonable under the circumstances;

(5)	payroll, travel and similar advances to cover matters that are expected at the time of such advances ultimately to be treated as expenses for accounting purposes and that are made in the ordinary course of business;

(6)	loans or advances to employees made in the ordinary course of business consistent with past practices of the Fold-In Issuer, the Affiliate Issuer or such Restricted Subsidiary;

(7)	Capital Stock, obligations, accounts receivables or securities received in settlement of debts created in the ordinary course of business and owing to the Fold-In Issuer, the Affiliate Issuer or any Restricted Subsidiary, or as a result of foreclosure, perfection or enforcement of any Lien, or in satisfaction of judgments or pursuant to any plan of reorganization, workout recapitalization or similar arrangement including upon the bankruptcy or insolvency of a debtor;

(8)	Investments made as a result of the receipt of non-cash consideration from a sale or other disposition of property or assets, including without limitation an Asset Disposition, in each case, that was made in compliance with Section 4.10 and other Investments resulting from the disposition of assets in transactions excluded from the definition of “Asset Disposition” pursuant to the exclusions from such definition;

(9)	any Investment existing on the Issue Date or made pursuant to binding commitments in effect on the Issue Date or an Investment consisting of any extension, modification, replacement, renewal or reinvestment of any Investment or binding commitment existing on the Issue Date or made in compliance with Section 4.07; provided, that the amount of any such Investment or binding commitment may be increased (a) as required by the terms of such Investment or binding commitment as in existence on the Issue Date (including as a result of the accrual or accretion of interest or original issue discount or the issuance of pay-in-kind securities) or (b) as otherwise permitted under this Indenture;

(10)	Currency Agreements, Commodity Agreements and Interest Rate Agreements and related Hedging Obligations, which transactions or obligations are Incurred in compliance with this Indenture;

(11)	Investments by the Fold-In Issuer, the Affiliate Issuer or any of the Restricted Subsidiaries, together with all other Investments pursuant to this clause (11), in an aggregate amount at the time of such Investment not to exceed the greater of €350.0 million and 5.0% of Total Assets at any one time, provided that, if an Investment is made pursuant to this clause in a Person that is not a Restricted Subsidiary and such Person subsequently becomes a Restricted Subsidiary or is subsequently designated a Restricted Subsidiary in compliance with Section 4.07, such Investment shall thereafter be deemed to have been made pursuant to clause (1) or (2) of the definition of “Permitted Investments” and not this clause;

(12)	Investments by the Fold-In Issuer, the Affiliate Issuer or a Restricted Subsidiary in a Receivables Entity or any Investment by a Receivables Entity in any other Person, in each case, in connection with a Qualified Receivables Transaction, provided, however, that any Investment in any such Person is in the form of a Purchase Money Note, or any equity interest or interests in Receivables and related assets generated by the Fold-In Issuer, the Affiliate Issuer or a Restricted Subsidiary and transferred to any Person in connection with a Qualified Receivables Transaction or any such Person owning such Receivables;

(13)	guarantees issued in accordance with Section 4.09 and other guarantees (and similar arrangements) of obligations not constituting Indebtedness;

(14)	pledges or deposits (a) with respect to leases or utilities provided to third parties in the ordinary course of business or (b) otherwise described in the definition of “Permitted Liens” or made in connection with Liens permitted under Section 4.12;

(15)	the Notes and the Existing 2024 Senior Notes;

(16)	so long as no Default or Event of Default of the type specified in Section 6.01(a)(1) or Section 6.01(a)(2) has occurred and is continuing, (a) minority Investments in any Person engaged in a Permitted Business and (b) Investments in joint ventures that conduct a Permitted Business to the extent that, after giving pro forma effect to any such Investment, the Consolidated Net Leverage Ratio would not exceed 5.00 to 1.00;

(17)	any Investment to the extent made using as consideration Capital Stock of the Fold-In Issuer or the Affiliate Issuer (other than Disqualified Stock), Subordinated Shareholder Loans or Capital Stock of any Parent;

(18)	Investments acquired after the Issue Date as a result of the acquisition by the Fold-In Issuer, the Affiliate Issuer or a Restricted Subsidiary, including by way of merger, amalgamation or consolidation with or into the Fold-In Issuer, the Affiliate Issuer or any Restricted Subsidiary in a transaction that is not prohibited by Section 5.01 after the Issue Date to the extent that such Investments were not made in contemplation of such acquisition, merger, amalgamation or consolidation and were in existence on the date of such acquisition, merger, amalgamation or consolidation;

(19)	Investments in Securitization Obligations;

(20)	Investments resulting from the disposition of assets in transactions excluded from the definition of “Asset Disposition” pursuant to the exclusions from such definition;

(21)	any Person where such Investment was acquired by the Fold-In Issuer, the Affiliate Issuer or any Restricted Subsidiary (a) in exchange for any other Investment or accounts receivable held by the Fold-In Issuer or any such Restricted Subsidiary in connection with or as a result of a bankruptcy, workout, reorganization or recapitalization of the Fold-In Issuer of such other Investment or accounts receivable or (b) as a result of a foreclosure by the Fold-In Issuer, any Affiliate Issuer or any such Restricted Subsidiary with respect to any secured Investment or other transfer of title with respect to any secured Investment in default;

(22)	any transaction to the extent constituting an Investment that is permitted and made in accordance with the provisions of Section 4.11(b) (except those transactions described in Section 4.11(b)(1), Section 4.11(b)(5), Section 4.11(b)(9) or Section 4.11(b)(19)).

(23)	Investments consisting of purchases and acquisitions of inventory, supplies, material, services or equipment or purchases of contract rights or licenses or leases of intellectual property;

(24)	Investments consisting of the licensing or contribution of intellectual property pursuant to joint marketing arrangements;

(25)	advances in the form of a prepayment of expenses, so long as such expenses are being paid in accordance with customary trade terms of the Fold-In Issuer, the Affiliate Issuer or its Restricted Subsidiaries; and

(26)	Investments by the Fold-In Issuer, the Affiliate Issuer or its Restricted Subsidiary in any joint venture in connection with intercompany cash management arrangements or related activities arising in the ordinary course of business.

“Permitted Liens” means:

(A) with respect to any Restricted Subsidiary:

(1)	Liens on Receivables and related assets of the type described in the definition of “Qualified Receivables Transaction” Incurred in connection with a Qualified Receivables Transaction, and Liens on Investments in Receivables Entities;

(2)	pledges or deposits by such Person under workmen’s compensation laws, unemployment insurance laws or similar legislation, or good faith deposits in connection with bids, tenders, contracts (other than for the payment of Indebtedness) or leases to which such Person is a party, or deposits to secure public or statutory obligations of such Person or deposits of cash or United States government bonds to secure surety or appeal bonds to which such Person is a party, or deposits as security for contested taxes or import or customs duties or for the payment of rent, in each case Incurred in the ordinary course of business;

(3)	Liens imposed by law, including carriers’, warehousemens’, mechanics’ landlords’, materialmens’, repairmens’ and other like Liens, in each case for sums not yet overdue for a period of more than 60 days or that are bonded or being contested in good faith by appropriate proceedings;

(4)	Liens for taxes, assessments or other governmental charges not yet subject to penalties for non-payment or which are being contested in good faith by appropriate proceedings;

(5)	Liens in favor of issuers of surety, bid or performance bonds or with respect to other regulatory requirements or trade or government contracts or to secure leases or permits, licenses, statutory or regulatory obligations, or letters of credit or bankers’ acceptances issued pursuant to the request of and for the account of such Person in the ordinary course of its business;

(6)

(a) mortgages, liens, security interests, restrictions, encumbrances or any other matters of record that have been placed by any government, statutory or regulatory authority, developer, landlord or other third party on property over which the Fold-In Issuer, the Affiliate Issuer or any Restricted Subsidiary has easement rights or on any leased property and subordination or similar arrangements relating thereto, (including, without limitation, the right reserved to or vested in any governmental authority by the terms of any lease, license, franchise, grant or permit acquired by the Fold-In Issuer, the Affiliate Issuer or any of its Restricted Subsidiaries or by any statutory provision to terminate any such lease, license, franchise, grant or permit, or to require annual or other payments as a condition to the continuance thereof), (b) minor survey exceptions, encumbrances, trackage rights, special assessments, ground leases, easements or reservations of, or rights of others for, licenses, rights of way, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning, building codes or other restrictions (including, without limitation, minor defects or irregularities in title and similar encumbrances) as to the use of real properties or Liens incidental to the conduct of the business of the Fold-In Issuer, the Affiliate Issuer and the Restricted Subsidiaries or to the ownership of its properties which do not in the aggregate materially adversely affect the value of said properties or materially impair their use in the operation of the business of the Fold-In Issuer, the Affiliate Issuer and the Restricted Subsidiaries and (c) any condemnation or eminent domain proceedings affecting any real property;

(7)	Liens securing Hedging Obligations so long as the related Indebtedness is, and is permitted to be incurred under this Indenture, secured by a Lien on the same property securing such Hedging Obligation;

(8)	leases, licenses, subleases and sublicenses of assets (including, without limitation, real property and intellectual property rights) which do not materially interfere with the ordinary conduct of the business of the Fold-In Issuer, the Affiliate Issuer or any of the Restricted Subsidiaries;

(9)	Liens arising out of judgments, decrees, orders or awards so long as such Lien is adequately bonded and any appropriate legal proceedings which may have been duly initiated for the review of such judgment, decree, order or award have not been finally terminated or the period within which such proceedings may be initiated has not expired;

(10)	Liens for the purpose of securing the payment of all or a part of the purchase price of, or Capitalized Lease Obligations, Purchase Money Obligations or other payments Incurred to finance the acquisition, improvement or construction of, assets or property acquired or constructed in the ordinary course of business (including Liens arising out of conditional sale, title retention, hire purchase, consignment or similar arrangements for the sale of goods entered into in the ordinary course of business) provided that such Liens do not encumber any other assets or property of the Fold-In Issuer, the Affiliate Issuer or the Restricted Subsidiaries other than such assets or property and assets affixed or appurtenant thereto;

(11)	Liens arising solely by virtue of any statutory or common law provisions or customary business provisions relating to banker’s Liens, rights of set-off or similar rights and remedies as to deposit accounts or other funds maintained with a depositary institution;

(12)	Liens arising from United States Uniform Commercial Code financing statement filings (or similar filings in other applicable jurisdictions) regarding operating leases entered into by the Fold-In Issuer, the Affiliate Issuer and the Restricted Subsidiaries in the ordinary course of business;

(13)	Liens existing on, or provided for under written arrangements existing on, the Issue Date;

(14)	Liens on property, other assets or shares of stock of a Person at the time such Person becomes a Restricted Subsidiary (including Liens created, incurred or assumed in connection with or in contemplation of such acquisition or transaction); provided, however, that any such Lien may not extend to any other property owned by the Fold-In Issuer, the Affiliate Issuer or any Restricted Subsidiary (other than pursuant to after-acquired property clauses in effect with respect to such Lien at the time of acquisition on property of the type that would have been subject to such Lien notwithstanding the occurrence of such acquisition);

(15)	Liens on property at the time the Fold-In Issuer, the Affiliate Issuer or a Restricted Subsidiary acquired the property, including any acquisition by means of a merger or consolidation with or into any Restricted Subsidiary (including Liens created, incurred or assumed in connection with or in contemplation of such acquisition or transaction); provided, however, that such Liens may not extend to any other property owned by the Fold-In Issuer, the Affiliate Issuer or such Restricted Subsidiary (other than pursuant to after-acquired property clauses in effect with respect to such Lien at the time of acquisition on property of the type that would have been subject to such Lien notwithstanding the occurrence of such acquisition);

(16)	Liens securing Indebtedness or other obligations of a Restricted Subsidiary owing to the Fold-In Issuer, the Affiliate Issuer or a Restricted Subsidiary;

(17)	Liens securing the Notes and any Additional Notes;

(18)	Liens securing Refinancing Indebtedness Incurred to refinance Indebtedness that was previously so secured, provided that any such Lien is limited to all or part of the same property or assets (plus improvements, accessions, proceeds or dividends or distributions in respect thereof) that secured (or, under the written arrangements under which the original Lien arose, could secure) the Indebtedness being refinanced or is in respect of property that is the security for a Permitted Lien hereunder;

(19)	any interest or title of a lessor under any Capitalized Lease Obligation or operating lease;

(20)	Liens on Capital Stock or other securities of any Unrestricted Subsidiary that secure Indebtedness or other obligations of such Unrestricted Subsidiary;

(21)	Liens in respect of the ownership interests in, or assets owned by, any joint ventures or similar arrangements securing obligations of such joint ventures or similar agreements;

(22)	Liens over rights under loan agreements relating to, or over notes or similar instruments evidencing, the on-loan of proceeds received by a Restricted Subsidiary from the issuance of Indebtedness Incurred by a Restricted Subsidiary, which Liens are created to secure payment of such Indebtedness;

(23)	Liens securing Indebtedness that is permitted to be Incurred by the Restricted Subsidiaries under Section 4.09(a)(1) or clauses (1), (3), (7), or (12) (in the case of (12), to the extent such guarantee is in respect of Indebtedness otherwise permitted to be secured and specified in this definition of Permitted Liens), (15) and (17) of Section 4.09(b).

(24)	Liens on assets or property of a Restricted Subsidiary that is not a Note Guarantor securing Indebtedness of any Restricted Subsidiary that is not a Note Guarantor permitted by Section 4.09;

(25)	Liens on Escrowed Proceeds for the benefit of the related Holders of debt securities or other Indebtedness (or the underwriters or arrangers thereof) or on cash set aside at the time of the Incurrence of any Indebtedness or government securities purchased with such cash, in either case to the extent such cash or government securities prefund the payment of interest on such Indebtedness and are held in escrow accounts or similar arrangement to be applied for such purpose;

(26)	Permitted Collateral Liens;

(27)	Liens consisting of any right of set-off granted to any financial institution acting as a lockbox bank in connection with a Qualified Receivables Transaction;

(28)	Liens for the purpose of perfecting the ownership interests of a purchaser of Receivables and related assets pursuant to any Qualified Receivables Transaction;

(29)	Liens arising in connection with other sales of Receivables permitted hereunder without recourse to the Fold-In Issuer, the Affiliate Issuer or any of the Restricted Subsidiaries;

(30)	Liens in respect of Bank Products or to implement cash pooling arrangements or arising under the general terms and conditions of banks with whom the Fold-In Issuer, the Affiliate Issuer or any Restricted Subsidiary maintains a banking relationship or to secure cash management and other banking services, netting and set-off arrangements, and encumbrances over credit balances on bank accounts to facilitate operation of such bank accounts on a cash-pooled and net balances basis (including any ancillary facility under any Credit Facility or other accommodation comprising of more than one account) and Liens of the Fold-In Issuer, the Affiliate Issuer or any Restricted Subsidiary under the general terms and conditions of banks and financial institutions entered into in the ordinary course of banking or other trading activities;

(31)	any Liens in respect of the ownership interests in, or assets owned by, any joint ventures securing obligations of such joint ventures;

(32)	any encumbrance or restriction (including, but not limited to, put and call arrangements) with respect to Capital Stock of any joint venture or similar arrangement pursuant to any joint venture or similar agreement;

(33)	cash deposits or other Liens for the purpose of securing Limited Recourse;

(34)	Liens on equipment of the Fold-In Issuer, the Affiliate Issuer or any Restricted Subsidiary granted in the ordinary course of business to a client of the Fold-In Issuer, the Affiliate Issuer or a Restricted Subsidiary at which such equipment is located;

(35)	subdivision agreements, site plan control agreements, development agreements, servicing agreements, cost sharing, reciprocal and other similar agreements with municipal and other governmental authorities affecting the development, servicing or use of a property; provided the same are complied with in all material respects except as such non-compliance does not interfere in any material respect as determined in good faith by the Issuer with the business of the Fold-In Issuer, the Affiliate Issuer and its Subsidiaries taken as a whole;

(36)	facility cost sharing, servicing, reciprocal or other similar agreements related to the use and/or operation a property in the ordinary course of business; provided the same are complied with in all material respects;

(37)	deemed trusts created by operation of law in respect of amounts which are (i) not yet due and payable, (ii) immaterial, (iii) being contested in good faith and by appropriate proceedings and for which appropriate reserves have been established in accordance with GAAP or (iv) unpaid due to inadvertence after exercising due diligence; and

(38)	Liens Incurred with respect to obligations that do not exceed the greater of (a) €250.0 million and (b) 5.0% of Total Assets at any time outstanding.

(B) with respect to the Fold-In Issuer and the Affiliate Issuer:

(1)	Liens securing the Notes;

(2)	Permitted Collateral Liens;

(3)	Liens securing guarantees of Indebtedness Incurred under Credit Facilities, to the extent the underlying Indebtedness was Incurred in compliance with Section 4.09(a) or Section 4.09(b)(1);

(4)	Liens on property at the time the Fold-In Issuer or the Affiliate Issuer acquired the property, including any acquisition by means of a merger or consolidation with or into the Fold-In Issuer or the Affiliate Issuer; provided, that such Liens may not extend to any other property owned by the Fold-In Issuer or the Affiliate Issuer;

(5)	Liens over (i) Capital Stock of any Restricted Subsidiary and (ii) rights under loan agreements, notes or similar instruments representing Indebtedness of any Restricted Subsidiary owing to and held by the Fold-In Issuer or the Affiliate Issuer, securing Indebtedness Incurred by a Restricted Subsidiary in compliance with (a) Section 4.09(a)(1) or clauses (1), (7), (15) and (18) of Section 4.09(b) and (b) any Refinancing Indebtedness in respect of Indebtedness referred to in clause (a); and

(6)	Liens of the type described in clauses (3), (4), (5), (6), (7), (9), (10), (11), (12), (17), (19), (20), (22) and (24) of clause (A) of this definition of “Permitted Liens”.

“Person” means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, limited liability company, government or any agency or political subdivision hereof or any other entity.

“Preferred Stock”, as applied to the Capital Stock of any corporation, partnership, limited liability company or other entity, means Capital Stock of any class or classes (however designated) which is preferred as to the payment of dividends, or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such entity, over shares of Capital Stock of any other class of such entity.

“Priority Agreement” means the priority agreement dated January 17, 2014 (as amended on February, 20 2014 and as amended and restated on July 4, 2014 and as amended on March 5, 2015) between, among others, LGE Holdco VI B.V. and Deutsche Trustee Company Limited as security agent, as previously amended and as may be further amended and in effect from time to time.

“Private Placement Legend” means the legend set forth in Section 2.07(j)(1) to be placed on all Notes issued under this Indenture except where otherwise permitted by the provisions of this Indenture.

“Proceeds Loan Agreement” means the proceeds loan agreement dated as of March 5, 2015 (as amended, supplemented and/or restated from time to time) between the Old Issuer, as lender, the Original Proceeds Loan Borrower, and Deutsche Trustee Company Limited, as security agent

“Proceeds Loan Borrowers” means, in respect of each Proceeds Loan, either an Original Proceeds Loan Borrower or, if the JV Escrow Release occurs, Vodafone Holdco I, and any and all successors thereto, and any permitted assignees thereof under the Proceeds Loan Agreement.

“Proceeds Loan Collateral” means the Capital Stock of each Proceeds Loan Obligor and any other additional security interests that may in the future be pledged to secure obligations under the Proceeds Loans.

“Proceeds Loan Collateral Documents” means the security documents which create the security interest in the Proceeds Loan Collateral.

“Proceeds Loan Guarantors” means, in respect of each Proceeds Loan, the Proceeds Loan Obligors other than the borrower of such Proceeds Loan, any Additional Proceeds Loan Guarantor and any and all successors thereto, and any permitted assignees thereof under the Proceeds Loans.

“Proceeds Loan Obligors” means the Proceeds Loan Borrowers and the Proceeds Loan Guarantors (including any Additional Proceeds Loan Guarantor).

“Pro forma EBITDA” means, for any period, the Consolidated EBITDA of the Fold-In Issuer, the Affiliate Issuer and the Restricted Subsidiaries, provided, however, that for the purposes of calculating Pro forma EBITDA for such period, if, as of such date of determination:

(1)	since the beginning of such period the Fold-In Issuer, the Affiliate Issuer or any Restricted Subsidiary will have made any Asset Disposition or disposed of any company, any business, or any group of assets constituting an operating unit of a business (any such disposition, a “Sale”) or if the transaction giving rise to the need to calculate the Consolidated Net Leverage Ratio is such a Sale, Pro forma EBITDA for such period will be reduced by an amount equal to the Consolidated EBITDA (if positive) attributable to the assets which are the subject of such Sale for such period or increased by an amount equal to the Consolidated EBITDA (if negative) attributable thereto for such period;

(2)	since the beginning of such period the Fold-In Issuer, the Affiliate Issuer or any Restricted Subsidiary (by merger or otherwise) will have made an Investment in any Person that thereby becomes a Restricted Subsidiary, or otherwise acquires any company, any business, or any group of assets constituting an operating unit of a business (any such Investment or acquisition, a “Purchase”) including any such Purchase occurring in connection with a transaction causing a calculation to be made hereunder, Consolidated EBITDA for such period will be calculated after giving pro forma effect thereto as if such Purchase occurred on the first day of such period; and

(3)	since the beginning of such period any Person (that became a Restricted Subsidiary or was merged with or into the Fold-In Issuer, the Affiliate Issuer or any Restricted Subsidiary since the beginning of such period) will have made any Sale or any Purchase that would have required an adjustment pursuant to clause (1) or (2) above if made by the Fold-In Issuer, the Affiliate Issuer or a Restricted Subsidiary since the beginning of such period, Consolidated EBITDA for such period will be calculated after giving pro forma effect thereto as if such Sale or Purchase occurred on the first day of such period.

For purposes of this definition and the definition of Consolidated Net Leverage Ratio, (a) whenever pro forma effect is to be given to any transaction or calculation, the pro forma calculations will be as determined in good faith by a responsible financial or accounting officer of the Fold-In Issuer (including without limitation in respect of anticipated expense and cost reductions) including, without limitation, as a result of, or that would result from any actions taken, committed to be taken or with respect to which substantial steps have been taken, by the Fold-In Issuer, the Affiliate Issuer or any Restricted Subsidiary including, without limitation, in connection with any cost reduction synergies or cost savings plan or program or in connection with any transaction, investment, acquisition, disposition, restructuring, corporate reorganization or otherwise (regardless of whether these cost savings and cost reduction synergies could then be reflected in pro forma financial statements to the extent prepared), (b) in determining the amount of Indebtedness outstanding on any date of determination, pro forma effect shall be given to any Incurrence, repayment, repurchase, defeasance or other acquisition, retirement or discharge of Indebtedness as if such transaction had occurred on the first day of the relevant period and (c) interest on any Indebtedness that bears interest at a floating rate and that is being given pro forma effect shall be calculated as if the rate in effect on the date of calculation had been applicable for the entire period (taking into account any Hedging Obligations applicable to such Indebtedness).

“Public Market” means any time after an Equity Offering has been consummated, shares of common stock or other common equity interests of the IPO Entity having a market value in excess of €75 million on the date of such Equity Offering have been distributed pursuant to such Equity Offering.

“Public Offering” means any offering, including an Initial Public Offering, of shares of common stock or other common equity interests that are listed on an exchange or publicly offered (which shall include any offering pursuant to Rule 144A and/or Regulation S under the Securities Act to professional market investors or similar persons).

“Public Offering Expenses” means expenses Incurred by any Parent in connection with any public offering of Capital Stock or Indebtedness (whether or not successful):

(1)	where the net proceeds of such offering are intended to be received by or contributed or loaned to the Fold-In Issuer, the Affiliate Issuer or a Restricted Subsidiary; or

(2)	in a prorated amount of such expenses in proportion to the amount of such net proceeds intended to be so received, contributed or loaned; or

(3)	otherwise on an interim basis prior to completion of such offering so long as any Parent shall cause the amount of such expenses to be repaid to the Fold-In Issuer, the Affiliate Issuer or the relevant Restricted Subsidiary out of the proceeds of such offering promptly if completed, in each case, to the extent such expenses are not paid by another Subsidiary of such Parent.

“Purchase Money Note” means a promissory note of a Receivables Entity evidencing the deferred purchase price of Receivables (and related assets) and/or a line of credit, which may be irrevocable, from the Fold-In Issuer, the Affiliate Issuer or any Restricted Subsidiary in connection with a Qualified Receivables Transaction with a Receivables Entity, which note is intended to finance that portion of the purchase price that is not paid in cash or a contribution of equity and which (a) is repayable from cash available to the Receivables Entity, other than (i) amounts required to be established as reserves pursuant to agreements, (ii) amounts paid to investors in respect of interest, (iii) principal and other amounts owing to such investors and (iv) amounts owing to such investors and amounts paid in connection with the purchase of newly generated Receivables and (b) may be subordinated to the payments described in clause (a).

“Purchase Money Obligations” means any Indebtedness Incurred to finance or refinance the acquisition, leasing, construction or improvement of property (real or personal) or assets (including Capital Stock), and whether acquired through the direct acquisition of such property or assets or the acquisition of the Capital Stock of any Person owning such property or assets, or otherwise.

“QIB” means a “qualified institutional buyer” as defined in Rule 144A.

“Qualified Receivables Transaction” means any transaction or series of transactions that may be entered into by the Fold-In Issuer, the Affiliate Issuer or any of the Restricted Subsidiaries pursuant to which the Fold-In Issuer, the Affiliate Issuer or any of its Restricted Subsidiaries may sell, convey or otherwise transfer to (1) a Receivables Entity (in the case of a transfer by the Fold-In Issuer, the Affiliate Issuer or any of the Restricted Subsidiaries) and (2) any other Person (in the case of a transfer by a Receivables Entity), or may grant a Lien in, any Receivables (whether now existing or arising in the future) of the Fold-In Issuer, the Affiliate Issuer or any of the Restricted Subsidiaries, and any assets related thereto including, without limitation, all collateral securing such Receivables, all contracts and all guarantees or other obligations in respect of such accounts receivable, the proceeds of such Receivables and other assets which are customarily transferred, or in respect of which Liens are customarily granted, in connection with asset securitization involving Receivables and any Hedging Obligations entered into by the Fold-In Issuer or the Affiliate Issuer or any such Restricted Subsidiary in connection with such Receivables.

“Receivable” means a right to receive payment arising from a sale or lease of goods or the performance of services by a Person pursuant to an arrangement with another Person pursuant to which such other Person is obligated to pay for goods or services under terms that permit the purchase of such goods and services on credit and shall include, in any event, any items of property that would be classified as an “account”, “chattel paper”, “payment intangible” or “instrument” under the Uniform Commercial Code as in effect in the State of New York and any “supporting obligations” as so defined.

“Receivables Entity” means a Wholly Owned Subsidiary of the Fold-In Issuer or the Affiliate Issuer (or another Person in which the Fold-In Issuer, the Affiliate Issuer or any Restricted Subsidiary makes an Investment and to which the Fold-In Issuer, the Affiliate Issuer or any Restricted Subsidiary transfers Receivables and related assets) which engages in no activities other than in connection with the financing of Receivables and which is designated by the Board of Directors of the Fold-In Issuer (as provided below) as a Receivables Entity:

(1)	no portion of the Indebtedness or any other obligations (contingent or otherwise) of which:

(a)	is guaranteed by the Fold-In Issuer, the Affiliate Issuer or any Restricted Subsidiary (excluding guarantees of obligations (other than the principal of, and interest on, Indebtedness) pursuant to Standard Securitization Undertakings);

(b)	is recourse to or obligates the Fold-In Issuer, the Affiliate Issuer or any Restricted Subsidiary in any way other than pursuant to Standard Securitization Undertakings;

(c)	subjects any property or asset of the Fold-In Issuer, the Affiliate Issuer or any Restricted Subsidiary, directly or indirectly, contingently or otherwise, to the satisfaction thereof, other than pursuant to Standard Securitization Undertakings; or

(d)	except, in each such case, Limited Recourse and Permitted Liens as defined in clauses (1), (27) through (29) and (33) of the definition thereof;

(2)	with which neither the Fold-In Issuer, the Affiliate Issuer nor any Restricted Subsidiary has any material contract, agreement, arrangement or understanding (except in connection with a Purchase Money Note or Qualified Receivables Transaction) other than on terms no less favorable to the Fold-In Issuer, the Affiliate Issuer or such Restricted Subsidiary than those that might be obtained at the time from Persons that are not Affiliates of the Fold-In Issuer or the Affiliate Issuer, other than fees payable in the ordinary course of business in connection with servicing Receivables; and

(3)	to which neither the Fold-In Issuer, the Affiliate Issuer nor any Restricted Subsidiary has any obligation to maintain or preserve such entity’s financial condition or cause such entity to achieve certain levels of operating results (other than those related to or incidental to the relevant Qualified Receivables Transaction), except for Limited Recourse.

Any such designation by the Board of Directors of the Fold-In Issuer shall be evidenced to the Trustee by promptly filing with the Trustee a certified copy of the resolution of the Board of Directors of the Fold-In Issuer or the Affiliate Issuer giving effect to such designation and an Officer’s Certificate certifying that such designation complied with the foregoing conditions.

“Receivables Fees” means reasonable distributions or payments made directly or by means of discounts with respect to any participation interest issued or sold in connection with, and other fees paid to a Person that is not a Receivables Entity in connection with, any Qualified Receivables Transaction.

“Receivables Repurchase Obligation” means any obligation of a seller of Receivables in a Qualified Receivables Transaction to repurchase Receivables arising as a result of a breach of a representation, warranty or covenant or otherwise, including as a result of a receivable or portion thereof becoming subject to any asserted defense, dispute, offset or counterclaim of any kind as a result of any action taken by, any failure to take action by or any other event relating to the seller.

“Redemption Date” means, when used with respect to any Note to be redeemed pursuant to this Indenture, the date fixed for such redemption.

“Refinancing Indebtedness” means Indebtedness that is Incurred to refund, refinance, replace, exchange, renew, repay or extend (including pursuant to any defeasance or discharge mechanism) (collectively, “refinance”, “refinances”, and “refinanced” shall have a correlative meaning) any Indebtedness existing on the Issue Date or Incurred in compliance with this Indenture (including Indebtedness of the Fold-In Issuer or the Affiliate Issuer that refinances Indebtedness of any Restricted Subsidiary and Indebtedness of any Restricted Subsidiary that refinances Indebtedness of another Restricted Subsidiary) including Indebtedness that refinances Refinancing Indebtedness, including successive refinancings; provided, however, that:

(1)	if the Indebtedness being refinanced constitutes Subordinated Obligations, (a) if the Stated Maturity of the Indebtedness being refinanced is earlier than the Stated Maturity of the Notes, the Refinancing Indebtedness has a Stated Maturity no earlier than the Stated Maturity of the Indebtedness being refinanced or (b) if the Stated Maturity of the Indebtedness being refinanced is later than the Stated Maturity of the Notes, the Refinancing Indebtedness has a Stated Maturity later than the Stated Maturity of the Notes;

(2)	such Refinancing Indebtedness is Incurred in an aggregate principal amount (or if issued with original issue discount, an aggregate issue price) that is equal to or less than the sum of the aggregate principal amount (or if issued with original issue discount, the aggregate accreted value) then outstanding of the Indebtedness being refinanced plus an amount to pay any interest, fees and expenses, premiums and defeasance costs, Incurred in connection therewith; and

(3)	if the Indebtedness being refinanced constitutes Subordinated Obligations, such Refinancing Indebtedness is subordinated in right of payment to the Notes on terms at least as favorable to the Holders as those contained in the documentation governing the Indebtedness being refinanced.

Refinancing Indebtedness in respect of any Credit Facility or any other Indebtedness may be Incurred from time to time after the termination, discharge or repayment of all or any part of any such Credit Facility or other Indebtedness.

“Regulation S” means Regulation S promulgated under the Securities Act.

“Regulation S Global Note” means a Global Note, substantially in the form of Exhibit A hereto bearing the Global Note Legend and the Private Placement Legend and deposited with the Custodian and registered in the name of the Depositary or its nominee, issued in a denomination equal to the outstanding principal amount of the Notes initially sold in reliance on Rule 903 of Regulation S.

“Related Business” means any business that is the same as or related, ancillary or complementary to any of the businesses of the Fold-In Issuer, the Affiliate Issuer and the Restricted Subsidiaries on the Issue Date.

“Related Person” with respect to any Permitted Holder, means:

(1)	any controlling equity Holder or majority (or more) owned Subsidiary of such Permitted Holder; or

(2)	in the case of an individual, any spouse, family member or relative of such individual, any trust or partnership for the benefit of one or more of such individual and any such spouse, family member or relative, or the estate, executor, administrator, committee or beneficiaries of any thereof; or

(3)	any trust, corporation, partnership or other Person for which one or more of the Permitted Holders and other Related Persons of any thereof constitute the beneficiaries, stockholders, partners or owners thereof, or Persons beneficially holding in the aggregate a majority (or more) controlling interest therein.

“Related Taxes” means:

(1)	any taxes, including but not limited to sales, use, transfer, rental, ad valorem, value added, stamp, property, consumption, franchise, license, capital, registration, business, customs, net worth, gross receipts, excise, occupancy, intangibles or similar taxes (other than (x) taxes measured by income and (y) withholding imposed on payments made by any Parent), required to be paid by any Parent by virtue of its:

(a)	being organized or incorporated or having Capital Stock outstanding (but not by virtue of owning stock or other equity interests of any corporation or other entity other than the Fold-In Issuer, the Affiliate Issuer or any of the Fold-In Issuer’s or the Affiliate Issuer’s Subsidiaries), or

(b)	being a holding company parent of the Fold-In Issuer, the Affiliate Issuer or any of the Fold-In Issuer’s or the Affiliate Issuer’s Subsidiaries, or

(c)	receiving dividends from or other distributions in respect of the Capital Stock of the Fold-In Issuer or the Affiliate Issuer, or any of the Fold-In Issuer’s or the Affiliate Issuer’s Subsidiaries, or

(d)	having guaranteed any obligations of the Fold-In Issuer, the Affiliate Issuer or any Subsidiary of the Fold-In Issuer or the Affiliate Issuer, or

(e)	having made any payment in respect to any of the items for which the Fold-In Issuer or the Affiliate Issuer is permitted to make payments to any Parent pursuant to Section 4.07,

in each case, to the extent such taxes are not paid by another Subsidiary or such Parent; and

(2)	any taxes measured by income for which any Parent is liable up to an amount not to exceed with respect to such taxes the amount of any such taxes that the Fold-In Issuer, the Affiliate Issuer and their Subsidiaries would have been required to pay on a separate company basis or on a consolidated basis if the Fold-In Issuer, the Affiliate Issuer and their Subsidiaries had paid tax on a consolidated, combined, group, affiliated or unitary basis on behalf of an affiliated group consisting only of the Fold-In Issuer, the Affiliate Issuer and their Subsidiaries and any taxes imposed by way of withholding on payments made by one Parent to another Parent on any financing that is provided, directly or indirectly in relation to the Fold-In Issuer, the Affiliate Issuer and their Subsidiaries (reduced by any taxes measured by income actually paid by the Fold-In Issuer, the Affiliate Issuer and their Subsidiaries).

“Related Transaction” means (1) any transactions to effect or consummate the JV Transactions, the Ziggo Group Combination and/or the Ziggo Group Assumption, which may include the contribution of an Affiliate entity by a Parent (“Contributed Entity”) which Contributed Entity indirectly holds Share Capital in the Fold-In Issuer or the Affiliate Issuer,

(2) any transactions to effect or consummate the Credit Facility Assumption, (3) intercompany indebtedness (A) by the Fold-In Issuer, the Affiliate Issuer, the Contributed Entity or a Restricted Subsidiary to an Affiliate or (B) by an Affiliate to the Fold-In Issuer, the Affiliate Issuer, the Contributed Entity or a Restricted Subsidiary, in each case, to effect or consummate the Ziggo Group Combination and/or the Ziggo Group Assumption, (4) the Post-Closing Reorganization and (5) payment of fees, costs and expenses in connection with the JV Transactions, the Ziggo Group Combination and/or the Ziggo Group Assumption and/or Credit Facility Assumption and the Post-Closing Reorganization.

“Reporting Entity” refers to (i) Ziggo Group Holding, (ii) following the accession of any Affiliate Subsidiary, Ziggo Group Holding or a common Parent of the Fold-In Issuer, the Affiliate Issuer and the Affiliate Subsidiary, or (iii) following an Affiliate Issuer Accession, a common Parent of the Fold-In Issuer and the Affiliate Issuer.

“Representative” means any trustee, agent or representative (if any) for an issue of Senior Indebtedness or the provider of Senior Indebtedness (if provided on a bilateral basis), as the case may be.

“Responsible Officer,” when used with respect to the Trustee, means any officer within the Corporate Trust Administration of the Trustee (or any successor group of the Trustee) including any vice president, assistant vice president, assistant treasurer, or any other officer of the Trustee customarily performing functions similar to those performed by any of the above designated officers and also means, with respect to a particular corporate trust matter, any other officer to whom such matter is referred because of his knowledge of and familiarity with the particular subject.

“Restricted Definitive Note” means a Definitive Note bearing the Private Placement Legend.

“Restricted Global Note” means a Global Note bearing the Private Placement Legend.

“Restricted Investment” means any Investment other than a Permitted Investment.

“Restricted Period” means the 40-day distribution compliance period as defined in Regulation S.

“Restricted Subsidiary” means any Subsidiary of the Fold-In Issuer or the Affiliate Issuer together with any Affiliate Subsidiaries other than an Unrestricted Subsidiary.

“Rule 144” means Rule 144 promulgated under the Securities Act.

“Rule 144A” means Rule 144A promulgated under the Securities Act.

“Rule 903” means Rule 903 promulgated under the Securities Act.

“Rule 904” means Rule 904 promulgated under the Securities Act.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the United States Securities Act of 1933, as amended.

“Securitization Obligation” means any Indebtedness or other obligation of any Receivables Entity.

“Security Agent” means Deutsche Trustee Company Limited and any successor or replacement Security Agent, acting in such capacity.

“Senior Indebtedness” means, whether outstanding on the Issue Date or thereafter Incurred, all amounts payable by, under or in respect of all other Indebtedness of the Fold-In Issuer, the Affiliate Issuer or any Restricted Subsidiary, including premiums and accrued and unpaid interest (including interest accruing on or after the filing of any petition in bankruptcy or for reorganization relating to the Fold-In Issuer, the Affiliate Issuer or any Restricted Subsidiary at the rate specified in the documentation with respect thereto whether or not a claim for post filing interest is allowed in such proceeding) and fees relating thereto; provided, however, that Senior Indebtedness will not include:

(1)	any Indebtedness Incurred in violation of this Indenture;

(2)	any obligation of the Fold-In Issuer or the Affiliate Issuer to any Restricted Subsidiary;

(3)	any liability for taxes owed or owing by the Fold-In Issuer, the Affiliate Issuer or any Restricted Subsidiary;

(4)	any accounts payable or other liability to trade creditors arising in the ordinary course of business (including guarantees thereof or instruments evidencing such liabilities);

(5)	any Indebtedness, guarantee or obligation of the Fold-In Issuer or the Affiliate Issuer that is expressly subordinate or junior in right of payment to any other Indebtedness, guarantee or obligation of the Fold-In Issuer or the Affiliate Issuer, including, without limitation, any Subordinated Obligation; or

(6)	any Capital Stock.

“Senior Secured Proceeds Loan Agreement” means the proceeds loan agreement dated as of March 5, 2015 (as amended, supplemented and/or restated from time to time) between the Senior Secured Notes Issuer and Ziggo Secured Finance Partnership, as lenders, UPC Nederland B.V. as original borrower, and ING Bank N.V., as security agent.

“Senior Secured Priority Agreement” means the priority agreement dated January 12, 2006 (as amended and restated on October 6, 2006, November 17, 2006, March 28, 2013, November 14, 2014 and January 4, 2015) between, among others, Amsterdamse Beheer- en Consultingmaatschappij B.V., certain guarantors party thereto and ING Bank N.V., as security agent, as previously amended and as may be further amended and in effect from time to time.

“Significant Subsidiary” means any Restricted Subsidiary which, together with the Restricted Subsidiaries of such Restricted Subsidiary, accounted for more than 10% of Total Assets as of the end of the most recently completed fiscal year.

“Specified Legal Expenses” means, to the extent not constituting an extraordinary, non-recurring or unusual loss, charge or expense, all attorneys’ and experts’ fees and expenses and all other costs, liabilities (including all damages, penalties, fines and indemnification and settlement payments) and expenses paid or payable in connection with any threatened, pending, completed or future claim, demand, action, suit, proceeding, inquiry or investigation (whether civil, criminal, administrative, governmental or investigative).

“Spin-Off” means a transaction by which all outstanding ordinary shares of the Fold-In Issuer or the Affiliate Issuer or a Parent of the Fold-In Issuer or the Affiliate Issuer, directly or indirectly owned by Ultimate Parent are distributed to (x) all of the Ultimate Parent’s shareholders, or (y) all of the shareholders comprising one or more group of the Ultimate Parent’s shareholders as provided by the Ultimate Parent’s articles of association, in each case, either directly or indirectly through the distribution of shares in a company holding the Fold-In Issuer’s or the Affiliate Issuer’s shares or a Parent’s shares.

“Spin Parent” means the Person the shares of which are distributed to the shareholders of the Ultimate Parent pursuant to the Spin-Off.

“Standard Securitization Undertakings” means representations, warranties, covenants and indemnities entered into by the Fold-In Issuer, the Affiliate Issuer or any Restricted Subsidiary which are reasonably customary in securitization of Receivables transactions, including, without limitation, those relating to the servicing of the assets of a Receivables Entity and Limited Recourse, it being understood that any Receivables Repurchase Obligation shall be deemed to be a Standard Securitization Undertaking.

“Stated Maturity” means, with respect to any security, the date specified in such security as the fixed date on which the payment of principal of such security is due and payable, including pursuant to any mandatory redemption provision, but shall not include any contingent obligations to repay, redeem or repurchase any such principal prior to the date originally scheduled for the payment thereof.

“Subordinated Obligation” means in the case of the Fold-In Issuer or the Affiliate Issuer, any Indebtedness that is expressly subordinate or junior in right of payment to the Notes pursuant to a written agreement and, in the case of a Note Guarantor, any Indebtedness that is expressly subordinate or junior in right of payment to the Note Guarantee of such Note Guarantor pursuant to a written agreement.

“Subordinated Shareholder Loans” means Indebtedness of the Fold-In Issuer or the Affiliate Issuer (and any security into which such Indebtedness, other than Capital Stock, is convertible or for which it is exchangeable at the option of the Holder) issued to and held by any Affiliate (other than a Restricted Subsidiary) that (either pursuant to its terms or pursuant to an agreement with respect thereto):

(1)	does not mature or require any amortization, redemption or other repayment of principal or any sinking fund payment prior to the first anniversary of the Stated Maturity of the Notes (other than through conversion or exchange of such Indebtedness into Capital Stock (other than Disqualified Stock) of the Fold-In Issuer or the Affiliate Issuer, as applicable, or any Indebtedness meeting the requirements of this definition);

(2)	does not require, prior to the first anniversary of the Stated Maturity of the Notes, payment of cash interest, cash withholding amounts or other cash gross-ups, or any similar cash amounts;

(3)	contains no change of control or similar provisions that are effective, and does not accelerate and has no right to declare a default or event of default or take any enforcement action or otherwise require any cash payment prior to the first anniversary of the Stated Maturity or the Notes;

(4)	does not provide for or require any Lien or encumbrance over any asset of the Fold-In Issuer, the Affiliate Issuer or any of the Restricted Subsidiaries;

(5)	is subordinated in right of payment to the prior payment in full of the Notes or the Note Guarantee, as applicable, in the event of (a) a total or partial liquidation, dissolution or winding up of the Fold-In Issuer or the Affiliate Issuer, as applicable, (b) a bankruptcy, reorganization, insolvency, receivership or similar proceeding relating to the Fold-In Issuer or its property or the Affiliate Issuer or its property, as applicable, (c) an assignment for the benefit of creditors or (d) any marshalling of the assets and liabilities of the Fold-In Issuer or the Affiliate Issuer, as applicable;

(6)	under which the Fold-In Issuer or the Affiliate Issuer, as applicable, may not make any payment or distribution of any kind or character with respect to any obligations on, or relating to, such Subordinated Shareholder Loans if (a) a payment Default on the Notes occurs and is continuing or (b) any other Default under this Indenture occurs and is continuing on the Notes that permits the Holders of the Notes to accelerate their maturity and the Fold-In Issuer receives notice of such Default from the requisite Holders of the Notes, until in each case the earliest of (i) the date on which such Default is cured or waived or (ii) 180 days from the date such Default occurs (and only once such notice may be given during any 360 day period); and

(7)	under which, if the Holder of such Subordinated Shareholder Loans receives a payment or distribution with respect to such Subordinated Shareholder Loan (a) other than in accordance with this Indenture or as a result of a mandatory requirement of applicable law or (b) under circumstances described under clauses (5)(a) through (d) above, such Holder will forthwith pay all such amounts to the Trustee to be held in trust for application in accordance with this Indenture.

“Subsidiary” of any Person means (a) any corporation, association or other business entity (other than a partnership, joint venture, limited liability company or similar entity) of which more than 50% of the total ordinary voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof (or Persons performing similar functions) or (b) any partnership, joint venture limited liability company or similar entity of which more than 50% of the capital accounts, distribution rights, total equity and voting interests or general or limited partnership interests, as applicable, is, in the case of clauses (a) and (b), at the time owned or controlled, directly or indirectly, by (1) such Person, (2) such Person and one or more Subsidiaries of such Person or (3) one or more Subsidiaries of such Person. Unless otherwise specified herein, each reference to a Subsidiary will refer to a Subsidiary of the Fold-In Issuer or the Affiliate Issuer.

“Total Assets” means the Consolidated total assets of the Fold-In Issuer, the Affiliate Issuer and the Restricted Subsidiaries as shown on the most recent balance sheet (excluding the footnotes thereto) of the Reporting Entity (and, in the case of any determination relating to any Incurrence of Indebtedness or any Restricted Payment, on a pro forma basis including any property or assets being acquired in connection therewith).

“Towers Assets” means:

(1)	all present and future wireless and broadcast towers and tower sites that host or assist in the operation of plant and equipment used for transmitting telecommunications signals, beings tower and tower sites that are owned by or vested in the Fold-In Issuer, the Affiliate Issuer or any Restricted Subsidiary and include, without limitation, any and all towers under constructions;

(2)	all rights, title, deposits (including, without limitation, deposits placed with landlords, electricity boards and transmission companies) and interest in, or over, the land property on which such towers and tower sites have been constructed or erected or installed;

(3)	all current assets relating to towers or tower sites whether movable, immovable or incorporeal;

(4)	all plant and equipment customarily treated by telecommunications operators as forming part of the Tower Assets, including, in particular, but without limitation, the electricity power connections, utilities, diesel generator sets, batteries, power management systems, air conditioners, shelters and all associated civil and electrical works; and

(5)	all permits, licences, approvals, registrations, quotas, incentives, powers, authorities, allotments, consents, rights, benefits, advantages, municipal permissions, trademarks, designs, copyrights, patents and other intellectual property and powers of every kind, nature and description whatsoever, whether form government bodies or otherwise, pertaining to or relating to Clauses (1) to (4) of this definition.

“Trade Payables” means, with respect to any Person, any accounts payable or any Indebtedness or monetary obligation to trade creditors created, assumed or guaranteed by such Person arising in the ordinary course of business in connection with the acquisition of goods or services.

“Treasury Rate” means the yield to maturity at the time of computation of U.S. Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15 (519) which has become publicly available on a day no earlier than two Business Days prior to the date of the delivery of the redemption notice in respect of such Redemption Date (or, if such statistical release is not so published or available, any publicly available source of similar market date selected by the Fold-In Issuer in good faith)) most nearly equal to the period from the Redemption Date to January 15, 2022; provided, however, that if the period from the Redemption Date to January 15, 2022 is not equal to the constant maturity of a U.S. Treasury security for which a weekly average yield is given, the Treasury Rate shall be obtained by a linear interpolation (calculated to the nearest one-twelfth of a year) from the weekly average yields of U.S. Treasury securities for which such yields are given, except that if the period from the Redemption Date to January 15, 2022 is less than one year, the weekly average yield on actually traded U.S. Treasury securities adjusted to a constant maturity of one year shall be used.

“Trustee” means Deutsche Trustee Company Limited, until a successor replaces it in accordance with the applicable provisions of this Indenture and thereafter means the successor serving hereunder.

“Ultimate Parent” means (1) Liberty Global plc and any all successors thereto or (2) upon consummation of a Spin-Off, “Ultimate Parent” will mean the Spin Parent and its successors, and (3) upon consummation of a Parent Joint Venture Transaction, “Ultimate Parent” will mean each of the top tier Parent entities of the Joint Venture Holders and their successors.

“Unrestricted Global Note” means a Global Note that does not bear and is not required to bear the Private Placement Legend.

“Unrestricted Subsidiary” means:

(1)	any Subsidiary of the Fold-In Issuer or the Affiliate Issuer that at the time of determination shall be designated an Unrestricted Subsidiary by the Board of Directors of the Fold-In Issuer in the manner provided below; and

(2)	any Subsidiary of an Unrestricted Subsidiary.

The Board of Directors of the Fold-In Issuer or the Affiliate Issuer may designate any Subsidiary of the Fold-In Issuer or the Affiliate Issuer (including any newly acquired or newly formed Subsidiary or a Person becoming a Subsidiary through merger or consolidation or Investment therein) to be an Unrestricted Subsidiary only if:

(a)	such Subsidiary or any of its Subsidiaries does not own any Capital Stock or Indebtedness of or have any Investment in, or own or hold any Lien on any property of, any other Subsidiary of the Fold-In Issuer or the Affiliate Issuer which is not a Subsidiary of the Subsidiary to be so designated or otherwise an Unrestricted Subsidiary; and

(b)	such designation and the Investment of the Fold-In Issuer or the Affiliate Issuer in such Subsidiary complies with Section 4.07.

Any such designation by the Board of Directors of the Fold-In Issuer or the Affiliate Issuer shall be evidenced to the Trustee by promptly filing with the Trustee a resolution of the Board of Directors of the Fold-In Issuer or the Affiliate Issuer giving effect to such designation and an Officer’s Certificate certifying that such designation complies with the foregoing conditions. If, at any time, any Unrestricted Subsidiary would fail to meet the foregoing requirements as an Unrestricted Subsidiary, it shall thereafter cease to be an Unrestricted Subsidiary for purposes of this Indenture and any Indebtedness of such Subsidiary shall be deemed to be Incurred as of such date.

The Board of Directors of the Fold-In Issuer or the Affiliate Issuer may designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided that immediately after giving effect to such designation, no Default or Event of Default shall have occurred and be continuing or would occur as a consequence thereof and either (1) the Fold-In Issuer, the Affiliate Issuer and the Restricted Subsidiaries could Incur at least €1.00 of additional Pari Passu Indebtedness under Section 4.09(a) or (2) the Consolidated Net Leverage Ratio would be no greater than it was immediately prior to giving effect to such designation, in each case, on a pro forma basis taking into account such designation.

“UPC NL Holdco” means UPC Nederland Holding 1 B.V.

“U.S. Government Obligations” means direct obligations of, or obligations guaranteed by, the United States of America, and the payment for which the United States pledges its full faith and credit.

“U.S. dollar” or “$” means the lawful currency of the United States of America.

“U.S. Person” means a U.S. Person as defined in Rule 902(k) promulgated under the Securities Act.

“Vodafone International” means Vodafone International Holding B.V., a private limited company incorporated under the laws of the Netherlands and any all successors thereto.

“Vodafone Libertel” means Vodafone Libertel B.V., a private limited company incorporated under the laws of the Netherlands and any all successors thereto.

“Vodafone NL Group” refers to Vodafone Libertel together with any holding companies and its Subsidiaries.

“Voting Stock” of a Person means all classes of Capital Stock of such Person then outstanding and normally entitled to vote in the election of directors.

“Wholly Owned Subsidiary” means (1) in respect of any Person, a Person, all of the Capital Stock of which (other than (a) directors’ qualifying shares or an immaterial amount of shares required to be owned by other Persons pursuant to applicable law, regulation or to ensure limited liability and (b) in the case of a Receivables Entity, shares held by a Person that is not an Affiliate of the Fold-In Issuer or an Affiliate Issuer solely for the purpose of permitting such Person (or such Person’s designee) to vote with respect to customary major events with respect to such Receivables Entity, including without limitation the institution of bankruptcy, insolvency or other similar proceedings, any merger or dissolution, and any change in charter documents or other customary events) is owned by that Person directly or (2) indirectly by a Person that satisfies the requirements of clause (1).

“Written Instructions” means any written notices, directions or instructions (including for the avoidance of doubt by Electronic Means) received by the Agents from an Authorized Person or from a person reasonably believed by the Agents to be an Authorized Person.

“Ziggo Group Assumption” means the assumption by the Fold-In Issuer of the obligations of the Old Issuer under the Notes and this Indenture and the deemed repayment in full and cancellation of the Proceeds Loans.

“Ziggo Group Assumption Date” means the date the Ziggo Group Assumption is consummated.

“Ziggo Group Combination” means the series of transactions whereby (i) Ziggo Bond Company B.V. and its Subsidiaries are combined with UPC Nederland Holding I B.V. and its Subsidiaries and any Affiliate Issuer and its Subsidiaries through one or more mergers, consolidations, contributions or similar transactions and/or (ii) the special purpose financing company structure whereby the Old Issuer issued the Notes and funded proceeds loans is terminated and the Proceeds Loan Obligors and their Subsidiaries assume or otherwise acquire all of the outstanding Indebtedness of the Old Issuer and its Subsidiaries through the assumption, assignment or other transfer of such Indebtedness or the acquisition or other transfer of the Old Issuer and/or any of its Subsidiaries to the Proceeds Loan Obligors.

“Ziggo Group Combination Date” means the date the Ziggo Group Combination is consummated.

“Ziggo Group Existing 2025 Senior Notes Assumption” means the assumption by a Proceeds Loan Obligor of the obligations of the Old Issuer under the Existing 2025 Senior Notes and the Existing 2025 Senior Indenture and the deemed repayment in full and cancellation of the Proceeds Loans funded with the proceeds of the Existing 2025 Senior Notes.

“Ziggo Group Existing 2025 Senior Secured Notes Assumption” means the assumption by a Senior Secured Proceeds Loan Obligor of the obligations of the Old Senior Secured Notes Issuer under the Existing 2025 Senior Secured Notes and the Existing 2025 Senior Secured Notes Indenture and the deemed repayment in full and cancellation of the Senior Secured Proceeds Loans funded with the proceeds of the Existing 2025 Senior Secured Notes.

“Ziggo Group Holding” means Ziggo Group Holding B.V. and any all successors thereto.

Section 1.02 Other Definitions.

Term	Defined in Section
“Additional Amounts”	4.19
“Additional Priority Agreement”	4.22
“Affiliate Issuer”	10.02
“Affiliate Issuer Accession”	10.02
“Affiliate Issuer Guarantee”	10.02
“Affiliate Transaction”	4.11
“Asset Disposition Offer”	3.11
“Asset Disposition Offer Amount”	3.11
“Asset Disposition Purchase Date”	3.11
“Authentication Order”	2.02
“Change in Tax Law”	3.09
“Change of Control Offer”	4.14
“Change of Control Purchase Price”	4.14
“Change of Control Purchase Date”	4.14
“Covenant Defeasance”	8.03
“cross acceleration provision”	6.01
“Event of Default”	6.01
“Excess Proceeds”	4.10
“Initial Reporting Standard”	4.03
“Instructing Group Consent”	9.03
“Investment Grade Status Period”	4.20
“LCT Election”	4.28
“LCT Test Date”	4.28
“Legal Defeasance”	8.02
“Other Asset Disposition Indebtedness”	3.11
“New Reporting Standard”	4.03
“Note Guarantee”	4.24
“Note Guarantors”	4.24
“Paying Agent”	2.03
“payment default”	6.01
“Payor”	4.19
“Principal Obligations”	7.12
“Register”	2.03
“Registered Agent”	12.09
“Registrar”	2.03
“Regular Record Date”	2.04
“Reinstatement Date”	4.19
“Release”	3.08
“Relevant Taxing Jurisdiction”	4.19
“Restricted Payments”	4.07
“Successor Company”	5.01
“Taxes”	4.19
“Tax Redemption Date”	3.09

Section 1.03 Rules of Construction

Unless the context otherwise requires:

(1) a term has the meaning assigned to it;

(2) an accounting term not otherwise defined has the meaning assigned to it in accordance with IFRS;

(3) “or” is not exclusive;

(4) words in the singular include the plural, and in the plural include the singular;

(5) “will” shall be interpreted to express a command;

(6) provisions apply to successive events and transactions; and

(7) references to sections of or rules under the Securities Act will be deemed to include substitute, replacement of successor sections or rules adopted by the SEC from time to time.

ARTICLE 2.

THE NOTES

Section 2.01 Form and Dating

(a) Global Notes. Notes offered and sold in reliance on Rule 144A shall be issued initially in the form of a 144A Global Note, duly executed by the Fold-In Issuer, and authenticated by the Trustee or its Authenticating Agent as hereinafter provided. Notes offered and sold in reliance on Regulation S shall be issued initially in the form of a Regulation S Global Note, duly executed by the Fold-In Issuer and authenticated by the Trustee or its Authenticating Agent as hereinafter provided. Each Global Note shall represent such aggregate principal amount of the outstanding Notes as shall be specified therein and each shall provide that it shall represent the aggregate principal amount of outstanding Notes from time to time endorsed thereon and that the aggregate principal amount of outstanding Notes represented thereby shall from time to time be reduced or increased, as appropriate, by the Registrar, the Paying Agent or the Trustee to reflect exchanges, repurchases, redemptions and transfers of interests therein, in accordance with the terms of this Indenture.

The terms and provisions contained in the Notes will constitute, and are hereby expressly made, a part of this Indenture and the Fold-In Issuer and the Trustee, by their execution and delivery of this Indenture, expressly agree to such terms and provisions and to be bound thereby. However, to the extent any provision of any Note conflicts with the express provisions of this Indenture, the provisions of this Indenture shall govern and be controlling.

Ownership of interests in the Global Notes will be limited to Participants and Indirect Participants. Book-Entry Interests in the Global Notes will be shown on, and transfers thereof will be effected only through, records maintained in book-entry form by the Depositary and its Participants. The Applicable Procedures shall be applicable to Book-Entry Interests in Global Notes.

Except as set forth in Section 2.07(a), the Global Notes may be transferred, in whole and not in part, only to a nominee or a successor of the Depositary.

(b) Definitive Registered Notes. Definitive Registered Notes issued upon transfer of a Book-Entry Interest or a Definitive Registered Note, or in exchange for a Book-Entry Interest or a Definitive Registered Note, shall be issued in accordance with this Indenture.

(c) Book-Entry Provisions. Neither Participants nor Indirect Participants shall have any rights either under this Indenture or under any Global Note held on their behalf by the Depositary. Notwithstanding the foregoing, nothing herein shall prevent the Fold-In Issuer, the Trustee or any Agent from giving effect to any written certification, proxy or other authorization furnished by the Depositary or impair, as between the Depositary and its Participants, the operation of customary practices of the Depositary governing the exercise of the rights of an owner of a beneficial interest in any Global Note.

(d) Note Forms. The Global Notes and the Definitive Registered Notes shall be issuable only in registered form, substantially in the forms set forth as Exhibit A and Exhibit B hereto, respectively. The Notes shall be issued without coupons and only in denominations of at least $150,000 and in integral multiples of $1,000 in excess thereof.

(e) Additional Notes. Subject to the restrictions contained in Section 4.09, from time to time after the Issue Date the Fold-In Issuer may issue Additional Notes under this Indenture. Any Additional Notes issued as provided for herein will be treated as a single class and as part of the same series as the Initial Notes for all purposes (including voting) under this Indenture.

(f) Dating. Each Note shall be dated the date of its authentication.

Section 2.02 Execution and Authentication

At least one Officer of the Fold-In Issuer must sign the Notes for such Fold-In Issuer by manual or facsimile signature.

If an Officer whose signature is on a Note no longer holds that office at the time a Note is authenticated or at any time thereafter, the Note will nevertheless be valid.

A Note will not be valid until authenticated by the manual signature of the Authenticating Agent. The signature will be conclusive evidence that the Note has been authenticated under this Indenture.

Upon receipt of an authentication order signed by at least one Officer of the Fold-In Issuer directing the Authenticating Agent to authenticate the Notes and certifying that all conditions precedent to the issuance of the Notes contained herein have been complied with (an “Authentication Order”), the Authenticating Agent shall authenticate any Notes. The Authenticating Agent shall authenticate Additional Notes upon receipt of an Authentication Order relating thereto. Each Note shall be dated the date of its authentication.

The Trustee may authenticate Notes as the Fold-In Issuer’s Authenticating Agent. The Trustee may appoint an additional Authenticating Agent or Agents acceptable to the Fold-In Issuer to authenticate Notes. Unless limited by the terms of such appointment, an Authenticating Agent may authenticate Notes whenever the Trustee may do so. Each reference in this Indenture to authentication by the Trustee includes authentication by such Authenticating Agent. Such Authenticating Agent shall have the same rights as the Trustee in any dealings hereunder with any of the Fold-In Issuer’s Affiliates.

Notes authenticated by an Authenticating Agent shall be entitled to the benefits of this Indenture and shall be valid and obligatory for all purposes as if authenticated hereunder by the Trustee, and every reference in this Indenture to the authentication and delivery of Notes by the Trustee or the Trustee’s certificate of authentication shall be deemed to include authentication and delivery on behalf of the Trustee by an Authenticating Agent. Each Authenticating Agent shall be subject to acceptance by the Fold-In Issuer and shall at all times be a corporation organized and doing business under, or licensed to do business pursuant to, the laws of the United States of America (including any State thereof or the District of Columbia), the United Kingdom or a jurisdiction in the European Union and authorized under such laws to act as Authenticating Agent, subject to supervision or examination by governmental authorities, if applicable. If at any time an Authenticating Agent shall cease to be eligible in accordance with the provisions of this Section 2.02, such Authenticating Agent shall resign immediately in the manner and with the effect specified in this Section 2.02.

Any corporation into which an Authenticating Agent may be merged or converted or with which it may be consolidated, or any corporation resulting from any merger, conversion or consolidation to which such Authenticating Agent shall be a party, or any corporation resulting from any merger, conversion or consolidation to which such Authenticating Agent shall be a party, or any corporation succeeding to all or substantially all the corporate agency or corporate trust business of an Authenticating Agent, shall continue to be an Authenticating Agent; provided that such corporation shall be otherwise eligible under this Section 2.02, without the execution or filing of any paper or any further act on the part of the Trustee or the Authenticating Agent.

An Authenticating Agent may resign at any time by giving written notice of resignation to the Trustee and the Fold-In Issuer. Each of the Trustee and the Fold-In Issuer may at any time terminate the agency of an Authenticating Agent by giving written notice of the termination to that Authenticating Agent and the Fold-In Issuer or the Trustee, as the case may be. Upon receiving such a notice of resignation or upon such a termination, or in case at any time any Authenticating Agent ceases to be eligible in accordance with the provisions of this Section 2.02, the Trustee may appoint a successor Authenticating Agent acceptable to the Fold-In Issuer. Any successor Authenticating Agent, upon acceptance of its appointment hereunder, shall become vested with all of the rights, powers and duties of its predecessor hereunder, with like effect as if originally named as an Authenticating Agent. No successor Authenticating Agent shall be appointed unless eligible under the provisions of this Section 2.02.

The Fold-In Issuer agrees to pay to each Authenticating Agent from time to time reasonable compensation for its services under this Section 2.02.

If an Authenticating Agent is appointed with respect to the Notes pursuant to this Section 2.02, the Notes may have endorsed thereon, in addition to or in lieu of the Trustee’s certification of authentication, an alternative certificate of authentication in the following form:

“This is one of the Notes referred to in the within-mentioned Indenture.

[NAME OF AUTHENTICATING AGENT], as Authenticating Agent

By:
Authorized Signatory”

Section 2.03 Registrar and Paying Agent

The Fold-In Issuer will maintain one or more paying agents (each, a “Paying Agent”) for the Notes in the Borough of Manhattan, City of New York. If, after the Issue Date, the Paying Agent becomes obliged to withhold or deduct tax in connection with any payment made by it in relation to the Notes, the Issuer will also maintain such office or agency in another member state of the European Union (including any country which becomes a member state of the European Union after the Issue Date).

The Fold-In Issuer will also maintain one or more registrars (each, a “Registrar”). The Fold-In Issuer will also maintain a transfer agent. The initial Registrar for the Notes will be Deutsche Bank Trust Company Americas. The Registrar will maintain a register for the Notes (the “Register”) on behalf of the Fold-In Issuer for so long as the Notes remain outstanding reflecting ownership of Definitive Registered Notes outstanding from time to time; the Paying Agent will make payments on behalf of the Fold-In Issuer and the transfer agent will facilitate transfer of Notes on behalf of the Fold-In Issuer. In the event that the Notes are no longer listed, the Fold-In Issuer or its agent will maintain a register reflecting ownership of the Notes.

The parties hereto acknowledge that the Fold-In Issuer has appointed Deutsche Bank Trust Company Americas, at 60 Wall Street- 16th Floor, New York NY 10005, as Paying Agent, Registrar and Transfer Agent. The Fold-In Issuer acknowledges that Deutsche Bank Trust Company Americas has accepted such appointment. So long as Deutsche Bank Trust Company Americas serves in such capacity, Section 7.07 shall apply to them as if they were Trustee hereunder.

The Fold-In Issuer may appoint one or more additional Paying Agents and the term “Paying Agent” shall include any such additional Paying Agent, as applicable. Upon notice to the Trustee, the Fold-In Issuer may change any Paying Agent, Registrar or transfer agent and the Fold-In Issuer may act as the Paying Agent; provided, however, that in no event may an Issuer act as Paying Agent or appoint a Paying Agent in any member state of the European Union where the Paying Agent would be obliged to withhold or deduct tax in connection with any payment made by it in relation to the Notes unless the Paying Agent would be so obliged if it were located in all other member states.

The Fold-In Issuer shall notify the Trustee of the name and address of any Agent appointed after the Issue Date.

Any Notice to be given under this Indenture or under the Notes by the Trustee or the Fold-In Issuer to the Holders shall be mailed by first-class mail to each Holder of Notes at their address as it appears at the time of such mailing in the Register.

Section 2.04 Holders to Be Treated as Owners; Payments of Interest

(a) Except as otherwise ordered by a court of competent jurisdiction or required by applicable law, the Fold-In Issuer, the Paying Agents, the Registrar, the Trustee and any agent of the Fold-In Issuer, any Paying Agent, the Registrar or the Trustee shall deem and treat the Holder of a Note as the absolute owner of such Note for the purpose of receiving payment of or on account of the principal, premium or interest on such Note and for all other purposes (including voting and consents and enforcement of the Notes Collateral Documents); and neither the Fold-In Issuer, any Paying Agent, the Registrar, the Trustee nor any agent of the Fold-In Issuer, any Paying Agent, the Registrar or the Trustee shall be affected by any notice to the contrary. All such payments so made to any such Person, or upon his order, shall be valid, and, to the extent of the sum or sums so paid, effective to satisfy and discharge the liability for moneys payable upon any Note.

(b) Notwithstanding the foregoing, nothing herein shall prevent the Fold-In Issuer, the Trustee or the Agents from giving effect to any written certification, proxy or other authorization furnished by the Depositary or impair, as between the Depositary or its nominees, the Participants or any other person, the operation of customary practices of such persons governing the exercise of the rights of a Holder.

(c) A Holder of a Note at the close of business on any Regular Record Date with respect to any Interest Payment Date shall be entitled to receive the interest payable on such Interest Payment Date notwithstanding any transfer or exchange of such Note subsequent to the Regular Record Date and prior to such Interest Payment Date, except if and to the extent the Fold-In Issuer shall default in the payment of the interest due on such Interest Payment Date, in which case such defaulted interest shall be paid in accordance with Section 2.13. The term “Regular Record Date” as used with respect to any Interest Payment Date for the Notes shall mean the date specified as such in the Notes.

(d) The Fold-In Issuer shall on the Business Day prior to the day on which the Paying Agent is to make a payment, procure that the bank effecting payment for it confirms by fax or tested SWIFT MT100 message to the Paying Agent the payment instructions relating to such payment. For the avoidance of doubt, the Paying Agent and the Trustee shall be held harmless and have no liability with respect to payments or disbursements to be made by the Paying Agent and Trustee (i) for which payment instructions are not made or that are not otherwise deposited by the respective times set forth in this Article 2; and (ii) until they have confirmed receipt of funds sufficient to make the relevant payment.

Section 2.05 Paying Agent to Hold Money

The Paying Agent shall hold for the benefit of the Holders or the Trustee all money received by the Paying Agent for the payment of principal, premium, interest or Additional Amounts on the Notes (whether such money has been paid to it by the Fold-In Issuer or any other obligor on the Notes), and the Fold-In Issuer and the Paying Agent shall notify the Trustee of any Default by the Fold-In Issuer (or any other obligor on the Notes) in making any such payment. For the avoidance of doubt, the Paying Agent acts as agent and not trustee under this Indenture. Money held by a Paying Agent need not be segregated (other than when an Issuer acts as a Paying Agent), except as required by law, and in no event shall any Paying Agent be liable for any interest on any money received by it hereunder. The Issuer at any time may require the Paying Agent to pay all money held by it to the Trustee and account for any funds disbursed, and the Trustee may, if such a Default has occurred and is continuing, require any Paying Agent to pay forthwith all money so held by it to the Trustee and to account for any funds disbursed. Upon making such payment, the Paying Agent shall have no further liability for the money delivered to the Trustee.

Section 2.06 Holder Lists

The Registrar will preserve in as current a form as is reasonably practicable the most recent list available to it of the names and addresses of all Holders. If the Trustee is not the Registrar and the Registrar maintains such a list on behalf of the Fold-In Issuer, the Fold-In Issuer will furnish to the Trustee at least seven Business Days before each Interest Payment Date and at such other times as the Trustee may request in writing, a list in such form and as of such date as the Trustee may reasonably require of the names and addresses of the Holders.

Section 2.07 Transfer and Exchange

(a) Transfer and Exchange of Global Notes.

(1) A Global Note may not be transferred except as a whole by the Depositary to a nominee of the Depositary, by a nominee of the Depositary to the Depositary or to another nominee of the Depositary, or by the Depositary or any such nominee to a successor Depositary or a nominee of such successor Depositary.

(2) All Global Notes will be exchanged by the Fold-In Issuer for Definitive Registered Notes:

(A) if the Depositary notifies the Fold-In Issuer that it is unwilling or unable to continue to act as depositary and a successor depositary is not appointed within 120 days;

(B) in whole, but not in part, if the Fold-In Issuer or the Depositary so request following an Event of Default; or

(C) if the Holder of a Book-Entry Interest requests such exchange in writing delivered through the Depositary following an Event of Default.

Upon the occurrence of any of the preceding events in clauses (A) through (C) above, the Fold-In Issuer shall issue or cause to be issued Definitive Registered Notes in such names as the Depositary, shall instruct the Trustee and such transfer or exchange shall be recorded in the applicable Register.

(3) Global Notes may also be exchanged or replaced, in whole or in part, as provided in Section 2.08 and Section 2.11. Every Note authenticated and delivered in exchange for, or in lieu of, a Global Note or any portion thereof, pursuant to Section 2.08 or Section 2.11, shall be authenticated and delivered in the form of, and shall be, a Global Note. A Global Note may not be exchanged for another Note (including a Definitive Registered Note), other than as provided in this Section 2.07(a).

(b) General Provisions Applicable to Transfers and Exchanges of the Notes. The transfer and exchange of Book-Entry Interests shall be effected through the Depositary in accordance with the provisions of this Indenture and the Applicable Procedures. Transfers of Book-Entry Interests in the Global Notes (other than transfers of Book-Entry Interests in connection with which the transferor takes delivery thereof in the form of a Book-Entry Interest in the same Global Note) shall require compliance with this Section 2.07(b), as well as one or more of the other following subparagraphs of this Section 2.07, as applicable.

In connection with all transfers and exchanges of Book-Entry Interests (other than transfers of Book-Entry Interests in connection with which the transferor takes delivery thereof in the form of a Book-Entry Interest in the same Global Note), the Trustee and the Paying Agent must receive: (i) a written order from a Participant or an Indirect Participant given to the Depositary in accordance with the Applicable Procedures directing the Depositary to debit from the transferor a Book-Entry Interest in an amount equal to the Book-Entry Interest to be transferred or exchanged; (ii) a written order from a Participant or an Indirect Participant given to the Depositary in accordance with the Applicable Procedures directing the Depositary to credit or cause to be credited a Book-Entry Interest in another Global Note in an amount equal to the Book-Entry Interest to be transferred or exchanged; and (iii) instructions given in accordance with the Applicable Procedures containing information regarding the Participants’ accounts to be debited with such decrease and credited with such increase, as applicable.

In connection with a transfer or exchange of a Book-Entry Interest for a Definitive Registered Note, the Paying Agent and the Registrar must receive: (i) a written order from a Participant or an Indirect Participant given to the Depositary in accordance with the Applicable Procedures directing the Depositary, Euroclear or Clearstream to debit from the transferor a Book-Entry Interest in an amount equal to the Book-Entry Interest to be transferred or exchanged; (ii) a written order from a Participant directing the Depositary to cause to be issued a Definitive Registered Note in an amount equal to the Book-Entry Interest to be transferred or exchanged; and (iii) instructions given by the Depositary to the Registrar containing information regarding the Person in whose name such Definitive Registered Note shall be registered to effect the transfer or exchange referred to above.

In connection with any transfer or exchange of Definitive Registered Notes, the Holder of such Notes shall present or surrender to the Registrar the Definitive Registered Notes duly endorsed or accompanied by a written instruction of transfer in form satisfactory to the Registrar duly executed by such Holder or by its attorney, duly authorized in writing. In addition, in connection with a transfer or exchange of a Definitive Registered Note for a Book-Entry Interest, the Trustee and the Paying Agent must receive (i) a written order directing the Depositary to credit the account of the transferee in an amount equal to the Book-Entry Interest to be transferred or exchanged and (ii) instructions given in accordance with the Applicable Procedures containing information regarding the Participant’s account to be credited with such increase.

Upon satisfaction of all of the requirements for transfer or exchange of Book-Entry Interests in Global Notes contained in this Indenture, the Paying Agent, the Registrar or the Trustee as specified in this Section 2.07, shall endorse the relevant Global Note(s) with any increase or decrease and instruct the Depositary to reflect such increase or decrease in its systems.

(c) Transfer of Book-Entry Interests in a Regulation S Global Note to Book-Entry Interests in a 144A Global Note. A Book-Entry Interest in a Regulation S Global Note may be transferred to a Person who takes delivery thereof in the form of a Book-Entry Interest in a 144A Global Note, only if the transfer complies with the requirements of Section 2.07(b) above and the Registrar receives a certificate to the effect set forth in Exhibit C hereto, including the certification in item (1) thereof.

Upon the receipt of such certificate and the orders and instructions required by Section 2.07(b), the Trustee shall (i) instruct the Depositary to decrease Schedule A to such Regulation S Global Note and increase Schedule A to such 144A Global Note by the principal amount of such transfer, and (ii) instruct the Depositary, as applicable, to credit and debit the Participants’ accounts in accordance with the certificate and the procedures of DTC.

(d) Transfer of Book-Entry Interests in a 144A Global Note to Book-Entry Interests in a Regulation S Global Note. A Book-Entry Interest in a 144A Global Note may be transferred to a Person who takes delivery thereof in the form of a Book-Entry Interest in a Regulation S Global Note only if the transfer complies with the requirements of Section 2.07(b) above and the Trustee receives a certificate from the Holder of such Book-Entry Interest in the form of Exhibit C hereto, including the certifications in item (2) thereof.

Upon the receipt of such certificate and the orders and instructions required by Section 2.07(b), the Trustee shall (i) instruct the Depositary to increase Schedule A to such Regulation S Global Note and decrease Schedule A to such 144A Global Note by the principal amount of such transfer, and (ii) instruct the Depositary to credit and debit the Participants’ accounts in accordance with the certificate and the procedures of Euroclear, Clearstream and DTC as applicable.

(e) Transfer of Book-Entry Interests in Global Notes to Definitive Registered Notes. A Holder of a Book-Entry Interest in a Global Note may transfer such Book-Entry Interest to a Person who takes delivery thereof in the form of a Definitive Registered Note if the transfer complies with the requirements of Section 2.07(a) and Section 2.07(b) above and:

(1) in the case of a transfer by a Holder of a Book-Entry Interest in a Global Note to a QIB in reliance on Rule 144A, the Trustee shall have received a certificate to the effect set forth in Exhibit C hereto, including the certifications in item (1) thereof; or

(2) in the case of a transfer by a Holder of a Book-Entry Interest in a Global Note in reliance on Regulation S, the Trustee shall have received a certificate to the effect set forth in Exhibit C hereto, including the certifications in item (2) thereof.

Upon receipt of such certificates and the orders and instructions required by Section 2.07(b), the Trustee shall (i) instruct the Depositary to decrease Schedule A to the relevant Global Note by the principal amount of such transfer; (ii) instruct the Depositary to credit and debit the Participants’ accounts in accordance with the certificate and the procedures of DTC; and (iii) deliver to the Registrar the instructions received by it that contain information regarding the Person in whose name Definitive Registered Notes shall be registered to effect such transfer. The Registrar shall record the transfer in the Register and shall cause all Definitive Registered Notes issued in connection with a transfer pursuant to this Section 2.07(e) to bear the Private Placement Legend.

The Fold-In Issuer shall issue and, upon receipt of an Authentication Order from the Fold-In Issuer in accordance with Section 2.02, the Authenticating Agent shall authenticate, one or more Definitive Registered Notes in an aggregate principal amount equal to the aggregate principal amount of Book-Entry Interests so transferred and registered and in the names set forth in the instructions received by the Registrar.

(f) Transfer of Definitive Registered Notes to Book-Entry Interests in Global Notes. Any Holder of a Definitive Registered Note may transfer such Definitive Registered Note to a Person who takes delivery thereof in the form of a Book-Entry Interest in a Global Note only if:

(1) in the case of a transfer by a Holder of Definitive Registered Note to a person who takes delivery thereof in the form of a Book-Entry Interest in a Regulation S Global Note, the Registrar shall have received a certificate to the effect set forth in Exhibit C hereto, including the certifications in item (2) thereof;

(2) in the case of a transfer by a Holder of Definitive Registered Notes to a QIB in reliance on Rule 144A who takes delivery thereof in the form of a Book-Entry Interest in a Rule 144A Global Note, the Registrar shall have received a certificate to the effect set forth in Exhibit C hereto, including the certifications in item (1) thereof;

Upon satisfaction of the foregoing conditions, the Registrar shall (i) deliver the Definitive Registered Notes to the Trustee for cancellation pursuant to Section 2.12; (ii) record such transfer on the Register; (iii) instruct the Depositary to deliver (A) in the case of a transfer pursuant to Section 2.07(f)(1), a Regulation S Global Note, and (B) in the case of a transfer pursuant to Section 2.07(f)(2), a 144A Global Note; (iv) endorse Schedule A to such Global Note to reflect the increase in principal amount resulting from such transfer; and (v) thereafter, return the Global Notes to the Depositary, together with all information regarding the Participant accounts to be credited in connection with such transfer.

(g) Exchanges of Book-Entry Interests in Global Notes for Definitive Registered Notes. A Holder of a Book-Entry Interest in a Global Note may exchange such Book-Entry Interest for a Definitive Registered Note if the exchange complies with the requirements of Section 2.07(a) and Section 2.07(b) above and the Trustee receives the following:

(1) if the Holder of such Book-Entry Interest in a Global Note proposes to exchange such Book-Entry Interest for a Regulation S Definitive Registered Note, a certificate from such Holder in the form of Exhibit D hereto, including the certifications in items (a) thereof;

(2) if the Holder of such Book-Entry Interest in a Global Note proposes to exchange such Book-Entry Interest for a 144A Definitive Registered Note, a certificate from such Holder in the form of Exhibit D hereto including the certifications in item (a) thereof.

Upon receipt of such certificates and the orders and instructions required by Section 2.07(b), the Trustee shall (i) instruct the Depositary to deliver, or cause to be delivered, the relevant Global Note to the Trustee for endorsement and upon receipt thereof, decrease Schedule A to the relevant Global Note by the principal amount of such exchange; (ii) thereafter, return the Global Note to the Depositary, together with all information regarding the Participant accounts to be debited in connection with such exchange; and (iii) deliver to the Registrar instructions received by it that contain information regarding the Person in whose name Definitive Registered Notes shall be registered to effect such exchange. The Registrar shall record the exchange in the Register and shall cause all Definitive Registered Notes issued in exchange for a Book-Entry Interest in a Global Note pursuant to this Section 2.07(g) to bear the Private Placement Legend.

The Fold-In Issuer shall issue and, upon receipt of an Authentication Order from the Fold-In Issuer in accordance with Section 2.02, the Authenticating Agent shall authenticate, one or more Definitive Registered Notes in an aggregate principal amount equal to the aggregate principal amount of Book-Entry Interests so exchanged and registered and in the names set forth in the instructions received by the Registrar.

(h) Exchanges of Definitive Registered Notes for Book-Entry Interests in Global Notes. Any Holder of a Definitive Registered Note may exchange such Note for a Book-Entry Interest in a Global Note if such exchange complies with Section 2.07(b) above and the Registrar receives the following documentation:

(1) if the Holder of a 144A Definitive Registered Note proposes to exchange such Note for a Book-Entry Interest in a 144A Global Note, a certificate from such Holder in the form of Exhibit D hereto, including the certifications in item (b) thereof; or

(2) if the Holder of a Regulation S Definitive Registered Notes proposes to exchange such Notes for a Book-Entry Interest in a Regulation S Global Note, a certificate from such Holder in the form of Exhibit D hereto, including the certifications in item (b) thereof.

Upon satisfaction of the foregoing conditions, the Depositary shall (i) cancel such Note pursuant to Section 2.12; (ii) request that the Registrar record such exchange on the Register; and (iii) endorse Schedule A to such Global Note to reflect the increase in principal amount resulting from such exchange.

(i) Transfer of Definitive Registered Notes for Definitive Registered Notes. Any Holder of a Definitive Registered Note may transfer such Note to a Person who takes delivery thereof in the form of Definitive Registered Notes if the transfer complies with Section 2.07(b) above and the Registrar receives the following additional documentation:

(1) in the case of a transfer by a Holder pursuant to Regulation S, the Registrar shall have received a certificate to the effect set forth in Exhibit C hereto, including the certifications in item (2) thereof; or

(2) in the case of a transfer by a Holder of Definitive Registered Notes to a QIB in reliance on Rule 144A, the Registrar shall have received a certificate to the effect set forth in Exhibit C hereto, including the certifications in item (1) thereof.

Upon the receipt of any Definitive Registered Note, the Registrar shall cancel such Note pursuant to Section 2.12 and complete and deliver to the Fold-In Issuer (i) in the case of a transfer pursuant to Section 2.07(i)(1), a Regulation S Definitive Registered Note and (ii) in the case of a transfer pursuant to Section 2.07(i)(2), a 144A Definitive Registered Note. The Registrar shall cause all Definitive Registered Notes issued in exchange in connection with a transfer pursuant to this Section 2.07(i) to bear the Private Placement Legend.

The Fold-In Issuer shall issue and, upon receipt of an Authentication Order from the Fold-In Issuer in accordance with Section 2.02, the Authenticating Agent shall authenticate, one or more Definitive Registered Notes in an aggregate principal amount equal to the aggregate principal amount of Definitive Registered Notes so transferred and registered in the names set forth in the instructions received by the Registrar.

(j) Legends.

(1) Private Placement Legend. The following legend shall appear on the face of all Notes issued under this Indenture, unless the Fold-In Issuer determines otherwise in compliance with applicable law:

“THIS NOTE HAS NOT BEEN REGISTERED UNDER THE U.S. SECURITIES ACT OF 1933, AS AMENDED (THE “U.S. SECURITIES ACT”), OR OTHER SECURITIES LAWS OF ANY STATE OR OTHER JURISDICTION. NEITHER THIS NOTE NOR ANY INTEREST OR PARTICIPATION HEREIN MAY BE OFFERED, SOLD, ASSIGNED, TRANSFERRED, PLEDGED, ENCUMBERED OR OTHERWISE DISPOSED OF IN THE ABSENCE OF SUCH REGISTRATION UNLESS THE TRANSACTION IS EXEMPT FROM, OR NOT SUBJECT TO, SUCH REGISTRATION.

THE HOLDER OF THIS NOTE BY ITS ACCEPTANCE HEREOF (1) REPRESENTS THAT (A) IT IS A “QUALIFIED INSTITUTIONAL BUYER” (AS DEFINED IN RULE 144A UNDER THE U.S. SECURITIES ACT) OR (B) IT IS NOT A U.S. PERSON AND IS ACQUIRING THIS NOTE IN AN “OFFSHORE TRANSACTION” PURSUANT TO RULE 904 OF REGULATION S UNDER THE U.S. SECURITIES ACT, (2) AGREES ON ITS OWN BEHALF AND ON BEHALF OF ANY INVESTOR ACCOUNT FOR WHICH IT HAS PURCHASED SECURITIES, TO OFFER, SELL OR OTHERWISE TRANSFER SUCH SECURITY, PRIOR TO THE DATE (THE “RESALE RESTRICTION TERMINATION DATE”) THAT IS [IN THE CASE OF RULE 144A NOTES: ONE YEAR AFTER THE LATER OF THE ORIGINAL ISSUE DATE HEREOF AND THE LAST DATE ON WHICH THE ISSUER OR ANY AFFILIATES OF THE ISSUER WAS THE OWNER OF THIS NOTE (OR ANY PREDECESSOR OF SUCH NOTE)] [IN THE CASE OF REGULATION S NOTES: 40 DAYS AFTER THE LATER OF THE ORIGINAL ISSUE DATE HEREOF AND THE DATE ON WHICH THIS NOTE (OR ANY PREDECESSOR OF THIS NOTE) WAS FIRST OFFERED TO PERSONS OTHER THAN DISTRIBUTORS (AS DEFINED IN RULE 902 OF REGULATION S) IN RELIANCE ON REGULATION S], ONLY (A) TO THE ISSUER, (B) PURSUANT TO A REGISTRATION STATEMENT THAT HAS BEEN DECLARED EFFECTIVE UNDER THE U.S. SECURITIES ACT, (C) FOR SO LONG AS THE SECURITIES ARE ELIGIBLE FOR RESALE PURSUANT TO RULE 144A UNDER THE U.S. SECURITIES ACT, TO A PERSON IT REASONABLY BELIEVES IS A “QUALIFIED INSTITUTIONAL BUYER” AS DEFINED IN RULE 144A UNDER THE U.S. SECURITIES ACT THAT PURCHASES FOR ITS OWN ACCOUNT OR FOR THE ACCOUNT OF A QUALIFIED INSTITUTIONAL BUYER TO WHOM NOTICE IS GIVEN THAT THE TRANSFER IS BEING MADE IN RELIANCE ON RULE 144A, (D) PURSUANT TO OFFERS AND SALES THAT OCCUR OUTSIDE THE UNITED STATES WITHIN THE MEANING OF REGULATION S UNDER THE U.S. SECURITIES ACT, OR (E) PURSUANT TO ANOTHER AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE U.S. SECURITIES ACT, SUBJECT TO THE ISSUER’S AND THE TRUSTEE’S RIGHT PRIOR TO ANY SUCH OFFER, SALE OR TRANSFER PURSUANT TO CLAUSE (E) TO REQUIRE THE DELIVERY OF AN OPINION OF COUNSEL, CERTIFICATION AND/OR OTHER INFORMATION SATISFACTORY TO EACH OF THEM. THIS LEGEND WILL BE REMOVED UPON THE REQUEST OF THE HOLDER AFTER THE RESALE RESTRICTION TERMINATION DATE.

BY ACCEPTING THIS NOTE (OR AN INTEREST IN THE NOTE REPRESENTED HEREBY) EACH ACQUIRER AND EACH TRANSFEREE IS DEEMED TO REPRESENT, WARRANT AND AGREE THAT AT THE TIME OF ITS ACQUISITION AND THROUGHOUT THE PERIOD THAT IT HOLDS THIS NOTE OR ANY INTEREST HEREIN (1) EITHER (A) IT IS NOT, AND IT IS NOT ACTING ON BEHALF OF (AND FOR SO LONG AS IT HOLDS THIS NOTE OR ANY INTEREST HEREIN IT WILL NOT BE, AND WILL NOT BE ACTING ON BEHALF OF), AN EMPLOYEE BENEFIT PLAN (AS DEFINED IN SECTION 3(3) OF THE UNITED STATES EMPLOYEE RETIREMENT INCOME SECURITY ACT OF 1974, AS AMENDED (“ERISA”)), THAT IS SUBJECT TO THE PROVISIONS OF PART 4 OF SUBTITLE B OF TITLE I OF ERISA, A PLAN TO WHICH SECTION 4975 OF THE UNITED STATES INTERNAL REVENUE CODE OF 1986, AS AMENDED, (“CODE”), APPLIES, OR ANY ENTITY WHOSE UNDERLYING ASSETS INCLUDE “PLAN ASSETS” (WITHIN THE MEANING OF 29 C.F.R. SECTION 2510.3-101 (AS MODIFIED BY SECTION 3(42) OF ERISA)), BY REASON OF SUCH AN EMPLOYEE BENEFIT PLAN’S AND/OR PLAN’S INVESTMENT IN SUCH ENTITY (EACH, A “BENEFIT PLAN INVESTOR”), OR A GOVERNMENTAL, CHURCH OR NON-U.S. PLAN WHICH IS SUBJECT TO ANY U.S. FEDERAL, STATE, LOCAL, NON-U.S. OR OTHER LAWS OR REGULATIONS THAT ARE SUBSTANTIALLY SIMILAR TO THE FIDUCIARY RESPONSIBILITY OR THE PROHIBITED TRANSACTION PROVISIONS OF ERISA AND/OR SECTION 4975 OF THE CODE (“SIMILAR LAWS”), AND NO PART OF THE ASSETS USED BY IT TO ACQUIRE OR HOLD THIS NOTE OR ANY INTEREST HEREIN CONSTITUTES THE ASSETS OF ANY BENEFIT PLAN INVESTOR OR SUCH A GOVERNMENTAL, CHURCH OR NON-U.S. PLAN, OR (B) ITS ACQUISITION, HOLDING AND DISPOSITION OF THIS NOTE OR AN INTEREST HEREIN DOES NOT AND WILL NOT CONSTITUTE OR OTHERWISE RESULT IN A NON-EXEMPT PROHIBITED TRANSACTION UNDER SECTION 406 OF ERISA AND/OR SECTION 4975 OF THE CODE (OR, IN THE CASE OF A GOVERNMENTAL, CHURCH OR NON-U.S. PLAN, A NON-EXEMPT VIOLATION OF ANY SIMILAR LAWS); (2) NEITHER THE ISSUER NOR ANY OF ITS AFFILIATES IS A “FIDUCIARY” (WITHIN THE MEANING OF SECTION 3(21) OF ERISA OR SECTION 4975 OF THE CODE OR, WITH RESPECT TO A GOVERNMENTAL, CHURCH OR NON-U.S. PLAN, ANY DEFINITION OF “FIDUCIARY” UNDER SIMILAR LAWS) WITH RESPECT TO THE PURCHASER OR HOLDER IN CONNECTION WITH ANY PURCHASE OR HOLDING OF THIS NOTE, OR AS A RESULT OF ANY EXERCISE BY THE ISSUER OR ANY OF ITS AFFILIATES OF ANY RIGHTS IN CONNECTION WITH THIS NOTE, AND NO ADVICE PROVIDED BY THE ISSUER OR ANY OF ITS AFFILIATES HAS FORMED A PRIMARY BASIS FOR ANY INVESTMENT DECISION BY OR ON BEHALF OF THE PURCHASER OR HOLDER IN CONNECTION WITH THIS NOTE AND THE TRANSACTIONS CONTEMPLATED WITH RESPECT TO THIS NOTE.”

The following legend shall also be included if applicable:

“THE FOLLOWING INFORMATION IS SUPPLIED SOLELY FOR U.S. FEDERAL INCOME TAX PURPOSES. THIS NOTE WAS ISSUED WITH ORIGINAL ISSUE DISCOUNT (“OID”) WITHIN THE MEANING OF SECTION 1273 OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED (THE “CODE”), AND THIS LEGEND IS REQUIRED BY SECTION 1275(c) OF THE CODE.”

(2) Global Note Legend. Each Global Note shall also bear a legend in substantially the following form:

“THIS GLOBAL NOTE IS HELD BY THE DEPOSITARY (AS DEFINED IN THE INDENTURE GOVERNING THIS NOTE) OR ITS NOMINEE IN CUSTODY FOR THE BENEFIT OF THE BENEFICIAL OWNERS HEREOF, AND IS NOT TRANSFERABLE TO ANY PERSON UNDER ANY CIRCUMSTANCES EXCEPT THAT (I) THIS GLOBAL NOTE MAY BE TRANSFERRED OR EXCHANGED IN WHOLE BUT NOT IN PART PURSUANT TO SECTION 2.07(a) OF THE INDENTURE; (II) THE TRUSTEE MAY MAKE SUCH NOTATIONS HEREON AS MAY BE REQUIRED PURSUANT TO SECTION 2.07 OF THE INDENTURE; AND (III) THIS GLOBAL NOTE MAY BE DELIVERED TO THE TRUSTEE FOR CANCELLATION PURSUANT TO SECTION 2.12 OF THE INDENTURE.

UNLESS AND UNTIL IT IS EXCHANGED IN WHOLE OR IN PART FOR NOTES IN DEFINITIVE FORM, THIS GLOBAL NOTE MAY NOT BE TRANSFERRED EXCEPT AS A WHOLE BY THE DEPOSITARY TO A NOMINEE OF THE DEPOSITARY OR BY A NOMINEE OF THE DEPOSITARY TO THE DEPOSITARY OR ANOTHER NOMINEE OF THE DEPOSITARY OR BY THE DEPOSITARY OR ANY SUCH NOMINEE TO A SUCCESSOR DEPOSITARY OR A NOMINEE OF SUCH SUCCESSOR DEPOSITARY. UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY (55 WATER STREET, NEW YORK, NEW YORK) (“DTC”), TO THE ISSUER OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR SUCH OTHER NAME AS MAY BE REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC, ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.”

(k) Cancellation. At such time as all Book-Entry Interests have been exchanged for Definitive Registered Notes or all Global Notes have been redeemed or repurchased, the Global Notes shall be returned to the Trustee for cancellation in accordance with Section 2.12.

(l) General Provisions Relating to Registration of Transfers and Exchanges. To permit registration of transfers and exchanges, the Fold-In Issuer shall execute and the Authentication Agent shall authenticate Global Notes and Definitive Registered Notes upon the Fold-In Issuer’s order in accordance with the provisions of Section 2.02.

(1) No service charge shall be made to a Holder for any registration of transfer or exchange, but the Fold-In Issuer may require payment of a sum sufficient to cover any taxes, duties or governmental charge payable in connection therewith (other than any such taxes, duties or governmental charge payable upon exchange or transfer pursuant to Sections 2.11, 4.10, 4.14 and 9.05).

(2) All Global Notes and Definitive Registered Notes issued upon any registration of transfer or exchange of Global Notes or Definitive Registered Notes shall be the valid obligations of the Fold-In Issuer, evidencing the same debt and entitled to the same benefits under this Indenture, as the Global Notes or Definitive Registered Notes surrendered upon such registration of transfer or exchange.

(3) The Fold-In Issuer shall not be required to register the transfer of or, to exchange, Definitive Registered Notes (A) for a period beginning at the opening of business 15 calendar days before any Redemption Date and ending at the close of business on the Redemption Date; (B) for a period beginning at the opening of business 15 calendar days immediately prior to the date fixed for selection of Notes to be redeemed in part, and ending at the close of business on the date on which such Notes are selected; (C) for a period of 15 calendar days before any Regular

Record Date with respect to any Interest Payment Date; or (D) which the Holder has tendered (and not withdrawn) for repurchase in connection with a Change of Control Offer or an Asset Disposition Offer.

(4) The Fold-In Issuer, the Trustee, the Registrar and the Paying Agents will be entitled to treat the registered Holder of a Note as the owner thereof for all purposes.

(5) As soon as practicable after delivering any Global Note or Definitive Registered Note, the Registrar shall supply to the Trustee and the Agents all relevant details of the Notes delivered.

(6) The Fold-In Issuer shall not be required to register the transfer or exchange any Note selected for redemption in whole or in part, except the unredeemed portion of any Note being redeemed in part.

The Trustee shall have no responsibility for any actions or omissions of the Depositary.

Section 2.08 Replacement Notes

(a) If any mutilated Note is surrendered to a Paying Agent, the Registrar or the Trustee or the Fold-In Issuer and the Trustee receives evidence to its satisfaction of the destruction, loss or theft of any Note, the Fold-In Issuer will issue and the Authenticating Agent, upon receipt of an Authentication Order, will authenticate a replacement Note if the Trustee’s and/or the Authenticating Agent’s requirements are met. If required by the Trustee or the Fold-In Issuer, an indemnity bond must be supplied by the Holder that is sufficient in the judgment of the Trustee and the Fold-In Issuer to protect the Fold-In Issuer, the Trustee, any Agent and any Authenticating Agent from any loss that any of them may suffer if a Note is replaced. The Fold-In Issuer and the Trustee may charge for their expenses in replacing a Note, including reasonable fees and expenses of counsel. In the event any such mutilated, lost, destroyed or stolen Note has become or is about to become due and payable, the Fold-In Issuer in its discretion may pay such Note instead of issuing a new Note in replacement thereof.

(b) The provisions of this Section 2.08 are exclusive and shall preclude (to the extent lawful) all other rights and remedies with respect to the replacement or payment of mutilated, lost, destroyed or stolen Notes.

(c) Every replacement Note issued pursuant to this Section 2.08 is an additional obligation of the Fold-In Issuer and will be entitled to all of the benefits of this Indenture equally and proportionately with all other Notes duly issued hereunder.

Section 2.09 Outstanding Notes

The Notes outstanding at any time are all the Notes authenticated by the Authenticating Agent except for those canceled by it, those delivered to it for cancellation, those reductions in the interest in a Global Note effected by the Trustee in accordance with the provisions hereof, and those described in this Section 2.09 as not outstanding. Except as set forth in Section 2.10, a Note does not cease to be outstanding because the Fold-In Issuer or an Affiliate of the Fold-In Issuer holds the Note; however, Notes held by the Fold-In Issuer or a Subsidiary of the Fold-In Issuer shall not be deemed to be outstanding for purposes of Section 3.07(a).

If a Note is replaced pursuant to Section 2.08, it ceases to be outstanding unless the Trustee receives proof satisfactory to it that the replaced Note is held by a protected purchaser.

If the principal amount of any Note is considered paid under Section 4.01, it ceases to be outstanding and interest on it ceases to accrue.

If the Paying Agent (other than the Fold-In Issuer, a Subsidiary or an Affiliate of any thereof) holds, on a Redemption Date or maturity date, money sufficient to pay Notes payable on that date, then on and after that date such Notes will be deemed to be no longer outstanding and will cease to accrue interest.

A mutilated Note ceases to be outstanding upon surrender of such Note and replacement thereof pursuant to Section 2.08.

Section 2.10 Treasury Notes

In determining whether the Holders of the required principal amount of Notes have concurred in any direction, waiver or consent, Notes owned by the Fold-In Issuer, or by any Person directly or indirectly controlling or controlled by or under direct or indirect common control with the Fold-In Issuer, will be considered as though not outstanding, except that for the purposes of determining whether the Trustee will be protected in relying on any such direction, waiver or consent, only Notes that a Responsible Officer of the Trustee actually knows are so owned will be so disregarded.

Section 2.11 Temporary Notes

Until certificates representing Notes are ready for delivery, the Fold-In Issuer may prepare and the Authenticating Agent, upon receipt of an Authentication Order, will authenticate temporary Notes. Temporary Notes will be substantially in the form of certificated Notes but may have variations that the Fold-In Issuer consider appropriate for temporary Notes and as may be reasonably acceptable to the Trustee. Without unreasonable delay, the Fold-In Issuer will prepare and the Trustee will authenticate definitive Notes in exchange for temporary Notes.

Holders of temporary Notes will be entitled to all of the benefits of this Indenture.

Section 2.12 Cancellation

The Fold-In Issuer at any time may deliver Notes to the Trustee for cancellation. The Registrar and Paying Agent will forward to the Trustee any Notes surrendered to them for registration of transfer, exchange or payment. The Trustee and no one else will cancel all Notes surrendered for registration of transfer, exchange, payment, replacement or cancellation and will destroy canceled Notes. Certification of the destruction of all canceled Notes will be delivered to the Fold-In Issuer. The Fold-In Issuer may not issue new Notes to replace Notes that it has paid or that have been delivered to the Trustee for cancellation.

Section 2.13 Defaulted Interest

If the Fold-In Issuer defaults in a payment of interest on the Notes, they will pay the defaulted interest in any lawful manner plus, to the extent lawful, interest payable on the defaulted interest, to the Persons who are Holders on a subsequent special record date, in each case at the rate provided in the Notes and in Section 4.01. The Fold-In Issuer will notify the Trustee in writing of the amount of defaulted interest proposed to be paid on each Note and the date of the proposed payment. The Fold-In Issuer will fix or cause to be fixed each such special record date and payment date; provided that no such special record date may be less than 10 days prior to the related payment date for such defaulted interest. At least 15 days before the special record date, the Fold-In Issuer (or, upon the written request of the Fold-In Issuer, the Trustee in the name and at the expense of the Fold-In Issuer) will mail or cause to be mailed to Holders a notice that states the special record date, the related payment date and the amount of such interest to be paid.

Section 2.14 CUSIP, ISIN or Common Code Number

The Fold-In Issuer in issuing the Notes may use a “CUSIP”, an “ISIN” or “Common Code” number and, if so, such CUSIP, ISIN or Common Code number shall be included in notices of redemption or exchange as a convenience to Holders; provided, however, that any such notice may state that no representation is made as to the correctness or accuracy of the CUSIP, ISIN or Common Code number printed in the notice or on the Notes, and that reliance may be placed only on the other identification numbers printed on the Notes. The Fold-In Issuer will promptly notify the Trustee and each Agent of any change in the CUSIP, Common Code and/or ISIN number.

Section 2.15 Deposit of Moneys

One Business Day prior to each Interest Payment Date, the maturity date of the Notes, each Redemption Date and each payment date relating to an Asset Disposition Offer or a Change of Control Offer, and on the Business Day immediately following any acceleration of the Notes pursuant to Section 6.02, the Fold-In Issuer shall deposit with the Paying Agent in immediately available funds money in U.S. dollars, sufficient to make cash payments, if any, due on such Interest Payment Date, maturity date, Redemption Date, the payment date relating to an Asset Disposition or a Change of Control Offer, or Business Day, as the case may be. All such payments so made to the Paying Agent, or upon his order, shall be valid, and, to the extent of the sum or sums so paid, effective to satisfy and discharge the liability for moneys payable upon any Note. Subject to receipt of such funds by such time, the Paying Agent and each Paying Agent shall remit such payment in a timely manner on such Interest Payment Date, maturity date, Redemption Date, the payment date relating to an Asset Disposition or a Change of Control Offer, or Business Day, as the case may be, to the Persons and in the manner set forth in paragraph (B) of the Notes.

The rights of Holders to receive the payments of principal, premium, if any, interest, and Additional Amounts, if any, on such Global Notes are subject to applicable procedures of the Depositary. If the due date for any payment in respect of any Global Notes is not a Business Day at the place at which such payment is due to be paid, the Holders thereof will not be entitled to payment of the amount due until the next succeeding Business Day at such place, and will not be entitled to any further interest or other payment as a result of any such delay.

Section 2.16 Actions of Agents

The rights, powers, duties and obligations and actions of each Agent under this Indenture are several and not joint or joint and several.

ARTICLE 3.

REDEMPTION AND PREPAYMENT

Section 3.01 Notices to Trustee

If the Fold-In Issuer elects to redeem Notes pursuant to the optional redemption provisions of Section 3.07 or pursuant to Section 4.14(d), they must furnish to the Trustee, at least 10 days but not more than 60 days before a Redemption Date, an Officer’s Certificate setting forth:

(1) the clause of this Indenture pursuant to which the redemption shall occur;

(2) the Redemption Date and the record date;

(3) the principal amount of Notes to be redeemed;

(4) the redemption price; and

(5) the CUSIP, ISIN or Common Code numbers, as applicable.

Section 3.02 Selection of Notes to Be Redeemed or Purchased

If less than all of the Notes are to be redeemed or purchased in an offer to purchase at any time, the Trustee will select Notes for redemption or purchase on a pro rata basis except:

(1) if the Notes are listed on any national securities exchange, in compliance with the requirements of the principal national securities exchange on which the Notes are listed, as provided to it by the Fold-In Issuer; or

(2) if otherwise required by law.

In the case of any partial redemption, selection of the Notes for redemption will be made by the Trustee or the Registrar on a pro rata basis (or, in the case of Notes issued in global form, based on the procedures of the Depositary) unless otherwise required by law or applicable stock exchange or depositary requirements, although no Notes of $150,000 or less can be redeemed in part. The Trustee or Registrar will not be liable for selections made by it in accordance with this paragraph. If any Note is to be redeemed in part only, the notice of redemption relating to such Note will state the portion of the principal amount thereof to be redeemed. A new Note in principal amount equal to the unredeemed portion thereof will be issued in the name of the Holder thereof upon cancellation of the original Note.

For Notes which are represented by Global Notes held on behalf of the Depositary, notices may be given by delivery of the relevant notices to the Depositary for communication to entitled account Holders in substitution for the aforesaid mailing.

Section 3.03 Notice of Redemption

Subject to the provisions of Section 3.07, at least 10 calendar days but not more than 60 calendar days before a Redemption Date, the Fold-In Issuer will mail or cause to be mailed, by first class mail, a notice of redemption to each Holder whose Notes are to be redeemed at its registered address, except that redemption notices may be mailed more than 60 days prior to a Redemption Date if the notice is issued in connection with a defeasance of the Notes or a satisfaction and discharge of this Indenture pursuant to Articles 8 or 12.

The notice will identify the Notes to be redeemed and will state:

(1) the Redemption Date and the record date;

(2) the redemption price;

(3) the CUSIP, ISIN and/or Common Code number(s), if any;

(4) if any Note is being redeemed in part, the portion of the principal amount of such Note to be redeemed and that, after the Redemption Date upon surrender of such Note, a new Note or Notes in principal amount equal to the unredeemed portion will be issued upon cancellation of the original Note;

(5) the name and address of the Paying Agent;

(6) that Notes called for redemption must be surrendered to the Paying Agent to collect the redemption price;

(7) that, unless the Fold-In Issuer defaults in making such redemption payment, interest on Notes called for redemption ceases to accrue on and after the Redemption Date (or such other date specified in Section 4.14(d) to the extent applicable);

(8) the paragraph of the Notes and/or Section of this Indenture pursuant to which the Notes called for redemption are being redeemed; and

(9) that no representation is made as to the correctness or accuracy of the CUSIP, ISIN and/or Common Code, if any, listed in such notice or printed on the Notes.

At the Fold-In Issuer’s request, the relevant Agent will give the notice of redemption in the Fold-In Issuer’s name and at its expense; provided, however, that the Fold-In Issuer has delivered to the Trustee and the Agents, at least 5 days prior to the date on which such notice is to be sent to the Holders or such shorter period as the Trustee may agree, an Officers’ Certificate requesting that the Trustee give such notice and setting forth the information to be stated in such notice as provided in the preceding paragraph.

Section 3.04 Effect of Notice of Redemption

Once notice of redemption is mailed in accordance with Section 3.03, Notes called for redemption become irrevocably due and payable on the Redemption Date at the redemption price; provided, however, that a notice of redemption may be conditional except as otherwise set forth in this Article 3.

Section 3.05 Deposit of Redemption or Purchase Price

One Business Day prior to the Redemption Date or repurchase date, the Fold-In Issuer will deposit with the Trustee or with the Paying Agent money sufficient to pay the redemption or purchase price of and accrued interest on all Notes to be redeemed or repurchased on that date. The Trustee or the Paying Agent will promptly return to the Fold-In Issuer any money deposited with the Trustee or the Paying Agent by the Fold-In Issuer in excess of the amounts necessary to pay the redemption or purchase price of, and accrued interest on, all Notes to be redeemed or purchased.

If the Fold-In Issuer complies with the provisions of the preceding paragraph, on and after the Redemption Date or repurchase date (or such other date specified in Section 4.14(d), to the extent applicable), interest will cease to accrue on the Notes or the portions of Notes called for redemption or repurchase. If a Note is redeemed or purchased on or after an interest record date but on or prior to the related Interest Payment Date, then any accrued and unpaid interest shall be paid to the Person in whose name such Note was registered at the close of business on such record date. If any Note called for redemption or repurchase is not so paid upon surrender for redemption or repurchase because of the failure of the Fold-In Issuer to comply with the preceding paragraph, interest shall be paid on the unpaid principal, from the Redemption Date or repurchase date until such principal is paid, and to the extent lawful on any interest not paid on such unpaid principal, in each case at the rate provided in the Notes and in Section 4.01.

Section 3.06 Notes Redeemed or Repurchased in Part

Upon surrender of a Note that is redeemed in part, the Fold-In Issuer will issue and, upon receipt of an Authentication Order, the Trustee will authenticate for the Holder at the expense of the Fold-In Issuer a new Note equal in principal amount to the unredeemed or unpurchased portion of the Note surrendered; provided that any Definitive Registered Note shall be in a principal amount of $150,000 or an integral multiple of $1,000 in excess thereof.

Section 3.07 Optional Redemption

(a) Except as set forth in Section 3.07(b), Section 3.07(d), Section 3.10 and Section 4.14(d), the Notes are not redeemable until January 15, 2022.

(b) At any time prior to January 15, 2022, the Fold-In Issuer may redeem all, or from time to time a part, of the Notes upon not less than 10 nor more than 60 days’ notice, at a price equal to 100% of the principal amount thereof plus the Applicable Premium as of, and accrued but unpaid interest and Additional Amounts, if any, to the applicable Redemption Date (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant Interest Payment Date).

In each case above, any such redemption and notice may, in the discretion of the Fold-In Issuer, be subject to satisfaction of one or more conditions precedent, including that the Fold-In Issuer or any Paying Agent has received sufficient funds from the Fold-In Issuer to pay the full redemption price payable to the Holders of the Notes on or before the relevant Redemption Date. If such redemption or notice is subject to satisfaction of one or more conditions precedent, such notice shall state that, in the applicable Proceeds Loan Borrower’s or the Fold-In Issuer’s discretion, the Redemption Date may be delayed until such time as any or all such conditions shall be satisfied, or such redemption may not occur and such notice may be rescinded in the event that any or all such conditions shall not have been satisfied by the Redemption Date, or by the Redemption Date so delayed. In addition, the applicable Proceeds Loan Borrower or the Fold-In Issuer may provide in such notice that payment of the redemption price and performance of the Fold-In Issuer’s obligations with respect to such redemption may be performed by another Person. If a Redemption Date is not a Business Day, payment may be made on the next succeeding day that is a Business Day, and no interest shall accrue on any amount that would have been otherwise payable on such Redemption Date if it were a Business Day for the intervening period. If the optional Redemption Date is on or after an interest record date and on or before the related Interest Payment Date, the accrued and unpaid interest, if any, will be paid to the Person in whose name the Note is registered at the close of business on such record date and no additional interest will be payable to Holders whose Notes will be subject to redemption by the Fold-In Issuer.

(c) On or after January 15, 2020, the Fold-In Issuer may redeem all, or from time to time a part, of the Notes upon not less than 10 nor more than 60 days’ notice, at the following redemption prices (expressed as a percentage of principal amount) plus accrued and unpaid interest and Additional Amounts, if any, to the applicable Redemption Date (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant Interest Payment Date), if redeemed during the twelve-month period commencing on January 15 of the years set out below:

Year
Redemption Price
2022	103.000%
2023	102.000%
2024	101.000%
2025 and thereafter	100.000%

In each case above, any such redemption and notice may, in the discretion of the Fold-In Issuer, be subject to satisfaction of one or more conditions precedent, including that the Fold-In Issuer or any Paying Agent has received sufficient funds from the Fold-In Issuer to pay the full redemption price payable to the Holders of the Notes on or before the relevant Redemption Date. If such redemption or notice is subject to satisfaction of one or more conditions precedent, such notice shall state that, in the applicable Proceeds Loan Borrower’s or the Fold-In Issuer’s discretion, the Redemption Date may be delayed until such time as any or all such conditions shall be satisfied, or such redemption may not occur and such notice may be rescinded in the event that any or all such conditions shall not have been satisfied by the Redemption Date, or by the Redemption Date so delayed; provided that in no case shall the notice have been delivered less than 10 days or more than 60 days prior to the date on which such redemption (if any) occurs. In addition, the applicable Proceeds Loan Borrower or the Fold-In Issuer may provide in such notice that payment of the redemption price and performance of the Fold-In Issuer’s obligations with respect to such redemption may be performed by another Person. If a Redemption Date is not a Business Day, payment may be made on the next succeeding day that is a Business Day, and no interest shall accrue on any amount that would have been otherwise payable on such Redemption Date if it were a Business Day for the intervening period. If the optional Redemption Date is on or after an interest record date and on or before the related Interest Payment Date, the accrued and unpaid interest, if any, will be paid to the Person in whose name the Note is registered at the close of business on such record date and no additional interest will be payable to Holders whose Notes will be subject to redemption by the Fold-In Issuer.

Unless the Fold-In Issuer defaults in the payment of the redemption price, interest will cease to accrue on the Notes or portions thereof called for redemption on the applicable Redemption Date.

(d) At any time, or from time to time, prior to January 15, 2020, the Fold-In Issuer may redeem, upon not less than 10 nor more than 60 days’ notice, up to 40% of the principal amount of the Notes issued under this Indenture (including the principal amount of any Additional Notes) at a redemption price of 106.000% of the principal amount of the Notes redeemed, plus accrued and unpaid interest and Additional Amounts, if any, to the applicable Redemption Date (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant Interest Payment Date), with the Net Cash Proceeds of one or more Equity Offerings; provided that:

(1) at least 50% of the principal amount of each of the Notes (which includes Additional Notes, if any) issued under this Indenture remains outstanding immediately after any such redemption; and

(2) the redemption occurs not more than 180 days after the consummation of any such Equity Offering.

In each case above, any such redemption and notice may, in the discretion of the Fold-In Issuer, be subject to satisfaction of one or more conditions precedent, including that the Fold-In Issuer or any Paying Agent has received sufficient funds from the Fold-In Issuer to pay the full redemption price payable to the Holders of the Notes on or before the relevant Redemption Date. If such redemption or notice is subject to satisfaction of one or more conditions precedent, such notice shall state that, in the Proceeds Loan Borrower’s or the Fold-In Issuer’s discretion, the Redemption Date may be delayed until such time as any or all such conditions shall be satisfied, or such redemption may not occur and such notice may be rescinded in the event that any or all such conditions shall not have been satisfied by the Redemption Date, or by the Redemption Date so delayed. In addition, the applicable

Proceeds Loan Borrower or the Fold-In Issuer may provide in such notice that payment of the redemption price and performance of the Issuer’s obligations with respect to such redemption may be performed by another Person. If a Redemption Date is not a Business Day, payment may be made on the next succeeding day that is a Business Day, and no interest shall accrue on any amount that would have been otherwise payable on such Redemption Date if it were a Business Day for the intervening period. If the optional Redemption Date is on or after an interest record date and on or before the related Interest Payment Date, the accrued and unpaid interest, if any, will be paid to the Person in whose name the Note is registered at the close of business on such record date and no additional interest will be payable to Holders whose Notes will be subject to redemption by the Fold-In Issuer.

(e) At the Fold-In Issuer’s request, the relevant Agent will give the notice of redemption in the Fold-In Issuer’s name and at its expense; provided, however, that the Fold-In Issuer has delivered to the Trustee and the Agents, at least 5 days prior to the date on which such notice is to be sent to the Holders or such shorter period as the Trustee may agree, an Officers’ Certificate requesting that the Trustee give such notice and setting forth the information to be stated in such notice as provided in Section 3.03.

(f) Any redemption pursuant to this Section 3.07 and Section 4.14(d) shall be made pursuant to the provisions of Sections 3.01 through 3.06.

Section 3.08 [Reserved]

Section 3.09 Mandatory Redemption

The Fold-In Issuer is not required to make mandatory redemption or sinking fund payments with respect to the Notes.

Section 3.10 Redemption for Taxation Reasons

The Fold-In Issuer may redeem the Notes in whole, but not in part, at any time upon giving not less than 10 nor more than 60 days’ notice to the Holders of the Notes (which notice will be irrevocable) at a redemption price equal to 100% of the principal amount thereof, together with accrued and unpaid interest, if any, to the date fixed for redemption (a “Tax Redemption Date”) (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant Interest Payment Date), and Additional Amounts, if any, then due and which will become due on the Tax Redemption Date as a result of the redemption or otherwise, if the Fold-In Issuer determines that, as a result of:

(1) any change in, or amendment to, the law or treaties (or any regulations or rulings promulgated thereunder) of a Relevant Taxing Jurisdiction affecting taxation; or

(2) any change in position regarding the application, administration or interpretation of such laws, treaties, regulations or rulings (including a holding, judgment or order by a court of competent jurisdiction) (each of the foregoing in clauses (1) and (2), a “Change in Tax Law”), the relevant Payor is, or on the next Interest Payment Date in respect of the Notes or the Note Guarantees would be, required to pay more than de minimis Additional Amounts (but if the relevant Payor is a Note Guarantor, then only if the payment giving rise to such requirement cannot be made by the Fold-In Issuer or another Note Guarantor without the obligation to pay Additional Amounts) and such obligation cannot be avoided by taking reasonable measures available to it (including, without limitation, by appointing a new or additional paying agent in another jurisdiction). The Change in Tax Law must become effective on or after the date of the Offering Memorandum. In the case of a successor to the Fold-In Issuer or a relevant Note Guarantor, the Change in Tax Law must become effective after the date that such entity first makes payment in respect of the Notes or the Note Guarantee. Notice of redemption for taxation reasons will be published in accordance with Section 3.03. Notwithstanding the foregoing, no such notice of redemption will be given (a) earlier than 90 days prior to the earliest date on which the relevant Payor would be obliged to make such payment of Additional Amounts and (b) unless at the time such notice is given, such obligation to pay such Additional Amounts remains in effect. Prior to the publication or mailing of any notice of redemption of the Notes pursuant to the foregoing, the Fold-In Issuer will deliver to the Trustee (a) an Officer’s Certificate stating that the Fold-In Issuer is entitled to effect such redemption and setting forth a statement of facts showing that the conditions precedent to its right to so redeem have been satisfied and that the relevant Payor cannot avoid the obligations to pay Additional Amounts by taking reasonable measures available to it; and (b) an opinion of an independent tax counsel reasonably satisfactory to the Trustee to the effect that the circumstances referred to above exist. The Trustee will accept and shall be entitled to rely on such Officer’s Certificate and opinion as sufficient evidence of the existence of satisfaction of the conditions precedent as described above, in which event it will be conclusive and binding on the Holders of the Notes.

The foregoing provisions will apply mutatis mutandis to any successor to a Payor after such successor person becomes a party to this Indenture or the Notes.

At the Fold-In Issuer’s request, the relevant Agent will give the notice of redemption in the Issuer’s name and at its expense; provided, however, that the Issuer has delivered to the Trustee and the Agents, at least 5 days prior to the date on which such notice is to be sent to the Holders or such shorter period as the Trustee may agree, an Officers’ Certificate requesting that the Trustee give such notice and setting forth the information to be stated in such notice as provided in Section 3.03.

Section 3.11 Offer to Purchase by Application of Excess Proceeds

In the event that, pursuant to Section 4.10 the Issuer is required to make an offer to all Holders to purchase Notes (an “Asset Disposition Offer”), they will follow the procedures specified below.

On the 366th day after an Asset Disposition, if the aggregate amount of Excess Proceeds exceeds €250.0 million, the Fold-In Issuer or the Affiliate Issuer will be required to make the Asset Disposition Offer to all Holders of Notes and to the extent notified by the Fold-In Issuer in such Notice, to all Holders of other Indebtedness of the Fold-In Issuer or the Affiliate Issuer or any Note Guarantor that does not constitute Subordinated Obligations (“Other Asset Disposition Indebtedness”) to purchase the maximum principal amount of Notes and any such Other Asset Disposition Indebtedness to which the Asset Disposition Offer applies that may be purchased out of the Excess Proceeds, at an offer price in cash in an amount equal to 100% of the principal amount of the Notes and the Other Asset Disposition Indebtedness plus accrued and unpaid interest to the date of purchase, in accordance with the procedures set forth in Section 3.11 or the agreements governing the Other Asset Disposition Indebtedness, as applicable, in each case in a principal amount of $150,000 and in integral multiples of $1,000 in excess thereof.

To the extent that the aggregate amount of Notes and Other Asset Disposition Indebtedness so validly tendered and not properly withdrawn pursuant to an Asset Disposition Offer is less than the Excess Proceeds, the Fold-In Issuer may use any remaining Excess Proceeds for general corporate purposes in any manner not prohibited by this Indenture. If the aggregate principal amount of Notes surrendered by Holders thereof and Other Asset Disposition Indebtedness surrendered by Holders or lenders, collectively, exceeds the amount of Excess Proceeds, the Trustee shall select the Notes and Other Asset Disposition Indebtedness to be purchased on a pro rata basis on the basis of the aggregate principal amount of tendered Notes and Other Asset Disposition Indebtedness. For the purposes of calculating the principal amount of any such Indebtedness not denominated in euro, such Indebtedness shall be calculated by converting any such principal amounts into their Euro Equivalent determined as of a date selected by the Fold-In Issuer, the Affiliate Issuer that is prior to the Asset Disposition Purchase Date (as defined below). Upon completion of such Asset Disposition Offer, the amount of Excess Proceeds shall be reset at zero. The Trustee will not be liable for selections made by it in accordance with this paragraph.

No later than five Business Days after the termination of the Asset Disposition Offer (the “Asset Disposition Purchase Date”), the Fold-In Issuer will purchase the principal amount of Notes and Other Asset Disposition Indebtedness required to be purchased pursuant to this Section 3.11 (the “Asset Disposition Offer Amount”) or, if less than the Asset Disposition Offer Amount has been so validly tendered, all Notes and Other Asset Disposition Indebtedness validly tendered in response to the Asset Disposition Offer.

To the extent that any portion of Net Available Cash payable in respect of the Notes is denominated in a currency other than the currency in which the Notes are denominated, the amount thereof payable in respect of such Notes shall not exceed the net amount of funds in the currency in which such Notes are denominated that is actually received by the Fold-In Issuer upon converting such portion into such currency.

If the Asset Disposition Purchase Date is on or after an interest record date and on or before the related Interest Payment Date, any accrued and unpaid interest will be paid to the Person in whose name a Note is registered at the close of business on such record date, and no additional interest will be payable to Holders who tender Notes pursuant to the Asset Disposition Offer.

Upon the commencement of an Asset Disposition Offer, the Fold-In Issuer will send, by first class mail, a notice to the Trustee and each of the Holders, with a copy to the Trustee. The notice will contain all instructions and materials necessary to enable such Holders to tender Notes pursuant to the Asset Disposition Offer. The notice, which will govern the terms of the Asset Disposition Offer, will state:

(1) that the Asset Disposition Offer is being made pursuant to this Section 3.11 and Section 4.10 and the length of time the Asset Disposition Offer will remain open;

(2) the Asset Disposition Offer Amount, the purchase price and the Asset Disposition Purchase Date;

(3) that any Note not tendered or accepted for payment will continue to accrue interest;

(4) that, unless the Fold-In Issuer defaults in making such payment, any Note accepted for payment pursuant to the Asset Disposition Offer will cease to accrue interest after the Asset Disposition Purchase Date;

(5) that Holders electing to have a Note purchased pursuant to an Asset Disposition Offer may elect to have Notes purchased in denominations of $150,000 and in integral multiples of $1,000 in excess thereof;

(6) that Holders electing to have Notes purchased pursuant to any Asset Disposition Offer will be required to surrender the Note, with the form entitled “Option of Holder to Elect Purchase” attached to the Notes completed, or transfer by book-entry transfer, to the Fold-In Issuer, the Depositary, if appointed by the Fold-In Issuer, or a Paying Agent at the address specified in the notice at least three days before the Asset Disposition Purchase Date;

(7) that Holders will be entitled to withdraw their election if the Fold-In Issuer, the Depositary or the Paying Agent, as the case may be, receives, not later than the expiration of the Asset Disposition Offer, facsimile transmission or letter setting forth the name of the Holder, the principal amount of the Note the Holder delivered for purchase and a statement that such Holder is withdrawing his election to have such Note purchased;

(8) that, if the aggregate principal amount of Notes and Other Asset Disposition Indebtedness surrendered by Holders thereof exceeds the Asset Disposition Offer Amount, the Fold-In Issuer will select the Notes and Other Asset Disposition Indebtedness to be purchased on a pro rata basis based on the principal amount of Notes and such Other Asset Disposition Indebtedness surrendered (with such adjustments as may be deemed appropriate by the Fold-In Issuer so that only Notes in denominations of $150,000 and in integral multiples of $1,000 in excess thereof will be purchased); and

(9) that Holders whose Notes were purchased only in part will be issued new Notes equal in principal amount to the unpurchased portion of the Notes surrendered (or transferred by book-entry transfer).

On or before the Asset Disposition Purchase Date, the Fold-In Issuer will, to the extent lawful, accept for payment, on a pro rata basis to the extent necessary, the Asset Disposition Offer Amount of Notes and Other Asset Disposition Indebtedness or portions of Notes and Other Asset Disposition Indebtedness so validly tendered and not properly withdrawn pursuant to the Asset Disposition Offer, or if less than the Asset Disposition Offer Amount has been validly tendered and not properly withdrawn, all Notes and Other Asset Disposition Indebtedness so validly tendered and not properly withdrawn, in each case in a principal amount of $150,000 and in integral multiples of $1,000 in excess thereof. The Fold-In Issuer will deliver to the Trustee an Officer’s Certificate stating that such Notes or portions thereof were accepted for payment by the Fold-In Issuer in accordance with the terms of this covenant. The Fold-In Issuer or the Paying Agent, as the case may be, will promptly (but in any case not later than the Asset Disposition Purchase Date) mail or deliver to each tendering Holder of Notes or Holder or lender of Other Asset Disposition Indebtedness, as the case may be, an amount equal to the purchase price of the Notes or Other Asset Disposition Indebtedness so validly tendered and not properly withdrawn by such Holder or lender, as the case may be, and accepted by the Fold-In Issuer for purchase, and the Fold-In Issuer will promptly issue a new Note, and the Authenticating Agent, upon delivery of an Officer’s Certificate from the Fold-In Issuer, will authenticate and mail or deliver (or cause to be transferred by book entry) such new Note to such Holder, in a principal amount equal to any unpurchased portion of the Note surrendered; provided that each such new Note will be in a principal amount of $150,000 and in integral multiples of $1,000 in excess thereof. In addition, the Fold-In Issuer will take any and all other actions required by the agreements governing the Other Asset Disposition Indebtedness. Any Note not so accepted will be promptly mailed or delivered by the Fold-In Issuer to the Holder thereof. The Fold-In Issuer will publicly announce the results of the Asset Disposition Offer on the Asset Disposition Purchase Date.

The Fold-In Issuer will comply, to the extent applicable, with the requirements of Section 14(e) of the Exchange Act and any other securities laws or regulations to the extent such laws and regulations are applicable in connection with each repurchase of Notes pursuant to an Asset Disposition Offer. To the extent that the provisions of any securities laws or regulations conflict with the provisions of this Section 3.11 or Section 4.10, the Fold-In Issuer will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under this Indenture by virtue of any conflict.

Other than as specifically provided in this Section 3.11, any purchase pursuant to this Section 3.11 shall be made pursuant to the provisions of Sections 3.01 through 3.06.

Section 3.12 Optional Redemption upon Certain Tender Offers

(a) In connection with any tender offer or other offer to purchase for all of the Notes, if Holders of not less than 90% of the aggregate principal amount of the then outstanding Notes validly tender and do not validly withdraw such Notes in such tender offer and the Fold-In Issuer, or any third party making such tender offer in lieu of the Fold-In Issuer, purchases all of the Notes validly tendered and not validly withdrawn by such Holders, the Fold-In Issuer or such third party will have the right upon not less than 10 nor more than 60 days’ notice following such purchase date, to redeem all Notes that remain outstanding following such purchase at a price equal to the price paid to each other Holder in such tender offer, plus, to the extent not included in the tender offer payment, accrued and unpaid interest, if any, thereon, to, but excluding, the date of such redemption.

(b) If a Redemption Date is not a Business Day, payment may be made on the next succeeding day that is a Business Day, and no interest shall accrue on any amount that would have been otherwise payable on such Redemption Date if it were a Business Day for the intervening period. If the optional Redemption Date is on or after an interest record date and on or before the related Interest Payment Date, the accrued and unpaid interest, if any, will be paid to the Person in whose name the Note is registered at the close of business on such record date and no additional interest will be payable to holders whose Notes will be subject to redemption.

ARTICLE 4.

COVENANTS

Section 4.01 Payment of Notes

(a) The Fold-In Issuer shall pay or cause to be paid the principal of, premium, if any, and interest and Additional Amounts, if any, on the Notes on the dates and in the manner provided in the Notes. Principal, premium, if any, and interest shall be considered paid on the date due if the Paying Agent, if other than the Fold-In Issuer, holds on the Business Day prior to the due date, money deposited by the Fold-In Issuer in immediately available funds and designated for and sufficient to pay all principal, premium and Additional Amounts, if any, and interest then due.

Principal of, interest, premium and Additional Amounts, if any, on Global Notes will be payable at the corporate trust office or agency of the Paying Agent maintained in the Borough of Manhattan, City of New York, for such purposes. All payments on the Global Notes will be made by transfer of immediately available funds to an account of the Holder of the Global Notes in accordance with the procedures of DTC.

Principal of, interest, premium and Additional Amounts, if any, on any Definitive Registered Notes will be payable at the corporate trust office or agency of the Paying Agent in any location required to be maintained for such purposes pursuant to Section 2.03. In addition, interest on Definitive Registered Notes may be paid by check mailed to the person entitled thereto as shown on the Register for such Definitive Registered Notes.

(b) The Fold-In Issuer shall pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue principal and premium at the rate equal to 1% per annum in excess of the then applicable interest rate on the Notes to the extent lawful; they shall pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue installments of interest and Additional Amounts (without regard to any applicable grace period) at the same rate to the extent lawful.

Section 4.02 Maintenance of Office or Agency

The Fold-In Issuer shall maintain the offices and agencies specified in Section 2.03. The Fold-In Issuer shall give prompt written notice to the Trustee of the location, and any change in the location, of such office or agency. If at any time the Fold-In Issuer shall fail to maintain any such required office or agency or shall fail to furnish the Trustee with the address thereof, such presentations, surrenders, notices and demands may be made or served at the corporate trust office of the Trustee.

The Fold-In Issuer may also from time to time designate one or more other offices or agencies where the Notes may be presented or surrendered for any or all such purposes and may from time to time rescind such designations; provided, however, that no such designation or rescission shall in any manner relieve the Fold-In Issuer of its obligations to maintain an office or agency in Luxembourg for such purposes. The Fold-In Issuer shall give prompt written notice to the Trustee of any such designation or rescission and of any change in the location of any such other office or agency.

The Fold-In Issuer hereby designates the Corporate Trust Office of the Trustee as one such office or agency of the Fold-In Issuer in accordance with Section 2.03.

Section 4.03 Reports

(a) The Fold-In Issuer or the Affiliate Issuer will provide to the Trustee and, in each case of clauses (2) and (3) of this Section 4.03, will post on its website (or make similar disclosure) the following (provided, however, that to the extent any reports are filed on the SEC’s website or on the Reporting Entity’s or the Ultimate Parent’s website, such reports shall be deemed to be provided to the Trustee):

(1) within 150 days after the end of each fiscal year ending subsequent to the Issue Date, an annual report of the Reporting Entity, containing the following information: (a) audited combined or consolidated balance sheets of the Reporting Entity as of the end of the two most recent fiscal years (or such shorter period as the Reporting Entity has been in existence) and audited combined or consolidated income statements and statements of cash flow of the Reporting Entity for the two most recent fiscal years (or such shorter period as the Reporting Entity has been in existence), in each case prepared in accordance with GAAP, including appropriate footnotes to such financial statements and a report of the independent public accountants on the financial statements; (b) to the extent relating to such annual periods, an operating and financial review of the audited financial statements, including a discussion of the results of operations, financial condition, and liquidity and capital resources and critical accounting policies; and (c) to the extent not included in the audited financial statements or operating and financial review, a description of the business, management and shareholders of the Reporting Entity, and a description of all material debt instruments; provided, however, that such reports need not (i) contain any segment data other than as required under GAAP in its financial reports with respect to the period presented, (ii) include any exhibits, or (iii) include separate financial statements for any Affiliates of the Reporting Entity or any acquired businesses;

(2) within 60 days after each of the first three fiscal quarters in each fiscal year, a quarterly report of the Reporting Entity containing the following information: (a) unaudited combined or consolidated income statements of the Reporting Entity for such period, prepared in accordance with GAAP, and (b) a financial review of such period (including a comparison against the prior year’s comparable period), consisting of a discussion of (i) the results of operations and financial condition of the Reporting Entity on a consolidated basis, and material changes between the current period and the prior year’s comparable period, (ii) material developments in the business of the Reporting Entity and its Restricted Subsidiaries, (c) financial information and trends in the business in which the Reporting Entity and its Restricted Subsidiaries is engaged and (d) information with respect to any material acquisition or disposal during the period provided, however, that such reports need not (i) contain any segment data other than as required under GAAP in its financial reports with respect to the period presented, (ii) include any exhibits, or (iii) include separate financial statements for any Affiliates of the Reporting Entity or any acquired businesses; and

(3) within 10 days after the occurrence of such event, information with respect to (a) any change in the independent public accountants of the Reporting Entity (unless such change is made in conjunction with a change in the auditor of the Ultimate Parent), (b) any material acquisition or disposal, and (c) any material development in the business of the Reporting Entity and its Restricted Subsidiaries.

(b) If the Reporting Entity has designated any of its Subsidiaries as Unrestricted Subsidiaries and any such Unrestricted Subsidiary or group of Unrestricted Subsidiaries constitute Significant Subsidiaries of the Reporting Entity, then the annual and quarterly information required by Section 4.03(a)(1) and Section 4.03(a)(2) shall include a reasonably detailed presentation, either on the face of the financial statements, in the footnotes thereto or in a separate report delivered therewith, of the financial condition and results of operations of the Reporting Entity and its Restricted Subsidiaries separate from the financial condition and results of operations of such Unrestricted Subsidiaries.

(c) Following any election by the Reporting Entity to change its accounting principles in accordance with the definition of GAAP set forth under Section 1.01, the annual and quarterly information required by Section 4.03(a)(1) and Section 4.03(a)(2) shall include any reconciliation presentation required by clause (2)(a) of the definition of GAAP set forth under Section 1.01.

(d) To the extent that material differences exist between the business, assets, results of operations or financial condition of (i) the Reporting Entity and (i) the Fold-In Issuer, the Affiliate Issuer and the Restricted Subsidiaries (excluding, for the avoidance of doubt, the effect of any intercompany balances between the Reporting Entity and the Fold-In Issuer, the Affiliate Issuer and the Restricted Subsidiaries), the annual and quarterly reports shall give a reasonably detailed description of such differences and include an unaudited reconciliation of the Reporting Entity’s financial statements to the financial statements of the Fold-In Issuer, the Affiliate Issuer and the Restricted Subsidiaries.

(e) In addition, so long as the Notes remain outstanding and during any period during which the Reporting Entity is not subject to Section 13 or 15(d) of the Exchange Act nor exempt therefrom pursuant to Rule 12g3-2(b) of the Exchange Act, the Reporting Entity shall furnish to the Holders of the Notes and to prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.

Section 4.04 Compliance Certificate

(a) The Fold-In Issuer shall deliver to the Trustee, within 120 days after the end of each fiscal year, an Officer’s Certificate stating that, in the course of the performance by the signers of their duties as officers of the Fold-In Issuer they would normally have knowledge of any Default, and further stating whether or not the signers know of any Default that occurred during such period.

(b) The Fold-In Issuer shall, so long as any of the Notes are outstanding, deliver to the Trustee within 30 days after the occurrence of any Default or Event of Default an Officer’s Certificate specifying such Default or Event of Default, its status and what action the Fold-In Issuer is taking or proposes to take with respect thereto.

Section 4.05 Taxes

The Fold-In Issuer and the Affiliate Issuer will pay, and will cause each of its respective Subsidiaries to pay, prior to delinquency, all material taxes, assessments, and governmental levies except such as are contested in good faith and by appropriate proceedings or where the failure to effect such payment is not adverse in any material respect to the Holders of the Notes.

Section 4.06 Stay, Extension and Usury Laws

Each of the Fold-In Issuer and the Affiliate Issuer agrees (to the extent that it may lawfully do so) that it will not at any time insist upon, plead, or in any manner whatsoever claim or take the benefit or advantage of, any stay, extension or usury law wherever enacted, now or at any time hereafter in force, that may affect the covenants or the performance of this Indenture; and each of the Fold-In Issuer and the Affiliate Issuer agrees (to the extent that it may lawfully do so) hereby expressly waives all benefit or advantage of any such law, and agrees that it will not, by resort to any such law, hinder, delay or impede the execution of any power herein granted to the Trustee, but will suffer and permit the execution of every such power as though no such law has been enacted.

Section 4.07 Limitation on Restricted Payments

(a) The Fold-In Issuer and the Affiliate Issuer will not, and will not permit any of the Restricted Subsidiaries, directly or indirectly:

(1) to declare or pay any dividend or make any distribution on or in respect of its Capital Stock (including any payment in connection with any merger or consolidation involving the Fold-In Issuer, the Affiliate Issuer or any of the Restricted Subsidiaries) except:

(A) dividends or distributions payable in Capital Stock of the Fold-In Issuer or the Affiliate Issuer (other than Disqualified Stock) or Subordinated Shareholder Loans; and

(B) dividends or distributions payable to the Fold-In Issuer, the Affiliate Issuer or a Restricted Subsidiary (and if such Restricted Subsidiary is not a Wholly Owned Subsidiary of the Fold-In Issuer or the Affiliate Issuer, as applicable, to its other Holders of common Capital Stock on a pro rata basis);

(2) to purchase, redeem, retire or otherwise acquire for value any Capital Stock of the Fold-In Issuer, the Affiliate Issuer, any Affiliate Subsidiary or any Parent of the Fold-In Issuer, the Affiliate Issuer or any Affiliate Subsidiary held by Persons other than the Fold-In Issuer, the Affiliate Issuer or a Restricted Subsidiary;

(3) to purchase, repurchase, redeem, defease or otherwise acquire or retire for value, prior to scheduled maturity, scheduled repayment or scheduled sinking fund payment, any Subordinated Obligations (other than (x) the purchase, repurchase, redemption, defeasance or other acquisition or retirement of Subordinated Obligations purchased in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case due within one year of the date of purchase, repurchase, redemption, defeasance or other acquisition or retirement or (y) Indebtedness permitted under Section 4.09(b)(2)); or

(4) to make any Restricted Investment in any Person;

(any such dividend, distribution, purchase, redemption, repurchase, defeasance, other acquisition, retirement or Restricted Investment referred to in clauses (1) through (4) is referred to herein as a “Restricted Payment”), if at the time the Fold-In Issuer, the Affiliate Issuer or such Restricted Subsidiary makes such Restricted Payment:

(A) in the case of a Restricted Payment other than a Restricted Investment, an Event of Default shall have occurred and be continuing (or would result therefrom); or

(B) except in the case of a Restricted Investment, if such Restricted Payment is made in reliance on Section 4.07(b)(4)(C)(i), the Fold-In Issuer, the Affiliate Issuer and the Restricted Subsidiaries are not able to Incur an additional €1.00 of Pari Passu Indebtedness pursuant to Section 4.09(a) after giving effect, on a pro forma basis, to such Restricted Payment; or

(C) the aggregate amount of such Restricted Payment and all other Restricted Payments declared or made subsequent to May 7, 2010 and not returned or rescinded would exceed the sum of:

(i)	50% of Consolidated Net Income for the period (treated as one accounting period) from the beginning of the first fiscal quarter commencing after May 7, 2010 to the end of the most recent fiscal quarter ending prior to the date of such Restricted Payment for which financial statements are available (or, in case such Consolidated Net Income is a deficit, minus 100% of such deficit);

(ii)	100% of the aggregate Net Cash Proceeds and the fair market value, as determined in good faith by the Board of Directors or senior management of the Fold-In Issuer, of marketable securities, or other property or assets, received by the Fold-In Issuer or the Affiliate Issuer from the issue or sale of its Capital Stock (other than Disqualified Stock) or Subordinated Shareholder Loans or other capital contributions subsequent to May 7, 2010 (other than (x) Net Cash Proceeds received from an issuance or sale of such Capital Stock to the Fold-In Issuer, the Affiliate Issuer or a Restricted Subsidiary or an employee stock ownership plan, option plan or similar trust to the extent such sale to an employee stock ownership plan or similar trust is financed by loans from or guaranteed by the Fold-In Issuer, the Affiliate Issuer or any Restricted Subsidiary unless such loans have been repaid with cash on or prior to the date of determination, (x) Excluded Contributions, (y) any property received in connection with Section 4.07(c)(24) or (z) Net Cash Proceeds and the fair market value of such assets received in connection with the Acquisition or the JV Contribution);

(iii)	100% of the aggregate Net Cash Proceeds and the fair market value, as determined in good faith by the Board of Directors or senior management of the Fold-In Issuer, of marketable securities, or other property or assets, received by the Fold-In Issuer, the Affiliate Issuer or any Restricted Subsidiary from the issuance or sale (other than to the Fold-In Issuer, the Affiliate Issuer or a Restricted Subsidiary) by the Fold-In Issuer, the Affiliate Issuer or any Restricted Subsidiary subsequent to May 7, 2010 of any Indebtedness that has been converted into or exchanged for Capital Stock of the Fold-In Issuer or the Affiliate Issuer (other than Disqualified Stock) or Subordinated Shareholder Loans;

(iv)	the amount equal to the net reduction in Restricted Investments made by the Fold-In Issuer, the Affiliate Issuer or any of the Restricted Subsidiaries resulting from:

(A)	repurchases, redemptions or other acquisitions or retirements of any such Restricted Investment, proceeds realized upon the sale or other disposition to a Person other than the Fold-In Issuer, the Affiliate Issuer or a Restricted Subsidiary of any such Restricted Investment, repayments of loans or advances or other transfers of assets (including by way of dividend, distribution, interest payments or returns of capital) to the Fold-In Issuer, the Affiliate Issuer or any Restricted Subsidiary; or

(B)	the redesignation of Unrestricted Subsidiaries as Restricted Subsidiaries (valued in each case as provided in the definition of “Investment”) not to exceed, in the case of any Unrestricted Subsidiary, the amount of Investments previously made by the Fold-In Issuer, the Affiliate Issuer or any Restricted Subsidiary in such Unrestricted Subsidiary, which amount in each case under this clause (iv) was included in the calculation of the amount of Restricted Payments; provided, however, that no amount will be included in Consolidated Net Income for the purposes of the preceding clause (i) to the extent that it is (at the Fold-In Issuer’s option) included under this clause (iv);

(v)	without duplication of amounts included in clauses (iii) or (iv), the amount by which Indebtedness of the Fold-In Issuer or the Affiliate Issuer is reduced on the Consolidated balance sheet of the Fold-In Issuer or the Affiliate Issuer upon the conversion or exchange of any Indebtedness of the Fold-In Issuer or the Affiliate Issuer issued after May 7, 2010, which is convertible or exchangeable for Capital Stock (other than Disqualified Stock) of the Fold-In Issuer or the Affiliate Issuer held by Persons not including the Fold-In Issuer or the Affiliate Issuer or any of their Restricted Subsidiaries, as applicable (less the amount of any cash or the fair market value of other property or assets distributed by the Fold-In Issuer or the Affiliate Issuer upon such conversion or exchange); and

(vi)

100% of the Net Cash Proceeds and the fair market value (as determined in accordance with Section 4.07(d)) of marketable securities, or other property or assets, received by the Fold-In Issuer, the Affiliate Issuer or any of the Restricted Subsidiaries in connection with: (A) the sale or other disposition (other than to the Fold-In Issuer, the Affiliate Issuer or a Restricted Subsidiary or an employee stock ownership plan or trust established by the Fold-In Issuer, the Affiliate Issuer or any Subsidiary of the Fold-In Issuer for the benefit of its employees to the extent funded by the Fold-In Issuer, the Affiliate Issuer or any Restricted Subsidiary) of Capital Stock of an Unrestricted Subsidiary; and (B) any dividend or distribution made by an Unrestricted Subsidiary to the Fold-In Issuer, the Affiliate Issuer or a Restricted Subsidiary; provided however, that no amount will be included in Consolidated Net Income for the purposes of the preceding clause (i) to the extent that it is (at the Fold-In Issuer’s option) included under this clause (vi).

Fair market value of property or assets other than cash covered by the preceding sentence shall be the fair market value thereof as determined in good faith by the Board of Directors of the senior management of the Fold-In Issuer or the Affiliate Issuer.

(b) Section 4.07(a) will not prohibit:

(1) any purchase, repurchase, redemption, defeasance or other acquisition or retirement of Capital Stock, Disqualified Stock, Subordinated Shareholder Loans or Subordinated Obligations of the Fold-In Issuer or the Affiliate Issuer made by exchange (including any such exchange pursuant to the exercise of a conversion right or privilege in connection with which cash is paid in lieu of the issuance of fractional shares) for, or out of the proceeds of the sale or issuance within 90 days of, Subordinated Shareholder Loans or Capital Stock of the Fold-In Issuer or the Affiliate Issuer (other than Disqualified Stock or Capital Stock issued or sold to a Subsidiary or an employee stock ownership plan or similar trust to the extent such sale to an employee stock ownership plan or similar trust is financed by loans from or guaranteed by the Fold-In Issuer, the Affiliate Issuer or any Restricted Subsidiary unless such loans have been repaid with cash on or prior to the date of determination), Subordinated Shareholder Loans or a substantially concurrent capital contribution to the Fold-In Issuer or the Affiliate Issuer; provided, however, that (a) such purchase, repurchase, redemption, defeasance, acquisition or retirement will be excluded in subsequent calculations of the amount of Restricted Payments and (b) the Net Cash Proceeds from such sale or issuance of Capital Stock or Subordinated Shareholder Loans or from such capital contribution will be excluded from clause (4)(C)(ii) of Section 4.07(a);

(2) any purchase, repurchase, redemption, defeasance or other acquisition or retirement of Subordinated Obligations of the Fold-In Issuer or the Affiliate Issuer made by exchange for, or out of the proceeds of the sale within 90 days of, Subordinated Obligations of the Fold-In Issuer, the Affiliate Issuer or such Restricted Subsidiary that is permitted to be Incurred pursuant to Section 4.09 and that in each case constitutes Refinancing Indebtedness; provided, however, that such purchase, repurchase, redemption, defeasance, acquisition or retirement will be excluded in subsequent calculations of the amount of Restricted Payments;

(3) any purchase, repurchase, redemption, defeasance or other acquisition or retirement of Disqualified Stock of the Fold-In Issuer, the Affiliate Issuer or a Restricted Subsidiary made by exchange for, or out of the proceeds of the sale within 90 days of, Disqualified Stock of the Fold-In Issuer, the Affiliate Issuer or such Restricted Subsidiary, as the case may be, that, in each case, is permitted to be Incurred pursuant to the covenant described under Section 4.09 and that in each case constitutes Refinancing Indebtedness; provided, however, that such purchase, repurchase, redemption, defeasance, acquisition or retirement will be excluded in subsequent calculations of the amount of Restricted Payments;

(4) dividends paid within 60 days after the date of declaration if at such date of declaration such dividend would have complied with this provision; provided, however, that such dividends will be included in subsequent calculations of the amount of Restricted Payments;

(5) the purchase, repurchase, defeasance, redemption or other acquisition, cancellation or retirement for value of Capital Stock, or options, warrants, equity appreciation rights or other rights to purchase or acquire Capital Stock of the Fold-In Issuer, the Affiliate Issuer or any Restricted Subsidiary or any parent of the Fold-In Issuer or the Affiliate Issuer held by any existing or former employees or management of the Fold-In Issuer, the Affiliate Issuer or any Subsidiary of the Fold-In Issuer or the Affiliate Issuer or their assigns, estates or heirs, in each case in connection with the repurchase provisions under employee stock option or stock purchase agreements or other agreements to compensate management employees; provided that such redemptions or repurchases pursuant to this clause will not exceed an amount equal to €10.0 million in the aggregate during any calendar year (with any unused amounts in any preceding calendar year being carried over to the succeeding calendar year); provided, however, that the amount of any such repurchase or redemption will be included in subsequent calculations of the amount of Restricted Payments;

(6) the declaration and payment of dividends to Holders of any class or series of Disqualified Stock, or of any Preferred Stock of a Restricted Subsidiary, Incurred in accordance with the terms of Section 4.09; provided, however, that such dividends will be excluded from subsequent calculations of the amount of Restricted Payments;

(7) purchases, repurchases, redemptions, defeasance or other acquisitions or retirements of Capital Stock deemed to occur upon the exercise of stock options, warrants or other convertible securities if such Capital Stock represents a portion of the exercise price thereof; provided, however, that such repurchases will be excluded from subsequent calculations of the amount of Restricted Payments;

(8) the purchase, repurchase, redemption, defeasance or other acquisition or retirement for value of any Subordinated Obligation (a) at a purchase price not greater than 101% of the principal amount of such Subordinated Obligation in the event of a Change of Control in accordance with provisions similar to Section 4.14, (b) at a purchase price not greater than 100% of the principal amount thereof in accordance with provisions similar to Section 3.11 and Section 4.10; provided that, prior to or simultaneously with such purchase, repurchase, redemption, defeasance or other acquisition or retirement, the Fold-In Issuer has made the Change of Control Offer or Asset Disposition Offer, as applicable, as provided in Section 3.11, Section 4.10 or Section 4.14, as the case may be, with respect to the Notes and has completed the repurchase or redemption of all Notes validly tendered for payment in connection with such Change of Control Offer or Asset Disposition Offer; and provided, further, that such purchase, redemption or other acquisition of Subordinated Obligations will be excluded from subsequent calculations of the amount of Restricted Payments or (c) (i) consisting of Acquired Indebtedness (other than Indebtedness Incurred to provide all or any portion of the funds utilized to consummate the transaction or series of related transactions pursuant to which such Person became a Restricted Subsidiary or was designated an Affiliate Issuer or an

Affiliate Subsidiary or was otherwise acquired by the Fold-In Issuer, the Affiliate Issuer or a Restricted Subsidiary) and (ii) at a purchase price not greater than 100% of the principal amount of such Subordinated Obligation plus accrued and unpaid interest and any premium required by the terms of any Acquired Indebtedness;

(9) dividends, loans, advances or distributions to any Parent or other payments by the Fold-In Issuer, the Affiliate Issuer or any Restricted Subsidiary in amounts equal to:

(A) the amounts required for any Parent to pay Parent Expenses;

(B) the amounts required for any Parent to pay Public Offering Expenses or fees and expenses related to any other equity or debt offering of such Parent that are directly attributable to the operation of the Fold-In Issuer, the Affiliate Issuer and the Restricted Subsidiaries;

(C) the amounts required for any Parent to pay Related Taxes; and

(D) amounts constituting payments satisfying the requirements of clauses (11), (12) and (20) of Section 4.11(b);

provided, however, that such dividends, loans, advances, distributions or other payments will be excluded from subsequent calculations of the amount of Restricted Payments;

(10) Restricted Payments in an aggregate amount outstanding at any time not to exceed the aggregate cash amount of Excluded Contributions, or consisting of non-cash Excluded Contributions, or Investments in exchange for or using as consideration Investments previously made under this clause, provided, however, that the amount of such Restricted Payments will be excluded from subsequent calculations of the amount of Restricted Payments;

(11) payments by the Fold-In Issuer or the Affiliate Issuer, or loans, advances, dividends or distributions to any parent company of the Fold-In Issuer or the Affiliate Issuer to make payments to Holders of Capital Stock of the Fold-In Issuer or the Affiliate Issuer or any parent company of the Fold-In Issuer or the Affiliate Issuer in lieu of the issuance of fractional shares of such Capital Stock; provided, however, that the net amount of such payments will be excluded from subsequent calculations of the amount of Restricted Payments;

(12) Restricted Payments to be applied for the purpose of making corresponding payments on Indebtedness of any Parent to the extent that such Indebtedness is guaranteed by the Fold-In Issuer or the Affiliate Issuer pursuant to a guarantee otherwise permitted to be Incurred under this Indenture; provided, however, that the amount of such payments will be included in subsequent calculations of the amount of Restricted Payments;

(13) so long as no Default or Event of Default of the type specified in clauses (1) or (2) under Section 6.10(a) has occurred and is continuing, any Restricted Payment to the extent that, after giving pro forma effect to any such Restricted Payment, the Consolidated Net Leverage Ratio would not exceed 5.00 to 1.00, provided, however, that the net amount of such payments will be included in subsequent calculations of the amount of Restricted Payments;

(14) Restricted Payments in an aggregate amount at any time outstanding, when taken together with all other Restricted Payments made pursuant to this clause (14), not to exceed the greater of (a) €250.0 million and (b) 5.0% of Total Assets, in the aggregate in any calendar year (with any unused amounts in any preceding calendar year being carried over to the succeeding calendar year); provided, however, that the amount of such Restricted Payments will be included in subsequent calculations of the amount of Restricted Payments;

(15) the distribution, as a dividend or otherwise, of shares of Capital Stock of or, Indebtedness owed to the Fold-In Issuer, the Affiliate Issuer or a Restricted Subsidiary by, Unrestricted Subsidiaries; provided, however, that such distributions will be excluded from subsequent calculations of the amount of Restricted Payments;

(16) following a Public Offering of the Fold-In Issuer, the Affiliate Issuer or any Parent, the declaration and payment by the Fold-In Issuer, the Affiliate Issuer or such Parent, or the making of any cash payments, advances, dividends or distributions to any Parent to pay, dividends or distributions on the Capital Stock, common stock or common equity interests of the Fold-In Issuer, the Affiliate Issuer or any Parent; provided that the aggregate amount of all such dividends or distributions under this clause (16) shall not exceed in any fiscal year the greater of (a) 6.0% of the Net Cash Proceeds received from such Public Offering or subsequent Equity Offering by the Fold-In Issuer or the Affiliate Issuer or contributed to the capital of the Fold-In Issuer or the Affiliate Issuer by any Parent in any form other than Indebtedness or Excluded Contributions and (b) following the Initial Public Offering, an amount equal to the greater of (i) 7.0% of the Market Capitalization and (ii) 7.0% of the IPO Market Capitalization, provided that after giving pro forma effect to the payment of any such dividend or making of any such distribution, the Consolidated Net Leverage Ratio would not exceed 5.00 to 1.00; provided, however, that the amount of such Restricted Payments will be included in subsequent calculations of the amount of Restricted Payments;

(17) after the designation of any Restricted Subsidiary as an Unrestricted Subsidiary, distributions (including by way of dividend) consisting of cash, Capital Stock or property or other assets of such Unrestricted Subsidiary that in each case is held by the Fold-In Issuer, the Affiliate Issuer or any Restricted Subsidiary; provided, however, that (a) such distribution or disposition shall include the concurrent transfer of all liabilities (contingent or otherwise) attributable to the property or other assets being transferred; (b) any property or other assets received from any Unrestricted Subsidiary (other than Capital Stock issued by any Unrestricted Subsidiary) may be transferred by way of distribution or disposition pursuant to this clause (17) only if such property or other assets, together with all related liabilities, is so transferred in a transaction that is substantially concurrent with the receipt of the proceeds of such distribution or disposition by the Fold-In Issuer, the Affiliate Issuer or such Restricted Subsidiary; and (c) such distribution or disposition shall not, after giving effect to any related agreements, result nor be likely to result in any material liability, tax or other adverse consequences to the Fold-In Issuer, the Affiliate Issuer and the Restricted Subsidiaries on a Consolidated basis; provided further, however, that such distributions will be excluded from the calculation of the amount of Restricted Payments, it being understood that proceeds from the disposition of any cash, Capital Stock or property or other assets of an Unrestricted Subsidiary that are so distributed will not increase the amount of Restricted Payments permitted under Section 4.07(a)(4)(C)(iv);

(18) Restricted Payments reasonably required to consummate any Related Transaction or a Permitted Financing Action; provided, however, that the amount of such Restricted Payments will be excluded in subsequent calculations of the amount of Restricted Payments;

(19) Restricted Payments at any time outstanding made with the proceeds of any drawings under a Permitted Credit Facility in an amount not to exceed the Credit Facility Excluded Amount, provided that, the amount of any Restricted Payment made pursuant to this clause (19) shall be deemed to be reduced (but not below zero) by the aggregate principal amount of any prepayment or repayment (including on a cashless basis) of any such drawings under such Permitted Credit Facility; provided, however, that, the net amount of such Restricted Payments will be included in subsequent calculations of the amount of Restricted Payments;

(20) Restricted Payments for the purpose of making corresponding payments on any Indebtedness of a Parent, provided that (a) on the date of Incurrence of such Indebtedness by a Parent and after giving effect thereto on a pro forma basis, the Consolidated Net Leverage Ratio, calculated for purposes of this clause (20) as if such Indebtedness of such Parent were being incurred by the Fold-In Issuer or the Affiliate Issuer, would not exceed 5.0 to 1.0 or (b) such Indebtedness of a Parent is guaranteed pursuant to Section 4.09(b)(13), and, with respect to clause (a) and (b) of this clause (20), any Refinancing Indebtedness in respect thereof; provided, however, that the amount of such Restricted Payments will be included in subsequent calculations of the amount of Restricted Payments;

(21) distributions (including by way of dividend) to a Parent consisting of cash, Capital Stock or property or other assets of a Restricted Subsidiary that is in each case held by the Fold-In Issuer, the Affiliate Issuer or any Restricted Subsidiary for sole purpose of transferring such cash, Capital Stock or property or other assets to the Fold-In Issuer, the Affiliate Issuer or any Restricted Subsidiary;

(22) distributions or payments of Receivables Fees and purchases of Receivables pursuant to a Receivables Repurchase Obligation in connection with a Qualified Receivables Transaction;

(23) [Reserved]; and

(24) Restricted Payments to finance Investments or other acquisitions by a Parent or any Affiliate (other than the Fold-In Issuer, the Affiliate Issuer or a Restricted Subsidiary) which would otherwise be permitted to be made pursuant to this Section 4.07 if made by the Fold-In Issuer, the Affiliate Issuer or a Restricted Subsidiary; provided, that (i) such Restricted Payment shall be made within 120 days of the closing of such Investment or other acquisition, (ii) such Parent or Affiliate shall, prior to or promptly following the date such Restricted Payment is made, cause (1) all property acquired (whether assets or Capital Stock) to be contributed to the Issuer or a Restricted Subsidiary or (2) the merger, amalgamation, consolidation, or sale of the Person formed or acquired into the Issuer or a Restricted Subsidiary (in a manner not prohibited by Article 5) in order to consummate such Investment or other acquisition, (iii) such Parent or Affiliate receives no consideration or other payment in connection with such transaction except to the extent the Issuer or a Restricted Subsidiary could have given such consideration or made such payment in compliance with this Section 4.07 and (iv) any property received in connection with such transaction shall not constitute an Excluded Contribution up to the amount of such Restricted Payment made under this clause (24).

(c) For purposes of determining compliance with this Section 4.07, in the event that a Restricted Payment meets the criteria of more than one of the categories described in Section 4.07(b), or is permitted pursuant to Section 4.07(a), the Fold-In Issuer will be entitled to classify such Restricted Payment (or portion thereof) on the date of its payment or later reclassify such Restricted Payment (or portion thereof) in any manner that complies with this Section 4.07.

(d) The amount of all Restricted Payments (other than cash) shall be the fair market value on the date of such Restricted Payment of the asset(s) or securities proposed to be paid, transferred or issued by the Fold-In Issuer, the Affiliate Issuer or such Restricted Subsidiary, as the case may be, pursuant to such Restricted Payment. The fair market value of any cash Restricted Payment shall be its face amount and any non-cash Restricted Payment shall be determined in good faith by the Board of Directors or senior management of the Fold-In Issuer.

Section 4.08 Limitation on Restrictions on Distributions from Restricted Subsidiaries

(a) The Fold-In Issuer and the Affiliate Issuer will not, and will not permit any Restricted Subsidiary to, create or otherwise cause or permit to exist or become effective any consensual encumbrance or consensual restriction on the ability of any Restricted Subsidiary to:

(1) pay dividends or make any other distributions on its Capital Stock or pay any Indebtedness or other obligations owed to the Fold-In Issuer, the Affiliate Issuer or any Restricted Subsidiary;

(2) make any loans or advances to the Fold-In Issuer, the Affiliate Issuer or any Restricted Subsidiary; or

(3) transfer any of its property or assets to the Fold-In Issuer, the Affiliate Issuer or any Restricted Subsidiary;

provided that (a) the priority of any Preferred Stock in receiving dividends or liquidating distributions prior to dividends or liquidating distributions being paid on Common Stock and (b) the subordination of (including but not limited to, the application of any standstill requirements to) loans or advances made to the Fold-In Issuer, the Affiliate Issuer or any Restricted Subsidiary to other Indebtedness Incurred by the Fold-In Issuer, the Affiliate Issuer or any Restricted Subsidiary, shall not be deemed to constitute such an encumbrance or restriction.

(b) Section 4.08(a) will not prohibit:

(1) any encumbrance or restriction pursuant to an agreement in effect at or entered into on the date of this Indenture, including, without limitation, this Indenture, the 2014 Senior Facility Agreement, the Priority Agreement, the Senior Secured Priority Agreement, the Existing 2024 Senior Notes, the Existing 2020 Senior Secured Notes, the Notes Collateral Documents and any related documentation, in each case, as in effect on the Issue Date;

(2) any encumbrance or restriction pursuant to an agreement or instrument of a Person relating to any Capital Stock or Indebtedness of a Person, Incurred on or before the date on which such Person was acquired by or merged or consolidated with or into the Fold-In Issuer, the Affiliate Issuer or any Restricted Subsidiary, or on which such agreement or instrument is assumed by the Fold-In Issuer, the Affiliate Issuer or any Restricted Subsidiary in connection with an acquisition of assets (other than Capital Stock or Indebtedness Incurred as consideration in, or to provide all or any portion of the funds utilized to consummate, the transaction or series of related transactions pursuant to which such Person became a Restricted Subsidiary or was acquired by the Fold-In Issuer or the Affiliate

Issuer or was merged or consolidated with or into the Fold-In Issuer, the Affiliate Issuer or any Restricted Subsidiary or in contemplation of such transaction) and outstanding on such date, provided, that any such encumbrance or restriction shall not extend to any assets or property of the Fold-In Issuer, the Affiliate Issuer or any other Restricted Subsidiary other than the assets and property so acquired and provided, further, that for the purposes of this clause, if another Person is the Successor Company, any Subsidiary thereof or agreement or instrument of such Person or any such Subsidiary shall be deemed acquired or assumed by the Fold-In Issuer, the Affiliate Issuer or any Restricted Subsidiary when such Person becomes the Successor Company;

(3) any encumbrance or restriction pursuant to an agreement or instrument effecting a refunding, replacement or refinancing of Indebtedness Incurred pursuant to, or that otherwise extends, renews, refunds, refinances or replaces, an agreement referred to in clause (1) or (2) of this Section 4.08(b) or this clause (3) or contained in any amendment, supplement or other modification to an agreement referred to in clause (1) or (2) of this Section 4.08(b) or this clause (3); provided, however, that the encumbrances and restrictions, taken as a whole, with respect to such Restricted Subsidiary contained in any such agreement are no less favorable in any material respect to the Holders than the encumbrances and restrictions contained in such agreements referred to in clauses (1) or (2) of this Section 4.08(b) (as determined in good faith by the Board of Directors or senior management of the Fold-In Issuer);

(4) in the case of Section 4.08(a)(3), any encumbrance or restriction:

(A) that restricts in a customary manner the subletting, assignment or transfer of any property or asset that is subject to a lease, license or similar contract, or the assignment or transfer of any such lease, license or other contract;

(B) contained in Liens permitted under this Indenture securing Indebtedness of the Fold-In Issuer, the Affiliate Issuer or a Restricted Subsidiary to the extent such encumbrances or restrictions restrict the transfer of the property subject to such mortgages, pledges or other security agreements; or

(C) pursuant to customary provisions restricting dispositions of real property interests set forth in any reciprocal easement agreements of the Fold-In Issuer, the Affiliate Issuer or any Restricted Subsidiary;

(5) any encumbrance or restriction pursuant to (A) Purchase Money Obligations for property acquired in the ordinary course of business and (B) Capitalized Lease Obligations permitted under this Indenture, in each case that impose encumbrances or restrictions of the nature described in Section 4.08(a)(3) on the property so acquired;

(6) any encumbrance or restriction arising in connection with any Purchase Money Note, other Indebtedness or a Qualified Receivables Transaction relating exclusively to a Receivables Entity that, in the good faith determination of the Board of Directors or senior management of the Fold-In Issuer, are necessary to effect such Qualified Receivables Transaction;

(7) any encumbrance or restriction with respect to a Restricted Subsidiary (or any of its property or assets) imposed pursuant to an agreement entered into for the direct or indirect sale or disposition of all or substantially all the Capital Stock or assets of such Restricted Subsidiary (or the property or assets that are subject to such restriction) pending the closing of such sale or disposition;

(8) customary provisions in leases, asset sale agreements, joint venture agreements and other agreements and instruments entered into by the Fold-In Issuer, the Affiliate Issuer or any Restricted Subsidiary in the ordinary course of business;

(9) encumbrances or restrictions arising or existing by reason of applicable law or any applicable rule, regulation, governmental license or order, or required by any regulatory authority;

(10) any encumbrance or restriction on cash or other deposits or net worth imposed by customers under agreements entered into in the ordinary course of business;

(11) any encumbrance or restriction pursuant to Currency Agreements, Commodity Agreements or Interest Rate Agreements; and

(12) any encumbrance or restriction arising pursuant to an agreement or instrument relating to any Indebtedness permitted to be Incurred subsequent to the Issue Date pursuant to the provisions of Section 4.09 if (a) the encumbrances and restrictions taken as a whole are not materially less favorable to the Holders of the Notes than the encumbrances and restrictions contained in this Indenture, the 2014 Senior Facility Agreement, the Existing 2020 Senior Secured Notes, the Existing 2024 Senior Notes, the Priority Agreement, the Senior Secured Priority Agreement, the Notes Collateral Documents and any related documentation, in each case, as in effect on the Issue Date (as determined in good faith by the Board of Directors or senior management of the Fold-In Issuer or the Affiliate Issuer) or (b) such encumbrances and restrictions taken as a whole are not materially more disadvantageous to the Holders of the Notes than is customary in comparable financings (as determined in good faith by the Board of Directors or senior management of the Fold-In Issuer or the Affiliate Issuer) and, in each case, either (i) the Fold-In Issuer or the Affiliate Issuer reasonably believes that such encumbrances and restrictions will not materially affect the Fold-In Issuer’s ability to make principal or interest payments on the Notes as and when they come due or (ii) such encumbrances and restrictions apply only if a default occurs in respect of a payment or financial covenant relating to such Indebtedness.

Section 4.09 Limitation on Indebtedness

(a) The Fold-In Issuer and the Affiliate Issuer will not, and will not permit any of the Restricted Subsidiaries to, Incur any Indebtedness (including Acquired Indebtedness); provided, however, that:

(1) any Restricted Subsidiary may Incur Indebtedness (including Acquired Indebtedness) if on the date of such Incurrence and after giving effect thereto on a pro forma basis (a) the Consolidated Net Leverage Ratio (excluding for the purposes of this clause (1)(a), outstanding Indebtedness of the Fold-In Issuer as set forth in the definition of Consolidated Net Leverage Ratio) would not exceed 4.00 to 1.00 and (b) the Consolidated Net Leverage Ratio would not exceed 5.00 to 1.00; and

(2) the Fold-In Issuer and/or the Affiliate Issuer may Incur Pari Passu Indebtedness (including Acquired Indebtedness) if on the date of such Incurrence and after giving effect thereto on a pro forma basis the Consolidated Net Leverage Ratio would not exceed 5.00 to 1.00.

(b) Section 4.09(a) will not prohibit the Incurrence of the following Indebtedness:

(1) Indebtedness of the Fold-In Issuer, the Affiliate Issuer or any of the Restricted Subsidiaries under Credit Facilities, and any Refinancing Indebtedness in respect thereof, in the aggregate principal amount at any one time outstanding not to exceed:

(A) an amount equal to the greater of (i) (x) €6,000.0 million plus (y) the amount of any Credit Facilities incurred under Section 4.09(a) or any other provision of Section 4.09(b) to acquire any property, other assets or shares of Capital Stock of a Person and (y) 5.0% of Total Assets, plus

(B) any accrual or accretion of interest that increases the principal amount of Indebtedness under Credit Facilities plus;

(C) in the case of any refinancing of any Indebtedness permitted under clause (1) of this Section 4.09(b) or any portion thereof, the aggregate amount of fees, underwriting discounts, premiums and other costs and expenses Incurred in connection with such refinancing;

(2) Indebtedness of the Fold-In Issuer or the Affiliate Issuer owing to and held by any Restricted Subsidiary (other than a Receivables Entity) or Indebtedness of a Restricted Subsidiary owing to and held by the Fold-In Issuer, the Affiliate Issuer or any other Restricted Subsidiary (other than a Receivables Entity); provided, however, that:

(A) any subsequent issuance or transfer of Capital Stock or any other event which results in any such Indebtedness being beneficially held by a Person other than the Fold-In Issuer, the Affiliate Issuer or a Restricted Subsidiary (other than a Receivables Entity); and

(B) any sale or other transfer of any such Indebtedness to a Person other than the Fold-In Issuer, the Affiliate Issuer or a Restricted Subsidiary (other than a Receivables Entity),

shall be deemed, in each case, to constitute an Incurrence of such Indebtedness by the Fold-In Issuer, the Affiliate Issuer or such Restricted Subsidiary, as the case may be;

(3)(A) Indebtedness represented by the Notes, (B) Indebtedness under the Existing 2024 Senior Notes (C) Indebtedness under the Existing 2025 Senior Notes, following the Ziggo Group Existing 2025 Senior Notes Assumption, (D) Indebtedness under the Existing 2020 Senior Secured Notes and under the Existing 2025 Senior Secured Notes, following the Ziggo Group Existing 2025 Senior Secured Notes Assumption and (E) Indebtedness represented by the Notes Collateral Documents, including, with respect to each such Indebtedness “parallel debt” obligations created under the Priority Agreement and the Notes Collateral Documents;

(4) any Indebtedness (other than the Indebtedness described in clauses (1), (2) and (3) of this Section 4.09(b)) outstanding on the Issue Date after giving effect to the use of proceeds of the Notes;

(5) any Refinancing Indebtedness Incurred in respect of any Indebtedness described in clauses (3), (4), (5), (6), (8), (13), (15), (16) or (18) of this Section 4.09(b) or Incurred pursuant to Section 4.09(a);

(6) Indebtedness of the Fold-In Issuer, the Affiliate Issuer or a Restricted Subsidiary Incurred after the Issue Date (A) Incurred and outstanding on the date on which such Restricted Subsidiary was acquired by the Fold-In Issuer, the Affiliate Issuer or any Restricted Subsidiary or is merged, consolidated, amalgamated or otherwise combined with (including pursuant to any acquisition of assets and assumption of related liabilities) the Fold-In Issuer, the Affiliate Issuer or any Restricted Subsidiary or was designated the Affiliate Issuer or an Affiliate Subsidiary; (B) Incurred to provide all or a portion of the funds utilized to consummate the transaction or series of related transactions pursuant to which such Person became a Restricted Subsidiary or an Affiliate Issuer or was otherwise acquired by the Fold-In Issuer, the Affiliate Issuer or a Restricted Subsidiary or was designated the Affiliate Issuer or an Affiliate Subsidiary or (C) Incurred and outstanding on the date on which such Restricted Subsidiary was acquired by the Fold-In Issuer, the Affiliate Issuer or a Restricted Subsidiary or is merged, consolidated, amalgamated or otherwise combined with (including pursuant to any acquisition of assets and assumption of related liabilities) the Fold-In Issuer, the Affiliate Issuer or any Restricted Subsidiary (other than Indebtedness Incurred in contemplation of the transaction or series of related transactions pursuant to which such Person became a Restricted Subsidiary or was otherwise acquired by the Fold-In Issuer, the Affiliate Issuer or a Restricted Subsidiary); provided, however, that with respect to clauses (A) and (B) of this Section 4.09(b)(6) only, immediately following the consummation of the acquisition of such Restricted Subsidiary by the Fold-In Issuer or the Affiliate Issuer or such other transaction, (i) the Fold-In Issuer, the Affiliate Issuer and the Restricted Subsidiaries would have been able to Incur €1.00 of additional Pari Passu Indebtedness pursuant to Section 4.09(a) after giving pro forma effect to the relevant acquisition or other transaction and the Incurrence of such Indebtedness pursuant to this Section 4.09(b)(6) or (ii) the Consolidated Net Leverage Ratio would not be greater than immediately prior to such acquisition or such other transaction;

(7) Indebtedness under Currency Agreements, Commodity Agreements and Interest Rate Agreements entered into for bona fide hedging purposes of the Fold-In Issuer, the Affiliate Issuer or the Restricted Subsidiaries, in each case, not for speculative purposes (as determined in good faith by the Board of Directors or senior management of the Fold-In Issuer or the Affiliate Issuer);

(8) Indebtedness consisting of (A) mortgage financings, asset backed financings, Purchase Money Obligations or other financings, Incurred for the purpose of financing all or any part of the purchase price or cost of design, construction, installation or improvement (including, without limitation, in respect of tenant improvement) of property (real or personal), plant, equipment or other assets (including, without limitation, network assets) used or useful in the business of the Fold-In Issuer, the Affiliate Issuer or any Restricted Subsidiary or (B) Indebtedness otherwise Incurred to finance the purchase, lease, rental or cost of design, development, construction, installation or improvement (including, without limitation, in respect of tenant improvement) of property (real or personal), plant, equipment or other assets (including, without limitation, network assets) used or useful in the business of the Fold-In Issuer, the Affiliate Issuer or any Restricted Subsidiary, whether through the direct purchase of assets (including, without limitation, network assets) or the Capital Stock of any Person owning such assets, and any Refinancing Indebtedness which refinances, replaces or refunds such Indebtedness, in an aggregate outstanding principal amount which, when taken together with the principal amount of all other Indebtedness Incurred pursuant to this clause (8) will not exceed the greater of (i) €250.0 million and (ii) 5.0% of Total Assets at any time outstanding so long as such Indebtedness exists on the date of, or commissioning of, or contracting for, such purchase, design, development, construction, installation or improvement, or is created within 270 days thereafter;

(9) Indebtedness in respect of (a) workers’ compensation claims, casualty or liability insurance, self-insurance obligations, performance, bid, indemnity, surety, judgment, appeal, completion, advance payment, customs, VAT or other tax or other guarantees or other similar bonds, instruments or obligations and completion guarantees and warranties provided by the Fold-In Issuer, the Affiliate Issuer or a Restricted Subsidiary or relating to liabilities, obligations or guarantees Incurred in the ordinary course of business or consistent with past practice or industry practice or in respect of any government requirement, including but not limited to, those Incurred to secure health, safety and environmental obligations or rental obligations, (b) letters of credit, bankers’ acceptances, guarantees or other similar instruments or obligations issued or relating to liabilities or obligations Incurred in the ordinary course of business (or consistent with past practice or industry practice) or in respect of any government requirement, including, but not limited to letters of credit or similar instruments in respect of casualty or liability insurance, self-insurance, unemployment insurance, worker’s compensation obligations, health disability or other benefits, pensions-related obligations and other social security laws, (c) the financing of insurance premiums or take-or-pay obligations contained in supply agreements in each case, in the ordinary course of business and (d) any customary cash management, cash pooling or netting or setting off arrangements in the ordinary course of business;

(10) Indebtedness arising from agreements of the Fold-In Issuer, the Affiliate Issuer or a Restricted Subsidiary providing for indemnification, guarantees or obligations in respect of earn-outs or adjustment of purchase price or similar obligations, in each case, Incurred or assumed in connection with the acquisition or disposition of any business, assets or Capital Stock of a Restricted Subsidiary, provided that the maximum aggregate liability in respect of all such Indebtedness shall at no time exceed the gross proceeds (including the fair market value of non-cash proceeds) actually received (in the case of dispositions) or paid (in the case of acquisitions) by the Fold-In Issuer, the Affiliate Issuer and the Restricted Subsidiaries in connection with such acquisition or disposition, as applicable;

(11) Indebtedness arising from (i) Bank Products and (ii) the honoring by a bank or other financial institution of a check, draft or similar instrument (except in the case of daylight overdrafts) drawn against insufficient funds in the ordinary course of business, provided, however, that in the case of this clause (ii) such Indebtedness is extinguished within thirty Business Days of Incurrence;

(12) guarantees by the Fold-In Issuer, the Affiliate Issuer or any Restricted Subsidiary of Indebtedness or any other obligation or liability of the Fold-In Issuer, the Affiliate Issuer or any Restricted Subsidiary (other than of any Indebtedness Incurred in violation of this Section 4.09);

(13) Indebtedness of the Fold-In Issuer, the Affiliate Issuer or any Restricted Subsidiary Incurred pursuant to any guarantees of Indebtedness of any Parent, provided that, for purposes of this clause (13), (i) on the date of such Incurrence and after giving effect thereto on a pro forma basis, the Consolidated Net Leverage Ratio, including for purposes of such calculation, any Indebtedness represented by guarantees by the Fold-In Issuer, the Affiliate Issuer or any of the Restricted Subsidiaries of Indebtedness of any Parent, would not exceed 5.00 to 1.00, and (ii) such guarantees shall be subordinated to the Notes and the Note Guarantees pursuant to the Priority Agreement or any Additional Priority Agreement;

(14) Subordinated Shareholder Loans Incurred by the Fold-In Issuer or the Affiliate Issuer;

(15) Indebtedness of the Fold-In Issuer, the Affiliate Issuer or the Restricted Subsidiaries in an aggregate outstanding principal amount which, when taken together with any Refinancing Indebtedness in respect thereof and the principal amount of all other Indebtedness Incurred pursuant to this clause (15) and then outstanding, will not exceed 100% of the Net Cash Proceeds received by the Fold-In Issuer or the Affiliate Issuer from the issuance or sale (other than to the Fold-In Issuer, the Affiliate Issuer or a Restricted Subsidiary) of its Subordinated Shareholder Loans or Capital Stock or otherwise contributed to the equity of the Fold-In Issuer or the Affiliate Issuer, in each case, subsequent to May 7, 2010 (and in each case, other than through the issuance of Disqualified Stock, Preferred Stock or an Excluded Contribution); provided, however, that (i) any such Net Cash Proceeds that are so received or contributed shall be excluded for purposes of making Restricted Payments under Section 4.07(a)(4)(C)(ii), 4.07(a)(4)(C)(iii) and Section 4.07(b)(1) to the extent the Fold-In Issuer, the Affiliate Issuer or any Restricted Subsidiary Incurs Indebtedness in reliance thereon and (ii) any Net Cash Proceeds that are so received or contributed shall be excluded for purposes of Incurring Indebtedness pursuant to this Section 4.09(b)(15) to the extent the Fold-In Issuer, the Affiliate Issuer or any Restricted Subsidiary makes a Restricted Payment under Section 4.07(a)(4)(C)(ii), 4.07(a)(4)(C)(iii) and Section 4.07(b)(1) in reliance thereon;

(16)(i) Indebtedness with Affiliates reasonably required to effect or consummate the Related Transactions and (ii) Indebtedness pursuant to any Permitted Financing Action;

(17) [Reserved]; and

(18) in addition to the items referred to in clauses (1) through (17) of this Section 4.09(b), Indebtedness of the Fold-In Issuer, the Affiliate Issuer or any Restricted Subsidiary in an aggregate outstanding principal amount which, when taken together with the principal amount of all other Indebtedness Incurred pursuant to this clause (18) of Section 4.09(b) and then outstanding, will not exceed the greater of (i) €250.0 million and (ii) 5.0% of Total Assets at any time outstanding;

(c) For purposes of determining compliance with, and the outstanding principal amount of any particular Indebtedness Incurred pursuant to and in compliance with, this Section 4.09:

(1) in the event that Indebtedness meets the criteria of more than one of the types of Indebtedness described in Section 4.09(a) and Section 4.09(b), the Fold-In Issuer, in its sole discretion, will classify such item of Indebtedness on the date of its incurrence and only be required to include the amount and type of such Indebtedness in one of such clauses of Section 4.09(a) or Section 4.09(b) and will be permitted on the date of such Incurrence to divide and classify an item of Indebtedness in more than one of the types of Indebtedness described in Section 4.09(a) and Section 4.09(b), and, from time to time, may reclassify all or a portion of such Indebtedness, in any manner that complies with this Section 4.09;

(2) guarantees of, or obligations in respect of letters of credit relating to, Indebtedness which is otherwise included in the determination of a particular amount of Indebtedness shall not be included;

(3) if obligations in respect of letters of credit are Incurred pursuant to any Credit Facility and are being treated as Incurred pursuant to Section 4.09(c)(1), (15) or (18) and the letters of credit relate to other Indebtedness, then such other Indebtedness shall not be included;

(4) the principal amount of any Disqualified Stock of the Fold-In Issuer or the Affiliate Issuer, or Preferred Stock of a Restricted Subsidiary, will be equal to the greater of the maximum mandatory redemption or repurchase price (not including, in either case, any redemption or repurchase premium) or the liquidation preference thereof;

(5) Indebtedness permitted by this Section 4.09 need not be permitted solely by reference to one provision permitting such Indebtedness but may be permitted in part by one such provision and in part by one or more other provisions of this Section 4.09 permitting such Indebtedness; and

(6) the amount of Indebtedness issued at a price that is less than the principal amount thereof will be equal to the amount of the liability in respect thereof determined in accordance with GAAP.

Accrual of interest, accrual of dividends, the accretion of accreted value, the accretion or amortization of original issue discount, the payment of interest or dividends in the form of additional Indebtedness, Preferred Stock or Disqualified Stock and increases in the amount of Indebtedness due to a change in accounting principles will not be deemed to be an Incurrence of Indebtedness for purposes of this Section 4.09. The amount of any Indebtedness outstanding as of any date shall be (1) the accreted value thereof in the case of any Indebtedness issued with original issue discount and (2) the principal amount or liquidation preference thereof, together with any interest thereon that is more than 30 days past due, in the case of any other Indebtedness.

If at any time an Unrestricted Subsidiary becomes a Restricted Subsidiary, any Indebtedness of such Subsidiary shall be deemed to be Incurred by a Restricted Subsidiary as of such date.

For purposes of determining compliance with any euro-denominated restriction on the Incurrence of Indebtedness, the Euro Equivalent principal amount of Indebtedness denominated in a foreign currency shall be (1) calculated based on the relevant currency exchange rate in effect on the date such Indebtedness was Incurred, in the case of term Indebtedness, or first committed or first Incurred (whichever yields the lower Euro Equivalent), in the case of revolving credit Indebtedness; provided that if such Indebtedness is Incurred to refinance other Indebtedness denominated in a foreign currency, and such refinancing would cause the applicable euro-denominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such refinancing, such euro-dominated restriction shall be deemed not to have been exceeded so long as the principal amount of such refinancing Indebtedness does not exceed the principal amount of such Indebtedness being refinanced and (2) if and for so long as any such Indebtedness is subject to an agreement intended to protect against fluctuations in currency exchange rates with respect to the currency in which such Indebtedness is denominated covering principal and interest on such Indebtedness, the swapped rate of such Indebtedness as of the date of the applicable swap. Notwithstanding any other provision of this Section 4.09, the maximum amount of Indebtedness that the Fold-In Issuer, the Affiliate Issuer and the Restricted Subsidiaries may Incur pursuant to this Section 4.09 shall not be deemed to be exceeded solely as a result of fluctuations in the exchange rate of currencies. The principal amount of any Indebtedness Incurred to refinance other Indebtedness, if Incurred in a different currency from the Indebtedness being refinanced, shall be calculated based on the currency exchange rate applicable to the currencies in which such Refinancing Indebtedness is denominated that is in effect on the date of such refinancing.

For purposes of determining compliance with Section 4.09(a) and Section 4.09(b), the Euro Equivalent principal amount of Indebtedness denominated in a foreign currency (if such Indebtedness has not been swapped into euros, or if such Indebtedness has been swapped into a currency other than euros) shall be calculated using the same weighted average exchange rates for the relevant period used in the consolidated financial statements of the Reporting Entity for calculating the Euro Equivalent of Consolidated EBITDA denominated in the same currency as the currency in which such Indebtedness is denominated or into which it has been swapped.

Section 4.10 Limitation on Sales of Assets and Subsidiary Stock

(a) The Fold-In Issuer and the Affiliate Issuer will not, and will not permit any of the Restricted Subsidiaries to, make any Asset Disposition unless:

(1) the Fold-In Issuer, the Affiliate Issuer or such Restricted Subsidiary, as the case may be, receives consideration (including by way of relief from, or by any other Person assuming responsibility for, any liabilities, contingent or otherwise) at least equal to the fair market value (such fair market value to be determined on the date of contractually agreeing to such Asset Disposition), as determined in good faith by the Board of Directors or senior management of the Fold-In Issuer (including as to the value of all non-cash consideration), of the shares and assets subject to such Asset Disposition;

(2) unless the Asset Disposition is a Permitted Asset Swap, at least 75% of the consideration from such Asset Disposition (excluding any consideration by way of relief from, or by any other Person assuming responsibility for, any liabilities, contingent or otherwise, other than Indebtedness) received by the Fold-In Issuer, the Affiliate Issuer or such Restricted Subsidiary, as the case may be, is in the form of cash or Cash Equivalents; and

(3) an amount equal to 100% of the Net Available Cash from such Asset Disposition is applied by the Fold-In Issuer, the Affiliate Issuer or such Restricted Subsidiary, as the case may be:

(A) to the extent the Fold-In Issuer, the Affiliate Issuer or any Restricted Subsidiary, as the case may be, elects (or is required by the terms of any Indebtedness), to prepay, repay or purchase Senior Indebtedness of the Fold-In Issuer, the Affiliate Issuer or any Note Guarantor (including the Notes), or Indebtedness of a Restricted Subsidiary that is not a Note Guarantor (in each case other than Indebtedness owed to the Fold-In Issuer, the Affiliate Issuer or an Affiliate of the Fold-In Issuer) within 365 days from the later of the date of such Asset Disposition or the receipt of such Net Available Cash; provided, however, that, in connection with any prepayment, repayment or purchase of Indebtedness pursuant to this clause (a), the Fold-In Issuer, the Affiliate Issuer, such Note Guarantor or such Restricted Subsidiary will retire such Indebtedness and will cause the related commitment (if any) (except in the case of any revolving Indebtedness) to be permanently reduced in an amount equal to the principal amount so prepaid, repaid or purchased; or

(B) to the extent the Fold-In Issuer, the Affiliate Issuer or such Restricted Subsidiary elects to invest in or commit to invest in Additional Assets within 365 days from the later of the date of such Asset Disposition or the receipt of such Net Available Cash; provided, however, that any such reinvestment in Additional Assets made pursuant to a definitive agreement or a commitment approved by the Board of Directors or senior management of the Fold-In Issuer that is executed or approved within such time will satisfy this requirement, so long as such investment is consummated within 6 months of such 365th day;

provided that pending the final application of any such Net Available Cash in accordance with clause (A) or clause (B) of this Section 4.10(a)(3), the Fold-In Issuer, the Affiliate Issuer and the Restricted Subsidiaries may temporarily reduce Indebtedness or otherwise invest such Net Available Cash in any manner not prohibited by this Indenture.

(b) Any Net Available Cash from Asset Dispositions that is not applied or invested or committed to be applied as provided in Section 4.10(a) will be deemed to constitute “Excess Proceeds”. On the 366th day after an Asset Disposition, if the aggregate amount of Excess Proceeds exceeds €250.0 million, the Fold-In Issuer or the Affiliate Issuer will be required to notify the Fold-In Issuer that it will be required to make an Asset Disposition Offer in accordance with Section 3.11.

For the purposes of this Section 4.10, the following will be deemed to be cash:

(1) the assumption by the transferee of Indebtedness (other than Subordinated Obligations) of the Fold-In Issuer or the Affiliate Issuer or Indebtedness of a Restricted Subsidiary and the release of the Fold-In Issuer, the Affiliate Issuer or such Restricted Subsidiary from all liability on such Indebtedness in connection with such Asset Disposition (in which case the Fold-In Issuer will, without further action, be deemed to have applied such deemed cash to Indebtedness in accordance with Section 4.10(a)(3)(A);

(2) securities, notes or other obligations received by the Fold-In Issuer, the Affiliate Issuer or any Restricted Subsidiary from the transferee that are convertible by the Fold-In Issuer, the Affiliate Issuer or such Restricted Subsidiary into cash or Cash Equivalents within 180 days following the closing of such Asset Disposition;

(3) Indebtedness of any Restricted Subsidiary that is no longer a Restricted Subsidiary as a result of such Asset Disposition, to the extent that the Fold-In Issuer, the Affiliate Issuer and each other Restricted Subsidiary are released from any guarantee of payment of the principal amount of such Indebtedness in connection with such Asset Disposition;

(4) consideration consisting of Indebtedness of the Fold-In Issuer, the Affiliate Issuer or any Restricted Subsidiary;

(5) any Designated Non-Cash Consideration received by the Fold-In Issuer, the Affiliate Issuer or any Restricted Subsidiary in such Asset Dispositions having an aggregate fair market value not to exceed 25.0% of the consideration from such Asset Disposition (excluding any consideration received from such Asset Disposition in accordance with clauses (1) to (4) of this Section 4.10(b)) (with the fair market value of each item of Designated Non-Cash Consideration being measured at the time received and without giving effect to subsequent changes in value); and

(6) in addition to any Designated Non-Cash Consideration received pursuant to clause (5) of this Section 4.10(b), Designated Non-Cash Consideration received by the Fold-In Issuer, the Affiliate Issuer or any Restricted Subsidiary in such Asset Dispositions having an aggregate fair market value, taken together with all other Designated Non-Cash Consideration received pursuant to this clause (6) that is at that time outstanding, not to exceed the greater of €120.0 million and 5.0% of Total Assets (with the fair market value of each item of Designated Non-Cash Consideration being measured at the time received and without giving effect to subsequent changes in value).

(c) The Fold-In Issuer will comply, to the extent applicable, with the requirements of Section 14(e) of the Exchange Act and any other securities laws or regulations in connection with the repurchase of Notes pursuant to this Indenture. To the extent that the provisions of any securities laws or regulations conflict with provisions of this covenant, the Fold-In Issuer will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under this Indenture by virtue of any conflict.

Section 4.11 Limitation on Affiliate Transactions

(a) The Fold-In Issuer and the Affiliate Issuer will not, and will not permit any of the Restricted Subsidiaries to, directly or indirectly, enter into or conduct any transaction (including the purchase, sale, lease or exchange of any property or the rendering of any service) with any Affiliate of the Fold-In Issuer or the Affiliate Issuer (an “Affiliate Transaction”) involving aggregate consideration in excess of €50.0 million for such Affiliate Transactions in any fiscal year, unless:

(1) the terms of such Affiliate Transaction are not materially less favorable, taken as a whole, to the Fold-In Issuer, the Affiliate Issuer or such Restricted Subsidiary, as the case may be, than those that could be obtained in a comparable transaction at the time of such transaction in arm’s-length dealings with a Person who is not such an Affiliate, or (in the event that there are no comparable transactions involving Persons who are not Affiliates the Fold-In Issuer, the Affiliate Issuer or such Restricted Subsidiary to apply for comparative purposes) is otherwise on terms that, taken as a whole, the Fold-In Issuer, the Affiliate Issuer or such Restricted Subsidiary has conclusively determined in good faith to be fair to the Fold-In Issuer or the Affiliate Issuer or such Restricted Subsidiary); and

(2) in the event such Affiliate Transaction involves an aggregate consideration in excess of €100.0 million, the terms of such transaction have been approved by either (i) a majority of the members of the Board of Directors or (ii) the senior management of the Fold-In Issuer, the Affiliate Issuer or such Restricted Subsidiary, as applicable.

(b) Section 4.11(a) will not apply to:

(1) any Restricted Payment permitted to be made pursuant to Section 4.07 or any Permitted Investment;

(2) any issuance or sale of Capital Stock, options, other equity-related interests or other securities, or other payments, awards or grants in cash, securities or otherwise pursuant to, or the funding of, or entering into, or maintenance of, any employment, consulting, collective bargaining or benefit plan, program, agreement or arrangement, related trust or other similar agreement and other compensation arrangements, options, warrants or other rights to purchase Capital Stock of the Fold-In Issuer, the Affiliate Issuer, any Restricted Subsidiary or any Parent, restricted stock plans, long-term incentive plans, stock appreciation rights plans, participation plans or similar employee benefits or consultant plans (including, without limitation, valuation, health, insurance, deferred compensation, severance, retirement, savings or similar plans, programs or arrangements) and/or indemnities provided on behalf of officers, employees or directors or consultants, in each case in the ordinary course of business;

(3) loans or advances to employees, officers or directors in the ordinary course of business of the Fold-In Issuer, the Affiliate Issuer or any of the Restricted Subsidiaries but in any event not to exceed €15.0 million in the aggregate outstanding at any one time with respect to all loans or advances made since the Issue Date;

(4)(A) any transaction between or among the Fold-In Issuer, the Affiliate Issuer and a Restricted Subsidiary (or an entity that becomes a Restricted Subsidiary in connection with such transaction) or between or among Restricted Subsidiaries (or an entity that becomes a Restricted Subsidiary in connection with such transaction) and (B) any guarantees issued by the Fold-In Issuer, the Affiliate Issuer or a Restricted Subsidiary for the benefit of the Fold-In Issuer, the Affiliate Issuer or a Restricted Subsidiary (or an entity that becomes a Restricted Subsidiary in connection with such transaction), as the case may be, in accordance with Section 4.09;

(5) transactions with customers, clients, suppliers or purchasers or sellers of goods or services, in each case in the ordinary course of business and otherwise in compliance with the terms of this Indenture, which, taken as a whole, are fair to the Fold-In Issuer, the Affiliate Issuer or the relevant Restricted Subsidiary in the reasonable determination of either the Board of Directors or the senior management of the Fold-In Issuer, any Affiliate Issuer or the relevant Restricted Subsidiary, as applicable, or are on terms not materially less favorable than those that could reasonably have been obtained at such time from an unaffiliated party;

(6) loans or advances to any Affiliate of the Fold-In Issuer or the Affiliate Issuer by the Fold-In Issuer, the Affiliate Issuer or any Restricted Subsidiary, provided that the terms of such loan or advance are fair to the Fold-In Issuer, the Affiliate Issuer or the relevant Restricted Subsidiary, as the case may be are on terms not materially less favorable than those that could reasonably have been obtained from an unaffiliated party;

(7) the payment of reasonable and customary fees paid to, and indemnity provided on behalf of, directors, executives or officers of any Parent of the Fold-In Issuer, the Affiliate Issuer or any Restricted Subsidiary;

(8) the performance of obligations of the Fold-In Issuer, the Affiliate Issuer or any of the Restricted Subsidiaries under (A) the terms of any agreement to which the Fold-In Issuer, the Affiliate Issuer or any of the Restricted Subsidiaries is a party as of or on the Issue Date or (B) any agreement entered into after the Issue Date on substantially similar terms to an agreement under clause (A) of this Section 4.11(b)(8), in each case, as these agreements may be amended, modified, supplemented, extended or renewed from time to time; provided, however, that any such agreement or amendment, modification, supplement, extension or renewal to such agreement, in each case, entered into after the Issue Date will be permitted to the extent that its terms are not materially more disadvantageous to the Holders of the Notes than the terms of the agreements in effect on the Issue Date;

(9) any transaction with (i) a Receivables Entity effected as part of a Qualified Receivables Transaction, acquisitions of Permitted Investments in connection with a Qualified Receivables Transaction, and other Investments in Receivables Entities consisting of cash or Securitization Obligations or (ii) with an Affiliate in respect of Non-Recourse Indebtedness;

(10) the issuance of Capital Stock or any options, warrants or other rights to acquire Capital Stock (other than Disqualified Stock) of the Fold-In Issuer or the Affiliate Issuer to any Affiliate;

(11) the payment to any Permitted Holder of all reasonable expenses Incurred by any Permitted Holder in connection with its direct or indirect investment in the Fold-In Issuer, the Affiliate Issuer and their Subsidiaries and unpaid amounts accrued for prior periods;

(12) the payment to any Parent or Permitted Holder (A) of Management Fees (i) on a bona fide arm’s length basis in the ordinary course of business or (ii) of up to the greater of €15.0 million and 0.5% of Total Assets in any calendar year, (B) for financial advisory, financing, underwriting or placement services or in respect of other investment banking activities, including without limitation in connection with loans, capital market transactions, hedging and other derivative transactions, acquisitions or divestitures or (C) of Parent Expenses;

(13) guarantees of Indebtedness, hedging and other derivative transactions and other obligations otherwise permitted under this Indenture;

(14) if not otherwise prohibited under this Indenture, the issuance of Capital Stock (other than Disqualified Stock) or Subordinated Shareholder Loans (including the payment of cash interest thereon; provided that, after giving pro forma effect to any such cash interest payment, the Consolidated Net Leverage Ratio for the Fold-In Issuer, the Affiliate Issuer and the Restricted Subsidiaries would not exceed 5.00 to 1.00) of the Fold-In Issuer or the Affiliate Issuer to any direct Parent of the Fold-In Issuer or the Affiliate Issuer or any Permitted Holder;

(15) arrangements with customers, clients, suppliers, contractors, lessors or sellers of goods or services that are negotiated with an Affiliate, in each case, which are otherwise in compliance with the terms of this Indenture; provided that the terms and conditions of any such transaction or agreement as applicable to the Fold-In Issuer, the Affiliate Issuer and the Restricted Subsidiaries, taken as a whole are fair to the Fold-In Issuer, the Affiliate Issuer and the Restricted Subsidiaries and are on terms not materially less favorable to the Fold-In Issuer, the Affiliate Issuer and the Restricted Subsidiaries than those that could have reasonably been obtained in respect of an analogous transaction or agreement that would not constitute an Affiliate Transaction;

(16) (A) transactions with Affiliates in their capacity as Holders of Indebtedness or Capital Stock of the Fold-In Issuer, the Affiliate Issuer or any Restricted Subsidiary, so long as such Affiliates are not treated materially more favorably than Holders of such Indebtedness or Capital Stock generally, and (B) transactions with Affiliates in their capacity as borrowers of Indebtedness from the Fold-In Issuer, the Affiliate Issuer or any Restricted Subsidiary, so long as such Affiliates are not treated materially more favorably than Holders of such Indebtedness generally;

(17) any tax sharing agreement or arrangement and payments pursuant thereto between or among the Ultimate Parent, the Fold-In Issuer, the Affiliate Issuer or any other Person or a Restricted Subsidiary not otherwise prohibited by this Indenture and any payments or other transactions pursuant to a tax sharing agreement between the Fold-In Issuer or the Affiliate Issuer and any other Person or a Restricted Subsidiary and any other Person with which the Fold-In Issuer, the Affiliate Issuer or any of the Restricted Subsidiaries files a consolidated tax return or with which the Fold-In Issuer or the Affiliate Issuer or any of the Restricted

Subsidiaries is part of a group for tax purposes (including a fiscal unity) or any tax advantageous group contribution made pursuant to applicable legislation, provided that any such tax sharing agreement does not permit or require payments in excess of the amounts of tax that would be payable by the Fold-In Issuer, the Affiliate Issuer and the Restricted Subsidiaries on a stand-alone basis;

(18) transactions relating to the provision of Intra-Group Services in the ordinary course of business;

(19) any transaction in the ordinary course of business between or among the Fold-In Issuer, the Affiliate Issuer or any Restricted Subsidiary and any Affiliate of the Fold-In Issuer or the Affiliate Issuer that is an Unrestricted Subsidiary or a joint venture or similar entity that would constitute an Affiliate Transaction solely because the Fold-In Issuer, the Affiliate Issuer or a Restricted Subsidiary owns an equity interest in or otherwise controls such Unrestricted Subsidiary, joint venture or similar entity;

(20) commercial contracts entered into in the ordinary course of business between an Affiliate of the Fold-In Issuer, the Affiliate Issuer or any Restricted Subsidiary that are on arm’s-length terms or on a basis that senior management of the Fold-In Issuer, the Affiliate Issuer or Restricted Subsidiary reasonably believes allocates costs fairly;

(21) any transactions between the Fold-In Issuer, the Affiliate Issuer or any Restricted Subsidiary and Ziggo Group Holding or any of its Subsidiaries; and

(22) any Related Transaction or Permitted Financing Action.

Section 4.12 Limitation on Liens

(a) The Fold-In Issuer and the Affiliate Issuer will not, and will not permit any of the Restricted Subsidiaries to, directly or indirectly, create, Incur or suffer to exist any Lien of any kind securing Indebtedness (other than Permitted Liens) upon any of its property or assets (including Capital Stock of Restricted Subsidiaries), whether owned on the date of this Indenture or acquired after that date, (such Lien, the “Initial Lien”), unless contemporaneously with the Incurrence of such Initial Lien effective provision is made to secure the Indebtedness due under the Notes equally and ratably with (or prior to, in the case of Liens with respect to Subordinated Obligations) the Indebtedness secured by such Initial Lien for so long as such Indebtedness is so secured.

(b) Any such Lien created in favour of the Notes will be automatically and unconditionally released and discharged upon (1) the release and discharge of the Initial Lien to which it relates or (2) in accordance with Section 11.02.

For purposes of determining compliance with this Section 4.12, (x) a Lien need not be Incurred solely by reference to one category of Permitted Liens or Permitted Collateral Liens, as applicable, but may be Incurred under any combination of such categories (including in part under one such category and in part under any other such category) and (y) in the event that a Lien (or any portion thereof) meets the criteria of one or more of such categories of Permitted Liens or Permitted Collateral Liens, as applicable, the Fold-In Issuer shall, in its sole discretion, divide, classify or may subsequently reclassify at any time such Lien (or any portion thereof) in any manner that complies with this Section 4.12 and the definition of “Permitted Liens” or “Permitted Collateral Liens”, as applicable.

(c) With respect to any Lien securing Indebtedness that was permitted to secure such Indebtedness at the time of the Incurrence of such Indebtedness, such Lien shall also be permitted to secure any Increased Amount of such Indebtedness. The “Increased Amount” of any Indebtedness shall mean any increase in the amount of such Indebtedness in connection with any accrual of interest, the accretion of accreted value, the amortization of original issue discount, the payment of interest in the form of additional Indebtedness with the same terms or in the form of common stock, the payment of dividends on Preferred Stock in the form of additional shares of Preferred Stock of the same class, accretion of original issue discount or liquidation preference, any fees, underwriting discounts, accrued and unpaid interest, premiums and other costs and expenses incurred in connection therewith and increases in the amount of Indebtedness outstanding solely as a result of fluctuations in the exchange rate of currencies or increases in the value of property securing Indebtedness. Any such Lien thereby created in favor of the Proceeds Loans will be automatically and unconditionally released and discharged upon (a) the release and discharge of the Initial Lien to which it relates or (b) in accordance with Section 11.03.

(d) Notwithstanding the foregoing, the Fold-In Issuer and the Affiliate Issuer will not, and will not permit any of the Restricted Subsidiaries to, directly or indirectly, create, Incur or suffer to exist any Lien on any Notes Collateral other than Permitted Collateral Liens.

Section 4.13 Corporate Existence

Subject to Article 5, the Fold-In Issuer and the Affiliate Issuer shall respectively do or cause to be done all things necessary to preserve and keep in full force and effect:

(1) its corporate existence, and the corporate, partnership or other existence of each of its Subsidiaries, in accordance with the respective organizational documents (as the same may be amended from time to time) of the Fold-In Issuer, the Affiliate Issuer or any such Subsidiary; and

(2) the rights (charter and statutory), licenses and franchises of the Fold-In Issuer, the Affiliate Issuer and their respective Subsidiaries; provided, however, that none of the Fold-In Issuer, the Affiliate Issuer shall be required to preserve any such right, license or franchise, or the corporate, partnership or other existence of any of their respective Subsidiaries, if the Board of Directors shall determine that the preservation thereof is no longer desirable in the conduct of the business of the Fold-In Issuer or the Affiliate Issuer and their respective Subsidiaries, taken as a whole, and that the loss thereof is not adverse in any material respect to the Holders of the Notes.

Section 4.14 Change of Control

(a) If a Change of Control shall occur at any time, the Fold-In Issuer shall, pursuant to the procedures described in this Section 4.14, offer (the “Change of Control Offer”) to purchase all Notes in whole or in part in denominations of $150,000 and in integral multiples of $1,000 in excess thereof at a purchase price (the “Change of Control Purchase Price”) in cash in an amount equal to 101% of the principal amount of such Notes, plus any Additional Amounts and accrued and unpaid interest, if any, to the date of purchase (the “Change of Control Purchase Date”) (subject to the rights of Holders of record on relevant record dates to receive interest due on an Interest Payment Date); provided, however, that the Fold-In Issuer shall not be obliged to repurchase Notes as described in this Section 4.14 in the event and to the extent that it has unconditionally exercised its right to redeem all of the Notes pursuant to Section 3.07 or all conditions to such redemption have been satisfied or waived. No such purchase in part shall reduce the principal amount at maturity of the Notes held by any Holder to below $150,000.

Unless the Fold-In Issuer has unconditionally exercised its right to redeem all the Notes as described under Section 3.07 or all conditions to such redemption have been satisfied or waived, within 30 days of any Change of Control, or, at the Fold-In Issuer’s option, at any time prior to a Change of Control following the public announcement thereof or if a definitive agreement is in place for the Change of Control, the Fold-In Issuer shall notify the Trustee thereof and give written notice of such Change of Control to each Holder of Notes stating, to the extent relevant, among other things:

(1) that a Change of Control has occurred (or may occur) and the date (or expected date) of such event;

(2) the circumstances and relevant facts regarding such Change of Control;

(3) the purchase price and the purchase date which shall be fixed by the Fold-In Issuer on a Business Day no earlier than 10 days nor later than 60 days from the date such notice is mailed or delivered, or such later date as is necessary to comply with requirements under the Exchange Act;

(4) that any Note not tendered will continue to accrue interest and unless the Fold-In Issuer defaults in payment of the Change of Control Purchase Price, any Notes accepted for payment pursuant to the Change of Control Offer shall cease to accrue interest after the Change of Control Purchase Date; and

(5) certain other procedures that a Holder of Notes must follow to accept a Change of Control Offer or to withdraw such acceptance.

If and for so long as the Notes are listed on the Irish Stock Exchange and the guidelines of such Stock Exchange so require, the Fold-In Issuer will publish a public announcement with respect to the results of any Change of Control Offer in a leading newspaper of general circulation in Ireland or, to the extent and in the manner permitted by such rules, post such notice on the official website of the Irish Stock Exchange.

The Fold-In Issuer will comply with the applicable tender offer rules, including Rule 14e-1 under the Exchange Act, and any other applicable securities laws or regulations in connection with a Change of Control Offer. To the extent that the provisions of any applicable securities laws or regulations conflict with the provisions of this Section 4.14 (other than the obligation to make an offer pursuant to this Section 4.14), the Fold-In Issuer will comply with the securities laws and regulations and will not be deemed to have breached its obligations described in this Section 4.14 by virtue thereof.

(b) On the Change of Control Purchase Date, the Fold-In Issuer shall, to the extent lawful:

(1) accept for payment all Notes or portions of Notes properly tendered pursuant to the Change of Control Offer;

(2) deposit with the Paying Agent, prior to 10:00 a.m. London time an amount equal to the Change of Control Purchase Price in respect of all Notes or portions of Notes properly tendered; and

(3) deliver or cause to be delivered to the Trustee the Notes properly accepted together with an Officer’s Certificate stating the aggregate principal amount of Notes or portions of Notes being purchased by the Fold-In Issuer.

The Paying Agent will promptly mail (but in any case not later than five days after the Change of Control Purchase Date) to each Holder of Notes properly tendered the Change of Control Purchase Price for such Notes, and the Authenticating Agent will promptly authenticate and mail (or cause to be transferred by book entry) to each Holder a new Note in equal principal amount to any unpurchased portion of the Notes surrendered, if any, to the Holder of Notes in global form or to each Holder of certificated Notes; provided that each such new Note will be in a principal amount of $150,000 and in integral multiples of $1,000 in excess thereof. The Fold-In Issuer will publicly announce the results of the Change of Control Offer on or as soon as practicable after the Change of Control Purchase Date.

(c) Notwithstanding anything to the contrary in this Section 4.14, the Fold-In Issuer shall not be required to make a Change of Control Offer following a Change of Control if (1) a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in this Section 4.14 and purchases all Notes validly tendered and not withdrawn under the Change of Control Offer, or (2) notice of redemption has been given pursuant to Section 3.07, unless and until there is a default in payment of the applicable redemption price. Notwithstanding anything to the contrary herein, a Change of Control Offer may be made in advance of a Change of Control, conditional upon such Change of Control, if a definitive agreement is in place for the Change of Control at the time of making of the Change of Control Offer.

(d) If Holders of not less than 90% in aggregate principal amount of the outstanding Notes validly tender and do not withdraw such Notes in a Change of Control Offer and the Fold-In Issuer, or any third party making a Change of Control Offer in lieu of the Fold-In Issuer as described above, purchases all of the Notes validly tendered and not withdrawn by such Holders, the Fold-In Issuer or such third party will have the right, upon not less than 10 nor more than 60 days’ prior notice, given not more than 30 days following such purchase pursuant to the Change of Control Offer described above, to redeem all Notes that remain outstanding following such purchase at a price in cash equal to 101% of the principal amount thereof plus accrued and unpaid interest to but excluding the date of the delivery of the notice for such redemption.

Section 4.15 Limitation on Issuances of Guarantees of Indebtedness by Restricted Subsidiaries

(a) The Fold-In Issuer and the Affiliate Issuer shall not permit any Restricted Subsidiary to, directly or indirectly, guarantee or otherwise become obligated under any Indebtedness of the Fold-In Issuer or the Affiliate Issuer in an amount in excess of €50 million unless such Restricted Subsidiary is or becomes an Additional Note Guarantor on the date on which such other guarantee or Indebtedness is Incurred (or as soon as reasonably practicable thereafter); provided that:

(1) if such Restricted Subsidiary is not a Significant Subsidiary, such Restricted Subsidiary shall only be obligated to guarantee the payment of the Notes if such Indebtedness is Indebtedness of the Fold-In Issuer or the Affiliate Issuer;

(2) if the Indebtedness is pari passu in right of payment to the Notes, any such guarantee of such Restricted Subsidiary with respect to such Indebtedness shall rank pari passu in right of payment to its guarantees of the Notes;

(3) if the Indebtedness is subordinated in right of payment to the Notes, any such guarantee of such Restricted Subsidiary with respect to such Indebtedness shall be subordinated in right of payment to the guarantees of the Notes substantially to the same extent as such Indebtedness is subordinated in right of payment to the Notes;

(4) a Restricted Subsidiary’s guarantee may be limited in amount to the extent required by fraudulent conveyance, thin capitalization, corporate benefit, financial assistance or other similar laws (but, in such a case (A) each of the Fold-In Issuer, the Affiliate Issuer and the Restricted Subsidiaries will use their reasonable best efforts to overcome the relevant legal limit and will procure that the relevant Restricted Subsidiary undertakes all whitewash or similar procedures which are legally available to eliminate the relevant limit and (B) the relevant guarantee shall be given on an equal and ratable basis with the guarantee of any other Indebtedness giving rise to the obligation to guarantee the Notes); and

(5) for so long as it is not permissible under applicable law for a Restricted Subsidiary to become a guarantor, such Restricted Subsidiary need not become a guarantor (but, in such a case, each of the Fold-In Issuer, the Affiliate Issuer and the Restricted Subsidiaries will use their reasonable best efforts to overcome the relevant legal prohibition precluding the giving of the guarantee and will procure that the relevant Restricted Subsidiary undertakes all whitewash or similar procedures which are legally available to eliminate the relevant legal prohibition, and shall give such guarantee at such time (and to the extent) that it thereafter becomes permissible).

(b) Section 4.15(a) shall not apply to: (1) the granting by such Restricted Subsidiary of a Permitted Lien under circumstances which do not otherwise constitute the guarantee of Indebtedness of the Fold-In Issuer, the Affiliate Issuer or a Restricted Subsidiary; or (2) the guarantee by any Restricted Subsidiary of Indebtedness that refinances Indebtedness which benefited from a guarantee by any Restricted Subsidiary Incurred in compliance with Section 4.15 immediately prior to such refinancing.

(c) Notwithstanding the foregoing, any guarantee of the Notes created pursuant to the provisions described in Section 4.15(a) shall provide by its terms that it shall be automatically and unconditionally released and discharged upon the occurrence of any events described in clauses (1) through (10) under Section 10.01.

Section 4.16 Payments for Consents

The Fold-In Issuer and the Affiliate Issuer will not, and will not permit any of the Restricted Subsidiaries to, directly or indirectly, pay or cause to be paid any consideration to or for the benefit of any Holder for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of this Indenture, the Notes, the Notes Guarantees, the Priority Agreement or any Notes Collateral Document unless such consideration is offered to be paid and is paid to all Holders of the Notes that consent, waive or agree to amend in the time frame set forth in the solicitation documents relating to such consent, waiver or agreement.

Section 4.17 Impairment of Liens

(a) The Fold-In Issuer and the Affiliate Issuer shall not, and shall not permit any Restricted Subsidiary to, take or omit to take any action that would have the result of materially impairing any Lien in the Notes Collateral granted under the Notes Collateral Documents (it being understood, subject to the proviso below, that the Incurrence of Permitted Collateral Liens shall under no circumstances be deemed to materially impair any Lien in the Notes Collateral granted under the Notes Collateral Documents) for the benefit of Trustee, the Security Agent and the Holders of the Notes, and the Fold-In Issuer and the Affiliate Issuer shall not, and the Fold-In Issuer and the Affiliate Issuer shall not permit any Restricted Subsidiary to, grant to any Person other than the Security Agent for the benefit of the Trustee, the Security Agent and the Holders of the Notes and the other beneficiaries described in the Notes Collateral Documents and the Priority Agreement, any interest in any of the Notes Collateral, except that (1) the Fold-In Issuer, the Affiliate Issuer and the Restricted Subsidiaries may Incur Permitted Collateral Liens, (2) the Notes Collateral may be discharged and released in accordance with the Notes, this Indenture, the Notes Collateral Documents and the Priority Agreement, and (3) the Fold-In Issuer, the Affiliate Issuer and the Restricted Subsidiaries may consummate any other transaction permitted under Article 5; provided, however, that, except with respect to any discharge or release of Notes Collateral in accordance with the Notes, this Indenture, the Notes Collateral Documents or the Priority Agreement, in connection with the Incurrence of Liens for the benefit of the Trustee, the Security Agent and the Holders of the Notes, or the release or replacement of any Notes Collateral in compliance with Section 11.02, no Notes Collateral Document may be amended, extended, renewed, restated, supplemented or otherwise modified or replaced, except that, without the consent of the Holders of the Notes, the Fold-In Issuer, the Affiliate Issuer, the Security Agent and the other parties thereto may from time to time enter into one or more amendments to the Notes Collateral Documents to: (a) cure any ambiguity, omission, manifest error, defect or inconsistency therein; (b) provide for Permitted Collateral Liens; (c) make any change necessary or desirable, in the good faith determination of the Fold-In Issuer in order to implement transactions permitted under Article 5; (d) provide for the release of any Lien on any properties and assets constituting Notes Collateral from the Lien of the Notes Collateral Documents, provided that such release is followed by the substantially concurrent re-taking of a Lien of at least equivalent priority over the same properties and assets securing the Notes; and (e) make any other change that does not adversely affect the Holders of the Notes in any material respect, provided that, contemporaneously with any such action in clauses (b), (d) and (e), the Fold-In Issuer or Affiliate Issuer delivers to the Trustee either (i) a solvency opinion, in form and substance reasonably satisfactory to the Trustee, from an Independent Financial Advisor confirming the solvency of the Fold-In Issuer, the Affiliate Issuer and their Subsidiaries, taken as a whole, after giving effect to any transactions related to such amendment, extension, renewal, restatement, supplement, modification or replacement, or (ii) a certificate from the responsible financial or accounting officer of the relevant grantor (acting in good faith) which confirms the solvency of the Person granting such Lien after giving effect to any transactions related to such amendment, extension, renewal, restatement, supplement, modification or replacement or (iii) an Opinion of Counsel, in form and substance reasonably satisfactory to the Trustee, confirming that, after giving effect to any transactions related to such amendment, extension, renewal, restatement, supplement, modification or replacement, the Lien or Liens created under the Notes Collateral Documents, as applicable, so amended, extended, renewed, restated, supplemented, modified or replaced are valid and perfected Liens not otherwise subject to any limitation, imperfection or new hardening period, in equity or at law, that such Lien or Liens were not otherwise subject to immediately prior to such amendment, extension, renewal, restatement, supplement, modification or replacement.

Section 4.18 Additional Amounts

All payments made by the Fold-In Issuer or any successor thereto or any Note Guarantor (a “Payor”) on or with respect to the Notes (including, for the purposes of this Section 4.18, Note Guarantees) will be made without withholding or deduction for, or on account of, any present or future taxes (including interest penalties to the extent resulting from a failure by the Payor to timely pay amounts due), duties, assessments or governmental charges of whatever nature (“Taxes”) unless the withholding or deduction of such Taxes is then required by law or by the official interpretation or administration thereof. If any deduction or withholding for, or on account of, any Taxes imposed or levied by or on behalf of:

(1) The Netherlands or any political subdivision or governmental authority thereof or therein having power to tax;

(2) any jurisdiction from or through which payment on the Notes is made, or any political subdivision or governmental authority thereof or therein having the power to tax; or

(3) any other jurisdiction in which a Payor is organized or otherwise considered to be a resident for tax purposes, or any political subdivision or governmental authority thereof or therein having the power to tax (each of clause (1), (2) and (3), a “Relevant Taxing Jurisdiction”), will at any time be required from any payments made with respect to the Notes, including payments of principal, redemption price, interest or premium, the relevant Payor will pay (together with such payments) such additional amounts (the “Additional Amounts”) as may be necessary in order that the net amounts received in respect of such payments by each Holder of the Notes, as the case may be, after such withholding or deduction (including any such deduction or withholding from such Additional Amounts) equal the amounts which would have been received in respect of such payments in the absence of such withholding or deduction; provided, however, that no such Additional Amounts will be payable with respect to:

(b) any Taxes that would not have been so imposed but for the existence of any present or former connection between the relevant Holder or beneficial owner and the Relevant Taxing Jurisdiction imposing such Taxes (other than the mere ownership or holding of such Note or enforcement of rights thereunder or under this Indenture or the receipt of payments in respect thereof);

(c) any Taxes that would not have been so imposed if the Holder had made a declaration of non-residence or any other claim or filing for exemption to which it is entitled (provided that (i) such declaration of non-residence or other claim or filing for exemption is required by the applicable law of the Relevant Taxing Jurisdiction as a precondition to exemption from the requirement to deduct or withhold all or a part of any such Taxes and (ii) at least 30 days prior to the first payment date with respect to which such declaration of non-residence or other claim or filing for exemption is required under the applicable law of the Relevant Taxing Jurisdiction, the relevant Holder at that time has been notified (in accordance with the procedures set forth in this Indenture) by the relevant Payor or any other Person through whom payment may be made that a declaration of non-residence or other claim or filing for exemption is required to be made, but only to the extent the Holder is legally entitled to provide such declaration, claim or filing);

(d) any Note presented for payment (where presentation is required) more than 30 days after the relevant payment is first made available for payment to the Holder (except to the extent that the Holder would have been entitled to Additional Amounts had the Note been presented during such 30-day period);

(e) any Taxes that are payable otherwise than by withholding from a payment of the principal of, premium, if any, or interest on the Notes;

(f) any estate, inheritance, gift, sale, transfer, personal property or similar tax, assessment or other governmental charge;

(g) all United States backup withholding taxes;

(h) any withholding or deduction imposed pursuant to (1) Sections 1471 through 1474 of the U.S. Internal Revenue Code of 1986 (as amended), as of the Issue Date (or any amended or successor version that is substantively comparable and not materially more onerous to comply with) and any current or future regulations or official interpretations thereof, (2) any treaty, law, regulation or other official guidance enacted in any other jurisdiction, or relating to an intergovernmental agreement between the United States and any other jurisdiction, which (in either case) facilitates the implementation of (1) above or (3) any agreement pursuant to the implementation of (1) or (2) above with the U.S. Internal Revenue Service, the U.S. government or any governmental or taxation authority in any other jurisdiction; or

(i) any combination of items (a) through (i) above.

Such Additional Amounts will also not be payable where, had the beneficial owner of the Note been the Holder of the Note, it would not have been entitled to payment of Additional Amounts by reason of any of clauses (a) to (j) inclusive of this Section 4.18.

The relevant Payor will (1) make any required withholding or deduction and (2) remit the full amount deducted or withheld to the Relevant Taxing Jurisdiction in accordance with applicable law. The relevant Payor will use all reasonable efforts to obtain certified copies of tax receipts evidencing the payment of any Taxes so deducted or withheld from each Relevant Taxing Jurisdiction imposing such Taxes and will provide such certified copies (or, if certified copies are not available despite reasonable efforts of the relevant Payor, other evidence of payment reasonably satisfactory to the Trustee) to each Holder. The relevant Payor will attach to each certified copy (or other evidence) a certificate stating (a) that the amount of withholding Taxes evidenced by the certified copy was paid in connection with payments in respect of the principal amount of Notes then outstanding and (b) the amount of such withholding Taxes paid per $1,000 principal amount of the Notes, as the case may be. Copies of such documentation will be available for inspection during ordinary business hours at the office of the Trustee by the Holders of the Notes upon request and will be made available at the offices of the Paying Agent if the Notes are then listed on the Irish Stock Exchange.

At least 30 days prior to each date on which any payment under or with respect to the Notes is due and payable (unless such obligation to pay Additional Amounts arises shortly before or after the 30th day prior to such date, in which case it shall be promptly thereafter), if the relevant Payor will be obligated to pay Additional Amounts with respect to such payment, the relevant Payor will deliver to the Trustee an Officer’s Certificate stating the fact that such Additional Amounts will be payable, the amounts so payable and will set forth such other information necessary to enable the Trustee to pay such Additional Amounts to Holders on the payment date. Each such Officer’s Certificate shall be relied upon until receipt of a further Officer’s Certificate addressing such matters. The Trustee shall be entitled to rely solely on each such Officer’s Certificate as conclusive proof that such payments are necessary.

Wherever mentioned in this Indenture or the Notes, in any context: (1) the payment of principal, (2) purchase prices in connection with a purchase of Notes, (3) interest, or (4) any other amount payable on or with respect to the Notes, such reference shall be deemed to include payment of Additional Amounts as described under this heading to the extent that, in such context, Additional Amounts are, were or would be payable in respect thereof.

Each Payor will pay and indemnify the Holders of any present or future stamp, court or documentary taxes or any other excise or property taxes, charges or similar levies (including interest and penalties to the extent resulting from a failure by the Payor to timely pay amounts due) which arise in any jurisdiction from the execution, delivery or registration of any Notes or any other document or instrument referred to therein (other than a transfer of the Notes), or the receipt of any payments with respect to the Notes, excluding any such taxes, charges or similar levies imposed by any jurisdiction that is not a Relevant Taxing Jurisdiction or any jurisdiction in which a Paying Agent is located, other than those resulting from, or required to be paid in connection with, the enforcement of the Notes, the Notes Collateral or any other such document or instrument following the occurrence of any Event of Default with respect to the Notes.

The obligations of this Section 4.18 will survive any termination, defeasance or discharge of this Indenture and will apply mutatis mutandis to any jurisdiction in which any successor to a Payor is organized or any political subdivision or taxing authority or agency thereof or therein.

Section 4.19 Suspension of Covenants on Achievement of Investment Grade Status

If, during any period after the Issue Date, the Notes have achieved and continue to maintain Investment Grade Status and no Event of Default has occurred and is continuing (such period hereinafter referred to as an “Investment Grade Status Period”), then the Fold-In Issuer, the Affiliate Issuer or the Fold-In Issuer will notify the Trustee of this fact and beginning on such date, the provisions of Sections 3.11, 4.07, 4.08, 4.09, 4.10, 4.11 and 4.14, and Section 5.01(a)(3) and any related default provisions of this Indenture will be suspended and will not, during such Investment Grade Status Period, be applicable to the Fold-In Issuer, the Affiliate Issuer and the Restricted Subsidiaries (or, with respect to Section 4.14, the Fold-In Issuer). As a result, during any such Investment Grade Status Period, the Notes will lose a significant amount of the covenant protection initially provided under this Indenture. No action taken during an Investment Grade Status Period or prior to an Investment Grade Status Period in compliance with the covenants then applicable will require reversal or constitute a default under this Indenture or the Notes in the event that suspended covenants are subsequently reinstated or suspended, as the case may be. An Investment Grade Status Period will terminate immediately upon the failure of the Notes to maintain Investment Grade Status (the “Reinstatement Date”). The Fold-In Issuer or the Affiliate Issuer will promptly notify the Trustee in writing of any failure of the Notes to maintain Investment Grade Status and the Reinstatement Date.

Section 4.20 Further Instruments and Acts

Upon request of the Trustee, but without an affirmative duty on the Trustee to do so, the Fold-In Issuer shall execute and deliver such further instruments and do such further acts as may be reasonably necessary or proper to carry out more effectively the purpose of this Indenture.

Section 4.21 Listing

The Old Issuer will use all reasonable efforts to have the Notes admitted to listing and trading on the Irish Stock Exchange’s GEM within a reasonable period after the Issue Date and the Fold-In Issuer will maintain such listing as long as the Notes are outstanding; provided, however, that if the Fold-In Issuer can no longer maintain such listing or it becomes unduly burdensome to make or maintain such listing (for the avoidance of doubt, preparation of financial statements in accordance with IFRS (except pursuant to the definition of GAAP) or any accounting standard other than GAAP and any other standard pursuant to which the Reporting Entity then prepares its financial statements shall be deemed unduly burdensome), the Fold-In Issuer may cease to make or maintain such listing on the Irish Stock Exchange provided that the Fold-In Issuer will use its reasonable best efforts to obtain and maintain the listing of the Notes on another recognized listing exchange for high yield issuers (which may be a stock exchange that is not regulated by the European Union). Notwithstanding the foregoing, the Fold-In Issuer may at its sole option at any time, without the consent of the holders of the Notes or the Trustee, de-list the Notes from any stock exchange for the purposes of moving the listing of the Notes to the Official List of The Channel Islands Securities Exchange Authority Limited.

Section 4.22 Priority Agreement; Additional Priority Agreements

The Trustee will become party to the Priority Agreement on or about the Ziggo Group Assumption Date, and each Holder of a Note, by accepting such Note, will be deemed to have (1) authorized the Trustee to enter into the Priority Agreement, (2) agreed to be bound by all the terms and provisions of the Priority Agreement applicable to such Holder and (3) irrevocably appointed each of the Trustee and the Security Agent to act on its behalf and to perform the duties and exercise the rights, powers and discretions that are specifically given to them under the Priority Agreement.

At the request of the Fold-In Issuer or the Affiliate Issuer, in connection with the Incurrence by the Fold-In Issuer, the Affiliate Issuer or any Restricted Subsidiary of any Indebtedness that is permitted to share the Notes Collateral pursuant to the definition of Permitted Collateral Lien, the Fold-In Issuer, the Affiliate Issuer and the Trustee shall enter into with the Holders of such Indebtedness (or their duly authorized Representatives) an intercreditor agreement, including a restatement, accession, amendment or other modification of an existing intercreditor agreement (an “Additional Priority Agreement”), on substantially the same terms as the Priority Agreement (or terms not materially less favorable to the Holders); provided, that such Additional Priority Agreement will not impose any personal obligations on the Trustee or adversely affect the personal rights, duties, liabilities or immunities of the Trustee under this Indenture or the Additional Priority Agreement.

At the direction of the Fold-In Issuer or the Affiliate Issuer and without the consent of the Holders of the Notes, the Trustee and the Security Agent will from time to time enter into one or more amendments to the Priority Agreement or any Additional Priority Agreement to: (i) cure any ambiguity, omission, manifest error, defect or inconsistency therein; (ii) add other parties (such as representatives of new issuances of Indebtedness) thereto; (iii) further secure the Notes (including Additional Notes); (iv) make provision for equal and ratable grants of Liens on the Notes Collateral to secure Additional Notes or to implement any Permitted Collateral Liens; (v) make any other change to the Priority Agreement or such Additional Priority Agreement to provide for additional Indebtedness (including with respect to any Priority Agreement or Additional Priority Agreement, the addition of provisions relating to new Indebtedness ranking junior in right of payment to the Notes) or other obligations that are permitted by the terms of this Indenture to be Incurred and secured by a Lien on the Notes Collateral on a senior, pari passu or junior basis with the Liens securing the Notes, (vi) amend the Priority Agreement or any Additional Priority Agreement in accordance with the terms thereof or; (vii) implement any transaction in connection with the renewal, extension, refinancing, replacement or increase of any Indebtedness that is secured by the Notes Collateral and that is not prohibited by this Indenture; or (viii) make any other change thereto that does not adversely affect the rights of the Holders of the Notes in any material respect; provided that no such changes shall be permitted to the extent they affect the ranking of any Note, enforcement of Liens over the Notes Collateral, the application of proceeds from the enforcement of the Notes Collateral or the release of any Notes Collateral in a manner than would adversely affect the rights of the Holders of the Notes in any material respect except as otherwise permitted by this Indenture, the Priority Agreement or any Additional Priority Agreement immediately prior to such change. The Fold-In Issuer or the Affiliate Issuer will not otherwise direct the Trustee or the Security Agent to enter into any amendment to the Priority Agreement or, if applicable, any Additional Priority Agreement, without the consent of the Holders of a majority in principal amount of the outstanding Notes outstanding, except as described above or otherwise permitted under Article 9, and the Fold-In Issuer or the Affiliate Issuer may only direct the Trustee and the Security Agent to enter into any amendment to the extent such amendment does not impose any personal obligations on the Trustee or Security Agent or, in the opinion of the Trustee or Security Agent, adversely affect their respective rights, duties, liabilities or immunities under this Indenture or the Priority Agreement or any Additional Priority Agreement.

Each Holder of a Note, by accepting such Note, will be deemed to have:

(a) appointed and authorized the Trustee and the Security Agent from time to time to give effect to such provisions;

(b) authorized each of the Trustee and the Security Agent from time to time to become a party to any Additional Priority Agreement;

(c) agreed to be bound by such provisions and the provisions of any Additional Priority Agreement; and

(d) irrevocably appointed the Trustee and the Security Agent to act on its behalf from time to time to enter into and comply with such provisions and the provisions of any Additional Priority Agreement, in each case, without the need for the consent of the Holders.

In relation to the Priority Agreement or an Additional Priority Agreement, the Trustee shall consent on behalf of the Holders to the payment, repayment, purchase, repurchase, defeasance, acquisition, retirement or redemption of any obligations subordinated to the Notes thereby; provided, however, that such transaction would comply with Section 4.07.

Section 4.23 [Reserved]

Section 4.24 Future Note Guarantees

The Fold-In Issuer or the Affiliate Issuer may from time to time designate a Restricted Subsidiary or an Affiliate as an additional guarantor of the Notes (the “Note Guarantors”) by causing it to deliver to the Trustee a supplemental indenture to this Indenture in the form of Exhibit E. Each Note Guarantor will, jointly and severally, with the other Note Guarantors, if applicable, irrevocably guarantee (each guarantee, a “Note Guarantee” and collectively, the “Note Guarantees”), as primary obligor and not merely as surety, on a senior or senior subordinated basis, the full and punctual payment when due, whether Stated Maturity, by acceleration or otherwise, of all payment obligations of the Fold-In Issuer under this Indenture and the Notes, whether for payment of principal of or interest on or in respect of the Notes, fees, expenses, indemnification or otherwise.

The obligations of any Note Guarantor will be contractually limited under its Note Guarantee to prevent the relevant Note Guarantee from constituting a fraudulent conveyance under applicable law or otherwise to reflect limitations under applicable law.

The obligations of any Note Guarantor will be contractually limited under its Note Guarantee to reflect limitations under applicable law.

Section 4.25 Limitation on Layering

The Fold-In Issuer and the Affiliate Issuer will not, directly or indirectly, Incur any Indebtedness that is or purports to be by its terms (or by the terms of any agreement governing such Indebtedness) subordinated in right of payment to any other Indebtedness of the Fold-In Issuer and the Affiliate Issuer unless such Indebtedness is also by its terms (or by the terms of any agreement governing such Indebtedness) made expressly subordinate in right of payment to the Notes or the Note Guarantee, as applicable, to the same extent and in the same manner as such Indebtedness is subordinated to such other Indebtedness of the Fold-In Issuer and the Affiliate Issuer; provided, however, that no Indebtedness will be deemed to be contractually subordinated in right of payment to any other Indebtedness of the Fold-In Issuer and the Affiliate Issuer solely by virtue of being unsecured or secured on a junior Lien basis or by virtue of not being Guaranteed or by virtue of the application of waterfall or other payment ordering provisions affecting different tranches of Indebtedness.

Section 4.26 Limited Condition Transaction

(a) In connection with any action being taken in connection with a Limited Condition Transaction, for purposes of determining compliance with any provision of the Indenture which requires that no Default or Event of Default, as applicable, has occurred, is continuing or would result from any such action, as applicable, such condition shall, at the option of the Fold-In Issuer, be deemed satisfied, so long as no Default or Event of Default, as applicable, exists on the date the definitive agreement (or other relevant definitive documentation) for such Limited Condition Transaction is entered into.

(b) For the avoidance of doubt, if the Fold-In Issuer has exercised its option under Section 4.26(a), and any Default or Event of Default occurs following the date such definitive agreement for a Limited Condition Transaction is entered into and prior to the consummation of such Limited Condition Transaction, any such Default or Event of Default shall be deemed to not have occurred or be continuing for purposes of determining whether any action being taken in connection with such Limited Condition Transaction is permitted hereunder.

(c) In connection with any action being taken in connection with a Limited Condition Transaction for purposes of:

(1) determining compliance with any provision of the Indenture which requires the calculation of any financial ratio or test, including the Consolidated Net Leverage Ratio; or

(2) testing baskets set forth in the Indenture (including baskets measured as a percentage or multiple, as applicable, of Total Assets or Pro forma EBITDA);

in each case, at the option of the Fold-In Issuer (the Fold-In Issuer’s election to exercise such option in connection with any Limited Condition Transaction, an “LCT Election”), the date of determination of whether any such action is permitted hereunder, shall be deemed to be the date the definitive agreement (or other relevant definitive documentation) for such Limited Condition Transaction is entered into (the “LCT Test Date”); provided, however, that the Fold-In Issuer shall be entitled to subsequently elect, in its sole discretion, the date of consummation of such Limited Condition Transaction instead of the LCT Test Date as the applicable date of determination, and if, after giving pro forma effect to the Limited Condition Transaction and the other transactions to be entered into in connection therewith (including any Incurrence of Indebtedness and the use of proceeds thereof), as are appropriate and consistent with the pro forma adjustment provisions set forth in the definition of “Pro forma EBITDA” and “Consolidated Net Leverage Ratio”, the Fold-In Issuer, the Affiliate Issuer or any Restricted Subsidiary could have taken such action on the relevant LCT Test Date in compliance with such ratio, test or basket, such ratio, test or basket shall be deemed to have been complied with.

If the Fold-In Issuer has made an LCT Election and any of the ratios, tests or baskets for which compliance was determined or tested as of the LCT Test Date are exceeded as a result of fluctuations in any such ratio, test or basket, including due to fluctuations in Pro forma EBITDA or Total Assets, of the Fold-In Issuer, the Affiliate Issuer and the Restricted Subsidiaries or the Person or assets subject to the Limited Condition Transaction (as at each reference to the “Fold-In Issuer” in such definition was to such Person or assets) at or prior to the consummation of the relevant transaction or action, such baskets or ratios will not be deemed to have been exceeded as a result of such fluctuations. If the Fold-In Issuer has made an LCT Election for any Limited Condition Transaction, then in connection with any subsequent calculation of any ratio, test or basket availability under the Indenture (including with respect to the Incurrence of Indebtedness or Liens, or the making of Asset Dispositions, acquisitions, mergers, the conveyance, lease or other transfer of all or substantially all of the assets of the Fold-In Issuer, the Affiliate Issuer or any Restricted Subsidiary or the designation of an Unrestricted Subsidiary) on or following the relevant LCT Test Date and prior to the earlier of the date on which such Limited Condition Transaction is consummated or the definitive agreement for such Limited Condition Transaction is terminated or expires without consummation of such Limited Condition Transaction, any such ratio, test or basket shall be calculated on a pro forma basis assuming such Limited Condition Transaction and other transactions in connection therewith (including any Incurrence of Indebtedness and the use of proceeds thereof) have been consummated.

ARTICLE 5.

SUCCESSORS

Section 5.01 Merger and Consolidation

(a) Neither the Fold-In Issuer nor the Affiliate Issuer will consolidate with, or merge with or into, or convey, transfer or lease all or substantially all of their assets to, any Person, unless:

(1) the resulting, surviving or transferee Person (the “Successor Company”) will be a corporation, partnership, trust or limited liability company organized and existing under the laws of any member of the state of the European Union that is a member of the European Union on the date of this Indenture, Bermuda, the Cayman Islands, or the United States of America, any State of the United States or the District of Columbia and the Successor Company (if not the Fold-In Issuer or the Affiliate Issuer, as applicable) will expressly assume all the obligations of the Fold-In Issuer under the Notes and this Indenture or the Affiliate Issuer under its Note Guarantee and this Indenture, as applicable;

(2) immediately after giving effect to such transaction (and treating any Indebtedness that becomes an obligation of the Successor Company or any Subsidiary of the Successor Company as a result of such transaction as having been Incurred by the Successor Company or such Subsidiary at the time of such transaction), no Default or Event of Default shall have occurred and be continuing;

(3) either (A) immediately after giving effect to such transaction, the Fold-In Issuer and the Affiliate Issuer, or such Successor Company, would be able to Incur at least an additional €1.00 of Pari Passu Indebtedness pursuant to Section 4.09(b) or (B) the Consolidated Net Leverage Ratio of the Fold-In Issuer and the Affiliate Issuer, or such Successor Company, would be no greater than that of the Fold-In Issuer and the Affiliate Issuer immediately prior to giving effect to such transaction; and

(4) the Fold-In Issuer shall have delivered to the Trustee an Officer’s Certificate and an Opinion of Counsel, each stating that such consolidation, merger or transfer complies with this Indenture; provided that in giving such opinion, such counsel may rely on an Officer’s Certificate as to compliance with Sections 5.01(a)(2) and 5.01(a)(3) above and as to any matters of fact.

(b) For purposes of this Section 5.01, the sale, lease, conveyance, assignment, transfer, or other disposition of all or substantially all of the properties and assets of one or more Subsidiaries of the Fold-In Issuer or one or more Subsidiaries of the Affiliate Issuer (as applicable), which properties and assets, if held by the Fold-In Issuer or the Affiliate Issuer (as applicable) instead of such Subsidiaries, would constitute all or substantially all of the properties and assets of the Fold-In Issuer or the Affiliate Issuer (as applicable) on a consolidated basis, shall be deemed to be the transfer of all or substantially all of the properties and assets of the Fold-In Issuer or the Affiliate Issuer (as applicable).

(c) The Successor Company will succeed to, and be substituted for, and may exercise every right and power of, the Fold-In Issuer or the Affiliate Issuer (as applicable) under this Indenture, and upon such substitution, the predecessor Company will be released from its obligations under this Indenture and the Notes or the Note Guarantee (as applicable), but, in the case of a lease of all or substantially all its assets, the predecessor company will not be released from the obligation to pay the principal of and interest on the Notes.

(d) The provisions set forth in this Section 5.01 shall not restrict (and shall not apply to): (1) any merger, consolidation or transfer of assets reasonably required to effect or consummate any Related Transaction (provided that, for the purposes of this clause (1), Section 5.01(a)(1) shall apply to any such transaction); (2) any Restricted Subsidiary from consolidating with, merging or liquidating into or transferring all or substantially all of its properties and assets to the Fold-In Issuer, the Affiliate Issuer or any other Restricted Subsidiary and; and (3) the Fold-In Issuer or the Affiliate Issuer consolidating into or merging or combining with an Affiliate incorporated or organized for the purpose of changing the legal domicile of such entity, reincorporating such entity in another jurisdiction, or changing the legal form of such entity, provided that, for the purposes of this clause (3), Sections 5.01(a)(1), 5.01(a)(2) and 5.01(a)(4) shall apply to any such transaction.

Section 5.02 Successor Corporation Substituted

Upon any consolidation or merger, or any sale, assignment, transfer, lease, conveyance or other disposition of all or substantially all of the properties or assets of the Fold-In Issuer in a transaction that is subject to, and that complies with the provisions of, Section 5.01, the successor Person formed by such consolidation or into or with which the Fold-In Issuer is merged or to which such sale, assignment, transfer, lease, conveyance or other disposition is made shall succeed to, and be substituted for (so that from and after the date of such consolidation, merger, sale, assignment, transfer, lease, conveyance or other disposition, the provisions of this Indenture referring to the “Issuer” shall refer instead to the successor Person and not to the Fold-In Issuer), and may exercise every right and power of the Fold-In Issuer under this Indenture with the same effect as if such successor Person had been named as the Fold-In Issuer herein; provided, however, that the predecessor Issuer shall not be relieved from the obligation to pay the principal of and interest on the Notes except in the case of a sale of all of the Fold-In Issuer’s assets in a transaction that is subject to, and that complies with the provisions of, Section 5.01.

ARTICLE 6.

DEFAULTS AND REMEDIES

Section 6.01 Events of Default

(a) Each of the following is an “Event of Default”:

(1) default in any payment of interest or Additional Amounts on any Note when due, which has continued for 30 days;

(2) default in the payment of principal of or premium, if any, on any Note when due at its Stated Maturity, upon optional redemption, upon required repurchase or otherwise;

(3) failure by the Fold-In Issuer or the Affiliate Issuer to comply for 60 days after notice specified in this Indenture with its other agreements contained in the Notes or this Indenture; provided, however, that the Fold-In Issuer or the Affiliate Issuer, as applicable, shall have 90 days after receipt of such notice to remedy, or receive a waiver for, any failure to comply with the obligations to file annual, quarterly and current reports, as applicable, in accordance with Section 4.03 so long as the Fold-In Issuer or the Affiliate Issuer, as applicable, is attempting to cure such failure as promptly as reasonably practicable;

(4) default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by the Fold-In Issuer, the Affiliate Issuer or any of the Restricted Subsidiaries (or the payment of which is guaranteed by the Fold-In Issuer, the Affiliate Issuer or any of the Restricted Subsidiaries), other than Indebtedness owed to the Fold-In Issuer, the Affiliate Issuer or a Restricted Subsidiary, whether such Indebtedness or guarantee now exists, or is created after the Issue Date, which default:

(D) is caused by a failure to pay principal of such Indebtedness at its Stated Maturity after giving effect to any applicable grace period provided in such Indebtedness (“payment default”); or

(E) results in the acceleration of such Indebtedness prior to its maturity (the “cross acceleration provision”);

and, in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a payment default or the maturity of which has been so accelerated, aggregates €75.0 million or more;

(5)

(A) there shall have been the entry by a court of competent jurisdiction of (i) a decree or order for relief in respect of the Fold-In Issuer, the Affiliate Issuer or a Significant Subsidiary or group of Restricted Subsidiaries that, taken together (as of the latest audited Consolidated financial statements delivered to the Holders of the Notes pursuant to Section 4.03), would constitute a Significant Subsidiary in an involuntary case or proceeding under any applicable Bankruptcy Law or (ii) a decree or order adjudging the Fold-In Issuer, the Affiliate Issuer or any such Significant Subsidiary or group of Restricted Subsidiaries bankrupt or insolvent, or seeking moratorium, reorganization, arrangement, adjustment or composition of or in respect of the Fold-In Issuer, the Affiliate Issuer or any such Significant Subsidiary or group of Restricted Subsidiaries under any applicable Bankruptcy Law, or appointing a custodian, receiver, liquidator, assignee, trustee, sequestrator (or other similar official) of the Fold-In Issuer, the Affiliate Issuer or any such Significant Subsidiary or group of Restricted Subsidiaries or of any substantial part of their respective properties, or ordering the winding up or liquidation of their affairs, and any such decree or order for relief shall continue to be in effect, or any such other decree or order shall be unstayed and in effect, for a period of 60 consecutive days;

(B) the Fold-In Issuer, the Affiliate Issuer or any Significant Subsidiary or group of Restricted Subsidiaries that, taken together (as of the latest audited consolidated financial statements delivered to the Holders pursuant to Section 4.03), would constitute a Significant Subsidiary commences a voluntary case or proceeding under any applicable Bankruptcy Law or any other case or proceeding to be adjudicated bankrupt or insolvent, or files for or has been granted a moratorium on payment of its debts or files for bankruptcy or is declared bankrupt,

(C) the Fold-In Issuer, the Affiliate Issuer or any Significant Subsidiary or group of Restricted Subsidiaries that, taken together (as of the latest audited consolidated financial statements delivered to the Holders pursuant to Section 4.03), would constitute a Significant Subsidiary consents to the entry of a decree or order for relief in respect of the Fold-In Issuer, the Affiliate Issuer or such Significant Subsidiary or group of Restricted Subsidiaries in an involuntary case or proceeding under any applicable Bankruptcy Law or to the commencement of any bankruptcy or insolvency or proceeding against it,

(D) the Fold-In Issuer, the Affiliate Issuer or any Significant Subsidiary or group of Restricted Subsidiaries that, taken together (as of the latest audited consolidated financial statements delivered to the Holders pursuant to Section 4.03), would constitute a Significant Subsidiary files a petition or answer or consent seeking reorganization or relief under any applicable Bankruptcy Law (other than a solvent reorganization for purposes of transferring assets among the Fold-In Issuer and the Restricted Subsidiaries),

(E) the Fold-In Issuer, the Affiliate Issuer or any Significant Subsidiary or group of Restricted Subsidiaries that, taken together (as of the latest audited consolidated financial statements delivered to the Holders pursuant to Section 4.03), would constitute a Significant Subsidiary (i) consents to the filing of such petition or the appointment of, or taking possession by, an administrator, custodian, receiver, liquidator, assignee, trustee, sequestrator or similar official of the Fold-In Issuer, the Affiliate Issuer or such Significant Subsidiary or group of Restricted Subsidiaries or of any substantial part of their respective properties, (ii) makes an assignment for the benefit of creditors or (iii) admits in writing its inability to pay its debts generally as they become due,

(F) the whole or any substantial part of the assets of the Fold-In Issuer, the Affiliate Issuer or any Significant Subsidiary or group of Restricted Subsidiaries that, taken together (as of the latest audited consolidated financial statements delivered to the Holders pursuant to Section 4.03), would constitute a Significant Subsidiary have been placed under administration, or

(G) the Fold-In Issuer, the Affiliate Issuer or any Significant Subsidiary or group of Restricted Subsidiaries that, taken together (as of the latest audited consolidated financial statements delivered to the Holders pursuant to Section 4.03), would constitute a Significant Subsidiary takes any corporate action in furtherance or any such actions in sub-clauses (B) through (F) of Section 6.01(a); or

(6) failure by the Fold-In Issuer, the Affiliate Issuer or any Significant Subsidiary or group of Restricted Subsidiaries that, taken together (as of the latest audited Consolidated financial statements delivered to Holders of the Notes pursuant to Section 4.03 for the Fold-In Issuer, the Affiliate Issuer and their Restricted Subsidiaries), would constitute a Significant Subsidiary, to pay final judgments aggregating in excess of €75.0 million (net of any amounts that a solvent insurance company has acknowledged liability for), which judgments are not paid, discharged or stayed for a period of 60 days (the “judgment default provision”); or

(7) any Lien in the Notes Collateral created under Notes Collateral Documents having a fair market value of in excess of €100.0 million, or any Lien in the Notes Collateral created under the Notes Collateral Documents, (a) at any time, ceases to be in full force and effect in any material respect for any reason other than as a result of its release in accordance with this Indenture and the Note Collateral Documents or the Notes Collateral Documents, as applicable, or (b) is declared invalid or unenforceable in a judicial proceeding and, in each case, and such Default continues for 60 days after the notice specified in this Indenture (the “collateral failure provision”).

(b) A default under clause (3) or (7) of Section 6.01(a) will not constitute an Event of Default until the Trustee or the Holders of 25% in principal amount of the outstanding Notes notify the Fold-In Issuer of the default and the Fold-In Issuer does not cure such default within the time specified in such clause (3) or (7) of Section 6.01(a) after receipt of such notice.

Section 6.02 Acceleration

If an Event of Default (other than an Event of Default described in Section 6.01(a)(5)) occurs and is continuing, the Trustee by notice to the Fold-In Issuer, or the Holders of at least 25% in principal amount of the outstanding Notes by notice to the Fold-In Issuer and the Trustee, may, and the Trustee at the request of such Holders shall, declare the principal of, premium, if any, and accrued and unpaid interest, if any, and Additional Amounts, if any, on all the Notes to be due and payable. Upon such a declaration, such principal, premium and accrued and unpaid interest and Additional Amounts, if any, will be due and payable immediately. In the event of a declaration of acceleration of the Notes because an Event of Default described in Section 6.01(a)(4) has occurred and is continuing, the declaration of acceleration of the Notes shall be automatically annulled if the event of default or payment default triggering such Event of Default pursuant to Section 6.01(a)(4) shall be remedied or cured by the Fold-In Issuer, the Affiliate Issuer or a Restricted Subsidiary or waived by the Holders of the relevant Indebtedness within 20 days after the declaration of acceleration with respect thereto and if (a) the annulment of the acceleration of the Notes would not conflict with any judgment or decree of a court of competent jurisdiction and (b) all existing Events of Default, except non-payment of principal, premium or interest and Additional Amounts, if any, on the Notes that became due solely because of the acceleration of the Notes, have been cured or waived. If an Event of Default described in Section 6.01(a)(5) occurs and is continuing, the principal of, premium, if any, and accrued and unpaid interest and Additional Amounts, if any, on all the Notes will become and be immediately due and payable without any declaration or other act on the part of the Trustee or any Holders. The Holders of a majority in principal amount of the outstanding Notes may waive all past defaults (except with respect to non-payment of principal, premium, interest or Additional Amounts) and rescind any such acceleration with respect to the Notes and its consequences if (A) rescission would not conflict with any judgment or decree of a court of competent jurisdiction, (B) all existing Events of Default, other than the non-payment of the principal of, premium, if any, interest and Additional Amounts, if any, on the Notes that have become due solely by such declaration of acceleration, have been cured or waived; and (C) the Fold-In Issuer has paid the Trustee its compensation and reimbursed the Trustee for its properly incurred expenses, disbursements and advances.

Section 6.03 Other Remedies

If an Event of Default occurs and is continuing, the Trustee may pursue any available remedy to collect the payment of principal, premium, if any, and interest on the Notes or to enforce the performance of any provision of the Notes or this Indenture.

The Trustee may maintain a proceeding even if it does not possess any of the Notes or does not produce any of them in the proceeding. A delay or omission by the Trustee or any Holder of a Note in exercising any right or remedy accruing upon an Event of Default shall not impair the right or remedy or constitute a waiver of or acquiescence in the Event of Default. All remedies are cumulative to the extent permitted by law.

Section 6.04 Waiver of Past Defaults

Holders of not less than a majority in aggregate principal amount of the then outstanding Notes by notice to the Trustee may on behalf of the Holders of all of the Notes waive an existing Default or Event of Default and its consequences hereunder, except a continuing Default or Event of Default in the payment of the principal of, premium, if any, or interest on, the Notes (including in connection with an offer to purchase); provided, however, that the Holders of a majority in aggregate principal amount of the then outstanding Notes may rescind an acceleration and its consequences, including any related payment default that resulted from such acceleration. Upon any such waiver, such Default shall cease to exist, and any Event of Default arising therefrom shall be deemed to have been cured for every purpose of this Indenture; but no such waiver shall extend to any subsequent or other Default or impair any right consequent thereon.

Prior to taking any action hereunder, the Trustee shall be entitled to indemnification or other security satisfactory to it in its sole discretion against all losses, liabilities and expenses caused by taking or not taking such action.

Section 6.05 Control by Majority

Holders of a majority in aggregate principal amount of the then outstanding Notes may direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee or exercising any trust or power conferred on it. However, the Trustee may refuse to follow any direction that conflicts with law or this Indenture or that may involve the Trustee in personal liability.

Section 6.06 Limitation on Suits

A Holder may pursue a remedy with respect to this Indenture or the Notes only if:

(1) such Holder of Notes has previously given the Trustee written notice that an Event of Default is continuing;

(2) Holders of at least 50% in principal amount of the outstanding Notes have requested the Trustee to pursue the remedy;

(3) such Holders of Notes have offered the Trustee security, indemnity or prefunding satisfactory to the Trustee against any loss, liability or expense;

(4) the Trustee has not complied with such request within 60 days after the receipt of the request and the offer of security or indemnity; and

(5) the Holders of a majority in principal amount of the outstanding Notes have not given the Trustee a direction that, in the opinion of the Trustee, is inconsistent with such request within such 60-day period.

A Holder of a Note may not use this Indenture to prejudice the rights of another Holder of a Note or to obtain a preference or priority over another Holder of a Note.

Section 6.07 Rights of Holders of Notes to Receive Payment

Notwithstanding any other provision of this Indenture, the right of any Holder of a Note to receive payment of principal, premium, if any, and interest on the Note, on or after the respective due dates expressed in the Note (including in connection with an offer to purchase), or to bring suit for the enforcement of any such payment on or after such respective dates, shall not be impaired or affected without the consent of the Holders of not less than 90% in aggregate principal amount of the Notes.

Section 6.08 Collection Suit by Trustee

If an Event of Default specified in Section 6.01(a)(1) or Section 6.01(a)(2) occurs and is continuing, the Trustee is authorized to recover judgment in its own name and as trustee of an express trust against the Fold-In Issuer for the whole amount of principal of, premium, if any, and interest remaining unpaid on, the Notes and interest on overdue principal and, to the extent lawful, interest and such further amount as shall be sufficient to cover the costs and expenses of collection, including the properly incurred compensation, expenses, disbursements and advances of the Trustee, its agents and counsel.

Section 6.09 Trustee May File Proofs of Claim

The Trustee is authorized to file such proofs of claim and other papers or documents as may be necessary or advisable in order to have the claims of the Trustee (including any claim for the properly incurred compensation, expenses, disbursements and advances of the Trustee, its agents and counsel) and the Holders of the Notes allowed in any judicial proceedings relative to the Fold-In Issuer (or any other obligor upon the Notes), their creditors or their property and shall be entitled and empowered to collect, receive and distribute any money or other property payable or deliverable on any such claims and any custodian in any such judicial proceeding is hereby authorized by each Holder to make such payments to the Trustee, and in the event that the Trustee shall consent to the making of such payments directly to the Holders, to pay to the Trustee any amount due to it for the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel, and any other amounts due the Trustee under Section 7.07. To the extent that the payment of any such compensation, expenses, disbursements and advances of the Trustee, its agents and counsel, and any other amounts due the Trustee under Section 7.07 out of the estate in any such proceeding, shall be denied for any reason, payment of the same shall be secured by a Lien on, and shall be paid out of, any and all distributions, dividends, money, securities and other properties that the Holders may be entitled to receive in such proceeding whether in liquidation or under any plan of reorganization or arrangement or otherwise. Nothing herein contained shall be deemed to authorize the Trustee to authorize or consent to or accept or adopt on behalf of any Holder any plan of reorganization, arrangement, adjustment or composition affecting the Notes or the rights of any Holder, or to authorize the Trustee to vote in respect of the claim of any Holder in any such proceeding.

Section 6.10 Priorities

Subject to the terms of the Priority Agreement, if the Trustee collects any money pursuant to this Article 6, it shall pay out the money in the following order:

First: to the Trustee, the Security Agent and the Agents, and their agents and attorneys for amounts due under Section 7.07, including payment of all compensation, expenses and liabilities incurred, and all advances made, by the Trustee and the costs and expenses of collection;

Second: to Holders of Notes for amounts due and unpaid on the Notes for principal, premium, if any, and interest, ratably, without preference or priority of any kind, according to the amounts due and payable on the Notes for principal, premium, if any and interest, respectively; and

Third: to the Fold-In Issuer or to such party as a court of competent jurisdiction shall direct.

The Trustee may fix a record date and payment date for any payment to Holders of Notes pursuant to this Section 6.10.

Section 6.11 Undertaking for Costs

In any suit for the enforcement of any right or remedy under this Indenture or in any suit against the Trustee for any action taken or omitted by it as a Trustee, a court in its discretion may require the filing by any party litigant in the suit of an undertaking to pay the costs of the suit, and the court in its discretion may assess reasonable costs, including reasonable attorneys’ fees, against any party litigant in the suit, having due regard to the merits and good faith of the claims or defenses made by the party litigant. This Section 6.11 does not apply to a suit by the Trustee, a suit by a Holder of a Note pursuant to Section 6.07, or a suit by Holders of more than 10% in aggregate principal amount of the then outstanding Notes.

Section 6.12 Restoration of Rights and Remedies

If the Trustee or any Holder has instituted any proceeding to enforce any right or remedy under this Indenture and such proceeding has been discontinued or abandoned for any reason, or has been determined adversely to the Trustee or to such Holder, then and in every such case, subject to any determination in such proceeding (which shall not for the avoidance of doubt be rendered invalid or annulled by this Section 6.12), the Fold-In Issuer, the Trustee and the Holders shall be restored severally and respectively to their former positions hereunder and thereafter all rights and remedies of the Trustee and the Holders shall continue as though no such proceeding had been instituted.

Section 6.13 Rights and Remedies Cumulative

Except as otherwise provided with respect to the replacement or payment of mutilated, destroyed, lost or stolen Notes in Section 2.07 hereof, no right or remedy herein conferred upon or reserved to the Trustee or to the Holders is intended to be exclusive of any other right or remedy, and every right and remedy shall, to the extent permitted by law, be cumulative and in addition to every other right and remedy given hereunder or now or hereafter existing at law or in equity or otherwise. The assertion of any right or remedy hereunder, or otherwise, shall not prevent the concurrent assertion or employment of any other appropriate right or remedy.

ARTICLE 7.

TRUSTEE

Section 7.01 Duties of Trustee

(a) If an Event of Default has occurred and is continuing, the Trustee will exercise such of the rights and powers vested in it by this Indenture, and use the same degree of care and skill in its exercise, as a prudent person would exercise or use under the circumstances in the conduct of such person’s own affairs.

(b) Except during the continuance of an Event of Default:

(1) the duties of the Trustee will be determined solely by the express provisions of this Indenture and the Trustee need perform only those duties that are specifically set forth in this Indenture and no others, and no implied covenants or obligations shall be read into this Indenture against the Trustee; and

(2) in the absence of bad faith on its part, the Trustee may conclusively rely, as to the truth of the statements and the correctness of the opinions expressed therein, upon certificates or opinions furnished to the Trustee and conforming to the requirements of this Indenture. However, the Trustee will examine the certificates and opinions to determine whether or not they conform to the requirements of this Indenture (but need not confirm or investigate the accuracy or mathematical calculations or other facts stated therein).

(c) The Trustee may not be relieved from liabilities for its own negligent action, its own negligent failure to act, or its own willful misconduct, except that:

(1) this Section 7.01(c) does not limit the effect of Section 7.01(b);

(2) the Trustee will not be liable for any error of judgment made in good faith by a Responsible Officer, unless it is proved that the Trustee was negligent in ascertaining the pertinent facts; and

(3) the Trustee will not be liable with respect to any action it takes or omits to take in good faith in accordance with a direction received by it pursuant to Section 6.02 or Section 6.05.

(d) Whether or not therein expressly so provided, every provision of this Indenture that in any way relates to the Trustee is subject to clauses (a), (b), and (c) of this Section 7.01.

(e) No provision of this Indenture will require the Trustee to expend or risk its own funds or incur any liability. The Trustee will be under no obligation to exercise any of its rights and powers under this Indenture at the request of any Holders, unless such Holder has offered to the Trustee indemnity, security or prefunding satisfactory to the Trustee against any loss, liability or expense.

(f) The Trustee will not be liable for interest on any money received by it except as the Trustee may agree in writing with the Fold-In Issuer. Money held in trust by the Trustee need not be segregated from other funds except to the extent required by law.

(g) In no event shall the Trustee or any Agent be liable for any Losses arising in regards to the Trustee or any Agent receiving or transmitting any data from the Fold-In Issuer, any Authorized Person or any party to the transaction via any non-secure method of transmission or communication, such as, but without limitation, by facsimile or e-mail.

Section 7.02 Rights of Trustee

(a) The Trustee and each agent acting on its instructions may conclusively rely upon any document believed by it to be genuine and to have been signed or presented by the proper Person. The Trustee need not investigate any fact or matter stated in the document (regardless of whether any such document is subject to any monetary or other limit).

(b) Before the Trustee acts or refrains from acting, it may require an Officer’s Certificate or an Opinion of Counsel or both. The Trustee will not be liable for any action it takes or omits to take in good faith in reliance on such Officer’s Certificate or Opinion of Counsel. The Trustee may consult with counsel or any other professional advisors and the written advice of such counsel or any Opinion of Counsel will be full and complete protection from liability in respect of any action taken, suffered or omitted by it hereunder in good faith and in reliance thereon.

(c) The Trustee may act through its attorneys and agents and will not be responsible for the misconduct or negligence of any agent appointed with due care.

(d) The Trustee will not be liable for any action it takes or omits to take in good faith that it believes to be authorized or within the rights or powers conferred upon it by this Indenture.

(e) Unless otherwise specifically provided in this Indenture, any demand, request, direction or notice from the Fold-In Issuer will be sufficient if signed by an Officer of each Issuer.

(f) The Trustee will be under no obligation to exercise any of the rights or powers vested in it by this Indenture at the request or direction of any of the Holders unless such Holders have offered to the Trustee indemnity or security satisfactory to it against the losses, liabilities and expenses that might be incurred by it in compliance with such request or direction.

(g) The Trustee shall have no duty to inquire as to the performance of the covenants of the Fold-In Issuer and/or its Restricted Subsidiaries in Article 4. In addition, the Trustee shall not be deemed to have knowledge of any Default or Event of Default except: (1) any Event of Default occurring pursuant to Section 6.01(a)(1) or Section 6.01(a)(2) (provided it is acting as Paying Agent); and (2) any Default or Event of Default of which a Responsible Officer shall have received written notification. Delivery of reports, information and documents to the Trustee under Section 4.03 is for informational purposes only and the Trustee’s receipt of the foregoing shall not constitute constructive notice of any information contained therein or determinable from information contained therein, including the Fold-In Issuer’s compliance with any of their covenants hereunder (as to which the Trustee is entitled to rely exclusively on Officer’s Certificates).

(h) The Trustee shall not have any obligation or duty to monitor, determine or inquire as to compliance, and shall not be responsible or liable for compliance with restrictions on transfer, exchange, redemption, purchase or repurchase, as applicable, of minimum denominations imposed under this Indenture or under applicable law or regulation with respect to any transfer, exchange, redemption, purchase or repurchase, as applicable, of any interest in any Notes.

(i) The rights, privileges, protections, immunities and benefits given to the Trustee, including, but not limited to, its right to be indemnified and rights to compensation, are extended to, and shall be enforceable by Deutsche Trustee Company Limited in each of its capacity hereunder, Deutsche Bank Trust Company Americas and each agent, custodian and other person employed to act hereunder. Absent willful misconduct or negligence, each Paying Agent and Transfer Agent shall not be liable for acting in good faith on instructions believed by it to be genuine and from the proper party.

(j) The Trustee will not be liable to any person if prevented or delayed in performing any of its obligations or discretionary functions under this Indenture by reason of any present or future law applicable to it, by any governmental or regulatory authority or by any circumstances beyond its control.

(k) The Trustee shall not be liable for any consequential loss (being loss of business, goodwill, opportunity or profit of any kind) of the Fold-In Issuer, Successor Company, the Ultimate Parent or any Restricted Subsidiary.

(l) The Trustee shall not be bound to make any investigation into the facts or matters stated in any resolution, certificate, statement, instrument, opinion, report, notice, request, direction, consent, order, bond, debenture, note, other evidence of indebtedness or other paper or document, but the Trustee, in its discretion, may make such further inquiry or investigation into such facts or matters as it may see fit, and, if the Trustee shall determine to make such further inquiry or investigation, it shall be entitled to examine the books, records and premises of the Fold-In Issuer personally or by agent or attorney.

(m) In the event the Trustee receives inconsistent or conflicting requests and indemnity from two or more groups of Holders, each representing less than a majority in aggregate principal amount of the Notes then outstanding, pursuant to the provisions of this Indenture, the Trustee, in its sole discretion, may determine what action, if any, will be taken and shall not incur any liability for its failure to act until such inconsistency or conflict is, in its reasonable opinion, resolved.

(n) The Trustee may request that the Fold-In Issuer delivers an Officer’s Certificate setting forth the names of the individuals and/or titles of officers authorized at such time to take specified actions pursuant to this Indenture, which Officer’s Certificate may be signed by any person authorized to sign an Officer’s Certificate, including any person specified as so authorized in any such certificate previously delivered and not superseded.

(o) In no event shall the Trustee be responsible or liable for any failure or delay in the performance of its obligations hereunder arising out of or caused by acts of war or terrorism involving the United States, the United Kingdom or any member state of the European Monetary Union or any other national or international calamity or emergency (including natural disasters or acts of God), it being understood that the Trustee shall use reasonable efforts which are consistent with accepted practices in the banking industry to resume performance as soon as practicable under the circumstances.

(p) The Trustee is not required to give any bond or surety with respect to the performance or its duties or the exercise of its powers under this Indenture or the Notes.

(q) The permissive right of the Trustee to take the actions permitted by this Indenture shall not be construed as an obligation or duty to do so.

(r) The Trustee shall have the right to accept and act upon Instructions, including with respect to fund transfers given pursuant to this Indenture and delivered using Electronic Means. If the Fold-In Issuer elects to give the Trustee Instructions using Electronic Means and the Trustee in its discretion elects to act upon such Instructions, the Trustee’s understanding of such Instructions shall be deemed controlling. The Fold-In Issuer understands and agrees that the Trustee cannot determine the identity of the actual sender of such Instructions and that the Trustee shall conclusively presume that directions that purport to have been sent by an Authorized Person have been sent by such Authorized

Person. The Fold-In Issuer shall be responsible for ensuring that only Authorized Persons transmit such Instructions to the Trustee and that the Fold-In Issuer and all Authorized Persons are solely responsible to safeguard the use and confidentiality of applicable user and authorization codes, passwords and/or authentication keys upon receipt by the Fold-In Issuer. The Trustee shall not be liable for any losses, costs or expenses arising directly or indirectly from the Trustee’s reliance upon and compliance with such Instructions notwithstanding such directions conflict or are inconsistent with a subsequent Written Instruction not delivered by Electronic Means. The Fold-In Issuer agrees: (1) to assume all risks arising out of the use of Electronic Means to submit Instructions to the Trustee, including without limitation the risk of the Trustee acting on unauthorized Instructions, and the risk of interception and misuse by third parties; (2) that it is fully informed of the protections and risks associated with the various methods of transmitting Instructions by Electronic Means to the Trustee and that there may be more secure methods of transmitting Instructions than the method(s) selected by the Fold-In Issuer; (3) that the security procedures (if any) to be followed in connection with its transmission of Instructions by Electronic Means provide to it a commercially reasonable degree of protection in light of its particular needs and circumstances; and (4) use its reasonable commercial efforts to notify the Trustee upon learning of any compromise or unauthorized use of the security procedures.

(s) The parties hereto accept that some methods of communication are not secure and neither the Trustee, the Security Agent nor any Agent shall incur any liability for receiving Instructions via any such non-secure method. The Trustee, the Security Agent or any Agent is authorized to comply with and rely upon any such notice, Instructions or other communications believed by it to have been sent or given by an Authorized Person or an appropriate party to the transaction (or authorized representative thereof). The Fold-In Issuer or authorized officer of the Fold-In Issuer shall use all reasonable efforts to ensure that Instructions transmitted to the Trustee, the Security Agent or any Agent pursuant to this Indenture are complete and correct. Any Instructions shall be conclusively deemed to be valid Instructions from the Fold-In Issuer or authorized officer of the Fold-In Issuer to the Trustee, the Security Agent or any Agent for the purposes of this Indenture.

(t) The Trustee may refrain from taking any action in any jurisdiction if the taking of such action in that jurisdiction would, in its opinion, based upon legal advice in the relevant jurisdiction, be contrary to any law of that jurisdiction or, to the extent applicable, the State of New York.

(u) At any time that the security granted pursuant to the Notes Collateral Documents has become enforceable and the Holders have given a direction to the Trustee to enforce such security, the Trustee is not required to give any direction to the Security Agent with respect thereto unless it has been indemnified and/or secured in accordance with Section 7.01(e). In any event, in connection with any enforcement of such security, the Trustee is not responsible for:

(1) any failure of the Security Agent to enforce such security within a reasonable time or at all;

(2) any failure of the Security Agent to pay over the proceeds of enforcement of the Notes Collateral;

(3) any failure of the Security Agent to realize such security for the best price obtainable;

(4) monitoring the activities of the Security Agent in relation to such enforcement;

(5) taking any enforcement action itself in relation to such security;

(6) agreeing to any proposed course of action by the Security Agent which could result in the Trustee incurring any liability for its own account; or

(7) paying any fees, costs or expenses of the Security Agent.

Section 7.03 Individual Rights of Trustee

The Trustee in its individual or any other capacity may become the owner or pledgee of Notes and may otherwise deal with the Fold-In Issuer or any Affiliate of the Fold-In Issuer with the same rights it would have if it were not Trustee. However, in the event that the Trustee acquires any conflicting interest it must eliminate such conflict within 90 days or resign as Trustee hereunder. Any Agent may do the same with like rights and duties. The Trustee is also subject to Sections 7.10 and 7.11.

Section 7.04 Trustee’s Disclaimer

The Trustee will not be responsible for and makes no representation as to the validity or adequacy of this Indenture or the Notes, it shall not be accountable for the Fold-In Issuer’s use of the proceeds from the Notes or any money paid to the Fold-In Issuer or upon the Fold-In Issuer’s direction under any provision of this Indenture, it will not be responsible for the use or application of any money received by any Paying Agent other than the Trustee, and it will not be responsible for any statement or recital herein or any statement in the Notes or any other document in connection with the sale of the Notes or pursuant to this Indenture other than its certificate of authentication.

Section 7.05 Notice of Defaults

If a Default occurs and is continuing and is actually known to the Trustee, the Trustee must give notice of the Default within 90 days after it occurs. Except in the case of a Default in the payment of principal of, premium, if any, interest or Additional Amounts, if any, on any Note, the Trustee may withhold notice if and so long as a committee of its Responsible Officers in good faith determines that withholding notice is in the interests of the Holders. In addition, the Fold-In Issuer or the Affiliate Issuer is required to deliver to the Trustee, within 120 days after the end of each fiscal year, a certificate indicating whether the signers thereof know of any Default that occurred during the previous year. The Fold-In Issuer or the Affiliate Issuer is also required to deliver to the Trustee, within 30 days after the occurrence thereof, written notice of any events of which they are aware which would constitute certain Defaults with respect to the Note Guarantors or the Fold-In Issuer or the Affiliate Issuer, as applicable, the status of such events and what action the Fold-In Issuer or Affiliate Issuer is taking or proposing to take in respect thereof.

Section 7.06 [Reserved]

Section 7.07 Compensation and Indemnity

(a) The Fold-In Issuer will pay to the Trustee from time to time compensation for its acceptance of this Indenture and services hereunder as shall be agreed from time to time between them. The Trustee’s compensation will not be limited by any law on compensation of a trustee of an express trust. In the event of being requested by the Fold-In Issuer to undertake duties which the Trustee reasonably determines to be of an exceptional nature or otherwise outside the scope of the normal duties of the Trustee, the Fold-In Issuer shall pay to the Trustee such additional remuneration as shall be agreed between them. The Fold-In Issuer will reimburse the Trustee promptly upon request for all properly incurred disbursements, advances and expenses incurred or made by it in addition to the compensation for its services. Such expenses will include the properly incurred compensation, disbursements and expenses of the Trustee’s agents and counsel.

(b) The Fold-In Issuer will indemnify the Trustee, the Security Agent and the Agents against any and all losses, liabilities or expenses incurred by it arising out of or in connection with the acceptance or administration of its duties under this Indenture, any Supplemental Indenture, the Notes, the Priority Agreement any Notes Collateral Document or in any other role performed by Deutsche Trustee Company Limited under said documents, including the costs and expenses of enforcing this Indenture against the Fold-In Issuer (including this Section 7.07) and defending itself against any claim (whether asserted by the Fold-In Issuer, any Holder or any other Person) or liability in connection with the exercise or performance of any of its powers or duties hereunder, except to the extent any such loss, liability or expense may be attributable to its negligence or bad faith. The Trustee will notify the Fold-In Issuer promptly of any claim for which it may seek indemnity. Failure by the Trustee to so notify the Fold-In Issuer will not relieve the Fold-In Issuer of its obligations hereunder. The Fold-In Issuer will defend the claim and the Trustee will cooperate in the defense. The Trustee may have separate counsel and the Fold-In Issuer will pay the reasonable fees and expenses of such counsel. The Fold-In Issuer need not pay for any settlement made without its consent, which consent will not be unreasonably withheld.

(c) The obligations of the Fold-In Issuer under this Section 7.07 and any claim arising hereunder shall survive the resignation or removal of any Trustee, the satisfaction and discharge of the Fold-In Issuer’s obligations pursuant to Article 8 and any rejection or termination under any Bankruptcy Law, and the satisfaction and discharge of this Indenture

(d) To secure the Fold-In Issuer’s payment obligations in this Section 7.07, the Trustee will have a Lien prior to the Notes on all money or property held or collected by the Trustee, except that held in trust to pay principal and interest on particular Notes. Such Lien will survive the satisfaction and discharge of this Indenture.

(e) When the Trustee incurs expenses or renders services after an Event of Default specified in Section 6.01(a)(7) occurs, the expenses and the compensation for the services (including the fees and expenses of its agents and counsel) are intended to constitute expenses of administration under any applicable Bankruptcy Law.

For the avoidance of doubt, the rights, privileges, protections, immunities and benefits given, to the Trustee in Section 7.07, including its right to be indemnified, are extended to, and shall be enforceable by the Trustee, in each of its capacities hereunder, by the Security Agent and by each agent (including the Agents), custodian and other Person employed by the Trustee to act hereunder.

Section 7.08 Replacement of Trustee

(a) A resignation or removal of the Trustee and appointment of a successor Trustee will become effective only upon the successor Trustee’s acceptance of appointment as provided in this Section 7.08.

(b) The Trustee may resign in writing at any time and be discharged from the trust hereby created by so notifying the Fold-In Issuer. The Holders of a majority in aggregate principal amount of the then outstanding Notes may remove the Trustee by so notifying the Trustee and the Fold-In Issuer in writing. The Fold-In Issuer may remove the Trustee if:

(1) the Trustee fails to comply with Section 7.10;

(2) the Trustee is adjudged a bankrupt or an insolvent or an order for relief is entered with respect to the Trustee under any Bankruptcy Law;

(3) a custodian or public officer takes charge of the Trustee or its property; or

(4) the Trustee becomes incapable of acting.

(c) If the Trustee resigns or is removed or if a vacancy exists in the office of Trustee for any reason, the Fold-In Issuer will promptly appoint a successor Trustee. Within one year after the successor Trustee takes office, the Holders of a majority in aggregate principal amount of the then outstanding Notes may appoint a successor Trustee to replace the successor Trustee appointed by the Fold-In Issuer.

(d) If a successor Trustee does not take office within 60 days after the retiring Trustee resigns or is removed, (1) the retiring Trustee, the Fold-In Issuer, or the Holders of at least 10% in aggregate principal amount of the then outstanding Notes may petition any court of competent jurisdiction for the appointment of a successor Trustee; or (2) the retiring Trustee may appoint a successor Trustee at any time prior to the date on which a successor Trustee takes office; provided that such appointment shall be reasonably satisfactory to the Fold-In Issuer.

(e) If the Trustee, after written request by any Holder who has been a Holder for at least six months, fails to comply with Section 7.10, such Holder may petition any court of competent jurisdiction for the removal of the Trustee and the appointment of a successor Trustee.

(f) A successor Trustee will deliver a written acceptance of its appointment to the retiring Trustee and to the Fold-In Issuer. Thereupon, the resignation or removal of the retiring Trustee will become effective, and the successor Trustee will have all the rights, powers and duties of the Trustee under this Indenture. The successor Trustee will mail a notice of its succession to Holders. The retiring Trustee will promptly transfer all property held by it as Trustee to the successor Trustee; provided all sums owing to the Trustee hereunder have been paid and subject to the Lien provided for in Section 7.07. Notwithstanding replacement of the Trustee pursuant to this Section 7.08, the Fold-In Issuer’s obligations under Section 7.07 will continue for the benefit of the retiring Trustee.

Section 7.09 Successor Trustee by Merger, etc.

If the Trustee consolidates, merges or converts into, or transfers all or substantially all of its corporate trust business to, another corporation, the successor corporation without any further act will be the successor Trustee.

Section 7.10 Agents; Resignation of Agents

Any Agent may resign and be discharged from its duties under this Indenture at any time by giving sixty (60) days’ prior written notice of such resignation to the Trustee and the Fold-In Issuer. The Trustee or the Fold-In Issuer may remove any Agent at any time by giving sixty (60) days’ prior written notice to any Agent. Upon such notice, a successor Agent shall be appointed by the Fold-In Issuer, who shall provide written notice of such to the Trustee. Such successor Agent shall become the Agent hereunder upon the resignation or removal date specified in such notice. If the Fold-In Issuer is unable to replace the resigning Agent within sixty (60) days after such notice, the Agent may, in its sole discretion, deliver any funds then held hereunder in its possession to the Trustee or may apply to a court of competent jurisdiction for the appointment of a successor Agent or for other appropriate relief. The properly incurred and documented costs and expenses (including its counsels’

fees and expenses) incurred by the Agent in connection with such proceeding shall be paid by the Fold-In Issuer. Upon receipt of the identity of the successor Agent, the Agent shall deliver any funds then held hereunder to the successor Agent, less the Agent’s properly incurred and documented fees, costs and expenses or other obligations owed to the Agent. Upon its resignation and delivery any funds, the Agent shall be discharged of and from any and all further obligations arising in connection with this Indenture, but shall continue to enjoy the benefit of Section 7.07.

Section 7.11 Eligibility; Disqualification

There will at all times be a Trustee hereunder that is a corporation organized and doing business under the laws of the United States of America or of any state thereof, the United Kingdom or a jurisdiction in the European Union that is authorized under such laws to exercise corporate trustee power and which customarily performs such corporate trustee roles and provides such corporate trustee services in transactions similar in nature to the offering of the Notes as described in the Offering Memorandum.

ARTICLE 8.

LEGAL DEFEASANCE AND COVENANT DEFEASANCE

Section 8.01 Option to Effect Legal Defeasance or Covenant Defeasance

The Fold-In Issuer may at any time, at the option of its Boards of Directors evidenced by a resolution set forth in an Officer’s Certificate, elect to have either Section 8.02 or 8.03 be applied to all outstanding Notes upon compliance with the conditions set forth below in this Article 8.

Section 8.02 Legal Defeasance and Discharge

(a) Upon the Fold-In Issuer’s exercise under Section 8.01 of the option applicable to this Section 8.02, the Fold-In Issuer will, subject to the satisfaction of the conditions set forth in Section 8.04, be deemed to have been discharged from its obligations with respect to all outstanding Notes on the date the conditions set forth below are satisfied (hereinafter, “Legal Defeasance”). For this purpose, Legal Defeasance means that the Fold-In Issuer will be deemed to have paid and discharged the entire Indebtedness represented by the outstanding Notes, which will thereafter be deemed to be “outstanding” only for the purposes of Section 8.05 and the other Sections of this Indenture referred to in clauses (1) and (2) of this Section 8.02(a), and to have satisfied all its other obligations under such Notes and this Indenture (and the Trustee, on demand of and at the expense of the Fold-In Issuer, shall execute proper instruments acknowledging the same), except for the following provisions which will survive until otherwise terminated or discharged hereunder:

(1) the rights of Holders of outstanding Notes to receive payments in respect of the principal of, or interest or premium, if any, on, such Notes when such payments are due from the trust referred to in Section 8.04;

(2) the Fold-In Issuer’s obligations with respect to such Notes under Article 2 and Section 4.02;

(3) the rights, powers, trusts, duties and immunities of the Trustee hereunder and the Fold-In Issuer’s obligations in connection therewith; and

(4) this Article 8.

(b) Subject to compliance with this Article 8, the Fold-In Issuer may exercise its option under this Section 8.02 notwithstanding the prior exercise of its option under Section 8.03.

Section 8.03 Covenant Defeasance

Upon an Issuer’s exercise under Section 8.01 of the option applicable to this Section 8.03, the Fold-In Issuer will, subject to the satisfaction of the conditions set forth in Section 8.04, be released from its obligations under Sections 3.11, 4.03, 4.07, 4.08, 4.09, 4.10, 4.11, 4.12, 4.14, 4.15, 4.16, 4.17, 4.19, 4.21, 4.22, 4.24 and 4.25 and clauses (3) and (4) of Section 5.01(a) with respect to the outstanding Notes, on and after the date the conditions set forth in Section 8.04 are satisfied (hereinafter, “Covenant Defeasance”), and the Notes will thereafter be deemed not “outstanding” for the purposes of any direction, waiver, consent or declaration or act of Holders (and the consequences of any thereof) in connection with such covenants, but will continue to be deemed “outstanding” for all other purposes hereunder (it being understood that such Notes will not be deemed outstanding for accounting purposes). For this purpose, Covenant Defeasance means that, with respect to the outstanding Notes, the Fold-In Issuer may omit to comply with and will have no liability in respect of any term, condition or limitation set forth in any such covenant, whether directly or indirectly, by reason of any reference elsewhere herein to any such covenant or by reason of any reference in any such covenant to any other provision herein or in any other document and such omission to comply will not constitute a Default or an Event of Default under Section 6.01(a), but, except as specified above, the remainder of this Indenture and such Notes will be unaffected thereby. In addition, upon an Issuer’s exercise under Section 8.01 of the option applicable to this Section 8.03, subject to the satisfaction of the conditions set forth in Section 8.04, Section 6.01(a)(4) through 6.01(a)(7) (with respect to clause (7), only with respect to Significant Subsidiaries) and 6.01(a)(8) will not constitute Events of Default.

Section 8.04 Conditions to Legal or Covenant Defeasance

(a) In order to exercise either Legal Defeasance or Covenant Defeasance under either Section 8.02 or 8.03:

(1) the Fold-In Issuer must irrevocably deposit in trust (the “defeasance trust”) with the Trustee (or an agent nominated by the Trustee for such purpose) U.S. dollars, U.S. dollar-denominated U.S. Government Obligations or a combination thereof for the payment of principal, premium, if any, interest and Additional Amounts, if any, on the Notes to redemption or maturity, as the case may be;

(2) in the case of an election under Section 8.02, the Fold-In Issuer must deliver to the Trustee an Opinion of Counsel (subject to customary exceptions and exclusions) confirming that:

(A) the Fold-In Issuer has received from, or there has been published by, the Internal Revenue Service a ruling; or

(B) since the Issue Date, there has been a change in the applicable federal income tax law,

in either case to the effect that, and based thereon such Opinion of Counsel (subject to customary exceptions and exclusions) shall confirm that, the Holders of the outstanding Notes will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such Legal Defeasance and will be subject to U.S. federal income tax on the same amount and in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred. In the case of legal defeasance only, such Opinion of Counsel must be based on a ruling of the U.S. Internal Revenue Service or other change in applicable U.S. federal income tax law;

(3) in the case of an election under Section 8.03, the Fold-In Issuer must deliver to the Trustee an Opinion of Counsel (subject to customary exceptions and exclusions) confirming that the Holders of the outstanding Notes will not recognize income, gain or loss for United States Federal income tax purposes as a result of such Covenant Defeasance and will be subject to United States Federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

(4) no Default or Event of Default shall have occurred and be continuing on the date of such deposit (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit) and the deposit will not result in a breach or violation of, or constitute a default under, any other instrument to which any Issuer or the Fold-In Issuer is a party or by which any Issuer or the Fold-In Issuer is bound;

(5) such Legal Defeasance or Covenant Defeasance will not result in a breach or violation of, or constitute a default under, any material agreement or instrument (other than this Indenture) to which the Fold-In Issuer or any of its Subsidiaries is a party or by which the Fold-In Issuer or any of its Subsidiaries is bound;

(6) the Fold-In Issuer must deliver to the Trustee an Officer’s Certificate stating that the deposit was not made by the Fold-In Issuer with the intent of preferring the Holders of Notes over the other creditors of an Issuer with the intent of defeating, hindering, delaying or defrauding any creditors of an Issuer or others; and

(7) the Fold-In Issuer must deliver to the Trustee an Officer’s Certificate and an Opinion of Counsel, each stating that all conditions precedent relating to the Legal Defeasance or the Covenant Defeasance have been complied with.

Section 8.05 Deposited Money and Government Obligations to be Held in Trust; Other Miscellaneous Provisions

(a) Subject to Section 8.06, all money, all U.S. Government Obligations (including the proceeds thereof) deposited with the Trustee (or other qualifying trustee, collectively for purposes of this Section 8.05, the “Trustee”) pursuant to Section 8.04 in respect of the outstanding Notes will be held in trust and applied by the Trustee, in accordance with the provisions of such Notes and this Indenture, to the payment, either directly or through any Paying Agent (including any Issuer acting as Paying Agent) as the Trustee may determine, to the Holders of such Notes of all sums due and to become due thereon in respect of principal, premium, if any, and interest, but such money need not be segregated from other funds except to the extent required by law.

(b) The Fold-In Issuer will pay and indemnify the Trustee against any tax, fee or other charge imposed on or assessed against the cash in U.S. dollars or against U.S. Government Obligations deposited pursuant to Section 8.04 or the principal and interest received in respect thereof other than any such tax, fee or other charge which by law is for the account of the Holders of the outstanding Notes.

(c) Notwithstanding anything in this Article 8 to the contrary, the Trustee will deliver or pay to the Fold-In Issuer from time to time upon the request of the Fold-In Issuer any money, non-callable U.S. dollar-denominated U.S. Government Obligations held by it as provided in Section 8.04 which, in the opinion of an Independent Financial Advisor expressed in a written certification thereof delivered to the Trustee (which may be the opinion delivered under Section 8.04(a)(1)), are in excess of the amount thereof that would then be required to be deposited to effect an equivalent Legal Defeasance or Covenant Defeasance.

Section 8.06 Repayment to Issuer

Any money deposited with the Trustee or any Paying Agent, or then held by the Fold-In Issuer, in trust for the payment of the principal of, premium, if any, or interest on, any Note and remaining unclaimed for two years after such principal, premium, if any, or interest has become due and payable shall be paid to the Fold-In Issuer on its request or (if then held by an Issuer) will be discharged from such trust; and the Holder of such Note will thereafter be permitted to look only to the Fold-In Issuer for payment thereof, and all liability of the Trustee or such Paying Agent with respect to such trust money, and all liability of the Fold-In Issuer as trustee thereof, will thereupon cease; provided, however, that the Trustee or such Paying Agent, before being required to make any such repayment, may (without an obligation to do so) at the expense of the Fold-In Issuer cause to be published once, in a leading newspaper having general circulation in London, notice that such money remains unclaimed and that, after a date specified therein, which will not be less than 30 days from the date of such notification or publication, any unclaimed balance of such money then remaining will be repaid to the Fold-In Issuer.

Section 8.07 Reinstatement

If the Trustee or any Paying Agent is unable to apply any U.S. dollar or U.S. dollar-denominated non-callable U.S. Government Obligations in accordance with Section 8.02 or 8.03, as the case may be, by reason of any order or judgment of any court or governmental authority enjoining, restraining or otherwise prohibiting such application, then the Fold-In Issuer’s obligations under this Indenture and the Notes will be revived and reinstated as though no deposit had occurred pursuant to Section 8.02 or 8.03 until such time as the Trustee or Paying Agent is permitted to apply all such money in accordance with Section 8.02 or 8.03, as the case may be; provided, however, that, if the Fold-In Issuer make any payment of principal of, premium, if any, or interest on, any Note following the reinstatement of its obligations, the Fold-In Issuer will be subrogated to the rights of the Holders of such Notes to receive such payment from the money held by the Trustee or Paying Agent.

ARTICLE 9.

AMENDMENT, SUPPLEMENT AND WAIVER

Section 9.01 Without Consent of Holders of Notes

(a) Notwithstanding Section 9.02 of this Indenture, without the consent of any Holder, this Indenture, the Notes, the Note Guarantees, the Notes Collateral Documents, the Priority Agreement and any Additional Priority Agreement may be amended to:

(1) cure any ambiguity, omission, manifest error, defect or inconsistency;

(2) provide for the assumption by a Successor Company of the obligations of the Fold-In Issuer, the Affiliate Issuer or another Note Guarantor under the Priority Agreement, any Additional Priority Agreement and the Notes Collateral Documents;

(3) provide for uncertificated Notes (in registered form) in addition to or in place of certificated Notes;

(4) add guarantees with respect to the Notes;

(5) secure the Notes or the Note Guarantees or enter into additional or supplemental Notes Collateral Documents;

(6) add to the covenants of the Fold-In Issuer or the Affiliate Issuer and the Restricted Subsidiaries for the benefit of the Holders or the Notes, or surrender any right or power conferred upon the Fold-In Issuer, the Affiliate Issuer and the Restricted Subsidiaries under this Indenture, the Notes or the Notes Collateral Documents;

(7) make any change that does not adversely affect the rights of any Holder in any material respect;

(8) release the Notes Collateral as provided by the terms of this Indenture;

(9) provide for the issuance of Additional Notes in accordance with the terms of this Indenture;

(10) give effect to Permitted Collateral Liens;

(11) release any Note Guarantee in accordance with the terms of this Indenture;

(12) evidence and provide for the acceptance of the appointment of a successor Trustee or Security Agent under this Indenture;

(13) to the extent reasonably required to allow for the Related Transactions;

(14) to the extent necessary to grant a Lien for the benefit of any Person; provided that the granting of such Lien is permitted by this Indenture or the Notes Collateral Documents;

(15) make any amendment to the provisions of this Indenture relating to the transfer and legending of Notes as permitted by this Indenture, including, without limitation to facilitate the issuance and administration of the Notes; provided, however, that (a) compliance with this Indenture as so amended would not result in Notes being transferred in violation of the Securities Act or any applicable securities law and (b) such amendment does not materially and adversely affect the rights of Holders to transfer Notes;

(16) conform the text of this Indenture, the Notes, the Notes Collateral Documents, the Note Guarantees, the Priority Agreement and any Additional Priority Agreement, to any provision of the “Description of the Fold-In Notes” section in the Offering Memorandum to the extent that such provision in the “Description of the Fold-In Notes” section in the Offering Memorandum was intended to be a verbatim recitation thereof;

(17) comply with Section 5.01 hereof;

(18) provide for a reduction in the minimum denominations of the relevant series of Notes; provided that such reduction would not result in a breach of applicable securities laws or in a requirement to produce a prospectus or otherwise register the Notes with any regulatory authority in connection with any investment therein or resale thereof; or

(19) comply with the rules of any applicable securities depositary

(b) The Trustee shall be entitled to require and rely absolutely on such evidence as it deems appropriate, including an Opinion of Counsel and an Officer’s Certificate of the Fold-In Issuer or the Affiliate Issuer, as applicable.

(c) The consent of the Holders is not necessary under this Indenture to approve the particular form of any proposed amendment. It is sufficient if such consent approves the substance of the proposed amendment. A consent to any amendment or waiver under this Indenture by any Holder of Notes given in connection with a tender of such Holder’s Notes will not be rendered invalid by such tender. For so long as the Notes are listed on the Irish Stock Exchange and the guidelines of such Stock Exchange so require, the Fold-In Issuer or the Affiliate Issuer will notify the Irish Stock Exchange of any such amendment, supplement and waiver.

(d) Upon the request of the Fold-In Issuer accompanied by a resolution of its Board of Directors authorizing the execution of any such amended or supplemental Indenture, and upon receipt by the Trustee of the documents described in Section 7.02, the Trustee will join with the Fold-In Issuer in the execution of any amended or supplemental indenture authorized or permitted by the terms of this Indenture and to make any further appropriate agreements and stipulations that may be therein contained, but the Trustee will not be obligated to enter into such amended or supplemental indenture that adversely affects its own rights, duties or immunities under this Indenture or otherwise.

Section 9.02 With Consent of Holders of Notes

Except as provided below in this Section 9.02, the Fold-In Issuer and the Trustee may amend or supplement this Indenture (including, without limitation, Section 3.11, 4.10 and 4.14), the Notes, the Notes Collateral Documents, the Note Guarantees, the Priority Agreement and any Additional Priority Agreement and with the consent of the Holders of at least a majority in aggregate principal amount of the then outstanding Notes (including, without limitation, Additional Notes, if any) voting as a single class (including, without limitation, consents obtained in connection with a purchase of, or a tender offer or exchange offer for, the Notes), and, subject to Sections 6.04 and 6.07, any existing Default or Event of Default (other than a Default or Event of Default in the payment of the principal of, premium, if any, or interest on, the Notes, except a payment default resulting from an acceleration that has been rescinded) or compliance with any provision of this Indenture or the Notes may be amended or supplemented with the consent of the Holders of a majority in principal amount of the then outstanding Notes (including, without limitation, Additional Notes, if any) voting as a single class (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for the Notes;

Upon the request of the Fold-In Issuer accompanied by a resolution of its Board of Directors authorizing the execution of any such amended or supplemental Indenture, and upon the filing with the Trustee of evidence satisfactory to the Trustee of the consent of the Holders of Notes as aforesaid, and upon receipt by the Trustee of the documents described in Section 7.02, the Trustee will join with the Fold-In Issuer in the execution of such amended or supplemental Indenture unless such amended or supplemental indenture directly adversely affects the Trustee’s own rights, duties or immunities under this Indenture or otherwise, in which case the Trustee may in its discretion, but will not be obligated to, enter into such amended or supplemental Indenture.

It is not necessary for the consent of the Holders of Notes under this Section 9.02 to approve the particular form of any proposed amendment, supplement or waiver, but it is sufficient if such consent approves the substance thereof.

Any past default or compliance with any provisions of this Indenture, the Notes, the Notes Collateral Documents, the Note Guarantees, the Priority Agreement and any Additional Priority Agreement may be waived with the consent of the Holders of a majority in aggregate principal amount of the Notes then outstanding voting as a single class (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, Notes); However, without the consent of the Holders of at least 90% of the aggregate principal amount of then outstanding Notes an amendment, supplement or waiver under this Section 9.02 may not:

(1) reduce the principal amount of Notes whose Holders must consent to an amendment or waiver;

(2) reduce the stated rate of or extend the stated time for payment of interest or Additional Amounts on any Note;

(3) reduce the principal of or extend the Stated Maturity of any Note;

(4) whether through an amendment or waiver of provisions in the covenants, definitions or otherwise (i) reduce the premium payable upon the redemption of any Note or change the time at which any Note may be redeemed under Section 3.07 (other than the notice provisions) or (ii) reduce the premium payable upon repurchase of any Note or change the time at which any Note is to be repurchased pursuant to Section 3.11, Section 4.10 or Section 4.14, at any time after the obligation to repurchase has arisen;

(5) make any Note payable in money other than that stated in the Note (except to the extent the currency stated in the Notes has been succeeded or replaced pursuant to applicable law);

(6) impair the right of any Holder to receive payment of, premium, if any, principal of or interest or Additional Amounts, if any, on such Holder’s Notes on or after the due dates therefor or to institute suit for the enforcement of any payment on or with respect to such Holder’s Notes; or

(7) make any change to this Section 9.02.

In addition, without the consent of at least 75% in aggregate principal amount of Notes then outstanding no amendment or supplement may:

(8) release any Note Guarantor from any of its obligations under its Note Guarantee or modify any Note Guarantee, except, in each case, in accordance with the terms of this Indenture and the Priority Agreement; or

(9) modify any Notes Collateral Document or the provisions in this Indenture dealing with the Notes Collateral Documents or application of trust moneys in any manner, taken as a whole, materially adverse to the Holders or otherwise release all or substantially all of the Notes Collateral other than pursuant to the terms of the Notes Collateral Documents, the Priority Agreement, any Additional Priority Agreement, as applicable, or as otherwise permitted by this Indenture.

Section 9.03 Revocation and Effect of Consents

Until an amendment, supplement or waiver becomes effective, a consent to it by a Holder of a Note is a continuing consent by the Holder of a Note and every subsequent Holder of a Note or portion of a Note that evidences the same debt as the consenting Holder’s Note, even if notation of the consent is not made on any Note. However, any such

Holder of a Note or subsequent Holder of a Note may revoke the consent as to its Note if the Trustee receives written notice of revocation before the date the amendment, supplement or waiver becomes effective. An amendment, supplement or waiver becomes effective in accordance with its terms and thereafter binds every Holder.

Section 9.04 Notation on or Exchange of Notes

The Trustee may place an appropriate notation about an amendment, supplement or waiver on any Note thereafter authenticated. The Fold-In Issuer in exchange for all Notes may issue and the Authenticating Agent shall, upon receipt of an Authentication Order, authenticate new Notes that reflect the amendment, supplement or waiver.

Failure to make the appropriate notation or issue a new Note will not affect the validity and effect of such amendment, supplement or waiver.

Section 9.05 Trustee to Sign Amendments, etc.

The Trustee will sign any amended or supplemental Indenture authorized pursuant to this Article 9 if the amendment or supplement does not adversely affect the rights, duties, liabilities or immunities of the Trustee. The Fold-In Issuer may not sign an amended or supplemental Indenture until the Board of Directors of each Issuer approves it. In executing any amended or supplemental Indenture, the Trustee will be entitled to receive and (subject to Section 7.01) will be fully protected in relying upon, in addition to the documents required by Section 14.03, an Officer’s Certificate and an Opinion of Counsel stating that the execution of such amended or supplemental Indenture is authorized or permitted by or not in breach of this Indenture and that such amendment is the legal, valid and binding obligation of the Fold-In Issuer enforceable against them in accordance with its terms, subject to customary exceptions, and complies with the provisions of this Indenture.

ARTICLE 10.

GUARANTEES

Section 10.01 Releases.

The Fold-In Issuer will not cause or permit, directly or indirectly, any Note Guarantee to be released other than:

(1) upon the sale or other disposition of all or substantially all of the Capital Stock of the relevant Note Guarantor pursuant to an Enforcement Sale;

(2) upon the sale or other disposition (including through merger or consolidation but other than pursuant to an Enforcement Sale) in compliance with this Indenture of the Capital Stock of the relevant Note Guarantor (whether directly or through the disposition of a parent thereof), following which transaction such Note Guarantor is no longer a Restricted Subsidiary or Affiliate Subsidiary (other than a sale or other disposition to the Fold-In Issuer, the Affiliate Issuer or a Restricted Subsidiary);

(3) in the case of a Note Guarantor that is prohibited or restricted by applicable law from guaranteeing the Notes (other than customary legal and contractual limitations on the Note Guarantee of such Note Guarantor substantially similar to those provided for in this Indenture in respect of the Note Guarantees), provided that such Note Guarantee will be released as a whole or in part to the extent it is necessary to achieve compliance with such prohibition or restriction;

(4) if any Restricted Subsidiary that is a Note Guarantor is designated as an Unrestricted Subsidiary in accordance with Section 4.07;

(5) upon Legal Defeasance, Covenant Defeasance or satisfaction and discharge of the Notes and this Indenture as provided in Articles 8 or 12, respectively;

(6) with respect to an Additional Note Guarantee given given pursuant to Section 4.15, upon release of the guarantee that gave rise to the requirement to issue such Additional Note Guarantee so long as no Event of Default would arise as a result and no other Indebtedness that would give rise to an obligation to give an Additional Note Guarantee is at that time guaranteed by the relevant Note Guarantor;

(7) as a result of a transaction permitted by, and in compliance with Section 5.01;

(8) if such Note Guarantor is an Affiliate Subsidiary and such Affiliate Subsidiary becomes a Subsidiary of or is merged into or with the Fold-In Issuer, the Affiliate Issuer, another Restricted Subsidiary of the Fold-In Issuer or the Affiliate Issuer which is not an Affiliate Subsidiary, the Affiliate Issuer or a Note Guarantor;

(9) as described under Article 9; or

(10) upon the full and final payment and performance of all obligations of the Fold-In Issuer this Indenture and the Notes.

Section 10.02 Affiliate Issuer and Affiliate Subsidiaries

The Fold-In Issuer may from time to time designate an Affiliate as an Affiliate Issuer (each an “Affiliate Issuer”) by causing it to execute and deliver a supplemental indenture to this Indenture whereby the Affiliate Issuer will provide a Note Guarantee (the “Affiliate Issuer Guarantee”) and accede as an Affiliate Issuer (the “Affiliate Issuer Accession”), provided that, prior to or immediately after giving effect to such transaction, no Default or Event of Default shall have occurred and be continuing.

On the JV Escrow Release Date (if it occurs), Vodafone Holdco I will be designated as an Affiliate Proceeds Loan Obligor.

Concurrently with the Affiliate Issuer Accession, the Parent of the Affiliate Issuer will enter into a pledge of all of the issued Capital Stock of the Affiliate Issuer (which will rank pari passu with the share pledges included in the Notes Collateral taking into account the Priority Agreement) as security for the Affiliate Issuer Guarantee. In this Indenture, references to the Affiliate Issuer include all Affiliate Issuers so designated from time to time.

The Fold-In Issuer may from time to time designate an Affiliate as an Affiliate Subsidiary by causing it to execute and deliver to the Trustee a supplemental indenture to this Indenture whereby the Affiliate Subsidiary will provide a Note Guarantee, provided that, prior to or immediately after giving effect to such transaction, no Default or Event of Default shall have occurred and be continuing.

ARTICLE 11.

SECURITY

Section 11.01 Notes Collateral Documents

The due and punctual payment of the principal of and premium, interest and Additional Amounts, if any, on the Notes when and as the same shall be due and payable, and of the Parallel Debt, whether on an Interest Payment Date, at maturity, by acceleration, repurchase, redemption or otherwise, and interest on the overdue principal of and interest and Additional Amounts (to the extent permitted by law), if any, on the Notes and the Parallel Debt, and performance of all other monetary obligations of the Fold-In Issuer to the Holders of Notes or the Trustee under this Indenture or the Notes, according to the terms hereunder or thereunder, are secured as provided in the Notes Collateral Documents, the Priority Agreement and any Additional Priority Agreement. Each Holder of Notes, by its acceptance thereof, consents and agrees to the terms of the Notes Collateral Documents, the Priority Agreement and any Additional Priority Agreement as the same may be in effect or may be amended from time to time in accordance with their terms, and authorizes and directs the Trustee and the Security Agent to enter into the Notes Collateral Documents, the Priority Agreement and any Additional Priority Agreement and to perform their respective obligations and exercise their respective rights thereunder in accordance therewith. The Fold-In Issuer will deliver to the Trustee copies of all documents delivered to the Security Agent pursuant to the Notes Collateral Documents, the Priority Agreement and any Additional Priority Agreement. The Fold-In Issuer will take, upon request of the Trustee or the Security Agent, any and all actions reasonably required to cause the Notes Collateral Documents, the Priority Agreement and any Additional Priority Agreement to create and maintain, as security for the obligations of the Fold-In Issuer hereunder, a valid and enforceable perfected Lien in and on the relevant Notes Collateral in favor of the Security Agent.

Section 11.02 Release of Notes Collateral

The Notes Collateral will be automatically and unconditionally released and discharged:

(1) upon the sale or other disposition of any Notes Collateral pursuant to an Enforcement Sale;

(2) if the Notes Collateral is the Capital Stock of, or an asset of, a Note Guarantor or any of its Subsidiaries, in connection with any sale or disposition of Capital Stock of that Note Guarantor or Subsidiary to a Person that is not (either before or after giving effect to such transaction) the Fold-In Issuer, the Affiliate Issuer or a Restricted Subsidiary, provided that such sale or disposition is in compliance with this Indenture, including Section 4.10, or if the applicable Subsidiary of which such Capital Stock or assets are pledged is designated as an Unrestricted Subsidiary in compliance with Section 4.07;

(3) to release and/or re-take any Lien under the Notes Collateral Documents to the extent otherwise permitted by the terms of this Indenture, the Notes Collateral Documents or the Priority Agreement;

(4) if the Notes Collateral is owned by a Note Guarantor that is released from its Note Guarantee in accordance with the terms of this Indenture;

(5) as described in Article 9;

(6) in connection with Section 5.01; provided that any other Lien on such property or assets that secures any other Indebtedness of the Fold-In Issuer or the Affiliate Issuer is simultaneously released;

(7) in connection with (i) any transfer of the Capital Stock of the Fold-In Issuer, the Affiliate Issuer or a Restricted Subsidiary, or (ii) issuance of new Capital Stock of the Fold-In Issuer, the Affiliate Issuer or a Restricted Subsidiary, in each of (i) and (ii) pursuant to the Holdco Restructuring; provided that the transferee of the Capital Stock of the Fold-In Issuer, the Affiliate Issuer or a Restricted Subsidiary, grants a pledge over the Capital Stock of the Fold-In Issuer, the Affiliate Issuer or a Restricted Subsidiary, (having the same ranking as prior to such transfer taking the Priority Agreement into account) held by such transferee for the benefit of the holders of the Notes substantially concurrently with the consummation of such transfer;

(8) with the consent of Holders of at least seventy-five percent (75%) in aggregate principal amount of the Notes (including, without limitation, consents obtained in connection with a tender offer or exchange offer for, or purchase of, the Notes);

(9) if the Notes Collateral is assets at such time as those assets are transferred to a Receivables Entity pursuant to a Qualified Receivables Transaction, and with respect to any Securitization Obligation that is transferred, in one or more transactions, to a Receivables Entity; and

(10) upon the full and final payment and performance of all obligations of the Fold-In Issuer under this Indenture and the Notes.

In addition, the Liens created by the Notes Collateral Documents will be released in accordance with the Notes Collateral Documents and the Priority Agreement.

Section 11.03 Authorization of Actions to Be Taken by the Security Agent

Subject to the provisions of Section 7.01 and 7.02, the Security Agent may, at the direction and for the benefit of the Trustee or the requisite Holders, take all actions it deems necessary or appropriate in order to:

(1) enforce any of the terms of the Notes Collateral Documents;

(2) release any Lien created by any Notes Collateral Document or Note Guarantees in accordance with the terms of this Indenture or the Priority Agreement; and

(3) collect and receive any and all amounts payable in respect of the obligations of any Issuer or Note Guarantor hereunder.

The Security Agent, at the direction and for the benefit of the Trustee or the requisite Holders, will have power to institute and maintain such suits and proceedings as it may deem expedient to prevent any impairment of the Notes Collateral by any acts that may be unlawful or in violation of the Notes Collateral Documents, the Priority Agreement, any Additional Priority Agreement or this Indenture, and such suits and proceedings as the Security Agent may deem expedient to preserve or protect its interests and the interests of the Holders of Notes in the Collateral (including power to institute and maintain suits or proceedings to restrain the enforcement of or compliance with any legislative or other governmental enactment, rule or order that may be otherwise invalid if the enforcement of, or compliance with, such enactment, rule or order would impair the security interest hereunder or be prejudicial to the interests of the Holders of Notes or of the Trustee).

Notwithstanding any other provision of this Indenture, neither the Trustee nor the Security Agent has any responsibility for the validity, perfection, priority or enforceability of any Lien, Notes Collateral Document or other security interest and shall have no obligation to take any action to procure or maintain such validity, perfection, priority or enforceability.

Section 11.04 Authorization of Receipt of Funds by the Security Agent Under the Notes Collateral Documents

The Security Agent is authorized to receive any funds for the benefit of the Holders of Notes distributed under the Notes Collateral Documents, and to make further distributions of such funds to the Trustee, for further distribution to the Holders of Notes according to the provisions of this Indenture and the Notes Collateral Documents. All such payments to the Security Agent, or upon its order, shall be valid and, to the extent of the same so paid, effective to satisfy and discharge the liability for moneys payable under the Notes, this Indenture and the Notes Collateral Documents.

Section 11.05 Waiver of subrogation

Each Issuer and Grantor under the Notes Collateral Documents agrees that it shall not exercise any right of subrogation in relation to the Holders in respect of any obligations secured pursuant to the Notes Collateral Documents until payment in full of all obligations secured thereby.

Section 11.06 Termination of Security Interest

Upon the payment in full of all obligations of the Fold-In Issuer under this Indenture and the Notes, or upon Legal Defeasance, the Trustee will, at the request of the Fold-In Issuer, deliver a certificate to the Security Agent stating that such obligations have been paid in full, and instruct the Security Agent to release the Liens pursuant to this Indenture and the Notes Collateral Documents.

ARTICLE 12.

SATISFACTION AND DISCHARGE

Section 12.01 Satisfaction and Discharge

(a) This Indenture, the Notes Collateral Documents, and, subject to Section 7.07, the rights, duties and obligations of the Trustee and the Holders under the Priority Agreement or any Additional Priority Agreement will be discharged and will cease to be of further effect as to all Notes issued hereunder, when:

(1) either:

(A) all Notes that have been authenticated, except lost, stolen or destroyed Notes that have been replaced or paid and Notes for whose payment money has been deposited in trust and thereafter repaid to the Fold-In Issuer, have been delivered to a Paying Agent or Registrar for cancellation; or

(B) (i) all Notes that have not been delivered to a Paying Agent or Registrar for cancellation (a) have become due and payable by reason of the mailing or delivery of a notice of redemption or otherwise or (b) will become due and payable within one year and (ii) the Fold-In Issuer has irrevocably deposited or caused to be deposited with the Trustee as trust funds in trust solely for the benefit of the Holders, cash, Cash Equivalents, U.S. Government Obligations or a combination thereof, in each case, denominated in U.S. dollars, in amounts as will be sufficient, without consideration of any reinvestment of interest, to pay and discharge the entire Indebtedness on the Notes not delivered to a Paying Agent or Registrar for cancellation for principal, premium and Additional Amounts (if any) and accrued interest to the date of maturity or redemption;

(2) the Fold-In Issuer has paid or caused to be paid all other amounts (other than those paid or deposited or caused to be deposited in accordance with clause (1) of this Section 12.01(a)) payable by it under this Indenture; and

(3) the Fold-In Issuer has delivered irrevocable instructions to the Trustee under this Indenture to apply the deposited money toward the payment of the Notes at maturity or on the Redemption Date, as the case may be.

(b) In addition, the Fold-In Issuer must deliver to the Trustee an Officer’s Certificate and an Opinion of Counsel, in each case stating that all conditions precedent to satisfaction and discharge have been satisfied.

(c) Notwithstanding the satisfaction and discharge of this Indenture if money has been deposited with the Trustee pursuant to Section 12.01(a)(1)(B), the provisions of Sections 11.02 and 8.06 will survive. In addition, nothing in this Section 12.01 will be deemed to discharge those provisions of Section 7.07, that, by their terms, survive the satisfaction and discharge of this Indenture.

Section 12.02 Application of Trust Money

Subject to the provisions of Section 8.06, all money deposited with the Trustee pursuant to Section 12.01 shall be held in trust and applied by it, in accordance with the provisions of the Notes and this Indenture, to the payment, either directly or through any Paying Agent (including any Issuer acting as its own Paying Agent) as the Trustee may determine, to the Persons entitled thereto, of the principal (and premium, if any) and interest for whose payment such money has been deposited with the Trustee; but such money need not be segregated from other funds except to the extent required by law.

If the Trustee or Paying Agent is unable to apply U.S. dollars or U.S. dollar-denominated non-callable U.S. Government Obligations in accordance with Section 12.01 by reason of any legal proceeding or by reason of any order or judgment of any court or governmental authority enjoining, restraining or otherwise prohibiting such application, the Fold-In Issuer’s obligations under this Indenture and the Notes shall be revived and reinstated as though no deposit had occurred pursuant to Section 12.01; provided that if the Fold-In Issuer has made any payment of principal of, premium, if any, or interest on, any Notes because of the reinstatement of its obligations, the Fold-In Issuer shall be subrogated to the rights of the Holders of such Notes to receive such payment from U.S. dollars or U.S. dollar-denominated non-callable U.S. Government Obligations held by the Trustee or Paying Agent.